Form 10-K, Exhibit 13
period 1995-09-30
MACC PRIVATE EQUITIES INC
filed 1995-12-28
CIK 923808

                                   EXHIBIT 13


                       1995 Annual Report to Stockholders

                                   -------
                                   M A C C
                                   =======
                            PRIVATE EQUITIES INC.

                                 ANNUAL REPORT

                               SEPTEMBER 30, 1995

                               TABLE OF CONTENTS



                                                              Page
                                                              ----
              Letter to our Shareholders. . . . . . . . . . .   1


              Selected Financial Data . . . . . . . . . . . .   4


              Management's Discussion and
                Analysis. . . . . . . . . . . . . . . . . . .   5


              Financial Statements. . . . . . . . . . . . . .  11


              Notes to Consolidated Financial Statements. . .  15


              Schedule of Investments . . . . . . . . . . . .  22


              Notes to Schedule of Investments. . . . . . . .  28


              Report of Independent Accountants . . . . . . .  30


              Shareholder Information . . . . . . . . . . . .  31


              Directors and Officers. . . . . . . . . . . . .  32

          TO OUR SHAREHOLDERS

              The purpose of this letter to shareholders is to provide a summary of items and events that are important to understanding the business, financial condition and results of operations of MACC Private Equities Inc. (the "Corporation") and its wholly owned subsidiary, MorAmerica Capital Corporation ("MorAmerica Capital"), as of September 30, 1995.

          Progress Toward Corporate Goals

              We are pleased to report that from the effective date of the Corporation's registration statement, February 15, 1995, through its fiscal year end, September 30, 1995, the Corporation substantially achieved its primary corporate goals for fiscal year 1995. These goals included realizing growth in shareholder value, providing liquidity to support future investment activities, and achieving stability as it transitioned to operating as a public company.

              Since February 15, 1995, shareholders of the Corporation have achieved significant growth in the value of their investments, both in terms of net asset value per share and market price. As indicated in the following financial statements and illustrated in the chart below, the Corporation's net asset value per share increased from $14.75 on February 15, 1995, to $17.24 on September 30, 1995, for an increase of approximately 16.9% during this seven and one-half month period. The chart also illustrates the growth in the closing market bid price for the common stock from $5 at March 31, 1995, to $7 3/8 at September 30, 1995, an increase of approximately 48% during this six-month period.

              As described in detail in the "Management's Discussion and Analysis" section of this Annual Report, the Corporation and its predecessors relied in the past on MorAmerica Capital's access to the Small Business Investment Company capital program to provide liquidity for investment activities. The Corporation effectively compensated for the possible reduction in federal funding for this program by maintaining a significant portion of its assets in U.S. treasury bills, cash and cash equivalents during fiscal year 1995. These liquid assets were valued at $11,855,627 on September 30, 1995.

          Financial Performance

              Based upon a number of measures, the Corporation and MorAmerica Capital achieved a number of financial results worthy of mention during the past seven and one-half months and fiscal year, respectively. As noted above, the Corporation achieved a net asset value of $17,182,121 as of September 30, 1995, outpacing by approximately 184% the projected net asset value at that date anticipated in the Plan of Reorganization of the Corporation's predecessor entities.

              MorAmerica Capital achieved noteworthy results as well.
          For its fiscal year ended September 30, 1995, MorAmerica Capital achieved its highest number of new investments since 1984. Additionally, MorAmerica Capital earned its fifth best pretax net income level of the past fifteen years. Based on this and other developments, the Board of Directors increased MorAmerica Capital's paid-in-capital from $7,270,000 to $8,500,000. This change increases MorAmerica Capital's maximum single investment size to $1,700,000 and thus permits larger investments as called for by the Corporation's growth plans.

          Operations - Investment and Divestiture Activity

              For the twelve months ended September 30, 1995, the Corporation made total investments of $4,082,089 in eight new portfolio companies and in follow-on investments in three existing portfolio companies. The Corporation's investment-level objectives on a consolidated basis call for new and follow-on investments of approximately $7,000,000 during fiscal year 1996.

              Divestitures and portfolio company liquidity events for both the Corporation's seven and one-half month period and for the Corporation's fiscal 1995 were significant. During the seven and one-half month period, the Corporation received publicly traded common stock of Physicians Sales and Service, Inc. (NYSE: PSSI) in a pooling of interests with Taylor Medical, Inc. Also during the period, the Corporation received publicly traded common stock of the Arcadian Corporation (NYSE:
          ACA). The Arcadian Corporation stock is restricted through January, 1996. In the four and one-half month period ended on February 15, 1995, the Corporation recorded net gains of $4,048,500 from the sale of NorthWord Press, Inc. in December, 1994, and $2,644,958 from the sale of Diversified CPC International, Inc. in the first half of February, 1995. The Corporation continues to review a number of promising investment prospects and will pursue profitable divestiture opportunities whenever possible.

              In conclusion, fiscal year 1995 was an eventful and profitable year for the Corporation and for its shareholders. We appreciate the trust placed in us by shareholders, and we will strive to continue to reward that trust through returns on your investment.





          Paul M. Bass, Jr., Chairman         David R. Schroder, President

                             PER SHARE DATA CHART


QUARTER
 ENDED          MARCH 31, 1995         JUNE 30, 1995     SPETEMBER 30, 1995

NET ASSET VALUE PER SHARE       $14.47          14.66           17.24
MARKET BID PRICE PER SHARE      $ 5.00           6.50           7.375


                            Selected Financial Data
                        MACC Private Equities Inc. (1)

              As discussed in detail in the Notes to Consolidated Financial Statements and in Management's Discussion and Analysis of Financial Condition and Results of Operations, February 15, 1995 was the effective date of a Plan of Reorganization resulting from bankruptcy proceedings of the Corporation's predecessor companies. Because the Corporation adopted fresh-start accounting, the Financial Statements on a fresh-start basis are not comparable to those of the predecessor companies. Accordingly, the Financial Statements and information in the following Selected Financial Data table are presented on a predecessor-successor company basis.


                                Seven and One-   Four and One-
                                 Half Months      Half Months               YEARS ENDED SEPTEMBER 30
                                Ended Sept. 30,  Ended Feb. 15,   -------------------------------------------------
                                    1995             1995         1994            1993            1992(4)       1991(4)
                                ---------------  --------------   ----            ----            -------       -------
      Investment income
       (expense) net              $103,653       (525,592)(2)    (1,613,419)(2)   (2,613,832)(2)   (5,144,766)   (4,282,820)

      Net realized gain
       (loss) on investments     1,102,697      4,514,338          (448,784)       1,051,036          395,704     1,408,154

      Net change in net
       unrealized appreciation/
       depreciation
       on investments             $586,458       (948,191)        2,292,753       (3,391,714)      (2,467,761)      391,304
                                ----------     ----------        ----------      -----------      -----------   -----------
      Net increase in net
       assets or decrease
       (increase) in net
       deficit from
       operations               $1,792,808      3,548,371           230,550       (4,954,510)      (7,216,823)   (2,483,362)
                                ==========     ==========        ==========      ===========      ===========   ===========

      Extraordinary item -
       gain on extinguish-
       ment of debt                      -              -        11,622,270                -                -             -
                                ----------     ----------        ----------      -----------      -----------   -----------

      Net increase in net
       assets or decrease
       (increase) in net
       deficit from opera-
       tions                    $1,792,808      3,548,371        11,852,820       (4,954,510)      (7,216,823)   (2,483,362)
                                ==========     ==========        ==========      ===========      ===========   ===========

      Net increase in net
       assets or decrease
       (increase) in net
       deficit from opera-
       tions per common
       share before extra-
       ordinary item                 $1.80           3.56(3)        119.52         (2,568.43)       (3,741.22)    (1,287.38)
                                ==========     ==========       ==========       ===========      ===========   ===========

                                Seven and One-   Four and One-
                                 Half Months      Half Months               YEARS ENDED SEPTEMBER 30
                                Ended Sept. 30,  Ended Feb. 15,   -------------------------------------------------
                                    1995             1995         1994          1993          1992(4)       1991(4)
                                -------------------------------   ----          ----          -------       -------
          Extraordinary item
           per common share              -              -      6,025.02              -            -              -
                               -----------     ----------    ----------    -----------  -----------   ------------

           Net increase in net
            assets or net
            decrease
            (increase) in
            net deficit from
            operations per
            common share             $1.80           3.56      6,144.54      (2,568.43)   (3,741.22)     (1,287.38)
                               ===========     ==========    ==========    ===========   ==========   ============

          Total assets         $28,006,385     25,775,717    22,781,482     22,995,992   27,307,503     35,293,442
                               ===========     ==========    ==========    ===========   ==========   ============

          Total long term
            debt               $10,228,647     10,224,152    54,772,521     65,764,431   64,785,150     65,396,586
                               ===========     ==========    ==========    ===========   ==========   ============


          (1) Four and one-half months ended February 15, 1995 and fiscal years ended September 30, 1994, through 1991, represent selected financial data of MorAmerica Financial Corporation, the predecessor to the Corporation.

          (2) Including $253,908, $624,527 and $586,095 of reorganization expenses in the four and one-half months ended February 15, 1995, 1994 and 1993, respectively.

          (3) Computed using 996,539 shares outstanding at February 15, 1995.

          (4) Data related to operations for the years ended September 30, 1992 and 1991 have been derived from MorAmerica Financial Corporation's unaudited consolidated statements of operations.


                       Management's Discussion and Analysis of
                    Financial Condition and Results of Operations

                                  Introduction

              The Corporation was formed as a Delaware corporation on March 3, 1994. The Corporation's wholly-owned subsidiary, MorAmerica Capital, is an Iowa corporation incorporated in 1959 and which has been licensed as a small business investment corporation since that year.

              The Corporation is the successor in interest to MorAmerica Financial Corporation ("MorAmerica Financial"). On
          February 19, 1993, MorAmerica Financial and its principal subsidiary, Morris Plan Liquidation Company ("Morris Plan"), filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the

          Northern District of Iowa, Cedar Rapids Division (the "Bankruptcy Court") (Case Nos. 93-10268LC and 93-10269LC, jointly administered). On December 28, 1993, the Bankruptcy Court confirmed the MorAmerica Financial and Morris Plan Amended Debtors' Joint Plan of Reorganization (the "Plan").

              Pursuant to the terms of the Plan, MorAmerica Financial was merged with and into the Corporation on February 15, 1995. The effective date of the Plan was February 15, 1995, the date upon which all issued and outstanding shares of the Corporation's common stock were issued to creditors of the predecessor companies.

              As discussed in detail in the Notes to Consolidated Financial Statements, because the Corporation adopted fresh-start accounting on February 15, 1995, the effective date of the Plan, the Financial Statements on a fresh-start basis are not comparable to those of the predecessor companies. Accordingly, the Financial Statements are presented on a predecessor-successor company basis. However, for purposes of the following discussion, the results of operations for the four and one-half months ended February 15, 1995 and the seven and one-half months ended September 30, 1995, have been combined.


                             Results of Operations

              Total income includes the Corporation's income from interest, dividends and fees. Net Investment income represents total income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation; however, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. The Corporation also earns interest on short term investments of cash funds. For the twelve months ended September 30, 1995, total income was $1,722,477, total operating expenses were $2,060,508, tax benefit equaled $170,000, and net investment expense was $168,031. The Corporation reserved $200,000 for potential losses from a personal injury lawsuit against a subsidiary of the Corporation. This amount constitutes a significant portion of other operating expenses for the seven and one-half months ended September 30, 1995. In spite of this reserve, the net investment expense of $168,031 for the twelve-month period was a substantial improvement over net investment expense in prior years. The Corporation views this as a significant step toward meeting one of the Corporation's long-term goals of achieving net investment income and increased earnings stability. In order to progress further toward this goal, the Corporation intends to repurchase during fiscal year 1996 up to five percent of the outstanding shares of the Corporation's Common

          Stock from holders of fewer than 100 shares each.  The
          Corporation believes that these repurchases may result in lower shareholder communication expenses.

              Net realized gain on investments for the twelve months ended September 30, 1995 totaled $5,462,035. These gains have substantially contributed to the net change in net assets from operations of $5,341,179 for the twelve-month period. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments.


                 Financial Condition, Liquidity and Capital Resources

              To date, the Corporation has relied upon several sources to fund its investment activities, including the Corporation's U.S. treasury bills, cash and cash equivalents, and the Small Business Investment Company ("SBIC") capital program operated by the Small Business Administration (the "SBA"). As of September 30, 1995, the Corporation's U.S. treasury bills, cash equivalents and cash collectively totaled $11,855,627. The Corporation believes that this provides adequate funds for the Corporation's planned $7,000,000 in new and follow on investment activities over the next twelve month period.

              Liquidity for the next several years will not be impacted by principal payments on the Corporation's debentures payable because there are no scheduled principal payments until 2000. Debentures payable are composed of $10,290,000 in principal amount of SBA-guaranteed debentures issued by the Corporation's subsidary MorAmerica Capital which mature as follows:
          $2,450,000 in 2000, $5,690,000 in 2001 and $2,150,000 in 2003.

              In response to recent federal budget reduction proposals, the availability of capital through the SBIC capital program is being debated. Both the SBA and the SBIC trade association have put forth plans to support continued SBIC capital availability. If at some point in the future the Corporation's U.S. treasury bills, cash and cash equivalents were insufficient to fund its investment activities and funding from the SBIC capital program were not available at that time, any deficiencies may have to be sought from public or private funding sources. As discussed in detail in the Corporation's Proxy Statement relating to its Annual Meeting of Shareholders to be held February 27, 1996, the Corporation has requested its shareholders to approve the policy and practice of the Corporation of issuing shares of common stock for a price less than net asset value per share in order to have the flexibility to compensate for this contingency. There can be no assurance that shareholders will approve this proposal.

                               Portfolio Activity

              During twelve months ended on September 30, 1995, the Corporation invested $4,082,089 in eleven portfolio companies. Of this amount, $3,723,144 was invested in eight new portfolio companies and $358,945 was invested in follow-on investments in three existing portfolio companies.


                               Portfolio Changes

              Set forth in the table below are the significant increases and decreases in fair value of portfolio company securities held by the Corporation at September 30, 1995.


                                                         FAIR VALUE
                                           -----------------------------------------
                                           Twelve Months               Twelve Months
          Portfolio Company                Ended 9/30/95               Ended 9/30/94
          -----------------                -------------               -------------
          Arcadian Corporation                $2,779,943                  $1,599,228
          Environmental Solvents Corp.           341,453                     227,636
          The Forgotten Woman                    300,000                     500,000
          Physicians Sales & Service/          1,174,123                     925,479
            Taylor Medical Inc.
          Portrait Display Labs, Inc.            445,001                     750,001
          Smith Pipe & Steel Co.                 444,694                     318,475
          West End All Natural                         0                     300,000
            Soda Brew, L.P.



                        Determination of Net Asset Value

              The net asset value per share of the Corporation's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares outstanding at the date as of which the determination is made.

              In calculating the value of the total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. The Company's use of SBA valuation procedures did not result in a material variance as of September 30, 1995, from valuations using the Securities and Exchange Commission's guidelines.

              All other investments are valued at fair value as determined in good faith by the Board of Directors. The Board of Directors has determined that all other investment will be valued initially at cost, but such valuation will be subject to semi-annual adjustments if the Board of Directors determines in good faith that cost no longer represents fair value.


                                     Risks

              Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of the Corporation's investment portfolio. Accordingly, the Corporation states that:

              The portfolio securities of the Corporation consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which the Corporation invests, and the Corporation must rely on the diligence of the Investment Advisor to obtain the information necessary for the Corporation's investment decisions. In order to maintain their status as business development companies, the Corporation and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) though 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchased in private placement transactions from small privately held companies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, the Corporation's investments. Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

              The Corporation's investments primarily consist of securities acquired directly from the issuers in private transactions, which are usually subject to restrictions on resale and are generally illiquid. No established trading market generally exists with regard to such securities, and most of such securities are not available for sale to the public without registration under the Securities Act of 1933, as amended, which involves significant delay and expense.

              The investments of the Corporation are generally long-term in nature. Many existing investments do not bear a current yield and a return on such investments will be earned only after the investment matures or is sold. Most investments to be made in the future are expected to be structured so as to return current yields throughout most of the terms of such investments, but will only produce capital gains, if any, after approximately five to eight years due to accompanying equity features. There can be no assurance, however, that any of the Corporation's investments will produce current yields or capital gains.


                   [Balance of this page intentionally left blank]

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                          Consolidated Balance Sheet

                              September 30, 1995


                                    Assets
Loans and investments in portfolio securities
   at market or fair value, cost of $11,728,872(note 3)                          $   12,315,330
U.S. treasury bills, at cost which approximates market                               10,047,197
Cash and cash equivalents                                                             1,808,430
Receivables:
   Dividends and interest                                                               264,526
   Investment securities sold                                                         1,858,436
Other assets, net                                                                       700,466
Deferred income taxes(note 5)                                                         1,012,000
                                                                                   ------------
           Total assets                                                          $   28,006,385
                                                                                   ============

                     Liabilities and Stockholder's Equity

Liabilities:
   Debentures payable net of discount(note 4)                                    $   10,228,647
   Accrued interest                                                                     259,662
   Accounts payable and other liabilities(note 6)                                       335,955
                                                                                   ------------
           Total liabilities                                                         10,824,264
                                                                                   ------------

Stockholders' equity(note 2):
   Common stock, $0.1 par value per share.
      Authorized 2,000,000 shares; issued 996,539 shares.                                 9,965
   Additional paid-in capital(note 5)                                                15,379,348
   Net investment income                                                                103,653
   Net realized gain on investments                                                   1,102,697
   Unrealized appreciation on investments                                               586,458
                                                                                   ------------
           Total stockholders' equity                                                17,182,121
                                                                                   ------------

Commitments and contingency(note 6).

           Total liabilities and stockholders' equity                            $   28,006,385
                                                                                   ============
Net assets per share                                                             $     17.24
                                                                                   ============



See accompanying notes to consolidated financial statements.

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                    Consolidated Statements of Operations


                                                       MACC Private       MorAmerica
                                                       Equities Inc.     Financial Corp.
                                                     (Successor Co.) -  (Predecessor Co.) -
                                                         See note 1        See note 1
                                                    Seven and one-half Four and one-half
                                                       months ended      months ended
                                                       September 30,     February 15,
                                                          1995              1995
                                                          ----              ----
Investment income:
   Interest                                            $  728,919          253,737
   Dividends                                              432,209          195,205
   Earnings of liquidating trust                           79,907              -
   Other                                                   25,197            7,303
                                                       ----------        ---------
         Total income                                   1,266,232          456,245
                                                       ----------        ---------
Operating expenses:
   Interest                                               552,046          328,532
   Management fees (note 6)                               380,982          217,844
   Professional and stock transfer fees                   167,871          106,742
   Other operating expenses (note 6)                      295,133           74,811
   Change in provision for doubtful accounts              (63,453)             -
                                                       ----------        ---------
         Total operating expenses                       1,332,579          727,929
                                                       ----------        ---------
         Investment expense, net
            before income tax benefit                     (66,347)        (271,684)

Income tax benefit (note 5)                               170,000              -
                                                       ----------        ---------
         Investment income (expense), net                 103,653         (271,684)
                                                       ----------        ---------
Realized and unrealized gain on investments (note 3):
   Net realized gain on investments                       947,697        4,514,338
   Net change in unrealized
      appreciation on investments                         586,458         (948,191)
                                                       ----------        ---------
         Net gain on investments
            before income tax benefit                   1,534,155        3,566,147

Income tax benefit (note 5)                               155,000              -
                                                       ----------        ---------
           Net gain on investments                      1,689,155        3,566,147
                                                       ----------        ---------
           Net change in net assets from
               operations before reorganization items   1,792,808        3,294,463

Reorganization items:
   Professional fees                                          -             97,946
   Adjustment to allowance on notes receivable                -           (286,006)
   Fresh-start adjustment to debentures payable               -            (65,848)
                                                       ----------        ---------
                                                              -           (253,908)
                                                       ----------        ---------
         Net change in net assets from operations      $1,792,808        3,548,371
                                                       ==========        =========

See accompanying notes to consolidated financial statements.

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

          Consolidated Statements of Changes in Net Assets (Deficit)



                                                        MACC Private              MorAmerica
                                                        Equities Inc.           Financial Corp.           MorAmerica
                                                      (Successor Co.) -       (Predecessor Co.) -       Financial Corp.
                                                         See note 1               See note 1           (Predecessor Co.) -
                                                      Seven and one-half       Four and one-half          See note 1
                                                        months ended             months ended             Year ended
                                                        September 30,            February 15,            September 30,
                                                            1995                     1995                    1994
                                                            ----                     ----                    ----
Operations:
     Net investment income (expense)                  $     103,653                 (271,684)               (988,892)
     Net realized gain (loss) on investments              1,102,697                4,514,338                (448,784)
     Net change in unrealized appreciation/
       depreciation on investments                          586,458                 (948,191)              2,292,753
                                                      -------------             -------------           -------------
        Net increase in
          net assets from operations                      1,792,808                3,294,463                 855,077

Reorganization items - professional fees and other            --                     253,908                (624,527)
Extraordinary item - gain on
   extinguishment of debt (note 2)                            --                       --                 11,622,270
Recognized income tax benefit of preconfirmation
   net operating losses (note 5)                            687,000                    --                      --
Cancellation of debt to prepetition debt holders
   through issuance of common stock (note 2)                  --                  46,615,347                   --
                                                      -------------            -------------           -------------
        Net increase in net assets                        2,479,808               50,163,718              11,852,820

Net assets (deficit):
   Beginning of period                                   14,702,313              (35,461,405)            (47,314,225)
                                                      -------------            -------------           -------------
   End of period                                      $  17,182,121               14,702,313             (35,461,405)
                                                      =============            =============           =============

See accompanying notes to consolidated financial statements.

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows


                                                                          MACC Private                 MorAmerica
                                                                          Equities Inc.              Financial Corp.
                                                                        (Successor Co.)--          (Predecessor Co.)--
                                                                           See note 1                  See note 1
                                                                       Seven and one-half          Four and one-half
                                                                          months ended                months ended
                                                                          September 30,               February 15,
                                                                              1995                        1995
                                                                              ----                        ----
Cash flows from operating activities:
   Increase in net assets from operations                              $    1,792,808                  3,294,463
                                                                        -------------                --------------
   Adjustments to reconcile increase
      in net assets from operations to
      net cash used in operating activities:
          Reorganization item - professional fees                                 -                      (97,946)
          Change in provision for doubtful accounts                           (63,453)                       -
          Net realized and unrealized
              gain on investments                                          (1,534,155)                (3,566,147)
          Deferred income taxes                                              (325,000)                       -
          Other                                                                 5,230                      5,321
          Change in assets and liabilities:
             (Increase) decrease in receivables                            (1,933,172)                     7,290
             Decrease (increase) in other assets                              187,974                   (349,373)
             (Decrease) increase in accrued interest,
                accounts payable, and other liabilities                      (193,400)                   405,387
                                                                        -------------                --------------
             Total adjustments                                             (3,855,976)                (3,595,468)
                                                                        -------------                --------------
             Net cash used in operating activities                         (2,063,168)                  (301,005)
                                                                        -------------                --------------

Cash flows from investing activities:
   Proceeds from disposition of and payments on
      loans and investments in portfolio securities                         1,938,041                  9,904,937
   Purchases of loans and investments
      in portfolio securities                                              (2,897,529)                  (714,145)
   Proceeds from disposition of other investments                           4,211,496                 14,137,594
   Purchases of other investments                                          (7,469,125)               (12,559,479)
                                                                        -------------                --------------
              Net cash (used in) provided
                  by investing activities                                  (4,217,117)                10,768,907
                                                                        -------------                --------------
Cash flows from financing activities -
   principal payments on long-term debt                                           -                     (607,669)
                                                                        -------------                --------------
               Net (decrease) increase in cash
                   and cash equivalents                                    (6,280,285)                 9,860,233

Cash and cash equivalents at beginning of period                           12,536,088                  2,675,855
                                                                        -------------                --------------
Cash and cash equivalents at end of period                             $    6,255,803                 12,536,088
                                                                        =============                ==============

Supplemental disclosure of cash flow information -
   cash paid during the period for interest                            $      507,306                    373,271
                                                                        =============                ==============
Supplemental disclosures of noncash
   investing and financing information:
        Proceeds from sale of investment held in escrow                $       42,296                     46,644
                                                                        =============                ==============
        Cancellation of debt to prepetition debt
                 holders through issuance of common stock              $          -                   46,615,347
                                                                        =============                ==============

See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1995


(1)     Summary of Significant Accounting Policies and Related Matters

        Basis of Presentation

        The consolidated financial statements include the accounts of MACC
           Private Equities Inc. (Equities) and its wholly owned subsidiaries,
           MorAmerica   Capital Corporation (MACC) and MorAmerica Realty
           Services, Inc. (MRS) (the Company, Successor Company) on February 15, 1995 and thereafter and MorAmerica Financial Corporation and subsidiaries (the Predecessor Company) prior to February 15, 1995. Equities and MACC are qualified as business development companies under the Investment Company Act of 1940. All material intercompany accounts and transactions have been eliminated. The financial statements have been prepared in accordance with generally accepted accounting principles for investment companies. Since February
           15, 1995, as discussed below, the financial statements are presented in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7).

        On February 15, 1995, the Company consummated a plan of reorganization
           (the Plan) as confirmed by the United States Bankruptcy Court for the Northern District of Iowa on December 28, 1993. Under terms of the Plan, the Predecessor Company, exclusive of MACC and MRS, merged into Equities. As of February 15, 1995, the Company adopted fresh-start reporting in accordance with SOP 90-7 resulting in the Company's assets and liabilities being adjusted to fair values. Since the financial statements on a fresh-start basis are not comparable with those of the Predecessor Company, the Company has presented the financial statements on a predecessor-successor company basis.

        Cash Equivalents

        For purposes of reporting cash flows, the Company considers certificates of deposit and U.S. treasury bills with maturities of three months or less from purchase, overnight repurchase agreements, and money market deposit accounts to be cash equivalents. At September 30, 1995, such amounts totaled $6,083,215.

        Loans and Investments in Portfolio Securities

        Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final days of the valuation period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors. Realization of the carrying value of investments is subject to future developments (see note 3). Investment transactions are recorded on the trade date. Identified cost is used to determine realized gains and losses. Under the provisions of SOP 90-7, the fair value of loans and investments in portfolio securities on February 15, 1995, the fresh-start date, is considered the cost basis for financial statement purposes.

        Allowance for Possible Loan and Note Losses

        Loan and note losses are accounted for under the allowance method, whereby losses and recoveries are charged or credited directly to the allowance. The amount of the allowance is determined on the basis of several factors, including past loss experience, evaluation of potential losses in the loan and note portfolio, prevailing and anticipated economic conditions, and reviews and examination of the loan and note portfolio by management. Loans and notes, net are included in other assets and amounted to $190,255 at September 30, 1995.

                                                                  (Continued)

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

(1)     Summary of Significant Accounting Policies and Related Matters,
        Continued

        Income Taxes

        Equities and its subsidiaries are members of a consolidated group for income tax purposes.

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(2)     Plan of Reorganization

        As stated in note 1, on February 15, 1995, the Company consummated the Plan as confirmed by the United States Bankruptcy Court for the Northern District of Iowa on December 28, 1993.

        Under the Plan, Class H creditors under a prior plan of reorganization
           (Old Plan) (excluding debt to a subsidiary of MorAmerica Financial Corporation) were divided into Class H-1 (claims exceeding $7,621) and Class H-2 (claims less than $7,621). Class H-2 creditors received cash equal to approximately 5.9 percent of the outstanding principal amount of such claims. Class H-1 creditors received pro rata 31.1 percent of common stock of Equities in exchange for their claims. Class K creditors under the Old Plan were divided into Class K-1 and K-2 based upon claims less than or exceeding $1,297. Class K-2 creditors received cash equal to approximately 12.7 percent of the outstanding principal amount of such claims. Class K-1 creditors received 68.9 percent of common stock of Equities in exchange for their claims. The Class N interests under the Old Plan (MorAmerica Financial Corporation stockholders) were canceled.

        The following condensed consolidated balance sheet reflects the impact that the consummation of the Plan had on the Company's financial position as of February 15, 1995, under the provisions of SOP
           90-7, as discussed in note 1:


                                                                 (Continued)

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

     (2)     Plan of Reorganization, Continued

                                          Historical                                                                  Adjusted
                                           balance                                                                     balance
                                            sheet         Cancellation  Cancellation    Issuance        Fresh-          sheet
                                         February 15,          of            of          of new         start        February 15,
                                            1995             debt(a)      stock(b)      stock(c)    adjustments(d)       1995
                                            ----             -------      --------      --------    --------------       ----
             Assets
             ------

Loans and investments
  in portfolio securities             $  9,722,120              --           --            --             --          9,722,120
U.S. treasury bills                     13,009,482              --           --            --             --         13,009,482
Cash and cash equivalents                1,868,801              --           --            --             --          1,868,801
Receivables and other assets             1,175,314              --           --            --             --          1,175,314
                                      ------------        ------------  ------------   ------------  ------------    ------------
  Total assets                         $25,775,717              --           --            --             --         25,775,717
                                      ============        ============  ============   ============  ============    ===========


      Liabilities and
    Stockholders' Equity
    --------------------

Liabilities not subject
  to compromise:
    Debentures payable                $10,290,000               --           --            --            (65,848)    10,224,152
    Other liabilities                     849,252               --           --            --             --            849,252
                                      ------------        ------------  ------------   ------------  ------------    ------------
                                       11,139,252               --           --            --            (65,848)    11,073,404
                                      ------------        ------------  ------------   ------------  ------------    ------------
Liabilities subject to compromise:
  Notes payable                        43,592,430         (43,592,430)       --            --             --              --
  Accrued interest and
    other liability                     3,022,917          (3,022,917)       --            --             --              --
                                      ------------        ------------  ------------   ------------  ------------    ------------
                                       46,615,347         (46,615,347)       --            --             --              --
                                      ------------        ------------  ------------   ------------  ------------    ------------
  Total liabilities                    57,754,599         (46,615,347)       --            --            (65,848)    11,073,404
                                      ------------        ------------  ------------   ------------  ------------    ------------
Stockholders' (deficit) equity:
  Capital stock                             4,628               --          (4,628)          9,965        --              9,965
  Preferred stock                       5,890,930               --      (5,890,930)        --             --              --
  Additional paid-in capital            2,708,688               --      (2,708,688)     14,626,500        65,848     14,692,348
  Treasury stock                       (7,088,747)              --       7,088,747         --             --              --
  Accumulated deficit                 (30,344,278)         46,615,347    1,515,499     (14,636,465)   (3,150,103)         --
  Net unrealized depreciation
    of loans and investments
    in portfolio securities             3,150,103               --           --            --          3,150,103          --
                                      ------------        ------------  ------------   ------------  ------------    ------------
  Stockholders' (deficit) equity      (31,978,882)         46,615,347        --            --             65,848     14,702,313
                                      ------------        ------------  ------------   ------------  ------------    ------------
  Total liabilities and
    stockholders' equity              $25,775,717               --           --            --             --         25,775,717
                                      ============        ============  ============   ============  ============    ===========



                                                                                                                     (Continued)

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

(2)     Plan of Reorganization, Continued

        The balance sheet reflects adjustments to record:

        (a)     Cancellation of Debt

                To reflect the cancellation of debt through elimination of $43,592,430 of notes payable and $3,022,917 of accrued interest related to the notes payable and obligation due to the Central States Southeast and Southwest Area Health and Welfare Pension Fund.

        (b)     Cancellation of Stock

                To reflect the cancellation of old ownership rights totaling $1,515,499.

        (c)     Issuance of New Stock

                To reflect the issuance of 996,539 shares of new common stock to prepetition debt holders.

        (d)     Fresh Start Adjustments

                Reflects fresh start adjustments including the reclassification of accumulated deficit and net unrealized depreciation on loans and investments in portfolio securities into additional paid-in-capital under fresh start reporting.

(3)     Loans and Investments in Portfolio Securities

        Loans and investments in portfolio securities include debt and equity securities in small business concerns located primarily in the Midwest, Texas, and Florida. The Company determined that the fair value of its portfolio securities was $12,315,330 at September
           30, 1995. Among the factors considered by the Company in determining the fair value of investments are the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments.

        The Company acquired its portfolio securities by direct purchase from the issuers under investment representation, and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities at September 30, 1995, except for Physician Sales and Services, Inc. (29,603 common shares carried at $1,174,123 with a cost of $270,789) and Apertus Technologies, Inc. (28,922 common shares carried at $242,222 with a cost of $250,537) are considered to be restricted in their disposition and are illiquid.


                                                                   (Continued)

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

(4)     Debentures Payable

        Debentures of MACC guaranteed by the Small Business Administration
           (SBA) of $10,290,000 at September 30, 1995 are unsecured. Maturities of the debentures are as follows:



                                                                                        Interest
                        Year ending September 30,               Debentures                rate
                        ------------------------                ----------              --------
                                2000                           $ 2,450,000               9.30%
                                2001                             5,690,000               9.08
                                2003                             2,150,000               6.12
                                                               -----------               ====
                                                               $10,290,000
                                                               ===========



        The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 1995, none of MACC's undistributed net realized earnings (computed under SBA guidelines) of $4,333,201 were available for distribution to Equities.

(5)     Income Taxes

        Components of income tax benefit (all of which is deferred) for the seven and one-half months ended September 30, 1995 consist of $250,000 for federal benefit and $75,000 of state benefit. No income tax expense or benefit is recorded for the four and one-half month period ended February 15, 1995.

        Income taxes for the seven and one-half months ended September 30, 1995 and the four and one-half months ended February 15, 1995 differed from the amounts computed by applying the United States federal income tax rate of 34 percent to pre-tax income due to the following:


                                                                        Seven and one-half        Four and one-half
                                                                          months ended               months ended
                                                                        September 30, 1995        February 15, 1995
Computed "expected" tax expense                                           $  499,000                 1,206,000
Increase (reduction) in income taxes resulting from:
   State income taxes, net of federal tax effect                             (50,000)                    -
   Nontaxable dividend income and other earnings                            (174,000)                  (66,000)
   Nondeductible reorganization costs                                            -                      33,000
   Change in the beginning of the period balance of
      the valuation allowance for deferred tax assets                       (600,000)               (1,180,000)
   Other                                                                         -                       7,000
                                                                          ----------                ----------
               Income tax benefit                                         $ (325,000)                    -
                                                                          ==========                ==========

                                                                  (Continued)

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

(5)     Income Taxes, Continued

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 1995 are as follows:

        Net operating loss carryforwards                        $ 6,200,000
        Built-in capital loss carryforward at
          fresh-start date                                          491,000
        Other                                                       211,000
                                                                -----------
             Total gross deferred tax assets                      6,902,000

        Less valuation allowance                                  5,890,000
                                                                -----------
             Net deferred tax assets                            $ 1,012,000
                                                                ===========

        The $1,012,000 of deferred tax assets include $687,000 related to net operating losses at the fresh-start date. This benefit, under SOP 90-7, has been credited to additional paid-in capital of $14,692,348, resulting in a balance of $15,379,348 at September 30, 1995.

        The valuation allowance for deferred tax assets as of September 30, 1994 was $13,600,000. The net change in the total valuation allowance for the year ended September 30, 1995 was a decrease of $7,710,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income of approximately $17 million prior to the expiration of the net operating loss carryforwards in 2009. Taxable loss for the periods October 1, 1994 through February 15, 1995 and February 16, 1995 through September 30, 1995 was approximately $419,000. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1995.

        Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of September 30, 1995 will primarily be allocated to additional paid-in capital under the provisions of SOP 90-7.

        At September 30, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $15,500,000 which are available to offset future federal taxable income, if any, through 2009. Approximately $2,446,000 of the carryforwards are available for the year ending September 30, 1996, with approximately $1,004,000 available annually thereafter. Approximately $13,142,000 of net operating loss carryforwards at fresh-start date were lost due to ownership change rules in the Internal Revenue Code.


                                                                (Continued)

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

 (6)    Commitments and Contingency

        Management Agreements

        Effective October 1, 1994, Equities entered into an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Four of Equities' officers are officers and stockholders of IAIA. The Agreement has a two-year term, renewable annually thereafter by the board of directors of Equities. The management fee is equal to 2.5 percent of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4 percent of the net capital gains (as defined in the Agreement), before taxes, on the disposition of investments. The Agreement may be terminated by either party upon sixty days written notice. Total expenses under the Agreement amounted to $69,107 for the seven and one-half months ended September 30, 1995 and $26,719 for the four and one-half months ended February 15, 1995. There were no incentive fees accrued or paid under the Agreement.

        Effective October 1, 1994, MACC entered into a separate investment advisory agreement with IAIA. This agreement has a two-year term, renewable annually thereafter by the board of directors of MACC.
           The fee is equal to 2.5 percent of the capital under management on an annual basis, but in no event more than 2.5 percent of the assets under management on an annual basis; plus $6,000 per month through January 31, 1995 (which then decreased to $5,000 per month from February 1, 1995 to September 30, 1998). In addition, MACC contracted to pay IAIA 13.4 percent of the net realized capital gains (as defined in the agreement), before taxes, on investments in the form of an incentive fee. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Total expenses (exclusive of incentive fees) under this agreement amounted to $311,875 for the seven and one-half months ended September 30, 1995 and $191,125 for the four and one-half month period ended February 15, 1995. Total incentive fees were $-0- for the seven and one-half month period ended September 30, 1995 and $1,032,800 for the four and one-half month period ended February 15, 1995. At September 30, 1995, incentive fees payable amounted to $59,195.

        Contingency

        MRS, a wholly owned subsidiary of Equities is a defendant in a personal injury lawsuit. MRS has recorded a $200,000 provision for estimated loss on the lawsuit at September 30, 1995. Management believes that any loss on ultimate disposition of the matter will not be materially greater than the provision and is the legal responsibility of MRS. The amount provided is included in accounts payable and other liabilities on the balance sheet and in other operating expenses in the consolidated statement of operations for the seven and one-half months ended September 30, 1995.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES
                      Consolidated Schedule of Investments
                              September 30, 1995



                                                                                                                          Stated
                Company                        Equity             Security                           Value                 cost
                -------                        ------             --------                           -----                ------
Manufacturing:
  Central Fiber Corporation                               *Warrants to purchase 18.4 common
    Wellsville, Kansas                                      shares at $1.00, expires
    Recycles and manufactures                               October 29, 2002                         $     -                  -
      cellulose fiber products                            *Warrants to purchase 10.4 common
                                                            shares at $1.00, expires
                                                            October 29, 2002                               -                  -
                                               15.60%     *12% Debt security, due November 1, 1999      400,000          400,000
                                                                                                        -------          -------
                                                                                                        400,000          400,000
                                                                                                        -------          -------
  Cirque Corporation                            2.77%     *100,000 Shares Series A Pfd. at $3.35        335,000          335,000
     Salt Lake City, Utah
     Develops, manufactures, and markets
      computer pointing devices

  Hemco Corporation                               -       12% Debt security, due November 20, 1996       93,943           93,943
     Holland, Michigan
     Manufacturer of precision metal gauges

  Houghton Acquisition Corporation                        *Warrants to purchase 897.7014
    Alton, Illinois                                         common shares at $1.00                           26               26
    Manufacturer of rotors for use in                     4,000 Shares Class A Pfd.                     400,000          400,000
      subfractional horsepower motors                                                                   -------          -------
                                               10.32%                                                   400,026          400,026
                                                                                                        -------          -------

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES


                                                                                                                          Stated
                Company                        Equity             Security                              Value              cost
                -------                        ------             --------                              -----             ------
Manufacturing, continued:
  J-Tec Associates, Inc.                                  *Warrants to purchase 3,200 common shares
    Cedar Rapids, Iowa                                      at $0.1375, expires December 1, 1995     $     -                  -
    Designer and manufacturer of gaseous                  *87,413 Shares Series C Pfd. at $2.86           9,248            9,248
      flow measurement and metering devices               *51,129 Shares of Series E Pfd. at $27.83      52,635           52,635
                                                          *5,244 Shares Series C Pfd. at $2.86              555              555
                                                          *31,250 Shares Series D Pfd. at $1.60           1,849            1,849
                                                          *58 Common shares at $6.044                        13               13
                                                                                                        -------          -------
                                                6.43%                                                    64,300           64,300
                                                                                                        -------          -------
  Linton Truss Corp.                                      14% Debt security, due March 1, 2001          442,500          442,500
    Delray Beach, Florida                                 *Warrant to purchase 14.68% of
    Markets and manufactures                                common shares, expires
      residential roof and floor truss systems              February 24, 2005                                15               15
                                                                                                        -------          -------
                                               14.68%                                                   442,515          442,515
                                                                                                        -------          -------
  Mesa Industries, Inc.                                   13% Debt security, due November 19, 1998       62,500           62,500
    Elkhorn, Wisconsin                                    13% Debt security, due November 19, 1998       37,500           37,500
    Manufacturer of folding tables
                                                                                                        -------          -------
                                                 -                                                      100,000          100,000
                                                                                                        -------          -------
  Microdynamics, Inc.                            -        *Three-year royalty participation              58,603          126,803
    Dallas, Texas                                           and escrow receivable                       -------          -------
    Manufacturer of microprocessor-based
      footwear and apparel equipment

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES
                Consolidated Schedule of Investments, Continued


                                                                                               Percent of                   Stated
                Company                    Equity             Security                         net assets       Value        cost
                -------                    ------             --------                         ----------       -----       ------
Manufacturing, continued:
  Monitronics                              1.33%      *73,214 Common shares                                  $   54,910     54,703
    Dallas, Texas                                                                                               -------     ------
    Manufacturer and installer of home
      security systems and
      monitoring services

  Portrait Display Labs, Inc.                         *535,715 Shares Series B Pfd.                             400,001    750,001
    Freemont, California                              9% Debt security, due November 21, 1995                    45,000     45,000
    Distributes monitors for                          *Warrants to purchase 16,071 common
      portable computers                                shares at $.14, expires August 23, 1998                      -          -
                                                                                                                -------     ------
                                           7.90%                                                                445,001    795,001
                                                                                                                -------     ------
  Quaker City Castings, Inc.                          13.5% Debt security, due December 10, 1998                 56,000     56,000
    Salem, Ohio                                       *Warrants to purchase 16.6% of
    Foundry producing gray and ductile                  common shares at $2.00                                     -           -
      iron and steel castings                         400 Shares Cum. Redeemable Pfd. at $1,000                 627,197    627,197
                                                      100 Shares Series B Pfd. at $1,000                        156,799    156,799
                                                                                                                -------     ------
                                          16.66%                                                                839,996    839,996
                                                                                                                -------     ------
  West End All Natural Soda Brew, L.P.                *120,000 Shares Class B Pfd. at $.01                         -       600,000
    St. Louis, Missouri                               *72,868 Common shares at $.01                                -           -
    Producer of soda brew
                                                                                                                -------     ------
                                           5.70%                                                                   -       600,000
                                                                                                                -------     ------
    Total manufacturing                                                                          18.82 %      3,234,294  4,252,287
                                                                                                 -------      ---------   --------
Chemicals:
  Arcadian Corp.                       Less than      154,764 Common shares at $3.33                          2,779,943  2,063,520
    Memphis, Tennessee                     1.00%                                                              ---------  ---------
    Manufacturer of ammonia
      and nitrogen solutions

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES


                                                                                               Percent of                   Stated
                Company                    Equity             Security                         net assets       Value        cost
                -------                    ------             --------                         ----------       -----       ------
Chemicals, continued:
  Coastwide Energy Services, Inc.                     *Warrants to purchase 742 common shares
    Dallas, Texas                                       at $1.54, expires December 22, 1996                  $    2,969         -
    Supplier of diesel fuel,                          *Warrants to purchase 742 common shares
      lubricants, chemicals,                            at $6.83, expires December 22, 1996                            -          -
      and logistical support to
      oil and gas exploration
      production companies             Less than
                                                                                                             ----------  ----------
                                           1.00%                                                                  2,969         -
                                                                                                             ----------  ----------

  Environmental Solvents
  Corporation                                         *5% Debt security, due October 30, 1998                    46,663      31,109
    Jacksonville, Florida                             *7% Debt security, due June 30, 1999                       25,810      17,207
    Developer and manufacturer of                     *416,667 Shares of Series A-1 Conv. Pfd.
      nontoxic, environmentally safe                    and 276,143 Shares of Series B-1 Pfd.                   265,980     177,320
      solvents for industrial                         *16,667 Common shares at $.30                               3,000       2,000
      cleaning applications
                                                                                                             ----------  ----------
                                          12.20%                                                                341,453     227,636
                                                                                                             ----------  ----------
 Pharmco Products, Inc.                               12% Debt security, due April 1, 2000                      333,250     333,250
   Brookfield, Connecticut                            16,675 Shares Class A Res. Pfd.                           166,750     166,750
   Distributor and processor of                       *25 Common shares                                              -           -
     ethyl alcohol products
                                                                                                             ----------  ----------
                                           8.75%                                                                500,000     500,000
                                                                                                             ----------  ----------
   Total chemicals                                                                               21.09 %      3,624,365   2,791,156
                                                                                                 -----       ----------  ----------



                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES


                                                                                                                          Stated
                Company                        Equity             Security                           Value                 cost
                -------                        ------             --------                           -----                ------
Service/Merchandising:
  Apertus Technologies, Inc.                Less than
    Eden Prairie, Minnesota                     1.00%     *28,922 Common shares at $8.66             $  242,222          250,536
    Acquires, develops, markets,                                                                     ----------          -------
      and licenses IBM and IBM
      compatible mainframe software

  The Forgotten Woman, Inc.                     6.07%     40,000 Shares of Conv. Pfd. at $12.50         300,000          500,000
    Long Island City, New York                                                                       ----------          -------
    Retail woman's clothing store
      specializing in large sizes

  Organized Living, Inc.                        6.00%     400,000 Shares Series A Pfd.                  400,000          400,000
    Lenexa, Kansas                                                                                   ----------          -------
    Retail specialty store for storage
      and organizational products

  Physician Sales and Services, Inc.        Less than     *29,603 Common shares                       1,174,122          270,786
    Beaumont, Texas                             1.00%                                                ----------          -------
    Distributor of medical supplies to
      physician and alternate care markets

  Potpourri Collection, Inc.                              Variable debt security, due May 31, 2001      400,000          400,000
    Medfield, Massachusetts                               *Warrants to purchase 40 common
    Gift and stitchery mail                                 shares at $.01, expires December 23, 2001       -                -
      order catalog retailer                                                                         ----------          -------
                                                3.46%                                                   400,000          400,000
                                                                                                     ----------          -------

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES


                                                                                               Percent of                   Stated
                Company                    Equity             Security                         net assets       Value        cost
                -------                    ------             --------                         ----------       -----       ------
Service/Merchandising, continued:
  Progressive Solutions, Inc.                         12% Debt security, due December 31, 1999               $  150,000     150,000
    Salt Lake City, Utah                              12% Debt security, due March 31, 2000                     350,000     350,000
    Develops court automated software                 *Warrant to purchase 33,852 common shares
      and public records                                at $1.00, expires January 25, 2000                          100         100
      management software                             *Warrant to purchase 14,505 common
                                                        shares at $1.00, expires
                                                        December 13, 2004                                           100         100
                                                                                                               --------    --------
                                          28.80%                                                                500,200     500,200
                                                                                                               --------    --------
  Smith Pipe and Steel Company                        *47,308 Shares Series A Pfd. at $1.00                      47,308      47,308
    Phoenix, Arizona                                  *18,923 Common shares at $1.00                            397,386     271,167
    Distributor of pipe, steel,
      and building products
                                                                                                               --------    --------
                                           9.00%                                                                444,694     318,475
                                                                                                               --------    --------

  Tuttle Design Building, Inc.                        12% Debt security, due April 1, 2000                      675,000     675,000
    Lakeworth, Florida                                *Warrant to purchase 13.5% of common
    Distributor of ornamental plants                    shares, expires March 28, 2005                               14          14
      to retailers and provider of
      irrigation and landscaping services                                                                      --------    --------
                                          13.50%                                                                675,014     675,014
                                                                                                               --------    --------
    Total service/merchandising                                                                  24.07 %      4,136,252   3,315,011
                                                                                                 -------       --------    --------
Other:
  Biomune, Inc.                              -        *Intercreditor agreement
    Lenexa, Kansas                                      sharing in operating cash
    Manufactures and markets                            flow over 12-year period                                      1      50,000
      veterinary vaccine products                                                                              --------    --------


                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES


                                                                                               Percent of                   Stated
                Company                    Equity             Security                         net assets       Value        cost
                -------                    ------             --------                         ----------       -----       ------
Other, continued:
  Miles Media Group, Inc.                             *Warrants to purchase common shares at
    Sarasota, Florida                                   variable prices, expires February 2, 2001            $       -           -
    Tourist magazine publisher                        *Warrants to purchase 1,799 common
                                                        shares at $52.64, expires June 1, 2002                       -           -
                                                      12% Loan, due June 1, 1997                                200,000     200,000
                                                      *4,500 Shares Red. Pfd. at $100.00                        450,000     450,000
                                                      *1,550 Shares Class A Conv. Pfd. at $32.26                 50,003      50,003
                                                      *5,000 Shares Class C Conv. Pfd. at $10.00                 50,000      50,000
                                                      *1,000 Shares Red. Pfd. at $100.00                        100,000     100,000
                                                      *Warrants to purchase 1,100 common shares
                                                        at variable prices, expires
                                                        December 1, 2001                                             -           -
                                                                                                                -------     -------
                                          26.70%                                                                850,003     850,003
                                                                                                                -------     -------
  Northword Holding Corp.                             *325.8 Shares Red. Pfd. at $1,000                         325,800     325,800
    Minocqua, Wisconsin                               *235 Common shares at $615.38                             144,615     144,615
    Publisher of nature related books,                *Earnout warrant                                               -           -
      calendars, posters, and
      audio products"                                 *Earnout warrant                                               -           -
                                                                                                                -------     -------
                                           2.57%                                                                470,415     470,415
                                                                                                                -------     -------
                Total others                                                                      7.68 %      1,320,419   1,370,418
                                                                                                  ----        ---------   ---------
                                                                                                           $ 12,315,330  11,728,872
                                                                                                             ==========  ==========


                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES
                Consolidated Schedule of Investments, Continued


Notes to the Consolidated Schedule of Investments

*Presently nonincome producing

Notes:
        (a) For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value of the investments at the fresh-start date.

        (b) At September 30, 1995, all securities, except for Physician Sales and Services, Inc. and Apertus Technologies, Inc. are considered to be restricted in their disposition and are stated at what the board of directors considers to be fair market value.

        (c) The percentages in the "equity" column express the actual or potential equity interest held by MACC Private Equities Inc. and subsidiaries (the Companies) in each issuer. The percentage represents the amount of the issuer's common stock held by the Companies as a percentage of the issuer's total outstanding common stock, or where the issuer has outstanding warrants, convertible securities, or shares reserved for employee stock options, the percentage reflects the approximate equity interest held by the Companies upon the exercise of all warrants, conversion rights, and reserved employee options.

        (d) At September 30, 1995, the cost of securities for federal income tax purposes was $13,543,241 and the aggregate unrealized appreciation and depreciation based on that cost was:

                                Unrealized appreciation                                 $           3,832,824
                                Unrealized depreciation                                            (5,060,735)
                                                                                        ----------------------
                                                Net unrealized depreciation             $          (1,227,911)
                                                                                        ======================

        (e) The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, 16 of these restricted securities include registration rights and 11 of these restricted securities do not include registration rights.

                Within the 16 securities that include registration rights, the actual rights include the following general characteristics:

                1.      The securities generally provide for demand rights.

                        (a) The demand rights may only be required from a low of 25 percent of the security holders to a high of a majority of the security holders.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES
                Consolidated Schedule of Investments, Continued



Notes to the Consolidated Schedule of Investments, Continued

Notes, continued:

            (b) The security holders may require from one to two demand registrations.

            (c) The small businesses are generally only required to use "best efforts" to comply with the demands.

        2. The securities generally allow the security holders to register securities if the small business registers its securities i.e., "piggyback rights."

            (a) Piggyback rights generally may be accessed by individual security holders.

            (b) Under piggyback rights, the small business and its investment bankers are only required to use best efforts to comply with the right.

        3. The Companies expect that, in general, the securities that they will acquire in the future will include demand and piggyback rights.

                        [KPMG PEAT MARWICK LETTERHEAD]




                          INDEPENDENT AUDITORS' REPORT

Board of Directors
MACC Private Equities Inc.:

We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiaries, including the consolidated schedule of investments, as of September 30, 1995 and the related consolidated statements of operations and cash flows for the seven and one-half months ended September 30, 1995 and the four and one-half months ended February 15, 1995, and the consolidated statements of changes in net assets (deficit) for the seven and one-half months ended September 30, 1995 and the four and one-half months ended February 15, 1995 and the year ended September 30, 1994. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 1995. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As explained in note 1, MACC Private Equities Inc. and subsidiaries (successor company) consummated a plan of reorganization on February 15, 1995 and adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Since the financial statements on a fresh-start basis are not comparable with those of MorAmerica Financial Corporation and subsidiaries (predecessor company), the financial statements are presented on a predecessor/successor company basis.

As explained in note 3, the consolidated financial statements include securities valued at $8,119,042 at September 30, 1995 whose values have been estimated by the board of directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the board of directors in arriving at the estimated value of such securities and have inspected underlying documentation, and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiaries as of September 30, 1995, and the results of its operations and its cash flows for the year then ended, and changes in net assets (deficit) for the years ended September 30, 1995 and 1994 in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick LLP

                                                KPMG Peat Marwick LLP
Des Moines, Iowa
November 1, 1995

          SHAREHOLDER INFORMATION

          Stock Transfer Agent

              Chemical Mellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660 (telephone (800) 288-9541 and (800) 231-5469 (TDD)) serves as transfer agent and registrar for the Corporation's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

          Shareholders

              The Corporation had approximately 4,645 record holders of its common stock at November 2, 1995.

          Annual Meeting

              The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, February 27, 1996, at 10:00 a.m. at the Second Floor Ballroom of the Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

          Dividends

              The Corporation has no history of paying dividends and does not anticipate declaring any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Corporation's business. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Corporation's earnings, capital requirements, financial condition and other relevant factors. The Corporation does not presently have any type of dividend reinvestment plan.

          Market Prices

              The common stock of the Corporation has been traded in the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") SmallCap Market since March 2, 1995, under the symbol "MACC." At the close of business on November 30, 1995, the bid price for shares of the Corporation's common stock was $6 3/4. The following high and low bid quotations for the shares during each period of the Corporation's fiscal year 1995 (since the initiation of trading) listed below were taken from quotations provided to the Corporation by the National Association of Securities Dealers, Inc.





                                                  High          Low
                    -------------------------------------------------
          Thirty Days
          Ended March 31, 1995..................  $5              $3

          Three Months Ended
          June 30, 1995.........................  6 1/2            5

          Three Months Ended
          September 30, 1995....................  7 3/8            6 1/2


              Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

             ---------------------------------------------------
                                  Fund Manager
             ---------------------------------------------------

                    InvestAmerica Investment Advisors, Inc.

             ---------------------------------------------------
                               Officers and Staff
             ---------------------------------------------------

                               DAVID R. SCHRODER
                            President and Secretary

                                ROBERT A. COMEY
                     Executive Vice President and Treasurer

                                KEVIN F. MULLANE
                                 Vice President

                                STEVEN J. MASSEY
                                 Vice President

                                MARILYN M. BENGE
                              Assistant Secretary

             ---------------------------------------------------
                               Board of Directors
             ---------------------------------------------------

                        PAUL M. BASS, Jr., Dallas, Texas
                            Chairman of the Company
                   Vice Chairman of First Southwest Company,
                       a regional investment banking firm

                      ROBERT A. COMEY, Cedar Rapids, Iowa
                    Executive Vice President of the Company
                   Executive Vice President of InvestAmerica
                           Investment Advisors, Inc.

                       MICHAEL W. DUNN, Manchester, Iowa
                 President, Farmers and Merchants Savings Bank

                        HENRY T. MADDEN, Iowa City, Iowa
                    Adjunct Professor, School of Management
                  University of Iowa and Management Consultant

                      JAMES L. MILLER, Cedar Rapids, Iowa
                       Self-employed, with background in
                               retail management

                     DAVID R. SCHRODER, Cedar Rapids, Iowa
                     President of the Company, President of
                    InvestAmerica Investment Advisors, Inc.

                       JOHN D. WOLFE, Mount Vernon, Iowa
                    Retired from a career in retail banking
                              and mortgage lending

          5380A