Form 10-K, Exhibit 13
period 1996-09-30
MACC PRIVATE EQUITIES INC
filed 1996-12-27
CIK 923808

                                   EXHIBIT 13


                       1996 Annual Report to Stockholders

--------------------------------------------------------------------------------



                                     M A C C
                              Private Equities Inc.



                                  ANNUAL REPORT

                               SEPTEMBER 30, 1996




--------------------------------------------------------------------------------

CORPORATE PROFILE


        MACC Private Equities Inc. (Nasdaq National Market: MACC) (the "Corporation") is a Delaware corporation, formed on March 3, 1994, to be the successor in interest to MorAmerica Financial Corporation and the sole shareholder of MorAmerica Capital Corporation ("MorAmerica Capital"), a small business investment company licensed in 1959. The Corporation and MorAmerica Capital are both regulated under the federal securities laws as business development companies.

        As business development companies, the Corporation and MorAmerica Capital focus the majority of their investing activities in U.S.-owned businesses with annual sales volume ranging from $1,000,000 to $30,000,000. The companies also provide managerial support to their portfolio companies, generally through membership on the board of directors.

        Typically, the companies invest in businesses with at least five to eight years of operating experience; however, occasionally a minor portion of their consolidated investment portfolio may consist of earlier stage ventures. MorAmerica Capital's investment portfolio traditionally has been concentrated on manufacturing and service businesses with no focus on any single technology or industry.

                     MACC PRIVATE EQUITIES INC. SHARE DATA


                                    [GRAPH]


   The investment strategy of the Corporation and MorAmerica Capital is to realize capital gains from portfolio investment divestitures and liquidity events five to seven years after the initial investment. In order to earn a high return and to balance the Corporation's current expenses, the Corporation and MorAmerica Capital seek current yielding investments with equity features, such as preferred stock or debentures with warrants.

Table of Contents
================================================================================

To Our Shareholders..............................   3
Selected Financial Data..........................   5
Management's Discussion and Analysis.............   6
Financial Statements.............................  15
Shareholder Information..........................  35

================================================================================

TO OUR SHAREHOLDERS

        Although Fiscal Year 1996 was a year of progress for the Corporation and our shareholders, the year was also a year of loss. On September 11, 1996, Steve Massey, Vice President of both the Corporation and the Investment Adviser, passed away. Steve was a valued and respected member of our team. We will truly miss him and extend our most sincere sympathies to his family.

PROGRESS TOWARD CORPORATE GOALS

        When we started Fiscal Year 1996, the Corporation reaffirmed its primary goal of increased shareholder value. A 3% increase in net asset value per share and a 29% increase in closing market bid price per share were achieved this year.

        Several factors contributed to our progress toward this objective. First, the Corporation invested $5,135,249 during Fiscal Year 1996. When contrasted with a total of $4,082,089 invested during the twelve months ended September 30, 1995, this 25.8% increase in portfolio investment activity was substantial. The higher level of new and follow-on investments was desirable in order to replenish and to increase the Corporation's total number of portfolio investments.

        Most of the Corporation's portfolio investments are expected to mature in five to seven years. Therefore, the Corporation's higher investment levels in fiscal years 1995 and 1996 support additional possible long-term capital growth.

       In order to increase long-term shareholder value, the Corporation took several steps to raise the market price per share compared to the net asset value per share ("book value per share"). Although not technically a closed-end mutual fund, in some respects, the Corporation is valued like one by market participants. In recent months, shares of closed-end mutual funds generally have traded at substantial discounts from book value per share. As illustrated in the MACC Private Equities Inc. Share Data chart on page 2, shares of the Corporation's Common Stock ended fiscal year 1995 with a closing market bid price per share of $7 3/8 on September 30, 1995, which represented 43% of the book value per share of $17.24 on that date.

        In an important step to increase the market price in comparison to the book value per share, the Corporation sought to improve liquidity for the Corporation's shareholders by changing the trading market for the Corporation's Common Stock. On February 8, 1996, the Corporation announced that the primary trading market for the Corporation's Common Stock would advance from the Nasdaq SmallCap Market to the Nasdaq National Market. This move met with the immediate approval of the market, and on February 9, 1996, the bid price for shares of the Common Stock closed up 1/8 at $8, which represented 46% of the book value per share of $17.52 at December 31, 1995.


             MACC PRIVATE EQUITIES INC. PRICE/BOOK VALUE PER SHARE



                                    [GRAPH]

    In an additional step that helped to increase shareholder value, the Corporation undertook a Commission-Free Shareholder Sales Plan during fiscal year 1996. Pursuant to this program, the Corporation repurchased 50,715 shares of the Common Stock from those shareholders who owned less than 100 shares each. These shareholders had expressed an interest in an economical way to achieve liquidity in their investments (without incurring brokerage costs), and the Corporation was pleased to provide this service to its shareholders.

    Our shareholders further benefited from an Agreement, dated May 13, 1996, with Zions Bancorporation (Nasdaq National Market: ZION)

("Zions"), a regional bank holding company. Zions is an experienced venture capital investor through its ownership of the Wasatch Venture Fund. Pursuant to this Agreement, Zions agreed to purchase 20,000 shares of the Corporation's Common Stock for a price equal to the March 31, 1996, book value per share of $17.70, and indicated its intention to increase its total ownership of the Corporation's Common Stock to up to 25% of the issued and outstanding shares through additional open-market purchases. Zions' willingness to purchase shares of the Common Stock at a price equal to 100% of book value per share represented a significant vote of confidence in your Corporation from an experienced player in our industry. Following the announcement of the Agreement on May 15, 1996, the market bid price for shares of the Common Stock closed up $ 1 1/4 at $10 1/4 on May 16, 1996, which represented 58% of book value per share of $17.70 at March 31, 1996.

     From September 30, 1995, to September 30, 1996, shareholders have achieved significant growth in the value of their investments in the Corporation, both in terms of the increase in the market price and in terms of the decrease in the gap between market price and book value per share. Over the life of the Corporation, as is indicated in the MACC Private Equities Inc. Share Data chart on page 2, the closing market bid price for the Corporation's Common Stock increased from $5 on March 31, 1995 (the last day of the first month in which trading in the Corporation's Common Stock commenced) and from $7 3/8 on September 30, 1995, to $9 1/2 on September 30, 1996, increases of 90% and 29%, respectively. We were pleased with the results of our efforts in this regard and will continue to build value to reward our shareholders.

FINANCIAL PERFORMANCE

        The Corporation achieved a net asset value per share of $17.71 as of September 30, 1996, an increase of approximately 3% as compared to net asset value per share of $17.24 on September 30, 1995. Additionally, the Corporation achieved net realized gains on portfolio investments of $906,172 and a pre-tax net change in net assets from operations of $(1,255).

    In connection with the Agreement with Zions, the Board of Directors increased MorAmerica Capital's paid-in-capital from $7,575,000 to $10,110,000. This change increases MorAmerica Capital's maximum single investment size from $1,675,000 to $2,181,800 and thus supports larger investments as projected in the Corporation's growth plans.

OPERATIONS - INVESTMENT AND DIVESTITURE ACTIVITY

     During Fiscal Year 1996, the Corporation made total investments of $5,135,249 in four new portfolio companies and in follow-on investments in eight existing portfolio companies. The Corporation's investment-level objectives on a consolidated basis call for new and follow-on investments of approximately $8,500,000 during fiscal year 1997.

     Divestitures and portfolio company liquidity events for fiscal year 1996 were significant with $2,182,973 in realized gains from the sale of investments in six portfolio companies. Over the same period, $1,276,801 in realized losses were recognized from four portfolio companies, for a net realized gain on investments of $906,172.

    Most of the Corporation's portfolio investments are expected to mature five to seven years after the initial investment. The Corporation continues to review a number of promising investment prospects and will pursue profitable divestiture opportunities whenever possible.

     In conclusion, fiscal year 1996 was an eventful year for the Corporation and our shareholders. We appreciate the trust placed in us by our shareholders, and we will strive to continue to reward that trust by working to create increases in shareholder value.





Paul M.  Bass, Jr.                                           David R.  Schroder,
Chairman                                                               President

 SELECTED FINANCIAL DATA
MACC PRIVATE EQUITIES INC.(1)


                    For the Fiscal Years Ending September 30,



                                                 Seven and One-  Four and One-
                                                   Half Months    Half Months
                                              Ended Sept.  30,  Ended Feb. 15,
                                       1996              1995         1995           1994             1993           1992(4)
                                       ----              ----         ----           ----             ----           ----

Investment (expense)             $    (89,576)       103,653        (17,776)(2)  (1,613,419)(2)    (2,613,832)(2)  (5,144,766)
income net

Net realized gain (loss) on           514,172      1,102,697      4,514,338        (448,784)        1,051,036         395,704
investments, net of tax

Net change in  unrealized
appreciation/depreciation on
investments                          (641,851)       586,458       (948,191)      2,292,753        (3,391,714)     (2,467,761)
                                 ------------     ----------     ----------     -----------      ------------     -----------

Net (decrease)  increase in
net assets or (increase)         $   (217,255)     1,792,808      3,548,371         230,550        (4,954,510)     (7,216,823)
decrease in net deficit from     ============     ==========     ==========     ===========      ============     ===========
operations

Extraordinary item - gain                   -              -              -        11,622,270               -               -
on extinguishment of debt        ------------     ----------     ----------     -----------      ------------     -----------


Net (decrease) increase in
net assets or (increase)
decrease in net deficit from     $   (217,255)     1,792,808      3,548,371      11,852,820        (4,954,510)     (7,216,823)
operations                       ============     ==========     ==========     ===========      ============     ===========


Net (decrease) increase in
net assets or (increase)
decrease in net deficit from
operations per common            $      (0.23)(5)       1.80           3.56 (3)      119.52         (2,568.43)      (3,741.22)
share before extraordinary       ============     ==========     ==========     ===========      ============     ===========
item

Extraordinary item per                     -               -              -        6,025.02                 -               -
common share                     ------------     ----------     ----------     -----------      ------------     -----------


Net (decrease) increase in
net assets or net (increase)
decrease in net deficit from     $      (0.23)          1.80           3.56        6,144.54         (2,568.43)      (3,741.22)
operations per common            ============     ==========     ==========     ===========      ============     ===========
share

Total assets                     $ 27,906,798     28,006,385     25,775,717      22,781,482        22,995,992      27,307,503
                                 ============     ==========     ==========     ===========      ============     ===========

Total long term debt             $ 10,236,250     10,228,647     10,224,152      54,772,521        65,764,431      64,785,150
                                 ============     ==========     ==========     ===========      ============     ===========

-----------------

1 Four and one-half months ended February 15, 1995 and fiscal years ended
  September 30, 1994, through 1992, represent selected financial data of MorAmerica Financial Corporation, the predecessor to the Corporation.

2 Including $253,908, $624,527 and $586,095 of reorganization expenses in the four and one-half months ended February 15, 1995, 1994 and 1993, respectively.

3 Computed using 996,539 shares outstanding at February 15, 1995.

4 Data related to operations for the year ended September 30, 1992, have been derived from MorAmerica Financial Corporation's unaudited consolidated statement of operations.

5 Computed using 964,098 shares outstanding at September 30, 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This section contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by the Corporation pursuant to the safe-harbor provisions of the 1995 Act. In connection with these safe-harbor provisions, the Corporation has identified in the "Risks" Section below important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Corporation. The Corporation further cautions that the factors identified in the "Risks" Section are not exhaustive or exclusive. The Corporation does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of the Corporation.


                                  Introduction

    The Corporation was formed as a Delaware corporation on March 3, 1994. The Corporation's wholly-owned subsidiary, MorAmerica Capital, is an Iowa corporation incorporated in 1959 and has been licensed as a small business investment corporation since that year.

    The Corporation is the successor in interest to MorAmerica Financial Corporation ("MorAmerica Financial"), which operated a variety of financial service businesses, principally including state-chartered savings associations known as "Morris Plan" companies, a mortgage lending company and MorAmerica Capital. On February 19, 1993, MorAmerica Financial and its principal subsidiary, Morris Plan Liquidation Company ("Morris Plan"), filed for protection under Chapter 11 of the United States Bankruptcy Code. On December 28, 1993, the Bankruptcy Court confirmed the MorAmerica Financial and Morris Plan Amended Debtors' Joint Plan of Reorganization (the "Plan").

    Pursuant to the terms of the Plan, MorAmerica Financial was merged with and into the Corporation. The effective date of the Plan was February 15, 1995, the date upon which all issued and outstanding shares of the Corporation's common stock were issued to creditors of the predecessor companies.

    Because the Corporation adopted fresh-start accounting on February 15, 1995, the Financial Statements on a fresh-start basis are not comparable to those of the predecessor companies. Accordingly, the Consolidated Statements of Changes in Net Assets (Deficit) are presented on a predecessor-successor company basis for fiscal year 1995.

    Because of the diversity of financial service businesses operated by MorAmerica Financial, the consolidated financial statements of MorAmerica Financial for periods ended prior to the fresh-start date are not necessarily representative of the results of operations of the Corporation or MorAmerica

Capital because the continuing business of the Corporation on a consolidated basis has been and continues to be solely venture capital investing. Moreover, the portfolio investments of the Corporation and MorAmerica Capital are expected to mature in five to seven years, and the current principals of the Investment Advisor have managed the Corporation and MorAmerica Capital throughout the 10-year period shown below. Accordingly, for purposes of discussing the results of operations of the Corporation for the current fiscal year, as compared to the results of operations of the Corporation and MorAmerica Capital for prior fiscal years, the financial results of solely the venture capital operations for the ten fiscal years ended September 30, 1996, through September 30, 1987, are set forth in the following table. The table sets forth financial information solely for MorAmerica Capital for the years ended September 30, 1987, through the four and one-half months ended February 15, 1995, and for the Corporation and MorAmerica Capital on a consolidated basis for periods ended after February 15, 1995. The following table should not be relied upon to the exclusion of the audited financial statements or the selected financial data included elsewhere in this Annual Report.

                           VENTURE CAPITAL OPERATIONS(1)
                    FOR THE FISCAL YEARS ENDING SEPTEMBER 30,
                               (IN THOUSANDS ONLY)


                                          Seven and One-       Four and One-
                                            Half Months         Half Months
                                         Ended Sept. 30,      Ended Feb. 15,
                                    1996           1995               1955          1994           1993         1994
                                    ----           ----               ---           ----           ----         ----

Investment (expense)              $ (266)           (66)             (204)        (1,011)        (1,135)          (513)
income before income tax

Income tax benefit                   176            170                40              0              0            126
                                  ------          -----            ------          -----         ------         ------

Investment (expense)
income, net                          (90)           104              (164)        (1,011)        (1,135)          (387)
                                  ------         ------            ------         ------         ------         ------

Net realized gain (loss) on
investments before income tax        906            948             6,217           (449)         1,051            396

Income tax (expense) benefit        (392)           155            (1,206)             0              0           (179)
                                  ------          -----            ------          -----         ------         ------

Net realized gain (loss) on
investments, net                     514          1,103             5,011           (449)         1,051            217
                                  ------          -----            ------          -----         ------         ------

Net change in unrealized
appreciation/depreciation on
investments                         (642)           586            (3,150)         2,340         (2,394)        (2,468)
                                  ------          -----            ------          -----         ------         ------

Net (decrease) increase in
net assets from operations        $ (218)         1,793             1,697            880         (2,478)        (2,638)
                                  ======          =====            ======          =====         ======         ======


------------------------
1 Fiscal year 1996 and seven and one-half months ended September 30, 1995, represent selected financial data of the Corporation on a consolidated basis. All other periods represent selected financial data of MorAmerica Capital on an unconsolidated basis. Data related to the results of operations of MorAmerica Capital on an unconsolidated basis have been derived from MorAmerica Capital's audited Annual Financial Report on Small Business Administration Form 468.

                           VENTURE CAPITAL OPERATIONS(1)
                    FOR THE FISCAL YEARS ENDING SEPTEMBER 30,
                               (IN THOUSANDS ONLY)



                                     1991        1990         1989         1988         1987        1986
                                     ----        ----         ----         ----         ----        ----
Investment (expense)
income before income tax             (816)        (172)        (646)      (1,191)      (1,471)      (1,066)


Income tax benefit                    314           68          263            0            0            0
                                    -----       ------       ------       ------        -----       ------

Investment (expense)
income, net                          (502)        (104)        (383)      (1,191)      (1,471)      (1,066)
                                    -----       ------       ------       ------        -----       ------

Net realized gain (loss) on
investments before income tax       1,779        6,852       17,907        4,675          170       (1,100)

Income tax (expense) benefit         (685)      (2,725)      (7,310)        (125)           0           35
                                    -----       ------       ------       ------        -----       ------


Net realized gain (loss) on
investments, net                    1,094        4,127       10,597        4,550          170       (1,065)
                                    -----       ------       ------       ------        -----       ------

Net change in unrealized
appreciation/depreciation on
investments                           392       (6,081)      (4,417)      (2,256)       4,446        2,443
                                    -----       ------       ------       ------        -----       ------

Net (decrease) increase in
net assets from operations            984       (2,058)       5,797        1,103        3,145          312
                                    =====       ======       ======       ======        =====       ======


--------------------

1 Fiscal year 1996 and seven and one-half months ended September 30, 1995, represent selected financial data of the Corporation on a consolidated basis. All other periods represent selected financial data of MorAmerica Capital on an unconsolidated basis. Data related to the results of operations of MorAmerica Capital on an unconsolidated basis have been derived from MorAmerica Capital's audited Annual Financial Report on Small Business Administration Form 468.


                              Results of Operations

             Total investment income includes the Corporation's income from interest, dividends and fees. Net investment income represents total income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation, and realized gains and losses from, and unrealized appreciation and depreciation in, portfolio investments are not included within total investment income. However, consistent with one of the Corporation's long-term goals of achieving net investment income and increased earnings stability in future years, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. The Corporation also earns interest on short term investments of cash funds.

    For fiscal year 1996, total investment income was $1,689,791, total operating expenses were $1,955,367, tax benefit equaled $176,000, and net investment expense was $89,576. During the twelve months ended September 30, 1995, the Corporation had reserved $200,000 for a potential loss from a personal injury lawsuit against a subsidiary of the Corporation. This lawsuit was settled during fiscal year 1996 at a cost to the Corporation of $187,500. The Corporation expects to recoup 35% of this sum from the liquidation estate of the Corporation's insurer, and a corresponding receivable was booked during fiscal year 1996.

    The net investment expense of $89,576 for the current fiscal year was an improvement over net investment expense for the twelve months ended September 30, 1995, of $168,031. This net investment expense level also represents a substantial improvement over the net investment expense of MorAmerica Capital for fiscal years prior to the twelve months ended September 30, 1995. The Corporation views this as a significant step toward meeting its goal of achieving net investment income and increased earnings stability, and anticipates that the higher level of current-yielding portfolio investments to be made in future periods may increase total income during such periods.

    In order to progress further toward this goal by decreasing operating expenses, the Corporation instituted a program whereby during fiscal year 1996 it repurchased 50,715 of the outstanding shares of the Corporation's Common Stock from holders owning fewer than 100 shares ("odd-lot shareholders"). These repurchases removed approximately 676 beneficial owners of the Common Stock, and accordingly, the Corporation believes that these repurchases may result in lower shareholder communication expenses in future periods.

    Net realized gain on investments for fiscal year 1996 totaled $906,172. These gains substantially contributed to the net gain on investments before income taxes of $264,321 for the current fiscal year. While the Corporation had a net decrease in net assets from operations of $217,255, this decrease was offset on a net asset per share basis by the Corporation's Common Stock repurchases from odd-lot shareholders. The net effect of these repurchases, which were made at market price in accordance with the rules of the Securities and Exchange Commission, was an increase of approximately $.39 in net asset value per share of the Common Stock. Because of the substantial interest and participation in this program by the odd-lot shareholders and because a significant percentage of the Corporation's shareholder base continues to consist of odd-lot shareholders, the Corporation intends to offer a similar program during fiscal year 1997. To the extent that the Common Stock continues to trade at a significant discount from net asset value per share, the Corporation anticipates that the fiscal year 1997 repurchase program, if completed, would also result in an increase in net asset value per share.

    Most of the Corporation's portfolio investments are structured to mature in five to seven years. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments. Due to the provisions of the plans of reorganization under which MorAmerica Financial operated during 1986-1993, a substantial percentage of the proceeds from MorAmerica Capital's portfolio company liquidity events and divestitures was paid out to creditors of the Corporation's predecessor entities, and therefore, MorAmerica Capital made fewer portfolio investments during this period. During fiscal years 1995 and 1996, MorAmerica Capital recorded higher levels of new and follow-on portfolio investments, and the Corporation anticipates that MorAmerica Capital will continue these higher portfolio investment levels over the foreseeable future. As an ordinary element of its investment cycle, the Corporation typically experiences unrealized depreciation and/or realized losses on portfolio investments before it experiences unrealized appreciation and/or realized gains. Accordingly, the Corporation anticipates that it may realize fewer portfolio company liquidity events and divestitures and may experience a higher level of unrealized depreciation and/or realized losses on portfolio investments over the next one to three years, and, as a result, the Corporation's net asset value growth, if any, may slow over this period. The Corporation anticipates that the growth rate in net asset value per share will increase again over the next three to ten year period, and will be reflective of the recent and anticipated higher investment levels.

                                  Income Taxes

    During fiscal year 1996 the Corporation utilized a portion of its deferred tax assets relating to net operating loss carry forwards at the fresh-start date and utilized all of its capital loss carryforwards generated in fiscal year 1995. Under fresh-start reporting, such utilization resulted in a charge to operations of $184,000 during the current year for the reduction in deferred tax assets. Also during fiscal year 1996, the Corporation recorded a net increase of $81,000 in deferred tax assets based upon its projection of future taxable income, resulting in an increase in paid in capital of $265,000 for the current year under fresh-start reporting. During the Fourth Quarter, income tax expense and the income tax effect credited to paid-in capital were reduced by $386,000 and $440,000 respectively.

              Financial Condition, Liquidity and Capital Resources

    To date, the Corporation has relied upon several sources to fund its investment activities, including the Corporation's U.S. treasury bills, cash equivalents and cash, and the Small Business Investment Company ("SBIC") capital program operated by the Small Business Administration (the "SBA").

    The Corporation, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC capital program to provide a portion of its future investment capital requirements. At present there is availability of capital through the SBIC program and the Corporation anticipates that there will be capital available in future periods. The Corporation also believes that recently enacted federal legislation which permits SBICs to obtain debt financing from federal home loan banks may provide an additional source of debt financing for the Corporation.

    As of September 30, 1996, the Corporation's U.S. treasury bills, cash equivalents and cash collectively totaled $14,181,406. The Corporation believes that this provides adequate funds for the Corporation's planned $8,500,000 in new and follow-on investment activities during fiscal year 1997. The Corporation does not now need additional capital to meet its anticipated cash requirements over the next twelve months, including investment activities, operating expenses and odd-lot shareholder stock repurchases.

    Liquidity for the next several years will not be impacted by principal payments on the Corporation's debentures payable because there are no scheduled principal payments until 2000. Debentures payable are composed of $10,290,000 in principal amount of SBA-guaranteed debentures issued by the Corporation's subsidiary, MorAmerica Capital, which mature as follows: $2,450,000 in 2000, $5,690,000 in 2001 and $2,150,000 in 2003.

    While additional capital is not anticipated to be required during fiscal year 1997, the Corporation anticipates that it may seek additional capital in future years, either in the form of additional SBA-guaranteed debentures or participating securities issued by MorAmerica Capital or in the form of common stock of the Corporation, to fund growth of the Corporation, to meet principal payments as the outstanding SBA-guaranteed debentures become due and payable and for other corporate purposes.

                               Portfolio Activity

    The Corporation's investment level objectives for fiscal year 1996 called for total new and follow-on investments of $7,000,000. During this period, the Corporation invested $5,135,249 in twelve portfolio companies. Of this amount, $4,110,584 was invested in four new portfolio companies and $1,024,665 was invested in follow-on investments in eight existing portfolio companies. Although the Corporation did not achieve its investment level objective for the current fiscal year, the $5,135,249 in total new and follow-on investments made during fiscal year 1996 represents a substantial improvement over total portfolio investment levels of prior one-year periods. Management attributes the Corporation's lower than planned investment level during fiscal year 1996 to the highly competitive industry in which the Corporation operates and the attendant difficulty in predicting the timing of new and follow-on portfolio investments. Management views investment level objectives for any given year as secondary in importance to the Corporation's overriding concern of investing only in those portfolio companies which satisfy the Corporation's investment criteria.

    During fiscal year 1996, the Corporation undertook two initiatives which may contribute to its ability to achieve its investment level objectives during future periods. On May 13, 1996, the Corporation entered into an Agreement (the "Agreement") with Zions Bancorporation (Nasdaq National Market: "ZION") ("Zions"), pursuant to which Zions purchased 20,000 newly issued shares of the Corporation's Common Stock, and further indicated its intention to increase its total ownership of the Corporation's Common Stock up to 25% of the issued and outstanding shares. The Corporation anticipates that its new relationship with Zions, an experienced venture capital investor through its subsidiary, Zions First National Bank (the "Bank"), and the Bank's subsidiary, the Wasatch Venture Fund ("Wasatch"), may stimulate increased deal flow for the Corporation during future periods. In addition, during fiscal year 1996 the Corporation increased MorAmerica Capital's paid-in-capital from $7,575,000 to $10,110,000. This change resulted in an increase in MorAmerica Capital's maximum single investment size from $1,675,000 to $2,181,800, and thus may make available more potential portfolio investments to MorAmerica Capital during future periods.

                                Portfolio Changes

    Set forth in the table below are the significant increases and decreases in fair value of portfolio company securities held by the Corporation at September 30, 1996, as compared with fair value at September 30, 1995.

                                                       FAIR VALUE
                                      -------------------------------------------
Portfolio Company                     September 30, 1996       September 30, 1995
-----------------                     ------------------       ------------------
Apertus Technologies                        $ 81,945                 242,222
Environmental Solvents Corp.                       1                 341,453
The Forgotten Woman                             --                   300,000
Houghton Acquisition                         994,173                 400,026
Microdynamics                                   --                    58,603
Portrait Display Labs, Inc.                  650,002                 445,001


                        Determination of Net Asset Value

    The net asset value per share of the Corporation's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares outstanding at the date as of which the determination is made.

    In calculating the value of the total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. The Company's use of SBA valuation procedures did not result in a material variance as of September 30, 1996, from valuations using the Securities and Exchange Commission's guidelines.

     All other investments are valued at fair value as determined in good faith by the Board of Directors. The Board of Directors has determined that all other investments will be valued initially at cost, but such valuation will be subject to semi-annual adjustments if the Board of Directors determines in good faith that cost no longer represents fair value.

                                      Risks

Portfolio Risks

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

     The investments of the Corporation are generally long-term in nature. Many existing investments do not bear a current yield and a return on such investments will be earned only after the investment matures or is sold. Most investments to be made in the future are expected to be structured so as to return current yields throughout most of the terms of such investments, but will only produce capital gains, if any, after approximately five to seven years due to accompanying equity features. There can be no assurance, however, that any of the Corporation's investments will produce current yields or capital gains.

Operations Risks

     The Corporation generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value, if any, in any period. The Corporation has stated above that it anticipates that the rate of growth in net asset value will slow over the next several years, but that the rate of growth in net asset value may increase following that period due to the higher investment levels achieved in the last two fiscal years and anticipated to be achieved into the foreseeable future. The Corporation typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events. Accordingly, a contraction in the markets generally for corporate acquisitions and/or initial public offerings could adversely affect the Corporation's ability to realize capital gains, if any, from the sale of its portfolio company securities. The SBIC guidelines under which MorAmerica Capital operates permit the MorAmerica Capital Board of Directors to determine increases in fair value of unliquidated portfolio investments based upon a number of factors, including subsequent financings provided to portfolio companies. Accordingly, decreases in the supply or demand for additional capital to the Corporation's portfolio companies could adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. The Corporation's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

     In addition, the Corporation has stated that one of its goals is to structure more portfolio investments to provide a current yield in order to provide the Corporation with increased earnings stability. These investments typically provide for a fixed preferred dividend or interest rate, and have in the past been partially funded with the proceeds from the sale of SBA-guaranteed debentures, which also provide for a fixed rate of interest. Accordingly, the Corporation's ability to earn a net operating profit under its current strategy could be adversely affected by a decrease in market interest rates over the next several years because the increased level of portfolio investments anticipated to be made during this period would reflect these lower interest rates, which would adversely affect the Corporation's projected total income over the foreseeable future.


                  [Remainder of page intentionally left blank]

                       [KPMG PEAT MARWICK LLP LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT

Board of Directors
MACC Private Equities Inc.:

We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiaries, including the consolidated schedule of investments, as of September 30, 1996, and the related consolidated statements of operations and cash flows for the year ended September 30, 1996, and the consolidated statements of changes in net assets for the year ended September 30, 1996, the seven and one-half months ended September 30, 1995, and the four and one-half months ended February 15, 1995. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 1996. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in note 1, MACC Private Equities Inc. and subsidiaries (successor company) consummated a plan of reorganization on February 15, 1995, and adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Since the financial statements on a fresh-start basis are not comparable with those of MorAmerica Financial Corporation and subsidiaries (predecessor company), the statements of changes in net assets are presented on a predecessor/successor company basis for 1995.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiaries as of September 30, 1996, and the results of its operations and its cash flows for the year then ended, and changes in net assets for the year ended September 30, 1996, the seven and one-half months ended September 30, 1995, and the four and one-half months ended February 15, 1995, in conformity with generally accepted accounting principles.

                                   KPMG PEAT MARWICK LLP


Des Moines, Iowa
October 30, 1996

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                           Consolidated Balance Sheet

                               September 30, 1996



                                     ASSETS
                                     ------
Loans and investments in portfolio securities
  at market or fair value, cost of $11,676,141 (note 2)                 $11,620,748
U.S. treasury bills, at cost, which approximates market                  12,202,414
Certificates of deposit                                                   1,657,801
Cash                                                                        321,191
Other assets, net                                                         1,011,644
Deferred income taxes (note 5)                                            1,093,000
                                                                        -----------
        Total assets                                                    $27,906,798
                                                                        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
  Debentures payable, net of discount (note 3)                          $10,236,250
  Accrued interest                                                          259,662
  Accounts payable and other liabilities (note 6)                           333,117
                                                                        -----------
        Total Liabilities                                                10,829,029
                                                                        -----------
Stockholders' equity (notes 3 and 4):
  Common stock, $.01 par value per share;
    authorized 2,000,000 shares; issued 964,098 shares.                       9,641
  Additional paid-in-capital (notes 4 and 5)                             15,492,575
  Net investment income                                                      14,077
  Net realized gain on investments                                        1,616,869
  Unrealized depreciation on investments                                    (55,393)
                                                                        -----------
        Total stockholders' equity                                       17,077,769
                                                                        -----------
Commitments (note 6).
        Total liabilities and stockholders' equity                      $27,906,798
                                                                        ===========

Net assets per share                                                    $  17.71
                                                                        ===========

          See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                      Consolidated Statement of Operations

                         Year ended September 30, 1996




Investment income:
  Interest                                                              $ 1,405,681
  Dividends                                                                 108,373
  Other                                                                     175,737
                                                                        -----------
        Total income                                                      1,689,791
                                                                        -----------
Operating expenses:
  Interest                                                                  892,235
  Management fees (note 6)                                                  609,436
  Professional fees                                                         224,753
  Other operating expenses                                                  273,587
  Change in provision for doubtful accounts                                 (44,644)
                                                                        -----------
        Total operating expenses                                          1,955,367
                                                                        -----------
        Investment expense, net
          before income tax benefit                                        (265,576)

Income tax benefit (note 5)                                                 176,000
                                                                        -----------
        Investment expense, net                                             (89,576)
                                                                        -----------
Realized and unrealized gain on investments (note 2):
  Net realized gain on investments                                          906,172
  Net change in unrealized appreciation/
    depreciation on investments                                            (641,851)
                                                                        -----------
        Net gain on investments
          before income taxes                                               264,321

Income tax expense (note 5)                                                (392,000)
                                                                        -----------
        Net loss on investments                                            (127,679)
                                                                        -----------
        Net change in net assets from operations                        $  (217,255)
                                                                        ===========

          See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Statements of Changes in Net Assets

                                                                                        MACC Private          MorAmerica
                                                                  MACC Private          Equities Inc.       Financial Corp.
                                                                  Equities Inc.       (Successor Co.) -   (Predecessor Co.) -
                                                                (Successor Co.) -        See note 1          See note 1
                                                                   See note 1        Seven and one-half   Four and one-half
                                                                   Year ended           months ended        months ended
                                                                  September 30,         September 30,       February 15,
                                                                      1996                  1995                1995
                                                                  ------------          ------------        -----------
Operations:
   Net investment (expense) income                                $   (89,576)             103,653              (271,684)
   Net realized gain on investments, net of tax                       514,172            1,102,697             4,514,338
   Net change in unrealized (depreciation)
     appreciation on investments                                     (641,851)             586,458              (948,191)
                                                                  -----------           ----------           -----------
        Net (decrease) increase in
          net assets from operations                                 (217,255)           1,792,808             3,294,463

Issuance of common stock (note 4)                                     354,000                  -                     -
Repurchase/retirement of common stock (note 4)                       (506,097)                 -                     -
Reorganization items - professional fees and other                        -                    -                 253,908
Recognized income tax benefit of
   preconfirmation net operating losses (note 5)                      265,000              687,000                   -
Cancellation of debt to prepetition debt holders
   through issuance of common stock                                       -                    -              46,615,347
                                                                  -----------           ----------           -----------
        Net (decrease) increase in net assets                        (104,352)           2,479,808            50,163,718

Net assets (deficit):
   Beginning of period                                             17,182,121           14,702,313           (35,461,405)
                                                                  -----------           ----------           -----------
   End of period                                                  $17,077,769           17,182,121            14,702,313
                                                                  ===========           ==========           ===========

          See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                         Year ended September 30, 1996




Cash flows from operating activities:
   Decrease in net assets from operations                                       $   (217,255)
                                                                                ------------
   Adjustments to reconcile decrease
      in net assets from operations to
      net cash provided by operating activities:
         Change in provision for doubtful accounts                                   (44,644)
         Net realized and unrealized gain on investments                            (264,321)
         Deferred income taxes                                                       184,000
         Other                                                                        21,793
         Change in assets and liabilities:
            Receivables and other assets                                           1,654,204
            Accrued interest, accounts payable, and other liabilities                 (2,838)
                                                                                ------------
                Total adjustments                                                  1,548,194
                                                                                ------------
                Net cash provided by operating activities                          1,330,939
                                                                                ------------
Cash flows from investing activities:
   Proceeds from disposition of and payments on
      loans and investments in portfolio securities                                5,640,383
   Purchases of loans and investments
      in portfolio securities                                                     (5,135,249)
   Proceeds from disposition of other investments                                 18,399,967
   Purchases of other investments                                                (21,273,735)
                                                                                ------------
                Net cash used in investing activities                             (2,368,634)
                                                                                ------------
Cash flows from financing activities:
   Proceeds from issuance of common stock                                            354,000
   Retirement of common stock                                                       (506,097)
                                                                                ------------
                Net cash used in financing activities                               (152,097)
                                                                                ------------
                Net decrease in cash and cash equivalents                         (1,189,792)

Cash and cash equivalents at beginning of year                                     6,255,803
                                                                                ------------
Cash and cash equivalents at end of year                                        $  5,066,011
                                                                                ============
Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                                       $    878,482
                                                                                ============
Supplemental disclosure of noncash
   investing and financing information -
         Assets received in lieu of cash                                        $    124,000
                                                                                ============

          See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                               September 30, 1996

 (1)   Summary of Significant Accounting Policies and Related Matters

       Basis of Presentation

       The consolidated financial statements include the accounts of MACC
           Private Equities Inc. (Equities) and its wholly owned subsidiaries, MorAmerica Capital Corporation (MACC) and MorAmerica Realty Services, Inc. (MRS) (the Company, Successor Company) on February 15, 1995, and thereafter and MorAmerica Financial Corporation and subsidiaries (the Predecessor Company) prior to February 15, 1995. Equities and MACC are qualified as business development companies under the Investment Company Act of 1940. All material intercompany accounts and transactions have been eliminated. The financial statements have been prepared in accordance with generally accepted accounting principles for investment companies. Since February 15, 1995, as discussed below, the financial statements are presented in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," (SOP 90-7).

        On February 15, 1995, the Company consummated a plan of reorganization
           (the Plan) as confirmed by the United States Bankruptcy Court for the Northern District of Iowa on December 28, 1993. Under terms of the Plan, the Predecessor Company, exclusive of MACC and MRS, merged into Equities. As of February 15, 1995, the Company adopted fresh-start reporting in accordance with SOP 90-7, resulting in the Company's assets and liabilities being adjusted to fair values. Although the financial statements on a fresh-start basis are not comparable with those of the Predecessor Company, the Company has presented the 1995 statement of changes in net assets on a predecessor-successor company basis. As part of the reorganization, $46,615,347 of debt was canceled through issuance of common stock, as shown in the changes in net assets for the four and one-half months ended February 15, 1995.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash Equivalents

       For purposes of reporting cash flows, the Company considers certificates of deposit and U.S. treasury bills with maturities of three months or less from purchase and money market deposit accounts to be cash equivalents. At September 30, 1996, such amounts totaled $4,744,820.

       Loans and Investments in Portfolio Securities

       Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final trading days of the valuation period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors. Realization of the carrying value of investments is subject to future developments (see note 2). Investment transactions are recorded on the trade date. Identified cost is used to determine realized gains and losses. Under the provisions of SOP 90-7, the fair value of loans and investments in portfolio securities on February 15, 1995, the fresh-start date, is considered the cost basis for financial statement purposes.



                                                                     (Continued)

                   MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

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

       Disclosures About Fair Value of Financial Instruments

       Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures
           About Fair Value of Financial Instruments," requires that disclosures be made regarding the estimated fair value of financial instruments, which are generally described as cash, contractual obligations, or rights to pay or receive cash. The carrying amount approximates fair value for certain financial instruments because of the short-term maturity of these instruments, including cash, U.S. treasury bills, certificates of deposit, accrued interest, and accounts payable.

       Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $11,620,748 and $11,676,141, respectively, at September 30, 1996.

       The estimated fair value of long-term debt is $10,600,000 with cost of $10,290,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

 (2)   Loans and Investments in Portfolio Securities

       Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with current concentrations in the Midwest and Florida. The Company determined that the fair value of its portfolio securities was $11,620,748 at September 30, 1996. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

       The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities at September 30, 1996, except for Apertus Technologies, Inc. (28,922 common shares carried at $81,945 with a cost of $250,536), are considered to be restricted in their disposition and are illiquid.



                                                                     (Continued)

                   MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

(3)    Debentures Payable

       Debentures of MACC guaranteed by the Small Business Administration (SBA) of $10,290,000 at September 30, 1996, are unsecured. Maturities of the debentures are as follows:

                                                                                   Interest
                Year ending September 30,                     Debentures             rate
                -------------------------                     ----------             ----
                         2000                                 $  2,450,000           9.30%
                         2001                                    5,690,000           9.08
                         2003                                    2,150,000           6.12
                                                              ------------         ======
                                                              $ 10,290,000
                                                              ============

       The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 1996, $2,432,077 of MACC's undistributed net realized earnings (computed under SBA guidelines) of $6,137,393 were available for distribution to Equities.

(4)    Stockholders' Equity

       Transactions in common stock during the year ended September 30, 1996, were as follows:

                                                     Shares          Amount
                                                     ------          ------
        Purchase and retirement of shares (1)        (50,715)      $(506,080)
        Retirement of shares              (2)         (1,726)            (17)
        Issuance of shares                (3)         20,000         354,000
                                                   ---------       ---------
                 Net change                          (32,441)      $(152,097)
                                                   =========       =========

       The purchase, retirement, and issuance of shares reduced common stock by $324. Amounts greater than par were allocated to additional paid-in capital, reducing the balance by $151,773 to $15,227,575 before the recognized tax benefits of pre-confirmation net operating losses (note 5).

                (1) The Company conducted a Commission-Free Shareholder Sales Plan purchasing outstanding shares from stockholders with less than 100 shares.

                (2) The Company retired shares held by subsidiaries of the Company.

                (3) On May 13, 1996, the Company entered into an agreement with Zions Bancorporation (Zions), providing for the issuance of 20,000 shares of common stock. The agreement provides that, without the prior approval of the Company's board of directors, Zions shall not purchase more than 25 percent of the Company's outstanding common stock.

                                                                     (Continued)

                   MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

(5)    Income Taxes

       Income tax expense at September 30, 1996, consists of the following components:

                        Federal       State         Total
                        -------       -----         -----
         Current       $ 24,000         8,000        32,000
         Deferred       138,000        46,000       184,000
                       --------      --------      --------
                       $162,000        54,000       216,000
                       ========      ========      ========

       Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34 percent to pre-tax income due to the following:

          Computed "expected" tax expense                                        $        -
          Increase (reduction) in income taxes resulting from:
               State income taxes, net of federal tax effect                          36,000
               Nontaxable dividend income                                            (37,000)
               Recognized tax benefit of
                   pre-confirmation net operating losses                             265,000
               Change in the beginning of the period balance
                   valuation allowance for deferred tax assets                       (80,000)
               Other                                                                  32,000
                                                                                 -----------
                       Income tax expense                                        $   216,000
                                                                                 ===========

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 1996, are as follows:

          Net operating loss carryforwards                                       $  5,416,000
          Unrealized depreciation on investments                                    1,360,000
          Other                                                                       127,000
                                                                                 ------------
                       Total gross deferred tax assets                              6,903,000

          Less valuation allowance                                                  5,810,000
                                                                                 ------------
                       Net deferred tax assets                                   $  1,093,000
                                                                                 ============

       The $1,093,000 of deferred tax assets include $265,000 related to net operating losses at the fresh-start date. This benefit, under SOP 90-7, has been credited to additional paid-in capital of $15,227,575, resulting in a balance of $15,492,575 at September 30, 1996.


                                                                     (Continued)

                   MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

 (5)   Income Taxes, Continued

       The valuation allowance for deferred tax assets as of September 30, 1995, was $5,890,000. The net change in the total valuation allowance for the year ended September 30, 1996, was a decrease of $80,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income of approximately $17 million prior to the expiration of the net operating loss carryforwards in 2009. Taxable income for the year ended September 30, 1996, was approximately $1,547,000. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1996.

       Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of September 30, 1996, will primarily be allocated to additional paid-in capital under the provisions of SOP 90-7.

       At September 30, 1996, the Company has net operating loss carryforwards for federal income tax purposes of approximately $13,542,000, which are available to offset future federal taxable income, if any, through 2009. Approximately $1,492,000 of the carryforwards are available for the year ending September 30, 1997, with approximately $1,004,000 available annually thereafter.

(6)    Commitments

       Management Agreements

       Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The Agreement expires September 30, 1997, but may be renewed annually thereafter by the board of directors of Equities. The management fee is equal to 2.5 percent of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4 percent of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon 60 days written notice. Total expenses under the Agreement amounted to $110,436 for the year ended September 30, 1996. There were no incentive fees accrued or paid under the Agreement.

       MACC has a separate investment advisory agreement with IAIA. This agreement expires September 30, 1997, but may be renewed annually thereafter by the board of directors of MACC. The fee is equal to 2.5 percent of the capital under management (as defined in the Agreement) on an annual basis, but in no event more than 2.5 percent of the assets under management on an annual basis; plus $5,000 per month through September 30, 1998. In addition, MACC contracted to pay IAIA
           13.4 percent of the net realized capital gains (as defined in the agreement), before taxes, on investments in the form of an incentive fee. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Total expenses (exclusive of incentive fees) under this agreement amounted to $499,000 for the year ended September 30, 1996. Total incentive fees were $539,896 for the year ended September 30, 1996. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. At September 30, 1996, incentive fees payable amounted to $203,733.

                                                                Schedule 1


                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                      Consolidated Schedule of Investments

                               September 30, 1996

                Company                     Equity                Security                         Value            Cost
                -------                     ------                --------                         -----            ----
Manufacturing:
  Central Fiber Corporation                           *Warrants to purchase 18.4 common
    Wellsville, Kansas                                 shares at $1.00, expire
    Recycles and manufactures                          October 29, 2002                          $      -              -
      cellulose fiber products                        *Warrants to purchase 10.4 common
                                                       shares at $1.00, expire
                                                       October 29, 2002                                 -              -
                                                      12% Debt security, due November 1, 1999        400,000        400,000
                                                                                                 -----------     ----------
                                            15.60%                                                   400,000        400,000
                                                                                                 -----------     ----------
  Centrum Industries, Inc.                            11% Debt security, due March 31, 2001        1,254,890      1,254,890
    Holland, Ohio                                     *Warrant to purchase 627,445 common
    Holding Company with strategic basic                shares at $2.00, expires March 8, 2004            13             13
      industry holdings
                                                                                                 -----------     ----------
                                             5.50%                                                 1,254,903      1,254,903
                                                                                                 -----------     ----------
  Cirque Corporation                         2.45%    *100,000 Shares Series A Pfd. at $3.35         335,000        335,000
    Salt Lake City, Utah                                                                         -----------     ----------
    Develops, manufactures, and markets
      computer pointing devices

  Hemco Corporation                          -        12% Debt security, due November 20, 1996        12,429         12,429
    Holland, Michigan                                                                            -----------     ----------
    Manufacturer of precision metal gauges

                                                              Schedule 1. Cont'd

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                               September 30, 1996

                Company                       Equity                 Security                            Value             Cost
                -------                       ------                 --------                        ------------      ------------
Manufacturing, continued:
  Houghton Acquisition Corporation                       *Warrants to purchase 897.7014
    Alton, Illinois                                        common shares at $1.00                    $    594,173                26
    Manufacturer of rotors for use in                    4,000 Shares Class A Pfd.                        400,000           400,000
      subfractional horsepower motors                                                                ------------      ------------
                                              10.32%                                                      994,173           400,026
                                                                                                     ------------      ------------

  J-Tec Associates, Inc.                                 *87,413 Shares Series C Pfd. at $2.86              9,245             9,248
    Cedar Rapids, Iowa                                   *51,129 Shares Series E Pfd. at $27.83            52,622            52,635
    Designer and manufacturer of gaseous                 *5,244 Shares Series C Pfd. at $2.86                 555               555
      and liquid flow measurement                        *31,250 Shares Series D Pfd. at $1.60              1,849             1,849
      and metering devices                               *58 Common shares at $6.044                           13                13
                                                         *3,200 Common shares at $0.1375                       16               440
                                                                                                     ------------      ------------
                                              4.90%                                                        64,300            64,740
                                                                                                     ------------      ------------

  KW Products, Inc.                                      Variable rate debt security, due
    Cedar Rapids, Iowa                                     January 1, 2001                                358,307           358,307
    Manufacturer of automobile after-market              *29,340 Common shares at $.01                        293               293
      engine and brake repair machinery                  Variable rate debt security, due
                                                           January 1, 2001                                224,517           224,517
                                                                                                     ------------      ------------
                                              28.50%                                                      583,117           583,117
                                                                                                     ------------      ------------

                                                              Schedule 1. Cont'd

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                               September 30, 1996

                Company                       Equity                 Security                            Value             Cost
                -------                       ------                 --------                        ------------      ------------
Manufacturing, continued:
  Linton Truss Corp.                                     14% Debt security, due March 1, 2001        $    418,710           418,710
    Delray Beach, Florida                                *Warrant to purchase 14.68% of
    Markets and manufactures residential                   common shares, expires February 24, 2005            15                15
      roof and floor truss systems                       *542.8 Common shares at $73.69                    40,000            40,000
                                                         *400 Shares Series 1 Pfd.                        --                --
                                                                                                     ------------      ------------
                                              18.50%                                                      458,725           458,725
                                                                                                     ------------      ------------

  Monitronics                                  1.29%     *73,214 Common Shares                             54,910            54,703
    Dallas, Texas                                                                                    ------------      ------------
    Manufacturer and installer of home
      security systems and monitoring services

  Portrait Display Labs, Inc.                            *535,715 Shares Series B Pfd.                    550,001           750,001
    Freemont, California                                 *Warrants to purchase 16,071 common
    Designs and markets portrait monitors                  shares at $.14, expire August 23, 1998         --                --
      for personal computers                             *71,429 Shares Series C Pfd. at $1.40            100,001           100,001
                                                         *Warrant to purchase 13,570 Series C Pfd.
                                                           at $1.40, expires November 21, 2001            --                --
                                                         *Warrant to purchase 12,240 Series C Pfd.
                                                           at $1.40, expires November 21, 2001            --                --
                                                         *Warrant to purchase 27,160 Series C Pfd.
                                                           at $1.40, expires November 21, 2001            --                --
                                                                                                     ------------      ------------
                                               6.10%                                                      650,002           850,002
                                                                                                     ------------      ------------

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                               September 30, 1996


                                                                                               Percent of
        Company                              Equity            Security                        net assets      Value        Cost
        -------                              ------            --------                        ----------      -----        ----
Manufacturing continued:
 Taylor Holdings, Inc.                                8% Debt security, due May 31, 2003                    $ 574,163      574,163
   Kansas City, Missouri                             *48,038 Common shares at $1.00                            48,038       48,038
   Manufacturer of industrial                        *292,800 Shares Pfd. at $1.04                            304,512      304,512
     bagging equipment                               *Warrant to purchase 56,529 common shares
                                                        at $1.00, expires May 31, 2002                            565          565
                                                                                                           ----------   ----------
                                            16.80%                                                            927,278      927,278
                                                                                                           ----------   ----------
     Total manufacturing                                                                         33.58%     5,734,837    5,340,923
                                                                                                 ------    ----------   ----------
Chemicals:
 Environmental Solvents Corporation                  *5% Debt security, due October 30, 1998                      -         31,109
   Jacksonville, Florida                             *7% Debt security, due June 30, 1999                         -         17,207
   Developer and manufacturer of nontoxic,           *416,667 Shares of Series A-1 Conv. Pfd.
     environmentally safe solvents for                  and 276,143 Shares of Series B-1 Pfd.                     -        177,320
     industrial cleaning applications                *16,667 Common shares at $.30                                  1        2,000
                                                     *8% Debt security, due November 1, 1998                      -         26,977
                                                     *8% Debt security, due November 1, 1998                      -         10,554
                                                     *8% Debt security, due December 31, 1996                     -         15,550
                                                                                                           ----------   ----------
                                            12.20%                                                                  1      280,717
                                                                                                           ----------    ----------

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                                                                                Percent of
    Company                    Equity           Security                        net assets       Value           Cost
    -------                    ------           --------                        ----------       -----           ----
Chemicals, continued:
  Pharmco Products, Inc.                12% Debt security, due April 1, 2000                    $333,250        333,250
    Brookfield, Connecticut             16,675 Shares Class A Res. Pfd.                          166,750        166,750
    Distributor and
       processor of ethyl               *25 Common shares
       alcohol products
                                                                                                --------        -------
                                8.75%                                                            500,000        500,000
                                                                                                --------        -------
        Total Chemicals                                                           2.93%          500,001        780,717
                                                                                  ----          --------        -------
Service/Merchandising:
  Apertus Technologies, Inc.  Less than
    Eden Prairie, Minnesota     1.00%   *28,922 common shares at $8.66                            81,945        250,536
    Acquires, develops,                                                                         --------        -------
    markets, and licenses
    IBM  and IBM compatible
    mainframe software

  Organized Living, Inc.                400,000 Shares Series A Pfd.
                                           convertible at $1.00                                  400,000        400,000
    Lenexa, Kansas                      100,000 Shares Series B Pfd.
                                           convertible at $1.15                                  150,000        400,000
                                                                                                --------        -------
    Retail specialty store
      for storage and
      organizational products   6.00%                                                            550,000        550,000
                                                                                                --------        -------
Physician Sales and Services, Inc.
  Beaumont, Texas
  Distributor of medical
    supplies to physician     Less than
    and alternate care markets  1.00%   *1,008 Common shares                                    --------        -------

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                              September 30, 1996

                Company                 Equity                  Security                                      Value          Cost
                -------                 ------                  --------                                      -----          ----
Service/Merchandising, continued:
  Potpourri Collection, Inc.
    Medfield, Massachusetts                     Variable debt security, due May 31, 2001                    $  400,000      400,000
    Gift and stitchery mail order               *Warrants to purchase 40 common
      catalog retailer                            shares at $.01, expire December 23, 2001                        --           --
                                                                                                            ----------    ---------
                                         3.46%                                                                 400,000      400,000
                                                                                                            ----------    ---------
  Progressive Solutions, Inc.                   12% Debt security, due December 31, 1999                       150,000      150,000
    Salt Lake City, Utah                        12% Debt security, due March 31, 2000                          350,000      350,000
    Develops court automated software and       *Warrant to purchase 33,852 common shares
      public records management software          at $0.0066, expires January 25, 2000                             100          100
                                                *Warrant to purchase 14,505 common shares
                                                  at $0.0069, expires December 13, 2004                            100          100
                                                12% Debt security, due December 31, 1999                       125,000      125,000
                                                *Warrant to purchase 10,000 common shares
                                                  at $14.00, expires May 28, 2002                                 --           --
                                                *Warrant to purchase 300 common shares
                                                  at $.1667, expires May 28, 2002                                 --           --
                                                                                                            ----------    ---------
                                        28.80%                                                                 625,200      625,200
                                                                                                            ----------    ---------
  Sight & Sound Distributors, Inc.              12.5% Debt security, due April 22, 2001                      1,333,333    1,333,333
    St. Louis, Missouri                         *Warrant to purchase 53,911 common shares
    National video products distributor           at $.01, expires April 22, 2007                                 --           --
                                                                                                            ----------    ---------
                                         5.67%                                                               1,333,333    1,333,333
                                                                                                            ----------    ---------

                 MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                              September 30, 1996

                                                                                              Percent of
                Company                 Equity                  Security                      net assets      Value          Cost
                -------                 ------                  --------                      ----------      -----          ----
Service/Merchandising, continued:
  Tuttle Design Building, Inc.                  12% Debt security, due April 1, 2000                        $  675,000      675,000
    Lakeworth, Florida                          *18 Common shares at $200.00                                     3,600        3,600
    Distributor of ornamental and bedding       *3,964 Shares Series 1 Pfd.                                    396,400      396,400
      plants to retailers and provider of       *Warrant to purchase a variable number of common
      irrigation and landscaping services         shares at variable prices, expires March 28, 2005                 14           14
                                                                                                            ----------    ---------
                                        10.50%                                                               1,075,014    1,075,014
                                                                                                            ----------    ---------
      Total service/merchandising                                                               23.81%       4,065,492    4,234,083
                                                                                               ------       ----------    ---------

Other:
  Miles Media Group, Inc.                       *Warrants to purchase 570 common
    Sarasota, Florida                             shares at $52.64, expire Februry 2, 2001
    Tourist magazine publisher                  *Warrant to purchase 1,799 common                                 --           --
                                                  shares at $52.64, expire June 1, 2002
                                                12% Loan, due June 1, 1997                                        --           --
                                                *4,500 Shares Red. Pfd. at $100.00                             200,000      200,000
                                                *1,550 Shares Class A Conv. Pfd. at $32.26                     450,000      450,000
                                                *5,000 Shares Class C Conv. Pfd. at $10.00                      50,003       50,003
                                                *1,000 Shares Red. Pfd. at $100.00                              50,000       50,000
                                                *Warrants to purchase 1,100 common shares                      100,000      100,000
                                                  shares at $186, expire December 1, 2001                         --           --
                                                                                                            ----------    ---------
                                        26.70%                                                                 850,003      850,003
                                                                                                            ----------    ---------

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                               September 30, 1996

                                                                                           Percent of
    Company                                Equity                Security                   net assets      Value          Cost
    -------                                ------                --------                   ----------      -----          ----
Other, continued:
 Northword Holding Corp.                            *325.8 Shares Red. Pfd. at $1,000.00
  Minocqua, Wisconsin                               *235 Common shares at $615.38                         $   325,800      325,800
  Publisher of nature-related books,                *Earnout warrant                                          144,615      144,615
   calendars, posters, and audio products           *Earnout warrant                                             -            -
                                                                                                                 -            -
                                                                                                          -----------    ----------
                                           2.57%                                                              470,415       470,415
                                                                                                          -----------    ----------
    Total others                                                                                7.73%       1,320,418     1,320,418
                                                                                              -------     -----------    ----------
                                                                                                          $11,620,748    11,676,141
                                                                                                          ===========    ==========

*Presently nonincome producing

                                                        Schedule 1. Cont'd


                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                               September 30, 1996


Notes to the Consolidated Schedule of Investments

        (a) For investments held at the February 15, 1995, fresh-start date, the stated cost represents the fair value at the fresh-start date.

        (b) At September 30, 1996, all securities except for Apertus Technologies, Inc. are considered to be restricted in their disposition and are stated at what the board of directors considers to be fair market value.

        (c) The percentages in the "equity" column express the actual or potential equity interest held by MACC Private Equities Inc. and subsidiaries (the Companies) in each issuer. The percentage represents the amount of the issuer's common stock held by the Companies as a percentage of the issuer's total outstanding common stock or, where the issuer has outstanding warrants, convertible securities, or shares reserved for employee stock options, the percentage reflects the approximate equity interest held by the Companies upon the exercise of all warrants, conversion rights, and reserved employee options.

        (d) At September 30, 1996, the cost of securities for federal income tax purposes was $14,772,588, and the aggregate unrealized appreciation and depreciation based on that cost was:

                        Unrealized appreciation                 $    594,148
                        Unrealized depreciation                   (3,695,987)
                                                                ------------
                                Net unrealized depreciation     $ (3,101,839)
                                                                ============

                                                        Schedule 1. Cont'd


                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARIES

                Consolidated Schedule of Investments, Continued

                               September 30, 1996


Notes to the Consolidated Schedule of Investments, Continued

        (e) The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, 16 of these restricted securities include registration rights, and 6 of these restricted securities do not include registration rights.

             Within the 16 securities that include registration rights, the actual rights include the following general characteristics:

             1.  The securities generally provide for demand rights as follows:

                 (a) The demand rights may only be required from a low of 25 percent of the security holders to a high of a majority of the security holders.

                 (b) The security holders may require from one to two demand registrations.

                 (c) The small businesses are generally only required to use "best efforts" to comply with the demands.

             2. The securities generally allow the security holders to register securities if the small business registers its securities, i.e. "piggyback rights."

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

                             SHAREHOLDER INFORMATION

STOCK TRANSFER AGENT

          ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660 (telephone (800) 288-9541 and (800) 231-5469 (TDD)) serves as transfer agent and registrar for the Corporation's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

SHAREHOLDERS

          The Corporation had approximately 3,541 record holders of its common stock at November 29, 1996.

ANNUAL MEETING

          The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, February 25, 1997, at 10:00 a.m. at the Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

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

MARKET PRICES

         The common stock of the Corporation had been traded in the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("Nasdaq") SmallCap Market since March 2, 1995, under the symbol "MACC." On February 13, 1996, the primary trading market for shares of the Corporation's common stock advanced to the Nasdaq National Market. At the close of business on November 29, 1996, the bid price for shares of the Corporation's common stock was $10 1/4. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of the Corporation's fiscal year 1996 were taken from quotations provided to the Corporation by the National Association of Securities Dealers, Inc:


                                      High                 Low
---------------------------------------------------------------
   December 31, 1995                $ 7 1/2               6 1/2
   March 31, 1996                     9                   6 7/8
   June 30, 1996                      11 1/8              8 3/4
   September 30, 1996                 11 1/8              9 1/4

     Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

                            ------------------------
                                  FUND MANAGER
                            ------------------------

                     InvestAmerica Investment Advisors, Inc.

                            ------------------------
                               OFFICERS AND STAFF
                            ------------------------

                                DAVID R. SCHRODER
                             President and Secretary

                                 ROBERT A. COMEY
                     Executive Vice President and Treasurer

                                KEVIN F. MULLANE
                                 Vice President

                                MARILYN M. BENGE
                               Assistant Secretary

                            ------------------------
                               BOARD OF DIRECTORS
                            ------------------------

                        PAUL M. BASS, Jr., Dallas, Texas
                             Chairman of the Company
                    Vice Chairman of First Southwest Company,
                       a regional investment banking firm

                       ROBERT A. COMEY, Cedar Rapids, Iowa
                     Executive Vice President of the Company
                    Executive Vice President of InvestAmerica
                            Investment Advisors, Inc.

                        MICHAEL W. DUNN, Manchester, Iowa
                  President, Farmers and Merchants Savings Bank

                        HENRY T. MADDEN, Iowa City, Iowa
                    Adjunct Professor, School of Management,
                  University of Iowa, and Management Consultant

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