Form 10-K, Exhibit 13
period 1997-09-30
MACC PRIVATE EQUITIES INC
filed 1997-12-29
CIK 923808

                                   EXHIBIT 13


                       1997 Annual Report to Stockholders

================================================================================





















                                    M A C C
                             Private Equities Inc.



                                 ANNUAL REPORT

                               SEPTEMBER 30, 1997





















================================================================================

CORPORATE PROFILE


MACC Private Equities Inc. (Nasdaq National Market: MACC) (the "Corporation") is a Delaware corporation and the sole shareholder of MorAmerica Capital Corporation ("MorAmerica Capital"), a small business investment company licensed in 1959. The Corporation and MorAmerica Capital are both regulated under the federal securities laws as business development companies.


                [MACC PRIVATE EQUITIES INC. SHARE DATA GRAPH]



                NET ASSET VALUE                         MARKET BID PRICE
                   PER SHARE                               PER SHARE
                ---------------                         ----------------
 3/31/95*           $13.15                                   $ 4.55
 6/30/95*           $13.33                                   $ 5.91
 9/30/95*           $15.67                                   $ 6.7
12/31/95*           $15.93                                   $ 6.25
 3/31/96*           $16.09                                   $ 7.95
 6/30/96*           $15.88                                   $10.11
 9/30/96*           $16.1                                    $ 8.64
12/31/96*           $16.02                                   $ 9.32
 3/31/97            $16.16                                   $10.5
 6/30/97            $14.71                                   $10
 9/30/97            $14.79                                   $ 9.625

                       ===================================
                       *Net asset value per share and
                        market bid price per share values
                        have been adjusted to reflect the
                        payment of a 10% stock split
                        effected in the form of a stock
                        dividend on March 31, 1997.
                       ===================================

        As business development companies, the Corporation and MorAmerica Capital focus the majority of their investing activities in U.S.-owned businesses with annual sales volumes ranging from $1,000,000 to $30,000,000. The companies also provide managerial support to their portfolio companies, generally through membership on the board of directors.

        Typically, the Corporation and MorAmerica Capital invest in businesses with at least five to eight years of operating experience; however, occasionally a minor portion of their consolidated investment portfolio may consist of earlier stage ventures. MorAmerica Capital's investment portfolio traditionally has been concentrated on manufacturing, distribution and service businesses with no focus on any single technology or industry.

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


Table of Contents

===========================================================
  To Our Shareholders. . . . . . . . . . . . . . . .   3
  Selected Financial Data. . . . . . . . . . . . . .   5
  Management's Discussion
    and Analysis . . . . . . . . . . . . . . . . . .   6
  Financial Statements . . . . . . . . . . . . . . .  16
  Shareholder Information. . . . . . . . . . . . . .  35
===========================================================

TO OUR SHAREHOLDERS


PROGRESS TOWARD CORPORATE GOALS

As we do each year, when the Board of Directors of your Corporation first convened in Fiscal Year 1997, we reaffirmed the Corporation's primary goal, which is to increase shareholder value. Despite a decline in the Corporation's net asset value, which is one measure of shareholder value, we are pleased to report that your Corporation was successful in a number of other areas last year which moved us forward toward achieving our goal of enhanced shareholder value.


        One step we took this year to enhance shareholder value was the declaration and payment of a 10% stock split effected in the form of a stock dividend. Approximately 94,863 newly issued shares were distributed to shareholders of the Corporation as of March 14, 1997, under the stock dividend. We determined that the payment of a stock dividend was desirable in order to increase the number of issued and outstanding shares of the Corporation's Common Stock. The Corporation's liquidity has been restricted due to its relatively few issued and outstanding shares. Thus, by increasing the number of shares outstanding through the dividend, we have attempted to address this liquidity consideration, while at the same time rewarding our existing shareholders.

        Also in an attempt to provide   economical liquidity for selling
shareholders and enhanced value for remaining shareholders, the Corporation, as it had in Fiscal Year 1996, undertook a Commission-Free Shareholder Sales Plan during Fiscal Year 1997. Under this program during Fiscal Year 1997, the Corporation repurchased 19,346 shares of its Common Stock from those shareholders who owned less than 100 shares each. Over the past two years, the Corporation has now repurchased a total of 70,061 shares under this program. These shareholders had expressed an interest in an economical way to achieve liquidity in their investments (without incurring brokerage costs), and the Corporation was again pleased to provide this service to its shareholders. The Board of Directors will continue to evaluate the stock dividend, Commission-Free Shareholder Sales Plan and other means of increasing the value of your investment by addressing liquidity and other value creation considerations. Another successful step taken to support our annual goal of increased shareholder value was that we achieved and exceeded the Corporation's Fiscal Year 1997 investment goal of $8.5 million. The Corporation invested $9,800,370, which exceeded our goal by 15% and exceeded 1996 investments by 91%. This investment level represents the single highest level in the history of the Corporation and its subsidiary, MorAmerica Capital, and we commend our management team on its ability to invest these funds in a very competitive environment. The Corporation views achievement of its Fiscal Year 1997 investment level goal as another example of the successful support of two most important investment objectives, long-term capital growth and increased earnings stability.

        As you know, the venture capital business has inherent risks and variances which make it difficult to achieve a steady investment return. The "Corporate Profile" section of this Annual Report indicates that your Corporation's portfolio investments are expected to mature in from five to seven years after the initial investment (the "investment cycle"). Last year, we tried to emphasize some of the risks inherent in venture capital investing. Specifically, due to the early stage in the investment cycle of a large number of our portfolio investments, we noted that some early losses or depreciation might be anticipated. Portfolio investments that generate losses or depreciation are more likely to do so early in the investment cycle, and those portfolio investments that generate gains or appreciation are more likely to do so later in the investment cycle. In the three years commencing with Fiscal Year 1995, the Corporation has invested $19,017,710 in new and follow-on portfolio investments. When compared with $18,424,612, the total value of the Corporation's investment portfolio at the end of Fiscal Year 1997, it becomes quite clear that a substantial percentage of the Corporation's portfolio investments are early in the investment cycle. Indeed, we did suffer significant depreciation in one of our larger investments in fiscal 1997 which contributed significantly to a decline in net asset value for the period. The good news in this area is that the majority of our portfolio companies are healthy and over time may appreciate in value as our investments mature.

        Net asset value per share is not the only measure of shareholder value. Of at least equal importance is the market price per share of the Corporation's common stock. We are pleased to report that, after giving effect to the stock dividend paid during Fiscal Year 1997, the closing bid price for shares of the Corporation's Common Stock hit an all-time high during the third quarter of Fiscal Year 1997. During June, 1997, the closing market bid price for shares of the common stock reached $11.00. Prior to that date, the bid price for shares of the Corporation's Common Stock had not closed above $10.11, adjusted for the stock dividend.

        In short, during the past year, as with each year, the Corporation has attempted to build value for our shareholders. The results of our efforts in this regard are best reflected in the MACC Private Equities Inc. Share Data chart on page 2, which shows that the closing market bid price for the Corporation's Common Stock increased from $4.55 on March 31, 1995 (the last day of the first month in which trading in the Corporation's Common Stock commenced) and from $8.64 on September 30, 1996, to $9.625 on September 30, 1997, increases of approximately 112% and 11%, respectively. Importantly, we are beginning to develop a long-term trend as illustrated by the fact that for the two full years ended September 30, 1997, the market bid price increased by 43.6%. We were pleased with the results of our efforts and our goal is to continue to build value for our shareholders.

FINANCIAL PERFORMANCE

        The Corporation had a net asset value per share of $14.79 as of September 30, 1997, a decrease of approximately 8% as compared to net asset value per share of $16.10 on September 30, 1996, adjusted for the stock dividend. Additionally, the Corporation achieved net realized gains on portfolio investments of $952,102 and a net change in net assets from operations of ($1,501,298).

        On December 12, 1996, the Board of Directors increased MorAmerica Capital's paid-in-capital from $10,110,000 to $10,510,000. This change increases MorAmerica Capital's maximum single investment size from $2,181,900 to $2,261,900 and thus supports larger investments as projected in the Corporation's growth plans.

OPERATIONS - INVESTMENT AND DIVESTITURE ACTIVITY

        During Fiscal Year 1997, the Corporation made total investments of $9,800,370 in nine new portfolio companies and in follow-on investments in seven existing portfolio companies. The Corporation's investment-level objectives on a consolidated basis call for new and follow-on investments of approximately $7,000,000 during Fiscal Year 1998.

        Divestitures and portfolio company liquidity events for Fiscal Year 1997 were significant with $1,223,420 in realized gains from the sale of investments in five portfolio companies. Over the same period, $271,318 in realized losses were recognized from one portfolio company, for a net realized gain on investments of $952,102.

        Most of the Corporation's portfolio investments are expected to mature five to seven years after the initial investment. The Corporation continues to review a number of promising investment prospects and will pursue profitable divestiture opportunities whenever possible.

        In conclusion, Fiscal Year 1997 was an eventful year in which we saw our closing market bid price increase and our investment rate hit an all-time high. We appreciate the trust placed in us by our shareholders, and we will strive to continue to reward that trust by working to create increases in shareholder value.



Paul M.  Bass, Jr.,                                     David R. Schroder,
Chairman                                                President

        SELECTED FINANCIAL DATA
        MACC PRIVATE EQUITIES INC.(1)


                                            FOR THE FISCAL YEARS ENDING SEPTEMBER 30,


                                                                 Seven and One-    Four and One-
                                                                    Half Months      Half Months
                                                                Ended Sept. 30,   Ended Feb. 15,
                                 1997             1996                     1995              1995               1994            1993
                                 ----             ----                     ----              ----               ----            ----
Investment (expense) income
net                                $(253,367)       (89,576)            103,653       (17,776)(2)     (1,613,419)(2)  (2,613,832)(2)

Net realized gain (loss) on
investments, net of tax              952,102        514,172           1,102,697        4,514,338           (448,784)      1,051,036

Net change in  unrealized
appreciation/depreciation
on investments                    (2,200,033)      (641,851)            586,458         (948,191)         2,292,753      (3,391,714)
                                 -----------     ----------           ---------       ----------       ------------     -----------

Net (decrease)  increase
in net assets or (increase)
decrease in net deficit from     $(1,501,298)      (217,255)          1,792,808        3,548,371            230,550      (4,954,510)
operations                       ===========     ==========           =========        ==========        ==========      ==========


Extraordinary item - gain on
extinguishment of debt              ________-       _______-            _______-         _______-        11,622,270          ______-
                                                                                                         ==========
Net (decrease) increase in net
assets or (increase) decrease
in net deficit from operations   $(1,501,298)      (217,255)          1,792,808        3,548,371         11,852,820      (4,954,510)
                                 ===========     ==========           =========        ==========        ==========      ==========

Net (decrease) increase in net
assets or (increase) decrease
in net deficit from operations
per common share before
extraordinary item               $  (1.44)(4)      (0.20)(3)               1.64(3)          3.24(3)          119.52       (2,568.43)
                                 ===========     ==========                ====             ====             ======      ==========


Extraordinary item per
common share                         _______-       ______-              ______-          ______-          6,025.02          ______-
                                                                                                           ========
Net (decrease) increase in
net assets or net (increase)
decrease in net deficit from
operations per common share      $     (1.44)      (0.20)(3)               1.64(3)          3.24(3)        6,144.54       (2,568.43)
                                 ===========     ==========                ====             ====           ========       =========

Total assets                     $25,995,422     27,906,798          28,006,385       25,775,717         22,781,482      22,995,992
                                 ===========     ==========          ==========       ==========         ==========      ==========
Total long term debt             $10,244,478     10,236,250          10,228,647       10,224,152         54,772,521      65,764,431
                                 ===========     ==========          ==========       ==========         ==========      ==========


___________________________

(1)Four and one-half months ended February 15, 1995 and fiscal years ended September 30, 1994, and 1993, represent selected financial data of MorAmerica Financial Corporation, the predecessor to the Corporation.

(2)Including $253,908, $624,527 and $586,095 of reorganization expenses in the four and one-half months ended February 15, 1995, and fiscal years 1994 and 1993, respectively.

(3)Per share data have been restated to reflect a 10% stock split effected in the form of a stock dividend on March 31, 1997.

(4)Computed using 1,039,615 shares outstanding at September 30, 1997.

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

        Because of the diversity of financial service businesses operated by MorAmerica Financial, the consolidated financial statements of MorAmerica Financial for periods ended prior to the fresh-start date are not necessarily representative of the results of operations of the Corporation or MorAmerica Capital because the continuing business of the Corporation on a consolidated basis has been and continues to be solely venture capital investing. Moreover, the portfolio investments of the Corporation and MorAmerica Capital are expected to mature in five to seven years, and the current principals of the Investment Advisor have managed the Corporation and MorAmerica Capital throughout each of the periods shown below. Accordingly, for purposes of discussing the results of operations of the Corporation for the current fiscal year, as compared to the results of operations of the Corporation and MorAmerica Capital for prior fiscal years, the financial results of solely the venture capital operations for the fiscal years ended September 30, 1997, through September 30, 1987, are set forth in the following table. The table sets forth financial information solely for MorAmerica Capital for the years ended September 30, 1987, through the four and one-half months ended February 15, 1995, and for the Corporation and MorAmerica Capital on a consolidated basis for periods ended after February 15, 1995. The following table should not be relied upon to the exclusion of the audited financial statements or the selected financial data included elsewhere in this Annual Report.

                        VENTURE CAPITAL OPERATIONS(1)
                  FOR THE FISCAL YEARS ENDING SEPTEMBER 30,
                             (IN THOUSANDS ONLY)


                                                        Seven and One-     Four and One-
                                                           Half Months       Half Months
                                                       Ended Sept. 30,     Ended Feb. 15,
                                         1997   1996              1995               1995       1994      1993
                                         ----   ----              ----               ----       ----      ------
Investment (expense) income
before income tax                        (253)  (266)              (66)              (204)    (1,011)   (1,135)

Income tax benefit                          -    176               170                 40          0         0
                                       ------   ----             -----             ------      -----    ------


Investment (expense)
income, net                              (253)   (90)              104               (164)    (1,011)   (1,135)
                                       ------   ----             -----             ------      -----    ------

Net realized gain (loss) on
investments before income
tax                                       952    906               948              6,217       (449)    1,051

Income tax (expense) benefit                -   (392)              155             (1,206)         0         0
                                       ------   ----             -----             ------      -----    ------

Net realized gain (loss) on
investments, net                          952    514             1,103              5,011       (449)    1,051
                                       ------   ----             -----             ------      -----    ------

Net change in unrealized
appreciation/depreciation
on investments                         (2,200)  (642)              586             (3,150)     2,340    (2,394)
                                       ------   ----             -----             ------      -----    ------

Net (decrease) increase in
net assets from operations             (1,501)  (218)            1,793              1,697        880    (2,478)
                                       ======   ====             =====             ======      =====    ======

(1)Fiscal years 1997 and 1996 and the seven and one-half months ended September 30, 1995, represent selected financial data of the Corporation on a consolidated basis. All other periods represent selected financial data of MorAmerica Capital on an unconsolidated basis. Data related to the results of operations of MorAmerica Capital on an unconsolidated basis have been derived from MorAmerica Capital's audited Annual Financial Report on Small Business Administration Form 468.

                        VENTURE CAPITAL OPERATIONS(1)
                  FOR THE FISCAL YEARS ENDING SEPTEMBER 30,
                             (IN THOUSANDS ONLY)


                            1992      1991     1990     1989   1988       1987
                            ----      ----     ----     ----   ----       ----
Investment
(expense) income
before income tax          (513)      (816)    (172)    (646)  (1,191)   (1,471)

Income tax benefit          126        314       68      263        0         0
                         ------      -----   ------   ------   ------    ------

Investment
(expense) income,
net                        (387)      (502)    (104)    (383)  (1,191)   (1,471)
                         ------      -----   ------   ------   ------    ------

Net realized gain
(loss) on investments
before income tax           396      1,779    6,852   17,907    4,675       170

Income tax
(expense) benefit          (179)      (685)  (2,725)  (7,310)    (125)        0
                         ------      -----   ------   ------   ------    ------

Net realized gain
(loss) on
investments, net            217      1,094    4,127   10,597    4,550       170
                         ------      -----   ------   ------   ------    ------

Net change in
unrealized
appreciation/depreci-
ation on investments     (2,468)       392   (6,081)  (4,417)  (2,256)    4,446
                         ------      -----   ------   ------   ------    ------

Net (decrease)
increase in net assets
from operations          (2,638)       984   (2,058)   5,797    1,103     3,145
                         ======      =====   ======   ======   ======    ======

(1)Fiscal years 1997 and 1996 and the seven and one-half months ended September 30, 1995, represent selected financial data of the Corporation on a consolidated basis. All other periods represent selected financial data of MorAmerica Capital on an unconsolidated basis. Data related to the results of operations of MorAmerica Capital on an unconsolidated basis have been derived from MorAmerica Capital's audited Annual Financial Report on Small Business Administration Form 468.


                            Results of Operations


        Total investment income includes the Corporation's income from interest, dividends and fees. Net investment income represents total income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation, realized gains, and unrealized appreciation in the portfolio. These are not included in net investment income. However, another one of the Corporation's long-term goals is to achieve net investment income and increased earnings stability in future years. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. The Corporation also earns interest on short term investments of cash.

        For fiscal year 1997, total investment income was $1,797,789, total operating expenses were $2,051,156 and net investment expense was $253,367.

        During fiscal year 1997, total income of $1,797,789, increased by $107,998, or 6%, as compared to total income of $1,689,791 for fiscal year 1996. The increase in total income during the current year was the result of increases in interest income and dividend income of 6% and 67%, respectively. The Corporation attributes the increase in interest income to the higher number of new and follow-on debt portfolio investments made since the end of fiscal year 1996. The increase in dividend income is primarily attributable to dividends paid by one new portfolio company and dividends paid by an existing portfolio company which had not previously paid cash dividends.

        Total operating expenses of $2,051,156 of the Corporation during fiscal year 1997 increased by $95,789, or 5%, as compared to total operating expenses of $1,955,367 for fiscal year 1996. The increase in total operating expenses during the current year was the result of increases in management fees due to increases in capital under management, and, in 1996, operating expenses included a reduction in provision for doubtful accounts of $44,644.

        The net investment expense of $253,367 for the current fiscal year was an increase over net investment expense for fiscal year 1996 of $89,576. The principal reason for the increase in net investment expense is that no income tax benefit was recorded by the Corporation in the current fiscal year. Excluding the effect of the income tax benefit, net investment expense before income tax benefit was $265,576 in fiscal year 1996, and $253,267 in the current fiscal year. This net investment expense level also represents a substantial improvement over the net investment expense of the Corporation and MorAmerica Capital for periods prior to fiscal year 1996 and the fifth straight year of declines in net investment expense before income tax for MorAmerica Capital.
The Corporation views this as a step toward meeting its goal of achieving net investment income and increased earnings stability, and anticipates that current-yielding portfolio investments to be made in future periods should increase total income during such periods.

        In order to progress further toward this goal by decreasing operating expenses, beginning in fiscal year 1996, the Corporation instituted a program to facilitate its repurchase of shares of its Common Stock from those shareholders
owning fewer than 100 shares ("odd-lot shareholders").   During fiscal year
1996, the Corporation repurchased 50,715 shares from odd-lot shareholders, representing approximately 676 beneficial owners of the Common Stock. Also pursuant to this program, during fiscal year 1997 the Corporation repurchased approximately 19,346 shares, representing approximately 280 beneficial owners of the Common Stock. Accordingly, the Corporation believes that its repurchases to date may result in lower shareholder communication expenses in future periods.

        Net realized gain on investments for fiscal year 1997 totaled $952,102. The Corporation also recorded net change in unrealized depreciation during fiscal year 1997 of $2,200,033. These two items resulted in a net loss on investments for fiscal year 1997 of $1,247,931. The change in depreciation was due largely to depreciation taken in one portfolio company during the year.

        Most of the Corporation's portfolio investments are structured to mature in five to seven years. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation through realizing gains in the
disposition of securities and investing in new portfolio investments.   Due to
the provisions of the plans of reorganization under which MorAmerica Financial operated during 1986-1993, a substantial percentage of the proceeds from MorAmerica Capital's portfolio company liquidity events and divestitures was paid out to creditors of the Corporation's predecessor entities, and therefore, MorAmerica Capital made fewer portfolio investments during this period. During fiscal years 1995 through 1997, MorAmerica Capital recorded higher levels of new and follow-on portfolio investments, and the Corporation anticipates that MorAmerica Capital will continue these higher portfolio investment levels over the foreseeable future. As an ordinary element of its investment cycle, the Corporation typically experiences unrealized depreciation and/or realized losses on portfolio investments before it experiences unrealized appreciation and/or realized gains.

        The Corporation attributes approximately $1,629,876 of the net change in unrealized depreciation on investment before income taxes to the write-down of the Corporation's investment in one portfolio company recorded during the third quarter of fiscal year 1997. The Corporation attributes the balance of the net change in unrealized depreciation on investment before income taxes in fiscal year 1997 to the earlier stage of the investment cycle of a large percentage of the Corporation's investment portfolio, as described above. In addition, the Corporation anticipates that it may realize fewer portfolio company liquidity events and divestitures and could experience a higher level of unrealized depreciation and/or realized losses on portfolio investments over the next several years, and, as a result, the rate of growth, if any, in the Corporation's net asset value may slow over this period. The Corporation anticipates that the rate of growth, if any, in net asset value per share may continue to increase over the next three to ten year period as a higher percentage of the Corporation's portfolio investments reach maturity and investment gains, if any, are taken. However, it is difficult to predict the timing and amount of gains in the investment portfolio.


             Financial Condition, Liquidity and Capital Resources

        To date, the Corporation has relied upon several sources to fund its investment activities, including the Corporation's U.S. treasury bills, cash equivalents and cash, and the Small Business Investment Company ("SBIC") capital program operated by the Small Business Administration (the "SBA").

        The Corporation, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC capital program to provide a portion of its future investment capital requirements. At present there is availability of capital for the next three years in commitment periods of up to five years through the SBIC program and the Corporation anticipates that there will be capital available in future periods. The Corporation also believes that recently enacted federal legislation which permits SBICs to obtain debt financing from federal home loan banks may provide an additional source of debt financing for the Corporation.

        As of September 30, 1997, the Corporation's U.S. treasury bills, cash equivalents and cash collectively totaled $5,442,479. The Corporation believes that cash and anticipated corporate cash flows may not provide adequate funds for the Corporation's planned $7,000,000 in new and follow-on investment activities during fiscal year 1998. The Corporation anticipates that it will need additional capital to meet its anticipated cash requirements over the next twelve months, including investment activities, operating expenses and odd-lot shareholder stock repurchases. MorAmerica Capital expects to apply for and issue up to an additional $2,000,000 in SBA-guaranteed debentures in fiscal year 1998. With respect to these plans, MorAmerica Capital issued $1,000,000 in SBA-guaranteed debentures in December, 1997. MorAmerica Capital may also apply for additional leverage during the next twelve months. There can be no assurances that the Corporation will be able to obtain any or all of the needed capital through the SBIC capital program or other sources.

        Liquidity for the next two years will not be impacted by principal payments on the Corporation's debentures payable because there are no scheduled principal payments until 2000. Debentures payable are composed of $10,290,000 in principal amount of SBA-guaranteed debentures issued by the Corporation's subsidiary, MorAmerica Capital, which mature as follows: $2,450,000 in 2000, $5,690,000 in 2001 and $2,150,000 in 2003. It is anticipated MorAmerica Capital would be able to roll over this debt with new ten year debentures when it comes due.

        Additional capital is anticipated to be required during fiscal year 1998, and the Corporation anticipates that it may seek additional capital in fiscal year 1998 and future years, either in the form of additional SBA-guaranteed debentures or participating securities issued by MorAmerica Capital or in the form of common stock of the Corporation, to fund growth of the Corporation, to meet principal payments, if necessary, as the outstanding SBA-guaranteed debentures become due and payable and for other corporate purposes.

                              Portfolio Activity

        The Corporation's investment objectives for fiscal year 1997 called for
total new and follow-on investments of $8,500,000.   During this period, the
Corporation invested $9,800,370 in 16 portfolio companies. Of this amount, $8,225,789 was invested in nine new portfolio companies and $1,574,581 was invested in follow-on investments in seven existing portfolio companies. The Corporation's investments for fiscal year 1997 not only exceeded the Corporation's investment objective, but also represent an all-time high and a substantial improvement over total portfolio investments of prior one-year periods. The Corporation's total investments were $5,135,250 in 1996 and $4,082,089 in 1995. Management views investment objectives for any given year as secondary in importance to the Corporation's overriding concern of investing only in those portfolio companies which satisfy the Corporation's investment criteria.

        The Corporation attributes its higher level of investment during fiscal year 1997 and its ability to achieve its investment level objective to a continued strengthening of co-investment ties with investment partners who provide deal flow, a very active venture financing market in 1997 and a continued commitment to increase the average size of new investments.


                              Portfolio Changes

        The table below summarizes the significant increases and decreases in fair value of portfolio company securities held by the Corporation at September 30, 1997, as compared with fair value at September 30, 1996.



                                                     FAIR VALUE
                                --------------------------------------------
Portfolio Company               September 30, 1997        September 30, 1996
-----------------               ------------------        ------------------
Apertus Technologies, Inc.              $   71,703                    81,945
Central Fiber Corporation                  550,000                   400,000
Miles Media Group, Inc.                  1,100,003                   850,003
Northword Holding Corp.                    235,208                   470,415
Pharmco Products, Inc.                     820,420                   500,000
Portrait Display Inc.                      200,000                   650,002
Progressive Solutions, Inc.                875,200                   625,200
Tuttle Design Build, Inc.                        1                 1,075,014

                       Determination of Net Asset Value

        The net asset value per share of the Corporation's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares outstanding at the date as of which the determination is made.

        In calculating the value of the total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. The Company's use of SBA valuation procedures did not result in a material variance as of September 30, 1997, from valuations using the Securities and Exchange Commission's guidelines.

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

        The investments of the Corporation are generally long-term in nature. Some existing investments do not bear a current yield and a return on such investments will be earned only after the investment matures or is sold. Most investments are structured so as to return a current yield throughout most of the term of the investments. However, these investments will typically produce capital gains only when sold in five to seven years. There can be no assurance, however, that any of the Corporation's investments will produce current yields or capital gains.

Operations Risks

        The Corporation generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value in any period. The Corporation has stated above that it anticipates that the rate of growth in net asset value may slow over the next several years depending on the timing of gains from the current portfolio, but that the rate of growth in net asset value may then increase for several years due to the higher investment levels achieved in the last several fiscal years and anticipated to be achieved into the foreseeable future. The Corporation typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events. Accordingly, a contraction in the markets generally for corporate acquisitions and/or initial public offerings could adversely affect the Corporation's ability to realize capital gains, if any, from the sale of its portfolio company securities. The SBIC guidelines under which MorAmerica Capital operates permit the MorAmerica Capital Board of Directors to determine increases in fair value of unliquidated portfolio investments based upon a number of factors, including subsequent financings provided to portfolio companies. Accordingly, decreases in the supply or demand for additional capital to the Corporation's portfolio companies could adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. The Corporation's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

Interest Rate Risks

        The Corporation faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 1997, the Corporation had outstanding $10,290,000 in principal amount of SBA-guaranteed debentures issued by the Corporation's subsidiary, MorAmerica Capital, which mature as follows:
$2,450,000 in 2000, $5,690,000 in 2001 and $2,150,000 in 2003. These debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by the Corporation with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then the Corporation may incur higher interest expenses during subsequent periods, and the Corporation's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

        Second, the Corporation has stated that one of its goals is to structure more portfolio investments to provide a current yield in order to provide the Corporation with increased earnings stability. These investments typically provide for a fixed preferred dividend or interest rate. Accordingly, the Corporation's ability to earn a net operating profit under its current strategy could be adversely affected by a decrease in market interest rates over the next several years because the increased level of portfolio investments anticipated to be made during this period would reflect these lower interest rates, which would adversely affect the Corporation's projected total income over the foreseeable future.

        Third, many of the Corporation's portfolio companies have or will also issue debt senior to the Corporation's investment. The payment of principal and interest due on the Corporation's investment, therefore, will generally be subordinate to payments due on any such senior debt. Moreover, senior debt typically bears interest at a floating rate, whereas the Corporation's investments generally do not. Therefore, any increase in market interest rates may put significant economic pressure on those portfolio companies that have issued senior debt which bears interest a floating rate. Accordingly, the Corporation's ability to achieve net operating income and generally to realize on its portfolio investments may be adversely affected by an increase in market interest rates.


                 [Remainder of page intentionally left blank]

                    [LETTERHEAD OF KPMG PEAT MARWICK LLP]




                         INDEPENDENT AUDITORS' REPORT



Board of Directors
MACC Private Equities Inc.:


We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary, including the consolidated schedule of investments, as of September 30, 1997, and the related consolidated statements of operations and cash flows for the year ended September 30, 1997, and the consolidated statements of changes in net assets for the years ended September 30, 1997 and 1996. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 1997. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 1997, and the results of their operations and their cash flows for the year then ended, and changes in net assets for the years ended September 30, 1997 and 1996, in conformity with generally accepted accounting principles.




                                                           KPMG Peat Marwick LLP


Des Moines, Iowa
October 30, 1997

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997


                                    Assets
                                    ------
Loans and investments in portfolio securities
   at market or fair value, cost of $20,680,038 (note 2)            $18,424,612

U.S. treasury bills, at cost, which approximates market               2,928,924
Certificates of deposit                                               1,756,801
Cash                                                                    756,754
Other assets, net                                                     1,035,331
Deferred income taxes (note 5)                                        1,093,000
                                                                    -----------
          Total assets                                              $25,995,422
                                                                    ===========
                       Liabilities and Stockholders' Equity

Liabilities:
   Debentures payable, net of discount (note 3)                     $10,244,478
   Accrued interest                                                     259,662
   Accounts payable and other liabilities                               111,440
                                                                    -----------
          Total liabilities                                          10,615,580
                                                                    -----------
Stockholders' equity (notes 3 and 4):
   Common stock, $.01 par value per share;
     authorized 4,000,000 shares; issued 1,039,615 shares.               10,396


   Additional paid-in-capital (notes 4 and 5)                        15,312,381
   Net investment loss                                                 (239,290)
   Net realized gain on investments                                   2,551,781
   Unrealized depreciation on investments                            (2,255,426)
                                                                    -----------
          Total stockholders' equity                                 15,379,842
                                                                    -----------
Commitments (note 6)

          Total liabilities and stockholders' equity                $25,995,422
                                                                    ===========
Net assets per share                                                $     14.79
                                                                    ===========



See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENT OF OPERATIONS
                        YEAR ENDED SEPTEMBER 30, 1997



Investment income:
   Interest                                                         $ 1,493,840
   Dividends                                                            181,378
   Other                                                                122,571
                                                                    -----------
          Total income                                                1,797,789
                                                                    -----------
Operating expenses:
   Interest                                                             891,460
   Management fees (note 6)                                             684,584
   Professional fees                                                    203,501
   Other                                                                271,611
                                                                    -----------
          Total operating expenses                                    2,051,156
                                                                    -----------
          Investment expense, net                                      (253,367)
                                                                    -----------
Realized and unrealized gain (loss) on investments (note 2):
   Net realized gain on investments                                     952,102
   Net change in unrealized
     appreciation/depreciation on investments                        (2,200,033)
                                                                    -----------
     Net loss on investments                                         (1,247,931)
                                                                    -----------
     Net change in net assets from operations                       $(1,501,298)
                                                                    ===========



See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS


                   YEARS ENDED SEPTEMBER 30, 1997 AND 1996


                                                         1997            1996
                                                         ----            ----
Operations:
     Net investment expense                         $  (253,367)        (89,576)
     Net realized gain on investments, net of tax       952,102         514,172
     Net change in unrealized
       depreciation on investments                   (2,200,033)       (641,851)
                                                    -----------      ----------
          Net decrease in
               net assets from operations            (1,501,298)       (217,255)


Issuance of common stock (note 4)                          -            354,000
Repurchase/retirement of common stock (note 4)         (180,388)       (506,097)
Recognized income tax benefit of
     preconfirmation net operating losses                  -            265,000
Payments for fractional shares in connection
     with stock split (note 4)                         ( 16,241)           -
                                                    -----------      ----------
          Net decrease in net assets                 (1,697,927)       (104,352)

Net assets:
     Beginning of period                             17,077,769      17,182,121
                                                    -----------      ----------
     End of period                                  $15,379,842      17,077,769
                                                    ===========      ==========


See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                        YEAR ENDED SEPTEMBER 30, 1997


Cash flows from operating activities:
   Decrease in net assets from operations                           $(1,501,298)
                                                                    -----------
   Adjustments to reconcile decrease
      in net assets from operations to
      net cash used in operating activities:
          Change in provision for doubtful accounts                      86,632
          Net realized and unrealized loss on investments             1,247,931
          Other                                                          22,418
          Change in assets and liabilities:
             Receivables and other assets                               157,891
             Accrued interest, accounts payable, and other
              liabilities                                              (221,677)
                                                                    -----------
               Total adjustments                                      1,293,195
                                                                    -----------
               Net cash used in operating activities                   (208,103)
                                                                    -----------
Cash flows from investing activities:
   Proceeds from disposition of and payments on
     loans and investments in portfolio securities                    1,466,175
   Purchases of loans and investments
     in portfolio securities                                         (9,800,370)
   Proceeds from disposition of other investments                    18,146,077
   Purchases of other investments                                   (11,570,755)
                                                                    -----------
          Net cash used in investing activities                      (1,758,873)
                                                                    -----------
Cash flows from financing activities:
   Payments for fractional shares in
     connection with stock split                                        (16,241)
   Retirement of common stock                                          (180,388)
                                                                    -----------
          Net cash used in financing activities                        (196,629)
                                                                    -----------
          Net decrease in cash and cash equivalents                  (2,163,605)

Cash and cash equivalents at beginning of year                        5,066,011
                                                                    -----------
Cash and cash equivalents at end of year                            $ 2,902,406
                                                                    ===========
Supplemental disclosure of cash flow information -
   Cash paid during the year for interest                           $   876,082
                                                                    ===========
Supplemental disclosure of noncash
   investing and financing information -
     Assets received in lieu of cash                                $   321,441
                                                                    ===========




See accompanying notes to consolidated financial statements.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                              SEPTEMBER 30, 1997



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS


     Basis of Presentation


     The consolidated financial statements include the accounts of MACC
         Private Equities Inc. (Equities) and its wholly owned subsidiary, MorAmerica Capital Corporation (MACC). Effective March 31, 1997, MorAmerica Realty Services, Inc., a former subsidiary, was merged into Equities. Equities and MACC (the Company) are qualified as business development companies under the Investment Company Act of 1940. All material intercompany accounts and transactions have been eliminated. The financial statements have been prepared in accordance with generally accepted accounting principles for investment companies.


     On February 15, 1995, the Company consummated a plan of reorganization as confirmed by the United States Bankruptcy Court for the Northern District of Iowa on December 28, 1993. As of February 15, 1995, the Company adopted fresh-start reporting in accordance with AICPA Statement of Position (SOP) 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," resulting in the Company's assets and liabilities being adjusted to fair values.


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


     Cash Equivalents


     For purposes of reporting cash flows, the Company considers certificates of deposit and U.S. treasury bills with maturities of three months or less from purchase and money market deposit accounts to be cash equivalents. At September 30, 1997, such amounts totaled $2,145,652.


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

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS, CONTINUED


     Income Taxes


     Equities and its subsidiary are members of a consolidated group for income tax purposes.


     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

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

     Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $18,424,612 and $20,680,038, respectively, at September 30, 1997.

     The estimated fair value of long-term debt is $10,800,000, with cost of $10,290,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

     Effect of New Financial Accounting Standards

     SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted by the Company for the year ended September 30, 1997, and provides standards for accounting recognition or derecognition of assets and liabilities. SFAS 125 had no material effect on the financial position and results of operations of the Company.

     No proposed financial accounting standards are expected to have a material effect on the Company.

(2)  LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

     Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with current concentrations in the Midwest and New England. The Company determined that the fair value of its portfolio securities was $18,424,612 at September 30, 1997. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

(2)  LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES, CONTINUED


     The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities at September 30, 1997, except for Apertus Technologies, Inc. (28,922 common shares carried at $71,703, with a cost of $250,536), are considered to be restricted in their disposition and are illiquid.

(3)  DEBENTURES PAYABLE

     Debentures of MACC guaranteed by the Small Business Administration (SBA) of
         $10,290,000 at September 30, 1997, are unsecured. In accordance with SOP 90-7, the debentures were revalued to fair value on February 15, 1995. Debentures payable at September 30, 1997, are recorded net of discount of $45,522. Maturities of the debentures are as follows:


                                                  Interest
          Year ending September 30,  Debentures     rate
          -------------------------  -----------  --------
                     2000            $2,450,000     9.30%
                     2001             5,690,000     9.08
                     2003             2,150,000     6.12
                                     -----------  ========
                                     $10,290,000
                                     ===========


     The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 1997, $708,574 of MACC's undistributed net realized earnings (computed under SBA guidelines) of $6,441,040 were available for distribution to Equities.

(4)  STOCKHOLDERS' EQUITY

     Transactions in common stock during the year ended September 30, 1997, were as follows:


                                               Shares     Amount
                                              --------  ----------
       Purchase and retirement of shares (1)   (19,346) $ (180,388)
       Issuance of shares (2)                   94,863           -
                                              --------  ----------
          Net change                            75,517  $ (180,388)
                                              ========  ==========

     The purchase, retirement, and issuance of shares increased common stock by $755. Amounts greater than par were allocated to additional paid-in capital, increasing the balance by $180,194 to $15,312,381.

          (1)  The Company conducted a Commission-Free Shareholder
               Sales Plan, purchasing outstanding shares from stockholders with less than 100 shares.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

(4)  STOCKHOLDERS' EQUITY, CONTINUED

          (2) On February 25, 1997, the Company declared a 10 percent stock split effected in the form of a dividend to shareholders of record on March 14, 1997. As part of this transaction, the Company made payments to shareholders totaling $16,241, representing the amount due for fractional shares. These payments were allocated to net realized gain on investments.


     On February 25, 1997, the Company's shareholders approved a resolution to increase the number of shares authorized from 2,000,000 to 4,000,000.

(5)  INCOME TAXES

     Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34 percent to pre-tax income due to the following:


     Computed "expected" tax benefit                              $(493,000)
     Increase (reduction) in income taxes resulting from:
         State income tax benefit, net of federal tax effect        (87,000)
         Nontaxable dividend income                                 (48,000)
         Change in the beginning of the period balance
            valuation allowance for deferred tax assets             625,000
         Other                                                        3,000
                                                                 ----------
               Income tax expense                                $     -
                                                                 ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 1997, are as follows:


     Net operating loss carryforwards                            $5,441,000
     Unrealized depreciation on investments                       1,984,000
     Other                                                          103,000
                                                                 ----------
               Total gross deferred tax assets                    7,528,000
     Less valuation allowance                                     6,435,000
                                                                 ----------
               Net deferred tax assets                           $1,093,000
                                                                 ==========

     The valuation allowance for deferred tax assets as of September 30, 1996, was $5,810,000. The net change in the total valuation allowance for the year ended September 30, 1997, was an increase of $625,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $19 million prior to the expiration of the net operating loss carryforwards in 2009. The Company had no taxable income for the year ended September 30, 1997. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1997.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

(5)  INCOME TAXES, CONTINUED

     Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of September 30, 1997, will primarily be allocated to additional paid-in capital under the provisions of SOP 90-7.

     At September 30, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $13,603,000, which are available to offset future federal taxable income, if any, through 2009. Approximately $2,557,000 of the carryforwards are available for the year ending September 30, 1998, with approximately $1,004,000 available annually thereafter.

(6)  COMMITMENTS

     Management Agreements

     Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The Agreement expires September 30, 1998, but may be renewed annually thereafter by the board of directors of Equities. The management fee is equal to 2.5 percent of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4 percent of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon 60 days written notice. Total management fees under the Agreement amounted to $94,592 for the year ended September 30, 1997. There were no incentive fees accrued or paid under the Agreement in 1997.

     MACC has a separate investment advisory agreement with IAIA. This agreement expires September 30, 1998, but may be renewed annually thereafter by the board of directors of MACC. The fee is equal to 2.5 percent of the capital under management (as defined in the Agreement) on an annual basis, but in no event more than 2.5 percent of the assets under management on an annual basis; plus $5,000 per month through September 30, 1998. In addition, MACC contracted to pay IAIA 13.4 percent of the net realized capital gains, before taxes, on investments in the form of an incentive fee. Net realized capital gains, as defined in the agreement, are calculated as gross realized gains, net of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Total management fees under this agreement amounted to $589,992 for the year ended September 30, 1997. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. There were no incentive fees accrued or paid under this agreement in 1997.


                                                                                                                          Schedule 1
                                                                                                                          ----------
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                               CONSOLIDATED SCHEDULE OF INVESTMENTS
                                                        SEPTEMBER 30, 1997
            Company                                Equity                      Security                       Value         Cost
            -------                                --------                    --------                       -----         ----
Manufacturing:
     Central Fiber Corporation                                      *Warrant to purchase 18.4 common
       Wellsville, Kansas                                              shares at $1.00, expires
       Recycles and manufactures                                       October 29, 2002                     $  150,000           -
        cellulose fiber products                                    *Warrant to purchase 10.4 common
                                                                       shares at $1.00, expires
                                                                       October 29, 2002                              -           -
                                                                    12% Debt security, due January 1, 2003     400,000     400,000
                                                                                                            ----------   ---------
                                                   15.60%                                                      550,000     400,000
                                                                                                            ----------   ---------
     Centrum Industries, Inc.                                       11% Debt security, due March 31, 2001    1,254,890   1,254,890
       Holland, Ohio                                                *Warrant to purchase 627,445 common
       Holding Company with strategic basic                            shares at $2.00, expires March 8, 2004       13          13
        industry holdings                                           *Warrant to purchase 3,732 common
                                                                       shares at $2.00, expires                      -           -
                                                                       March 8, 2004
                                                                    *Warrant to purchase 4,547 common
                                                                       shares at $2.00, expires                      -           -
                                                                       March 8, 2004
                                                                    *Stock option to purchase 10,756 common
                                                                       shares at $2.00, expires                      -           -
                                                                       September 1, 2007                    ----------   ---------
                                                    5.40%                                                    1,254,903   1,254,903
                                                                                                            ----------   ---------

     Cirque Corporation                                             *100,000 Shares Series A Pfd. at $3.35     335,000     335,000
       Salt Lake City, Utah                                         *55,834 Shares Series A Pfd. at $6.00      335,004     335,004
                                                                                                            ----------   ---------
       Develops, manufactures, and markets          3.45%                                                      670,004     670,004
        PC pointing devices                                                                                 ----------   ---------

     Humane Manufacturing, LLC                                      12% Debt security, due April 3, 2002       784,300     784,300
       Baraboo, Wisconsin                                           Membership interest                        101,200     101,200
                                                                                                            ----------   ---------
       Manufacturer of rubber mats and metal       44.28%                                                      885,500     885,500
                                                                                                            ----------   ---------
        animal confinement equipment


                                                                                                                 Schedule 1, Cont'd
                                                                                                                 ------------------
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED


                    Company                        Equity                   Security                             Value      Cost
                    -------                        ------                   --------                             -----      ----
Manufacturing, continued:

   J-Tec Associates, Inc.                                        *87,413 Shares Series C Pfd. at $2.86       $    9,245     9,248
      Cedar Rapids, Iowa                                         *51,129 Shares Series E Pfd. at $27.83          52,622    52,635
      Designer and manufacturer of gaseous                       *5,244 Shares Series C Pfd. at $2.86               555       555
        and liquid flow measurement                              *31,250 Shares Series D Pfd. at $1.60            1,849     1,849
        and metering devices                                     *58 Common shares at $6.044                         13        13
                                                                 *3,200 Common shares at $0.1375                     16       440
                                                                                                             ----------  --------
                                                   6.43%                                                         64,300    64,740
                                                                                                             ----------  --------
   KW Products, Inc.
      Cedar Rapids, Iowa                                         Variable rate debt security, due
      Manufacturer of automobile after-market                       January 1, 2001                             418,483   418,483
        engine and brake repair machinery                        *29,340 Common shares at $.01                   92,910    92,910
                                                                                                             ----------  --------
                                                   28.50%                                                       511,393   511,393
                                                                                                             ----------  --------

   Linton Truss Corporation                                      *10% Debt security, due March 1, 2001          408,514   408,514
      Delray Beach, Florida                                      *542.8 Common shares at $73.69                  40,000    40,000
      Markets and manufactures residential                       *400 Shares Series 1 Pfd.                            -         -
        roof and floor truss systems                             *14% Debt security, due October 31, 2001        80,000    80,000
                                                                 *Warrant to purchase 14.682% of
                                                                    common shares, expires February 24, 2005         15        15
                                                                 *Warrant to purchase 5.0% of
                                                                    common shares, expires February 24, 2005          -         -
                                                                 *Warrant to purchase 1.224% of
                                                                    common shares, expires February 24, 2005          -         -
                                                                                                             ----------  --------
                                                   20.91%                                                       528,529   528,529
                                                                                                             ----------  --------

                                                                                                             Schedule 1, Cont'd
                                                                                                             ------------------
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED

             Company                         Equity         Security                                           Value        Cost
             -------                         ------         --------                                           -----        ----
Manufacturing, continued:

  Monitronics                                1.29%      *73,214 Common shares                                 $ 73,214      54,703
    Dallas, Texas                                                                                             --------     -------
    Provides home security
      systems monitoring services

  Murphey Acquisition, LLC                              12% Debt security, due November 15, 2001               937,500     937,500
    Mishawaka, Indiana                                  Membership interest                                          -           -
                                                                                                              --------     -------
    Manufacturer of custom plastic          19.29%                                                             937,500     937,500
    injection molded products for the RV and                                                                  --------     -------
    other industries
  Portrait Display, Inc.                                *535,715 Shares Series B Pfd. at $1.40                  99,999     750,001
    Freemont, California                                *Warrant to purchase 16,071 common
    Designs and markets pivot enabling                     shares at $.14, expires August 23, 1998                   -           -
    software for LCD computer monitors                  *71,429 Shares Series C Pfd. at $1.40                  100,001     100,001
                                                        *Warrant to purchase 13,570 Series C Pfd.
                                                           at $1.40, expires November 21, 2001                       -           -
                                                        *Warrant to purchase 12,240 Series C Pfd.
                                                           at $1.40, expires November 21, 2001                       -           -
                                                        *Warrant to purchase 27,160 Series C Pfd.
                                                           at $1.40, expires November 21, 2001                       -           -
                                                                                                              --------     -------
                                             7.20%                                                             200,000     850,002
                                                                                                              --------     -------
  Simoniz USA, Inc.                                     12% Debt security, due January 2, 2002                 750,000     750,000
    Bolton, Connecticut                                 *Warrant to purchase 6.5625% of common shares
    Producer of cleaning and wax                           at $7,803.72 per share, expires December 23, 2006         -           -
                                                                                                              --------     -------
    products under the Simoniz               6.56%                                                             750,000     750,000
                                                                                                              --------     -------
    brand and private label brand names

                                                                                                                 Schedule 1, Cont'd
                                                                                                                 ------------------
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED
                                                                                                                    Percent of
            Company                                 Equity              Security                                    net assets
            -------                                 ------              --------                                    ----------
Manufacturing, continued:

Taylor Holdings, Inc.                                             8% Debt security, due May 31, 2003
  Kansas City, Missouri                                           *48,038 Common shares at $1.00
  Manufacturer of industrial                                      *292,800 Shares Pfd. at $1.04
   bagging equipment                                              *Warrant to purchase 56,529 common shares
                                                                      at $1.00, expires May 31, 2002
                                                    16.80%
Tru-Circle Corporation                                            11% Debt security, due December 11, 2001
  Wichita, Kansas                                                 *Warrant to purchase 271,234 common shares
  Manufacturer of precision parts for the                             at $.45, expires December 11, 2007
   aircraft, aerospace, and defense industries       9.00%


Weld Racing, Inc.                                                 13% Debt security, due June 13, 2002
  Kansas City, Missouri                                           *Warrant to purchase 26.9824 common shares
  Manufacturer of custom wheels for the                               at $1.00, expires June 13, 2008
   performance automotive aftermarket                4.50%

  Total manufacturing                                                                                                 60.09%
                                                                                                                    -------
Chemicals:

  Pharmco Products, Inc.                                          12% Debt security, due April 1, 2000
   Brookfield, Connecticut                                        16,675 Shares Class A Res. Pfd. at $10.00
   Distributor and processor of ethyl                             *25 Common shares
    alcohol products                                 8.75%

   Total chemicals                                                                                                     5.32%
                                                                                                                    -------

                                                                     Value             Cost
                                                                     -----             ----
Manufacturing, continued:

Taylor Holdings, Inc.                                            $  574,163           574,163
  Kansas City, Missouri                                              48,038            48,038
  Manufacturer of industrial                                        304,512           304,512
   bagging equipment
                                                                        565               565
                                                                 ----------        ----------
                                                                    927,278           927,278
                                                                 ----------        ----------
Tru-Circle Corporation                                            1,218,750         1,218,750
  Wichita, Kansas
  Manufacturer of precision parts for the                               122               122
                                                                 ----------        ----------
   aircraft, aerospace, and defense industries                    1,218,872         1,218,872
                                                                 ----------        ----------

Weld Racing, Inc.                                                   700,000           700,000
  Kansas City, Missouri
  Manufacturer of custom wheels for the                                  32                32
                                                                 ----------        ----------
   performance automotive aftermarket                               700,032           700,032
                                                                 ----------        ----------
  Total manufacturing                                             9,271,525         9,753,456
                                                                 ----------        ----------
Chemicals:

  Pharmco Products, Inc.                                            333,250           333,250
   Brookfield, Connecticut                                          487,170           166,750
   Distributor and processor of ethyl                                     -                 -
                                                                 ----------        ----------
    alcohol products                                                820,420           500,000
                                                                 ----------        ----------
   Total chemicals                                                  820,420           500,000
                                                                 ----------        ----------



                                                                                                                Schedule 1, Cont'd
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED

       Company                                           Equity                  Security
       -------                                           ------                  --------
Service/Merchandising:
   Apertus Technologies, Inc.                           Less than
       Eden Prairie, Minnesota                              1.00%          *28,922 Common shares at $8.66
       Acquires, develops, markets, and
          licenses IBM and IBM compatible
          mainframe software

   Concentrix Corporation                                                  11,550 Shares 10% Amortizing Pfd. at $100.00
       Rochester, New York                                                 *Warrant to purchase 412,500 common shares
       Provides media outsourcing solutions                                     at $.01, expires April 1, 2007
          to corporations including telemarketing,                         *Warrant to purchase 82,500 common shares
          fulfillment and creative communications                               at $.01, expires April 1, 2007
                                                                           *Warrant to purchase 82,500 common shares
                                                                                at $.01, expires April 1, 2007
                                                                           *Warrant to purchase 100,650 common shares
                                                                                at $.01, expires April 1, 2007
                                                            8.25%

   Heritage Consumer Products, LLC                                         12% Debt security, due September 1, 2004
       Brookfield, Connecticut                                             Membership interest
       Distributor of consumer over the counter             9.30%
          pharmaceutical products

   NewPath Communications, LC                                              10% Debt security, due April 16, 2002
       Des Moines, Iowa                                                    Membership interest
       Rural cable TV network with subscribers              6.93%
          in Iowa, Illinois and Missouri


                                                                           Value                     Cost
                                                                           -----                     ----
Service/Merchandising:
   Apertus Technologies, Inc.
       Eden Prairie, Minnesota                                         $      71,703                 250,536
       Acquires, develops, markets, and                                -------------             -----------
          licenses IBM and IBM compatible
          mainframe software

   Concentrix Corporation                                                  1,155,000               1,155,000
       Rochester, New York
       Provides media outsourcing solutions                                      -                       -
          to corporations including telemarketing,
          fulfillment and creative communications                                -                       -

                                                                                 -                       -

                                                                                 -                       -
                                                                       -------------             -----------
                                                                           1,155,000               1,155,000
                                                                       -------------             -----------
   Heritage Consumer Products, LLC                                           983,913                 983,913
       Brookfield, Connecticut                                               147,587                 147,587
                                                                       -------------             -----------
       Distributor of consumer over the counter                            1,131,500               1,131,500
          pharmaceutical products                                      -------------             -----------

   NewPath Communications, LC                                                847,000                 847,000
       Des Moines, Iowa                                                          385                     385
                                                                       -------------             -----------
       Rural cable TV network with subscribers                               847,385                 847,385
                                                                       -------------             -----------
          in Iowa, Illinois and Missouri

                                                                                                                Schedule 1, Cont'd
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED

               Company                            Equity                   Security
               -------                            ------                   --------
Service/Merchandising, continued:

   Organized Living, Inc.                                          400,000 Shares Series A Pfd. convertible at $1.00
       Lenexa, Kansas                                              130,435 Shares Series B Pfd. convertible at $1.15
       Retail specialty store for storage                          43,478 Shares Series B Pfd. convertible at $1.15
          and organizational products              6.00%

   Potpourri Collection, Inc.                                      Variable debt security, due May 31, 2001
       Medfield, Massachusetts                                     *Warrant to purchase 40 common
       Gift and stitchery mail order                                    shares at $.01, expires December 23, 2001
          catalog retailer                         3.46%

   Progressive Solutions, Inc.                                     *12% Debt security, due December 31, 1999
       Salt Lake City, Utah                                        *12% Debt security, due March 31, 2000
       Develops court automation and                               *Warrant to purchase 33,852 common shares
          public records management software                            at $0.0066, expires January 25, 2000
                                                                   *Warrant to purchase 14,505 common shares
                                                                        at $0.0069, expires December 13, 2004
                                                                   *12% Debt security, due December 31, 1999
                                                                   *Warrant to purchase 10,000 common shares
                                                                        at $14.00, expires May 28, 2002
                                                                   *Warrant to purchase 300 common shares
                                                                        at $.1667, expires May 28, 2002
                                                                   *12% Debt security, due May 31, 1997
                                                                   *12% Debt security, due on demand
                                                                   *15% Debt security, due on demand
                                                  28.80%

   RSI Holdings, Inc.                                              11% Debt security, August 22, 2002
       Fargo, North Dakota                                         *Warrant to purchase 1,188 common shares
       Satellite simulcast communications and                           at $251.86, expires May 22, 2007
          services to the gaming industry         11.88%


                                                                        Value                       Cost
                                                                        -----                       ----
Service/Merchandising, continued:

   Organized Living, Inc.                                         $        400,000                 400,000
       Lenexa, Kansas                                                      150,000                 150,000
       Retail specialty store for storage                                   50,001                  50,001
                                                                  ----------------        ----------------
          and organizational products                                      600,001                 600,001
                                                                  ----------------        ----------------
   Potpourri Collection, Inc.                                              383,333                 383,333
       Medfield, Massachusetts
       Gift and stitchery mail order                                           -                       -
                                                                  ----------------        ----------------
          catalog retailer                                                 383,333                 383,333
                                                                  ----------------        ----------------
   Progressive Solutions, Inc.                                             111,600                 150,000
       Salt Lake City, Utah                                                260,600                 350,000
       Develops court automation and
          public records management software                                   100                     100

                                                                               100                     100
                                                                            93,200                 125,000

                                                                               -                       -

                                                                               -                       -
                                                                           149,000                 200,000
                                                                           111,600                 150,000
                                                                           149,000                 200,000
                                                                  ----------------        ----------------
                                                                           875,200               1,175,200
                                                                  ----------------        ----------------

   RSI Holdings, Inc.                                                      600,000                 600,000
       Fargo, North Dakota
       Satellite simulcast communications and                                  -                       -
                                                                  ----------------        ----------------
          services to the gaming industry                                  600,000                 600,000
                                                                  ----------------        ----------------


                                                                                                                Schedule 1, Cont'd
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED


               Company                                      Equity          Security
               -------                                      ------          --------
Service/Merchandising, continued:
   Sight & Sound Distributors, Inc.                                      12.5% Debt security, due April 22, 2001
       St. Louis, Missouri                                               *Warrant to purchase 53,911 common shares
       National video products distributor                                    at $.01, expires April 22, 2007
                                                            5.67%

   Tuttle Design Building, Inc.                                          *106,362 Shares Pfd. at $13.59
       Lakeworth, Florida                                                *26.14% Interest in $550,000 promissory note
       Distributor of ornamental and bedding plants                      *8% Loan due December 31, 1999
          to retailers and provider of irrigation           9.00%
          and landscaping services
          Total service/merchandising

Other:
   Miles Media Group, Inc.                                               *Warrant to purchase 570 common
       Sarasota, Florida                                                      shares at $52.64, expires February 2, 2001
       Tourist magazine publisher                                        *Warrant to purchase 1,799 common
                                                                              shares at $52.64, expires June 1, 2002
                                                                         12% Loan, due June 1, 1997
                                                                         *4,500 Shares Red. Pfd. at $100.00
                                                                         *1,550 Shares Class A Conv. Pfd. at $32.26
                                                                         *5,000 Shares Class C Conv. Pfd. at $10.00
                                                                         *1,000 Shares Red. Pfd. at $100.00
                                                                         *Warrant to purchase 1,100 common shares
                                                                              shares at $186, expires December 1, 2001
                                                           26.70%

                                                            Percent of
                                                            net assets             Value                      Cost
                                                            ----------             -----                      ----
Service/Merchandising, continued:
   Sight & Sound Distributors, Inc.                                           $      1,333,333               1,333,333
       St. Louis, Missouri
       National video products distributor                                                 -                       -
                                                                               ---------------           -------------
                                                                                     1,333,333               1,333,333
                                                                               ---------------           -------------
   Tuttle Design Building, Inc.                                                            -                 1,444,990
       Lakeworth, Florida                                                                    1                 143,770
       Distributor of ornamental and bedding plants                                        -                    41,116
                                                                               ---------------           -------------
          to retailers and provider of irrigation                                            1               1,629,876
          and landscaping services                                             ---------------           -------------
          Total service/merchandising                        45.35%                  6,997,456               9,106,164
                                                           -------             ---------------           -------------
Other:
   Miles Media Group, Inc.
       Sarasota, Florida                                                                   -                       -
       Tourist magazine publisher
                                                                                           -                       -
                                                                                       200,000                 200,000
                                                                                       700,000                 450,000
                                                                                        50,003                  50,003
                                                                                        50,000                  50,000
                                                                                       100,000                 100,000

                                                                                           -                       -
                                                                               ---------------           -------------
                                                                                     1,100,003                 850,003
                                                                               ---------------           -------------



                                                                                                                 Schedule 1, Cont'd
                                             MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
                                          CONSOLIDATED SCHEDULE OF INVESTMENTS, CONTINUED

                                                                                                                Percent of
                         Company                         Equity            Security                             net assets
                         -------                         ------            --------                             ----------
Other, continued:

   Northword Holding Corporation                                      *325.8 Shares Red. Pfd. at $1,000.00
       Minocqua, Wisconsin                                            *235 Common shares at $615.38
       Publisher of nature-related books,                             *Earnout warrant
          calendars, posters, and audio products                      *Earnout warrant
                                                         2.10%
          Total others                                                                                            8.65%
                                                                                                                  -----



                                                              Value                      Cost
                                                              -----                      ----
Other, continued:

   Northword Holding Corporation                        $        235,208                 325,800
       Minocqua, Wisconsin                                           -                   144,615
       Publisher of nature-related books,                            -                       -
          calendars, posters, and audio products                     -                       -
                                                        ----------------             -----------
                                                                 235,208                 470,415
                                                        ----------------             -----------
          Total others                                         1,335,211               1,320,418
                                                        ----------------             -----------
                                                        $     18,424,612              20,680,038
                                                        ================             ===========

*Presently nonincome producing





See accompanying notes to consolidated schedule of investments.

                  MACC PRIVATE EQUITIES INC. AND SUBSIDIARY

                NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

                              SEPTEMBER 30, 1997


(A) For investments held at the February 15, 1995, fresh-start date, the stated cost represents the fair value at the fresh-start date.

(B)  At September 30, 1997, all securities except for Apertus
     Technologies, Inc. are considered to be restricted in their disposition and are stated at what the board of directors considers to be fair market value.

(C) The percentages in the "equity" column express the actual or potential equity interest held by MACC Private Equities Inc. and subsidiary (the Companies) in each issuer. The percentage represents the amount of the issuer's common stock held by the Companies as a percentage of the issuer's total outstanding common stock or, where the issuer has outstanding warrants, convertible securities, or shares reserved for employee stock options, the percentage reflects the approximate equity interest held by the Companies upon the exercise of all warrants, conversion rights, and reserved employee options.

(D) At September 30, 1997, the cost of securities for federal income tax purposes was $23,385,033, and the aggregate unrealized appreciation and depreciation based on that cost was:


                        Unrealized appreciation       $   720,420
                        Unrealized depreciation        (5,680,841)
                                                      -----------
                        Net unrealized depreciation   $(4,960,421)
                                                      ===========

(E) The Companies own a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, 21 of these restricted securities include registration rights, and 6 of these restricted securities do not include registration rights. Within the 21 securities that include registration rights, the actual rights include the following general characteristics:

     1. The securities generally provide for demand rights as follows:

          a. The demand rights may only be required from a low of 25 percent of the security holders to a high of a majority of the security holders.

          b. The security holders may require from one to two demand registrations.

          c. The small businesses are generally only required to use "best efforts" to comply with the demands.

     2. The securities generally allow the security holders to register securities if the small business registers its securities, i.e. "piggyback rights."

          a. Piggyback rights generally may be accessed by individual security holders.

          b. Under piggyback rights, the small business and its investment bankers are only required to use best efforts to comply with the right.

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

SHAREHOLDERS

        The Corporation had approximately 3,074 record holders of its common stock at November 28, 1997.

ANNUAL MEETING

        The Annual Meeting of Shareholders of the Corporation will be held on Tuesday, February 24, 1998, at 10:00 a.m. at the Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

DIVIDENDS

        The Corporation has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Corporation's business. During fiscal year 1997, however, the Corporation declared and paid a 10% stock split effected in the form of a stock dividend. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Corporation's earnings, capital requirements, financial condition and other relevant factors. The Corporation does not presently have any type of dividend reinvestment plan.

MARKET PRICES

        The common stock of the Corporation is traded in the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market under the symbol "MACC." At the close of business on November 28, 1997, the bid price for shares of the Corporation's common stock was $9.375. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of the Corporation's fiscal year 1997 were taken from quotations provided to the Corporation by the National Association of Securities Dealers, Inc:



                                                              High         Low
--------------------------------------------------------------------------------
 December 31, 1996                                            $ 9.32*     8.18*
 March 31, 1997                                                10.50      9.09*
 June 30, 1997                                                 11.00     10.00
 September 30, 1997                                            10.00      9.00


        *High and low bid quotations for the three months ended December 31, 1996, and the low bid quotation for the three months ended March 31, 1997, have been adjusted to reflect the payment of a 10% stock split effected in the form of a stock dividend on March 31, 1997.

Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                   ---------------------------------------
                                 FUND MANAGER
                   ---------------------------------------
                   InvestAmerica Investment Advisors, Inc.

                   ---------------------------------------
                              OFFICERS AND STAFF
                   ---------------------------------------

                              DAVID R. SCHRODER
                           President and Secretary

                               ROBERT A. COMEY
                    Executive Vice President and Treasurer

                               KEVIN F. MULLANE
                                Vice President

                               MARILYN M. BENGE
                             Assistant Secretary

                   ---------------------------------------
                              BOARD OF DIRECTORS
                   ---------------------------------------

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

                       HENRY T. MADDEN, Iowa City, Iowa
                   Adjunct Professor, School of Management,
                University of Iowa, and Management Consultant

                     JAMES L. MILLER, Cedar Rapids, Iowa
                      Self-employed, with background in
                              retail management

                    DAVID R. SCHRODER, Cedar Rapids, Iowa
                    President of the Company, President of
                   InvestAmerica Investment Advisors, Inc.

                      JOHN D. WOLFE, Mount Vernon, Iowa
                   Retired from a career in retail banking
                             and mortgage lending

                    TODD J. STEVENS, Salt Lake City, Utah
                Manager of the Utah Office of Wasatch Venture
              Fund, Manager of the Venture Capital Department of
                          Zions First National Bank