Form 10-K, Exhibit 13
period 1998-09-30
MACC PRIVATE EQUITIES INC
filed 1998-12-29
CIK 923808

                                                                     EXHIBIT 13

FINANCIAL HIGHLIGHTS




FISCAL 1998 WAS AN EXCEPTIONAL YEAR WITH SUCCESS IN OPERATING RESULTS AND INCREASED MARKET VALUE, LIQUIDITY AND PORTFOLIO GROWTH.



$ IN THOUSANDS, EXCEPT PER SHARE DATA


                                                                                    --------------------
                                                                                        Total Assets
                                                                                    --------------------
AT YEAR END SEPTEMBER 30                      1998          1997         % CHANGE
   Total Assets                             $31,295        25,995           20%
   Total Stockholder Equity                  19,528        15,380           27%           [GRAPH]
   Net Assets Per Share                       15.67         12.33(1)        27%


FOR THE YEAR                                                                        --------------------
                                                                                    Net Assets Per Share
                                                                                    --------------------

   Total Income                             $ 2,682         1,798           49%
   Net Investment Income/(Expense)              622          (253)           NA
   Net Realized Gain on Investments           1,566           952           64%           [GRAPH]
   Net Change in Unrealized Appreciation/     2,554        (2,200)           NA
     (Depreciation) on Investments
   Net Change in Net Assets                   4,157        (1,501)           NA




--------------------------------------------------------------------------------
STOCK PRICES(1),(2)                                                  $ Per Share
--------------------------------------------------------------------------------
                         1998                       1997

   QUARTER           HIGH        LOW          HIGH       LOW
   -------           -----       ----         -----      ----
   First             8.59        7.40         7.77       7.20           [GRAPH]
   Second            7.92        6.67         8.33       7.77
   Third             9.50        8.88         8.96       8.33
   Fourth           11.00        9.00         8.33       7.50

(1) Restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 1998.
(2) Closing bid price per share.
NA/Non-applicable due to 1997 negative number.


                                                   MACC PRIVATE EQUITIES INC.  1

TO OUR SHAREHOLDERS

FISCAL 1998 SAW MACC SURPASS ITS OWN EXPECTATIONS. As we proposed at our February 1998 annual meeting, management's primary goals were to enhance shareholder value and to execute MACC's long-term strategic plan to optimize the value of both the fund and its national portfolio of promising small businesses. We are pleased to report that we exceeded our projected year-end Net Asset Value Per Share and also exceeded our fiscal 1998 investment level objective. In all, fiscal 1998 was an exceptional year with success in operating results, increased market value, liquidity and portfolio growth.

SHARPLY HIGHER OPERATING RESULTS WERE ACHIEVED as Net Investment Income grew by $865,195 to $621,928 in fiscal 1998 compared with a ($253,367) expense in fiscal 1997. Benefitting from valuation increases within our maturing portfolio and favorable market conditions characterized by increased availability of senior debt, buyout and equity funding, MACC earned the majority of its fiscal 1998 gains from three portfolio companies and significant appreciation from a fourth portfolio company. As a result, our Net Change in Assets from Operations rose significantly to $4,157,490 in fiscal 1998, as compared to ($1,501,298) in fiscal 1997. On a per share basis, Net Asset Value Per Share rose by 27% to $15.67 at September 30, 1998 from $12.33 at September 30, 1997, after giving effect to a 20% stock split effected in the form of a stock dividend paid in March 1998.

MACC INCREASED MARKET VALUE when its Market Bid Price Per Share increased from $8.02 at fiscal 1997 year-end (after giving effect to a 20% stock split effected in the form of a stock dividend paid in March 1998) to $10.75 at fiscal 1998 year-end. At fiscal 1998 year-end, MACC's market capitalization totaled $13,554,513 based on the average of the closing bid and asked prices on September 30, 1998, an increase of $3,402,650, or 34%, over fiscal 1997 year-end total market capitalization.

OUR LIQUIDITY WAS ENHANCED in fiscal 1998 when we secured a portion of our future investment needs, including capital to rollover existing leverage, thanks to $18,290,000 in five-year leverage commitments from the SBA. Overall, as you know, our ability to invest is influenced by our cash position, cash earnings and availability of SBIC leverage.

WE EXCEEDED OUR FISCAL 1998 INVESTMENT GOAL OF $7,000,000 by 7.5% despite increased competition from an expanding venture capital industry. We are proud to report that since 1995 we have invested $26,539,000, an amount that exceeds the total volume of portfolio investments during the prior ten-year period. We are pleased with this investment performance because it is the engine that will drive future earnings growth. In 1998, we invested capital in seven new companies increasing the portfolio to thirty-two companies at the end of fiscal 1998.

LOOKING AHEAD, our liquidity is sound, deal flow and strategy are strong and we are guided by an experienced management team and Board. Barring a severe economic downturn or unexpected portfolio events, the natural maturity and planned growth of our portfolio should support MACC's prospects for continued growth and profitability in fiscal 1999 and beyond.




                                                       Your management and board
                                              are indebted to the support of our
                                           shareholders and portfolio companies.


                                                  /s/ DAVID SCHRODER
                                                  ------------------------------
                                                  David Schroder,
                                                  President



                                                  /s/ PAUL M. BASS
                                                  ----------------------------
                                                  Paul M. Bass, Jr.,
                                                  Chairman


MACC PRIVATE EQUITIES INC.  2

CORPORATE PROFILE



[GRAPHIC]




MACC'S MISSION IS TO BUILD SUBSTANTIAL SHAREHOLDER VALUE BY ACHIEVING... CONSISTENT LATER STAGE VENTURE CAPITAL RETURNS with REDUCED RISK DUE TO THE GEOGRAPHIC AND INDUSTRY MAKEUP OF THE PORTFOLIO AND OUR EXPERIENCED MANAGEMENT TEAM, and LONG TERM CORPORATE GROWTH SUPPORTED BY RETAINED EARNINGS AND SBIC LEVERAGE IN ORDER TO CONTINUE TO MAINTAIN A STRONG POSITION IN MACC'S TRADITIONAL NATIONAL MID-MARKET NICHE.


MACC PRIVATE EQUITIES INC.

MACC Private Equities Inc. (Nasdaq NMS: MACC) is a Delaware corporation and the parent of MorAmerica Capital Corporation. Additionally, MACC is a business development company (BDC). MACC's wholly owned subsidiary, MorAmerica Capital Corporation, conducts all of its venture investing. MACC's primary goal is to create long term appreciation of shareholder value based upon successful management of venture capital activities.


MORAMERICA CAPITAL CORPORATION

Founded in 1959, MorAmerica Capital is also one of the nation's oldest and most well known small business investment companies (SBIC), federally licensed under the Small Business Investment Act of 1958. Celebrating its 40th Anniversary, MorAmerica Capital generally invests from $1,000,000 to $2,000,000 in growth and later stage manufacturing, service and distribution businesses with annual sales typically from $5,000,000 to $40,000,000. These growth and buyout investments are in the form of Subordinated Debt or Preferred Stock with Warrants or Common Stock. Since 1980, MorAmerica Capital has provided equity financing of over $57,000,000 to more than ninety companies and plays a significant role in the syndication of equity financing for middle market growth and later stage ventures. [LOGO]


INVESTAMERICA INVESTMENT ADVISORS, INC.

MACC and MorAmerica Capital are managed by InvestAmerica, an investment advisor organized in 1985 with more than $40,000,000 in assets under management. Collectively, the three InvestAmerica principals have over sixty years of venture capital investment experience.



                                                   MACC PRIVATE EQUITIES INC.  3

SUCCESS IN PROVIDING EQUITY FOR AMERICA'S FUTURE

IN FISCAL 1998, MACC PRIVATE EQUITIES INC., ACHIEVED STRONG LEVELS OF GROWTH IN ITS NET INVESTMENT INCOME, TOTAL ASSETS AND NET ASSETS PER SHARE.




-------------------------------     -------------------------------     -----------------------------------------
TOTAL ASSETS                         NET ASSET VALUE PER SHARE(1)              MARKET BID PRICE PER SHARE(1)
-------------------------------     -------------------------------     -----------------------------------------
          [GRAPH]                                 [GRAPH]                               [GRAPH]

Total Assets grew by $5,299,102        Net asset growth resulted               MACC's 1998 year end Market Bid
   for an increase of 20.4%.         in a 27.1% one-year growth in          Price Per Share continued its third
                                      Net Asset Value Per Share.           consecutive annual rise with a fiscal
                                                                                  1998 increase of 34.0%.


--------------------------------           -------------------------------          -----------------------------------------
STOCK PRICE AS A PERCENTAGE                         ANNUAL                                        INVESTMENT
OF NET ASSET VALUE PER SHARE(1)                  CAPITAL INVESTED                           INCOME/(EXPENSE), NET
--------------------------------           -------------------------------          -----------------------------------------
          [GRAPH]                                   [GRAPH]                                      [GRAPH]

 At fiscal year end 1998, MACC was             The fiscal year 1998 capital                Net Investment Income improved
 able to sustain a continued annual           invested of $7,521,781 exceeded       significantly from an expense of ($253,367)
 reduction in the gap between Market               MACC's goal by 7.5%.              in fiscal 1997 to an income of $621,928
Bid Price and Net Asset Value Per Share.                                                         in fiscal 1998.




(1)Restated to reflect stock splits effected in the form of stock dividends paid in March of 1998 and 1997.



4  MACC PRIVATE EQUITIES INC.

THE FOLLOWING GRAPH COMPARES THE SEMI-ANNUAL PERCENTAGE change in cumulative stockholder return on MACC's Common Stock since March 3, 1995 (the day on which shares of MACC's Common Stock commenced public trading), with the cumulative total return over the same period of (i) the Nasdaq Stock Market Total Return Index (U.S. Companies); (ii) the Nasdaq Financial Stocks Total Return Index; and
(iii) a peer group selected in good faith by MACC composed of the following nine business development companies or other funds known by MACC to have similar investment objectives to MACC: Allied Capital Corporation (ALLC), American Capital Strategies (ACAS), Brantley Capital Corporation (BBDC), Capital Southwest Corporation (CSWC), Harris & Harris Group, Inc. (HHGP), Rand Capital Corporation (RAND), Sirrom Capital Corporation (SIR), Waterside Capital Corporation (WSCC) and Winfield Capital Corporation (WCAP) (the "Peer Group").


In the graph, the comparison assumes $100 was invested on March 3, 1995, in shares of MACC's Common Stock and in each of the indices. The comparison is based upon the closing market bid price for shares of MACC's Common Stock, and assumes the reinvestment of all dividends, if any. The returns of each of the companies in the Peer Group are weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated.


                 COMPARISON OF CUMULATIVE TOTAL RETURN OF MACC,
                           PEER GROUP AND BROAD MARKET

$ dollars



     _______________FISCAL YEAR ENDING________________
COMPANY/INDEX/MARKET          3/03/95   3/31/95   9/30/95   3/31/96   9/30/96   3/31/97   9/30/97   3//31/98  9/30/98

MACC Private Equities Inc.    100.00    169.23    226.92    269.23    319.23    355.42    327.92    360.64    438.10
Peer Group Index              100.00    100.44    127.81    158.89    100.19    200.89    245.72    302.13    155.10
NASDAQ Market Index           100.00    104.74    127.68    132.50    146.24    145.34    200.47    220.14    203.53
NASDAQ Financial Stocks       100.00    100.95    124.61    139.06    154.26    178.77    242.92    277.24    224.57



                                                   MACC PRIVATE EQUITIES INC.  5

INVESTING IN AMERICA'S FUTURE

MIDWESTERN ELECTRONICS, INC.

[GRAPHIC]

Since purchasing Midwestern Electronics, Inc., in 1991, CEO David Anderson has grown revenues for this Olathe, Kansas, full service provider of electronic manufacturing services (EMS), from $800,000 in revenues to nearly $30 million. - Anderson recognized that Midwestern's ability to maintain its competitive edge required an equity partner to help the company manage its growth both internally and through acquisition. In mid-1998, he turned to MorAmerica Capital as one of his equity partners to achieve his corporate vision for Mid-western. - MorAmerica Capital has been instrumental, together with two venture co-investors, in raising $3,500,000 in equity financing needed to support Midwestern's acquisition strategy as well as long-term internal growth. - MorAmerica Capital is working to provide Midwestern with equity partners experienced in middle market manufacturing, with a reputation for offering value-added management support and the proven ability to raise long-term capital to fund growth.


MILES MEDIA GROUP, INC.

[GRAPHIC]

In early 1990, MorAmerica Capital helped capitalize Miles Media Group, Inc., a company formed to acquire the assets of a visitor magazine publisher based in Sarasota, Florida, and use economies of scale and technology to consolidate the visitor magazine industry. - The first challenge, however, for the newly formed company occurred in 1992. Significant progress had been made, but a flat tourism economy and additional time needed to implement some of its programs resulted in a need for additional capital. The company had a negative net worth, was still losing money, and its original bank had pulled out. MorAmerica Capital worked with management to recapitalize the company and provided expertise at a time when its survival was in question. Specifically, MorAmerica Capital found senior lender sources, restructured its own investment and recommended a consultant with industry expertise who has since become an investor and board member. - Miles Media Group, Inc. today publishes 23 "SEE Visitor Magazines" (21 in Florida), Florida's official annual Vacation Guide, Florida's largest tourism website (FLAUSA.com) and 20 other Florida visitor magazines. With its compliment of visitor magazines now including Massachusetts and New York, both in print and on the Web, the company has generated an average annual compound revenue growth of about 20%. MorAmerica Capital continues to be represented on its Board of Directors and is active in the strategic planning of the company. [GRAPHIC]



6  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC.

Q & A



Q: Could you explain the interactions between MACC Private Equities Inc., MorAmerica Capital Corporation and InvestAmerica Investment Advisors, Inc.?

A: MACC Private Equities Inc. owns MorAmerica Capital Corporation. InvestAmerica Investment Advisors, Inc. manages MACC Private Equities Inc. and its subsidiary MorAmerica Capital.


Q:   How would you describe MACC's management team and Board of Directors?

A: InvestAmerica principals have over sixty years of SBIC management experience, which brings a level of deal flow, co-investor relationships, and portfolio management capabilities usually only found in larger funds. Our Board compliments InvestAmerica with broad and strategic support. MACC has been fortunate to attract Board persons experienced in investment banking, manufacturing, retailing, early stage venture capital and commercial banking. This breadth and depth of operating and strategic experience helps to keep MACC competitive in such key areas as access to capital, deal flow and exit execution. Board members own approximately 8.7% of the company. Of the board members, the two InvestAmerica principals are the two largest shareholders. It is important to note that all management and Board shares were purchased on the open market.


Q:   What is your industry and where does MACC fit in it?

A: MACC is a venture capital investor. The venture capital industry is broadly described nationally as including approximately 800 private venture capital partnerships and about 320 Small Business Investment Companies (SBICs). MACC invests through its wholly owned subsidiary, MorAmerica Capital which is an SBIC. Chronologically, MorAmerica Capital is the fifth oldest active SBIC.


Q:   What differentiates you from your competition?

A: Even though MACC has been publicly traded for only a few years, it is not a new fund. MorAmerica Capital has been investing since 1959. We have a 40-year history of being a licensed SBIC and are well known and respected within the industry. That's a real strength. MorAmerica Capital is a corporation not a limited partnership and has the staying power of being a corporation. Finally, MACC is one of a small group of publicly traded venture funds.


Q:   Where do you receive most of your investment capital?

A: MorAmerica Capital is an SBIC. Under its SBIC license, MorAmerica Capital is able to borrow at attractive terms and leverage its equity capital. We plan to borrow up to two times our equity base. We are about one-to-one right now, so we have available leverage borrowing capacity. Our second capital source has been retained earnings. We reinvest our retained earnings in new investments. Third, we also may be able to raise additional capital from equity markets.


Q:   What are SBA's criteria for approving SBIC leverage?

A: Based upon SBA Regulatory criteria, MorAmerica Capital can borrow up to three times its Paid-In-Capital. We currently have Paid-In-Capital of about $11 million. Under SBA Regulations, MorAmerica Capital could borrow another $20 million and still be within the three-to-one ratio. However, our management objective is not to exceed a leverage ratio of two-to-one.


Q:   What is meant by the term BDC?

A. MACC and MorAmerica Capital are both business development companies (BDC's). A BDC is a particular type of closed end nondiversified investment company. Investment companies are frequently referred to as mutual funds and are in the business of investing and reinvesting in securities. A nondiversified fund generally is permitted to invest more than 5% of its assets in the securities of any one issuer and purchase more than 10% of the outstanding voting securities of any issuer. Like other closed end mutual funds, BDC shares are traded on a stock exchange rather than purchased from and sold back to the mutual fund as is the case with open-end investment companies.


                                                          [CONTINUED ON PAGE 8.]


                                                    MACC PRIVATE EQUITIES INC. 7

Q & A

[CONTINUED FROM PAGE 8.]



BDCs, however, differ from other investment companies. BDCs are formed to specifically invest in smaller, growing or financially distressed companies. In addition, BDCs provide most of their portfolio companies with both capital and significant managerial expertise and guidance. Most mutual funds are passive investors. Although venture capital investing generally involves higher risk than other investment strategies, it also offers the potential for higher returns.


Q:   How do you select your portfolio investments?

A: MorAmerica Capital does not concentrate on any one industry. We focus on manufacturing, distribution and service-oriented companies. MorAmerica Capital generally invests in companies with $5 million to $40 million in sales. We look for companies with strong management and proven track records. However, we will look at turnaround situations if strong management is in place. We invest nationally through our extensive network of co-investors, staying in deals for about five years.


Q:   What is your exit strategy for portfolio companies?

A: We really have three possible exit strategies. One, if a company goes public, we exit through the public market. Two, we may sell a company to an outside buyer. Three, we may sell our investment position back to the company.


Q: Beyond the numbers, what are your thoughts about last year regarding your performance?

A: Earnings were well within the range of what we consider acceptable performance. We met our investment goal to invest approximately $7 million. If you examine our portfolio, you would find that most of our portfolio companies are doing better than budget. Consequently, we feel that our current portfolio is well-positioned to earn future gains.


Q:   What are your investment goals over the next five-year period?

A: We have a five-year plan. We plan to focus on continuing to increase our investments on an annual basis. We have set a goal of investing approximately 25 percent of our total available assets every year. As we continue to grow our total assets, annually we should be able to invest larger amounts and increase our average investment size over time.


Q:   What is MACC's investment appeal?

A: MACC is a publicly traded venture capital fund. It represents one of the few opportunities available to investors who, while they would like to add venture capital opportunities to their investment portfolios, are unwilling or unable to make the substantial investment generally required by private venture capital funds. Also, because MorAmerica Capital is an SBIC, banks and other depository institutions may receive certain regulatory benefits from investing in MACC shares.

     Keep in mind, that while venture capital investing may offer the potential for higher returns, it may also involve higher risks based upon both the nature of MACC's investments and the use of leverage. As with all of your investment decisions, consult with your investment professional or other financial advisor to determine whether investing in MACC is appropriate for your investment needs.



                                     [LOGO]

                                                             FINANCIAL REPORT





[ ] CONTENTS

    10 SELECTED
       FINANCIAL DATA

    11 MANAGEMENT'S
       DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS

    18 AUDITOR'S REPORT

    35 SHAREHOLDER
       INFORMATION

    36 OFFICERS
       & DIRECTORS



                                                MACC PRIVATE EQUITIES INC.  9

[ ]SELECTED FINANCIAL DATA
   FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                                                                                 MACC Private Equities Inc.(1)
------------------------------------------------------------------------------------------------------------------------------

                                                                            Seven and One-    Four and One-
                                                                               Half Months      Half Months
                                                                           Ended Sept. 30,   Ended Feb. 15,
                                       1998         1997           1996              1995             1995            1994
------------------------------------------------------------------------------------------------------------------------------
Investment income (expense)     $   621,928     (253,367)       (89,576)          103,653          (17,776)(2)  (1,613,419)(2)
net of tax

Net realized gain (loss)            981,091      952,102        514,172         1,102,697        4,514,338        (448,784)
on investments, net of tax

Net change in unrealized
appreciation/depreciation
on investments                    2,554,471   (2,200,033)      (641,851)          586,458         (948,191)      2,292,753
                                -----------   ----------      ---------        ----------       ----------      ----------
Net increase (decrease)
in net assets or (increase)     $ 4,157,490   (1,501,298)      (217,255)        1,792,808        3,548,371         230,550
decease in net deficit          ===========   ==========      =========        ==========       ==========      ==========
from operations

Extraordinary item - gain                --           --             --               --                --      11,622,270
on extinguishment of debt       -----------   ----------      ---------        ---------        ----------      ----------

Net increase (decrease) in net
assets or (increase) decrease
in net deficit from operations  $ 4,157,490   (1,501,298)      (217,255)        1,792,808        3,548,371      11,852,820
                                ===========   ==========      =========        ==========       ==========      ==========
Net increase (decrease) in net
assets or (increase) decrease
in net deficit from operations
per common share before         $      3.34(5)     (1.20)(4)      (0.17)(3)          1.37(3)          2.70(3)       119.52
extraordinary item              ===========   ==========      =========        ==========       ==========      ==========

Extraordinary item per                   --           --             --                --               --        6,025.02
common share                    -----------   ----------      ---------        ----------       ----------      ----------

Net increase (decrease) in net
assets or net (increase)
decrease in net deficit from    $      3.34(5)     (1.20)(4)      (0.17)(3)          1.37(3)          2.70(3)     6,144.54
operations per common share     ===========   ==========     ==========        ==========       ==========      ==========

Total assets                    $31,294,524   25,995,422     27,906,798        28,006,385       25,775,717      22,781,482
                                ===========   ==========     ==========        ==========       ==========      ==========
Total long term debt            $11,253,421   10,244,478     10,236,250        10,228,647       10,224,152      54,772,521
                                ===========   ==========     ==========        ==========       ==========      ==========


(1) Four and one-half months ended February 15, 1995 and fiscal year ended September 30, 1994, represent selected financial data of MorAmerica Financial Corporation, the predecessor to MACC. As of February 15, 1995, MACC adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of
    Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

(2) Including $253,908 and $624,527 of reorganization expenses in the four and one-half months ended February 15,1995, and fiscal year 1994, respectively.

(3) Per share data have been restated to reflect a 10% stock split effected in the form of a stock dividend on March 31, 1997 and a 20% stock split effected in the form of a stock dividend on March 31, 1998.

(4) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 1998.

(5) Computed using 1,246,392 shares outstanding at September 30, 1998.
------------------------------------------------------------------------------------------------------------------------------


10  MACC PRIVATE EQUITIES INC.

[ ] MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans," or similar language. In connection with these safe-harbor provisions, MACC has identified herein important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC's portfolio investments, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings. MACC further cautions that such factors are not exhaustive or exclusive. MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.


RESULTS OF OPERATIONS
Fiscal 1998 Compared to Fiscal 1997

        MACC's investment income includes income from interest, dividends and fees. Net investment income represents total investment income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These are not included in net investment income. However, another one of MACC's long-term goals is to achieve net investment income and increased earnings stability in future years. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. MACC also earns interest on short term investments of cash.

            For fiscal year ended September 30, 1998, total investment income was $2,682,385, total operating expenses were $2,053,457, income tax expense was $7,000 and net investment income was $621,928.

            During the fiscal year ended September 30, 1998, investment income increased to $2,682,385, a 49% increase over fiscal 1997 investment income of $1,797,789. The increase during the current year was the result of increases in interest income, dividend income and other income of 26%, 217%, and 89% respectively. MACC attributes the increase in interest income primarily to the significant percentage of new and follow-on investments made during the three fiscal years ended September 30, 1998, that were structured as subordinated debentures and the receipt of a prepayment penalty with respect to one portfolio company. The increase in dividend income represents dividends received on five existing portfolio companies, two of which had not previously paid cash dividends. The increase in other income is due to the revaluation on two other assets held by MACC. The timing and amount of some sources of investment income, such as interest income from prepayment penalties, certain dividend income, and other income resulting from revaluation of other assets is difficult to predict, and there can be no assurances that MACC will be able to achieve similar levels of investment income in fiscal 1999 or future years.

            Operating expenses of MACC increased only slightly by .01% in fiscal year 1998 to $2,053,457 from $2,051,156 in fiscal year 1997. The increase in interest expense due to additional borrowings from the Small Business Administration during fiscal 1998 was largely offset by the reduction of professional fees during the current fiscal year.

            The net investment income in fiscal year 1998 increased to $621,928 from a net investment expense of $253,367 in 1997, representing a $875,295 improvement over last year. The increase in net investment income is the result of the 49% increase in investment income achieved during fiscal 1998. MACC views this as a positive step toward achieving its goal of increased net investment income and earnings stability.

            Net realized gain on investments in fiscal year 1998 increased 64% to $1,566,091 from $952,102 achieved in fiscal year 1997. MACC also recorded net change in

                                                         [CONTINUED ON PAGE 12.]

                                                  MACC PRIVATE EQUITIES INC.  11

[ ] MD&A

        [CONTINUED FROM PAGE 11.]

        unrealized appreciation during fiscal year 1998 of $2,554,471. This resulted in a net gain on investments for fiscal year 1998 of $4,120,562 before income tax expense as compared to a net loss on investments of $1,247,931 for fiscal year 1997. The change in unrealized appreciation is mainly due to a valuation increase of one portfolio company. Net change in unrealized appreciation/depreciation on investments represents the change for the period in the unrealized appreciation on MACC's total investment portfolio net of unrealized depreciation on MACC's total portfolio investment. Generally, when MACC increases the fair value of a portfolio investment above its cost, the unrealized appreciation item for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, the unrealized depreciation item for the portfolio as a whole increases. When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as whole decreases as the gain is realized. Similarly, when MACC sells a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

            Most of MACC's portfolio investments are structured to mature in five to seven years. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments. During fiscal years 1995 through 1998, MorAmerica Capital recorded significantly higher levels of new and follow-on portfolio investments as compared to fiscal years 1988-1994, and MACC anticipates that MorAmerica Capital will continue these higher portfolio investment levels over the foreseeable future. As an ordinary element of its investment cycle, MACC typically experiences unrealized depreciation and/or realized losses on portfolio investments before it experiences unrealized appreciation and/or realized gains, if any.

            MACC recorded increases in fair value of five portfolio companies in the total amount of $4,239,990 and decreases in fair value of six portfolio companies in the total amount of $1,365,099 for a net change in unrealized appreciation on investments before income taxes of $2,554,471. Of the total increases in fair value during the current year, $3,418,028 represents unrealized appreciation in one portfolio company. Although MACC's consolidated investment portfolio as a whole is in the earlier stages of the five to seven year investment cycle, MACC has benefited from some early developments in its portfolio. Specifically one portfolio company was sold for stock in a publicly traded company only a few months after the initial investment. Another company held less than two years has been in negotiations for a potential sale of the company which could result in a significant gain to MACC. The board of directors determined to increase the fair value of this portfolio investment due to its outstanding performance and potential sale following MACC's portfolio investment valuation guidelines. MACC anticipates that the growth, if any, in MACC's Net Asset Value Per Share may continue to increase over the next three to ten year period as a higher percentage of MACC's portfolio investments reach maturity and investment gains, if any, are taken. However, it is difficult to predict the timing or the amount of gains in the investment portfolio.


        FINANCIAL CONDITION:
        LIQUIDITY AND CAPITAL
        RESOURCES


        To date, MACC has relied upon several sources to fund its investment activities, including MACC's U.S. treasury bills, cash equivalents and cash, and the Small Business Investment Company (SBIC) capital program operated by the Small Business Administration (the SBA).

            MACC, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC capital program to provide a portion of its future investment capital requirements. At present, there is availability of capital for the next three years in commitment periods of up to five years through the SBIC capital program and MACC anticipates that there will be capital available in future periods. MACC


12  MACC PRIVATE EQUITIES INC.

[ ] MD&A


        also believes that recently enacted federal legislation which permits SBICs to obtain debt financing from federal home loan banks may provide an additional source of debt financing for MACC.

            As of September 30, 1998, MACC's U.S. treasury bills, certificates of deposit and cash totaled $2,608,655. MACC borrowed $1,000,000 in new SBA Guaranteed Debentures in December 1997, obtained a commitment for an additional $1,000,000 in March 1998 and obtained a commitment for an additional $17,290,000 in June 1998. The additional commitments of $18,290,000 are 5 year commitments. MACC believes that its existing U.S. treasury bills, certificates of deposit and cash, together with the additional $18,290,000 in SBA commitments and other anticipated cash flows, will provide adequate funds for MACC's anticipated cash requirements during fiscal year 1999 and the next five years, including portfolio investment activities, principal and interest payments on outstanding debentures payable and administrative expenses. MACC plans to invest a total of $8,500,000 in new and follow-on portfolio investments during fiscal year 1999.

            Liquidity for the next several years will be impacted by principal payments on MACC's debentures payable. Debentures payable are composed of $11,290,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows:
        $2,450,000 in 2000, $5,690,000 in 2001, $2,150,000 in 2003 and
        $1,000,000 in 2007. It is anticipated MorAmerica Capital would be able to roll over this debt with new ten year debentures when it matures. MorAmerica Capital has obtained a 5 year commitment of leverage from SBA which includes commitments to refinance these debentures for another 10 year term. As indicated above, the total amount of MorAmerica Capital's commitment from the SBA is $18,290,000.

            MACC anticipates that it may seek additional capital, either in the form of additional SBA-guaranteed debentures issued by MorAmerica Capital or in the form of common stock of MACC, to fund growth of MACC, to meet principal payments, if necessary, as the outstanding SBA-guaranteed debentures become due and payable and for other corporate purposes.

        PORTFOLIO ACTIVITY

        MACC's investment objectives for fiscal year 1998 called for total new and follow-on investments of $7,000,000. During this period, MACC invested $7,521,781 in 13 portfolio companies. Of this amount, $4,759,387 was invested in seven new portfolio companies and $2,762,394 was invested in follow-on investments in six existing portfolio companies. MACC's investments for fiscal year 1998 exceeded MACC's investment objective as it also exceeded its investment objective in the prior fiscal year. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing only in those portfolio companies which satisfy MACC's investment criteria.

            MACC attributes its ability to exceed its investment level objectives for two consecutive fiscal years to a continued strengthening of co-investment ties with investment partners who provide deal flow, a very active venture financing market in 1998 and a continued commitment to increase the average size of new investments.

        PORTFOLIO CHANGES

        The table on the next page summarizes the significant increases and decreases in fair value of portfolio company securities held by MACC at September 30, 1998, as compared with fair value at September 30, 1997.

        DETERMINATION
        OF NET ASSET VALUE

        The net asset value per share of MACC's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares outstanding at the date as of which the determination is made.

            In calculating the value of the total assets, securities that are traded in the over-the-counter market or on a stock

                                                         [CONTINUED ON PAGE 14.]

                                                  MACC PRIVATE EQUITIES INC.  13

[ ] MD&A

                                        FAIR VALUE
        -----------------------------------------------------------------------
          PORTFOLIO COMPANY              SEPTEMBER 30, 1998  SEPTEMBER 30, 1997
          Carleton Corporation                      $ 6,388            $ 71,703
          Central Fiber Corporation.                712,812             550,000
          Cirque Corporation                        502,504             670,004
          Miles Media Group, Inc.                 1,143,720           1,100,003
          Monitronics International, Inc.           436,848              73,214
          Northword Holding Corporation             188,166             235,208
          Portrait Displays, Inc.                   300,000             200,000
          Progressive Solutions, Inc.               565,706             875,200
          Tru-Circle Corporation                  4,636,900           1,218,872
        -----------------------------------------------------------------------

        [CONTINUED FROM PAGE 13.]

        exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 1998, from valuations using the Securities and Exchange Commission's guidelines.

            All other investments are valued at fair value as determined in good faith by the Board of Directors. The Board of Directors has determined that all other investments will be valued initially at cost, but such valuation will be subject to semi-annual adjustments if the Board of Directors determines in good faith that cost no longer represents fair value.

YEAR 2000 COMPLIANCE

        MACC anticipates that it will incur internal staff costs as well as consulting and other expenses related to the enhancements necessary to prepare its systems for the year 2000, and expects to be complete with the year 2000 project by June 30, 1999. Based on MACC's current knowledge, the expense of the year 2000 project as well as the related potential effect on MACC's earnings is not expected to have a material effect on MACC's financial position or results of operations. MACC's current estimate for fiscal 1999 expenses of the year 2000 project are not expected to exceed $50,000. MACC is aware of potential year 2000 risks and the possible adverse impact resulting from failures by third parties (such as banks and vendors) and portfolio companies to adequately address year 2000 problems. MACC could incur losses if portfolio companies incur business losses related to the year 2000. To date, MACC has not yet been advised by such parties that they do not have plans in place to address and correct the issues associated with the year 2000; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.


        QUANTITATIVE AND
        QUALITATIVE DISCLOSURE
        ABOUT MARKET RISK

        The majority of the MACC consolidated investment portfolio consists of debt and equity securities which are not publicly traded and are recorded at fair value in accordance with SBA valuation policies. These policies generally do not result in increases or decreases in the fair value of debt portfolio investments based upon changes in market interest rates. Moreover, equity securities that are not publicly traded are not subject to market price risk. Nevertheless, MACC is exposed to market risk from


14  MACC PRIVATE EQUITIES INC.

[ ] MD&A


        changes in market prices of publicly traded equity securities held in the MACC consolidated investment portfolio.

            At September 30, 1998, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $580,693. In accordance with SBA regulations, the fair value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $58,069. Actual results may differ.

            MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 1998, was $11,540,000, with a cost of $11,290,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

        ---------------------------------------------------------------------
                                                                        1998
        ---------------------------------------------------------------------
        Fair Value of Debentures                                $ 11,540,000
           Payable

        Amount Over Cost                                        $    250,000

        Additional Market Risk                                  $    165,000
        ---------------------------------------------------------------------

        RISKS

        [ ] Portfolio Risks

        Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of MACC's investment portfolio. Accordingly, MACC states that:

            The portfolio securities of MACC consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which MACC invests, and MACC must rely on the diligence of the Investment Advisor to obtain the information necessary for MACC's investment decisions. In order to maintain their status as business development companies, MACC and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) though 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchased in private placement transactions from small privately held companies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, MACC's investments. Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

            MACC's investments primarily consist of securities acquired directly from the issuers in private transactions,


                                                         [CONTINUED ON PAGE 16.]

                                                  MACC PRIVATE EQUITIES INC.  15

[ ] MD&A

        [CONTINUED FROM PAGE 15.]

        which are usually subject to restrictions on resale and are generally illiquid. No established trading market generally exists with regard to such securities, and most of such securities are not available for sale to the public without registration under the Securities Act of 1933, as amended, which involves significant delay and expense.

            The investments of MACC are generally long-term in nature. Some existing investments do not bear a current yield and a return on such investments will be earned only after the investment matures or is sold. Most investments are structured so as to return a current yield throughout most of the term of the investments. However, these investments will typically produce capital gains only when sold in five to seven years. There can be no assurance, however, that any of MACC's investments will produce current yields or capital gains.

        [ ] Operations Risks

        MACC generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value in any period. MACC typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events. Accordingly, a contraction in the markets generally for corporate acquisitions and/or initial public offerings could adversely affect MACC's ability to realize capital gains, if any, from the sale of its portfolio company securities. The SBIC guidelines under which MorAmerica Capital operates permit the MorAmerica Capital Board of Directors to determine increases in fair value of unliquidated portfolio investments based upon a number of factors, including subsequent financings provided to portfolio companies. Accordingly, decreases in the supply or demand for additional capital to MACC's portfolio companies could adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. MACC's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

        [ ] Interest Rate Risks

        MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 1998, MACC had outstanding $11,290,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows:
        $2,450,000 in 2000, $5,690,000 in 2001, $2,150,000 in 2003 and
        $1,000,000 in 2007. These debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

            Second, MACC has stated that one of its goals is to structure more portfolio investments to provide a current yield in order to provide MACC with increased earnings stability. These investments typically provide for a fixed preferred dividend or interest rate. Accordingly, MACC's ability to earn a net operating profit under its current strategy could be adversely affected by a decrease in market interest rates over the next several years because the increased level of portfolio investments anticipated to be made during this period would reflect these lower interest rates, which would adversely affect MACC's projected total income over the foreseeable future.

            Third, many of MACC's portfolio companies have or will also issue debt senior to MACC's investment. The payment of principal and interest due on MACC's investment, therefore, will generally be subordinate to payments due on any such senior debt. Moreover, senior debt typically bears interest at a floating rate, whereas MACC's investments


16  MACC PRIVATE EQUITIES INC.

[ ] MD&A




        generally do not. Therefore, any increase in market interest rates may put significant economic pressure on those portfolio companies that have issued senior debt which bears interest at floating rate. Accordingly, MACC's ability to achieve net operating income and generally to realize on its portfolio investments may be adversely affected by an increase in market interest rates.

        [ ] Effect of New Accounting Standards

        SFAS 130, Reporting Comprehensive Income, establishes the standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income represents net earnings and certain amounts reported directly in stockholders' equity, such as the net unrealized gain or loss on available-for-sale securities. MACC adopted SFAS 130 effective October 1, 1998.

            SFAS 131, Disclosure about Segments of an Enterprise and Related Information, establishes disclosure requirements for segment operations. MACC adopted SFAS 131 on October 1, 1998.

            SFAS 132, Employers' Disclosures about Pensions and other Postretirement Benefits, revises the disclosure requirements for pension and other postretirement benefit plans. MACC has no activities covered by SFAS 132.

            SFAS 133, Accounting for Derivative Instruments and Hedging Activities, will be effective for MACC for years beginning after October 1, 1999. MACC has no derivative or hedging activities, therefore, it is not anticipated this statement will have a material effect on its results of operations or financial position.

                                                       MACC PRIVATE EQUITIES  17

[ ] INDEPENDENT AUDITORS' REPORT

        BOARD OF DIRECTORS
        MACC PRIVATE EQUITIES INC.:

            We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary, including the consolidated schedule of investments, as of September 30, 1998 and the related consolidated statements of operations and cash flows for the year ended September 30, 1998 and the consolidated statements of changes in net assets for the years ended September 30, 1998 and 1997. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 1998. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 1998 and the results of their operations and their cash flows for the year then ended, and changes in net assets for the years ended September 30, 1998 and 1997, in conformity with generally accepted accounting principles.


        /s/ KPMG Peat Marwick LLP
        -------------------------
        KPMG Peat Marwick LLP
        Des Moines, Iowa
        November 11, 1998


18  MACC PRIVATE EQUITIES INC.

[ ] CONSOLIDATED BALANCE SHEET
    SEPTEMBER 30, 1998

                                  MACC Private Equities Inc. and Subsidiary
-----------------------------------------------------------------------------
ASSETS
Loans and investments in portfolio
  securities at market or fair value,                          $  27,201,277
  cost of $26,902,232 (note 2)

U.S. treasury bills, at cost,
  which approximates market                                        1,023,715
Certificates of deposit                                              297,000
Cash                                                               1,287,940
Other assets, net                                                    983,592
Deferred income taxes (note 5)                                       501,000
                                                               -------------

         Total assets                                          $  31,294,524
                                                               =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

  Debentures payable, net of discount (note 3)                 $  11,253,421
  Accrued interest                                                   284,898
  Accounts payable and other liabilities                             228,327
                                                               -------------

         Total liabilities                                        11,766,646
                                                               -------------
Stockholders' equity (notes 3 and 4):

  Common stock, $.01 par value per share;
    authorized 4,000,000 shares;
      issued 1,246,392 shares                                         12,464
  Additional paid-in-capital (notes 4 and 5)                      15,312,381
  Net investment gain                                                372,538
  Net realized gain on investments                                 3,531,450
  Unrealized appreciation on investments                             299,045
                                                               -------------

         Total stockholders' equity                               19,527,878
                                                               -------------
Commitments (note 6)

         Total liabilities and stockholders' equity            $  31,294,524
                                                               =============
Net assets per share                                           $       15.67
                                                               =============



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
-----------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  19

[ ] CONSOLIDATED STATEMENT OF OPERATIONS
    YEAR ENDED SEPTEMBER 30, 1998

                                    MACC Private Equities Inc. and Subsidiary
-----------------------------------------------------------------------------
INVESTMENT INCOME:
  Interest                                                       $1,876,000
  Dividends                                                         574,343
  Other                                                             232,042
                                                                 ----------
           Total income                                           2,682,385
                                                                 ----------
OPERATING EXPENSES:
  Interest                                                          944,597
  Management fees (note 6)                                          705,854
  Professional fees                                                 154,784
  Other                                                             248,222
                                                                 ----------

           Total operating expenses                               2,053,457


           Investment income, net before income tax expense         628,928

Income tax expense                                                   (7,000)
                                                                 ----------

           Investment income, net                                   621,928
                                                                 ----------
Realized and unrealized gain on investments (note 2):

  Net realized gain on investments                                1,566,091
  Net change in unrealized appreciation on investments            2,554,471
                                                                 ----------

           Net gain on investments before income tax expense      4,120,562

Income tax expense                                                 (585,000)
                                                                 ----------
           Net gain on investments                                3,535,562

           Net change in net assets from operations              $4,157,490
                                                                 ==========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
-----------------------------------------------------------------------------

20  MACC PRIVATE EQUITIES INC.

[ ] CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
    YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
                                                            1998          1997
--------------------------------------------------------------------------------
OPERATIONS:

     Net investment income (expense)                $    621,928      (253,367)
     Net realized gain on investments,
       net of tax                                        981,091       952,102
     Net change in unrealized appreciation
       (depreciation) on investments                   2,554,471    (2,200,033)
                                                    ------------   -----------
         Net increase (decrease) in net assets
           from operations                             4,157,490    (1,501,298)

     Repurchase/retirement of common stock (note 4)           --      (180,388)
     Payments for fractional shares in connection
       with stock split (note 4)                          (9,454)      (16,241)
                                                    ------------   -----------
         Net increase (decrease) in net assets         4,148,036    (1,697,927)

NET ASSETS:

     Beginning of period                              15,379,842    17,077,769
                                                    ------------   -----------
     End of period                                  $ 19,527,878    15,379,842
                                                    ============   ===========



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  21

[ ] CONSOLIDATED STATEMENT OF CASH FLOWS
    YEAR ENDED SEPTEMBER 30, 1998

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Increase in net assets from operations                          $  4,157,490
                                                                  ------------
  Adjustments to reconcile increase in
    net assets from operations to
    net cash provided by operating activities:
      Change in provision for doubtful accounts                        (10,016)
      Net realized and unrealized loss on investments               (4,120,562)
      Other                                                             37,332
      Change in assets and liabilities:
        Receivables and other assets                                   188,430
        Deferred income taxes                                          592,000
        Accrued interest, accounts payable, and
          other liabilities                                              6,331
                                                                  ------------
              Total adjustments                                     (3,306,485)
                                                                  ------------
              Net cash provided by operating activities                851,005
                                                                  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposition of and payments on loans and
    investments in portfolio securities                              3,064,306
  Purchases of loans and investments in portfolio securities        (7,521,781)
  Proceeds from disposition of other investments                     6,525,743
  Purchases of other investments                                    (4,707,340)
                                                                  ------------
              Net cash used in investing activities                 (2,639,072)
                                                                  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt issuance                                        1,000,000
  Payments for fractional shares in connection with stock split         (9,454)
  Payments for debt issuance and commitment fees                      (217,900)
                                                                  ------------
              Net cash provided by financing activities                772,646
                                                                  ------------
              Net decrease in cash and cash equivalents             (1,015,421)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       2,902,406
                                                                  ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $  1,886,985
                                                                  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  CASH PAID DURING THE YEAR FOR INTEREST                          $    910,419
                                                                  ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING INFORMATION -- ASSETS RECEIVED IN LIEU OF CASH        $  1,239,052
                                                                  ============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

22  MACC PRIVATE EQUITIES INC.

[ ] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    MACC Private Equities Inc. and Subsidiary

1 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES AND
  RELATED MATTERS


        [ ] Basis of Presentation

        The consolidated financial statements include the accounts of MACC Private Equities Inc. (MACC) and its wholly-owned subsidiary, MorAmerica Capital Corporation (MorAmerica Capital). Effective March 31, 1997, MorAmerica Realty Services, Inc., a former subsidiary, was merged into MACC. MACC and MorAmerica Capital (the Company) are qualified as business development companies under the Investment Company Act of 1940. All material intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles for investment companies.

            On February 15, 1995, the Company consummated a plan of reorganization as confirmed by the United States Bankruptcy Court for the Northern District of Iowa on December 28, 1993. As of February 15, 1995, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, resulting in the Company's assets and liabilities being adjusted to fair values.


        [ ] Use of Estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


        [ ] Cash Equivalents

        For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market deposit accounts to be cash equivalents. At September 30, 1998, such amounts totaled $1,031,378.


        [ ] Loans and Investments in Portfolio Securities

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


        [ ] Income Taxes

        MACC and its subsidiary are members of a consolidated group for income tax purposes.

            Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

                                                         [CONTINUED ON PAGE 24.]

                                                  MACC PRIVATE EQUITIES INC.  23

[ ] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    MACC Private Equities Inc. and Subsidiary


        [CONTINUED FROM PAGE 23.]

        [ ] Disclosures About Fair Value
        of Financial Instruments

        Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that disclosures be made regarding the estimated fair value of financial instruments, which are generally described as cash, contractual obligations, or rights to pay or receive cash. The carrying amount approximates fair value for certain financial instruments because of the short-term maturity of these instruments, including cash, U. S. treasury bills, certificates of deposit, accrued interest, and accounts payable.

            Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $27,201,277 and $26,902,232, respectively, at September 30, 1998.

            The estimated fair value of long-term debt is $11,540,000, with cost of $11,290,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

        [ ] Effect of New Financial Accounting Standards

        No proposed financial accounting standards are expected to have a material effect on the Company.


2 LOANS AND INVESTMENTS
  IN PORTFOLIO SECURITIS

        Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with current concentrations in the Midwest and New England. The Company determined that the fair value of its portfolio securities was $27,201,277 at September 30, 1998. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed and the differences could be material.

            The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities other than Carleton Corporation (acquired on October 15, 1997) and Building One Services Corporation (Building One) (acquired on April 27, 1998) are considered to be restricted in their disposition and illiquid at September 30, 1998. The Company's shares of Building One are restricted for periods ranging from one to two years from the date of the investment. Approximately 16% of the Company's shares are being held in escrow for one year from the date of the investment.


3 DEBENTURES PAYABLE

        Debentures of MorAmerica Capital guaranteed by the Small Business Administration (SBA) of $11,290,000 at September 30, 1998 are unsecured. In accordance with SOP 90-7, the debentures were revalued to fair value on February 15, 1995. Debentures payable at September 30, 1998 are recorded net of discount of $36,579. Maturities of the debentures are as follows:

        ------------------------------------------------------------------------
        YEAR ENDING
        SEPTEMBER 30,                             DEBENTURES      INTEREST RATE
        ------------------------------------------------------------------------
        2000                                     $ 2,450,000              9.30%
        2001                                       5,690,000              9.08
        2003                                       2,150,000              6.12
        2007                                       1,000,000              7.55
                                                 -----------              ====
                                                 $11,290,000
                                                 ===========
        ------------------------------------------------------------------------

24  MACC PRIVATE EQUITIES INC.

[ ] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    MACC Private Equities Inc. and Subsidiary


            The debentures contain restrictions on the acquisition or repurchase of MorAmerica Capital's capital stock, distributions to MorAmerica Capital's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 1998, $2,217,607 of MorAmerica Capital's undistributed net realized earnings (computed under SBA guidelines) of $8,907,442 were available for distribution to MACC.

            During 1998, MorAmerica Capital signed two separate commitment letters with the SBA. The first commitment allows MorAmerica Capital to issue debentures totaling $1,000,000 and expires on September 30, 2002. MorAmerica Capital paid a commitment fee of $10,000 for this agreement. The second commitment allows MorAmerica Capital to issue debentures totaling $17,290,000 and expires on September 30, 2002. MorAmerica Capital paid a commitment fee of $172,900 for this agreement. The commitment fees will be amortized over the commitment period using the straight-line method.


4 STOCKHOLDER'S EQUITY

        On February 24, 1998, the Company declared a stock split effected in the form of a dividend equal to twelve common shares for every ten common shares outstanding to shareholders of record on March 13, 1998. As part of this transaction, the Company made payments to shareholders totaling $9,454, representing the amount due for fractional shares and issued 206,777 shares of common stock. These payments were allocated to net realized gain on investments.

            On April 29, 1998, the Board of Directors approved and amended its agreement with Zions Bancorporation (Zions) to increase the level of outstanding common stock which Zions can purchase without approval of the Board of Directors from 25% to 35%.

            Transactions in common stock during the year ended September 30, 1997 were as follows:

        -----------------------------------------------------------------------
                                                        SHARES        AMOUNT
        -----------------------------------------------------------------------
        Purchase and retirement of shares           (1)(19,346)    $(180,388)

        Issuance of shares                          (2) 94,863         --
                                                        ------     ---------
               Net change                               75,517     $(180,388)
                                                        ======     =========
        -----------------------------------------------------------------------

            (1) The Company conducted a Commission-Free Shareholder Sales Plan, purchasing outstanding shares from stockholders with less than 100 shares.

            (2) On February 25, 1997, the Company declared a 10% stock split effected in the form of a dividend to share holders of record on March 14, 1997. As part of this transaction, the Company made payments to shareholders totaling $16,241, representing the amount due for fractional shares. These payments were allocated to net realized gain on investments.

            The purchase, retirement, and issuance of shares increased common stock by $755. Amounts greater than par were allocated to additional paid-in capital, increasing the balance by $180,194 to $15,312,381.

            On February 25, 1997, the Company's shareholders approved a resolution to increase the number of shares authorized from 2,000,000 to 4,000,000.


5 INCOME TAXES

        Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pre-tax income due to the following:

        -----------------------------------------------------------------------
        Computed "expected" tax expense                           $ 1,615,000

        Increase (reduction) in income taxes resulting from:

          State income tax benefit, net of federal tax effect         285,000

          Nontaxable dividend income                                 (172,000)

          Change in the beginning of the period balance
          valuation allowance for deferred tax assets              (1,129,000)

          Other                                                        (7,000)
                                                                  -----------
             Income tax expense                                   $   592,000
                                                                  ===========
        -----------------------------------------------------------------------

                                                         [CONTINUED ON PAGE 26.]

                                                  MACC PRIVATE EQUITIES INC.  25

[ ] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    MACC Private Equities Inc. and Subsidiary


        [CONTINUED FROM PAGE 25.]

            The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 1998 are as follows:

        ----------------------------------------------------------------------
        Deferred tax assets:
           Net operating loss carryforwards                       $ 4,949,000
           Unrealized depreciation on investments                     962,000
           Other                                                       38,000
                                                                  -----------
                  Total gross deferred tax assets                   5,949,000

        Less valuation allowance                                   (4,903,000)
                                                                  -----------
                  Net deferred tax assets                           1,046,000

        Deferred tax liabilities - Equity investments                (545,000)
                                                                  -----------
                  Net deferred tax assets                         $   501,000
                                                                  ===========
        ----------------------------------------------------------------------

            The net change in the total valuation allowance for the year ended September 30, 1998 was a decrease of $1,129,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $14.7 million prior to the expiration of the net operating loss carryforwards in 2008. The Company had taxable income of $227,000 for the year ended September 30, 1998. Based upon the level of historical taxable income of MorAmerica Capital and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1998.

            At September 30, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $12,372,000, which are available to offset future federal taxable income, if any, through 2008. Approximately $3,334,000 of the carryforwards are available for the year ending September 30, 1999, with approximately $1,004,000 additionally available annually thereafter.


6 COMMITMENTS

        [ ] Management Agreements

        MACC has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of MACCs' officers are officers and stockholders of IAIA. The management fee is equal to 2.5% of the assets under management, on an annual basis. The management fee is calculated excluding MorAmerica Capital. In addition, MACC contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon sixty days written notice. Total management fees under the Agreement amounted to $51,866 for the year ended September 30, 1998. There were no incentive fees accrued or paid under the Agreement in 1998.

            MorAmerica Capital has a separate investment advisory agreement with IAIA. This agreement may be terminated by either party upon sixty days written notice. The fee is equal to 2.5% of the capital under management (as defined in the Agreement) on an annual basis, but in no event more than 2.5% per annum of the assets under management. In addition, MorAmerica Capital contracted to pay IAIA 13.4% of the net realized capital gains, before taxes, on investments in the form of an incentive fee. Net realized capital gains, as defined in the agreement, are calculated as gross realized gains, net of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year. Capital losses and realized capital gains are not cumu-


26  MACC PRIVATE EQUITIES INC.

[ ] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    MACC Private Equities Inc. and Subsidiary



        lative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. Total management fees under this agreement amounted to $653,988 for the year ended September 30, 1998. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. Total incentive fees under this agreement amounted to $131,304 in 1998. Approximately $86,700 of these fees related to noncash gains and will be deferred as described above. At September 30, 1998, $131,304 relating to these incentive fees are included in other liabilities.

        [ ] Guarantee

        MorAmerica Capital has guaranteed a portion of a line of credit for an investee company. MorAmerica Capital's portion is limited to $333,333 and is secured by a certificate of deposit of the same amount. The line of credit for the investee company expires March 31, 2001.


                                                  MACC PRIVATE EQUITIES INC.  27

[ ] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    SCHEDULE 1

                                                                                   MACC Private Equities Inc. and Subsidiary
----------------------------------------------------------------------------------------------------------------------------
MANUFACTURING:
----------------------------------------------------------------------------------------------------------------------------
                                                                                         PERCENT OF
COMPANY                         EQUITY      SECURITY                                     NET ASSETS        VALUE       COST
-------                         ------      --------                                     ----------        -----       ----
CENTRAL FIBER CORPORATION                   *Warrant to purchase 18.4 common
-------------------------                    shares at $1.00, expires October 29, 2002                   $312,812         --
Wellsville, Kansas                          *Warrant to purchase 10.4 common
Recycles and manufactures                    shares at $1.00, expires October 29, 2002                         --         --
cellulose fiber products                     12% Debt security, due January 1, 2003                       400,000    400,000
                                                                                                        ---------  ---------
                                15.60%                                                                    712,812    400,000
                                                                                                        ---------  ---------

CENTRUM INDUSTRIES, INC.                     11% Debt security, due March 31, 2001                      1,254,890  1,254,890
------------------------                    *Warrant to purchase 627,445 common
Holland, Ohio                                shares at $2.00, expires March 8, 2004                            13         13
Manufacturing conglomerate                  *Warrant to purchase 3,732 common
with a focus in steel forging                shares at $2.00, expires March 8, 2004                            --         --
                                            *Warrant to purchase 4,547 common
                                             shares at $2.00, expires March 8, 2004                            --         --
                                            *Stock option to purchase 10,756 common
                                             shares at $2.00, expires September 1, 2007                        --         --
                                            *Warrant to purchase 19,679 common
                                             shares at $2.00, expires March 8, 2004                            --         --
                                            *Stock option to purchase 7,171 common
                                             shares at $2.00, expires September 1, 2007                        --         --
                                                                                                        ---------  ---------
                                 7.46%                                                                  1,254,903  1,254,903
                                                                                                        ---------  ---------
CIRQUE CORPORATION
------------------
Salt Lake City, Utah                        *100,000 Shares Series A Pfd. at $3.35                        251,250    335,000
Develops, manufactures, and                 *55,834 Shares Series A Pfd. at $6.00                         251,254    335,004
markets PC pointing devices      3.45%                                                                  ---------  ---------
                                                                                                          502,504    670,004
                                                                                                        ---------  ---------

HICKLIN ENGINEERING, L.C.                    10% Debt security, due June 30, 2003                         740,000    740,000
------------------------                    *12,686 Units of membership interest                              127        127
Des Moines, Iowa                                                                                        ---------  ---------
Manufacturer of auto
and truck transmission                                                                                    740,127    740,127
and brake dynamometers          12.69%                                                                  ---------   --------


THE HINCKLEY COMPANY                         12% Debt security, due November 15, 2004                     730,000    730,000
--------------------                        *2,190 Shares Series A Pfd. at $83.33                         182,500    182,500
Southwest Harbor, Maine                     *Warrant to purchase 1,703 common
Custom and semi-custom                       shares at $.01, expires November 14, 2007                         --         --
sail and power boat builder      3.90%                                                                  ---------   --------
                                                                                                          912,500    912,500
                                                                                                        ---------   --------
----------------------------------------------------------------------------------------------------------------------------

28  MACC PRIVATE EQUITIES INC.

[ ] CONSOLIDATED SCHEDULE OF INVESTMENTS
    SCHEDULE 1 CONTINUED...


                                                                                           MACC Private Equities Inc. and Subsidiary
-----------------------------------------------------------------------------------------------------------------------------------
MANUFACTURING CONTINUED...
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          PERCENT OF
COMPANY                             EQUITY             SECURITY                           NET ASSETS          VALUE      COST
-------                             ------             --------                           ----------          -----      ----
HUMANE MANUFACTURING, LLC                        12% debt security, due April 3, 2002                       $784,300    784,300
-------------------------                       *Membership interest                                         101,200    101,200
Baraboo, Wisconsin                                                                                          --------    -------
Manufacturer of rubber mats
for agricultural, exercise,
and roofing markets                44.28%                                                                    885,500    885,500
                                                                                                            --------    -------



J-TEC ASSOCIATES, INC.                          *87,413 Shares Series C Pfd. at $2.86                          9,245      9,248
----------------------                          *51,129 Shares Series E Pfd. at $27.83                        52,622     52,635
Cedar Rapids, Iowa                              *5,244 Shares Series C Pfd. at $2.86                             555        555
Designer and manufacturer                       *31,250 Shares Series D Pfd. at $1.60                          1,849      1,849
of gaseous and liquid flow                      *58 Common shares at $6.044                                       13         13
measurement and metering devices                *3,200 Common shares at $0.1375                                   16        440
                                                                                                            --------    -------
                                    4.88%                                                                     64,300     64,740
                                                                                                            --------    -------


KW PRODUCTS, INC.
-----------------
Cedar Rapids, Iowa                               Variable rate debt security,
Manufacturer of automobile engine                due January 1, 2001                                         346,759    346,759
and brake repair machinery                      *29,340 Common shares at $.01                                 92,910     92,910

                                                                                                            --------    -------
                                   28.50%                                                                    439,669    439,669
                                                                                                            --------    -------

LINTON TRUSS CORPORATION                         10% Debt security, due March 1, 2001                        398,318    398,318
------------------------                        *542.8 Common shares                                              --         --
Delray Beach, Florida                           *400 Shares Series 1 Pfd. at $100.00                          40,000     40,000
Markets and manufactures residential             10% Debt security, due October 31, 2001                      80,000     80,000
roof and floor truss systems                    *Warrant to purchase 14.682% of
                                                 common shares, expires February 24, 2005                         15         15
                                                *Warrant to purchase 5.0% of
                                                 common shares, expires February 24, 2005                         --         --
                                                *Warrant to purchase 1.224% of
                                                 common shares, expires February 24, 2005                         --         --

                                                                                                            --------    -------
                                   20.91%                                                                    518,333    518,333
                                                                                                            --------    -------

MIDWESTERN ELECTRONICS, INC.                     12% Debt security, July 31, 2003                            838,666    838,666
----------------------------                    *Warrant to purchase 262,857 common
Olathe, Kansas                                   shares at $.20 per share, expires
Manufacturer of outsourced                       July 31, 2013                                                    --         --
electronic assemblies                                                                                       --------    -------
                                                                                                             838,666    838,666
                                    5.00%                                                                   --------    -------

MONITRONICS INTERNATIONAL, INC.
--------------------------------
Dallas, Texas                       0.95%       *73,214 Common shares                                        436,848     54,703
Provides home security                                                                                      --------    -------
systems monitoring services

-----------------------------------------------------------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  29

[ ] CONSOLIDATED SCHEDULE OF INVESTMENTS
    SCHEDULE 1 CONTINUED...



                                                                                           MACC Private Equities Inc. and Subsidiary
-----------------------------------------------------------------------------------------------------------------------------------
MANUFACTURING CONTINUED...
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         PERCENT OF
COMPANY                              EQUITY     SECURITY                                  NET ASSETS         VALUE         COST
-------                              ------     --------                                 -----------         -----         ----
MURPHEY ACQUISITION, LLC
-----------------------
Mishawaka, Indiana
Manufacturer of custom plastic                   12% Debt security, due November 15, 2001                    $937,500     937,500
injection molded products for the               *Membership interest                                               --          --
RV and other industries              19.29%                                                                   937,500     937,500
                                                                                                           ----------  ----------

PPC ACQUISITION COMPANY                          12% Debt security, due January 3, 2003                       600,000     600,000
-----------------------                         *Warrant to purchase 16.67% common
Kansas City, Kansas                              shares at $.10, expire January 3, 2013                            40          40
Manufacturer and printer                                                                                   ----------  ----------
of plastic packaging                 16.60%                                                                   600,040     600,040
                                                                                                           ----------  ----------

PORTRAIT DISPLAYS, INC.                         *535,715 Shares Series B Pfd. at $1.40                         49,999     750,001
-----------------------                         *Warrant to purchase 16,071 common
Pleasanton, California                           shares at $.14, expires August 23, 1998                           --          --
Designs and markets pivot enabling              *71,429 Shares Series C Pfd. at $1.40                         100,001     100,001
software for LCD computer monitors              *Warrant to purchase 13,570 Series C Pfd.
                                                 at $1.40, expires November 21, 2001                               --          --
                                                *Warrant to purchase 12,240 Series C Pfd.
                                                 at $1.40, expires November 21, 2001                               --          --
                                                *Warrant to purchase 27,160 Series C Pfd.
                                                 at $1.40, expires November 21, 2001                               --          --
                                                *911,300 Shares Series D Pfd.                                 150,000     150,000
                                                                                                           ----------  ----------
                                     10.00%                                                                   300,000   1,000,002
                                                                                                           ----------  ----------


SIMONIZ USA, INC.                                12% Debt security, due January 2, 2002                       750,000     750,000
-----------------                               *Warrant to purchase 6.5625% of common
Bolton, Connecticut                              shares at $7,803.72 per share, expires
Producer of cleaning and wax                     December 23, 2006                                                 --          --
products under both the Simoniz
brand and private label brand                                                                              ----------  ----------
names                                 6.56%                                                                   750,000     750,000
                                                                                                           ----------  ----------


TAYLOR HOLDINGS, INC.                            10% Debt security, due May 31, 2003                          574,163     574,163
---------------------                           *48,038 Common shares at $1.00                                 48,038      48,038
Kansas City, Missouri                           *292,800 Shares Pfd. at $1.04                                 304,512     304,512
Manufacturer of industrial                      *Warrant to purchase 56,529 common shares
bagging equipment                                at $1.00, expires May 31, 2002                                   565         565
                                                                                                           ----------  ----------
                                     16.80%                                                                   927,278     927,278
                                                                                                           ----------  ----------


TRU-CIRCLE CORPORATION                           11% Debt security, due December 11, 2001                   1,218,750   1,218,750
----------------------                          *Warrant to purchase 271,234 common
Wichita, Kansas                                  shares at $.45, expires December 11, 2007                  3,418,150         122
Manufacturer of precision parts                                                                            ----------  ----------
for the aircraft, aerospace and      10.27%                                                                 4,636,900   1,218,872
defense industries                                                                                         ----------  ----------


Weld Racing, Inc.                                13% Debt security, due June 13, 2002                         700,000     700,000
-----------------                               *Warrant to purchase 26.9824 common
Kansas City, Missouri                            shares at $1.00, expires June 13, 2008                            32          32
Manufacturer of custom wheels
for the performance automotive                                                                             ----------  ----------
aftermarket                           4.50%                                                                   700,032     700,032
                                                                                                           ----------  ----------

     Total Manufacturing                                                                       82.74%      16,157,912  12,912,869
                                                                                               =====       ==========  ==========
------------------------------------------------------------------------------------------------------------------------------------


30  MACC PRIVATE EQUITIES INC.

[ ] CONSOLIDATED SCHEDULE OF INVESTMENTS
    SCHEDULE 1 CONTINUED...


                                                                                           MACC Private Equities Inc. and Subsidiary
------------------------------------------------------------------------------------------------------------------------------------
SERVICE:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 PERCENT OF
COMPANY                              EQUITY                  SECURITY                            NET ASSETS       VALUE      COST
-------                              ------                  --------                            ----------       -----      ----
BUILDING ONE SERVICES
---------------------
CORPORATION
---------------------
Washington, D.C.                                  *48,499 Common shares at $19.45                               $510,558     943,218
Commercial facilities                Less than    *9,564 Escrowed common shares at $12.31                         63,747     117,769
management services provider         1.00%                                                                    ----------  ----------
                                                                                                                 574,305   1,060,987
                                                                                                               ----------  ---------
CARLETON CORPORATION                 Less than
--------------------                 1.00%        *5,785 Common shares at $43.31                                   6,388     250,536
Eden Prairie, Minnesota                                                                                        ----------  ---------
Acquires, develops, markets,
and licenses IBM and IBM
compatible mainframe software

CONCENTRIX CORPORATION                             13,283 Shares 8% amortizing Pfd. at $100.00                 1,328,250   1,328,250
----------------------                            *Warrant to purchase 412,500 common shares
Rochester, New York                                at $.01, expires April 1, 2007                                     --          --
Provides media outsourcing solutions              *Warrant to purchase 82,500 common shares
including telemarketing, fulfillment,              at $.01, expires April 1, 2007                                     --          --
and creative communications                       *Warrant to purchase 82,500 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                  *Warrant to purchase 100,650 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                  *Warrant to purchase 86,625 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                   10% Debt security, due on demand                              627,000     627,000
                                                  *Warrant to purchase 198,000 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                  *Warrant to purchase 853,875 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                   10% Debt security, due on demand                              173,250     173,250
                                                   10% Debt security, due on demand                              126,750     126,750
                                                  *Warrant to purchase 346,500 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                  *Warrant to purchase 507,000 common shares
                                                   at $.01, expires April 1, 2007                                     --          --
                                                                                                              ----------   ---------
                                    15.80%                                                                     2,255,250   2,255,250
                                                                                                              ----------   ---------


EAGLE WEST, L.L.C.                                 12% Debt security, due July 31, 2003                          434,134     434,134
------------------                                *262.5 Units Class C membership interest                       128,827     128,827
Hays, Kansas                                      *937.5 Units Class D membership interest                            93          93
Consolidator of cable TV systems                                                                              ----------   ---------
                                    12.00%                                                                       563,054     563,054
                                                                                                              ----------   ---------
HERITAGE CONSUMER PRODUCTS, LLC
-------------------------------
Brookfield, Connecticut                            12% debt security, due September 1, 2004                      983,913     983,913
Distributor of consumer                           *Membership interest                                           147,587     147,587
over-the-counter pharmaceuticals     9.30%                                                                    ----------   ---------
                                                                                                               1,131,500   1,131,500
                                                                                                              ----------   ---------

NEWPATH COMMUNICATIONS, LC                        10% Debt security, due April 16, 2002                          847,000     847,000
--------------------------                       *Membership interest                                                385         385
Des Moines, Iowa                                                                                              ----------   ---------
Rural cable TV network provider      6.93%                                                                       847,385    847,385
                                                                                                              ----------   ---------
------------------------------------------------------------------------------------------------------------------------------------



                                                 MACC PRIVATE EQUITIES, INC.  31

[ ] CONSOLIDATED SCHEDULE OF INVESTMENTS
    SCHEDULE 1 CONTINUED...

                                                                                           MACC Private Equities Inc. and Subsidiary
------------------------------------------------------------------------------------------------------------------------------------
SERVICE CONTINUED:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    PERCENT OF
COMPANY                              EQUITY      SECURITY                                           NET ASSET    VALUE       COST
-------                              ------      --------                                           ----------   -----       ----
ORGANIZED LIVING, INC.                           400,000 Shares Series A Pfd. convertible at $1.00            $ 400,000      400,000
----------------------                           130,435 Shares Series B Pfd. convertible at $1.15              150,000      150,000
Lenexa, Kansas                                   43,478 Shares Series B Pfd. convertible at $1.15                50,001       50,001
Retail specialty store for                       94,241 Shares Series C Pfd. convertible at $1.27               120,029      120,029
storage and organizational                                                                                    ---------     --------
products                             5.0%                                                                       720,030      720,030
                                                                                                              ---------     --------

PROGRESSIVE SOLUTIONS, INC.                     *4,609,406 Shares Class A Pfd.                                  326,440    1,175,000
---------------------------                     *6,141,515 Shares Class B Pfd.                                   87,218       87,218
Salt Lake City, Utah                            *500,575 Common shares                                          152,048      152,048
Develops court automation and                   *Warrant to purchase 10,000 common shares
public records management software               at $14.00, expires May 28, 2002                                     --           --
                                                *Warrant to purchase 300 common shares
                                                 at $.1667, expires May 28, 2002                                     --           --
                                                                                                              ---------   ----------
                                    12.80%                                                                      565,706    1,414,266
                                                                                                              ---------   ----------

RSI HOLDINGS, INC.
------------------                               11% Debt security, August 22, 2002                             654,970      654,970
Fargo, North Dakota                             *Warrant to purchase 1,188 common shares
Satellite simulcast communications               at $251.86, expires May 22, 2007                                    --           --
and services to the gaming industry              11% Debt security, August 22, 2002                             319,557      319,557
                                                *Warrant to purchase 562 common shares
                                                 at $251.86, expires March 27, 2008                                  --           --
                                                                                                              ---------   ----------
                                    11.88%                                                                      974,527      974,527
                                                                                                              ---------   ----------


SIGHT & SOUND DISTRIBUTORS, INC.                 13,333 Shares Pfd. at $25.00                                 1,333,333    1,333,333
---------------------------------               *Warrant to purchase 2 common shares
St. Louis, Missouri                              at $2.00, expires July 31, 2008                                     --           --
National video products distributor                                                                           ---------   ----------
                                    13.33%                                                                    1,333,333    1,333,333
                                                                                                              ---------   ----------

TUTTLE'S DESIGN-BUILD, INC.
--------------------------
Lakeworth, Florida                              *106,362 Shares Pfd. at $13.59                                       --    1,444,990
Distributor of ornamental and bedding plants    *26.14% Interest in $550,000 promissory note                          1      143,770
to retailers and provider of irrigation         *8% Loan due December 31, 1999                                       --       39,317
and landscaping services             0.00%                                                                    ---------   ----------
                                                                                                                      1    1,628,077
                                                                                                              ---------   ----------
VIASTAR SERVICES CORPORATION                     13% Debt security, due July 17, 2003                           740,000      740,000
----------------------------                    *Warrant to purchase 4,359 common
Dallas, Texas                                    shares at $.0068, expires July 17, 2009                             --           --
Legal, audit, and logistical services
for the trucking industry                                                                                     ---------   ----------
                                     5.00%                                                                      740,000      740,000
                                                                                                              ---------   ----------

Total Service                                                                                  49.73%         9,711,479   12,918,945
                                                                                               =====          =========   ==========



------------------------------------------------------------------------------------------------------------------------------------


32  MACC PRIVATE EQUITIES INC.

[ ]  CONSOLIDATED SCHEDULE OF INVESTMENTS
     SCHEDULE 1 CONTINUED...

                                                                                           MACC Private Equities Inc. and Subsidiary
------------------------------------------------------------------------------------------------------------------------------------
OTHER:
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          PERCENT OF
COMPANY                              EQUITY     SECURITY                                  NET ASSETS         VALUE          COST
-------                              ------     --------                                  -----------        -----          ----
MILES MEDIA GROUP, INC.                        *Warrant to purchase 232 common
----------------------                          shares at $52.64, expires February 2, 2001             $      --               --
Sarasota, Florida                              *Warrant to purchase 1,789 common
Tourist magazine publisher                      shares at $52.64, expires June 1, 2002                        --               --
                                               *4,500 Shares Red. Pfd. at $100.00                         894,860          450,000
                                               *1,550 Shares Class A Conv. Pfd. at $32.26                  50,003           50,003
                                               *1,000 Shares Red. Pfd. at $100.00                         198,857          100,000
                                               *155 Shares Class A Conv. Pfd.                                  --               --
                                                                                                       ----------      -----------
                                     26.50%                                                             1,143,720          600,003
                                                                                                       ----------      -----------


NORTHWORD HOLDING CORPORATION                  *325.8 Shares Red. Pfd. at $1,000.00                       188,166          325,800
-----------------------------                  *235 Common shares at $615.38                                   --          144,615
Minocqua, Wisconsin                            *Earnout warrant                                                --               --
Publisher of nature-related                    *Earnout warrant                                                --               --
audio products                                                                                        -----------      -----------
                                                                                                          188,166          470,415
                                                                                                      -----------      -----------
                                      2.10%

      Total Others                                                                           6.82%      1,331,886        1,070,418
                                                                                             ====     -----------      -----------
                                                                                                      $27,201,277       26,902,232
                                                                                                      ===========      ===========


* Presently nonincome producing









SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.



------------------------------------------------------------------------------------------------------------------------------------



                                                MACC PRIVATE EQUITIES INC.  33

[ ] NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

    MACC Private Equities Inc. and Subsidiary

    A For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

    B At September 30, 1998, all securities except for Building One Services Corporation and Carleton Corporation are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

    C The percentages in the "equity" column express the actual or potential equity interest held by MACC Private Equities Inc. and subsidiary (the Company) in each issuer. The percentage represents the amount of the issuer's common stock held by the Company as a percentage of the issuer's total outstanding common stock or, where the issuer has outstanding warrants, convertible securities, or shares reserved for employee stock options, the percentage reflects the approximate equity interest held by the Company upon the exercise of all warrants, conversion rights, and reserved employee options.

    D At September 30, 1998, the cost of securities for federal income tax purposes was $29,607,225, and the aggregate unrealized appreciation and depreciation based on that cost was:

        -----------------------------------------------------------------------
          Unrealized appreciation                              $ 4,274,556
          Unrealized depreciation                               (6,680,506)
                                                               -----------
               Net unrealized depreciation                     $(2,405,950)
                                                               ===========
        -----------------------------------------------------------------------

    E The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, twenty-five of these restricted securities include registration rights and seven of these restricted securities do not include registration rights. Within the twenty-five securities that include registration rights, the actual rights include the following general characteristics:

        (1) The securities generally provide for demand rights as follows:

               a  The demand rights may only be required from a low of 25% of
               - the security holders to a high of a majority of the security holders.

               b  The security holders may require from one to two demand
               -  registrations.

               c  The small businesses are generally only required to use "best
               -  efforts" to comply with the demands.

        (2) The securities generally allow the security holders to register securities if the small business registers its securities, i.e. "piggyback rights."

               a  Piggyback rights generally may be accessed by individual
               -  security holders.

               b  Under piggyback rights, the small business and its investment
               - bankers are only required to use best efforts to comply with the right.

        (3) The Company expects that, in general, the securities that they will acquire in the future will include demand and piggyback rights.


34  MACC PRIVATE EQUITIES INC.

[ ] SHAREHOLDER INFORMATION

        [ ] Stock Transfer Agent

        ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660 (telephone (800) 288-9541,
        (800) 231-5469 (TDD), and www.chasemellon.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

        [ ] Shareholders

        MACC had approximately 2,816 record holders of its common stock at November 30, 1998.

        [ ] Annual Meeting

        The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 23, 1999, at 10:00 a.m. at the Crowne Plaza Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

        [ ] Dividends

        MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but instead to retain all earnings, if any, for use in MACC's business. During fiscal year 1998, however, MACC declared and paid a 20% stock split effected in the form of a stock dividend. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

        [ ] Market Prices

        The common stock of MACC is traded in the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market under the symbol "MACC". At the close of business on November 30, 1998, the bid price for shares of MACC's common stock was $9.25. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 1998 and 1997 were taken from quotations provided to MACC by the National Association of Securities Dealers, Inc:

        ----------------------------------------------------------------------
                                                          HIGH         LOW
        ----------------------------------------------------------------------
        December 31, 1996                               $ 7.77       $7.20
        March 31, 1997                                    8.33        7.77
        June 30, 1997                                     8.96        8.33
        September 30, 1997                                8.33        7.50
        December 31, 1997                                 8.59        7.40
        March 31, 1998                                    7.92        6.67
        June 30, 1998                                     9.50        8.88
        September 30, 1998                               11.00        9.00
        ----------------------------------------------------------------------

        High and low bid quotations have been adjusted to reflect the payment of a 20% stock split effected in the form of a stock dividend on March 31, 1998 and a 10% stock split effected in the form of a stock dividend on March 31, 1997.

        Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                  MACC PRIVATE EQUITIES INC.  35

[ ] OFFICERS AND DIRECTORS



FUND MANAGER
-----------------------------------------------------------------------------
        InvestAmerica Investment Advisors, Inc.



OFFICERS
-----------------------------------------------------------------------------
        DAVID R. SCHRODER
        President and Secretary

        ROBERT A. COMEY
        Executive Vice President and Treasurer

        KEVIN F. MULLANE
        Vice President




BOARD OF DIRECTORS
-----------------------------------------------------------------------------

        PAUL M. BASS, JR.  -   DALLAS, TEXAS
        Chairman of the Company
        Vice Chairman of First Southwest Company, a regional investment banking firm

        ROBERT A. COMEY  -   CEDAR RAPIDS, IOWA
        Executive Vice President of the Company
        Executive Vice President of
        InvestAmerica Investment Advisors, Inc.

        MICHAEL W. DUNN  -   MANCHESTER, IOWA
        President, Farmers and Merchants Savings Bank

        HENRY T. MADDEN  -   IOWA CITY, IOWA
        Adjunct Professor, School of Management,
        University of Iowa, and Management Consultant

        JAMES L. MILLER  -   CEDAR RAPIDS, IOWA
        Self-employed, with background in retail management

        DAVID R. SCHRODER  -   CEDAR RAPIDS, IOWA
        President of the Company, President of
        InvestAmerica Investment Advisors, Inc.

        TODD J. STEVENS  -   SALT LAKE CITY, UTAH
        Manager of the Utah Office of Wasatch Venture Fund,
        Manager of the Venture Capital Department of Zions
        First National Bank

        JOHN D. WOLFE  -   MOUNT VERNON, IOWA
        Retired from career in retail banking and mortgage lending




36  MACC PRIVATE EQUITIES INC.