Form 10-K405, Exhibit 13
period 1999-09-30
MACC PRIVATE EQUITIES INC
filed 1999-12-28
CIK 923808

FINANCIAL HIGHLIGHTS                                                 EXHIBIT 13

FISCAL 1999 CONTINUED TO SHOW EXCELLENT OPERATING RESULTS, INCREASED MARKET VALUE AND QUALITY PORTFOLIO GROWTH.

$  IN THOUSANDS, EXCEPT PER SHARE DATA



     AT YEAR END SEPTEMBER 30                     1999          1998

     Total Assets                              $38,535        31,295
     Total Stockholder Equity                   23,394        19,528   [GRAPHIC]
     Net Assets Per Share                        14.45        12.05(1)


FOR THE YEAR

Total Income                                    $2,255         2,682

Net Investment (Expense) Income                     (7)          622

Net Realized Gain on Investments                 5,142         1,566   [GRAPHIC]

Net Change in Unrealized (Depreciation)           (608)        2,554
  Appreciation on Investments

Net Increase in Net Assets                       3,866         4,148



--------------------------------------------------------------------------------
QUARTERLY STOCK PRICES(1,2)                          ANNUAL STOCK PRICES(1,2)
--------------------------------------------------------------------------------

$ Per Share


                         1999                       1998

QUARTER              HIGH        LOW          HIGH        LOW
-------              ----        ---          ----        ---

First                8.27       7.02          6.61       5.69

Second               8.08       7.60          6.09       5.13   [GRAPHIC]

Third                9.38       7.53          7.31       6.83

Fourth              12.44       9.25          8.46       6.92

(1) Restated to reflect a 30% stock split effected in the form of a stock dividend on March 31, 1999.
(2) Closing bid price per share.




                                                 MACC PRIVATE EQUITIES INC.   1

         TO OUR SHAREHOLDERS

SHAREHOLDERS WERE REWARDED. Based on strong earnings management rewarded shareholders with a record year end net asset value. The public market rewarded shareholders with robust increases in stock price and total market capitalization. In all, fiscal 1999 was a year in which the goal of increasing our shareholders value was achieved. Shareholder patience and foresight were rewarded in 1999 when MACC declared a 30% stock split effected in the form of a stock dividend.

IN A SECOND CONSECUTIVE YEAR OF STRONG OPERATING RESULTS MACC realized meaningful gains from five portfolio companies. These gains of $5,142,177 stand out as a record since MACC became publicly traded in March 1995. The 1999 Net Increase in Net Assets of $3,866,270 followed a record of $4,148,036 achieved in 1998. 1999 Net Investment Expense was $7,459 as investment income returned to a more normal level after the payment of dividends from one portfolio company pushed 1998 Net Investment Income to $621,928.

COMPANY VALUE INCREASED FOR A FOURTH CONSECUTIVE YEAR when MACC's fiscal 1999 versus fiscal 1998 year-end market capitalization increased by 49.7% to $20,287,285 based on the average of the closing bid and asked prices on September 30, 1999. A second measure of value also increased when Net Asset Value Per Share rose by 19.8% to $14.45 at September 30, 1999 compared to $12.05 at September 30, 1998 after giving effect to a 30% stock split effected in the form of a stock dividend paid in March 1999.

OUR LIQUIDITY WAS ENHANCED and our balance sheet strengthened when MACC retained $10,522,947 in cash received from the proceeds of the disposition of portfolio investments in fiscal 1999. MACC has cash and leverage available to meet its targeted year 2000 investment goals.

WE STRENGTHENED MACC'S ABILITY TO COMPETE in an ever expanding industry when by increasing MorAmerica's Capital Stock and Paid-In Capital from $11,309,695 to $18,000,000 on September 30, 1999, we increased our maximum allowable investment size from $2,261,939 to $3,600,000.

GOOD NEWS IS REVEALED in a reduced 1999 investment level. 1999 was a good time to sell portfolio investments and management invested much of its time taking advantage of this lucrative opportunity. Good deals became harder to find calling for buy-side prudence. Fortunately, fiscal 2000 first quarter investment activity is strong, putting MACC on an $11,000,000 annualized investment rate.

THE FUTURE continues to appear promising. We have increased our size and liquidity in order to remain competitive in an increasingly crowded market.





                                         Your management and board are indebted
                                         to the support of our shareholders and
                                                            portfolio companies.


/s/ Paul M. Bass, Jr.,
-------------------------------
Paul M. Bass, Jr.,
Chairman


/s/ David Schroder,
-------------------------------
David Schroder,
President



2   MACC PRIVATE EQUITIES INC.

         CORPORATE PROFILE


[PHOTO]


MACC'S MISSION IS TO BUILD SUBSTANTIAL SHAREHOLDER
         VALUE BY ACHIEVING...CONSISTENT LATER STAGE VENTURE CAPITAL RETURNS with REDUCED RISK BASED UPON THE GEOGRAPHIC AND INDUSTRY DIVERSITY OF THE PORTFOLIO AND OUR EXPERIENCED MANAGEMENT TEAM and LONG TERM CORPORATE GROWTH CAPITALIZED BY RETAINED EARNINGS AND SBIC LEVERAGE IN ORDER TO CONTINUE TO MAINTAIN A STRONG POSITION IN MACC'S TRADITIONAL NATIONAL MID-MARKET NICHE.

MACC Private Equities Inc. MACC PRIVATE EQUITIES INC. (Nasdaq NMS: MACC) is a Delaware corporation and the parent of MorAmerica Capital Corporation. Additionally, MACC is a business development company
         (BDC). MACC's wholly owned subsidiary, MorAmerica Capital Corporation, conducts all of its venture investing. MACC's primary goal is to create long term appreciation of shareholder value based upon the successful management of venture capital activities.

MORAMERICA CAPITAL CORPORATION Founded in 1959, MorAmerica Capital is one of the nation's oldest and most well-known small business investment companies (SBIC), federally licensed under the Small Business Investment Act of 1958. MorAmerica Capital generally invests from $1,000,000 up to $3,500,000 in growth and later stage manufacturing, service and distribution businesses with annual sales typically from $5,000,000 to $50,000,000. These growth and buyout investments are made in the form of subordinated debt or preferred stock with warrants or common stock. Since 1980, MorAmerica Capital has provided equity financing of over $62,000,000 to more than ninety-five companies and plays a significant role in the syndication of equity fundings for later stage middle market growth and buyout financings.

INVESTAMERICA INVESTMENT ADVISORS, INC. MACC and MorAmerica Capital are managed by InvestAmerica, an investment advisor organized in 1985 with more than $50,000,000 in assets under management. Collectively, the three InvestAmerica principals have over sixty years of venture capital fund management experience.



                                                  3   MACC PRIVATE EQUITIES INC.

SUCCESS IN PROVIDING
EQUITY FOR AMERICA'S FUTURE

IN FISCAL 1999, MACC PRIVATE EQUITIES INC., ACHIEVED STRONG GROWTH IN TOTAL ASSETS, NET ASSET VALUE PER SHARE AND MARKET BID PRICE PER SHARE.

 ...............................    ...............................    .....................................
         TOTAL ASSETS                NET ASSET VALUE PER SHARE(1)         MARKET BID PRICE PER SHARE(1)
 ...............................    ...............................    .....................................

          [ A GRAPH ]                        [ A GRAPH ]                           [ A GRAPH ]

    3/31/95   $25,044,740                 3/31/95   $  8.43                     3/31/95   $  2.92
    1995      $28,006,385                 9/30/95   $ 10.05                     9/30/95   $  4.29
    1996      $27,906,798                 9/30/96   $ 10.32                     9/30/96   $  5.54
    1997      $25,995,422                 9/30/97   $  9.48                     9/30/97   $  6.17
    1998      $31,294,524                 9/30/98   $ 12.05                     9/30/98   $  8.27
    1999      $38,535,445                 9/30/99   $ 14.45                     9/30/99   $ 12.25

Total Assets grew by $7,240,921       Net asset growth resulted          MACC's 1999 year end Market Bid
   for an increase of 23.1%         in a 19.8% one-year growth in     Price Per Share continued its fourth
                                     Net Asset Value Per Share.       consecutive annual rise with a fiscal
                                                                             1999 increase of 48.1%.


 ...............................    ...............................    .....................................
  STOCK PRICE AS A PERCENTAGE                  ANNUAL                              INVESTMENT
OF NET ASSET VALUE PER SHARE(1)           CAPITAL INVESTED                    INCOME (EXPENSE), NET
 ...............................    ...............................    .....................................

          [ A GRAPH ]                        [ A GRAPH ]                           [ A GRAPH ]

       3/31/95     34.6%                 1995    $4,082,089                     1995   ($168,031)
       9/30/95     42.7%                 1996    $5,135,249                     1996   ($ 89,576)
       9/30/96     53.6%                 1997    $9,800,370                     1997   ($253,367)
       9/30/97     65.0%                 1998    $7,521,781                     1998    $621,928
       9/30/98     68.6%                 1999    $5,697,574                     1999   ($  7,459)
       9/30/99     84.8%

 At fiscal year end 1999, MACC        Fiscal year 1999 capital            Net Investment Income (Expense)
was able to sustain a continued        invested of $5,697,574             returned to a small expense of
  annual reduction in the gap       decreased from 1998; however,        ($7,459) in fiscal 1999 which is
 between Market Bid Price and        recent investment activity           down from income of $621,928 in
  Net Asset Value Per Share.              has been strong.              fiscal 1998, a year which included
                                                                      exceptional one time dividend payments.

(1) Restated to reflect stock splits effected in the form of stock dividends paid in March of 1999, 1998 and 1997.


4   MACC PRIVATE EQUITIES INC.

THE FOLLOWING GRAPH COMPARES THE SEMI-ANNUAL PERCENTAGE change in cumulative stockholder return on MACC's Common Stock since March 3, 1995 (the day on which shares of MACC's Common Stock commenced public trading), with the cumulative total return over the same period of (i) the Nasdaq Stock Market Total Return Index (U.S. Companies), and (ii) a peer group selected in good faith by MACC composed of the following eight business development companies or other funds known by MACC to have similar investment objectives to MACC: Allied Capital Corporation (ALLC), American Capital Strategies (ACAS), Brantley Capital Corporation (BBDC), Capital Southwest Corporation (CSWC), Harris & Harris Group, Inc. (HHGP), Rand Capital Corporation (RAND), Waterside Capital Corporation
(WSCC) and Winfield Capital Corporation (WCAP) (the "Peer Group").

In the graph, the comparison assumes $100 was invested on March 3, 1995, in shares of MACC's Common Stock and in both of the indices. The comparison is based upon the closing market bid price for shares of MACC's Common Stock, and assumes the reinvestment of all dividends, if any. The returns of each of the companies in the Peer Group are weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated.


                 COMPARISON OF CUMULATIVE TOTAL RETURN OF MACC,
                          PEER GROUP AND BROAD MARKET


                                    [GRAPH]




                                                   MACC PRIVATE EQUITIES INC.  5

         INVESTING IN AMERICA'S FUTURE

IN 1999, THE PORTFOLIO CONTINUED TO EARN EXCELLENT GAINS THAT WERE CONSISTENT WITH MACC'S INVESTMENT STRATEGY.


BUILDING ONE SERVICES CORPORATION

         Exemplary of strategically investing in "roll-ups" which in turn are sold into a consolidating industry, MorAmerica initially invested in a company with approximately $20,000,000 in sales, earned a significant realized, non-cash gain only six months from the initial investment date and at year end owned stock in a company with sales of more than $1.2 billion. One of MorAmerica's most active Western U.S. partners asked MorAmerica to co-invest in the company, a management backed "roll-up" of the fragmented companies that provide cleaning and maintenance services to regional and national grocery retail chains. Within two months, a second planned acquisition was made. Within six months, Consolidation Capital Corporation, a publicly traded industry consolidator, acquired the company and MorAmerica realized a $882,165 non-cash gain. As of May 1999, MorAmerica had earned a realized IRR of more than 118%.


MILES MEDIA GROUP,

         In April 1990, MorAmerica as the lead investor helped Roger Miles purchase a Florida publisher of visitor information magazines. By June of 1999, MorAmerica had realized total proceeds of $3,521,255 for an IRR of more than 19% over the entire nine year life of the investment. Early on, a declining tourism economy required MorAmerica to step up with additional funding. While some funding sources lost faith in the business, MorAmerica continued to see the intrinsic value which would be rewarded when Florida's tourism industry inevitably recovered. MorAmerica's success in this investment was a function of a fundamentally sound business, strong management, patience, support and insight into the elements that would eventually create value and liquidity.


TRU-CIRCLE CORPORATION INC.

         Could a group of Midwestern SBICs and a strong management team earn internet-like returns from an investment in a precision metal machining job shop? Probably not often but MorAmerica realized an IRR of more than 111% through July 1999 from its investment in Tru-Circle Corporation. In December 1996, MorAmerica's investment helped Tru-Circle acquire a similar machining company to increase Tru-Circle's capacity to meet the escalating demand of the airframe industry in general and specifically to meet the dramatically increasing demand of one of its major customers, Boeing. Management grew the company with resolve and discipline, fulfilled Boeing's expectations and consistently exceeded sales and profit goals. Management and the outside investors used a proven investment banker to orchestrate a successful exit in July of 1999.


WELD RACING, INC.

         MorAmerica and an experienced SBIC co-investor together led a growth financing for Weld in June 1997. With the addition of stronger financial management and increased managerial discipline, Weld grew sales and profitability. Pursuant to an offer from Weld, MorAmerica divested in June of 1999 with a realized IRR of almost 35%. Weld Racing is a ten year old manufacturer of high performance and custom automobile and truck wheel rims. The ingredients that contributed to this success are typically found in MorAmerica's growth financings. They include strong management, stable historic profitability, an opportunity for the business to use additional capital to significantly improve profitability, a known and experienced co-investor and a viable exit plan or opportunity. The Weld gain proved once again that MorAmerica's middle market investment strategy can consistently produce venture capital returns.



6   MACC PRIVATE EQUITIES INC.

IN 1999, MANAGEMENT SELECTED AND FUNDED HIGH QUALITY NEW PORTFOLIO COMPANY INVESTMENTS CAPABLE OF EARNING STRONG FUTURE GAINS.


EASY SYSTEMS, INC.

         MorAmerica was the lead investor in the syndication of a growth financing involving three other venture funds and one strategic industry investor. The transaction provided timely capital to fund both internal growth and the strategic acquisition of a software company with synergistic products and customers. Easy Systems is a growth stage, entrepreneurially driven software developer of state-of-the-art automated ingredient apportionment and mixing systems. Easy Systems provides complete feed ingredient selection, batch feed make up and feed mill accounting and management information systems to animal feed companies. These systems are now being adapted to fit exciting industrial ingredient measurement applications which could eventually eclipse the size of agricultural markets. Easy Systems is poised to achieve significant growth based on its leading edge software systems.


GREGG MANUFACTURING, INC.

         Gregg is a thirty year old, consistently profitable West Coast manufacturer and distributor of gift products for Christian and secular retail markets. MorAmerica supported a management buyout which added key new ingredients for success which included a lead investor who is an industry founding, forty year old California SBIC capable of sourcing and analyzing add-on acquisition candidates for Gregg. In addition, the lead investor brought on a seasoned new CEO who both invested personal equity and is capable of developing increased internal growth and managing acquisitions. The investment provided Gregg with a financial and managerial recapitalization to fund significant growth in an exciting retail sector.


HANDY INDUSTRIES, LLC

         In April of 1999, a Chicago mezzanine fund approached MorAmerica with the need for a local buyout partner. MorAmerica added value by responding immediately to facilitate the close and by assisting in the structuring of more favorable terms for the outside investors. MorAmerica also was highly recommended by the senior lender. Handy is a consistently profitable, thirty-five year old metal fabricator that has developed significant brand recognition in a number of niche repair shop and truck accessory product areas including lift devices, louvered tailgates and fuel and tool carriers. With the recapitalization and the addition of a merchant banking group capable of sourcing acquisitions, Handy is poised to achieve accelerated growth.


PLANT & PROJECT GROUP, LLC

         When an experienced Midwestern investment banker and a twenty-five year veteran construction industry executive approached MorAmerica to complete a buyout funding, MorAmerica responded with an offer of equity to strengthen the balance sheet and subordinated debt to enhance the return on equity. Plant & Project Group, LLC purchased Big J Enterprises, a twenty-four year old Albuquerque based specialty construction contractor focusing on in-plant construction and maintenance with annual double-digit growth prospects. MorAmerica's investment includes proven ingredients to assure success, namely, a business with strong client relationships and earnings, the addition of an industry experienced owner, an investment banker focused on adding appropriate acquisition targets and the expectation of future sales increases from existing and new customers.


WATER CREATIONS, INC.

         With one of MorAmerica's long time co-investors as the lead, a supportive senior lender and a four member founding management group asked MorAmerica to participate in the buyout and recapitalization of a five-year old growth stage company. Water Creations is a leading national distributor of water gardening supplies with three U.S. and one Canadian distribution center. Water gardening, as one of the highest growth segments within the burgeoning multi-billion dollar lawn and garden industry, holds the promise of handsome future earnings for Water Creations. Without this financing, Water Creations would not have been able to add the additional management, build the infrastructure and add the working capital needed to capitalize on the current growth in this lucrative market.

                                                   MACC PRIVATE EQUITIES INC.  7

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

     A: InvestAmerica principals have over sixty years of SBIC management experience, which brings a level of deal flow, co-investor relationships, and portfolio management capabilities usually only found in larger funds. InvestAmerica was founded in 1985 and commenced managing MorAmerica Capital and MACC in 1985 and 1994 respectively. MACC has been fortunate to attract Board persons experienced in investment banking, manufacturing, retailing, early stage venture capital and commercial banking. This breadth and depth of operating and strategic experience helps to keep MACC competitive in such key areas as access to capital, deal flow and exit execution. Board members and management own approximately 9.1% of the company. Of the board members, the two InvestAmerica principals are the two largest shareholders. It is important to note that all management and Board shares were purchased on the open market.


Q:   What is your industry and where does MACC fit in it?

     A: MACC is a venture capital investor. The venture capital industry is broadly described nationally as including approximately 1000 private venture capital partnerships and about 350 Small Business Investment Companies (SBICs). MACC invests through its wholly owned subsidiary, MorAmerica Capital which is an SBIC. Chronologically, MorAmerica Capital is the fifth oldest active SBIC.


Q:   What differentiates you from your competition?

     A: Even though MACC has been publicly traded for only a few years, it is not a new fund. MorAmerica Capital has been investing since 1959. We have a 41-year history as a licensed SBIC and are well known and respected within the industry. Longevity is a real strength. MorAmerica Capital is a corporation not a limited partnership and has the staying power of being a corporation. Finally, MACC is one of a select group of publicly traded venture funds.


Q:   How do you select your portfolio investments?

     A: MorAmerica Capital is diversified by industry and by geography. We focus on manufacturing, distribution and service companies. MorAmerica Capital generally invests in companies with $5 million to $50 million in sales. We look for companies with strong management and proven track records. However, we will look at turnaround situations if strong management is in place. We invest nationally through our extensive network of co-investors, staying in deals for about five years. Our five-year plan calls for investing approximately 25% of our total available assets every year.


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



8   MACC PRIVATE EQUITIES INC.

                                FINANCIAL REPORT



















- CONTENTS

    10  SELECTED
        FINANCIAL DATA

    11  MANAGEMENT'S
        DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION
        AND RESULTS OF OPERATIONS

    18  AUDITORS' REPORT

    32  SHAREHOLDER
        INFORMATION

    33  OFFICERS
        & DIRECTORS






                                                    MACC PRIVATE EQUITIES INC. 9

  SELECTED FINANCIAL DATA
  FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                                                                               MACC Private Equities Inc. (1)
------------------------------------------------------------------------------------------------------------------------------
                                                                                             Seven and One-     Four and One-
                                                                                                Half Months       Half Months
                                                                                            Ended Sept. 30,    Ended Feb. 15,
                                        1999            1998           1997           1996             1995              1995
------------------------------------------------------------------------------------------------------------------------------
Investment (expense) income         ($7,459)         621,928      (253,367)       (89,576)          103,653       (17,776)(2)
net of tax

Net realized gain on               3,293,177         981,091        952,102        514,172        1,102,697         4,514,338
investments, net of tax

Net change in unrealized
appreciation/depreciation
on investments                     (607,771)       2,554,471    (2,200,033)      (641,851)          586,458         (948,191)
                                 -----------      ----------    -----------     ----------       ----------        ----------
Net increase (decrease)
in net assets or (increase)       $2,677,947       4,157,490    (1,501,298)      (217,255)       1,792,808         3,548,371
decrease in net deficit          ===========      ==========    ===========     ==========       ==========        ==========
from operations


Net increase (decrease) in net
assets or (increase) decrease
in net deficit from operations
per common share                    $1.65(6)         2.57(5)      (0.93)(4)      (0.13)(3)         1.05(3)           2.08(3)
                                 ===========      ==========     ==========     ==========       ==========        ==========

Total assets                     $38,535,445      31,294,524     25,995,422     27,906,798       28,006,385        25,775,717
                                 ===========      ==========     ==========     ==========       ==========        ==========
Total long term debt             $13,763,123      11,253,421     10,244,478     10,236,250       10,228,647        10,224,152
                                 ===========      ==========     ==========     ==========       ==========        ==========


(1) Four and one-half months ended February 15, 1995 represent selected financial data of MorAmerica Financial Corporation, the predecessor to MACC. As of February 15, 1995, MACC adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.

(2) Including $253,908 of reorganization expenses.

(3) Per share data have been restated to reflect a 10% stock split effected in the form of a stock dividend on March 31, 1997, a 20% stock split effected in the form of a stock dividend on March 31, 1998 and a 30% stock split effected in the form of a stock dividend on March 31, 1999.

(4) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 1998 and a 30% stock split effect in the form of a stock dividend on March 31, 1999.

(5) Per share data have been restated to reflect a 30% stock split effected in the form of a stock dividend on March 31, 1999.

(6) Computed using 1,619,097 shares outstanding at September 30, 1999.







10    MACC PRIVATE EQUITIES INC.

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


RESULTS OF OPERATIONS
Fiscal 1999 Compared to Fiscal 1998

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

    For fiscal year ended September 30, 1999, total investment income was $2,255,120, total operating expenses were $2,412,579, tax benefit equaled $150,000 and net investment expense was $7,459.

    During the fiscal year ended September 30, 1999, investment income decreased to $2,255,120, a 16% decrease over fiscal 1998 investment income of $2,682,385. The decrease during the current year was the result of decreases in interest income, dividend income and other income of 5%, 47%, and 23% respectively. MACC attributes the decrease in interest income to portfolio investments which are currently non-income producing. The decrease in dividend income is due to the receipt from one portfolio company of an exceptional one-time dividend payment in fiscal 1998. The current dividend income represents dividends received on seven existing portfolio companies, four of which are distributions from limited liability companies. The decrease in other income is due to the revaluation in the prior fiscal year of two other assets which caused other income to be higher. The timing and amount of some sources of investment income, such as interest income from prepayment penalties, certain dividend income, and other income resulting from the revaluation of other assets is difficult to predict. Due to MACC's receipt of extraordinary dividends during fiscal 1998, MACC anticipated lower investment income in fiscal 1999 as compared to fiscal 1998.

    Operating expenses of MACC increased by 17% in fiscal year 1999 to $2,412,579 from $2,053,457 in fiscal year 1998. The relative increase in operating expenses is partially due to increases in financial expense and management fees. These increases were generated from additional borrowings from the Small Business Administration and increased assets under management. During fiscal 1998 MACC received approximately $60,000 in recoveries from prior receivables which were netted against other operating expenses.

    MACC recorded net investment expense of $7,459 in fiscal year 1999, a decrease from the net investment

                                                         [CONTINUED ON PAGE 12.]

                                                   MACC PRIVATE EQUITIES INC. 11

MD & A


[CONTINUED FROM PAGE 11.]

income of $621,928 in 1998. The decrease in net investment income is the result of the 16% decrease in investment income along with the 17% increase in operating expenses recorded in fiscal 1999. Nevertheless, management is generally pleased with the overall improvement in net investment income/expense achieved over the past five fiscal years.

    Net realized gain on investments in fiscal year 1999 increased by 228% to $5,142,177 from $1,566,091 achieved in fiscal year 1998. The significant gains are mainly due to the sale of two portfolio companies whose valuations at the prior year end reflected the anticipated gains which were realized in fiscal 1999. MACC had unrealized depreciation of $308,726 at September 30, 1999, a change of $607,771 from the $299,045 of unrealized appreciation at September 30, 1998. This resulted in a net gain on investments for fiscal year 1999 of $4,534,406 before income tax expense as compared to net gain on investments of $4,120,562 for fiscal year 1998. In addition to valuation adjustments, the change in unrealized appreciation/depreciation is also due to the sale of two investments with significant gains and the write off of several investments for tax purposes which had previously been reserved as worthless. Net change in unrealized appreciation/ depreciation on investments represents the change for the period in the unrealized appreciation on MACC's total investment portfolio net of unrealized depreciation on MACC's total portfolio investment. Generally, when MACC increases the fair value of a portfolio investment above its cost, the unrealized appreciation item for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, the unrealized depreciation item for the portfolio as a whole increases. When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as a whole decreases as the gain is realized. Similarly, when MACC sells a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

    Most of MACC's portfolio investments are structured to mature in five to seven years. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments. During fiscal years 1995 through 1999, MorAmerica Capital recorded significantly higher levels of new and follow-on portfolio investments as compared to fiscal years 1988-1994 and MACC anticipates that MorAmerica Capital will continue these higher portfolio investment levels over the foreseeable future. As an ordinary element of its investment cycle, MACC typically experiences unrealized depreciation and/or realized losses on portfolio investments before it experiences unrealized appreciation and/or realized gains, if any.

    MACC's consolidated investment portfolio as a whole is in the earlier stages of the five to seven year investment cycle. MACC achieved significant gains in 1999 from one portfolio company held less than three years and another portfolio company that had been in the portfolio since 1990. MACC anticipates that the growth in MACC's Net Asset Value Per Share may continue to increase over the next three to ten year period as MACC's portfolio investments reach maturity and investment gains, if any, are taken. However, it is difficult to predict the timing or the amount of gains in the investment portfolio.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

To date, MACC has relied upon several sources to fund its investment activities, including MACC's U.S. treasury bills, cash equivalents and cash, and the Small Business Investment Company (SBIC) capital program operated by the Small Business Administration (the SBA).

    MACC, through its wholly-owned subsidiary,



12  MACC PRIVATE EQUITIES INC.

M D & A

MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC capital program to provide a portion of its future investment capital requirements. At present, there is availability of capital for commitment periods of up to five years through the SBIC capital program and MACC anticipates that there will be capital available in future periods.

    As of September 30, 1999, MACC's U.S. treasury bills, certificates of deposit and cash totaled $10,748,442. MACC borrowed $2,500,000 in new SBA Guaranteed Debentures in February 1999 and April 1999 and has a commitment for an additional $15,790,000 in SBA guaranteed debentures. The additional commitment of $15,790,000 expires on September 30, 2002. MACC believes that its existing U.S. treasury bills, certificates of deposit and cash, together with the $15,790,000 SBA commitment and other anticipated cash flows, will provide adequate funds for MACC's anticipated cash requirements during fiscal year 2000 and the next two years, including portfolio investment activities, principal and interest payments on outstanding debentures payable and administrative expenses. MACC's investment objectives call for MACC to invest $11,000,000 in new and follow-on investments during fiscal year 2000.

    Liquidity for the next several years will be impacted by principal payments on MACC's debentures payable. Debentures payable are composed of $13,790,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,450,000 in 2000, $5,690,000 in 2001, $2,150,000 in 2003, $1,000,000 in 2007, and $2,500,000 in 2009. It is
anticipated MorAmerica Capital will be able to roll over this debt with new ten year debentures when it matures. MorAmerica Capital has obtained a commitment of leverage from SBA which includes commitments to refinance the debentures through 2003 for another 10 year term. As indicated above, the total amount of MorAmerica Capital's commitment from the SBA is $15,790,000.

    MACC anticipates that it may seek additional capital, either in the form of additional SBA-guaranteed debentures issued by MorAmerica Capital or in the form of common stock of MACC, to fund growth of MACC, to meet principal payments, if necessary, as the outstanding SBA-guaranteed debentures become due and payable and for other corporate purposes.

PORTFOLIO ACTIVITY

MACC's investment objectives for fiscal year 1999 called for total new and follow-on investments of $8,500,000. During this period, MACC invested $5,697,574 in nine portfolio companies. Of this amount, $5,246,965 was invested in six new portfolio companies and $450,609 was invested in follow-on investments in three existing portfolio companies. MACC's investments for fiscal year 1999 fell short of MACC's investment objective, however, MACC did exceed its investment objectives in the prior two fiscal years. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing only in those portfolio companies which satisfy MACC's investment criteria.

    MACC has strong co-investment ties with investment partners, a very active venture financing market and a continued commitment to increase the average size of new investments. In fiscal 2000, MACC anticipates investing $11,000,000 in new and follow-on investments.

VALUATION CHANGES

The following table presents investments held at September 30, 1999 for which the valuation changed from September 30, 1998:

                            - See table on page 14 -


                                                [CONTINUED ON PAGE 14.]

                                                MACC PRIVATE EQUITIES INC.    13

M D & A

[CONTINUED FROM PAGE 13.]

FAIR VALUE
--------------------------------------------------------------------------------
PORTFOLIO COMPANY                       SEPTEMBER 30, 1999   SEPTEMBER 30, 1998
Building One Services Corporation               $  361,690           $  287,100*
Central Fiber Corporation                          733,333              712,812
Cirque Corporation                                 335,002              502,504
Linton Truss Corporation                           447,941              497,941*
Monitronics International, Inc.                    838,353              436,848
Murphey Acquisition, LLC                         1,037,500              937,500
Portrait Displays, Inc.                            500,000              300,000
RSI Holdings, Inc.                               1,474,527              974,527
Sight & Sound Distributors, Inc.                 1,000,000            1,333,333
Taylor Holdings, Inc.                            1,137,278              927,278
--------------------------------------------------------------------------------
* September 30, 1998 valuations have been adjusted for partial disposition of the portfolio investment for purposes of comparison.
--------------------------------------------------------------------------------

DETERMINATION OF NET ASSET VALUE

    The net asset value per share of MACC's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus total liabilities by the total number of shares outstanding at the date as of which the determination is made.

    In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 1999, from valuations using the Securities and Exchange Commission's guidelines.

    All other investments are valued at fair value as determined in good faith by the Board of Directors. The Board of Directors has determined that all other investments will be valued initially at cost, but such valuation will be subject to semi-annual adjustments and on such other interim periods as are justified by material portfolio company events if the Board of Directors determines in good faith that cost no longer represents fair value.

YEAR 2000 COMPLIANCE

MACC has made the enhancements necessary to prepare its systems for the year 2000. The expense of the year 2000 projects as well as the related potential effect on MACC's earnings has not had a material effect on MACC's financial position or results of operations. MACC is aware of potential year 2000 risks and the possible adverse impact resulting from failures by third parties (such as banks and vendors) and portfolio companies to adequately address year 2000 problems. MACC could incur losses if portfolio companies incur business losses related to the year 2000. To date, MACC has been advised by such parties that they do have plans in place to address and correct the issues associated with the year 2000; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation. MACC's computer operations are not complex and functions can be performed manually for some period of time.


14  MACC PRIVATE EQUITIES INC.

M D & A

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The majority of the MACC consolidated investment portfolio consists of debt and equity securities which are not publicly traded and are recorded at fair value in accordance with SBA valuation policies. These policies generally do not result in increases or decreases in the fair value of debt portfolio investments based upon changes in market interest rates. Moreover, equity securities that are not publicly traded are not subject to market price risk. Nevertheless, MACC is exposed to market risk from changes in market prices of publicly traded equity securities held in the MACC consolidated investment portfolio.

    At September 30, 1999, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $361,690. In accordance with MACC's valuation policies and SBA regulations, the fair value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $36,169. Actual results may differ.

    MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 1999, was $13,630,000, with a cost of $13,790,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

--------------------------------------------------------
                                                    1999
--------------------------------------------------------
Fair Value of Debentures                    $ 13,630,000
   Payable

Amount Below Cost                              $ 160,000

Additional Market Risk                         $ 196,000

--------------------------------------------------------

RISKS

- Portfolio Risks

Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of MACC's investment portfolio. Accordingly, MACC states that:

    The portfolio securities of MACC consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which MACC invests and MACC must rely on the diligence of the Investment Advisor to obtain the information necessary for MACC's investment decisions. In order to maintain their status as business development companies, MACC and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) though 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchase in private placement transactions from small privately held com-


                                                [CONTINUED ON PAGE 16.]

                                                MACC PRIVATE EQUITIES INC.    15

M D & A

[CONTINUED FROM PAGE 15.]

panies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, MACC's investments. Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

    MACC's investments primarily consist of securities acquired from the issuers in private transactions, which are usually subject to restrictions on resale and are generally illiquid. No established trading market generally exists with regard to such securities and most of such securities are not available for sale to the public without registration under the Securities Act of 1933, as amended, which involves significant delay and expense.

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

- Operations Risks

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

- Interest Rate Risks

MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 1999, MACC had outstanding $13,790,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,450,000 in 2000, $5,690,000 in 2001, $2,150,000 in 2003, $1,000,000 in 2007 and $2,500,000 in 2009. These
debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates



16  MACC PRIVATE EQUITIES INC.

M D & A

paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

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

    Third, many of MACC's portfolio companies have or will also issue debt senior to MACC's investment. The payment of principal and interest due on MACC's investment, therefore, will generally be subordinate to payments due on any such senior debt. Moreover, senior debt typically bears interest at a floating rate, whereas MACC's investments generally do not. Any increase in market interest rates may put significant economic pressure on those portfolio companies that have issued senior debt which bears interest at a floating rate. Accordingly, MACC's ability to achieve net operating income and generally to realize gains on its portfolio investments may be adversely affected by an increase in market interest rates.

- Effect of New Accounting Standards

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, will be effective for MACC for years beginning after October 1, 2002. MACC has no derivative or hedging activities, therefore, it is not anticipated this statement will have a material effect on its results of operations or financial position.


                                                MACC PRIVATE EQUITIES INC.    17

INDEPENDENT AUDITORS' REPORT


BOARD OF DIRECTORS MACC PRIVATE EQUITIES INC.:

    We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary, including the consolidated schedule of investments, as of September 30, 1999, and the related consolidated statements of operations and cash flows for the year ended September 30, 1999 and the consolidated statements of changes in net assets for the years ended September 30, 1999 and 1998. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 1999. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 1999, and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended September 30, 1999 and 1998, in conformity with generally accepted accounting principles.


KPMG LLP

Des Moines, Iowa
November 4, 1999




18  MACC PRIVATE EQUITIES INC.

CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 1999

                                       MACC Private Equities Inc. and Subsidiary

ASSETS
Loans and investments in portfolio securities at market
  or fair value, cost of $26,770,110 (note 2)                     $  26,461,384
U.S. treasury bills, at cost, which approximates market               7,393,765
Cash and money market account                                         2,261,678
Certificates of deposit                                               1,092,999
Other assets, net                                                     1,325,619
                                                                  -------------

            Total assets                                          $  38,535,445
                                                                  =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

  Debentures payable, net of discount (note 3)                    $  13,763,123
  Incentive fees payable (note 6)                                       991,980
  Accrued interest                                                      291,862
  Accounts payable and other liabilities                                 94,332
                                                                  -------------

           Total liabilities                                         15,141,297
                                                                  -------------

Stockholders' equity (notes 3 and 4):

  Common stock, $.01 par value per share; authorized
  4,000,000 shares; issued 1,619,097 shares                              16,191
  Additional paid-in-capital (notes 4 and 5)                         16,510,381
  Net investment gain                                                   365,079
  Net realized gain on investments                                    6,811,223
  Unrealized depreciation on investments                               (308,726)
                                                                  -------------

            Total stockholders' equity                               23,394,148
                                                                  -------------

Commitments (note 6)

            Total liabilities and stockholders' equity            $  38,535,445
                                                                  =============

Net assets per share                                              $       14.45
                                                                  =============



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                MACC PRIVATE EQUITIES INC.    19

CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 1999

                                       MACC Private Equities Inc. and Subsidiary

INVESTMENT INCOME:
  Interest                                                          $ 1,774,964
  Dividends                                                             302,075
  Other                                                                 178,081
                                                                    -----------

           Total income                                               2,255,120
                                                                    -----------

OPERATING EXPENSES:
  Financial expenses (note 3)                                         1,112,550
  Management fees (note 6)                                              811,260
  Professional fees                                                     178,217
  Other                                                                 310,552
                                                                    -----------

            Total operating expenses                                  2,412,579
                                                                    -----------

            Investment expense, net before tax benefit                 (157,459)

Income tax benefit (note 5)                                             150,000
                                                                    -----------

            Investment expense, net                                      (7,459)
                                                                    -----------
Realized and unrealized gain on investments (note 2):
  Net realized gain on investments                                    5,142,177
  Net change in unrealized (depreciation) appreciation
    on investments                                                     (607,771)
                                                                    -----------

            Net gain on investments before income tax expense         4,534,406

Income tax expense (note 5)                                          (1,849,000)
                                                                    -----------

           Net gain on investments                                    2,685,406
                                                                    -----------

           Net change in net assets from operations                  $2,677,947
                                                                    ===========







SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



20  MACC PRIVATE EQUITIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                       MACC Private Equities Inc. and Subsidiary

                                                          1999          1998
                                                      -----------    ----------
OPERATIONS:

     Net investment (expense) income                  $    (7,459)      621,928
     Net realized gain on investments, net of tax       3,293,177       981,091
     Net change in unrealized (depreciation)
     appreciation on investments                         (607,771)    2,554,471
                                                      -----------    ----------
       Net increase in net assets from operations       2,677,947     4,157,490

     Payments for fractional shares in connection
       with stock split (note 4)                           (9,677)       (9,454)
     Allocation of income tax benefit to additional
       paid-in capital (note 5)                         1,198,000            --
                                                      -----------    ----------

       Net increase in net assets                       3,866,270     4,148,036

NET ASSETS:

     Beginning of year                                 19,527,878    15,379,842
                                                      -----------    ----------
     End of year                                      $23,394,148    19,527,878
                                                      ===========    ==========




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                MACC PRIVATE EQUITIES INC.    21

     CONSOLIDATED STATEMENT OF CASH FLOWS
     YEAR ENDED SEPTEMBER 30, 1999

                                       MACC Private Equities Inc. and Subsidiary

CASH FLOWS FROM OPERATING ACTIVITIES:
  Increase in net assets from operations                            $ 2,677,947
                                                                    -----------
  Adjustments to reconcile increase in net assets from
    operations to net cash provided by operating activities:
        Net realized and unrealized gain on investments              (4,534,406)
        Allocation of income tax benefit to additional
        paid-in capital                                               1,198,000
        Other                                                            73,127
        Change in assets and liabilities:
            Receivables and other assets                                138,628
            Deferred income taxes                                       501,000
            Accrued interest, accounts payable, and other
              liabilities                                               832,295
                                                                    -----------
                   Total adjustments                                 (1,791,356)
                                                                    -----------
                   Net cash provided by operating activities            886,591
                                                                    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposition of and payments on loans and
    investments in portfolio securities                              10,522,947
  Purchases of loans and investments in portfolio securities         (5,697,574)
  Proceeds from disposition of other investments                        721,670
  Purchases of other investments                                     (5,683,133)
                                                                    -----------
                   Net cash used in investing activities               (136,090)
                                                                    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt issuance                                         2,500,000
  Payments for fractional shares in connection with stock split          (9,677)
  Payments for debt issuance and commitment fees                        (62,500)
                                                                    -----------
                   Net cash provided by financing activities          2,427,823
                                                                    -----------
                   Net increase in cash and cash equivalents          3,178,324

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        1,886,985
                                                                    -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $ 5,065,309
                                                                    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --

  CASH PAID DURING THE YEAR FOR:
      Interest                                                      $ 1,031,747
      Income taxes                                                        9,812
                                                                    ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
     INFORMATION -- ASSETS RECEIVED IN LIEU OF CASH                 $   600,719
                                                                    ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.



22   MACC PRIVATE EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MACC Private Equities Inc. and Subsidiary

1   SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES AND
    RELATED MATTERS

      - Basis of Presentation

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

      - Use of Estimates

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      -  Cash Equivalents

      For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market deposit accounts to be cash equivalents. At September 30, 1999, cash and cash equivalents for purposes of reporting cash flows consisted of $2,261,278 of cash and money market funds, $2,007,632 of U.S. treasury bills and $795,999 of certificates of deposit.

      - Loans and Investments in Portfolio Securities

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

      - Income Taxes

      Equities and MACC are members of a consolidated group for income tax purposes.


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

      -  Disclosures About Fair Value of Financial Instruments

      Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that disclosures be made regarding the estimated fair value of financial instruments, which


                                                         [CONTINUED ON PAGE 24.]

                                                 MACC PRIVATE EQUITIES INC.   23

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

             Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $26,461,384 and $26,770,110, respectively, at September 30, 1999.

             The estimated fair value of long-term debt is $13,630,000, with cost of $13,790,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

         -  Effect of New Financial Accounting Standards

         No issued, but not-yet-adopted financial accounting standards are expected to have a material effect on the Company.

2  LOANS AND INVESTMENTS
   IN PORTFOLIO SECURITIES

         Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with current concentrations in the Midwest and New England. The Company determined that the fair value of its portfolio securities was $26,461,384 at September 30, 1999. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

             The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities other than Building One Services Corporation (acquired on April 27, 1998) are considered to be restricted in their disposition and illiquid at September 30, 1999.


3  DEBENTURES PAYABLE

Debentures of MACC guaranteed by the Small Business Administration (SBA) of $13,790,000 at September 30, 1999 are unsecured. In accordance with SOP 90-7, the debentures were revalued to fair value on February 15, 1995. Debentures payable at September 30, 1999 are recorded net of discount of $26,877. Maturities of the debentures are as follows:

--------------------------------------------------------
YEAR ENDING                                FIXED
SEPTEMBER 30,               DEBENTURES     INTEREST RATE
--------------------------------------------------------
2000                        $2,450,000             9.30%
2001                         5,690,000             9.08
2003                         2,150,000             6.12
2007                         1,000,000             7.55
2009                         2,500,000             7.83
                             ---------             ====
                           $13,790,000
                           ===========

    The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 1999, $1,009,194 of MACC's undistributed net realized earnings (computed under SBA guidelines) of $3,501,515 were available for distribution to Equities.

24 MACC PRIVATE EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MACC Private Equities Inc. and Subsidiary

    MACC has a commitment letter with the SBA to issue debentures which expires on September 30, 2002. At September 30, 1999, $15,790,000 of this commitment remained unused. MACC paid a commitment fee of $172,900 for this agreement. The commitment fees are being amortized over the commitment period using the straight-line method and are included in financial expense on the statement of operations.

4  STOCKHOLDER'S EQUITY

On February 23, 1999, the Company declared a stock split effected in the form of a dividend equal to thirteen common shares for every ten common shares outstanding to shareholders of record on March 15, 1999. As part of this transaction, the Company made payments to shareholders totaling $9,677, representing the amount due for fractional shares, and issued 372,705 shares of common stock. These payments were allocated to net realized gain on investments.
    On February 24, 1998, the Company declared a stock split effected in the form of a dividend equal to twelve common shares for every ten common shares outstanding to shareholders of record on March 13, 1998. As part of this transaction, the Company made payments to shareholders totaling $9,454, representing the amount due for fractional shares, and issued 206,777 shares of common stock. These payments were allocated to net realized gain on investments.
    The Board of Directors approved and amended its agreement with Zions Bancorporation (Zions) to increase the level of outstanding common stock, which Zions can purchase without approval of the Board of Directors, from 25% to 35% on April 29, 1998.

5  INCOME TAXES

Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax income due to the following:

--------------------------------------------------------------------------------

  Computed "expected" tax expense                                  $ 1,488,000

  Increase (reduction) in income taxes resulting from:
    State income tax benefit, net of federal tax effect                263,000
    Nontaxable dividend income                                         (78,000)

    Allocation of income tax benefit to additional
       paid-in capital                                               1,198,000
    Change in the beginning of the period
       valuation allowance for deferred tax assets                  (1,138,000)

    Other                                                              (34,000)
                                                                    ----------
           Income tax expense                                      $ 1,699,000
                                                                   ===========

--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 1999 are as follows:

--------------------------------------------------------------------------------

Deferred tax assets:
   Net operating loss carryforwards                                $ 3,647,000
   Unrealized depreciation on investments                              536,000
   Other                                                               208,000
                                                                   -----------
          Total gross deferred tax assets                            4,391,000

Less valuation allowance                                            (3,765,000)
                                                                   -----------
          Net deferred tax assets                                      626,000

Deferred tax liabilities:
   Equity investments                                                 (545,000)
   Other assets received in lieu of cash                               (81,000)
                                                                    ----------
          Net deferred tax assets                                  $        --
                                                                   ===========

--------------------------------------------------------------------------------

    The net change in the total valuation allowance for the year ended September 30, 1999 was a decrease of $1,138,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to



                                                  [CONTINUED ON PAGE 26.]

                                                  MACC PRIVATE EQUITIES INC.  25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MACC Private Equities Inc. and Subsidiary

[CONTINUED FROM PAGE 25.]

fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $10.7 million prior to the expiration of the net operating loss carryforwards in 2008. The Company had taxable income of $3,403,000 for the year ended September 30, 1999. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 1999.
    During 1999, a $1,198,000 tax benefit from utilization of pre-confirmation net operating losses was allocated to additional paid-in capital under the provisions of SOP 90-7. This allocation does not require any cash payments of taxes.
    At September 30, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $9,118,000, which are available to offset future federal taxable income, if any, through 2008. Approximately $1,088,000 of the carryforwards are available for the year ending September 30, 2000, with approximately $1,004,000 additionally available annually thereafter.

6  COMMITMENTS

-  Management Agreements

Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The management fee is equal to 2.5% of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the Agreement amounted to $32,934 for the year ended September 30, 1999. There were no incentive fees accrued or paid under the Agreement in 1999.
    MACC has a separate investment advisory agreement with IAIA. This agreement may be terminated by either party upon sixty days written notice. The fee is equal to 2.5% of the Capital Under Management (as defined in the Agreement) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management, or 7.5% of Regulatory Capital (as defined in the Agreement). In addition, MACC contracted to pay IAIA 13.4% of the net capital gains, before taxes, on investments in the form of an incentive fee. Net capital gains, as defined in the agreement, are calculated as gross realized gains, minus the sum of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year, and net investment losses, if any, as reported on line 32 of the SBA Form 468. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold.
    Total management fees under this agreement amounted to $778,326 for the year ended September 30, 1999. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. Total incentive fees under this agreement amounted to $1,338,957 in 1999. Approximately $166,308 of these fees related to noncash gains and will be deferred as described above.

- Guarantee

MACC has guaranteed a portion of a line of credit for an investee company. MACC's portion is limited to $399,999 and is secured by two certificates of deposit totaling the same amount. The line of credit for the investee company expires March 31, 2001.




26  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 . SEPTEMBER 30, 1999

                                       MACC Private Equities Inc. and Subsidiary

MANUFACTURING:

                                                                                          PERCENT OF
COMPANY                                     SECURITY                                      NET ASSETS        VALUE           COST
-------                                     --------                                      ----------        -----           ----
CENTRAL FIBER CORPORATION                   12% debt security, due December 31, 2005                   $  400,000        400,000
Wellsville, Kansas                         *Warrant to purchase 1,226.66 common shares                    333,333             --
Recycles and manufactures                                                                              ----------     ----------
cellulose fiber products
                                                                                                          733,333        400,000
                                                                                                       ----------     ----------

CENTRUM INDUSTRIES, INC.                    11% debt security, due March 31, 2001                       1,254,890      1,254,890
Corry, Pennsylvania                        *Warrant to purchase 627,445 common shares                          13             13
Manufacturing conglomerate                 *Warrant to purchase 3,732 common shares                            --             --
with a focus in steel forging              *Warrant to purchase 4,547 common shares                            --             --
                                           *Stock option to purchase 10,756 common shares                      --             --
                                           *Warrant to purchase 19,679 common shares                           --             --
                                           *Stock option to purchase 7,171 common shares                       --             --
                                                                                                       ----------     ----------
                                                                                                        1,254,903      1,254,903
                                                                                                       ----------     ----------

CIRQUE CORPORATION                         *100,000 shares Series A preferred                             167,499        335,000
Salt Lake City, Utah                       *55,834 shares Series A preferred                              167,503        335,004
Develops, manufactures and                                                                             ----------     ----------
markets PC pointing devices
                                                                                                          335,002        670,004
                                                                                                       ----------     ----------

GREGG MANUFACTURING, INC.                   12% debt security, due March 1, 2004                          832,500        832,500
Irvine, California                         *545,750 units of 8% preferred                                 166,500        166,500
Manufacturer of Bible covers and           *136,438 units of common                                        37,000         37,000
Christian themed apparel and gifts                                                                     ----------     ----------

                                                                                                        1,036,000      1,036,000
                                                                                                       ----------     ----------

HANDY INDUSTRIES, LLC                       12% debt security, due April 1, 2006                          830,280        830,280
Marshalltown, Iowa                         *Membership interest                                           262,515        262,515
Manufacturer of lifts for                                                                              ----------     ----------
motorcycles and small vehicles
                                                                                                        1,092,795      1,092,795
                                                                                                       ----------     ----------

HERITAGE CONSUMER PRODUCTS, LLC            *12% debt security, due November 1, 2005                       983,913        983,913
Brookfield, Connecticut                    *Membership interest                                           147,587        147,587
Distributor of consumer                    *Stock assignment                                                   --             --
over-the-counter pharmaceuticals           *Membership interest                                            80,609         80,609
                                                                                                       ----------     ----------
                                                                                                        1,212,109      1,212,109
                                                                                                       ----------     ----------

HICKLIN ENGINEERING, L.C.                   10% debt security, due June 30, 2003                          740,000        740,000
Des Moines, Iowa                           *Membership interest                                               127            127
Manufacturer of auto and truck                                                                         ----------     ----------
transmission and brake dynamometers
                                                                                                          740,127        740,127
                                                                                                       ----------     ----------

HUMANE MANUFACTURING, LLC                   12% debt security, due April 3, 2002                          784,300        784,300
Baraboo, Wisconsin                         *Membership interest                                           101,200        101,200
Manufacturer of rubber mats for                                                                        ----------     ----------
agricultural, exercise and roofing markets
                                                                                                          885,500        885,500
                                                                                                       ----------     ----------

                                                   MACC PRIVATE EQUITIES INC. 27

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary

MANUFACTURING CONTINUED...

                                                                                                 PERCENT OF
COMPANY                                        SECURITY                                          NET ASSETS       VALUE         COST
-------                                        --------                                          ----------       -----         ----
KW PRODUCTS, INC.                              Variable rate debt security, due January 1, 2001             $   275,035      275,035
Marion, Iowa                                   (11.625% at September 30, 1999)                                   92,910       92,910
Manufacturer of automobile engine             *29,340 common shares                                         -----------  -----------
and brake repair machinery
                                                                                                                367,945      367,945
                                                                                                            -----------  -----------

LINTON TRUSS CORPORATION                      *10% debt security, due March 1, 2001                             327,926      377,926
Delray Beach, Florida                         *542.8 common shares                                                   --           --
Markets and manufactures residential          *400 shares Series 1 preferred                                     40,000       40,000
roof and floor truss systems                  *11% debt security, due October 31, 2001                           80,000       80,000
                                              *Warrant to purchase common shares                                     15           15
                                              *Warrant to purchase common shares                                     --           --
                                              *Warrant to purchase common shares                                     --           --
                                                                                                            -----------  -----------
                                                                                                                447,941      497,941
                                                                                                            -----------  -----------

MIDWESTERN ELECTRONICS, INC.                   12% debt security, due July 31, 2003                             838,666      838,666
Olathe, Kansas                                *Warrant to purchase 262,857 common shares                             --           --
Manufacturer of outsourced                                                                                  -----------  -----------
electronic assemblies                                                                                           838,666      838,666
                                                                                                            -----------  -----------

MURPHEY ACQUISITION, LLC                       12% debt security, due November 1, 2001                          937,500      937,500
Mishawaka, Indiana                            *Membership interest                                              100,000           --
Manufacturer of custom plastic                                                                              -----------  -----------
injection molded products for the
RV and other industries                                                                                       1,037,500      937,500
                                                                                                            -----------  -----------

PPC ACQUISITION COMPANY                        12% debt security, due January 3, 2003                           350,000      350,000
Kansas City, Kansas                           *Warrant to purchase common shares                                     40           40
Manufacturer and printer of                                                                                 -----------  -----------
plastic packaging
                                                                                                                350,040      350,040
                                                                                                            -----------  -----------

SIMONIZ USA, INC.                              12% debt security, due January 2, 2002                           750,000      750,000
Bolton, Connecticut                           *Warrant to purchase common shares                                     --           --
Producer of cleaning and wax                                                                                -----------  -----------
products under both the Simoniz
brand and private label brand names                                                                             750,000      750,000
                                                                                                            -----------  -----------

TALARIA HOLDINGS, LLC                          12% debt security, due November 15, 2004                         730,000      730,000
Boston, Massachusetts                          2.5% debt security, due March 16, 2009                           182,500      182,500
Custom and semi-custom                        *Warrant to purchase 1,703 LLC units                                   --           --
sail and power boat builder                                                                                 -----------  -----------
                                                                                                                912,500      912,500
                                                                                                            -----------  -----------

TAYLOR HOLDINGS, INC.                          11% debt security, due May 31, 2003                              574,163      574,163
Parsons, Kansas                               *48,038 common shares                                              48,038       48,038
Manufacturer of industrial                    *292,800 shares preferred                                         304,512      304,512
bagging equipment                             *Warrant to purchase 56,529 common shares                         210,565          565
                                                                                                            -----------  -----------
                                                                                                              1,137,278      927,278
                                                                                                            -----------  -----------

                      Total Manufacturing                                                           56.13%  $13,131,639   12,873,308
                                                                                                    ======  -----------  -----------


28  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary

SERVICE:

                                                                                   PERCENT OF
COMPANY                                 SECURITY                                   NET ASSETS             VALUE          COST
-------                                 --------                                   ----------             -----          ----
BUILDING ONE SERVICES                  *29,032 common shares                                         $  361,690       530,502
CORPORATION                                                                                          ----------    ----------
Washington, D.C.
Commercial facilities management
services provider

CONCENTRIX CORPORATION                  3,758,750 shares Series A preferred                           2,255,250     2,255,250
Pittsford, New York                                                                                  ----------    ----------
Provides media outsourcing solutions
including telemarketing, fulfillment
and creative communications

MONITRONICS INTERNATIONAL, INC.        *73,214 common shares                                            838,353        54,703
Dallas, Texas                                                                                        ----------    ----------
Provides home security systems
monitoring services

ORGANIZED LIVING, INC.                  400,000 shares Series A preferred                               400,000       400,000
Lenexa, Kansas                          130,435 shares Series B preferred                               150,000       150,000
Retail specialty store for storage      43,478 shares Series B preferred                                 50,001        50,001
and organizational products             94,241 shares Series C preferred                                120,029       120,029
                                        71,428.5714 shares Series C preferred                           100,000       100,000
                                                                                                     ----------    ----------
                                                                                                        820,030       820,030
                                                                                                     ----------    ----------

PLANT & PROJECT GROUP, LLC              12% debt security, due August 20, 2004                          562,500       562,500
Albuquerque, New Mexico                *Membership interest                                             263,250       263,250
High-end electrical-mechanical                                                                       ----------    ----------
specialty contractor
                                                                                                        825,750       825,750
                                                                                                     ----------    ----------

SIGHT & SOUND DISTRIBUTORS, INC         13,333 shares preferred                                       1,000,000     1,333,333
St. Louis, Missouri                    *Warrant to purchase 2 common shares                                  --            --
National video products distributor                                                                  ----------    ----------

                                                                                                      1,000,000     1,333,333
                                                                                                     ----------    ----------

VIASTAR SERVICES CORPORATION            13% debt security, due July 17, 2003                            740,000       740,000
Dallas, Texas                          *Warrant to purchase 4,359 common shares                              --            --
Legal, audit and logistical services                                                                 ----------    ----------
for the trucking industry
                                                                                                        740,000       740,000
                                                                                                     ----------    ----------

WATER CREATIONS, INC.                   2.25 common shares                                            1,125,000     1,125,000
Des Moines, Iowa                                                                                     ----------    ----------
Distributor of pond and
water garden products

                  Total Service                                                        34.05%         7,966,073     7,684,568
                                                                                       ======        ----------    ----------


                                                  MACC PRIVATE EQUITIES INC.  29

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                     MACC Private Equities Inc. and Subsidiary

COMMUNICATIONS AND SOFTWARE:

                                                                                      PERCENT OF
COMPANY                                SECURITY                                       NET ASSETS        VALUE        COST
-------                                --------                                       ----------       --------    ---------
EAGLE WEST, L.L.C.                     12% debt security, due July 31, 2003                            $434,134      434,134
Hays, Kansas                          *Membership interest                                              128,827      128,827
Consolidator of cable TV systems      *Membership interest                                                   93           93
                                                                                                    -----------  -----------

                                                                                                        563,054      563,054
                                                                                                    -----------  -----------

EASY SYSTEMS, INC.                     11% debt security, due March 1, 2004                             703,000      703,000
Welcome, Minnesota                    *Warrant to purchase 291,304 common shares                             --           --
Batch feed software and systems       *Warrant to purchase 1,339 common shares                               --           --
                                                                                                    -----------  -----------
                                                                                                        703,000      703,000
                                                                                                    -----------  -----------

MILES MEDIA GROUP, INC.
Sarasota, Florida                      1,000 common shares                                              440,000      440,000
Tourist magazine publisher                                                                          -----------  -----------

NEWPATH COMMUNICATIONS, LC            *10% debt security, due April 16, 2002                            847,000      847,000
Des Moines, Iowa                      *Membership interest                                                  385          385
Rural cable TV network provider                                                                     -----------  -----------
                                                                                                        847,385      847,385
                                                                                                    -----------  -----------

PORTRAIT DISPLAYS, INC.               *535,715 shares Series B preferred                                249,999      750,001
Pleasanton, California                *Warrant to purchase 16,071 common shares                              --           --
Designs and markets pivot enabling    *71,429 shares Series C preferred                                 100,001      100,001
software for LCD computer monitors    *Warrant to purchase 13,570 Series C preferred                         --           --
                                      *Warrant to purchase 12,240 Series C preferred                         --           --
                                      *Warrant to purchase 27,160 Series C preferred                         --           --
                                      *911,300 shares Series D preferred                                150,000      150,000
                                                                                                    -----------  -----------
                                                                                                        500,000    1,000,002
                                                                                                    -----------  -----------

PROGRESSIVE SOLUTIONS, INC.           *4,609,406 shares Class A preferred                               326,440    1,175,000
Salt Lake City, Utah                  *6,141,515 shares Class B preferred                                87,218       87,218
Develops court automation and         *500,575 common shares                                            152,048      152,048
public records management software    *Warrant to purchase 10,000 common shares                              --           --
                                      *Warrant to purchase 300 common shares                                 --           --
                                      *4,929,122 shares Class B preferred                                70,000       70,000
                                      *14% debt security, due December 31, 1999                         200,000      200,000
                                                                                                    -----------  -----------
                                                                                                        835,706    1,684,266
                                                                                                    -----------  -----------

RSI HOLDINGS, INC.                     11% debt security, due August 22, 2002                           654,970      654,970
Fargo, North Dakota                   *Warrant to purchase 1,188 common shares                          340,000           --
Satellite simulcast communications     11% debt security, due August 22, 2002                           319,557      319,557
and services to the gaming industry   *Warrant to purchase 562 common shares                            160,000           --
                                                                                                    -----------  -----------
                                                                                                      1,474,527      974,527
                                                                                                    -----------  -----------
        Total Communications and Software                                               22.93%      $ 5,363,672    6,212,234
                                                                                       =======      -----------  -----------
                                                                                                    $26,461,384   26,770,110
                                                                                                    ===========  ===========

*Presently non-income producing

See accompanying notes to consolidated schedule of investments.

30  MACC PRIVATE EQUITIES INC.

                 NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

MACC Private Equities Inc. and Subsidiary

A For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

B At September 30, 1999, all securities except for Building One Services are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

C At September 30, 1999, the cost of securities for federal income tax purposes was $26,437,696, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

     -------------------------------------------------------
     Unrealized appreciation                     $ 1,451,136
     Unrealized depreciation                     $ 1,427,448
                                                 -----------
              Net unrealized appreciation        $  (23,688)
                                                 ===========
     -------------------------------------------------------

D The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, twenty-four of these restricted securities include registration rights and seven of these restricted securities do not include registration rights. Within the twenty-four securities that include registration rights, the actual rights include the following general characteristics:

(1) The securities generally provide for demand rights as follows:

    a The demand rights may only be required from a low of 25% of the security holders to a high of a majority of the security holders.

    b  The security holders may require from one to two demand registrations.

    c The small businesses are generally only required to use "best efforts" to comply with the demands.

(2) The securities generally allow the security holders to register securities if the small business registers its securities, i.e. "piggyback rights."

    a Piggyback rights generally may be accessed by individual security holders.

    b Under piggyback rights, the small business and its investment bankers are only required to use best efforts to comply with the right.

(3) The Company expects that, in general, the securities that they will acquire in the future will include demand and piggyback rights.

PORTFOLIO CHANGES DURING THE YEAR

----------------------------------------------------------------------
NEW INVESTMENTS AND ADDITIONS TO PREVIOUS INVESTMENTS
----------------------------------------------------------------------
                                                                Amount
                                                              Invested
                                                          ------------

Easy Systems, Inc.                                        $    703,000
Gregg Manufacturing, Inc.                                    1,036,000
Handy Industries, LLC                                        1,117,215
Heritage Consumer Products, LLC                                 80,609
Miles Media Group, Inc.                                        440,000
Organized Living, Inc.                                         100,000
Plant & Project Group, LLC                                     825,750
Progressive Solutions, Inc.                                    270,000
Water Creations, Inc.                                        1,125,000
                                                          ------------
                                                          $  5,697,574
                                                          ============

----------------------------------------------------------------------
DISPOSITIONS
----------------------------------------------------------------------
                                                                Amount
                                                 Cost         Received
                                         ------------     ------------

Building One Services Corporation        $    530,484     $    653,197
Carleton Corporation                          250,537            8,732
Central Fiber Corporation                          --          230,934
Miles Media Group, Inc.                       600,003        1,884,326

Tru-Circle Corporation                      1,218,872        6,403,673
Weld Racing, Inc.                             700,032          975,549
                                         ------------     ------------
                                         $  3,299,928     $ 10,156,411
                                         ============     ============
----------------------------------------------------------------------
REPAYMENTS RECEIVED                                       $    366,536
                                                          ============
----------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  31

SHAREHOLDER INFORMATION

- Stock Transfer Agent

ChaseMellon Shareholder Services, L.L.C., P.O. Box 3315, South Hackensack, New Jersey 07606-1915 (telephone (800) 288-9541, (800) 231-5469 (TDD), and
www.chasemellon.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

- Shareholders

MACC had approximately 2,662 record holders of its common stock at November 30, 1999.

- Annual Meeting

The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 22, 2000, at 10:00 a.m. at the Crowne Plaza Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

- Dividends

MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 1999, however, MACC declared and paid a 30% stock split effected in the form of a stock dividend. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

- Market Prices

The common stock of MACC is traded on the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market under the symbol "MACC". At the close of business on November 30, 1999, the bid price for shares of MACC's common stock was $13.63. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 1999 and 1998 were taken from quotations provided to MACC by the National Association of Securities Dealers, Inc:

--------------------------------------------------------
                                       HIGH         LOW
--------------------------------------------------------
December 31, 1997                      $6.61       $5.69
March 31, 1998                          6.09        5.13
June 30, 1998                           7.31        6.83
September 30, 1998                      8.46        6.92
December 31, 1998                       8.27        7.02
March 31, 1999                          8.08        7.60
June 30, 1999                           9.38        7.53
September 30, 1999                     12.44        9.25
--------------------------------------------------------

High and low bid quotations have been adjusted to reflect the payment of a 30% stock split effected in the form of a stock dividend on March 31, 1999 and a 20% stock split effected in the form of a stock dividend on March 31, 1998.

Such over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

32  MACC PRIVATE EQUITIES INC.

OFFICERS AND DIRECTORS
FUND MANAGER
 .............................................................
InvestAmerica Investment Advisors, Inc.

OFFICERS
 .............................................................
DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President and Treasurer

KEVIN F. MULLANE
Senior Vice President

BOARD OF DIRECTORS
 .............................................................
PAUL M. BASS, JR. . DALLAS, TEXAS
Chairman of the Company, Vice Chairman of First
Southwest Company, a regional investment banking firm

ROBERT A. COMEY . CEDAR RAPIDS, IOWA
Executive Vice President of the Company, Executive Vice
President of InvestAmerica Investment Advisors, Inc.
                                                                                                                STOCK TRANSFER AGENT
MICHAEL W. DUNN . MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank                                               ChaseMellon Shareholder Services, L.L.C.

HENRY T. MADDEN . IOWA CITY, IOWA                                                    P.O. Box 3315 . South Hackensack, NJ 07606-1915
Adjunct Professor, School of Management,
University of Iowa and Management Consultant                                                T: (800) 288-9541 & (800) 231-5469 (TDD)

JAMES L. MILLER . CEDAR RAPIDS, IOWA                                                                   Web site: www.chasemellon.com
Self-employed, with background in retail management

DAVID R. SCHRODER . CEDAR RAPIDS, IOWA
President of the Company, President of
InvestAmerica Investment Advisors, Inc.

TODD J. STEVENS . SALT LAKE CITY, UTAH
Managing Director, Wasatch Venture Fund, Manager of the Venture Capital Department of Zions First National Bank

JOHN D. WOLFE . MOUNT VERNON, IOWA
Retired from career in retail banking and mortgage lending


Design/Illustration: Lisa M. Syverson/Syverson Studios, Chicago IL . Cover Photography: Copyright (C) 1999 Allen Prier, Panoramic
Images, Chicago, All Rights Reserved . Executive Photography: Rick McKibben Photography, Kansas City, MO.

                                                                              33