Form 10-K, Exhibit 13
period 2000-09-30
MACC PRIVATE EQUITIES INC
filed 2000-12-28
CIK 923808

                                   EXHIBIT 13

                               2000 ANNUAL REPORT

   FINANCIAL HIGHLIGHTS


FISCAL 2000 SAW TOTAL ASSETS AND NET ASSET VALUE PER SHARE INCREASE FOR THE THIRD CONSECUTIVE YEAR.

$ IN THOUSANDS, EXCEPT PER SHARE DATA


   AT YEAR END SEPTEMBER 30                          2000          1999
   Total Assets                                   $46,607        38,535
   Total Stockholder Equity                        25,646        23,394
   Net Assets Per Share                             13.21         12.05(1)


                              [PERFORMANCE GRAPH]

                                  Total Assets

            2000           1999
          -------        -------
          $46,607        $38,535


                              [PERFORMANCE GRAPH]

                              Net Assets Per Share


            2000          1999
           ------       ---------
           $13.21       $12.05(1)






FOR THE YEAR

   Total Income                                    $2,794         2,255
   Net Investment Income (Expense)                     51           (7)
   Net Realized (Loss) Gain on Investments        (2,267)         5,142
   Net Change in Unrealized Appreciation            4,478         (608)
    (Depreciation) on Investments
   Net Increase in Net Assets                       2,251         3,866



QUARTERLY STOCK PRICES(1,2)

$ Per Share


                           2000                   1999
QUARTER             HIGH        LOW          HIGH        LOW
-------            ------      -----        ------      -----
First               11.51      10.21          6.89       5.85

Second              11.15       8.75          6.73       6.33

Third               10.81       9.13          7.82       6.28

Fourth               9.56       8.94         10.37       7.71


ANNUAL STOCK PRICES(1,2)

                              [PERFORMANCE GRAPH]


           2000                      1999
      HIGH        LOW          HIGH        LOW
     ------      -----        ------      -----
     $11.51      $8.75        $10.37      $5.85



(1) Restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2000.
(2) Closing bid price per share.

                                                   MACC PRIVATE EQUITIES INC.  1

   TO OUR SHAREHOLDERS

AN ALL-TIME RECORD HIGH INVESTMENT LEVEL was achieved in fiscal 2000. MACC invested $13,807,165, a 142% increase over fiscal 1999 investments of $5,697,574. MACC invested in thirteen new portfolio companies in fiscal 2000 bringing its total portfolio to forty-two active companies, which is a record high portfolio size.

MACC SHAREHOLDERS WERE AGAIN REWARDED during a period which included surprisingly negative public market results. Management rewarded shareholders with a third consecutive annual increase in net asset value per share. The increase over fiscal 1999 was 9.6% after giving effect to a 20% stock split effected in the form of a stock dividend paid to shareholders in March 2000.

MANAGEMENT CONTINUED TO STRENGTHEN MACC'S ABILITY TO COMPETE in an ever-expanding SBIC and venture fund industry. By increasing MorAmerica's capital stock and paid-in-capital from $18,000,000 to $19,000,000 on September 30, 2000, MorAmerica increased its maximum regulatory investment size to $3,800,000. In addition at year-end, MACC requested an additional $10,000,000 SBA leverage commitment to support future liquidity needs.

LIQUIDITY WAS SUPPORTED when MACC reinvested $1,378,135 in cash proceeds from the disposition of portfolio investments in fiscal 2000. MACC has cash and leverage available to meet its targeted fiscal 2001 investment goal.

AT YEAR-END, THE INVESTAMERICA MANAGEMENT TEAM WAS STRENGTHENED with the addition of a talented associate with SBIC management experience. This move will support MACC's ability to grow in size and to expand geographically.

THE FUTURE CONTINUES TO APPEAR PROMISING. Capped with a record investment level in fiscal 2000, MACC has now invested a total of $41,962,139 in the last five fiscal years. These investments should produce significant future gains and cash flow that will in turn be cycled into future investments to support continued portfolio growth.

Your management and board are indebted for the support of our shareholders and portfolio companies.


/s/ PAUL M. BASS, JR.                           /s/ DAVID SCHRODER
Paul M. Bass, Jr.,                              David Schroder,
Chairman                                        President


2  MACC PRIVATE EQUITIES INC.

   CORPORATE PROFILE


[   PHOTO OF
 David R. Schroder
 Robert A. Comey
 Kevin F. Mullane]

MACC'S MISSION IS TO BUILD SUBSTANTIAL SHAREHOLDER VALUE BY ACHIEVING... CONSISTENT LATER STAGE VENTURE CAPITAL RETURNS with REDUCED RISK BASED UPON BOTH THE GEOGRAPHIC AND INDUSTRY DIVERSITY OF THE PORTFOLIO AND OUR EXPERIENCED MANAGEMENT TEAM and LONG TERM CORPORATE GROWTH CAPITALIZED BY RETAINED EARNINGS AND SBIC LEVERAGE IN ORDER TO CONTINUE TO MAINTAIN A STRONG POSITION IN MACC'S TRADITIONAL NATIONAL MID-MARKET NICHE.


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

MORAMERICA CAPITAL CORPORATION

Founded in 1959, MorAmerica Capital is one of the nation's oldest and most well-known small business investment companies (SBIC), federally licensed under the Small Business Investment Act of 1958. MorAmerica Capital generally invests from $1,000,000 up to $3,800,000 in growth and later stage manufacturing, service, technology and communications businesses with annual sales typically from $5,000,000 to $100,000,000. These growth and buyout investments are made in the form of subordinated debt or preferred stock with warrants or common stock. Since 1980, MorAmerica Capital has provided equity financing of over $75,000,000 to more than one hundred and eight companies and plays a significant role in the syndication of equity fundings for later stage middle market growth and buyout financings.


INVESTAMERICA INVESTMENT ADVISORS, INC.

MACC and MorAmerica Capital are managed by InvestAmerica, an investment advisor affiliated with the InvestAmerica group of venture capital management companies, the first of which was organized in 1985. The InvestAmerica group manages more than $60,000,000 in assets and the three InvestAmerica principals have over sixty-five years of venture capital fund management experience.




                                           [MORAMERICA CAPITAL CORPORATION LOGO]



                                                   MACC PRIVATE EQUITIES INC.  3

   THE PROMISE OF INCREASED SHAREHOLDER VALUE WAS ACHIEVED

IN FISCAL 2000, MACC PRIVATE EQUITIES INC. ACHIEVED CONTINUED GROWTH IN TOTAL ASSETS AND NET ASSET VALUE PER SHARE AND RECORD CAPITAL INVESTED.

                                  TOTAL ASSETS

                              [PERFORMANCE GRAPH]

    1995           1996           1997           1998          1999           2000
 ----------    -----------    -----------    -----------    -----------   -----------
$28,006,385    $27,906,798    $25,995,422    $31,294,524    $38,535,445   $46,607,466


Total Assets grew by $8,072,021 for an increase of 21%.



                          NET ASSET VALUE PER SHARE(1)

                              [PERFORMANCE GRAPH]

  9/30/95        9/30/96       9/30/97         9/30/98        9/30/99       9/30/00
 ----------    -----------    -----------    -----------    -----------   -----------
    $8.85        $8.79           $7.92         $10.06         $12.05        $13.21

MACC's 2000 year end net asset growth continued its third consecutive annual rise with a fiscal 2000 increase of 9.6% in Net Asset Value Per Share.



                          MARKET BID PRICE PER SHARE(1)

                              [PERFORMANCE GRAPH]

  9/30/95        9/30/96       9/30/97         9/30/98        9/30/99       9/30/00
 ----------    -----------    -----------    -----------    -----------   -----------
   $3.58         $4.62          $5.14           $6.89          $10.21        $9.19


MACC's Market Bid Price Per Share has increased by an average of 20.7% per year over the last five years.


          STOCK PRICE AS A PERCENTAGE OF NET ASSET VALUE PER SHARE(1)

                              [PERFORMANCE GRAPH]

  9/30/95        9/30/96       9/30/97         9/30/98        9/30/99       9/30/00
 ----------    -----------    -----------    -----------    -----------   -----------
   40.5%          52.6%         64.9%          68.5%           84.7%         69.6%

At fiscal year end 2000, Stock Price as a Percentage of Net Asset Value Per Share decreased by 15.1%.


                            ANNUAL CAPITAL INVESTED

                              [PERFORMANCE GRAPH]

    1995           1996           1997           1998          1999           2000
 ----------    -----------    -----------    -----------    -----------   -----------
$4,082,089     $5,135,249     $9,800,370     $7,521,781     $5,697,574    $13,807,165

Fiscal year 2000 capital invested of $13,807,165 was a 142% increase over fiscal 1999.


                        INVESTMENT INCOME (EXPENSE), NET

                              [PERFORMANCE GRAPH]

    1995           1996           1997           1998          1999           2000
 ----------    -----------    -----------    -----------    -----------   -----------
$(168,031)     $(89,576)       $(253,367)     $621,928       $(7,459)       $50,810

Net Investment Income improved from an expense of ($7,459) in fiscal 1999 to an income of $50,810 in fiscal 2000.


(1) Restated to reflect stock splits effected in the form of stock dividends paid in March 2000, 1999, 1998 and 1997.


4  MACC PRIVATE EQUITIES INC.

THE FOLLOWING GRAPH COMPARES THE ANNUAL PERCENTAGE change in cumulative stockholder return on MACC's Common Stock for the five year period beginning September 30, 1995, with the cumulative total return over the same period of (i) the Nasdaq Stock Market Total Return Index (U.S. Companies), and (ii) a peer group selected in good faith by MACC composed of the following eight business development companies or other funds known by MACC to have similar investment objectives to MACC: Allied Capital Corporation (ALLC), American Capital Strategies (ACAS), Brantley Capital Corporation (BBDC), Capital Southwest Corporation (CSWC), Harris & Harris Group, Inc. (HHGP), Rand Capital Corporation
(RAND), Waterside Capital Corporation (WSCC) and Winfield Capital Corporation
(WCAP) (the "Peer Group").

In the graph, the comparison assumes $100 was invested on September 30, 1995, in shares of MACC's Common Stock and in both of the indices. The comparison is based upon the closing market bid price for shares of MACC's Common Stock, and assumes the reinvestment of all dividends, if any. The returns of each of the companies in the Peer Group are weighted according to the respective company's stock market capitalization at the beginning of each period for which a return is indicated.


                 COMPARISON OF CUMULATIVE TOTAL RETURN OF MACC,
                           PEER GROUP AND BROAD MARKET


                              [PERFORMANCE GRAPH]
$ dollars

  9/29/95        9/30/96       9/30/97         9/30/98        9/30/99       9/29/00
 ----------    -----------    -----------    -----------    -----------   -----------



                                                   MACC PRIVATE EQUITIES INC.  5

   INVESTING IN AMERICA'S FUTURE

FISCAL 2000 WAS A BANNER INVESTMENT YEAR IN WHICH MACC INVESTED $13,807,165 IN THIRTEEN DIVERSE NEW PORTFOLIO COMPANIES.

A-PLUS GALVANIZING, INC. - MorAmerica backed a proven entrepreneur in a start-up zinc galvanizing facility which includes the world's largest zinc galvanizing kettle. MorAmerica co-led this investment which includes the elements essential for early stage investment success including an experienced lead entrepreneur with a significant personal investment at risk, a service and market that are natural extensions of the entrepreneur's current operations, long standing relationships with potential customers in growth industries and unique capabilities unavailable to competitors.

ALANIZ HOLDING, LLC - MorAmerica and two SBIC co-investors supported an equity sponsor led management buyout of a highly specialized direct mail company. Alaniz is a true specialist focusing on producing millions of intricate, effective and timely mailings to support fundraising. Alaniz enjoys an outstanding reputation among its world-class charitable and not-for-profit customers. MorAmerica's investment will support continued growth and will help the company to take advantage of its strong market position.

ARCHITECTURAL ART MANUFACTURING, INC. - This growth investment co-led by MorAmerica with four SBIC partners is an excellent example of the diverse elements that investors and management assemble to create value. Architectural Art is an eighteen-year-old manufacturer of engineered products for the commercial and residential construction industry. Architectural's acquisition of a seventy-five year old boiler manufacturer and the subsequent recapitalization with investment capital, new management and renewed marketing efforts were structured to produce a combined business with revenues balanced between commercial and residential construction, higher sales per customer and total revenue and margin increases.

DELUXE ICE CREAM COMPANY - United States demographic and competitive business conditions have converged to support the sale of many family businesses to create founder's liquidity, revived growth and new direction for the companies and their employees. Deluxe was established in 1913 and evolved to be a significant Northwestern ice cream and ice cream novelty manufacturer. MorAmerica was asked by a local investment-banking group to support the transaction and co-led the financing with a well-established West Coast SBIC. The cornerstone recapitalization elements included the addition of new management, ownership sharing with core management and new growth ideas.

DIGITAL ARCHAEOLOGY CORPORATION - To strategically supplement MorAmerica's later stage portfolio with carefully chosen high technology, potentially high return ventures, MorAmerica joined seven venture funds led by one of the nation's largest venture groups to complete this early stage financing. Digital Archeology created a revolutionary new database analysis system which is an ideal tool for applications that require data exploration and analytics such as the rapidly growing CRM market. The technology behind this software is the first commercial implementation of extended set theory called X-Set. MorAmerica's insight was affirmed when in October 2000, less than nine months from investment, Digital was purchased by an exciting publicly traded industry leader yielding MorAmerica a gain in the form of cash and stock in Delano Technology Corporation.

EMERGEN, INC. - With an experienced early stage venture fund, MorAmerica co-led a bridge loan, to a seed stage, genomics research company. EmerGen is a genomics research and discovery company engaged in genetic research to identify human disease genes and their relationships to medical disorders affecting women and children. EmerGen will focus on discovery and then licensing and partnering with other medical firms to bring products to market. EmerGen's competitive edge is based upon the leadership and scientific expertise of Dr. Kenneth Ward and the extraordinary advantage that should accrue from EmerGen's exclusive rights to commercialize certain University of Utah databases and samples. Three months subsequent to MorAmerica's investment, EmerGen received $15,000,000 in venture funding including this bridge financing.



6  MACC PRIVATE EQUITIES INC.

HOOK-UP, INC. - MorAmerica and three SBIC co-investors funded $5,000,000 to expand and complete Hook-Up's B2B Internet Services division and to further grow its core business. Hook-Up, Inc. is the second largest new truck driveaway services company delivering new trucks from manufacturers to dealers throughout the United States and Canada, also is one of the largest used and specialty driveaway companies in North America and has grown at an average annual rate of 66% since 1992. This growth financing supported the July 2000 start-up of Hook-Up's on-line new and used Internet truck auction site, www.hookup.com. Hook-Up's dealer relationships should allow it to be a dominant provider in this very large internet market.

LEE MATHEWS EQUIPMENT, INC. - MorAmerica co-led this later stage growth financing with three Midwestern SBICs. The investment was structured to provide a deserving company with timely capital to fund growth with a complimentary acquisition and at the same time to earn investors an appropriate return using a current yielding instrument. Lee Mathews is a first tier, value added distributor of industrial and construction pumps, mixers and controls. Led by an experienced management team, the company's primary points of competitive differentiation are its full line, value added proficiencies including pump systems design, custom fabrication, in field service and training, rebuilding, preventative maintenance and 24 hour rental service.

MORGAN OHARE, INC. - MorAmerica was the lead investor in the entrepreneurially led buyout of a small, eighteen year old metal fastener plating and heat-treating company. Its relatively small size was mitigated by positive later stage business characteristics such as consistent historical profitability and cash flow, a diversified customer base and a revenue stream characterized by many repetitive transactions. Important to the Morgan recapitalization was the addition of enhanced plating, heat-treating and financial management experience brought by the two new owners.

PENN WHEELING ACQUISITION COMPANY, LLC - As an established but relatively small metal closure manufacturer, Penn was being sold by its large parent. An industry buyer may have merged the operations and closed this West Virginia plant. MorAmerica and two other SBICs supported a lead SBIC in this buyout preserving this independent business and opportunistically positioning Penn as an entrepreneurially driven company with the addition of a new, industry experienced owner. The investor team further recapitalized Penn with management ability and a strategic focus to revitalize its growth.

PRATT-READ CORPORATION - Pratt-Read is an excellent example of MorAmerica's focus on value added, later stage growth investing. MorAmerica was asked by one of its long term co-investors to share the funding of a growth financing to allow Pratt-Read, an established screwdriver blade specialty manufacturer, to combine with a compatible, profitable screwdriver handle manufacturer. The synergies include reduced expenses, manufacturing efficiencies, increased customer satisfaction and higher profitability. The value added allowed two small, old-line basic manufacturers to remain capable competitors in a market increasingly dominated by large customers and efficient manufacturers.

STASIS CORPORATION - In another example of value added investing, an experienced East Coast equity sponsor, MorAmerica and three venture funds led the recapitalization of a thirty-year-old fabricated steel counter weight manufacturer. Within six months, the company doubled its size by merging with a like sized competitor. The value added included risk capital, new management, the insight to opportunistically increase market share and a consolidation to generate cost savings demand by customers intent upon cost reduction. In short, management and investors came together to insure that two bricks and mortar companies could remain viable in an increasingly competitive environment.

WARREN FAMILY FUNERAL HOMES, INC. - The Warren investment is an example of a pure growth financing of a promising new service concept based upon experienced management and confirming market research. The company is an expanding seven home chain of value-priced funeral homes. The five SBIC investors committed $5,000,000 to triple the number of homes in three years. The entrepreneur in this case has twenty-five years of direct experience and his family has been in the industry since 1893. The new value-priced service model has been Beta tested with seven homes since 1995 and demographic market conditions are very favorable. Rapid growth carries with it the possibility of high returns.



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

A: InvestAmerica principals have over sixty-five years of SBIC management experience, which brings a level of deal flow, co-investor relationships, and portfolio management capabilities usually only found in larger funds. InvestAmerica was founded in 1985 and commenced managing MorAmerica Capital and MACC in 1985 and 1994, respectively. MACC has been fortunate to attract Board persons experienced in investment banking, manufacturing, retailing, early stage venture capital and commercial banking. This breadth and depth of operating and strategic experience helps to keep MACC competitive in such key areas as access to capital, deal flow and exit execution. Board members and management own approximately 9.2% of the company. Of the board members, the two InvestAmerica principals are the two largest shareholders. It is important to note that all management and Board shares were purchased on the open market.


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

A: MorAmerica Capital has been investing since 1959. We have a 42-year history as a licensed SBIC and are well known and respected within the industry. Longevity is a real strength. MorAmerica Capital is a corporation not a limited partnership and has the staying power of being a corporation. Finally, MACC is one of a select group of publicly traded venture funds.


Q: How do you select your portfolio investments?

A: MorAmerica Capital is diversified by industry and by geography. We focus on manufacturing, service, technology and communications companies. MorAmerica Capital generally invests in companies with $5,000,000 to $100,000,000 in sales. We look for companies with strong management and proven track records. However, we will look at turnaround situations if strong management is in place. We invest nationally through our extensive network of co-investors, staying in deals for about five years. Our five-year plan calls for investing approximately 25% of our total available assets every year.


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

     SELECTED FINANCIAL DATA
     FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                                   MACC Private Equities Inc.(1)


-------------------------------------------------------------------------------------------------------------
                                         2000             1999           1998            1997            1996
-------------------------------------------------------------------------------------------------------------
Investment income (expense),     $     50,810          (7,459)        621,928       (253,367)        (89,576)
net of tax

Net realized (loss) gain on        (2,266,652)      3,293,177         981,091        952,102         514,172
investments, net of tax

Net change in unrealized
appreciation/depreciation
on investments                      4,478,415        (607,771)      2,554,471     (2,200,033)       (641,851)
                                 ------------       ---------       ---------     ----------        --------

Net increase (decrease)
in net assets from operations    $  2,262,573       2,677,947       4,157,490     (1,501,298)       (217,255)
                                 ============       =========       =========     ==========        ========


Net increase (decrease) in net
assets from operations
per common share                         1.17(5)         1.38(4)         2.14(3)       (0.78)(2)       (0.11(1)
                                 ============      ==========      ==========     ==========      ==========

Total assets                     $ 46,607,466      38,535,445      31,294,524     25,995,422      27,906,798
                                 ============      ==========      ==========     ==========      ==========
Total long term debt             $ 20,320,922      13,763,123      11,253,421     10,244,478      10,236,250
                                 ============      ==========      ==========     ==========      ==========




(1) Per share data have been restated to reflect a 10% stock split effected in the form of a stock dividend on March 31, 1997, a 20% stock split effected in the form of a stock dividend on March 31, 1998, a 30% stock split effected in the form of a stock dividend on March 31, 1999 and a 20% stock split effected in the form of a stock dividend on March 31, 2000.

(2) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 1998, a 30% stock split effected in the form of a stock dividend on March 31, 1999 and a 20% stock split effected in the form of a stock dividend on March 31, 2000.

(3) Per share data have been restated to reflect a 30% stock split effected in the form of a stock dividend on March 31, 1999 and a 20% stock split effected in the form of a stock dividend on March 31, 2000.

(4) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2000.

(5) Computed using 1,941,879 shares outstanding at September 30, 2000.



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



RESULTS OF OPERATIONS
Fiscal 2000 Compared to Fiscal 1999

MACC's investment income includes income from interest, dividends and fees. Net investment income represents total investment income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These are not included in net investment income. However, another one of MACC's on-going goals is to achieve net investment income and increased earnings stability. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. MACC also earns interest on short term investments of cash.

    For fiscal year ended September 30, 2000, total investment income was $2,794,487, total operating expenses were $2,733,677, tax expense equaled $10,000 and net investment income was $50,810.

    During the fiscal year ended September 30, 2000, investment income increased to $2,794,487, a 24% increase over fiscal 1999 investment income of $2,255,120. The increase during the current year was the result of increases in interest income, dividend income and processing fees of 11%, 112%, and 73% respectively. MACC attributes the increase in interest income primarily to the significant number of new investments made during the current fiscal year ended September 30, 2000 that were structured as subordinated debentures. Of the $13,807,165 invested during fiscal 2000, $8,018,961 represents investments in the form of subordinated debentures. The increase in dividend income represents dividends received on five existing portfolio companies, four of which are distributions from limited liability companies, as compared to dividends received on seven portfolio companies during fiscal 1999. Although MACC received dividends on fewer portfolio companies, the distributions from the limited liability companies were greater in fiscal 2000 than in fiscal 1999. The increase in processing fees is due to processing fees received on the significantly higher volume of new investments made during the current fiscal year ended September 30, 2000. Although MACC's total investments made during fiscal 2000 represent an increase of approximately 142% over total investments made during fiscal 1999, MACC does not receive processing fees on every new and follow-on investment. The timing and amount of some sources of investment income, such as interest income from prepayment penalties, certain dividend income, income from the collection of processing fees on new investments and other income are difficult to predict. There can be no assurance that MACC will be able to achieve similar levels of investment income in fiscal 2001 or in future years.



                                                         [CONTINUED ON PAGE 12.]

                                                  MACC PRIVATE EQUITIES INC.  11

M D & A

[CONTINUED FROM PAGE 11.]

    Operating expenses of MACC increased by 13% in fiscal year 2000 to $2,733,677 from $2,412,579 in fiscal year 1999. The relative increase in operating expenses is primarily due to increases in financial expense and management fees. These increases were generated from additional borrowings from the Small Business Administration and increased assets under management.

    MACC's net investment income in fiscal year 2000 increased to $50,810 from a net investment expense of $7,459 in 1999. The increase in net investment income is the net result of the 24% increase in investment income which was partially offset by the 13% increase in operating expenses and a $160,000 change in income taxes. This is a positive step toward achieving MACC's goal of positive net investment income and earnings stability.

    MACC had a net realized loss on investments in fiscal year 2000 of $2,266,652 down from a net realized gain of $5,142,177 achieved in fiscal year 1999. The loss is mainly due to the write off of $3,217,598 from two portfolio companies in fiscal 2000. MACC had unrealized appreciation of $4,169,689 at September 30, 2000, a change of $4,478,415 from the $308,726 of unrealized depreciation at September 30, 1999. This resulted in a net gain on investments before income tax expense for fiscal year 2000 of $2,211,763 as compared to $4,534,406 for fiscal year 1999. The change in unrealized appreciation/depreciation is the net effect of increases in fair value of eleven portfolio companies, decreases in fair value of three portfolio companies and the write off of the two portfolio companies referenced above.

    Net change in unrealized appreciation/depreciation on investments represents the change for the period in the unrealized appreciation net of unrealized depreciation on MACC's total portfolio investment. When MACC increases the fair value of a portfolio investment above its cost, unrealized appreciation for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, the unrealized depreciation for the portfolio as a whole increases. When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as a whole decreases as the gain is realized. Similarly, when MACC sells or writes off a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

    Most of MACC's portfolio investments are structured to mature in five to seven years. Management does not attempt to maintain a comparable level of realized gains from year to year, but instead attempts to maximize total investment portfolio appreciation by realizing gains in the disposition of securities and by investing in new portfolio investments. During fiscal years 1995 through 2000, MorAmerica Capital recorded significantly higher levels of new and follow-on portfolio investments as compared to fiscal years 1988-1994. MACC anticipates that MorAmerica Capital will continue these higher portfolio investment levels over the foreseeable future. As an ordinary element of its investment cycle, MACC typically experiences unrealized depreciation and/or realized losses on portfolio investments before it experiences unrealized appreciation and/or realized gains, if any.

    The majority of MACC's consolidated investment portfolio is in the earlier stages of the five to seven year investment cycle. MACC anticipates that its growth in Net Asset Value Per Share will continue to increase over the next three to ten years as MACC's portfolio investments reach maturity and investment gains, if any, are taken. However, it is difficult to predict the timing or the amount of gains in the investment portfolio.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

To date, MACC has relied upon several sources to fund its investment activities, including MACC's cash equivalents and cash, and the Small Business Investment Company (SBIC) leverage program operated by the Small Business Administration (the SBA).

    MACC, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC leverage program to provide a portion of its investment capital requirements. At present, capital with a commitment



12  MACC PRIVATE EQUITIES INC.

M D & A

period of up to five years is available through the SBIC leverage program and MACC anticipates that capital will be available in future periods.

    As of September 30, 2000, MACC's certificates of deposit and cash totaled $4,167,187. MACC borrowed $9,000,000 in new SBA Guaranteed Debentures during fiscal 2000. Of this $9,000,000, $2,500,000 represents the refinancing of an SBA-guaranteed debenture that matured during fiscal 2000, and $6,550,000 represents addition capital obtained to finance MorAmerica Capital's operations. MACC has a commitment for an additional $6,790,000 in SBA guaranteed debentures, which expires on September 30, 2002. During December 2000, MACC obtained an additional commitment for $10,000,000 in SBA guaranteed debentures, which expires on September 30, 2005. MACC believes that its existing certificates of deposit and cash, together with the $6,790,000 SBA commitment, the additional $10,000,000 SBA commitment and other anticipated cash flows, will provide adequate funds for MACC's fiscal year 2001 anticipated cash requirements, including portfolio investment activities, principal and interest payments on outstanding debentures payable and administrative expenses. MACC's investment objective is to invest $13,000,000 in new and follow-on investments during fiscal year 2001.

    Liquidity for the next several years will be impacted by principal payments on MACC's debentures payable. Debentures payable are composed of $20,340,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $5,690,000 in 2001, $2,150,000 in 2003, $1,000,000 in 2007, $2,500,000 in 2009, and $9,000,000 in 2010. It is
anticipated MorAmerica Capital would be able to roll over these debentures with new ten year debentures when they mature. MorAmerica Capital has obtained a commitment for leverage from SBA which may be used to refinance the debentures through 2001 for another 10 year term. As indicated above, the total amount of MorAmerica Capital's commitment from the SBA is $16,790,000.

PORTFOLIO ACTIVITY

MACC's original investment objective for fiscal year 2000 called for total new and follow-on investments of $11,000,000. In June, MACC reached its investment goal and as a result revised its investment objective to $17,000,000. During fiscal 2000, MACC invested $13,807,165 in 26 portfolio companies. Of this amount, $9,937,083 was invested in 13 new portfolio companies and $3,870,082 was invested in follow-on investments in 13 existing portfolio companies. While MACC's investments for fiscal year 2000 fell short of MACC's $17,000,000 revised investment objective, MACC exceeded its $11,000,000 original investment objective. The amount invested by MACC during fiscal 2000 represents an increase of 142% over total investments made during fiscal 1999, and an increase of 114% over the average total investments made during fiscal years 1995 through 1999. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing only in those portfolio companies which satisfy MACC's investment criteria.

    MACC has strong co-investment ties with investment partners, anticipates a moderately active venture financing market and has a continuing commitment to increase its average new investment size. In fiscal 2001, MACC anticipates investing $13,000,000 in new and follow-on investments.

VALUATION CHANGES

The following table presents investments held at September 30, 2000 which the valuation changed from September 30, 1999:


                            - See table on page 14 -


                                                         [CONTINUED ON PAGE 14.]

                                                  MACC PRIVATE EQUITIES INC.  13

M D & A

[CONTINUED FROM PAGE 13.]


                                   FAIR VALUE
--------------------------------------------------------------------------------
PORTFOLIO COMPANY                     SEPTEMBER 30, 2000     SEPTEMBER 30, 1999
Central Fiber Corporation                  $     866,665         $     733,333
Centrum Industries, Inc.                         878,432             1,254,903
Concentrix Corporation                         3,007,000             2,255,250
Digital Archaeology Corporation                2,407,189               962,500*
Encompass Services Corporation                   265,522               316,690
Heritage Consumer Products                             1             1,263,736**
Linton Truss Corporation                         487,746               437,746**
Monitronics International, Inc.                  839,165               838,353
Organized Living, Inc.                         1,769,327             1,274,202**
PPC Acquisition Company                          928,365               350,040
Portrait Displays, Inc.                          600,000               500,000
RSI Holdings, Inc.                             1,863,191             1,474,527
Talaria Holdings, LLC                          2,000,000               912,500
Tri-Circle Corporation                           616,299               513,583**
--------------------------------------------------------------------------------

*   Represents an amount invested in fiscal 2000.

** September 30, 1999 valuations have been adjusted for additional amounts invested or partial disposition of the portfolio investment for purpose of comparison.

*** Relates to an escrow held in other investments.
--------------------------------------------------------------------------------


DETERMINATION OF NET ASSET VALUE

The net asset value per share of MACC's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus total liabilities by the total number of shares outstanding at the date as of which the determination is made.

    In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 2000, from valuations using the Securities and Exchange Commission's guidelines.

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


14  MACC PRIVATE EQUITIES INC.

M D & A


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

    At September 30, 2000, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $265,522. In accordance with MACC's valuation policies and SBA regulations, the fair value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $26,552. Actual results may differ.

    MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 2000, was $20,113,000, with a cost of $20,340,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

                          - See chart in next column -


          -----------------------------------------------
                                                     2000
          -----------------------------------------------

          Fair Value of Debentures Payable    $20,113,000
          Amount Below Cost                      $227,000
          Additional Market Risk                 $450,000
          -----------------------------------------------


RISKS

- Portfolio Risks

Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of MACC's investment portfolio. Accordingly, MACC states that:

    The portfolio securities of MACC consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which MACC invests, and MACC must rely on the diligence of the Investment Advisor to obtain the information necessary for MACC's investment decisions. In order to maintain their status as business development companies, MACC and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) though 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchase in private placement transactions from small privately held companies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an


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

    The investments of MACC are generally long-term in nature. Some existing investments do not bear a current yield and a return on such investments will be earned only after the investment matures or is sold. Most investments are structured so as to return a current yield throughout most of their term. However, these investments will typically produce capital gains only when sold in five to seven years. There can be no assurance, however, that any of MACC's investments will produce current yields or capital gains.

- Operations Risks

MACC generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value in any period. MACC typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events. Accordingly, a general contraction in the markets for corporate acquisitions and/or initial public offerings could adversely affect MACC's ability to realize capital gains, if any, from the sale of its portfolio company securities. The SBIC guidelines under which MorAmerica Capital operates permit the MorAmerica Capital Board of Directors to determine increases in fair value of unliquidated portfolio investments based upon a number of factors, including subsequent financings provided to portfolio companies. Accordingly, decreases in the supply of additional capital to MACC's portfolio companies could adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. MACC's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

- Interest Rate Risks

MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 2000, MACC had outstanding $20,340,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $5,690,000 in 2001, $2,150,000 in 2003, $1,000,000 in 2007, $2,500,000 in 2009, and $9,000,000 in 2010. These
debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

    Second, MACC has stated that one of its goals is to structure portfolio investments to provide a current yield in order to provide MACC with earnings stability. These investments typically provide for a fixed preferred dividend or interest rate. Accordingly, MACC's ability to earn a net operating profit under its current strategy could be adversely affected by a decrease in market interest rates over the next several years because the increased level of portfolio investments anticipated to be made during this period would reflect these lower

16 MACC PRIVATE EQUITIES INC.

M D & A

interest rates, which would adversely affect MACC's projected total income over the foreseeable future.

    Third, many of MACC's portfolio companies have or may issue debt senior to MACC's investment. The payment of principal and interest due on MACC's investment, therefore, will generally be subordinate to payments due on any such senior debt. Moreover, senior debt typically bears interest at a floating rate, whereas MACC's investments generally do not. Any increase in market interest rates may put significant economic pressure on those portfolio companies that have issued senior debt which bears interest at a floating rate. Accordingly, MACC's ability to achieve net operating income and generally to realize gains from its portfolio investments may be adversely affected by an increase in market interest rates.

- Effect of New Accounting Standards

SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and 138, will be effective for MACC for years beginning after October 1, 2000. MACC has no derivative or hedging activities, therefore, it is not anticipated this statement will have a material effect on its results of operations or financial position.



                                                  MACC PRIVATE EQUITIES INC.  17

INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
MACC PRIVATE EQUITIES INC.:



    We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary, including the consolidated schedule of investments, as of September 30, 2000, and the related consolidated statements of operations and cash flows for the year ended September 30, 2000 and the consolidated statements of changes in net assets for the years ended September 30, 2000 and 1999. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2000. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 2000, and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Des Moines, Iowa
November 9, 2000



18  MACC PRIVATE EQUITIES INC.

CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2000


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

ASSETS
Loans and investments in portfolio securities at
    market or fair value, cost of $36,965,143 (note 2)                   $41,032,116

Cash and money market accounts                                             3,767,188
Certificates of deposit                                                      399,999
Other assets, net (note 1)                                                 1,408,163
                                                                         -----------

            Total assets                                                 $46,607,466
                                                                         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

  Debentures payable, net of discount (note 3)                           $20,320,922
  Incentive fees payable (note 6)                                            118,164
  Accrued interest                                                           242,424
  Accounts payable and other liabilities                                     280,387
                                                                         -----------

           Total liabilities                                              20,961,897
                                                                         -----------

Net assets (notes 3 and 4):

  Common stock, $.01 par value per share; authorized
    4,000,000 shares; issued and outstanding 1,941,879 shares                 19,419
  Additional paid-in-capital (notes 4 and 5)                              16,510,381
  Net investment income                                                      415,889
  Net realized gain on investments                                         4,530,191
  Unrealized appreciation on investments (note 1)                          4,169,689
                                                                         -----------

            Total net assets                                              25,645,569
                                                                         -----------

Commitments (note 6)

            Total liabilities and net assets                             $46,607,466
                                                                         ===========

Net assets per share                                                     $     13.21
                                                                         ===========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------


                                                  MACC PRIVATE EQUITIES INC.  19

CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2000


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
INVESTMENT INCOME:
  Interest                                                     $ 1,964,948
  Dividends                                                        641,297
  Processing fees                                                  169,396
  Other                                                             18,846
                                                               -----------

           Total income                                          2,794,487
                                                               -----------

OPERATING EXPENSES:
  Interest expenses (note 3)                                     1,352,807
  Management fees (note 6)                                         940,880
  Professional fees                                                128,265
  Other                                                            311,725
                                                               -----------

            Total operating expenses                             2,733,677
                                                               -----------

            Investment income, net before tax expense               60,810

Income tax expense (note 5)                                         10,000
                                                               -----------

            Investment income, net                                  50,810
                                                               -----------

Realized and unrealized (loss) gain on investments (note 2):
  Net realized loss on investments                              (2,266,652)
  Net change in unrealized appreciation on investments           4,478,415
                                                               -----------

            Net gain on investments                              2,211,763
                                                               -----------

            Net change in net assets from operations           $ 2,262,573
                                                               ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------


20  MACC PRIVATE EQUITIES INC.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2000 AND 1999


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

                                                                               2000             1999
--------------------------------------------------------------------------------------------------------
OPERATIONS:
    Net investment income (expense)                                        $     50,810          (7,459)
    Net realized (loss) gain on investments, net of tax                      (2,266,652)      3,293,177
    Net change in unrealized appreciation (depreciation)  on investments      4,478,415        (607,771)
                                                                           ------------      ----------

        Net increase in net assets from operations                            2,262,573       2,677,947

    Payments for fractional shares in connection with
      stock split (note 4)                                                      (11,152)         (9,677)
    Allocation of income tax benefit to additional paid-in
      capital (note 5)                                                             --         1,198,000
                                                                           ------------      ----------

        Net increase in net assets                                            2,251,421       3,866,270

NET ASSETS:

    Beginning of period                                                      23,394,148      19,527,878
                                                                           ------------      ----------
    End of period                                                          $ 25,645,569      23,394,148
                                                                           ============      ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------


                                                  MACC PRIVATE EQUITIES INC.  21

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2000

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Increase in net assets from operations                                                $  2,262,573
                                                                                      ------------

     Adjustments to reconcile increase in net assets from operations to net cash used in operating activities:
Net realized and unrealized gain on investments                                         (2,211,763)
              Change in accrued interest, incentive fees payable, accounts payable,       (908,831)
                    and other liabilities
              Other                                                                        196,943
                                                                                      ------------
                    Total adjustments                                                   (2,923,651)
                                                                                      ------------
                         Net cash used in operating activities                            (661,078)
                                                                                      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposition of and payments on loans and
   investments in portfolio securities                                                   1,378,135
     Purchases of loans and investments in portfolio securities                        (13,612,160)
     Proceeds from disposition of short-term investments                                 5,782,133
     Purchases of short-term investments                                                   (99,000)
                                                                                      ------------
                         Net cash used in investing activities                          (6,550,892)
                                                                                      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt issuance                                                              8,775,000
     Principal payment on debentures payable                                            (2,450,000)
     Payments for fractional shares in connection with stock split                         (11,152)
                                                                                      ------------

                         Net cash provided by financing activities                       6,313,848
                                                                                      ------------

                         Net decrease in cash and cash equivalents                        (898,122)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           5,065,309
                                                                                      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $  4,167,187
                                                                                      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--

     CASH PAID DURING THE YEAR FOR INTEREST:                                          $  1,321,455
                                                                                      ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING INFORMATION--
     ASSETS RECEIVED IN EXCHANGE OF SECURITIES                                        $    664,084
     INVESTMENT PURCHASES INCLUDED IN OTHER LIABILITIES                                    195,005
DEBT ISSUANCE COSTS FINANCED WITH DEBENTURES PAYABLE                                       225,000
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


22  MACC PRIVATE EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC Private Equities Inc. and Subsidiary

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS


- Basis of Presentation

The consolidated financial statements include the accounts of MACC Private Equities Inc. (Equities) and its wholly owned subsidiary, MorAmerica Capital Corporation (MACC). Equities and MACC (the Company) are qualified as business development companies under the Investment Company Act of 1940. All material intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted by the United States of America for investment companies.

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

- Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

-  Cash Equivalents

For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market deposit accounts to be cash equivalents. At September 30, 2000, cash and cash equivalents for purposes of reporting cash flows consisted of $3,767,188 of cash and money market funds and $399,999 of certificates of deposit.

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

- Other Assets

Other assets includes accrued interest receivable on portfolio loans of $923,585 at September 30, 2000, which is presented net of a reserve of $619,434.

    Other assets include a receivable from the sale of an investment with a fair value of $205,433 which includes unrealized appreciation of $102,716.

- Revenue Recognition

Dividend income is recognized on the ex-dividend date and interest income is accrued on a daily basis.

    In conjunction with the investment process, the Company negotiates non-refundable processing fees with many companies it evaluates for investment. These fees are compensation for time and effort of the investment advisory personnel and for reimbursement of expenses related to the due diligence, and are recognized as income when received.


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

    Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $41,032,116 and $36,965,143, respectively, at September 30, 2000.

    The estimated fair value of long-term debt is $20,113,000, with a cost of $20,340,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

-  Effect of New Financial Accounting Standards

No issued, but not-yet-adopted financial accounting standards are expected to have a material effect on the Company.

2  LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with current concentrations in the Midwest and New England. The Company determined that the fair value of its portfolio securities was $41,032,116 at September 30, 2000. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

    The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities other than Encompass Services Corporation (acquired on April 27, 1998) are considered to be restricted in their disposition and illiquid at September 30, 2000.

3   DEBENTURES PAYABLE

Debentures of MACC guaranteed by the Small Business Administration (SBA) of $20,340,000 at September 30, 2000 are unsecured. In accordance with SOP 90-7, the debentures then outstanding were revalued to fair value on February 15, 1995. Debentures payable at September 30, 2000 are recorded net of discount of $19,078. Maturities of the debentures are as follows:


                            - See table on page 25 -


24  MACC PRIVATE EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC Private Equities Inc. and Subsidiary

--------------------------------------------------------------------------------
 YEAR ENDING                                                 FIXED
SEPTEMBER 30,                 DEBENTURES                     INTEREST RATE
--------------------------------------------------------------------------------

2001                          $5,690,000                      9.08%

2003                           2,150,000                      6.12

2007                           1,000,000                      7.55

2009                           2,500,000                      7.83

2010                           9,000,000                      8.48
                             -----------                      ====
                             $20,340,000
                             ===========
--------------------------------------------------------------------------------

The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 2000, MACC does not have accumulated undistributed net realized earnings (computed under SBA guidelines) available for distribution to Equities.

    MACC has a commitment letter with the SBA to issue debentures, which expires on September 30, 2002. At September 30, 2000, $6,790,000 of this commitment remained unused.


4   STOCKHOLDER'S EQUITY

On February 22, 2000, the Company declared a stock split effected in the form of a dividend equal to twelve common shares for every ten common shares outstanding to shareholders of record on March 13, 2000. As part of this transaction, the Company made payments to shareholders totaling $11,152, representing the amount due for fractional shares, and issued 322,782 shares of common stock.

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

5   INCOME TAXES

Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax income due to the following:


--------------------------------------------------------------------------------

Computed "expected" tax expense                                    $  773,000

Increase (reduction) in income taxes resulting from:

    State income tax benefit, net of federal tax effect               136,000

    Nontaxable dividend income                                       (218,000)

    Change in the beginning of the period
     valuation allowance for deferred tax assets                     (605,000)

    Other                                                             (76,000)
                                                                   ----------
          Income tax expense                                       $   10,000
                                                                   ==========

--------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2000 are as follows:

--------------------------------------------------------------------------------


Deferred tax assets:

    Net operating loss carryforwards                              $ 4,952,000

    Other                                                             352,000
                                                                  -----------
          Total gross deferred tax assets                           5,304,400

Less valuation allowance                                           (3,160,000)
                                                                  -----------
          Net deferred tax assets                                   2,144,000

Deferred tax liabilities:

    Unrealized appreciation on investments                         (1,256,000)

    Equity investments                                               (794,000)

    Other assets received in lieu of cash                             (94,000)
                                                                  -----------

          Net deferred tax assets                                       --
                                                                  ===========



--------------------------------------------------------------------------------

The net change in the total valuation allowance for the year ended September 30, 2000 was a decrease of $605,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those



                                                         [CONTINUED ON PAGE 26.]


                                                  MACC PRIVATE EQUITIES INC.  25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC Private Equities Inc. and Subsidiary

[CONTINUED FROM PAGE 25.]


temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $13.3 million prior to the expiration of the net operating loss carryforwards in 2008-2020. The Company had a taxable loss of approximately $3,175,000 for the year ended September 30, 2000. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 2000.

    At September 30, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $12,380,000, which are available to offset future federal taxable income, if any, through 2020. Approximately $5,350,000 of the carryforwards are available for the year ending September 30, 2001, with approximately $1,004,000 additionally available annually thereafter.

    During 1999, a $1,198,000 tax benefit from utilization of pre-confirmation net operating losses was allocated to additional paid-in capital under the provisions of SOP 90-7. This allocation does not require any cash payments of taxes.


6   COMMITMENTS

-  Management Agreements

Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The management fee is equal to 2.5% of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the Agreement amounted to $27,386 for the year ended September 30, 2000. There were no incentive fees accrued or paid under the Agreement in 2000.

    MACC has a separate investment advisory agreement with IAIA. This agreement may be terminated by either party upon sixty days written notice. The fee is equal to 2.5% of the Capital Under Management (as defined in the Agreement) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management, or 7.5% of Regulatory Capital (as defined in the Agreement). In addition, MACC contracted to pay IAIA 13.4% of the net capital gains, before taxes, on investments in the form of an incentive fee. Net capital gains, as defined in the agreement, are calculated as gross realized gains, minus the sum of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year, and net investment losses, if any, as reported on page 4c, line 33 of the SBA Form
468.1. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold.

    Total management fees under this agreement amounted to $913,494 for the year ended September 30, 2000. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. No incentive fees were earned for the year ended September 30, 2000. Total incentive fees paid under this agreement amounted to $24,771 in 2000. Approximately $118,164 of incentive fees related to noncash gains from prior years is being deferred as described above.


26  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 10 SEPTEMBER 30, 2000


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
MANUFACTURING:

------------------------------------------------------------------------------------------------------------------------------------
COMPANY                                 SECURITY                                               NET ASSETS       VALUE         COST
-------                                 --------                                               ----------    -----------     -------
ARCHITECTURAL ART                         12% debt security, due June 15, 2005                               $  780,000      780,000
MANUFACTURING, INC.                     *Warrant to purchase 11,143 common shares                                     1            1
                                                                                                             ----------   ----------
Wichita, Kansas
Manufacturer of industrial and
commercial boilers and shower doors,
frames and enclosures                                                                                           780,001      780,001
                                                                                                             ----------   ----------
B & B MOLDERS, LLC                        11% debt security, due June 1, 2003                                   937,500      937,500
Mishawaka, Indiana
Manufacturer of custom plastic
injection molded products for
the RV and other industries                                                                                     937,500      937,500
                                                                                                             ----------   ----------

CENTRAL FIBER CORPORATION                 12% debt security, due December 31, 2005                              400,000      400,000
Wellsville, Kansas                      *Warrant to purchase 1,226.66 common shares                             466,665           --
                                                                                                             ----------   ----------
Recycles and manufactures
cellulose fiber products                                                                                        866,665      400,000
                                                                                                             ----------   ----------

CENTRUM INDUSTRIES, INC.                *11% debt security, due March 31, 2001                                  878,419    1,254,890
Corry, Pennsylvania                     *Warrant to purchase 627,445 common shares                                   13           13
Open die and seamless rolled            *Warrant to purchase 3,732 common shares                                     --           --
ring steel forging                      *Warrant to purchase 4,547 common shares                                     --           --
                                        *Stock option to purchase 10,756 common shares                               --           --
                                        *Warrant to purchase 19,679 common shares                                    --           --
                                        *Stock option to purchase 7,171 common shares                                --           --
                                                                                                             ----------   ----------
                                                                                                                878,432    1,254,903
                                                                                                             ----------   ----------


DELUXE ICE CREAM COMPANY                  14% debt security, due September 1, 2005                              610,000      610,000
Salem, Oregon                           *14,600 shares Series A preferred                                       146,000      146,000
Ice cream and novelty                   *Warrant to purchase common shares                                           24           24
dessert manufacturer                    *Warrant to purchase common shares                                           --           --
                                        *Warrant to purchase common shares                                           --           --
                                        *Warrant to purchase common shares                                           --           --
                                                                                                             ----------   ----------
                                                                                                                756,024      756,024
                                                                                                             ----------   ----------

GREGG MANUFACTURING, INC.                 12% debt security, due March 1, 2004                                  897,250      897,250
Irvine, California                      * 545,750 units of 8% preferred                                         166,500      166,500
Manufacturer of Bible covers and        *136,438 units of common                                                 37,000       37,000
Christian themed apparel and gifts      *Warrant to purchase 74,000 units of common--                                --
                                                                                                             ----------   ----------
                                                                                                              1,100,750    1,100,750
                                                                                                             ----------   ----------

HANDY INDUSTRIES, LLC                     12% debt security, due April 1, 2006                                  830,280      830,280
Marshalltown, Iowa                        Membership interest                                                   262,515      262,515
Manufacturer of lifts for motorcycles,                                                                       ----------   ----------
trucks and industrial metal products                                                                          1,092,795    1,092,795
                                                                                                             ----------   ----------

--------------------------------------------------------------------------------


                                                  MACC PRIVATE EQUITIES INC.  27

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
MANUFACTURING CONTINUED...

-----------------------------------------------------------------------------------------------------------------------------
                                                                                              PERCENT OF
COMPANY                                 SECURITY                                              NET ASSETS      VALUE          COST
-------                                 --------                                              ----------   -----------    ----------
HERITAGE CONSUMER PRODUCTS, LLC         *12% debt security, due November 1, 2005                           $        --       983,913
Brookfield, Connecticut                 *Membership interest                                                         1       147,587
Distributor of consumer                 *Stock assignment                                                           --            --
over-the-counter pharmaceuticals        *Membership interest                                                        --        80,609
                                        *12% debt security, due September 1, 2004                                   --        51,627
                                        *Warrant to purchase additional membership interest                         --            --
                                                                                                            ----------     ---------
                                                                                                                     1     1,263,736
                                                                                                            ----------     ---------
HICKLIN ENGINEERING, L.C.                 10% debt security, due June 30, 2003                                 740,000       740,000
Des Moines, Iowa                          Membership interest                                                      127           127
Manufacturer of auto and truck            12% promissory note, due December 31, 2004                            25,050        25,050
transmission and brake dynamometers                                                                         ----------     ---------
                                                                                                               765,177       765,177
                                                                                                            ----------     ---------

HUMANE MANUFACTURING, LLC                 12% debt security, due April 3, 2002                                 784,300       784,300
Baraboo, Wisconsin                      *Membership interest                                                   101,200       101,200
Manufacturer of rubber mats for                                                                             ----------     ---------
agricultural, exercise and roofing
markets                                                                                                        885,500       885,500
                                                                                                            ----------     ---------

KW PRODUCTS, INC.                         Variable rate debt security, due September 30, 2003                  275,035       275,035
Marion, Iowa                              (12.875% at September 30, 2000)
Manufacturer of automobile aftermarket  *29,340 common shares                                                   92,910        92,910
engine and brake repair machinery                                                                           ----------     ---------
                                                                                                               367,945       367,945
                                                                                                            ----------     ---------

LINTON TRUSS CORPORATION                *11% debt security, due March 1, 2001                                  367,731       367,731
Delray Beach, Florida                   *542.8 common shares                                                        --            --
Manufacturer of residential roof        *400 shares Series 1 preferred                                          40,000        40,000
and floor truss systems                 *11% debt security, due October 31, 2001                                80,000        80,000
                                        *Warrant to purchase common shares                                          15            15
                                        *Warrant to purchase common shares                                          --            --
                                        *Warrant to purchase common shares                                          --            --
                                                                                                            ----------     ---------
                                                                                                               487,746       487,746
                                                                                                            ----------     ---------
MERCURY EMS                               12% debt security, due July 31, 2003                                 838,666       838,666
Olathe, Kansas                          *Warrant to purchase 262,857 common shares--                                --
Manufacturer of outsourced                12% debt security, due December 23, 2004                             641,332       641,332
electronic assemblies                   *Warrant to purchase 339,902 common shares                                  18            18
                                                                                                            ----------     ---------
                                                                                                             1,480,016     1,480,016
                                                                                                            ----------     ---------

PPC ACQUISITION COMPANY                   12% debt security, due January 3, 2003                               350,000       350,000
Kansas City, Kansas                     *Warrant to purchase common shares                                     578,365            40
Manufacturer and printer of                                                                                 ----------     ---------
plastic packaging                                                                                              928,365       350,040
                                                                                                            ----------     ---------

--------------------------------------------------------------------------------

28  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
MANUFACTURING CONTINUED...

-----------------------------------------------------------------------------------------------------------------------------
                                                                                      PERCENT OF
COMPANY                                 SECURITY                                      NET ASSETS             VALUE           COST
-------                                 --------                                      ----------        -------------     ----------
PENN WHEELING ACQUISITION                 13% debt security, due March 10, 2007                         $     694,000        694,000
COMPANY, LLC                            *62 units Class B membership interest                                  62,000         62,000
Glen Dale, West Virginia                *24 units Class C membership interest                                  24,000         24,000
Metal closure manufacturer                                                                              -------------      ---------
                                                                                                              780,000        780,000
                                                                                                        -------------      ---------

PRATT-READ CORPORATION                    13,889 shares Series A preferred                                    750,000        750,000
Bridgeport, Connecticut                 *Warrant to purchase common shares                                         --             --
Manufacturer of screwdriver shafts                                                                      -------------      ---------
and handles and other hand tools                                                                              750,000        750,000
                                                                                                        -------------      ---------
SIMONIZ USA, INC.                         12% debt security, due January 2, 2002                              750,000        750,000
Bolton, Connecticut                     *Warrant to purchase common shares                                         --             --
Producer of cleaning and wax                                                                            -------------      ---------
products under both the Simoniz                                                                               750,000        750,000
brand and private label brand names                                                                     -------------      ---------

STASIS CORPORATION                        14% debt security, due June 1, 2005                               1,125,000      1,125,000
Providence, Rhode Island                *1,500 shares Series A preferred                                    1,125,000      1,125,000
Counter weight manufacturer             *Warrant to purchase 315.42 common shares                                  --             --
and secondary steel processor                                                                           -------------      ---------
                                                                                                            2,250,000      2,250,000

TALARIA HOLDINGS, LLC                     12% debt security, due November 15, 2004                            730,000        730,000
Boston, Massachusetts                     Membership interest                                               1,270,000        182,517
Custom and semi-custom                                                                                  -------------      ---------
sail and power boat builder                                                                                 2,000,000        912,517
                                                                                                        -------------      ---------

TAYLOR HOLDINGS, INC.                     12% debt security, due May 31, 2003                                 574,163        574,163
Parsons, Kansas                         *48,038 common shares                                                  48,038         48,038
Manufacturer of industrial              *292,800 shares preferred                                             304,512        304,512
bagging equipment                       *Warrant to purchase 56,529 common shares                             210,565            565
                                                                                                        -------------      ---------
                                                                                                            1,137,278        927,278
                                                                                                        -------------      ---------
                  Total manufacturing                                                     74.06%        $  18,994,195     18,291,928
                                                                                          =====         -------------      ---------

--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  29

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
SERVICE:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      PERCENT OF
COMPANY                                 SECURITY                                      NET ASSETS             VALUE           COST
-------                                 --------                                      ----------        -------------     ----------
A-PLUS GALVANIZING, INC.                  10% debt security, due February 11, 2005                      $     712,250        712,250
Salina, Kansas                          *Warrant to purchase 12,950 common shares                                   1              1
Specialty metal galvanizing                                                                             -------------     ----------

                                                                                                              712,251        712,251
                                                                                                        -------------     ----------

ALANIZ HOLDING, LLC                     *537.634 units of preferred                                           537,634        537,634
Mt. Pleasant, Iowa                        Membership interest                                                  47,366         47,366
Provider of turnkey services                                                                            -------------     ----------
for non-profit fund raising
                                                                                                              585,000        585,000
                                                                                                        -------------     ----------


BIG J ENTERPRISES, LLC                    12% debt security, due August 20, 2004                              562,500        562,500
Albuquerque, New Mexico                   Membership interest                                                 263,250        263,250
High-end electrical-mechanical                                                                          -------------     ----------
specialty contractor and in-plant
construction and maintenance provider                                                                         825,750        825,750
                                                                                                        -------------     ----------


CONCENTRIX CORPORATION                    3,758,750 shares Series A preferred                               3,007,000      2,255,250
Pittsford, New York                                                                                     -------------     ----------
Provides marketing outsourcing solutions
including telemarketing, fulfillment
and web communications

ENCOMPASS SERVICES CORPORATION          *36,290 common shares                                                 265,522        530,502
Houston, Texas                                                                                          -------------     ----------
Commercial facilities management
services provider

HOOK-UP, INC.                             780,000 shares Series A preferred                                   780,000        780,000
Joplin, Missouri                        *Warrant to purchase 421.335 common shares                                 19             19
Provider of truck driveaway, internet     195,000 shares Series A preferred                                   195,000        195,000
based auction and related services      *Warrant to purchase 109.172 common shares                                  5              5
to the commercial truck industry                                                                        -------------     ----------

                                                                                                              975,024        975,024
                                                                                                        -------------     ----------

LEE MATHEWS EQUIPMENT, INC.               12% debt security, due March 10, 2005                               500,000        500,000
Kansas City, Missouri                   *Warrant to purchase 153,654 common shares                                 30             30
Distributor of industrial pump systems                                                                  -------------     ----------

                                                                                                              500,030        500,030
                                                                                                        -------------     ----------

MONITRONICS INTERNATIONAL, INC.         *73,214 common shares                                                 839,165         54,703
Dallas, Texas                                                                                           -------------     ----------
Provides home security systems
monitoring services

--------------------------------------------------------------------------------

30  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
SERVICE CONTINUED...

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           PERCENT OF
COMPANY                                 SECURITY                                           NET ASSETS        VALUE           COST
-------                                 --------                                           ----------     -----------     ----------
MORGAN OHARE, INC.                        11.25% debt security, due November 1, 2004                      $ 1,125,000      1,125,000
Addison, Illinois                       *Warrant to purchase 85.875 common shares                                  --             --
Fastener plating and heat treating                                                                         ----------      ---------
                                                                                                            1,125,000      1,125,000
                                                                                                           ----------      ---------

ORGANIZED LIVING, INC.                    400,000 shares Series A preferred                                   640,000        400,000
Lenexa, Kansas                            145,204 shares Series A preferred                                   231,832        143,227
Retail specialty stores for storage       130,435 shares Series B preferred                                   213,587        150,000
and organizational products               43,478 shares Series B preferred                                     71,195         50,001
                                          41,680 shares Series B preferred                                     68,251         47,932
                                          94,241 shares Series C preferred                                    157,233        120,029
                                          71,428.5714 shares Series C preferred                               121,428        100,000
                                          9,295 shares Series C preferred                                      15,800         13,012
                                          104,167 shares Series D preferred                                   250,001        250,001

                                                                                                            1,769,327      1,274,202

TRANSCORE HOLDINGS, INC.                  7% debt security, due August  30, 2006                              245,159        245,159
Hummelstown, Pennsylvania                 13% debt security, due August  30, 2006                             263,602        263,602
Legal, audit, logistical and internet   *Warrant to purchase 1,296.48 common shares                            24,000         24,000
e-business services for the trucking                                                                      -----------     ----------
industry                                                                                                      532,761        532,761
                                                                                                          -----------     ----------
WARREN FAMILY FUNERAL HOMES, INC.         12% debt security, due June 29, 2006                                385,000        385,000
Topeka, Kansas                          *Warrant to purchase 231 common shares                                      8              8
Provider of value priced funeral                                                                          -----------     ----------
services                                                                                                      385,008        385,008
                                                                                                          -----------     ----------

WATER CREATIONS, INC.                   *225,000 common shares                                              1,125,000      1,125,000
Des Moines, Iowa                         9% debt security, due June 30, 2004                                  202,500        202,500
Distributor of pond and water                                                                             -----------     ----------
garden products                                                                                             1,327,500      1,327,500
                                                                                                          -----------     ----------


                  Total service                                                         50.10%            $12,849,338     11,082,981
                                                                                        =====             -----------     ----------

--------------------------------------------------------------------------------


                                                  MACC PRIVATE EQUITIES INC.  31

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
TECHNOLOGY AND COMMUNICATIONS:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                          PERCENT OF
COMPANY                                 SECURITY                                          NET ASSETS         VALUE            COST
-------                                 --------                                          ----------     -------------   -----------
CIRQUE CORPORATION                      *100,000 shares Series A preferred                               $    167,499        335,000
Salt Lake City, Utah                    *55,834 shares Series A preferred                                     167,503        335,004
Develops and markets input                                                                               ------------     ----------
solutions for the electronics industry
                                                                                                              335,002        670,004
                                                                                                         ------------     ----------

DIGITAL ARCHAEOLOGY CORPORATION         *962.50 shares Series D preferred                                   2,407,189        962,500
Lenexa, Kansas                                                                                           ------------     ----------
Database mining and analysis

EAGLE WEST, L.L.C.                        12% debt security, due October 31, 2004                             665,812        665,812
Mesa, Arizona                           *Membership interest                                                  197,779        197,779
Consolidator of cable TV systems        *Membership interest                                                      186            186
                                          10% debt security, due January 1, 2001                               47,285         47,285
                                                                                                         ------------     ----------
                                                                                                              911,062        911,062
                                                                                                         ------------     ----------

EASY SYSTEMS, INC.                      *11% debt security, due March 1, 2004                                 780,754        780,754
Welcome, Minnesota                      *95,238 shares Series B preferred                                     200,000        200,000
Batch feed software and systems         *Warrant to purchase 292,643 common shares                                 --             --
and B2B internet services               *Warrant to purchase 160,000 common shares--                               --
                                        *59,182 shares Series B preferred                                     124,283        124,283
                                        *Warrant to purchase 99,426 common shares                                  --             --
                                        *36,056 shares Series B preferred                                      75,717         75,717
                                        *Warrant to purchase 60,574 common shares                                  --             --
                                        *16,473.81 shares Series B preferred                                   34,595         34,595
                                        *Warrant to purchase 27,676 common shares                                  --             --
                                        *5,891.37 shares Series B preferred                                    12,372         12,372
                                        *Warrant to purchase 9,897.50 common shares                                --             --
                                        *44,047.62 shares Series B preferred                                   92,500         92,500
                                        *Warrant to purchase 74,000 common shares                                  --             --
                                        *4,063.39 shares Series B preferred                                     8,533          8,533
                                        *Warrant to purchase 6,826.50 common shares                                --             --
                                                                                                         ------------     ----------

                                                                                                            1,328,754      1,328,754
                                                                                                         ------------     ----------

EMERGEN, INC.                             8% debt security, due December 31, 2002                             456,000        456,000
Salt Lake City, Utah                                                                                     ------------     ----------
Gene research and discovery company

MILES MEDIA GROUP, INC.
Sarasota, Florida                       *1,000 common shares                                                  440,000        440,000
Tourist magazine publisher                                                                               ------------     ----------


--------------------------------------------------------------------------------


32  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
TECHNOLOGY AND COMMUNICATIONS CONTINUED...

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               PERCENT OF
COMPANY                                 SECURITY                                               NET ASSETS        VALUE         COST
-------                                 --------                                               ----------    -----------    --------
NEWPATH COMMUNICATIONS, LC              *10% debt security, due April 16, 2002                               $   847,000     847,000
Des Moines, Iowa                        *Membership interest                                                         385         385
Rural cable TV network provider                                                                              -----------  ----------
                                                                                                                 847,385     847,385
                                                                                                             -----------  ----------

PORTRAIT DISPLAYS, INC.                 *535,715 shares Series B preferred                                       349,999     750,001
Pleasanton, California                  *Warrant to purchase 16,071 common shares                                     --          --
Designs and markets pivot enabling      *71,429 Shares Series C preferred                                        100,001     100,001
software for LCD computer monitors      *Warrant to purchase 13,570 Series C preferred                                --          --
                                        *Warrant to purchase 12,240 Series C preferred                                --          --
                                        *Warrant to purchase 27,160 Series C preferred                                --          --
                                        *911,300 shares Series D preferred                                       150,000     150,000
                                                                                                             -----------  ----------
                                                                                                                 600,000   1,000,002
                                                                                                             -----------  ----------

RSI HOLDINGS, INC.                        11% debt security, due August 22, 2002                                 654,970     654,970
Fargo, North Dakota                     *Warrant to purchase 1,188 common shares                                 604,292          --
Satellite simulcast communications        11% debt security, due August 22, 2002                                 319,557     319,557
and services to the gaming industry     *Warrant to purchase 562 common shares                                   284,372          --
                                                                                                             -----------  ----------
                                                                                                               1,863,191     974,527
                                                                                                             -----------  ----------


                  Total technology and communications                                            35.83%      $ 9,188,583   7,590,234
                                                                                                 =====       -----------  ----------

                                                                                                             $41,032,116  36,965,143
                                                                                                             ===========  ==========



*Presently non-income producing

        SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

--------------------------------------------------------------------------------


                                                  MACC PRIVATE EQUITIES INC.  33

NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
MACC Private Equities Inc. and Subsidiary

A For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

B At September 30, 2000, all securities except for Encompass Services Corporation are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

C At September 30, 2000, the cost of securities for federal income tax purposes was $36,011,807, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

  Unrealized appreciation                     $ 7,634,010
  Unrealized depreciation                      (2,613,701)
                                              -----------
              Net unrealized appreciation     $ 5,020,309
                                              ===========

D The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, thirty of these restricted securities include registration rights and twelve of these restricted securities do not include registration rights. Within the thirty securities that include registration rights, the actual rights include the following general characteristics:

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

PORTFOLIO CHANGES DURING THE YEAR

NEW INVESTMENTS AND ADDITIONS TO PREVIOUS INVESTMENTS

                                                   Amount Invested
                                                   ---------------
Alaniz Holding, LLC                                 $   585,000
A-Plus Galvanizing, Inc.                                712,251
Architectural Art Manufacturing, Inc.                   780,001
Stasis Corporation                                    2,250,000
Deluxe Ice Cream Company                                756,024
Digital Archaeology Corporation                         962,500
Eagle West, L.L.C.                                      348,008
Easy Systems,Inc.                                       548,000
EmerGen, Inc.                                           456,000
Gregg Manufacturing, Inc.                                64,750
Heritage Consumer Products, LLC                          51,627
Hicklin Engineering, L.C.                                41,750
Hook-Up, Inc.                                           975,024
Lee Mathews Equipment, Inc.                             500,030
Mercury EMS                                             641,350
Morgan Ohare, Inc.                                    1,125,000
Organized Living, Inc.                                  250,001
Penn Wheeling Acquisition Company, LLC                  780,000
Pratt-Read Corporation                                  750,000
Progressive Solutions, Inc.                             200,000
Talaria Holdings, LLC                                        17
Viastar Services Corporation                            442,324
Warren Family Funeral Homes, Inc.                       385,008
Water Creations, Inc.                                   202,500
                                                    -----------
                                                    $13,807,165
                                                    ===========


DISPOSITIONS
                                                       Amount
                                           Cost       Received
                                        ----------   ----------
Building One Services Corporation       $     -      $      821
Houghton Acquisition Corporation              -           6,585
Murphey Acquisition, LLC                      -         937,498
Progressive Solutions, Inc.              1,884,265         -
Sight & Sound Distributors, Inc.         1,333,333         -
Viastar Services Corporation             1,182,324      939,095
                                        ----------   ----------
                                        $4,399,922   $1,883,999
                                        ==========   ==========
REPAYMENTS RECEIVED                                  $   80,465
                                                     ==========


34  MACC PRIVATE EQUITIES INC.

SHAREHOLDER INFORMATION

- Stock Transfer Agent

ChaseMellon Shareholder Services, L.L.C., P.O. Box 3315, South Hackensack, New Jersey 07606-1915 (telephone (800) 288-9541, (800) 231-5469 (TDD), and
www.chasemellon.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

- Shareholders

MACC had approximately 2,527 record holders of its common stock at October 31, 2000.

- Annual Meeting

The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 27, 2001, at 10:00 a.m. at the Crowne Plaza Five Seasons Hotel, 350 First
Avenue N.E., Cedar Rapids, Iowa.

- Dividends

MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 2000, however, MACC declared and paid a 20% stock split effected in the form of a stock dividend. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

- Market Prices

The common stock of MACC is traded on the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market under the symbol "MACC". At the close of business on October 31, 2000, the bid price for shares of MACC's common stock was $9.50. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2000 and 1999 were taken from quotations provided to MACC by the National Association of Securities Dealers,
Inc:


                                        HIGH        LOW
                                       -----       -----
December 31, 1998                      $6.89        5.85
March 31, 1999                          6.73        6.33
June 30, 1999                           7.82        6.28
September 30, 1999                     10.37        7.71
December 31, 1999                      11.51       10.21
March 31, 2000                         11.15        8.75
June 30, 2000                          10.81        9.13
September 30, 2000                      9.56        8.94

High and low bid quotations have been adjusted to reflect the payment of a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 30% stock split effected in the form of a stock dividend on March 31, 1999.

Such over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.


                                                  MACC PRIVATE EQUITIES INC.  35

OFFICERS AND DIRECTORS

FUND MANAGER
InvestAmerica Investment Advisors, Inc.

OFFICERS

DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President and Treasurer

KEVIN F. MULLANE
Senior Vice President

BOARD OF DIRECTORS

PAUL M. BASS, JR.  -   DALLAS, TEXAS
Chairman of the Company, Vice Chairman of First
Southwest Company, a regional investment banking firm

ROBERT A. COMEY  -   CEDAR RAPIDS, IOWA
Executive Vice President of the Company, Executive Vice
President of InvestAmerica Investment Advisors, Inc.

MICHAEL W. DUNN  -   MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank

JERI J. HARMAN  -   WOODLAND HILLS, CALIFORNIA
Principal, American Capital Strategies

HENRY T. MADDEN  -   IOWA CITY, IOWA
Adjunct Professor, School of Management,
University of Iowa and Management Consultant

JAMES L. MILLER  -   CEDAR RAPIDS, IOWA
Self-employed, with background in retail management

DAVID R. SCHRODER  -   CEDAR RAPIDS, IOWA
President of the Company, President of
InvestAmerica Investment Advisors, Inc.

TODD J. STEVENS  -   SALT LAKE CITY, UTAH
Managing Director, Wasatch Venture Fund, Manager of the Venture Capital Department of Zions First National Bank

JOHN D. WOLFE  -   MOUNT VERNON, IOWA
Retired from career in retail banking and mortgage lending


36  MACC PRIVATE EQUITIES INC.