Form 10-K, Exhibit 13
period 2001-09-30
MACC PRIVATE EQUITIES INC
filed 2001-12-28
CIK 923808

   FINANCIAL HIGHLIGHTS

FISCAL 2001 SAW TOTAL ASSETS AND NET ASSET VALUE PER SHARE DECLINE FOR THE FIRST YEAR SINCE 1997.

$ IN THOUSANDS, EXCEPT PER SHARE DATA

   AT YEAR END SEPTEMBER 30              2001           2000
   Total Assets                       $41,396         46,607
   Total Stockholder Equity            20,043         25,646
   Net Assets Per Share                  8.60          11.01(1)

                              [PERFORMANCE GRAPH]

                                  Total Assets

             2001            2000
           -------         -------
           $41,396         $46,607

                              [PERFORMANCE GRAPH]

                              Net Assets Per Share

             2001            2000
            -----           ------
            $8.60           $11.01



FOR THE YEAR

   Total Income                                  $3,025        2,794
   Net Investment (Expense) Income                 (284)          51
   Net Realized Gain (Loss) on Investments        3,168      (2,267)
   Net Change in Unrealized (Depreciation)       (8,477)       4,478
     Appreciation on Investments
   Net (Decrease) Increase in Net Assets         (5,603)       2,251



QUARTERLY STOCK PRICES (1,2)

$ Per Share

                      2001                  2000
QUARTER           HIGH     LOW          HIGH    LOW
-------           ----     ----         ----    ----
First             7.97     7.66         9.59    8.51

Second            9.43     6.67         9.29    7.29

Third             8.03     6.90         9.01    7.61

Fourth            7.25     6.06         7.97    7.45

ANNUAL STOCK PRICES (1,2)


                              [PERFORMANCE GRAPH]


         2001                  2000
   HIGH        LOW         HIGH       LOW
  -----       -----       -----      -----
  $9.43       $6.06       $9.59      $7.29


(1) Restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2001.
(2) Closing bid price per share.


                                                   MACC PRIVATE EQUITIES INC.  1

   TO OUR SHAREHOLDERS

FISCAL 2001 WAS A CHALLENGING CLIMATE FOR VENTURE CAPITAL FUNDS. In these troubled waters, we steered to a safe harbor. Rather than allowing ourselves to be overtaken by events, we implemented several tactical and strategic steps to foster long-term growth and increased shareholder value.

WITH $4,428,278 INVESTED IN FOUR NEW PORTFOLIO COMPANIES IN FISCAL 2001, we continued to co-invest with experienced partners in well-priced companies led by strong management. We expect these investments to contribute to a future flow of portfolio company gains.

TO PROVIDE FOR FUTURE GROWTH, WE OPENED OUR FIRST WESTERN OFFICE. In a time when others are pulling back, our new Portland, Oregon office will leverage new deal flow from our largest shareholder, Zions First National Bank,in Salt Lake City and from their investment banking affiliate, Roth Capital Partners, LLC with offices from Newport Beach to Seattle.

AFFIRMING CONFIDENCE IN OUR COMPANY'S PRESENT AND FUTURE VALUE, we initiated a stock repurchase plan in October 2001. We plan to purchase up to $100,000 of our common stock, as, at current prices, MACC stock represents an attractive investment opportunity.

WE STAYED THE CORRECT COURSE BY CONTINUING TO SUPPORT OUR INVESTMENT STRATEGY OF FOUR DECADES based upon value investing in later stage, diversified middle market companies. Indeed, the 2000/2001 economic downturn, exacerbated by September 11 events, contributed to significant devaluations in eight of our portfolio companies. At the same time, the majority of our forty-four portfolio companies were profitable year-to-date and we anticipate that these companies will achieve future appreciation in value.

IN THE MIDST OF DIVERSITY, WE FOUND OPPORTUNITIES WHICH WILL SUPPORT A BRIGHT FUTURE. Our cost of money has declined which will help us to achieve future operating profitability. As senior lenders have retreated, the demand for our capital has increased. Finally, as economic conditions remain weak, deal pricing has become more favorable, thus delivering the prospect of enhanced future returns from new investments.

IN DIRECT SUPPORT for some of the people most affected by the September 11 attacks, we reduced the cost of this report and made a donation to the families of New York City Firefighters and EMS employees who lost a member on September 11.

Your management and board are indebted to you for your continued support.

/s/ PAUL M. BASS, JR.,                          /s/ DAVID SCHRODER,
Paul M. Bass, Jr.,                              David Schroder,
Chairman                                        President


2  MACC PRIVATE EQUITIES INC.

   CORPORATE PROFILE

[PHOTO OF Left to right:
David R. Schroder,
Robert A. Comey
and Kevin F. Mullane]

MACC'S MISSION IS TO BUILD SUBSTANTIAL SHAREHOLDER VALUE BY ACHIEVING... CONSISTENT LATER STAGE VENTURE CAPITAL RETURNS with REDUCED RISK BASED UPON BOTH GEOGRAPHIC AND INDUSTRY PORTFOLIO DIVERSITY AND THE EXPERIENCE OF ITS MANAGEMENT TEAM and LONG TERM CORPORATE GROWTH CAPITALIZED BY RETAINED EARNINGS AND SBIC LEVERAGE IN ORDER TO CONTINUE TO MAINTAIN A STRONG POSITION IN MACC'S TRADITIONAL NATIONAL MID-MARKET NICHE.

MACC PRIVATE EQUITIES INC.

MACC Private Equities Inc. (Nasdaq NMS:MACC) is a Delaware corporation and the parent of MorAmerica Capital Corporation. Additionally, MACC is a business development company (BDC). MACC's wholly owned subsidiary, MorAmerica Capital Corporation, conducts all of its venture investing. MACC's primary goal is to create long term appreciation of shareholder value based upon the successful management of venture capital activities.

MORAMERICA CAPITAL CORPORATION

Founded in 1959, MorAmerica Capital is one of the nation's oldest and most well-known small business investment companies (SBIC), federally licensed under the Small Business Investment Act of 1958. MorAmerica Capital generally invests from $1,000,000 up to $3,800,000 in growth and later stage manufacturing, service, technology and communications businesses with annual sales typically from $5,000,000 to $100,000,000. These growth and buyout investments are made in the form of subordinated debt or preferred stock with warrants or common stock. Since 1980, MorAmerica Capital has provided equity financing of over $82,000,000 to more than one hundred and twelve companies and plays a significant role in the syndication of equity fundings for later stage, middle market growth and buyout financings.

INVESTAMERICA INVESTMENT ADVISORS, INC.

MACC and MorAmerica Capital are managed by InvestAmerica, an investment advisor affiliated with the InvestAmerica group of venture capital management companies, the first of which was organized in 1985. The InvestAmerica group manages more than $55,000,000 in assets and the three InvestAmerica principals have over sixty-eight years of venture capital fund management experience.


                                           [MORAMERICA CAPITAL CORPORATION LOGO]


                                                   MACC PRIVATE EQUITIES INC.  3

   FINANCIAL HISTORY

IN FISCAL 2001, MACC PRIVATE EQUITIES INC. REFLECTED THE NEGATIVE IMPACT OF THE POOR ECONOMY, DECLINING STOCK MARKET, AND THE EVENTS OF SEPTEMBER 11.


                                  TOTAL ASSETS

                              [PERFORMANCE GRAPH]

    1996           1997           1998           1999          2000           2001
 ----------    -----------    -----------    -----------    -----------   -----------
$27,906,798    $25,995,422    $31,294,524    $38,535,445    $46,607,466   $41,395,958


Total Assets declined by $5,211,508 for a decrease of 11%.



                          NET ASSET VALUE PER SHARE(1)

                              [PERFORMANCE GRAPH]

  9/30/96        9/30/97        9/30/98        9/30/99        9/30/00       9/30/01
 ----------    -----------    -----------    -----------    -----------   -----------
   $7.33          $6.60          $8.38         $10.04          $11.01        $8.60

MACC's year end Net Asset Value Per Share declined by 22% in fiscal 2001, reflecting increased unrealized depreciation in portfolio company valuations.



                          MARKET BID PRICE PER SHARE(1)

                              [PERFORMANCE GRAPH]

  9/30/96        9/30/97       9/30/98         9/30/99        9/30/00       9/30/01
 ----------    -----------    -----------    -----------    -----------   -----------
   $3.85          $4.28         $5.74           $8.51          $7.66         $6.06


MACC's 2001 year end Market Bid Price Per Share decreased by 21% from fiscal 2000, a smaller decrease than NASDAQ or the Dow stock market indexes.


          STOCK PRICE AS A PERCENTAGE OF NET ASSET VALUE PER SHARE(1)

                              [PERFORMANCE GRAPH]

  9/30/96        9/30/97       9/30/98         9/30/99        9/30/00       9/30/01
 ----------    -----------    -----------    -----------    -----------   -----------
   52.6%          64.9%         68.5%           84.7%           69.6%         70.5%

At fiscal year end 2001, Stock Price as a Percentage of Net Asset Value Per Share increased by 1%.


                            ANNUAL CAPITAL INVESTED

                              [PERFORMANCE GRAPH]

    1996           1997           1998           1999          2000           2001
 ----------    -----------    -----------    -----------    -----------   -----------
 $5,135,249     $9,800,370     $7,521,781     $5,697,574     $13,807,165   $6,918,993

Fiscal year 2001 capital invested of $6,918,993 was a 50% decrease over fiscal 2000. 2001 was comparable to the 1996-1999 average investment level.


                        INVESTMENT INCOME (EXPENSE), NET

                              [PERFORMANCE GRAPH]

    1996           1997           1998           1999          2000           2001
 ----------    -----------    -----------    -----------    -----------   -----------
 $(89,576)      $(253,367)       $621,928      $(7,459)       $50,810      $(284,263)

Net Investment Income (Expense) decreased from an income of $50,810 in fiscal 2000 to an expense of ($284,263) in fiscal 2001.


(1) Restated to reflect stock splits effected in the form of stock dividends paid in March 2001, 2000, 1999, 1998 and 1997.


4  MACC PRIVATE EQUITIES INC.

                                FINANCIAL REPORT



CONTENTS

 6 SELECTED FINANCIAL DATA

 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS

13 AUDITORS' REPORT

31 SHAREHOLDER INFORMATION

32 OFFICERS & DIRECTORS


                                                   MACC PRIVATE EQUITIES INC.  5

   SELECTED FINANCIAL DATA
   FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                                   MACC Private Equities Inc.(1)

----------------------------------------------------------------------------------------------------------------------
                                            2001              2000             1999             1998              1997
----------------------------------------------------------------------------------------------------------------------
Investment (expense) income          $ (284,263)            50,810          (7,459)          621,928         (253,367)
net of tax

Net realized gain (loss) on            2,488,350       (2,266,652)        3,293,177          981,091           952,102
investments, net of tax

Net change in unrealized
appreciation/depreciation
on investments                       (8,477,187)         4,478,415        (607,771)        2,554,471       (2,200,033)
                                    -----------         ----------      ----------        ----------       ----------
Net (decrease) increase
in net assets from operations       $(6,273,100)         2,262,573        2,677,947        4,157,490       (1,501,298)
                                    ===========         ==========      ==========        ==========       ==========
Net (decrease) increase in
net assets from operations
per common share                          (2.69(5))           0.97(4)         1.15(3)           1.78(2)         (0.64(1))
                                    ===========         ==========      ==========        ==========       ==========
Total assets                        $41,395,958         46,607,466      38,535,445        31,294,524       25,995,422
                                    ===========         ==========      ==========        ==========       ==========
Total long term debt                 20,972,463         20,320,922      13,763,123        11,253,421       10,244,478
                                    ===========         ==========      ==========        ==========       ==========

(1) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 1998, a 30% stock split effected in the form of a stock dividend on March 31, 1999, a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(2) Per share data have been restated to reflect a 30% stock split effected in the form of a stock dividend on March 31, 1999, a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(3) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(4) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(5) Computed using 2,329,255 shares outstanding at September 30, 2001.



6  MACC PRIVATE EQUITIES INC.

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

RESULTS OF OPERATIONS
Fiscal 2001 Compared to Fiscal 2000

MACC's investment income includes income from interest, dividends and fees. Net investment income/expense represents total investment income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These are not included in net investment income/expense. However, another one of MACC's on-going goals is to achieve net investment income and increased earnings stability. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through term investments of cash.

For fiscal year ended September 30,2001, total investment income was $3,024,842, total operating expenses were $3,239,105, tax expense equaled $70,000 and net investment expense was $284,263.

During the fiscal year ended September 30, 2001, investment income increased to $3,024,842, an 8% increase over fiscal 2000 investment income of $2,794,487. The increase during the current year was the net result of increases in interest income and dividend income of 3% and 27%, respectively, and a decrease in processing fees of 39%. MACC attributes the increase in interest income primarily to the number of new investments made during the current fiscal year ended September 30, 2001. During fiscal 2001, MACC's interest-earning portfolio investments increased by $1,940,974, or 9%. As the increases in investments were made over the entire year, timing of the investments affects the amount of interest earned on the new investments. Due to the effect of current economic conditions on the results of operations and financial condition of five portfolio companies, these portfolio investments were placed on non-accrual of interest during fiscal 2001. Interest on investments in a non-accrual status increased by $544,758 for the year. In most cases, MACC is subordinated to senior secured financing and its ability to collect interest is subject to the terms of the senior financing and subordination agreements. The increase in dividend income represents dividends received on ten existing portfolio companies, seven of which are distributions from limited liability companies, as compared to dividends received on five portfolio companies during fiscal 2000. Processing fees decreased due to a decrease of approximately 50% in total investments made in fiscal 2001 as compared to fiscal 2000. The timing and amount of some sources of investment income, such as interest income from prepayment penalties, certain dividend income, income from the collection of processing fees on new investments and other income are difficult to predict.

                                                          [CONTINUED ON PAGE 8.]

                                                   MACC PRIVATE EQUITIES INC.  7

M D & A

[CONTINUED FROM PAGE 7.]

    Total operating expenses of MACC increased by 18% in fiscal year 2001 to $3,239,105 from $2,733,677 in fiscal year 2000. The relative increase in operating expenses is primarily due to increases of $380,418, or 28%, in interest expense and $123,691, or 13%, in management fees. These increases were generated from additional borrowings from the Small Business Administration and increased assets under management, respectively.

    MACC had net investment expense in fiscal year 2001 of $284,263, a decrease from a net investment income of $50,810 in 2000. The decrease in net investment income is the net result of the 8% increase in investment income which was offset by the 18% increase in operating expenses and a $60,000 increase in state income taxes on distributions from limited liability companies.

    MACC had a net realized gain on investments in fiscal year 2001 of $3,168,350 as compared to a net realized loss of $2,266,652 in fiscal year 2000. The net realized gain is the net result of $4,389,063 of gains from three portfolio companies and a write off of $1,220,713 from one portfolio company in fiscal 2001. MACC had unrealized depreciation of $4,307,498 at September 30, 2001, a change of $8,477,187 from the $4,169,689 of unrealized appreciation at September 30, 2000. This resulted in a net loss on investments before income tax expense for fiscal year 2001 of $5,308,837 as compared to a net gain on investments of $2,211,763 for fiscal year 2000. The change in unrealized appreciation/depreciation is the net effect of increases in fair value of four portfolio companies totaling $1,868,525,decreases in fair value of twelve portfolio companies totaling $8,810,608, the realization of the gains in three portfolio companies reversing $2,798,838 of appreciation and the reversal of $1,263,735 of depreciation on the write-off of the investment in the one portfolio company referenced above.

    Net change in unrealized appreciation/depreciation on investments represents the change for the period in the unrealized appreciation net of unrealized depreciation on MACC's total portfolio investment. When MACC increases the fair value of a portfolio investment above its cost, unrealized appreciation for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, unrealized depreciation for the portfolio as a whole increases. When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as a whole decreases as the gain is realized. Similarly, when MACC sells or writes off a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

    MACC experienced a decrease of $5,602,598 in net assets during fiscal 2001. Management attributes these disappointing results to challenging economic conditions during fiscal 2001. General economic conditions in the United States during fiscal 2001 were less favorable than in the prior three years for many of MACC's portfolio companies. The economic downturn had a negative impact on the operating results and financial condition on a number of these companies, causing MACC to place five portfolio investments on non-accrual of interest and to recognize unrealized depreciation on eight portfolio investments and a realized loss on one portfolio investment during fiscal 2001. Even with the current economic climate and the effects it has had on some portfolio companies, the majority of the forty-four portfolio companies were profitable year-to-date and four portfolio companies appreciated in value during fiscal 2001.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

To date, MACC has relied upon several sources to fund its investment activities, including MACC's cash equivalents and cash, and the Small Business Investment Company (SBIC) leverage program operated by the Small Business Administration (the SBA).

    MACC, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC leverage program to provide a portion of its investment capital requirements. At present, capital with a commitment period of up to five years is available through the SBIC

8   MACC PRIVATE EQUITIES INC.

M D & A

leverage program and MACC anticipates that capital will be available in future periods.

    As of September 30, 2001, MACC's certificates of deposit and cash totaled $1,482,453. MACC borrowed $6,335,000 in new SBA Guaranteed Debentures during fiscal 2001. Of this $6,335,000,$5,690,000 represents the refinancing of an SBA-guaranteed debenture that matured during fiscal 2001, and $645,000 represents additional capital obtained to finance MorAmerica Capital's operations. MACC has commitments for an additional $455,000 and $10,000,000 in SBA guaranteed debentures, which expire on September 30, 2002 and September 30, 2005, respectively. MACC believes that its existing certificates of deposit and cash, together with the $10,455,000 of SBA commitments, and other anticipated cash flows, will provide adequate funds for MACC's fiscal year 2002 anticipated cash requirements, including portfolio investment activities, principal and interest payments on outstanding debentures payable and administrative expenses. MACC's investment objective is to invest $11,000,000 in new and follow-on investments during fiscal year 2002.

    Liquidity may be impacted by principal payments on MACC's debentures payable in future years. Debentures payable are composed of $20,985,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,150,000 in 2003, $1,000,000 in 2007,
$2,500,000 in 2009, $9,000,000 in 2010, and $6,335,000 in 2011.  It is
anticipated MorAmerica Capital would be able to roll over these debentures with new ten-year debentures when they mature. MorAmerica Capital has obtained a commitment for leverage from SBA which may be used to refinance the debentures through 2003 for another 10 year term. As indicated above, the total amount of MorAmerica Capital's commitment from the SBA is $10,455,000. Subsequent to the end of fiscal 2001, MACC adopted a stock repurchase program to repurchase up to $100,000 of common stock on the open market, depending on market conditions and other factors. The stock repurchase program will run through April 15, 2002, unless extended. Management does not anticipate that the stock repurchases will materially affect MACC's liquidity during fiscal 2002.

PORTFOLIO  ACTIVITY

MACC's investment objectives for fiscal year 2001 called for total new and follow-on investments of $13,000,000. During fiscal 2001, MACC invested $6,918,993 in 15 portfolio companies. Of this amount, $4,428,278 was invested in four new portfolio companies and $2,490,715 was invested in follow-on investments in 11 existing portfolio companies. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing only in those portfolio companies which satisfy MACC's investment criteria.

    MACC has strong co-investment ties with investment partners, anticipates a moderately active venture financing market and has a continuing commitment to increase its average new investment size. In fiscal 2002, MACC's objective is to invest $11,000,000 in new and follow-on investments.

VALUATION  CHANGES

The Fair Value table on page 10 presents investments held at September 30, 2001 for which the valuation changed from September 30, 2000.

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


                                                         [CONTINUED ON PAGE 10.]

                                                  MACC PRIVATE EQUITIES INC.   9

M D & A

[CONTINUED FROM PAGE 9.]

                                   FAIR VALUE
--------------------------------------------------------------------------------
PORTFOLIO COMPANY                     SEPTEMBER 30, 2001     SEPTEMBER 30, 2000
Big J Enterprises, LLC                     $   1,443,750          $    825,750
Centrum Industries, Inc                                1               878,432
Concentrix Corporation                         2,255,250             3,007,000
Delano Technology Corporation                    115,488             1,878,784**
Easy Systems, Inc                                624,001             1,421,254**
Encompass Services Corporation                   134,636               265,522
Handy Industries, LLC                          1,630,795             1,092,795
Inergy, LP                                     1,933,525             1,596,000*
Linton Truss Corporation                         751,809               376,809**
Mercury EMS, Inc                               1,424,553             2,035,076**
Monitronics International, Inc                   652,177               839,165
NewPath Communications                           635,539               847,385
Organized Living, Inc                          1,274,202             1,769,327
PPC Acquisition Company                               40               578,365**
Stasis Corporation                                     1             2,250,000
Water Creations, Inc                           1,171,313             1,327,500
--------------------------------------------------------------------------------
*    Represents an amount invested in fiscal 2001.

** September 30, 2000 valuations have been adjusted for additional amounts invested or partial disposition of the portfolio investment for purposes of comparison.
--------------------------------------------------------------------------------

valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 2001, from valuations using the Securities and Exchange Commission's guidelines.

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

    At September 30, 2001, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $2,183,649. In accordance with MACC's valuation policies and SBA regulations, the fair

10   MACC PRIVATE EQUITIES INC.

M D & A

value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $218,365. Actual results may differ.

    MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 2001, was $22,037,000, with a cost of $20,985,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

          ---------------------------------------------------
                                                         2001
          ---------------------------------------------------
          Fair Value of Debentures Payable        $22,037,000
          Amount Above Cost                        $1,052,000
          Additional Market Risk                     $618,000
          ---------------------------------------------------

RISKS

- Portfolio Risks

Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of MACC's investment portfolio. Accordingly, MACC states that:

    The portfolio securities of MACC consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which MACC invests, and MACC must rely on the diligence of the Investment Advisor to obtain the information necessary for MACC's investment decisions. In order to maintain their status as business development companies, MACC and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) through 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchased in private placement transactions from small privately held companies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, MACC's investments. Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

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

M D & A

[CONTINUED FROM PAGE 11.]

yield and a return on such investments will be earned only after the investment matures or is sold. Most investments are structured so as to return a current yield throughout most of their term. However, these investments will typically produce gains only when sold in five to seven years. There can be no assurance, however, that any of MACC's investments will produce current yields or gains.

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

- Interest Rate Risks

    MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 2001, MACC had outstanding $20,985,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,150,000 in 2003, $1,000,000 in 2007, $2,500,000 in 2009, $9,000,000 in 2010, and $6,335,000 in 2011. These
debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to refinance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

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

12   MACC PRIVATE  EQUITIES  INC.

INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:

    We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary, including the consolidated schedule of investments, as of September 30, 2001, and the related consolidated statements of operations and cash flows for the year ended September 30, 2001 and the consolidated statements of changes in net assets for the years ended September 30, 2001 and 2000. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2001. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 2001, and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended September 30, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Des Moines, Iowa
November 8, 2001

                                                  MACC PRIVATE EQUITIES INC.  13

CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2001

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

ASSETS
Loans and investments in portfolio securities, at
    market or fair value (note 2):
 Unaffiliated companies (cost of $17,375,283)                                     $ 16,669,258
 Affiliated companies (cost of $22,002,764)                                         17,680,575
 Controlled companies (cost of $3,005,000)                                           3,623,000
Cash and money market accounts                                                         795,594
Certificates of deposit (note 6)                                                       686,859
Other assets, net (note 1)                                                           1,940,672
                                                                                  ------------
        Total assets                                                              $ 41,395,958
                                                                                  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Debentures payable, net of discount (note 3)                                     $ 20,972,463
 Incentive fees payable (note 6)                                                       100,625
 Accrued interest                                                                      119,662
 Accounts payable and other liabilities                                                160,237
                                                                                  ------------

        Total liabilities                                                           21,352,987
                                                                                  ------------

Net assets (notes 3 and 4)
 Common stock, $.01 par value per share; authorized 4,000,000 shares;
   issued and outstanding 2,329,255 shares                                              23,293
 Additional paid-in-capital (notes 4 and 5)                                         24,327,176
 Unrealized depreciation on investments (note 2)                                    (4,307,498)
                                                                                  ------------

        Total net assets                                                            20,042,971
                                                                                  ------------

Commitments and contingencies (note 6)

        Total liabilities and net assets                                          $ 41,395,958
                                                                                  ============

Net assets per share                                                              $       8.60
                                                                                  ============

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

14   MACC PRIVATE EQUITIES INC.

CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2001

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

INVESTMENT INCOME:
 Interest
   Unaffiliated companies                                                        $   842,562
   Affiliated companies                                                              774,327
   Controlled companies                                                              235,445
 Other                                                                               174,896
 Dividends
   Unaffiliated companies                                                            166,428
   Affiliated companies                                                              270,248
   Controlled companies                                                              376,023
 Processing fees                                                                     103,821
 Other                                                                                81,092
                                                                                 -----------

        Total income                                                               3,024,842
                                                                                 -----------

OPERATING EXPENSES:
 Interest expenses (note 3)                                                        1,733,225
 Management fees (note 6)                                                          1,064,571
 Professional fees                                                                   127,755
 Other                                                                               313,554
                                                                                 -----------

        Total operating expenses                                                   3,239,105
                                                                                 -----------

        Investment expense, net before tax expense                                  (214,263)

Income tax expense (note 5)                                                          (70,000)
                                                                                 -----------

        Investment expense, net                                                     (284,263)
                                                                                 -----------

Realized and unrealized gain (loss) on investments (note 2):
 Net realized gain (loss) on investments:
   Unaffiliated companies                                                          4,389,063
   Affiliated companies                                                           (1,220,713)
 Net change in unrealized depreciation/appreciation on investments                (8,477,187)
                                                                                 -----------

        Net loss on investments before income tax expense                         (5,308,837)

Income tax expense (note 5)                                                         (680,000)
                                                                                 -----------

        Net loss on investments                                                   (5,988,837)
                                                                                 -----------

        Net change in net assets from operations                                 $(6,273,100)
                                                                                 ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

                                               MACC PRIVATE  EQUITIES  INC.   15

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2001 AND 2000

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

                                                                               2001             2000
-------------------------------------------------------------------------------------------------------
OPERATIONS:
 Net investment (expense) income                                          $   (284,263)         50,810
 Net realized gain (loss) on investments, net of tax                         2,488,350      (2,266,652)
 Net change in unrealized depreciation/appreciation
   on investments                                                           (8,477,187)      4,478,415
                                                                          ------------      ----------

        Net (decrease) increase in net assets from operations               (6,273,100)      2,262,573

Payments for fractional shares in connection
   with stock split (note 4)                                                    (9,498)        (11,152)
Allocation of income tax expense to additional paid-in capital (note 5)        680,000            --
                                                                          ------------      ----------

        Net (decrease) increase in net assets                               (5,602,598)      2,251,421

NET ASSETS:
 Beginning of period                                                        25,645,569      23,394,148
                                                                          ------------      ----------
 End of period                                                            $ 20,042,971      25,645,569
                                                                          ============      ==========


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

16   MACC PRIVATE EQUITIES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2001

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Decrease in net assets from operations                                            $(6,273,100)
                                                                                      -----------

    Adjustments to reconcile decrease in net assets from operations to net cash used in operating activities:
            Net realized and unrealized loss on investments                             5,953,883
            Change in accrued interest, incentive fees payable, accounts payable
            and other liabilities                                                        (132,907)
            Other                                                                        (165,075)
                                                                                      -----------
                 Total adjustments                                                      5,655,901
                                                                                      -----------
                 Net cash used in operating activities                                   (617,199)
                                                                                      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from disposition of and payments on loans and
      investments in portfolio securities                                               4,669,336
    Purchases of loans and investments in portfolio securities                         (7,113,998)
    Proceeds from disposition of short-term investments                                   740,875
    Purchases of short-term investments                                                (1,427,734)
                                                                                      -----------

                 Net cash used in investing activities                                 (3,131,521)
                                                                                      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from debt issuance, net of commitment fees                                 6,076,625
    Principal payment on debentures payable                                            (5,690,000)
    Payments for fractional shares in connection with stock split                          (9,498)
                                                                                      -----------

                 Net cash provided by financing activities                                377,127
                                                                                      -----------

                 Net decrease in cash and cash equivalents                             (3,371,593)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          4,167,187
                                                                                      -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $   795,594
                                                                                      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--
    Cash paid during the year for interest                                            $ 1,742,778
                                                                                      ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING INFORMATION--
    Debt issuance costs financed with debentures payable                              $   258,375
    Assets received in exchange of securities                                           2,131,451
                                                                                      ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  17

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

- Cash Equivalents

For purposes of reporting cash flows, the Company considers certificates of deposit and U.S. treasury bills with maturities of three months or less from the date of purchase, excluding certificates of deposit serving as guarantees (see note 6), and money market deposit accounts to be cash equivalents. At September 30, 2001, cash and cash equivalents for purposes of reporting cash flows consisted of $795,594 of cash and money market funds.

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

- Other Assets

Other assets includes accrued interest receivable on portfolio loans of $1,581,304 at September 30, 2001, which is presented net of a reserve of $1,164,191 and a receivable from the sale of an investment with a fair value of $205,433 which includes unrealized appreciation of $102,716.

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



18  MACC PRIVATE EQUITIES INC.

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

    On the consolidated balance sheet, as a result of permanent book-to-tax differences, cumulative net investment income of $131,626 and net realized gain on investments of $7,018,541 have been reclassified to increase additional paid-in-capital by $7,150,167.

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

    Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $37,972,833 and $42,383,047, respectively, at September 30, 2001.

    The estimated fair value of long-term debt is $22,037,000, with a cost of $20,985,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

- Effect of New Financial Accounting Standards

In May 2001, the American Institute of Certified Public Accountants (AICPA) issued "Audits of Investment Companies" (the Guide). The Guide requires certain disclosure requirements of financial highlights which will be included within the Company's financial statements as of and for the year ending September
30, 2002.

2  LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with current concentrations in the Midwest and New England. The Company determined that the fair value of its portfolio securities was $37,972,833 at September 30, 2001. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

    The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities other than Encompass Services Corporation (acquired on April 27, 1998) and a portion of the securities held of Delano Technology Corporation (acquired on October 16, 2000) are considered to be restricted in their disposition and illiquid at September 30, 2001.

3  DEBENTURES PAYABLE

Debentures of MACC guaranteed by the Small Business Administration (SBA) of $20,985,000 at September 30, 2001 are unsecured. In accordance with SOP 90-7, the debentures then outstanding were revalued to fair

                                                         [CONTINUED ON PAGE 20.]


                                                  MACC PRIVATE EQUITIES INC.  19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC Private Equities Inc. and Subsidiary

[CONTINUED FROM PAGE 19.]

value on February 15, 1995. Debentures payable at September 30, 2001 are recorded net of discount of $12,537. Maturities of the debentures are as follows:

--------------------------------------------------------------------------------
 YEAR ENDING                                                  FIXED
SEPTEMBER 30,                      DEBENTURES                 INTEREST RATE
--------------------------------------------------------------------------------
2003                              $ 2,150,000                    6.12%
2007                                1,000,000                    7.55
2009                                2,500,000                    7.83
2010                                9,000,000                    8.48
2011                                6,335,000                    6.65
                                  -----------
                                  $20,985,000
                                  ===========
--------------------------------------------------------------------------------

    The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 2001, MACC does not have accumulated undistributed net realized earnings (computed under SBA guidelines) available for distribution to Equities.

    MACC has commitment letters for $17,290,000 and $10,000,000 with the SBA to issue debentures, which expire on September 30, 2002 and September 30, 2005, respectively. At September 30, 2001, $10,455,000 of these commitments remained unused.

4  NET ASSETS

On February 27, 2001, the Company declared a stock split effected in the form of a dividend equal to twelve common shares for every ten common shares outstanding to shareholders of record on March 13, 2001. As part of this transaction, the Company made payments to shareholders totaling $9,498, representing the amount due for fractional shares, and issued 387,376 shares of common stock.

    On February 22, 2000, the Company declared a stock split effected in the form of a dividend equal to twelve common shares for every ten common shares outstanding to shareholders of record on March 13, 2000. As part of this transaction, the Company made payments to shareholders totaling $11,152, representing the amount due for fractional shares, and issued 322,782 shares of common stock.

    On October 10, 2001, the Company adopted a stock repurchase program to repurchase up to $100,000 of common stock on the open market, depending on market conditions and other factors. The stock repurchase program will run through April 15, 2002, unless extended. Management does not anticipate that the stock repurchase program will materially affect the Company's liquidity during fiscal 2002.

5  INCOME TAXES

Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax loss due to the following:

--------------------------------------------------------------------------------
Computed "expected" tax benefit                                    $(1,878,000)

Increase (reduction) in income taxes
resulting from:

   State income tax benefit, net of federal tax effect                (331,000)

   Nontaxable dividend income                                          276,000

   Change in the beginning of the period
    valuation allowance for deferred tax assets                      2,522,000

   Other                                                               161,000
                                                                   -----------
        Income tax expense                                         $   750,000
                                                                   ===========

--------------------------------------------------------------------------------
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2001 are as follows:
--------------------------------------------------------------------------------

Deferred tax assets:

   Net operating loss carryforwards                                 $3,205,000

   Unrealized depreciation on investments
      and other assets                                               2,135,000

   Other                                                               542,000
                                                                    ----------
          Total gross deferred tax assets                            5,882,000

Less valuation allowance                                            (5,682,000)
                                                                    ----------
          Net deferred tax assets                                      200,000

Deferred tax liabilities:

   Equity investments                                                  (60,000)

   Other assets received in lieu of cash                              (140,000)
                                                                    ----------
          Net deferred tax assets                                   $       --
                                                                    ==========

--------------------------------------------------------------------------------

The net change in the total valuation allowance for the year ended September 30, 2001 was an increase of



20  MACC PRIVATE EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC Private Equities Inc. and Subsidiary

$2,522,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets,the Company will need to generate future taxable income of approximately $14.7 million prior to the expiration of the net operating loss carry forwards in 2008-2021. The Company had taxable income of approximately $4,323,000 for the year ended September 30, 2001. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 2001.

    At September 30, 2001, the Company has net operating loss carryforwards for federal income tax purposes of approximately $8,000,000, which are available to offset future federal taxable income, if any, through 2021. Approximately $1,990,000 of the carryforwards are available for the year ending September 30, 2002, with approximately $1,004,000 additionally available annually thereafter.

    During 2001, a tax benefit of $680,000 from utilization of pre-confirmation net operating losses was allocated to additional paid-in capital under the provisions of SOP 90-7. This allocation does not require any cash payments of taxes.

6  COMMITMENTS AND CONTINGENCIES

- Management Agreements

Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The management fee is equal to 2.5% of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the Agreement amounted to $8,654 for the year ended September 30, 2001. There were no incentive fees accrued or paid under the Agreement in 2001.

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

    Total management fees under this agreement amounted to $1,055,917 for the year ended September 30, 2001. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. No incentive fees were earned for the year ended September 30, 2001. Total incentive fees paid under this agreement amounted to $110 in 2001. Approximately $100,625 of incentive fees related to noncash gains from prior years is being deferred as described above.

- Guarantees

MACC has guaranteed a portion of bank debt for two portfolio companies. MACC's portion is limited to $686,859 and is secured by three certificates of deposit totaling the same amount. The debt of the two portfolio companies expire on December 31, 2002 and June 30, 2004.


                                                  MACC PRIVATE EQUITIES INC.  21

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2001


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
MANUFACTURING:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
ARCHITECTURAL ART                         2% debt security, due June 15, 2005                             $   780,000       780,000
MANUFACTURING, INC.                       Warrant to purchase 11,143 common shares (c)                              1             1
Wichita, Kansas                                                                                           -----------   -----------
Manufacturer of industrial and                                                                                780,001       780,001
commercial boilers and shower doors,                                                                      -----------   -----------
frames and enclosures

AVIATION MANUFACTURING                    14% debt security, due October 1, 2007                              616,000       616,000
GROUP, LLC (a)                            154,000 units preferred (c)                                         154,000       154,000
Yankton, South Dakota                     154,000 units common (c)                                                 39            39
Manufacturer of flight critical                                                                           -----------   -----------
parts for aircraft
                                                                                                              770,039       770,039
                                                                                                          -----------   -----------

B & B MOLDERS, LLC                        11% debt security, due June 1, 2003                               1,040,625     1,040,625
Mishawaka, Indiana                                                                                        -----------   -----------
Manufacturer of custom plastic
injection molded products for
the RV and other industries

CENTRAL FIBER CORPORATION                 12% debt security, due December 31, 2005                            400,000       400,000
Wellsville, Kansas                        12% debt security, due December 31, 2005                            106,680       106,680
Recycles and manufactures                 Warrant to purchase 858.774 common shares (c)                       199,999            --
cellulose fiber products                                                                                  -----------   -----------

                                                                                                              706,679       506,680
                                                                                                          -----------   -----------

CENTRUM INDUSTRIES, INC.(a)               11% debt security, due March 31, 2001 (c)                                 1     1,254,890
Corry, Pennsylvania                       Warrant to purchase 627,445 common shares (c)                            --            13
Open die and seamless                     Warrant to purchase 3,732 common shares (c)                              --            --
rolled ring steel forging                 Warrant to purchase 4,547 common shares (c)                              --            --
                                          Stock option to purchase 10,756 common shares (c)                        --            --
                                          Warrant to purchase 19,679 common shares (c)                             --            --
                                          Stock option to purchase 7,171 common shares (c)                         --            --
                                                                                                          -----------   -----------

                                                                                                                    1     1,254,903
                                                                                                          -----------   -----------

DELUXE ICE CREAM                          14% debt security, due September 1, 2005                            610,000       610,000
ACQUISITION CORPORATION (a)               14,600 shares Series A preferred (c)                                146,000       146,000
Salem, Oregon                             Warrant to purchase common shares (c)                                    24            24
Ice cream and novelty                     Warrant to purchase common shares (c)                                    --            --
dessert manufacturer                      Warrant to purchase common shares (c)                                    --            --
                                          Warrant to purchase common shares (c)                                    --            --
                                                                                                          -----------   -----------

                                                                                                              756,024       756,024
                                                                                                          -----------   -----------

--------------------------------------------------------------------------------

22  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
MANUFACTURING CONTINUED...

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
DTMP ACQUISITION COMPANY (a)              14% debt security, due June 30, 2006                            $   855,556       855,556
Lebanon, Missouri                         25,666.67 shares Series A preferred (c)                             252,389       252,389
Metal stamping                            45.26 shares common (c)                                               4,277         4,277
                                          Warrant to purchase 8,555.55 common shares (c)                           17            17
                                                                                                          -----------   -----------

                                                                                                            1,112,239     1,112,239
                                                                                                          -----------   -----------

GREGG MANUFACTURING, INC.(a)              12% debt security, due March 1, 2004 (c)                            943,500       943,500
Irvine, California                        545,750 units of 8% preferred (c)                                   166,500       166,500
Manufacturer of Bible covers and          136,438 units of common (c)                                          37,000        37,000
Christian themed apparel and gifts        Warrant to purchase 74,000 units of common (c)                           --            --
                                                                                                          -----------   -----------
                                                                                                            1,147,000     1,147,000
                                                                                                          -----------   -----------

HANDY INDUSTRIES, LLC (a)                 12% debt security, due April 1, 2006                                830,280       830,280
Marshalltown, Iowa                        Membership interest                                                 800,515       262,515
Manufacturer of lifts for motorcycles,                                                                    -----------   -----------
trucks and industrial metal products
                                                                                                            1,630,795     1,092,795
                                                                                                          -----------   -----------

HICKLIN ENGINEERING, L.C.(a)              10% debt security, due June 30, 2003                                740,000       740,000
Des Moines, Iowa                          Membership interest                                                     127           127
Manufacturer of auto and truck            12% promissory note, due December 31,2004                            25,050        25,050
transmission and brake dynamometers                                                                       -----------   -----------

                                                                                                              765,177       765,177
                                                                                                          -----------   -----------

HUMANE MANUFACTURING, LLC (b)             12% debt security, due April 3, 2002 (c)                            784,300       784,300
Baraboo, Wisconsin                        Membership interest (c)                                             101,200       101,200
Manufacturer of rubber mats for anti-                                                                     -----------   -----------
fatigue, agricultural, exercise and
roofing markets                                                                                               885,500       885,500
                                                                                                          -----------   -----------

KW PRODUCTS, INC.(a)                      11% debt security, due June 15, 2005                                275,035       275,035
Marion, Iowa                              11% debt security, due June 15, 2005                                290,000       290,000
Manufacturer of automobile aftermarket    29,340 common shares (c)                                             92,910        92,910
engine and brake repair machinery         Warrant to purchase 8,879 common shares (c)                              --            --
                                                                                                          -----------   -----------

                                                                                                              657,945       657,945
                                                                                                          -----------   -----------

LINTON TRUSS CORPORATION                  11% debt security, due March 1, 2001                                287,794       287,794
Delray Beach, Florida                     542.8 common shares (c)                                                  --            --
Manufacturer of residential               400 shares Series 1 preferred (c)                                   415,000        40,000
roof and floor truss systems              11% debt security, due October 31, 2001                              49,000        49,000
                                          Warrant to purchase common shares (c)                                    15            15
                                          Warrant to purchase common shares (c)                                    --            --
                                          Warrant to purchase common shares (c)                                    --            --
                                                                                                          -----------   -----------

                                                                                                              751,809       376,809
                                                                                                          -----------   -----------

--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  23

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
MANUFACTURING CONTINUED...

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
M.A. GEDNEY COMPANY                       12.5% debt security, due August 31, 2007                        $   950,000       950,000
Chaska, Minnesota                         Warrant to purchase 2,006 common shares (c)                              --            --
Pickle processor                                                                                          -----------   -----------
                                                                                                              950,000       950,000
                                                                                                          -----------   -----------
Mercury EMS                               12% debt security, due July 31, 2003 (c)                            588,352       838,666
Olathe, Kansas                            Warrant to purchase 262,857 common shares (c)                            --            --
Manufacturer of outsourced                12% debt security, due December 23, 2004 (c)                        445,965       641,332
electronic assemblies                     Warrant to purchase 339,902 common shares (c)                            18            18
                                          12% debt security, due March 16, 2006 (c)                           235,315       332,999
                                          Warrant to purchase 248,588 common shares (c)                            20            20
                                          12% debt security, due July 31, 2003 (c)                            154,842       222,000
                                          Warrant to purchase 523,130 common shares (c)                            41            41
                                                                                                          -----------   -----------
                                                                                                            1,424,553     2,035,076
                                                                                                          -----------   -----------
PPC ACQUISITION COMPANY                   Warrant to purchase common shares (c)                                    40            40
Kansas City, Kansas                                                                                       -----------   -----------
Manufacturer and printer of plastic
packaging

PENN WHEELING ACQUISITION                 13% debt security, due March 10, 2007                               694,000       694,000
COMPANY, LLC (a)                          62 units Class B membership interest                                 62,000        62,000
Glen Dale, West Virginia                  24 units Class C membership interest                                 24,000        24,000
Metal closure manufacturer                13% debt security, due March 10, 2007                               203,000       203,000
                                          8 units Class C membership interest                                      --            --
                                                                                                          -----------   -----------
                                                                                                              983,000       983,000
                                                                                                          -----------   -----------
PRATT-READ CORPORATION (a)                13,889 shares Series A preferred                                    750,000       750,000
Bridgeport, Connecticut                   Warrant to purchase common shares (c)                                    --            --
Manufacturer of screwdriver shafts        7,718 shares Series A preferred                                     416,667       416,667
and handles and other hand tools          Warrant to purchase common shares (c)                                    --            --
                                                                                                          -----------   -----------
                                                                                                            1,166,667     1,166,667
                                                                                                          -----------   -----------

SIMONIZ USA, INC.                         12% debt security, due January 2, 2002                              750,000       750,000
Bolton, Connecticut                       Warrant to purchase common shares (c)                                    --            --
Producer of cleaning and wax products                                                                     -----------   -----------
under both the Simoniz brand and private
label brand names                                                                                             750,000       750,000
                                                                                                          -----------   -----------

STASIS CORPORATION (a)                    14% debt security, due June 1, 2005 (c)                                  --     1,125,000
Providence, Rhode Island                  1,500 shares Series A preferred (c)                                       1     1,125,000
Counter weight manufacturer               Warrant to purchase 315.42 common shares (c)                             --            --
and secondary steel processor                                                                             -----------   -----------

                                                                                                                    1     2,250,000
                                                                                                          -----------   -----------
TAYLOR HOLDINGS, INC.(a)                  12% debt security, due May 31, 2003                                 574,163       574,163
Parsons, Kansas                           48,038 common shares (c)                                             48,038        48,038
Manufacturer of industrial                292,800 shares preferred                                            304,512       304,512
bagging equipment                         Warrant to purchase 56,529 common shares (c)                        210,565           565
                                                                                                          -----------   -----------
                                                                                                            1,137,278       927,278
                                                                                                          -----------   -----------
            Total manufacturing                                                               86.89%      $17,415,373    20,207,798
                                                                                              =====       -----------   -----------

--------------------------------------------------------------------------------
24  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
SERVICE:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
A-PLUS GALVANIZING, INC.                  11% debt security, due February 11, 2005                        $   847,000       847,000
Salina, Kansas                            Warrant to purchase 16,940 common shares (c)                              1             1
Specialty metal galvanizing                                                                               -----------   -----------

                                                                                                              847,001       847,001
                                                                                                          -----------   -----------

ALANIZ HOLDING, LLC (a)                   537.634 units of preferred (c)                                      537,634       537,634
Mt. Pleasant, Iowa                        Membership interest                                                  47,366        47,366
Provider of turnkey services                                                                              -----------   -----------
for non-profit fund raising
                                                                                                              585,000       585,000
                                                                                                          -----------   -----------

BIG J ENTERPRISES, LLC (b)                12% debt security, due August 20, 2004                              562,500       562,500
Albuquerque, New Mexico                   Membership interest                                                 881,250       263,250
Electrical-mechanical contractor with an                                                                  -----------   -----------
in-plant construction and maintenance
focus                                                                                                       1,443,750       825,750
                                                                                                          -----------   -----------

CONCENTRIX CORPORATION (a)                3,758,750 shares Series A preferred (c)                           2,255,250     2,255,250
Pittsford, New York                                                                                       -----------   -----------
Provides marketing outsourcing solutions
including telemarketing, fulfillment
and web communications

ENCOMPASS SERVICES CORPORATION            36,290 common shares (c)                                            134,636       530,502
Houston, Texas                                                                                            -----------   -----------
Commercial facilities
management services provider

HOOK-UP, INC.                             780,000 shares Series A preferred                                   780,000       780,000
Joplin, Missouri                          195,000 shares Series A preferred                                   195,000       195,000
Provider of truck drive-away, internet    Warrant to purchase 694.787 common shares (c)                            24            24
base auction and related services to the                                                                  -----------   -----------
commercial truck industry
                                                                                                              975,024       975,024
                                                                                                          -----------   -----------

INERGY, LP                                Membership interest                                               1,933,525     1,596,000
Kansas City, Missouri                                                                                     -----------   -----------
Propane distributor

LEE MATHEWS EQUIPMENT, INC.               12% debt security, due March 10, 2005                               500,000       500,000
Kansas City, Missouri                     Warrant to purchase 153,654 common shares (c)                            30            30
Distributor of industrial pump systems    12% debt security, due March 10, 2005                                60,606        60,606
                                                                                                          -----------   -----------

                                                                                                              560,636       560,636
                                                                                                          -----------   -----------

MONITRONICS INTERNATIONAL, INC.           73,214 common shares (c)                                            652,177        54,703
Dallas, Texas                                                                                             -----------   -----------
Provides home security
systems monitoring services

--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  25

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
SERVICE CONTINUED...

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
MORGAN OHARE, INC.(b)                     11.25% debt security, due November 1, 2004 (c)                  $ 1,125,000     1,125,000
Addison, Illinois                         Warrant to purchase 85.875 common shares (c)                             --            --
Fastener plating and heat treating        14% debt security, due on demand (c)                                150,000       150,000
                                          14% debt security, due on demand (c)                                 18,750        18,750
                                                                                                          -----------   -----------

                                                                                                            1,293,750     1,293,750
                                                                                                          -----------   -----------

ORGANIZED LIVING, INC.                    400,000 shares Series A preferred                                   400,000       400,000
Lenexa, Kansas                            145,204 shares Series A preferred                                   143,227       143,227
Retail specialty stores for storage       130,435 shares Series B preferred                                   150,000       150,000
and organizational products               43,478 shares Series B preferred                                     50,001        50,001
                                          41,680 shares Series B preferred                                     47,932        47,932
                                          94,241 shares Series C preferred                                    120,029       120,029
                                          71,428.5714 shares Series C preferred                               100,000       100,000
                                          9,295 shares Series C preferred                                      13,012        13,012
                                          104,167 shares Series D preferred                                   250,001       250,001
                                          34,722 shares Series D preferred                                         --            --
                                                                                                          -----------   -----------

                                                                                                            1,274,202     1,274,202
                                                                                                          -----------   -----------

TRANSCORE HOLDINGS, INC.                  7% debt security, due August 30, 2006                               245,159       245,159
Hummelstown, Pennsylvania                 13% debt security, due August 30, 2006                              263,602       263,602
Legal, audit, logistical and internet     Warrant to purchase 1,296.48 common shares (c)                       24,000        24,000
e-bus services for the trucking industry  Warrant to purchase 107.82 common shares (c)                             --            --
                                                                                                          -----------   -----------

                                                                                                              532,761       532,761
                                                                                                          -----------   -----------

WARREN FAMILY                             12% debt security, due June 29, 2006                                385,000       385,000
FUNERAL HOMES, INC.                       Warrant to purchase 231 common shares (c)                                 8             8
Topeka, Kansas                            12% debt security, due June 29, 2006                                192,500       192,500
Provider of value priced funeral          Warrant to purchase 115 common shares (c)                                 4             4
services                                                                                                  -----------   -----------

                                                                                                              577,512       577,512
                                                                                                          -----------   -----------

WATER CREATIONS, INC. (a)                 225,000 common shares (c)                                         1,125,000     1,125,000
Des Moines, Iowa                          9% debt security, due June 30, 2004 (c)                              46,313       202,500
Distributor of pond and water garden                                                                      -----------   -----------
products
                                                                                                            1,171,313     1,327,500
                                                                                                          -----------   -----------

            Total service                                                                     71.03%      $14,236,537    13,235,591
                                                                                              =====       -----------   -----------

--------------------------------------------------------------------------------

26  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
TECHNOLOGY AND COMMUNICATIONS:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
CIRQUE CORPORATION                        100,000 shares Series A preferred (c)                           $   167,499       335,000
Salt Lake City, Utah                      55,834 shares Series A preferred (c)                                167,503       335,004
Develops and markets input                76,746 shares common - Indelelink Corporation (c)                        --            --
solutions for the electronics industry                                                                    -----------   -----------

                                                                                                              335,002       670,004
                                                                                                          -----------   -----------

DELANO TECHNOLOGY CORPORATION             39,853 common shares (c)                                              5,181       451,585
Ontario, Canada                           79,705 common shares (c)                                              9,585       829,928
Database mining and analysis              39,852 common shares (c)                                              4,404       378,345
                                          28,131 common shares (c)                                              1,828       172,302
                                          Escrow (c)                                                           94,490        46,624
                                                                                                          -----------   -----------

                                                                                                              115,488     1,878,784
                                                                                                          -----------   -----------

EAGLE WEST, L.L.C. (a)                    12% debt security, due October 31, 2004 (c)                         665,812       665,812
Mesa, Arizona                             Membership interest (c)                                             197,779       197,779
Consolidator of cable TV systems          Membership interest (c)                                                 186           186
                                          12% debt security, due November 1, 2005 (c)                         296,020       296,020
                                          Membership interest (c)                                              83,492        83,492
                                          Membership interest (c)                                                  17            17
                                                                                                          -----------   -----------

                                                                                                            1,243,306     1,243,306
                                                                                                          -----------   -----------

EASY SYSTEMS, INC. (a)                    11% debt security, due March 1, 2004 (c)                            312,301       780,754
Welcome, Minnesota                        95,238 shares Series B preferred (c)                                 80,000       200,000
Batch feed software and systems           Warrant to purchase 292,643 common shares (c)                            --            --
and B2B internet services                 Warrant to purchase 160,000 common shares (c)                            --            --
                                          59,182 shares Series B preferred (c)                                 49,713       124,283
                                          Warrant to purchase 99,426 common shares (c)                             --            --
                                          36,056 shares Series B preferred (c)                                 30,287        75,717
                                          Warrant to purchase 60,574 common shares (c)                             --            --
                                          16,473.81 shares Series B preferred (c)                              13,838        34,595
                                          Warrant to purchase 27,676 common shares (c)                             --            --
                                          5,891.37 shares Series B preferred (c)                                4,949        12,372
                                          Warrant to purchase 9,897.50 common shares (c)                           --            --
                                          44,047.62 shares Series B preferred (c)                              37,000        92,500
                                          Warrant to purchase 74,000 common shares (c)                             --            --
                                          4,063.39 shares Series B preferred (c)                                3,413         8,533
                                          Warrant to purchase 6,826.50 common shares (c)                           --            --
                                          15% debt security, due on demand (c)                                 37,000        37,000
                                          15% debt security, due on demand (c)                                 55,500        55,500
                                                                                                          -----------   -----------

                                                                                                              624,001     1,421,254
                                                                                                          -----------   -----------

EMERGEN, INC.                             154,798 shares Series A preferred                                   464,396       464,396
Salt Lake City, Utah                      Warrant to purchase 2,000 common shares (c)                              --            --
Gene research and discovery company                                                                       -----------   -----------
                                                                                                              464,396       464,396
                                                                                                          -----------   -----------

--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  27

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...


                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------
TECHNOLOGY AND COMMUNICATIONS CONTINUED...

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                            PERCENT OF
COMPANY                                   SECURITY                                          NET ASSETS       VALUE         COST
-------                                   --------                                          ----------    -----------   -----------
MILES MEDIA GROUP, INC.(a)                1,000 common shares (c)                                         $   440,000       440,000
Sarasota, Florida                         100 common options (c)                                                   --            --
Tourist magazine publisher                                                                                -----------   -----------

                                                                                                              440,000       440,000
                                                                                                          -----------   -----------

NEWPATH COMMUNICATIONS, LC (a)            10% debt security, due April 16, 2002 (c)                           635,154       847,000
Des Moines, Iowa                          Membership interest (c)                                                 385           385
Rural cable TV network provider                                                                           -----------   -----------

                                                                                                              635,539       847,385
                                                                                                          -----------   -----------

PORTRAIT DISPLAYS, INC.(a)                535,715 shares Series B preferred (c)                               349,999       750,001
Pleasanton, California                    71,429 shares Series C preferred (c)                                100,001       100,001
Designs and markets pivot enabling        Warrant to purchase 13,570 Series C preferred (c)                        --            --
software for LCD computer monitors        Warrant to purchase 12,240 Series C preferred (c)                        --            --
                                          Warrant to purchase 27,160 Series C preferred (c)                        --            --
                                          911,300 shares Series D preferred (c)                               150,000       150,000
                                                                                                          -----------   -----------

                                                                                                              600,000     1,000,002
                                                                                                          -----------   -----------

RSI HOLDINGS, INC.                        11% debt security, due August 22, 2002                              654,970       654,970
Fargo, North Dakota                       Warrant to purchase 1,188 common shares (c)                         604,292            --
Satellite simulcast communications and    11% debt security, due August 22, 2002                              319,557       319,557
services to the gaming industry           Warrant to purchase 562 common shares (c)                           284,372            --
                                                                                                          -----------   -----------

                                                                                                            1,863,191       974,527
                                                                                                          -----------   -----------

            Total technology and communications                                               31.54%      $ 6,320,923     8,939,658
                                                                                              =====       -----------   -----------

                                                                                                          $37,972,833    42,383,047
                                                                                                          ===========   ===========

         SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

--------------------------------------------------------------------------------

28  MACC PRIVATE EQUITIES INC.

CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 CONTINUED...

                                       MACC Private Equities Inc. and Subsidiary
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(a) Affiliated company. Represents ownership of greater than 5% to 25% of the outstanding voting securities of the issuer, and is or was an affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2001. Transactions during the period in which the issuers were affiliated companies are as follows:

                                      BEGINNING      PURCHASE         SALES        ENDING     DIVIDEND    INTEREST     NET REALIZED
DESCRIPTION                                COST          COST          COST          COST       INCOME      INCOME   GAINS (LOSSES)
-----------                         -----------     ---------     ---------    ----------     --------    --------   --------------
ALANIZ HOLDING, LLC                 $   585,000            --            --       585,000      103,095          --              --
AVIATION MANUFACTURING GROUP, LLC            --       770,039            --       770,039           --       5,510              --
CENTRUM INDUSTRIES, INC.              1,254,903            --            --     1,254,903           --          --              --
CONCENTRIX CORPORATION                2,255,250            --            --     2,255,250           --          --              --
DELUXE ICE CREAM ACQUISITION CORP.      756,024            --            --       756,024           --      86,586              --
DTMP ACQUISITION COMPANY                     --     1,112,239            --     1,112,239           --      30,943              --
EAGLE WEST, L.L.C.                      911,062       332,244            --     1,243,306           --      24,481              --
EASY SYSTEMS, INC.                    1,328,754        92,500            --     1,421,254           --          --              --
GREGG MANUFACTURING, INC.             1,100,750        46,250            --     1,147,000           --     111,770              --
HANDY INDUSTRIES, LLC                 1,092,795            --            --     1,092,795       36,746      99,634              --
HERITAGE CONSUMER PRODUCTS, LLC       1,263,736            --     1,263,736            --           --          --      (1,220,713)
HICKLIN ENGINEERING, L.C.               765,177            --            --       765,177       16,001      73,173              --
KW PRODUCTS, INC.                       367,945       290,000            --       657,945           --      41,646              --
MILES MEDIA GROUP, INC.                 440,000            --            --       440,000           --          --              --
NEWPATH COMMUNICATIONS, LC              847,385            --            --       847,385           --          --              --
PENN WHEELING ACQUISITION CO., LLC      780,000       203,000            --       983,000       23,955     108,248              --
PORTRAIT DISPLAYS, INC.               1,000,002            --            --     1,000,002           --          --              --
PRATT-READ CORPORATION                  750,000       416,667            --     1,166,667       60,000          --              --
STASIS CORPORATION                    2,250,000            --            --     2,250,000           --     119,437              --
TAYLOR HOLDINGS, INC.                   927,278            --            --       927,278       30,451      68,899              --
WATER CREATIONS, INC.                 1,327,500            --            --     1,327,500           --          --              --
                                    -----------     ---------     ---------    ----------      -------     -------      ----------
TOTAL                               $20,003,561     3,262,939     1,263,736    22,002,764      270,248     774,327      (1,220,713)
                                    ===========     =========     =========    ==========      =======     =======      ==========

(b) Controlled company. Represents ownership of greater than 25% of the outstanding voting securities of the issuer, and is or was a controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2001. Transactions during the period in which the issuers were controlled affiliates are as follows:

                                      BEGINNING      PURCHASE         SALES        ENDING     DIVIDEND    INTEREST     NET REALIZED
DESCRIPTION                                COST          COST          COST          COST       INCOME      INCOME   GAINS (LOSSES)
-----------                         -----------     ---------     ---------    ----------     --------    --------   --------------
BIG J ENTERPRISES, LLC              $   825,750            --            --       825,750      376,023      67,500              --
HUMANE MANUFACTURING, LLC               885,500            --            --       885,500           --      94,116              --
MORGAN OHARE, INC                     1,125,000       168,750            --     1,293,750           --      73,829              --
                                    -----------     ---------     ---------    ----------      -------     -------      ----------
TOTAL                               $ 2,836,250       168,750            --     3,005,000      376,023     235,445              --
                                    ===========     =========     =========    ==========      =======     =======      ==========

(c)  Presently nonincome producing


         SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

--------------------------------------------------------------------------------

                                                  MACC PRIVATE EQUITIES INC.  29

NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
MACC Private Equities Inc. and Subsidiary

A For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

B At September 30, 2001, all securities except for Encompass Services Corporation and a portion of the securities held of Delano Technology Corporation are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

C At September 30, 2001, the cost of securities for federal income tax purposes was $42,608,449, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

     Unrealized appreciation                     $ 4,053,210
     Unrealized depreciation                      (8,688,826)
                                                 -----------
            Net unrealized depreciation          $ 4,635,616
                                                 ===========

D The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, thirty-two of these restricted securities include registration rights and twelve of these restricted securities do not include registration rights. Within the thirty-two securities that include registration rights, the actual rights include the following general characteristics:

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

PORTFOLIO CHANGES DURING THE YEAR

NEW INVESTMENTS AND ADDITIONS TO PREVIOUS INVESTMENTS

                                                Amount Invested
                                                ---------------

A-Plus Galvanizing, Inc.                           $  134,750
Aviation Manufacturing Group, LLC                     770,039
DTMP Acquisition Company                            1,112,239
Eagle West, L.L.C                                     330,628
Easy Systems, Inc.                                     92,500
Gregg Manufacturing, Inc.                              46,250
Inergy Partners                                     1,596,000
KW Products, Inc.                                     290,000
Lee Mathews Equipment, Inc.                            60,606
M.A. Gedney Company                                   950,000
Mercury EMS, Inc.                                     555,060
Morgan Ohare, Inc.                                    168,750
Penn Wheeling Acquisition Company, LLC                203,000
Pratt-Read Corporation                                416,667
Warren Family Funeral Homes, Inc.                     192,504
                                                   ----------
                                                   $6,918,993
                                                   ==========

DISPOSITIONS
                                                     Amount
                                        Cost        Received
                                    ----------     ----------
Central Fiber Corporation           $       --     $  266,700
Digital Archaeology Corporation        962,500      2,407,188
Heritage Consumer Products, LLC      1,263,736         43,023
Talaria Holdings, LLC                  912,517      3,572,763
                                    ----------     ----------

                                    $3,138,753     $6,289,674
                                    ==========     ==========

REPAYMENTS RECEIVED                                $  460,937
                                                   ==========

30  MACC PRIVATE EQUITIES INC.

SHAREHOLDER INFORMATION

- Stock Transfer Agent

Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660 (telephone (800) 288-9541 and (800) 231-5469 (TDD), and
www.melloninvestor.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

- Shareholders

MACC had approximately 2,405 record holders of its common stock at November 30, 2001.

- Annual Meeting

The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 26, 2002, at 10:00 a.m. at the Crowne Plaza Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

- Dividends

MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 2001, however, MACC declared and paid a 20% stock split effected in the form of a stock dividend. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

- Market Prices

The common stock of MACC is traded in the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market under the symbol "MACC." At the close of business on October 31, 2001, the bid price for shares of MACC's common stock was $6.00. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2001 and 2000 were taken from quotations provided to MACC by the National Association of Securities Dealers,
Inc:

                                     HIGH       LOW
                                    -----      ----
December 31, 1999                   $9.59      8.51
March 31, 2000                       9.29      7.29
June 30, 2000                        9.01      7.61
September 30, 2000                   7.97      7.45
December 31, 2000                    7.97      7.66
March 31, 2001                       9.43      6.67
June 30, 2001                        8.03      6.90
September 30, 2001                   7.25      6.06

High and low bid quotations have been adjusted to reflect the payment of a 20% stock split effected in the form of a stock dividend on March 31, 2001 and a 20% stock split effected in the form of a stock dividend on March 31, 2000.

Such over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions.


                                                  MACC PRIVATE EQUITIES INC.  31

OFFICERS AND DIRECTORS

FUND MANAGER
InvestAmerica Investment Advisors, Inc.

OFFICERS

DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President and Treasurer

KEVIN F. MULLANE
Senior Vice President

BOARD OF DIRECTORS

PAUL M. BASS, JR.  -  DALLAS, TEXAS
Chairman of the Company, Vice Chairman of First
Southwest Company, a regional investment banking firm

ROBERT A. COMEY  -  CEDAR RAPIDS, IOWA
Executive Vice President of the Company, Executive Vice
President of InvestAmerica Investment Advisors, Inc.

MICHAEL W. DUNN  -  MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank

JERI J. HARMAN  -  WOODLAND HILLS, CALIFORNIA
Principal, American Capital Strategies

HENRY T. MADDEN  -  IOWA CITY, IOWA
Adjunct Professor, School of Management, Retired
University of Iowa and Management Consultant

GORDON J. ROTH  -  NEWPORT BEACH, CALIFORNIA
Chief Financial Officer, Executive Vice President,
Roth Capital Partners, LLC

DAVID R. SCHRODER  -  CEDAR RAPIDS, IOWA
President of the Company, President of
InvestAmerica Investment Advisors, Inc.

TODD J. STEVENS  -  SALT LAKE CITY, UTAH
Managing Director, Wasatch Venture Fund, Manager of the Venture Capital Department of Zions First National Bank

JOHN D. WOLFE  -  MOUNT VERNON, IOWA
Retired from career in retail banking and mortgage lending

32  MACC PRIVATE EQUITIES INC.