Form 10-K, Exhibit 13
period 2002-09-30
MACC PRIVATE EQUITIES INC
filed 2002-12-27
CIK 923808

                                                                      EXHIBIT 13

                               2002 ANNUAL REPORT

                                FINANCIAL REPORT


 o CONTENTS

    4  SELECTED
       FINANCIAL DATA

    5  MANAGEMENT'S
       DISCUSSION AND ANALYSIS
       OF FINANCIAL CONDITION
       AND RESULTS OF OPERATIONS

   12  INDEPENDENT AUDITORS' REPORT

   30  SHAREHOLDER
       INFORMATION

   31  OFFICERS
       & DIRECTORS



                                                   MACC PRIVATE EQUITIES INC.  3

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                      2002                  2001              2000              1999              1998
                                  ------------          ------------      ------------      ------------      ------------
Investment (expense) income       $   (926,634)             (284,263)           50,810            (7,459)          621,928
net of tax

Net realized (loss) gain on         (4,592,480)            2,488,350        (2,266,652)        3,293,177           981,091
investments, net of tax

Net change in unrealized
appreciation/depreciation
on investments                       1,132,647            (8,477,187)        4,478,415          (607,771)        2,554,471
                                  ------------          ------------      ------------      ------------      ------------

Net (decrease) increase
in net assets from operations     $ (4,386,467)           (6,273,100)        2,262,573         2,677,947         4,157,490
                                  ============          ============      ============      ============      ============

Net (decrease) increase in
net assets from operations
per common share                         (1.88)(1)             (2.69)(1)          0.97(2)           1.15(3)           1.78(4)
                                  ============          ============      ============      ============      ============
Total assets                      $ 44,013,701            41,395,958        46,607,466        38,535,445        31,294,524
                                  ============          ============      ============      ============      ============
Total long term debt              $ 27,934,004            20,972,463        20,320,922        13,763,123        11,253,421
                                  ============          ============      ============      ============      ============


(1) Computed using 2,329,255 shares outstanding at September 30, 2001 and September 30, 2002.

(2) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(3) Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(4) Per share data have been restated to reflect a 30% stock split effected in the form of a stock dividend on March 31, 1999, a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.


4  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans," or similar language. In connection with these safe-harbor provisions, MACC has identified herein important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC's portfolio investments, the effects of general economic conditions on MACC's portfolio companies, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, contractions in the markets for corporate acquisitions and initial public offerings, and an adverse outcome on the pending arbitration proceedings against MorAmerica Capital. MACC further cautions that such factors are not exhaustive or exclusive. MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

RESULTS OF OPERATIONS

     MACC's investment income includes income from interest, dividends and fees. Net investment expense represents total investment income minus operating and interest expenses, net of applicable income taxes. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These are not included in net investment expense. However, another one of MACC's on-going goals is to achieve net investment income and increased earnings stability. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. MACC also earns interest on short-term investments of cash.

FISCAL 2002 COMPARED TO FISCAL 2001

                                                             For the year ended
                                                                September 30,
                                                        ----------------------------
                                                            2002            2001             CHANGE
                                                        -----------      -----------      -----------
Investment income                                       $ 2,997,551        3,024,842          (27,291)
Operating expenses                                       (3,825,185)      (3,239,105)         586,080
Income taxes                                                (99,000)         (70,000)          29,000
                                                        -----------      -----------      -----------

Investment expense, net                                    (926,634)        (284,263)        (642,371)
                                                        -----------      -----------      -----------

Net realized loss on investments after
          income tax expense                             (4,592,480)       2,488,350       (7,080,830)


Net increase (decrease) in unrealized depreciation/
          appreciation on investments                     1,132,647       (8,477,187)       9,609,834
                                                        -----------      -----------      -----------

Net loss on investments after
          income tax expense                             (3,459,833)      (5,988,837)       2,529,004
                                                        -----------      -----------      -----------

Net decrease in net asset value                         $(4,386,467)      (6,273,100)       1,886,633
                                                        ===========      ===========      ===========

Net asset value:

          Beginning of period                           $      8.60            11.01
                                                        ===========      ===========
          End of period                                 $      6.72             8.60
                                                        ===========      ===========


                                                   MACC PRIVATE EQUITIES INC.  5

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...


INVESTMENT INCOME

     During the fiscal year ended September 30, 2002, investment income was $2,997,551, a decrease of 1% from fiscal year 2001 investment income of $3,024,842. The decrease during the current year was the net result of an increase in interest income of $94,930, or 5%, and decreases in dividend income and processing fees of $134,182, or 17%, and $885, or 1%, respectively. MACC attributes the increase in interest income primarily to the $5,251,849 of new investments made during fiscal year 2002 which were structured as subordinated debentures, partially offset by the effects of placing the debt portfolio securities issued by two portfolio companies on non-accrual status during fiscal year 2002, MACC's receipt of $2,102,621 in principal payments on several of its debt portfolio investments and the write-off of three portfolio company debt security investments totaling $4,414,887. In most cases, MACC is subordinated to senior secured financing and its ability to collect interest is subject to the terms of the senior financing and subordination agreements. The decrease in dividend income represents dividends received on eight existing portfolio companies, seven of which are distributions from limited liability companies, as compared to dividends received on ten portfolio companies during fiscal year 2001. Processing fees decreased only slightly due to four new portfolio company investments made in the current year, a restructuring of an existing portfolio company investment and two follow-on portfolio investments in which MACC received processing fees at the closing, compared to four new portfolio company investments and four follow-on investments made in the prior year in which MACC received a processing fee at closing. The timing and amount of some sources of investment income, such as interest income from prepayment penalties, certain dividend income, income from the collection of processing fees on new investments and other income are difficult to predict.

OPERATING EXPENSES

     Total operating expenses of MACC increased by 18% in fiscal year 2002 to $3,825,185 from $3,239,105 in fiscal year 2001. The relative increase in operating expenses is primarily due to increases of $277,113, or 16%, in interest expense, $55,583, or 5%, in management fees, $235,742, or 185%, in professional fees, and $17,642, or 6%, in other operating expenses. These increases were generated from additional borrowings from the Small Business Administration, increased assets under management, increased legal expenses due to arbitration proceedings related to the sale of a former portfolio company and compliance with new securities and exchange corporate governance requirements, increased accounting fees and a change in the other assets loss provision, respectively.

NET INVESTMENT EXPENSE

     MACC had net investment expense in fiscal year 2002 of $926,634, an increase of 226% from a net investment expense of $284,263 in 2001. The increase in net investment expense is the net result of the decrease in investment income and increase in operating expenses described above.

REALIZED (LOSS) GAIN ON DISPOSITION OF INVESTMENTS

     MACC recorded a net realized loss on investments in fiscal year 2002 of $4,592,480, as compared to a net realized gain of $3,168,350 in fiscal year 2001. The fiscal year 2002 net realized loss is the net result of $947,539 of realized gains from five portfolio companies and realized losses of $5,540,019 from the write-off of three portfolio companies, of which $4,115,424 was previously recorded as unrealized depreciation. Management does not attempt to maintain a comparable level of realized gains from year to year but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments.

CHANGES IN UNREALIZED APPRECIATION/DEPRECIATION OF INVESTMENTS

     MACC had unrealized depreciation of $3,174,851 at September 30, 2002, a positive change of $1,132,647, or 26%, from the $4,307,498 of unrealized depreciation at September 30, 2001. This resulted in a net loss on investments for fiscal year 2002 of $3,459,833, as compared to a net loss on investments of $5,988,837 for fiscal year 2001. The fiscal year 2002 change in unrealized appreciation/depreciation is the net effect of increases in fair value of twelve portfolio companies totaling $3,266,069, decreases in fair value of eleven portfolio companies totaling $5,608,130, the reversal of appreciation of $538,000 in one portfolio investment in which the portfolio company was part of a recapitalization resulting in a realized gain, the reversal of appreciation of $102,716 in one portfolio investment in which an outstanding cash escrow was received, and the reversal of $4,115,424 of depreciation resulting from the write-off of the investment in three portfolio investments.

6  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

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

CHANGES IN NET ASSETS FROM OPERATIONS

     As a result of the items described above, MACC experienced a decrease of $4,386,467, or 22%, in net assets during fiscal year 2002. Management attributes these disappointing results primarily to challenging economic conditions during fiscal year 2002. General economic conditions continued to have a negative impact on the operating results and financial condition of a number of MACC's portfolio companies. MACC recognized unrealized depreciation on eleven portfolio investments and realized losses on three portfolio investments during fiscal year 2002. Nevertheless, the majority of MACC's forty-five portfolio companies continue to perform well. MACC realized gains on five portfolio companies and twelve portfolio investments appreciated in value during fiscal year 2002. If the economy continues to improve over the next twelve months, management believes MACC's portfolio is positioned to be able to realize some gains and improve its future net asset value as the economy improves.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     To date, MACC has relied upon several sources to fund its investment activities, including MACC's cash and money market accounts, and the Small Business Investment Company (SBIC) leverage program operated by the Small Business Administration (the SBA).

     MACC, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC leverage program to provide a portion of its investment capital requirements. At present, capital with a commitment period of up to five years is available through the SBIC leverage program and MACC anticipates that capital will be available in future periods.

     As of September 30, 2002, MACC's cash and money market accounts totaled $1,802,603. MACC borrowed $6,955,000 in new SBA Guaranteed Debentures during fiscal 2002. MACC has commitments for an additional $3,500,000 and $6,500,000 in SBA guaranteed debentures, which expire on September 30, 2005 and September 30, 2007, respectively. MACC believes that its existing cash and money market accounts, the $10,000,000 of SBA commitments, and other anticipated cash flows, will provide adequate funds for MACC's fiscal year 2003 anticipated cash requirements, including portfolio investment activities, principal and interest payments on outstanding debentures payable and administrative expenses. MACC's investment objective is to invest $7,000,000 in new and follow-on investments during fiscal year 2003 subject to adjustment based upon current economic and operating conditions.

     Liquidity for the next several years will be impacted by principal payments on MACC's debentures payable. Debentures payable are composed of $27,940,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,150,000 in 2003, $1,000,000 in 2007, $2,500,000 in 2009, $9,000,000 in 2010, $5,835,000 in 2011, and $7,455,000
in 2012. It is anticipated MorAmerica Capital would be able to roll over these debentures with new ten-year debentures when they mature.

     MACC anticipates that it will rely primarily on its current cash and money market accounts, the SBIC capital program and its cash flows from operations to fund its investment activities and other cash requirements during fiscal year 2003. Although management believes these sources will provide sufficient funds for MACC to meet its fiscal 2003 investment level objective and other anticipated cash requirements, there can be no assurances that the SBIC capital program will continue to be available to MACC or that MACC's cash flows from operations will be as projected. MACC's cash flow could also be reduced by the loss contingency discussed in Note 6 to the Consolidated Financial Statements.

PORTFOLIO ACTIVITY

     MACC's primary business is investing in and lending to businesses through investments in subordinated debt (generally

                                                   7  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

with detachable equity warrants), preferred stock and common stock. The total portfolio value of investments in publicly and non-publicly traded securities was $40,626,478 and $37,972,833 at September 30, 2002 and September 30, 2001,
respectively. MACC's investment objectives for fiscal year 2002 called for total new and follow-on investments of $8,500,000. During fiscal year 2002, MACC invested $8,377,006 in thirteen portfolio companies. Of this amount, $5,220,252 was invested in six new portfolio companies and $3,156,754 was invested in follow-on investments in seven existing portfolio companies. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing only in those portfolio companies which satisfy MACC's investment criteria.

     MACC frequently co-invests with other funds managed by MACC's investment advisor and with funds affiliated with MACC's largest shareholder, Zions First National Bank. When it makes any co-investment with these related funds, MACC follows certain procedures consistent with orders of the Securities and Exchange Commission for related party co-investments to reduce or eliminate conflict of interest issues. Of the $8,377,006 invested during fiscal year 2002, $6,521,005 represented co-investments with funds managed by MACC's investment advisor and $560,000 represented co-investments with funds affiliated with Zions First National Bank.

VALUATION CHANGES

The following table presents those portfolio investments held at September 30, 2002 with respect to which the valuation changed from September 30, 2001:

--------------------------------------------------------------------------------
                                   FAIR VALUE
--------------------------------------------------------------------------------

PORTFOLIO COMPANY                                      SEPTEMBER 30, 2002               SEPTEMBER 30, 2001
Alaniz Holding, LLC                                          $  1,175,000                      $   585,000
Big J Enterprises, LLC                                          1,265,750                        1,443,750
Central Fiber Corporation                                         677,790                          664,456 *
Concentrix Corporation                                          1,790,686                        2,568,544 *
Deluxe Ice Cream Acquisition Corporation                        1,133,517                          733,517 *
Divine, Inc.                                                       21,042                           68,863 *
Eagle West, L.L.C.                                                100,000                        1,243,306
Encompass Services Corporation                                          1                          134,636
Feed Management Systems, Inc.                                   1,214,860                        1,204,242 *
Hicklin Engineering, L.C.                                         840,127                          740,127 *
Hook-Up, Inc.                                                     780,019                          975,024
Inergy, LP                                                      2,606,240                        1,933,525
KW Products, Inc.                                                 745,965                          650,062 *
Linton Truss Corporation                                          732,905                          607,905 *
M.A. Gedney Company                                               662,635                        1,325,270 *
Monitronics International, Inc.                                   605,582                          652,177 *
Morgan Ohare, Inc.                                              1,766,251                        1,878,751 *
NewPath Communications, LC                                        211,846                          635,539
Penn Wheeling Acquisition Company, LLC                          1,942,388                        1,119,500 *
Portrait Displays, Inc.                                           700,000                          600,000
RSI Holdings, Inc.                                              1,329,244                        1,295,199 *
Simoniz USA, Inc.                                                 993,301                          691,735 *
Tru-Circle Corporation                                            410,867                          513,583 *
Water Creations, Inc.                                                   1                        1,886,083 *

--------------------------------------------------------------------------------
* September 30, 2001 valuations have been adjusted for additional amounts invested or partial disposition of the portfolio investment for purposes of comparison.
--------------------------------------------------------------------------------


8  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

CRITICAL ACCOUNTING POLICY

     Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final trading days of the valuation period which is not material from the bid price on the final day of the period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors. Among the factors considered in determining the fair value of investments are the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

     In the valuation process, MACC uses financial information received monthly, quarterly, and annually from its portfolio companies which includes both audited and unaudited financial statements. This information is used to determine financial condition, performance, and valuation of the portfolio investments.

     Realization of the carrying value of investments is subject to future developments. Investment transactions are recorded on the trade date and identified cost is used to determine realized gains and losses. Under the provisions of SOP 90-7, the fair value of loans and investments in portfolio securities on February 15, 1995, the fresh-start date, is considered the cost basis for financial statement purposes.

DETERMINATION OF NET ASSET VALUE

     The net asset value per share of MACC's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus total liabilities by the total number of shares outstanding at the date as of which the determination is made.

     In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 2002, from valuations using the Securities and Exchange Commission's guidelines.

     All other investments are valued at fair value as determined in good faith by the Board of Directors. The Board of Directors has determined that all other investments will be valued initially at cost, but such valuation will be subject to quarterly adjustments and on such other interim periods as are justified by material portfolio company events if the Board of Directors determines in good faith that cost no longer represents fair value.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     MACC is exposed to market risk from changes in market prices of publicly traded equity securities held in the MACC consolidated investment portfolio. At September 30, 2002, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $2,627,284. In accordance with MACC's valuation policies and SBA regulations, the fair value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $262,728. Actual results may differ.

     MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 2002, was $31,284,000 with a cost of $27,940,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica


                                                   MACC PRIVATE EQUITIES INC.  9

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

                  ----------------------------------------------
                                      2002
                  ----------------------------------------------
                  Fair Value of Debentures Payable   $31,284,000

                  Amount Above Cost                  $ 3,344,000

                  Additional Market Risk             $   912,000

PORTFOLIO RISKS

    Pursuant to Section 64(b)(1) of the Investment Company Act of 1940, a business development company is required to describe the risk factors involved in an investment in the securities of such company due to the nature of MACC's investment portfolio. Accordingly, MACC states that:

    The portfolio securities of MACC consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which MACC invests, and MACC must rely on the diligence of the Investment Advisor to obtain the information necessary for MACC's investment decisions. In order to maintain their status as business development companies, MACC and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) though 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchased in private placement transactions from small privately held companies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly-leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, MACC's investments. Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

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


10  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. MACC's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

INTEREST RATE RISKS

     MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 2002, MACC had outstanding $27,940,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,150,000 in 2003, $1,000,000 in 2007, $2,500,000 in 2009, $9,000,000 in 2010, $5,835,000 in 2011, and $7,455,000
in 2012. These debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

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


                                                  MACC PRIVATE EQUITIES INC.  11

INDEPENDENT AUDITORS' REPORT


BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:

    We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary (the Companies), including the consolidated schedule of investments, as of September 30, 2002, and the related consolidated statements of operations and cash flows for the year ended September 30, 2002 and the consolidated statements of changes in net assets for the years ended September 30, 2002 and 2001, and the financial highlights for each of the five years in the period then ended. These consolidated financial statements and financial highlights are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audit.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2002. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the aforementioned consolidated financial statements and financial highlights present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 2002, and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended September 30, 2002 and 2001, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Des Moines, Iowa
November 8, 2002


12  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2002

ASSETS

Loans and investments in portfolio securities, at market or fair value (note 2):
  Unaffiliated companies (cost of $15,406,644)                                      $ 16,033,745
  Affiliated companies (cost of $23,341,683)                                          19,212,232
  Controlled companies (cost of $5,053,002)                                            5,380,501
Cash and money market accounts                                                         1,802,603
Other assets, net (note 1)                                                             1,584,620
                                                                                    ------------
                     Total assets                                                   $ 44,013,701
                                                                                    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Debentures payable, net of discount (note 3)                                      $ 27,934,004
  Incentive fees payable (note 6)                                                         55,737
  Accrued interest                                                                       187,070
  Accounts payable and other liabilities                                                 180,386
                                                                                    ------------

                     Total liabilities                                                28,357,197
                                                                                    ------------

Net assets (notes 3 and 4)
Common stock, $.01 par value per share; authorized 4,000,000 shares;
     issued and outstanding 2,329,255 shares                                              23,293
Additional paid-in-capital                                                            18,808,062
Unrealized depreciation on investments (note 2)                                       (3,174,851)
                                                                                    ------------

                     Total net assets                                                 15,656,504
                                                                                    ------------
Commitments and contingency (note 6)

                     Total liabilities and net assets                               $ 44,013,701
                                                                                    ============

Net assets per share                                                                $       6.72
                                                                                    ============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                  MACC PRIVATE EQUITIES INC.  13

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2002

Investment income:
  Interest
     Unaffiliated companies                                           $   731,699
     Affiliated companies                                               1,044,252
     Controlled companies                                                 305,598
     Other                                                                 40,611
  Dividends
     Unaffiliated companies                                               254,321
     Affiliated companies                                                 379,266
     Controlled companies                                                  44,930
  Processing fees                                                         102,936
  Other                                                                    93,938
                                                                      -----------
                    Total income                                        2,997,551
                                                                      -----------
Operating expenses:
  Interest expenses (note 3)                                            2,010,338
  Management fees (note 6)                                              1,120,154
  Professional fees                                                       363,497
  Other                                                                   331,196
                                                                      -----------
                    Total operating expenses                            3,825,185
                                                                      -----------
                    Investment expense, net before tax expense           (827,634)

Income tax expense (note 5)                                               (99,000)
                                                                      -----------

                    Investment expense, net                              (926,634)
                                                                      -----------

Realized and unrealized (loss) gain on investments (note 2):
 Net realized loss  on investments:
     Unaffiliated companies                                            (1,635,992)
     Affiliated companies                                              (2,956,488)
Net change in unrealized depreciation/appreciation on investments       1,132,647
                                                                      -----------
                    Net loss on investments                            (3,459,833)
                                                                      -----------
                    Net change in net assets from operations          $(4,386,467)
                                                                      ===========



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

14  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2002 AND 2001


                                                                                2002              2001
                                                                            ------------      ------------
Operations:
  Net investment expense                                                    $   (926,634)         (284,263)
  Net realized (loss) gain on investments, net of tax                         (4,592,480)        2,488,350
  Net change in unrealized appreciation/depreciation
     on investments                                                            1,132,647        (8,477,187)
                                                                            ------------      ------------
                   Net decrease in net assets from operations                 (4,386,467)       (6,273,100)

Payments for fractional shares in connection
  with stock split (note 4)                                                           --            (9,498)
Allocation of income tax expense to additional paid-in capital (note 5)               --           680,000
                                                                            ------------      ------------
                   Net decrease in net assets                                 (4,386,467)       (5,602,598)

Net assets:
  Beginning of period                                                         20,042,971        25,645,569
                                                                            ------------      ------------
  End of period                                                             $ 15,656,504        20,042,971
                                                                            ============      ============


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                   MACC PRIVATE EQUITIES INC. 15

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2002

Cash flows from operating activities:
  Decrease in net assets from operations                                          $(4,386,467)
                                                                                  -----------
  Adjustments to reconcile decrease in net assets from operations to net cash used in operating activities:
         Net realized and unrealized loss on investments                            3,459,833
         Change in accrued interest, incentive fees payable, accounts payable
              and other liabilities                                                   122,669
         Other                                                                       (134,058)
                                                                                  -----------

               Total adjustments                                                    3,448,444
                                                                                  -----------

               Net cash used in operating activities                                 (938,023)
                                                                                  -----------

Cash flows from investing activities:
  Proceeds from disposition of and payments on loans and
     investments in portfolio securities                                            3,568,823
  Purchases of loans and investments in portfolio securities                       (8,377,006)
  Proceeds from disposition of short-term investments                                  92,500
  Purchases of short-term investments                                                (120,410)
                                                                                  -----------

               Net cash used in investing activities                               (4,836,093)
                                                                                  -----------

Cash flows from financing activities:
  Proceeds from debt issuance, net of commitment fees                               6,781,125
                                                                                  -----------

               Net cash provided by financing activities                            6,781,125
                                                                                  -----------

               Net increase in cash and cash equivalents                            1,007,009

Cash and cash equivalents at beginning of year                                        795,594
                                                                                  -----------

Cash and cash equivalents at end of year                                          $ 1,802,603
                                                                                  ===========

Supplemental disclosure of cash flow information -
  Cash paid during the year for interest                                          $ 1,808,597
  Cash paid during the year for taxes                                                 179,000
                                                                                  ===========

Supplemental disclosure of noncash investing and financing information -
  Debt issuance costs financed with debentures payable                            $   173,875
  Certificates of deposit transferred to portfolio investments                        714,769
  Assets received in exchange of securities                                           279,853
                                                                                  ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

16  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS

    (a) BASIS OF PRESENTATION

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

    (b) USE OF ESTIMATES

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

    (c) CASH EQUIVALENTS

    For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market deposit accounts to be cash equivalents. At September 30, 2002, cash and cash equivalents for purposes of reporting cash flows consisted of $1,802,603 of cash and money market funds.

    (d) LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

    Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final trading days of the valuation period which is not material from the bid price on the final day of the period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors. Realization of the carrying value of investments is subject to future developments (see note
    2). Investment transactions are recorded on the trade date. Identified cost is used to determine realized gains and losses. Under the provisions of SOP 90-7, the fair value of loans and investments in portfolio securities on February 15, 1995, the fresh-start date, is considered the cost basis for financial statement purposes.

    (e) OTHER ASSETS

    Other assets include accrued interest receivable on portfolio loans of $1,265,980 at September 30, 2002, which is presented net of a reserve of $893,473.

    (f) REVENUE RECOGNITION

    Dividend income is recognized on the ex-dividend date and interest income is accrued on a daily basis.

    In conjunction with the investment process, the Company negotiates non-refundable processing fees with many companies it evaluates for investment. These fees are compensation for time and efforts of the investment advisory personnel and for reimbursement of expenses related to the due diligence, and are recognized as income when received.

    (g) INCOME TAXES

    Equities and MACC are members of a consolidated group for income tax purposes.


                                                  MACC PRIVATE EQUITIES INC.  17

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2002

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

    (h) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that disclosures be made regarding the estimated fair value of financial instruments, which are generally described as cash, contractual obligations, or rights to pay or receive cash. The carrying amount approximates fair value for certain financial instruments because of the short-term maturity of these instruments, including cash, accrued interest, and accounts payable.

    Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $40,626,478 and $43,801,329, respectively, at September 30, 2002.

    The estimated fair value of long-term debt is $31,284,000, with a cost of $27,940,000. This amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

(2) LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

    Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with concentration in the Midwest. The Company determined that the fair value of its portfolio securities was $40,626,478 at September 30, 2002. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

    The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities, other than Encompass Services Corporation (acquired April 27, 1988) and a portion of the securities held of Divine, Inc. (formerly Delano Technology Corporation, acquired on October 16, 2000), are considered to be restricted in their disposition and illiquid at September 30, 2002.

(3) DEBENTURES PAYABLE

    Debentures of MACC guaranteed by the Small Business Administration (SBA) of $27,940,000 at September 30, 2002 are unsecured. In accordance with SOP 90-7, the debentures then outstanding were revalued to fair value on February 15, 1995. Debentures payable at September 30, 2002 are recorded net of discount of $5,996. Maturities of the debentures are as follows:

                                                                 FIXED
    YEAR ENDING SEPTEMBER 30:                DEBENTURES       INTEREST RATE
    -------------------------                -----------      -------------
        2003                                 $ 2,150,000           6.12%
        2007                                   1,000,000           7.55
        2009                                   2,500,000           7.83
        2010                                   9,000,000           8.48
        2011                                   5,835,000           6.89
        2012                                   7,455,000           7.02
                                             -----------          =====
                                             $27,940,000
                                             ===========


18  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2002

    The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholders other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 2002, MACC does not have accumulated undistributed net realized earnings (computed under SBA guidelines) available for distribution to Equities.

    MACC has a commitment letter for $10,000,000 with the SBA to issue debentures, which expire on September 30, 2005. At September 30, 2002, $3,500,000 of these commitments remained unused. On October 1, 2002, MACC received a commitment letter for $6,500,000 from the SBA to issue debentures, which expire on September 30, 2007.

(4) NET ASSETS

    On February 27, 2001, the Company declared a stock split effected in the form of a dividend equal to twelve common shares for every ten common shares outstanding to shareholders of record on March 13, 2001. As part of this transaction, the Company made payments to shareholders totaling $9,498, representing the amount due for fractional shares, and issued 387,376 shares of common stock.

    On October 10, 2001, the Company adopted a stock repurchase program to repurchase up to $100,000 of common stock on the open market, depending on market conditions and other factors. The stock repurchase program ran through April 15, 2002. The Company did not repurchase any stock during fiscal year 2002.

(5) INCOME TAXES

    Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax loss due to the following:

Computed "expected" tax benefit                                     $(1,491,000)
Increase (reduction) in income taxes resulting from:
  State income tax expense, net of federal tax effect                    65,000
  Nontaxable dividend income                                             41,000
  Change in the beginning of the period valuation allowance for       1,204,000
     deferred tax assets
  Other                                                                 280,000
                                                                    -----------
                    Income tax expense                              $    99,000
                                                                    ===========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2002 are as follows:

Deferred tax assets:
  Net operating loss carryforwards                                  $ 5,737,000
  Unrealized depreciation on investments                              1,682,000
  Other                                                                 412,000
                                                                    -----------
                    Total gross deferred tax assets                   7,831,000

Less valuation allowance                                             (6,886,000)
                                                                    -----------
                    Net deferred tax assets                             945,000

Deferred tax liabilities:
  Equity investments                                                   (739,000)
  Other assets received in lieu of cash                                (206,000)
                                                                    -----------
                    Net deferred tax assets                         $        --
                                                                    ===========


                                                  MACC PRIVATE EQUITIES INC.  19

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2002

    The net change in the total valuation allowance for the year ended September 30, 2002 was an increase of $1,204,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $14.3 million prior to the expiration of the net operating loss carryforwards in 2008-2022. The Company had taxable loss of approximately $6,500,000 for the year ended September 30, 2002. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 2002.

    At September 30, 2002, the Company has net operating loss carryforwards for federal income tax purposes of approximately $14,343,000, which are available to offset future federal taxable income, if any, through 2021. Approximately $9,300,000 of the carryforwards are available for the year ending September 30, 2003, with approximately $1,004,000 additionally available annually thereafter.

    During 2001, a tax benefit of $680,000 from utilization of pre-confirmation net operating losses was allocated to additional paid-in capital under the provisions of SOP 90-7. This allocation does not require any cash payments of taxes.

(6) COMMITMENTS AND CONTINGENCY

    (a) MANAGEMENT AGREEMENTS

    Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The management fee is equal to 2.5% of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the Agreement amounted to $10,081 for the year ended September 30, 2002. There were no incentive fees accrued or paid under the Agreement in 2002.

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

    Total management fees under this agreement amounted to $1,110,073 for the year ended September 30, 2002. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. No incentive fees were earned for the year ended September 30, 2002. Total incentive fees paid under this agreement amounted to $55,047 in 2002. Approximately $55,000 of incentive fees related to noncash gains from prior years is being deferred as described above.

    (b) LOSS CONTINGENCY

    MACC is party to arbitration proceedings instituted on May 30, 2002 by TransCore Holdings, Inc., a company (Buyer) seeking indemnification under the Stock Purchase Agreement (the Stock Purchase Agreement), pursuant to which MACC and certain other individuals and institutional investors (the Sellers) sold their interest in a former portfolio company investment

20  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2002

    (Portfolio Company). The arbitration proceedings are being administered by JAMS. Under the Stock Purchase Agreement, the Sellers agreed to indemnify Buyer for breaches of representations and warranties as to Portfolio Company made by the Sellers. Buyer claims that accounting irregularities at Portfolio Company resulted in a breach of the Sellers' representations and warranties. The Sellers have retained counsel and forensic accountants to defend the Sellers against Buyer's claim for indemnification. Based on its evaluation of the Buyer's claim and discussions with external legal counsel, Equities believes that it is reasonably possible that a loss may have been incurred as result of the indemnification claim, against which no accrual for loss has been made as of September 30, 2002, but the amount of the possible loss, and therefore its materiality to the financial statements, cannot be estimated. MACC intends to vigorously defend this arbitration.

(7) FINANCIAL HIGHLIGHTS

    The Company has presented the following disclosures pertaining to common stockholders, as required by the AICPA Audit and Accounting Guide for Investment Companies, for the years ended September 30:

                                                        2002          2001          2000          1999          1998
                                                      --------      --------      --------      --------      --------
Per Share Operating Performance
  (For a share of capital stock outstanding
     throughout the period (1)):
     Net asset value, beginning of period             $   8.60         11.01         10.04          8.38          6.60
                                                      --------      --------      --------      --------      --------
        Income from investment operations:
           Net investment (expense) income               (0.40)        (0.12)         0.02            --          0.26
           Net realized and unrealized (loss)
             gain on investment transactions             (1.48)        (2.57)         0.95          1.15          1.52
           Allocation of income tax benefit to
             additional paid-in capital                     --          0.28            --          0.51            --
                                                      --------      --------      --------      --------      --------
                Total from investment
                    operations                           (1.88)        (2.41)         0.97          1.66          1.78
                                                      --------      --------      --------      --------      --------
        Net asset value, end of period                $   6.72          8.60         11.01         10.04          8.38
                                                      ========      ========      ========      ========      ========
        Closing market price                          $   3.40          6.06          7.66          8.51          5.74
                                                      ========      ========      ========      ========      ========


                                                        2002          2001          2000          1999          1998
                                                      --------      --------      --------      --------      --------
Total return
        Net asset value basis                           (21.89)%      (21.81)         9.67         19.85         27.04
        Market price basis                              (43.89)%      (20.89)        (9.99)        48.26         34.11

Net asset value, end of period
  (in thousands)                                      $ 15,657        20,043        25,646        23,394        19,528

Ratio to average net assets:
  Investment (expense) income, net (1)                   (4.85)%       (1.21)         0.21         (0.04)         3.67
  Operating and income tax expenses (1)                 (20.52)%      (14.14)       (11.41)       (11.10)       (12.17)


    (1) Per share data reflects a 20% stock split effected in the form of a stock dividend on March 31, 1998, a 30% stock split effected in the form of a stock dividend on March 31, 1999, a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

    The ratios of investment (expense) income, net to average net assets, of operating and income tax expenses to average net assets and total return are calculated for common stockholders as a class. Total return, which reflects the annual change in net assets, was calculated using the change in net assets between the beginning and end of the year. An individual common stockholders' return may vary from these returns.

                                                  MACC PRIVATE EQUITIES INC.  21

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2002


o MANUFACTURING:

                                                                                                PERCENT OF
COMPANY                                                     SECURITY                            NET ASSETS      VALUE          COST
-------                                                     --------                            ----------      -----          ----
Architectural Art Manufacturing, Inc.                       12% debt security, due June 15, 2005           $  780,000       780,000
  Wichita, Kansas                                           Warrant to purchase 11,143 common shares(c)             1             1
  Manufacturer of industrial and commercial                                                                ----------     ---------
     boilers and shower doors, frames and enclosures                                                          780,001       780,001
                                                                                                           ----------     ---------
Aviation Manufacturing Group, LLC(a)                        14% debt security, due October 1, 2007            616,000       616,000
  Yankton, South Dakota                                     154,000 units preferred                           154,000       154,000
  Manufacturer of flight critical parts for aircraft        Membership interest                                    39            39
                                                                                                           ----------     ---------
                                                                                                              770,039       770,039
                                                                                                           ----------     ---------
B & B Molders, LLC                                          11% debt security, due December 31, 2004          924,859       924,859
  Mishawaka, Indiana                                                                                       ----------     ---------
  Manufacturer of custom plastic injection
     molded products for the RV and other industries

Central Fiber Corporation                                   12% debt security, due December 31, 2005          366,667       366,667
  Wellsville, Kansas                                        12% debt security, due December 31, 2005           97,790        97,790
  Recycles and manufactures cellulose fiber products        Warrant to purchase 490.67 common shares(c)       213,333            --
                                                                                                           ----------     ---------
                                                                                                              677,790       464,457
                                                                                                           ----------     ---------

Deluxe Ice Cream Acquisition Corporation(a)                 14% debt security, due September 1, 2005          587,493       587,493
  Salem, Oregon                                             14,600 shares Series A preferred(c)               146,000       146,000
  Ice cream and novelty dessert manufacturer                Warrant to purchase common shares(c)              400,024            24
                                                            Warrant to purchase common shares(c)                   --            --
                                                            Warrant to purchase common shares(c)                   --            --
                                                            Warrant to purchase common shares(c)                   --            --
                                                                                                           ----------     ---------
                                                                                                            1,133,517       733,517
                                                                                                           ----------     ---------

DTMP Acquisition Company(a)                                 14% debt security, due June 30, 2006            1,018,330     1,018,330
  Lebanon, Missouri                                         25,666.67 shares Series A preferred(c)            252,389       252,389
  Metal stamping                                            45.26 shares common(c)                              4,277         4,277
                                                            Warrant to purchase 8,555.55 common shares(c)          17            17
                                                                                                           ----------     ---------

                                                                                                            1,275,013     1,275,013
                                                                                                           ----------     ---------

Gregg Manufacturing, Inc.(a)                                12% debt security, due March 1, 2004              943,500       943,500
  Irvine, California                                        545,750 units of 8% preferred(c)                  166,500       166,500
  Manufacturer of Bible covers and Christian                136,438 units of common(c)                         37,000        37,000
    themed apparel and gifts                                Warrant to purchase 74,000 units of common(c)          --            --
                                                                                                           ----------     ---------

                                                                                                            1,147,000     1,147,000
                                                                                                           ----------     ---------

Handy Industries, LLC(a)                                    12.5% debt security, due January 8, 2007          890,222       890,222
  Marshalltown, Iowa                                        167,171 units Class B preferred(c)                167,171       167,171
  Manufacturer of lifts for motorcycles,                    Membership interest                                 1,357         1,357
    trucks and industrial metal products                                                                   ----------     ---------
                                                                                                            1,058,750     1,058,750
                                                                                                           ----------     ---------


22 MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2002


o MANUFACTURING CONTINUED:


                                                                                         PERCENT OF
COMPANY                                     SECURITY                                     NET ASSETS               VALUE         COST
-------                                     --------                                     ----------               -----         ----

Hicklin Engineering, L.C.(a)                10% debt security, due June 30, 2003                             $  740,000      740,000
  Des Moines, Iowa                          Membership interest                                                 100,127          127
  Manufacturer of auto and truck trans-                                                                      ----------    ---------
    mission and brake dynamometers                                                                              840,127      740,127
                                                                                                             ----------    ---------

Humane Manufacturing, LLC(b)                12% debt security, due April 3, 2003                                784,300      784,300
  Baraboo, Wisconsin                        Membership interest(c)                                              101,200      101,200
  Manufacturer of rubber mats for anti-                                                                      ----------    ---------
    fatigue, agricultural, exercise and                                                                         885,500      885,500
    roofing markets                                                                                          ----------    ---------

KW Products, Inc.(a)                        11% debt security, due June 15, 2005                                271,197      271,197
  Marion, Iowa                              11% debt security, due June 15, 2005                                285,954      285,954
  Manufacturer of automobile aftermarket    29,340 common shares(c)                                             188,813       92,910
    engine and brake repair machinery       Warrant to purchase 8,879 common shares(c)                               --           --
                                                                                                             ----------    ---------

                                                                                                                745,964      650,061
                                                                                                             ----------    ---------

Linton Truss Corporation                    11% debt security, no scheduled due date                            179,890      179,890
  Delray Beach, Florida                     542.8 common shares(c)                                                   --           --
  Manufacturer of residential roof          400 shares Series 1 preferred(c)                                    540,000       40,000
    and floor truss systems                 11% debt security, no scheduled due date                             13,000       13,000
                                            Warrant to purchase common shares(c)                                     15           15
                                            Warrant to purchase common shares(c)                                     --           --
                                            Warrant to purchase common shares(c)                                     --           --
                                                                                                             ----------    ---------

                                                                                                                732,905      232,905
                                                                                                             ----------    ---------

M.A. Gedney Company(a)                      Warrant to purchase 2,006 common shares(c)                               --           --
  Chaska, Minnesota                         14% debt security, due July 22, 2007                                143,561      282,714
  Pickle processor                          10% debt security, due July 3, 2009                                 519,074    1,042,556
                                            Warrant to purchase 497,535 common shares(c)                             --           --
                                                                                                             ----------    ---------

                                                                                                                662,635    1,325,270
                                                                                                             ----------    ---------

Magnum Systems, Inc.(a)                     12% debt security, due May 31, 2003                                 547,163      574,163
  Parsons, Kansas                           48,038 common shares(c)                                              48,038       48,038
  Manufacturer of industrial bagging        292,800 shares preferred(c)                                         304,512      304,512
    equipment                               Warrant to purchase 56,529 common shares(c)                         210,565          565
                                                                                                             ----------    ---------

                                                                                                              1,137,278      927,278
                                                                                                             ----------    ---------

Penn Wheeling Acquisition Company,          13% debt security, due March 10, 2007                              694,000       694,000
  LLC(a)                                    62 units Class B membership interest(c)                            654,478        62,000
  Glen Dale, West Virginia                  24 units Class C membership interest(c)                            254,409        24,000
  Metal closure manufacturer                13% debt security, due March 10, 2007                              203,000       203,000
                                            8 units Class C membership interest(c)                                  --            --
                                            13% debt security, due March 10, 2007                              136,500       136,500
                                            3 units Class C membership interest(c)                                  --            --
                                                                                                             ----------    ---------

                                                                                                              1,942,387    1,119,500
                                                                                                             ----------    ---------




                                                  MACC PRIVATE EQUITIES INC.  23

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2002


o MANUFACTURING CONTINUED:

                                                                                            PERCENT OF
COMPANY                                           SECURITY                                  NET ASSETS       VALUE           COST
-------                                           --------                                  ----------       -----           ----
Pratt-Read Corporation(a)                     13,889 shares Series A preferred                            $   750,000        750,000
  Bridgeport, Connecticut                     Warrant to purchase common shares(c)                                 --             --
  Manufacturer of screwdriver shafts and      7,718 shares Series A preferred                                 416,667        416,667
    handles and other hand tools              Warrant to purchase common shares(c)                                 --             --
                                              12% debt security, due December 31, 2002                        194,460        194,460
                                              Warrant to purchase common shares(c)                                 --             --
                                                                                                          -----------     ----------
                                                                                                            1,361,127      1,361,127
                                                                                                          -----------     ----------

Simoniz USA, Inc.                             12% debt security, due January 2, 2002                          691,735        691,735
  Bolton, Connecticut                         Warrant to purchase common shares(c)                            301,566             --
  Producer of cleaning and wax                                                                             -----------    ----------
    products under both the Simoniz
    brand and private label brand names                                                                        993,301       691,735
                                                                                                           -----------    ----------

Spectrum Products, LLC(b)                     13% debt security, due October 9, 2006                         1,077,650     1,077,650
  Missoula, Montana                           385,000 units Series A preferred                                 385,000       385,000
  Manufacturer of equipment for the           Membership interest                                                  351           351
    swimming pool industry                                                                                 -----------    ----------
                                                                                                             1,463,001     1,463,001
                                                                                                           -----------    ----------
      Total manufacturing                                                                     118.36%       18,531,194    16,550,140
                                                                                              ======       -----------    ----------

o SERVICE:

A-Plus Galvanizing, Inc.                         12% debt security, due February 11, 2005(c)                   847,000       847,000
  Salina, Kansas                                 Warrant to purchase 16,940 common shares(c)                         1             1
  Specialty metal galvanizing                                                                              -----------    ----------
                                                                                                               847,001       847,001
                                                                                                           -----------    ----------

Alaniz Holding, LLC(a)                           537.634 units of preferred(c)                                 537,634       537,634
  Mt. Pleasant, Iowa                             Membership interest                                           637,366        47,366
  Provider of turnkey services for non-profit                                                              -----------    ----------
    fund raising                                                                                             1,175,000       585,000
                                                                                                           -----------    ----------

Big J Enterprises, LLC(b)                        12% debt security, due August 20, 2004                        562,500       562,500
  Albuquerque, New Mexico                        Membership interest                                           703,250       263,250
  Electrical-mechanical contractor with an                                                                 -----------    ----------
    in-plant construction and maintenance focus                                                              1,265,750       825,750
                                                                                                           -----------    ----------
Concentrix Corporation(a)                        3,758,750 shares Series A preferred(c)                      1,503,500     2,255,250
  Pittsford, New York                            130,539 shares Series C preferred(c)                           78,323       104,431
  Provides marketing outsourcing solutions       261,078 shares Series D preferred(c)                          208,862       208,862
    including telemarketing, fulfillment                                                                   -----------    ----------
    and web communications                                                                                   1,790,685     2,568,543
                                                                                                           -----------    ----------

Encompass Services Corporation                   36,290 common shares(c)                                             1       530,502
  Houston, Texas                                                                                           -----------    ----------
  Commercial facilities management
    services provider

FreightPro, Inc.                                 12.5% debt security, due February 21, 2007                    262,500       262,500
  Overland Park, Kansas                          Warrant to purchase 243,810 common shares(c)                        1             1
  Internet based outsource provider of           12.5% debt security, due February 15, 2007                     87,500        87,500
    freight logistics                            Warrant to purchase 81,270 common shares(c)                         1             1
                                                 Warrant to purchase 41,097.80 common shares(c)                     --            --
                                                                                                           -----------    ----------
                                                                                                               350,002       350,002
                                                                                                           -----------    ----------


24  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2002


o SERVICE CONTINUED:


                                                                                          PERCENT OF
COMPANY                                 SECURITY                                          NET ASSETS         VALUE           COST
---------                               --------                                          ----------         -----           ----
Hook-Up, Inc.                           780,000 shares Series A preferred(c)                            $  623,996       780,000
  Joplin, Missouri                      195,000 shares Series A preferred(c)                               155,999       195,000
  Provider of truck drive-away,         Warrant to purchase 694,787 common shares(c)                            24            24
    internet based auction and related                                                                  ----------    ----------
    services to the commercial                                                                             780,019       975,024
    truck industry                                                                                      ----------    ----------

Inergy, LP                              Membership interest                                              2,606,240     1,596,000
  Kansas City, Missouri                                                                                 ----------    ----------
  Propane distributor

Lee Mathews Equipment, Inc.             12% debt security, due March 10, 2005                              500,000       500,000
  Kansas City, Missouri                 Warrant to purchase 153,654 common shares(c)                            30            30
  Distributor of industrial             12% debt security, due March 10, 2005                               60,606        60,606
    pump systems                                                                                        ----------    ----------
                                                                                                           560,636       560,636
Monitronics International, Inc.         73,214 common shares(c)                                         ----------    ----------
  Dallas, Texas                                                                                            605,582        54,702
  Provides home security systems                                                                        ----------    ----------
    monitoring services

Morgan Ohare, Inc.(b)                   0% debt security, due January 1, 2007(c)                         1,012,500     1,125,000
  Addison, Illinois                     14% debt security, due January 1, 2007(c)                          375,000       375,000
  Fastener plating and heat treating    Warrant to purchase 57 common shares(c)                                  1             1
                                        14% debt security, due January 1, 2007(c)                           75,000        75,000
                                        14% debt security, due January 1, 2007(c)                          225,000       225,000
                                        14% debt security, due January 1, 2007(c)                           56,250        56,250
                                        14% debt security, due January 1, 2007(c)                           22,500        22,500
                                                                                                        ----------    ----------
                                                                                                         1,766,251     1,878,751
                                                                                                        ----------    ----------
Organized Living, Inc.                  400,000 shares Series A preferred                                  400,000       400,000
  Lenexa, Kansas                        145,204 shares Series A preferred                                  143,227       143,227
  Retail specialty stores for           130,435 shares Series B preferred                                  150,000       150,000
    storage and organizational          43,478 shares Series B preferred                                    50,001        50,001
    products                            41,680 shares Series B Preferred                                    47,932        47,932
                                        94,241 shares Series C preferred                                   120,029       120,029
                                        71,428.5714 shares Series C preferred                              100,000       100,000
                                        9,295 shares Series C preferred                                     13,012        13,012
                                        104,167 shares Series D preferred                                  250,001       250,001
                                        34,722 shares Series D preferred                                        --            --
                                                                                                        ----------    ----------
                                                                                                         1,274,202     1,274,202
                                                                                                        ----------    ----------
SMWC Acquisition Co., Inc.(a)           13% debt security, due May 19, 2007                                463,100       463,100
  Kansas City, Missouri                 1,320 common shares(c)                                              42,900        42,900
  Steel distribution and processing     Warrant to purchase 1,100 common shares(c)                              --            --
                                        Warrant to purchase 1,100 common shares(c)                              --            --
                                                                                                        ----------    ----------
                                                                                                           506,000       506,000
                                                                                                        ----------    ----------
TransCore Holdings, Inc.                7% debt security, due February 6, 2009(c)                          245,159       245,159
  Hummelstown, Pennsylvania             13% debt security, due December 31, 2006(c)                        263,602       263,602
  Legal, audit, logistical and          Warrant to purchase 1,296.48 common shares(c)                       24,000        24,000
    internet e-business services          Warrant to purchase 107.82 common shares(c)                           --            --
    for the trucking industry                                                                           ----------    ----------
                                                                                                           532,761       532,761
                                                                                                        ----------    ----------


MACC PRIVATE EQUITIES INC.  25

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2002

o SERVICE CONTINUED:

                                                                                         PERCENT OF
COMPANY                                      SECURITY                                    NET ASSETS       VALUE             COST
-------                                      ---------                                   ----------    ------------      ----------
Warren Family Funeral Homes, Inc.            12% debt security, due June 29, 2006                      $     96,250          96,250
  Topeka, Kansas                             Warrant to purchase 231 common shares(c)                             8               8
  Provider of value priced funeral services  12% debt security, due June 29, 2006                           192,500         192,500
                                             Warrant to purchase 115 common shares(c)                             4               4
                                                                                                       ------------      ----------
                                                                                                            288,762         288,762
                                                                                                       ------------      ----------
Water Creations, Inc.(a)                     225,000 common shares(c)                                             1       1,125,000
  Des Moines, Iowa                           9% debt security, due June 30, 2004(c)                              --          46,023
  Distributor of pond and water garden       8,296 common shares(c)                                              --         156,477
    products                                 Warrant to purchase common shares(c)                                --              --
                                             15% debt security, due June 30, 2005(c)                             --         275,735
                                             Warrant to purchase common shares(c)                                --              --
                                             Warrant to purchase common shares(c)                                --              --
                                             2 Certificates of Deposit held as guarantees(c)                     --         439,035
                                                                                                       ------------      ----------
                                                                                                                  1       2,042,270
                                                                                                       ------------      ----------
      Total service                                                                           91.65%     14,348,893      15,415,906
                                                                                              ======   ------------      ----------

o TECHNOLOGY AND COMMUNICATIONS:

Cirque Corporation                           100,000 shares Series A preferred(c)                           167,499         335,000
  Salt Lake City, Utah                       55,834 shares Series A preferred(c)                            167,503         335,004
  Develops and markets input solutions       76,746 shares common -- Indelelink Corporation(c)                   --              --
    for the electronics industry                                                                       ------------      ----------
                                                                                                            335,002         670,004
                                                                                                       ------------      ----------
Divine, Inc.                                 8,904 common shares(c)                                          21,043       1,832,160
  Chicago, Illinois                                                                                    ------------      ----------
  Database mining and analysis

Eagle West, L.L.C.(a)                        12% debt security, due October 31, 2004(c)                      69,220         665,812
  Mesa, Arizona                              Membership interest(c)                                              --         197,779
  Consolidator of cable TV systems           Membership interest(c)                                              --             186
                                             12% debt security, due November 1, 2005(c)                      30,780         296,020
                                             Membership interest(c)                                              --          83,492
                                             Membership interest(c)                                              --              17
                                                                                                       ------------      ----------
                                                                                                            100,000       1,243,306
                                                                                                       ------------      ----------
EmerGen, Inc.                                154,798 shares Series A preferred                              464,396         464,396
  Salt Lake City, Utah                       Warrant to purchase 15,480 common shares(c)                         --              --
  Gene research and discovery company                                                                  ------------      ----------
                                                                                                            464,396         464,396
                                                                                                       ------------      ----------
Feed Management Systems, Inc.(a)             540,551 common shares(c)                                       760,500       1,327,186
  Fairmont, Minnesota                        39,415 shares Series A preferred(c)                             22,559          39,415
  Batch feed software and systems            66,600 shares Series A preferred(c)                             38,118          66,600
    and B2B internet services                8,294 shares Series A preferred(c)                               4,747           8,294
                                             400,000 shares Series A preferred(c)                           228,936         400,000
                                             160,000 shares Series A preferred(c)                           160,000         160,000
                                                                                                       ------------      ----------
                                                                                                          1,214,860       2,001,495
                                                                                                       ------------      ----------

26  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2002

o TECHNOLOGY AND COMMUNICATIONS CONTINUED:

                                                                                              PERCENT OF
COMPANY                                    SECURITY                                           NET ASSETS      VALUE          COST
-------                                    --------                                           ----------      -----          ----
Miles Media Group, Inc.(a)                 1,000 common shares(c)                                          $   440,000       440,000
  Sarasota, Florida                        100 common options(c)                                                    --            --
  Tourist magazine publisher               12% debt security, due September 24, 2007                           374,925       374,925
                                           150 shares Series A preferred(c)                                    375,000       375,000
                                           Warrant to purchase 831 common shares(c)                                 75            75
                                           12% debt security, due September 24, 2007                           124,992       124,992
                                           50 shares Series A preferred(c)                                     125,000       125,000
                                           Warrant to purchase 92 common shares(c)                                   8             8
                                                                                                           -----------    ----------
                                                                                                             1,440,000     1,440,000
                                                                                                           -----------    ----------
NewPath Communications, LC(a)              10% debt security, due April 16, 2002(c)                            211,461       847,000
  Des Moines, Iowa                         Membership interest(c)                                                  385           385
  Rural cable TV network provider                                                                          -----------    ----------
                                                                                                               211,846       847,385
                                                                                                           -----------    ----------
Phonex Broadband Corporation               1,855,302 shares Series A preferred(c)                            1,155,000     1,155,000
  Midvale, Utah                                                                                            -----------    ----------
  Power line communications


Portrait Displays, Inc.(a)                 535,715 shares Series B preferred(c)                                449,999       750,001
  Pleasanton, California                   71,429 shares Series C preferred(c)                                 100,001       100,001
  Designs and markets pivot enabling       Warrant to purchase 13,570 Series C preferred(c)                         --            --
    software for LCD computer monitors     Warrant to purchase 12,240 Series C preferred(c)                         --            --
                                           Warrant to purchase 27,160 Series C preferred(c)                         --            --
                                           911,300 shares Series D preferred(c)                                150,000       150,000
                                                                                                           -----------    ----------
                                                                                                               700,000     1,000,002
                                                                                                           -----------    ----------
RSI Holdings, Inc.                         11% debt security, due August 22, 2002                              406,535       406,535
  Fargo, North Dakota                      Warrant to purchase 1,188 common shares(c)                          627,442            --
  Satellite simulcast communications and   Warrant to purchase 562 common shares(c)                            295,267            --
    services to the gaming industry                                                                        -----------    ----------
                                                                                                             1,329,244       406,535
                                                                                                           -----------    ----------
SnapNames.com, Inc.                        10% debt security, due March 15, 2007                               775,000       775,000
  Portland, Oregon                         Warrant to purchase 465,000 common shares(c)                             --            --
  Domain name management                                                                                   -----------    ----------

                                                                                                               775,000       775,000
                                                                                                           -----------    ----------
        Total technology and communications                                                   49.48%         7,746,391    11,835,283
                                                                                              ======       -----------    ----------
                                                                                                           $40,626,478    43,801,329
                                                                                                           ===========    ==========

(c) Presently nonincome producing

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

                                                  MACC PRIVATE EQUITIES INC.  27

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2002

(a) Affiliated company. Represents ownership of greater than 5% to 25% of the outstanding voting securities of the issuer, and is or was an affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2002. Transactions during the period in which the issuers were affiliated companies are as follows:

                                       BEGINNING      PURCHASE        SALES       ENDING    DIVIDEND     INTEREST      NET REALIZED
DESCRIPTION                                 COST          COST         COST         COST      INCOME       INCOME    GAINS (LOSSES)
---------------------------------    -----------     ---------    ---------   ----------    --------    ---------    --------------
Alaniz Holding, LLC                  $   585,000            --           --      585,000     101,545           --                --
Aviation Manufacturing Group, LLC        770,039            --           --      770,039      90,570       86,240                --
Centrum Industries, Inc.               1,254,903            --    1,254,903           --          --           --        (1,254,903)
Concentrix Corporation                 2,255,250       313,293           --    2,568,543          --           --                --
Deluxe Ice Cream Acquisition Corp.       756,024            --       22,507      733,517          --       86,183                --
DTMP Acquisition Company               1,112,239       162,774           --    1,275,013          --      131,832                --
Eagle West, L.L.C.                     1,243,306            --           --    1,243,306          --           --                --
Feed Management Systems, Inc.          1,421,254       580,241           --    2,001,495          --        3,335            10,597
Gregg Manufacturing, Inc.              1,147,000            --           --    1,147,000          --      113,220                --
Handy Industries, LLC                  1,092,795            --    1,092,795           --          --       27,399           537,818
Handy Industries, LLC                         --     1,058,750           --    1,058,750      21,291       81,913                --
Hicklin Engineering, L.C.                765,177            --       25,050      740,127      13,978       76,129                --
KW Products, Inc.                        657,945            --        7,884      650,061          --       61,954                --
M.A. Gedney Company                    1,325,270            --           --    1,325,270          --      140,649                --
Magnum Systems, Inc.                     927,278            --           --      927,278          --       68,900                --
Miles Media Group, Inc.                  440,000     1,000,000           --    1,440,000          --       11,940                --
NewPath Communications, LC               847,385            --           --      847,385          --           --                --
Penn Wheeling Acquisition
 Co., LLC                                983,000       136,500           --    1,119,500      43,085      128,130                --
Portrait Displays, Inc.                1,000,002            --           --    1,000,002          --           --                --
Pratt-Read Corporation                 1,166,667       194,460           --    1,361,127     108,797        4,019                --
SMWC Acquisition Co., Inc.                    --       506,000           --      506,000          --       22,409                --
Stasis Corporation                     2,250,000            --    2,250,000           --          --           --        (2,250,000)
Water Creations, Inc.                  1,327,500       714,770           --    2,042,270          --           --                --
                                     -----------     ---------    ---------   ----------    --------    ---------    --------------
Total                                $23,328,034     4,666,788    4,653,139   23,341,683     379,266    1,044,252        (2,956,488)
                                     ===========     =========    =========   ==========    ========    =========    ==============

(b) Controlled company. Represents ownership of greater than 25% of the outstanding voting securities of the issuer, and is or was a controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2002. Transactions during the period in which the issuers were controlled affiliates are as follows.

                                       BEGINNING      PURCHASE        SALES       ENDING    DIVIDEND     INTEREST      NET REALIZED
DESCRIPTION                                 COST          COST         COST         COST      INCOME       INCOME    GAINS (LOSSES)
---------------------------------    -----------     ---------    ---------   ----------    --------    ---------    --------------
Big J Enterprises, LLC               $   825,750            --           --      825,750          --       67,500                --
Humane Manufacturing, LLC                885,500            --           --      885,500          --       94,116                --
Morgan Ohare, Inc.                     1,293,750       585,001           --    1,878,751          --        5,055                --
Spectrum Products, LLC                        --     1,463,001           --    1,463,001      44,930      138,927                --
                                     -----------     ---------    ---------   ----------    --------    ---------    --------------
Total                                $ 3,005,000     2,048,002           --    5,053,002      44,930      305,598                --
                                     ===========     =========    =========   ==========    ========    =========    ==============

(c) Presently nonincome producing

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

28  MACC PRIVATE EQUITIES INC.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
SEPTEMBER 30, 2002

(A) For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

(B) At September 30, 2002, all securities, except for Encompass Services Corporation and a portion of the securities held of Divine, Inc. (formerly Delano Technology Corporation), are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

(C) At September 30, 2002, the cost of securities for federal income tax purposes was $46,237,289, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

         Unrealized appreciation                               $    6,580,889
         Unrealized depreciation                                  (12,191,700)
                                                               --------------
            Net unrealized depreciation                        $   (5,610,811)
                                                               ==============

(D) The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, thirty-two of these restricted securities include registration rights and thirteen of these restricted securities do not include registration rights. Within the thirty-two securities that include registration rights, the actual rights include the following general characteristics:

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

PORTFOLIO CHANGES DURING THE YEAR

NEW INVESTMENTS AND ADDITIONS TO PREVIOUS INVESTMENTS

                                                     Amount Invested
                                                     ---------------
Concentrix Corporation                               $    313,294
Feed Management Systems, Inc.                             560,000
FreightPro, Inc.                                          350,001
Handy Industries, LLC                                   1,058,750
M.A. Gedney Company                                       280,000
Miles Media Group, Inc.                                 1,000,000
Morgan Ohare, Inc.                                        585,000
Penn Wheeling Acquisition Company, LLC                    136,500
Phonex Broadband Corporation                            1,155,000
Pratt-Read Corporation                                    194,460
SMWC Acquisition Co., Inc.                                506,000
SnapNames.com, Inc.                                       775,000
Spectrum Products, LLC                                  1,463,001
                                                     ------------
                                                     $  8,377,006
                                                     ============


DISPOSITIONS

                                                                      Amount
                                                       Cost          Received
                                                    -----------     -----------
Central Fiber Corporation                           $        --     $    53,333
Delano Technology Corporation                            46,624          94,490
Handy Industries, LLC                                 1,092,795       1,630,613
Tru-Circle Corporation                                       --         308,083
                                                    -----------     -----------
                                                    $ 1,139,419     $ 2,086,519
                                                    ===========     ===========


REPAYMENTS RECEIVED                                                 $ 1,273,909
                                                                    ===========



                                                   MACC PRIVATE EQUITIES INC. 29

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SHAREHOLDER INFORMATION


o        Stock Transfer Agent

         Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660 (telephone (800) 288-9541 and (800) 231-5469 (TDD), and
         www.melloninvestor.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

o        Shareholders

         MACC had approximately 2,359 record holders of its common stock at November 29,2002.

o        Annual Meeting

         The Annual Meeting of Shareholders of MACC will be held on Tuesday February 25,2003, at 10:00 a.m. at the Crowne Plaza Five Seasons Hotel, 350 First Avenue N.E., Cedar Rapids, Iowa.

o        Dividends

         MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 2002 MACC did not declare a dividend payment. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

o        Market Prices

         The common stock of MACC is traded on the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") SmallCap Market under the symbol "MACC." Prior to December, 2002, MACC common stock was traded on the NASDAQ National Market. At the close of business on October 31,2002, the bid price for shares of MACC'S common stock was $3.55. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2002 and 2001 were taken from quotations provided to MACC by the National Association of Securities Dealers, Inc:



                                HIGH             LOW
                               ------           -----
December 31, 2000              $ 7.97          $ 7.66
March 31, 2001                   9.43            6.67
June 30, 2001                    8.03            6.90
September 30, 2001               7.25            6.06
December 31, 2001                8.75            5.55
March 31, 2002                   6.40            4.56
June 30, 2002                    4.58            3.76
September 30, 2002               4.00            3.25
                               ------          ------

High and low bid quotations have been adjusted to reflect the payment of a 20% stock split effected in the form of a stock dividend on March 31, 2001.

Such over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions.


30   MACC PRIVATE EQUITIES INC.