Form 10-K, Exhibit 13
period 2003-09-30
MACC PRIVATE EQUITIES INC
filed 2003-12-29
CIK 923808

                                   EXHIBIT 13

                               2003 ANNUAL REPORT

                                                                               .
                                                                               .
                                                                               .

FINANCIAL REPORT

CONTENTS

 5       SELECTED FINANCIAL DATA

 6       MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

13       INDEPENDENT AUDITORS' REPORT

32       SHAREHOLDERS INFORMATION

33       OFFICERS & DIRECTORS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                      2003              2002              2001             2000               1999
----------------------------------------------------------------------------------------------------------------------
Investment (expense) income       $ (2,206,134)         (926,634)         (284,263)           50,810            (7,459)
net of tax

Net realized (loss) gain on         (3,600,749)       (4,592,480)        2,488,350        (2,266,652)        3,293,177
investments, net of tax

Net change in unrealized             2,896,291         1,132,647        (8,477,187)        4,478,415          (607,771)
appreciation/depreciation         ------------      ------------      ------------      ------------      ------------
on investments

Net (decrease) increase           $ (2,910,592)       (4,386,467)       (6,273,100)        2,262,573         2,677,947
in net assets from operations     ============      ============      ============      ============      ============

Net (decrease) increase in               (1.25(1))         (1.88(1))         (2.69(1))          0.97(2)           1.15(3)
net assets from operations        ============      ============      ============      ============      ============
per common share

Total assets                      $ 41,233,118        44,013,701        41,395,958        46,607,466        38,535,445
                                  ============      ============      ============      ============      ============

Total long term debt              $ 27,940,000        27,934,004        20,972,463        20,320,922        13,763,123
                                  ============      ============      ============      ============      ============

(1) Computed using 2,329,255 shares outstanding at September 30, 2003, September 30, 2002 and September 30, 2001.

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans," or similar language. In connection with these safe-harbor provisions, MACC has identified herein important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC's portfolio investments, the effects of general economic conditions on MACC's portfolio companies, the effects of recent or future losses on the ability of MorAmerica Capital to comply with applicable regulations of the Small Business Administration and MorAmerica Capital's ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, contractions in the markets for corporate acquisitions and initial public offerings, and an adverse outcome on the pending arbitration proceedings against MorAmerica Capital. MACC further cautions that such factors are not exhaustive or exclusive. MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

RESULTS OF OPERATIONS

         MACC's investment income includes income from interest, dividends and fees. Investment expense, net represents total investment income minus total operating expenses and income tax expense. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These gains and losses are not included in investment expense, net. However, another one of MACC's on-going goals is to achieve net investment income and increased earnings stability. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. MACC also earns interest on short-term investments of cash.

FISCAL 2003 COMPARED TO FISCAL 2002

                                                 For the year ended
                                                     September 30,
                                             ----------------------------
                                                2003              2002            CHANGE
                                             ----------------------------       -----------
Investment income                            $ 2,544,725        2,997,551         (452,826)
Operating expenses                            (4,735,859)      (3,825,185)        (910,674)
Income tax expense                               (15,000)         (99,000)          84,000
                                             -----------       ----------       ----------

Investment expense, net                       (2,206,134)        (926,634)      (1,279,500)
                                             -----------       ----------       ----------

Net realized loss on investments              (3,600,749)      (4,592,480)         991,731

Net change in unrealized depreciation/
  appreciation on investments                  2,896,291        1,132,647        1,763,644
                                             -----------       ----------       ----------

Net loss on investments                         (704,458)      (3,459,833)       2,755,375
                                             -----------       ----------       ----------

Net change in net assets from operations     $(2,910,592)      (4,386,467)       1,475,875
                                             ===========       ==========       ==========

Net asset value:

         Beginning of period                 $      6.72             8.60
                                             ===========      ===========

         End of period                       $      5.47             6.72
                                             ===========      ===========

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

INVESTMENT INCOME

         During the fiscal year ended September 30, 2003, total investment income was $2,544,725, a decrease of 15% from fiscal year 2002 investment income of $2,997,551. The decrease during the current year was the net result of decreases in interest income of $342,804, or 16%, dividend income of $64,840, or 10% and processing fees of $80,195, or 78%, and an increase in other income of $35,013, or 37%. MACC attributes the decease in interest income primarily to no new investments made during fiscal year 2003, the placing of debt portfolio securities issued by five portfolio companies on non-accrual of interest status during fiscal year 2003, MACC's receipt of $1,425,013 in principal payments on several of its debt portfolio investments and the write-off of two portfolio company debt security investments totaling $1,723,857. In most cases, MACC is subordinated to senior secured financing and its ability to collect interest is subject to the terms of the senior financing and subordination agreements. A significant number of the portfolio investments that were placed on non-accrual of interest status during fiscal years 2003 and 2002 had ceased making current interest payments to MACC as a result of these subordination provisions. Dividend income for fiscal years 2003 and 2002 represents dividends received on eight existing portfolio companies, five of which are distributions from limited liability companies. Dividend income decreased in fiscal year 2003 because the distributions from the limited liability companies during fiscal year 2002 were larger than the distributions in fiscal year 2003. Processing fees decreased in fiscal year 2003 primarily as a result of fewer new and follow-on investments made during fiscal year 2003. The increase in other income is due to advisory fees received on two portfolio companies during fiscal year 2003, as compared to advisory fees received on only one portfolio company in fiscal year 2002. The timing and amount of dividend income, income from the collection of processing fees on new investments and other income are difficult to predict.

OPERATING EXPENSES

         Net operating expenses of MACC increased by 24% in fiscal year 2003 to $4,735,859 from $3,825,185 in fiscal year 2002. The relative increase in net operating expenses is the net result of increases of $185,548, or 9%, in interest expense, $705,014, or 194%, in professional fees, $288,743 in net unrealized loss on other assets, and a decrease of $217,000, or 19%, in management fees (net of management fees waived). Interest expense increased due to the accrual of a full year of interest during fiscal year 2003 on additional borrowings of $6,955,000 from the Small Business Administration in fiscal year 2002. Professional fees increased primarily due to increased legal expenses due to arbitration proceedings related to the sale of a former portfolio company and compliance with new securities and exchange corporate governance requirements. Because these arbitration proceedings are expected to conclude during the first half of fiscal year 2004, MACC expects legal expenses for fiscal year 2004 to be less than in fiscal year 2003. Net unrealized loss on other assets increased $288,743 primarily due to the change in the other assets loss provision which was recorded in fiscal year 2003. Management fees (net of management fees waived) decreased due to MACC's investment advisor agreeing to a voluntary, temporary reduction in management fees to reduce the expenses of MACC.

NET INVESTMENT EXPENSE

         MACC had investment expense, net in fiscal year 2003 of $2,206,134, an increase of 138% from investment expense, net of $926,634 in fiscal year 2002. The increase in investment expense, net is the net result of the decrease in investment income and increase in operating expenses described above.

REALIZED LOSS ON DISPOSITION OF INVESTMENTS

         MACC recorded a net realized loss on investments in fiscal 2003 of $3,600,749, as compared to a net realized loss of $4,592,480 in fiscal year 2002. The fiscal year 2003 net realized loss is the net result of $875,137 of realized gains from three portfolio companies and the recovery of $42,605 from one portfolio company investment which was written off in a prior period, offset by a realized loss of $236,785 from the sale of one portfolio company, of which $335,002 was previously recorded as unrealized depreciation, and realized losses of $4,281,706 from the write-off of four portfolio companies, of which $3,716,076 was previously recorded as unrealized depreciation. Management does not attempt to maintain a comparable level of realized gains quarter to quarter but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments.

CHANGES IN UNREALIZED APPRECIATION/DEPRECIATION OF INVESTMENTS

         MACC had unrealized depreciation of $278,560 at September 30, 2003, a positive change of $2,896,291, or 91%, from the $3,174,851 of unrealized depreciation at September 30, 2002. This resulted in a net loss on investments for fiscal year 2003 of $704,458, as compared to a net loss on investments of $3,459,833 for fiscal year 2002. The fiscal year 2003 change in unrealized appreciation/depreciation is the net effect of increases in fair value of seven portfolio companies totaling $2,820,241, decreases in fair value of thirteen portfolio companies totaling $3,673,462, the reversal of appreciation of $301,566 in one portfolio investment from the sale of warrants resulting in a realized gain, the reversal of depreciation of $335,002 in one portfolio investment from the sale of the investment resulting in a realized loss, and the reversal of $3,716,076 of depreciation resulting from the write-off of the investment in four portfolio investments.

         Net change in unrealized appreciation/depreciation on investments represents the change for the period in the unrealized appreciation net of unrealized depreciation on MACC's total investment portfolio. When MACC increases the fair value of a portfolio investment above its cost, the unrealized appreciation for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, unrealized depreciation for the portfolio as a whole increases. When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as a whole decreases as the gain is realized. Similarly, when MACC sells or writes off a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

CHANGES IN NET ASSETS FROM OPERATIONS

         As a result of the items described above, MACC experienced a decrease of $2,910,592, or 19%, in net assets during fiscal year 2003, and the resulting net asset value per share was $5.47 at September 30, 2003, as compared to $6.72 at September 30, 2002. Management attributes these disappointing results primarily to the negative effect that general economic conditions during fiscal year 2003 had on MACC's investment income and the valuation of certain portfolio investments, and the negative effects that increased professional fees and interest expense had on MACC's operating expenses. Nevertheless, the majority of MACC's forty portfolio companies continue to perform well. MACC realized gains on three portfolio companies and seven portfolio investments increased in value during fiscal year 2003. If the economy continues to improve over the next twelve months, management believes MACC's portfolio is positioned to be able to realize significant gains.

          To mitigate the effects of the current economic environment on MACC's operating performance during fiscal 2003, MACC's investment advisor voluntarily agreed to reduce the amount of management fees payable by MACC from January 1, 2003 through February 29, 2004. In addition, MACC reduced its projected investment rate and projected borrowing rate in the revised fiscal 2003 budget. Recent years have been difficult years for the venture capital industry, with few comparisons to past business cycles. The declines in the stock market, increased regulations, world tensions, terrorism and the continuing conflict in Iraq, all contribute to increased risk and uncertainty to future performance of MACC's investment portfolio. If the economy continues to improve, management believes MACC's investment portfolio will benefit from improved operating performance at a number of portfolio companies and from a more robust market for corporate acquisitions and investments.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

         To date, MACC has relied upon several sources to fund its investment activities, including MACC's cash and money market accounts and the Small Business Investment Company ("SBIC") leverage program operated by the Small Business Administration (the "SBA").

         MACC, through its wholly-owned subsidiary, MorAmerica Capital, from time to time may seek to procure additional capital through the SBIC leverage program to provide a portion of its investment capital requirements. At present, capital with a commitment period of up to four years is available through the SBIC leverage program and MACC anticipates that capital will be available in future periods.

         As an SBIC, MorAmerica Capital is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. As of September 30, 2003, the capital of MorAmerica Capital was impaired less than the maximum impairment percentage permitted under SBA Regulations. No assurances can be given, however, that MorAmerica Capital will continue to be less than the maximum impairment percentage in future periods if MorAmerica Capital continues to experience negative operating results. If MorAmerica Capital would exceed the maximum impairment percentage in future periods, a number of events could occur which could have a material adverse effect on the financial position, results of operations, cash flow and liquidity of MACC and MorAmerica Capital. MorAmerica Capital is currently limited by the SBA Regulations in the amount of distributions it may make to MACC. Because MACC historically has relied in large part on distributions from MorAmerica Capital to fund its operating expenses and other cash requirements, MACC is currently evaluating a number of alternatives to seek to provide sufficient liquidity at the parent-company level.

         As of September 30, 2003, MACC's cash and money market accounts totaled $722,691. MACC has commitments for an additional $3,500,000 and $6,500,000 in SBA guaranteed debentures, which expire on September 30, 2005 and September 30, 2007, respectively. Subject to the risks and uncertainties described in this annual report, including the pending arbitration proceedings described in note 5 to the consolidated financial statements, MACC believes that its existing cash and money market accounts, the $10,000,000 SBA commitments, and other anticipated cash flows, will provide adequate funds for MACC's anticipated cash requirements during fiscal year 2004, including portfolio investment activities, interest payments on outstanding debentures payable and administrative expenses. MACC's current investment objective is to invest up to $2,500,000 in new and follow-on investments during fiscal year 2004, subject to further adjustment based upon current economic and operating conditions.

         Debentures payable are composed of $27,940,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,150,000 in fiscal year 2005, $1,000,000 in fiscal year 2007, $2,500,000 in fiscal year 2009, $9,000,000 in fiscal year 2010, $5,835,000 in fiscal year 2011, and $7,455,000 in fiscal year 2012. The $2,150,000 due in fiscal year 2005 had an original maturity date of September 1, 2003. MACC was not allowed by the SBA to rollover the $2,150,000 into a new ten year debenture. Instead, the SBA agreed to not exercise its right to demand payment of the debenture before November 1, 2004. Subject to the risks and uncertainties described in this annual report, it is anticipated MorAmerica Capital will be able to roll over these debentures with new ten-year debentures when they mature.

         MACC currently anticipates that it will rely primarily on its current cash and money market accounts, the SBIC capital program and its cash flows from operations to fund its investment activities and other cash requirements during fiscal year 2004. In fiscal year 2004, through December 5, 2003, MACC has received approximately $5,150,000 in cash proceeds from the sale of three portfolio investments. MACC also anticipates that its investment advisor will agree to voluntarily reduce its management fee through February 29, 2004. Although management believes these sources will provide sufficient funds for MACC to meet its fiscal year 2004 investment level objective and other anticipated cash requirements, there can be no assurances that the SBIC capital program will continue to be available to MACC, that MACC's cash flows from operations will be as projected, or that MACC's cash requirements will be as projected. MACC's cash flow has been negatively affected by expenses associated with the pending arbitration proceedings described in Note 5 to the Consolidated Financial Statements. An adverse outcome on such arbitration proceedings could further adversely affect MACC's cash flow.

PORTFOLIO ACTIVITY

         MACC's primary business is investing in and lending to businesses through investments in subordinated debt (generally with detachable equity warrants), preferred stock and common stock. The total portfolio value of investments in publicly and non-publicly traded securities was $38,601,177 and $40,626,478 at September 30, 2003 and September 30, 2002, respectively. During fiscal year 2003, MACC invested $1,301,027 in follow-on investments in seven existing portfolio companies. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing in only those portfolio companies which satisfy MACC's investment criteria.

         MACC frequently co-invests with other funds managed by MACC's investment advisor. When it makes any co-investment with these related funds, MACC follows certain procedures consistent with orders of the Securities and Exchange Commission for related party co-investments to reduce or eliminate conflict of interest issues. Of the $1,301,027 invested during fiscal year 2003, $779,527 represented co-investments with funds managed by MACC's investment advisor.

VALUATION CHANGES

         The following table presents those portfolio investments held at September 30, 2003 with respect to which the valuation changed from September 30, 2002:

                                   FAIR VALUE

          PORTFOLIO COMPANY              SEPTEMBER 30, 2003     SEPTEMBER 30, 2002
A-Plus Galvanizing, Inc.                     $  297,001              847,001
Architectural Art Mfg., Inc.                    680,001              780,001
Big J Enterprises, LLC                          750,750              703,250 *
Deluxe Ice Cream Acquisition Corporation        526,024              546,024 *
Divine, Inc.                                         88               21,042
Direct Mail Holding, LLC                      2,403,070            1,604,000 *
Gregg Manufacturing, Inc.                     1,566,720            1,147,000
Hicklin Engineering, L.C.                       994,386              840,127
Inergy, LP                                    3,568,570            2,606,240
KW Products, Inc.                               641,959              737,862 *
Linton Truss Corporation                        450,015              540,015 *
M.A. Gedney Company                             484,458              825,203 *
Miles Media Group, Inc.                       1,474,500            1,690,500 *
Monitronics International, Inc.                 183,035              605,582
Morgan Ohare, Inc.                            1,822,501            1,766,251
NewPath Communications, LC                            1              211,846
Organized Living, Inc.                        1,324,203            1,474,203 *
Penn Wheeling Acquisition Company, LLC        2,323,500            1,942,388
RSI Holdings, Inc.                                    1              922,709 *
Simoniz USA, Inc.                               809,592            1,111,158 *
TransCore Holdings, Inc.                              1              532,761

* September 30, 2002 valuations have been adjusted for additional amounts invested or partial disposition of the portfolio investment for purposes of comparison.

CRITICAL ACCOUNTING POLICY

         Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final trading days of the valuation period which is not materially different from the bid price on the final day of the period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors. Among the factors considered in determining the fair value of investments are the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

         In the valuation process, MorAmerica Capital uses financial information received monthly, quarterly, and annually from its portfolio companies which includes both audited and unaudited financial statements. This information is used to determine financial condition, performance, and valuation of the portfolio investments.

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

         In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 2003, from valuations using the Securities and Exchange Commission's guidelines.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         MACC is exposed to market risk from changes in market prices of publicly traded equity securities held in the MACC consolidated investment portfolio. At September 30, 2003, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $3,568,659. In accordance with MACC's valuation policies and SBA regulations, the fair value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $356,866. Actual results may differ.

         MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 2003, was $30,545,000, with a cost of $27,940,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

                        2003
------------------------------------------------
Fair Value of Debentures Payable     $30,545,000

Amount Above Cost                    $ 2,605,000

Additional Market Risk               $   802,000

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

INTEREST RATE RISKS

         MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 2003, MACC had outstanding $27,940,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $2,150,000 in 2005, $1,000,000 in 2007, $2,500,000 in 2009, $9,000,000 in 2010, $5,835,000 in 2011, and $7,455,000
in 2012. These debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures by issuing additional SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

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

INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:

         We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary (the Companies), including the consolidated schedule of investments, as of September 30, 2003, and the related consolidated statements of operations and cash flows for the year ended September 30, 2003 and the consolidated statements of changes in net assets for the years ended September 30, 2003 and 2002, and the financial highlights for each of the five years in the period then ended. These consolidated financial statements and financial highlights are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audit.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2003. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the aforementioned consolidated financial statements and financial highlights present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary as of September 30, 2003, and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended September 30, 2003 and 2002, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Des Moines, Iowa
November 7, 2003

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2003

ASSETS

Loans and investments in portfolio securities, at market or fair value (note 2):
     Unaffiliated companies (cost of $13,439,514)                                         $ 12,803,914
     Affiliated companies (cost of $20,949,721)                                             20,875,512
     Controlled companies (cost of $4,490,502)                                               4,921,751
Cash and money market accounts                                                                 722,691
Other assets, net (note 1)                                                                   1,909,250
                                                                                          ------------

         Total assets                                                                     $ 41,233,118
                                                                                          ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Debentures payable (note 3)                                                          $ 27,940,000
     Incentive fees payable (note 5)                                                            27,528
     Accrued interest                                                                          185,664
     Accounts payable and other liabilities                                                    334,014
                                                                                          ------------

         Total liabilities                                                                  28,487,206
                                                                                          ------------

Net assets (note 3)
     Common stock, $.01 par value per share; authorized 4,000,000 shares;
         issued and outstanding 2,329,255 shares                                                23,293
     Additional paid-in-capital                                                             13,001,179
     Unrealized depreciation on investments (note 2)                                          (278,560)
                                                                                          ------------

         Total net assets                                                                   12,745,912
                                                                                          ------------

Commitments and contingency (note 5)

         Total liabilities and net assets                                                 $ 41,233,118
                                                                                          ============

Net assets per share                                                                      $       5.47
                                                                                          ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2003

Investment income:
     Interest
        Unaffiliated companies                                                  $   455,137
        Affiliated companies                                                      1,040,270
        Controlled companies                                                        256,142
        Other                                                                        27,807
     Dividends
        Unaffiliated companies                                                      315,066
        Affiliated companies                                                        275,169
        Controlled companies                                                         23,442
     Processing fees                                                                 22,741
     Other                                                                          128,951
                                                                                -----------

         Total income                                                             2,544,725
                                                                                -----------

Operating expenses:
     Interest expenses (note 3)                                                   2,195,886
     Management fees (note 5)                                                     1,083,575
     Professional fees                                                            1,068,511
     Net unrealized loss on other assets                                            288,743
     Other                                                                          279,565
                                                                                -----------

         Total operating expenses before management fees waived                   4,916,280
         Management fees waived (notes 5 and 6)                                    (180,421)
                                                                                -----------

         Net operating expenses                                                   4,735,859
                                                                                -----------

         Investment expense, net before tax expense                              (2,191,134)

Income tax expense (note 4)                                                         (15,000)
                                                                                -----------

         Investment expense, net                                                 (2,206,134)
                                                                                -----------

Realized and unrealized (loss) gain on investments (note 2):
     Net realized loss on investments:
        Unaffiliated companies                                                     (464,441)
        Affiliated companies                                                     (3,136,308)
     Net change in unrealized depreciation/appreciation on investments            2,896,291
                                                                                -----------

         Net loss on investments                                                   (704,458)
                                                                                -----------

         Net change in net assets from operations                               $(2,910,592)
                                                                                ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2003 AND 2002

                                                                      2003                 2002
---------------------------------------------------------------------------------------------------
Operations:
   Investment expense, net                                        $ (2,206,134)            (926,634)
   Net realized loss on investments                                 (3,600,749)          (4,592,480)
   Net change in unrealized appreciation/depreciation
      on investments                                                 2,896,291            1,132,647
                                                                  ------------           ----------

                  Net change in net assets from operations          (2,910,592)          (4,386,467)

Net assets:
   Beginning of period                                              15,656,504           20,042,971
                                                                  ------------           ----------

   End of period                                                  $ 12,745,912           15,656,504
                                                                  ============           ==========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2003

Cash flows from operating activities:
     Decrease in net assets from operations                                        $(2,910,592)
                                                                                   -----------

     Adjustments to reconcile decrease in net assets from operations to net cash used in operating activities:
            Net realized and unrealized loss on investments                            704,458
            Net unrealized loss on other assets                                        288,743
            Change in incentive fees payable, accrued interest,
                     accounts payable and other liabilities                            152,222
            Other                                                                     (265,677)
                                                                                   -----------

                  Total adjustments                                                    879,746
                                                                                   -----------

                    Net cash used in operating activities                           (2,030,846)
                                                                                   -----------

Cash flows from investing activities:
     Proceeds from disposition of and payments on loans and
          investments in portfolio securities                                        2,316,961
     Purchases of loans and investments in portfolio securities                     (1,301,027)
                                                                                   -----------

                      Net cash provided by investing activities                      1,015,934
                                                                                   -----------

Cash flows from financing activities:
     Debt commitment fee                                                               (65,000)
                                                                                   -----------

                      Net cash used in financing activities                            (65,000)
                                                                                   -----------

                      Net decrease in cash and cash equivalents                     (1,079,912)

Cash and cash equivalents at beginning of period                                     1,802,603
                                                                                   -----------

Cash and cash equivalents at end of period                                         $   722,691
                                                                                   ===========

Supplemental disclosure of cash flow information -
     Cash paid during the year for interest                                        $ 2,088,201
                                                                                   ===========

Supplemental disclosure of noncash investing and financing information -
      Assets received in exchange of securities                                    $   739,868
                                                                                   ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2003

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICES AND RELATED MATTERS

         (a)      BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of MACC Private Equities Inc. (Equities) and its wholly owned subsidiary, MorAmerica Capital Corporation (MACC). Equities and MACC (the Company) are qualified as business development companies under the Investment Company Act of 1940. All material intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for investment companies.

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

         (c)      CASH EQUIVALENTS

         For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market accounts to be cash equivalents. At September 30, 2003, cash equivalents consisted of $688,246 of money market funds.

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

         (e)      OTHER ASSETS

         Other assets include accrued interest receivable on portfolio loans of $1,730,327 at September 30, 2003, which is presented net of a reserve of $1,333,746.

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

         (h)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that disclosures be made regarding the estimated fair value of financial instruments, which are generally described as cash, contractual obligations, or rights to pay or receive cash. The carrying amount approximates fair value for certain financial instruments because of the short-term maturity of these instruments, including cash, incentive fee payable, accrued interest, accounts payable and other liabilities.

         Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $38,601,177 and $38,879,737, respectively, at September 30, 2003.

         The estimated fair value of long-term debt is $30,545,000, with a cost of $27,940,000, at September 30, 2003. This fair value amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

(2)      LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

         Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with a concentration in the Midwest. The Company determined that the fair value of its portfolio securities was $38,601,177 at September 30, 2003. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

         The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities, other than a portion of the securities held of Devine, Inc. (formerly Delano Technology Corporation, acquired on October 16, 2000), are considered to be restricted in their disposition and illiquid at September 30, 2003.

(3)      DEBENTURES PAYABLE

         Debentures of MACC guaranteed by the Small Business Administration
         (SBA) of $27,940,000 at September 30, 2003 are unsecured. In accordance with SOP 90-7, the debentures then outstanding were revalued to fair value on February 15, 1995. Maturities of the debentures are as follows:

                                                            FIXED
YEAR ENDING SEPTEMBER 30:               DEBENTURES      INTEREST RATE
                                       ------------    ---------------
     2005                              $  2,150,000         3.13    %
     2007                                 1,000,000         7.55
     2009                                 2,500,000         7.83
     2010                                 9,000,000         8.48
     2011                                 5,835,000         6.89
     2012                                 7,455,000         7.03
                                       ------------         ====
                                       $ 27,940,000
                                       ============

         On October 20, 2003, the Company received notification from the SBA that it will not exercise its right to demand payment on $2,150,000 of debentures which matured on September 1, 2003 before November 1, 2004.

         The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholder other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 2003, MACC does not have accumulated undistributed net realized earnings (computed under SBA guidelines) available for distribution to Equities.

         MACC has a commitment letter for $10,000,000 with the SBA to issue debentures, which expire on September 30, 2005. At September 30, 2003, $3,500,000 of this commitment remained unused. On October 1, 2002, MAAC received a commitment letter for $6,500,000 with the SBA to issue debentures, which expire on September 30, 2007. At September 30, 2003, $6,500,000 of this commitment remained unused.

(4)      INCOME TAXES

         Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax loss due to the following:

Computed "expected" tax benefit                                      $  (985,000)
Increase (reduction) in income taxes resulting from:
     State income tax expense                                             15,000
     Nontaxable dividend income                                          (39,000)
     Change in the beginning of the period valuation allowance for
        deferred tax assets                                            1,087,000
     Other                                                               (63,000)
                                                                     -----------
              Income tax expense                                     $    15,000
                                                                     ===========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2003 are as follows:

Deferred tax assets:
     Net operating loss carryforwards                                $ 7,994,000
     Unrealized depreciation on investments                              524,000
     Other                                                               574,000
                                                                     -----------

              Total gross deferred tax assets                          9,092,000

Less valuation allowance                                              (7,973,000)
                                                                     -----------
              Net deferred tax assets                                  1,119,000

Deferred tax liabilities:
     Equity investments                                                 (795,000)
     Other assets received in lieu of cash                              (324,000)
                                                                     -----------
              Net deferred tax assets                                $        --
                                                                     ===========

         The net change in the total valuation allowance for the year ended September 30, 2003 was an increase of $1,087,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $19.9 million prior to the expiration of the net operating loss carryforwards in 2008-2023. The Company had a taxable loss of approximately $5.9 million for the year ended September 30, 2003. Based upon the level of historical taxable income of MACC and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 2003.

         At September 30, 2003, the Company has net operating loss carryforwards for federal income tax purposes of approximately $19.9 million, which are available to offset future federal taxable income, if any, through 2023. Approximately $15.9 million of the carryforwards are available for the year ending September 30, 2004, with approximately $1 million additionally available annually thereafter.

(5)      COMMITMENTS AND CONTINGENCY

         (a)      MANAGEMENT AGREEMENTS

         Equities has an investment advisory agreement (the Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA). Three of Equities' officers are officers and stockholders of IAIA. The management fee is equal to 2.5% of the assets under management, on an annual basis. The management fee is calculated excluding MACC. In addition, Equities contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Agreement) before taxes on the disposition of investments. The Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the Agreement amounted to $12,448 for the year ended September 30, 2003. There were no incentive fees accrued or paid under the Agreement in 2003.

         MACC has a separate investment advisory agreement with IAIA. This agreement may be terminated by either party upon sixty days written notice. The fee is equal to 2.5% of the Capital Under Management (as defined in the Agreement) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management, or 7.5% of Regulatory Capital (as defined in the Agreement). However, during fiscal 2003, MACC's investment advisor agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29, 2004. This temporary agreement changed the management fee to be $68,750 per month not to exceed the calculation specified in the current advisory agreement. In addition, MACC contracted to pay IAIA 13.4% of the net capital gains, before taxes, on investments in the form of an incentive fee. Net capital gains, as defined in the agreement, are calculated as gross realized gains, minus the sum of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year, and net investment losses, if any, as reported on page 4c, line 33 of the SBA Form 468.1. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold.

         Total management fees (net of management fees waived) under this agreement amounted to $890,706 for the year ended September 30, 2003. Incentive fees are an expense in determining net realized gain (loss) on investments in the consolidated statement of operations. No incentive fees were earned or paid for the year ended September 30, 2003. Approximately $27,000 of incentive fees related to noncash gains from prior years is being deferred as described above.

         (b)      LOSS CONTINGENCY

         MACC is party to arbitration proceedings instituted by TransCore Holding, Inc., a company (Buyer) seeking indemnification under the Stock Purchase Agreement (the Stock Purchase Agreement), pursuant to which MACC and certain other individuals and institutional investors (collectively, the Sellers) sold their interest in a former portfolio company investment (Portfolio Company). The arbitration proceedings are being administered by JAMS. Under the Stock Purchase Agreement, the Sellers agreed to indemnify Buyer for breaches of representations and warranties as to Portfolio Company made by the Sellers. Buyer claims that accounting irregularities at Portfolio Company resulted in a breach of the Sellers' representations and warranties. The Sellers have retained counsel and forensic accountants to defend the Sellers against Buyer's claim for indemnification. Following discovery, depositions and other preliminary proceedings, in June the formal arbitration proceedings commenced and are being intensively contested by all parties. Based on the current schedule for the arbitration, a decision will not be rendered until at least February, 2004. Based on its evaluation of the Buyer's claim and discussions with external legal counsel, Equities believes that it is reasonably possible that a loss may have been incurred as result of the indemnification claim, against which no accrual for loss has been made as of September 30, 2003, because the amount of the possible loss, and therefore its materiality to the financial statements, cannot be estimated. MACC intends to continue vigorously defending this arbitration. MACC received approximately $939,000 of proceeds from the sale of the Portfolio Company. MACC owns debt securities of Buyer with a cost of $508,761 and warrants with a cost of $24,000 received as part of the sale. Buyer has defaulted on interest payments due on these debt securities. On March 31, 2003, MACC reduced the valuation of the debt securities by $254,380 in light of the interest default and information regarding the related dispute as of that date. On June 30, 2003, MACC further reduced the valuation of these debt securities by $254,380 to $1 and reduced the valuation of the warrants to zero based upon the continuing interest default and additional information regarding the related dispute as of that date.

(6)      FINANCIAL HIGHLIGHTS

         The Company has presented the following disclosures pertaining to common stockholders, as required by the AICPA Audit and Accounting Guide for Investment Companies, for the years ended September 30:

                                                   2003        2002        2001        2000       1999
                                                 --------    --------    --------    --------   --------
Per Share Operating Performance
  (For a share of capital stock outstanding
     throughout the period (1)):
     Net asset value, beginning of period        $   6.72        8.60       11.01       10.04       8.38
                                                 --------    --------    --------    --------   --------

        Income from investment operations:
           Net investment (expense) income          (0.95)      (0.40)      (0.12)       0.02         --
           Net realized and unrealized (loss)
               gain on investment transactions      (0.30)      (1.48)      (2.57)       0.95       1.15
           Allocation of income tax benefit to
               additional paid-in capital              --          --        0.28          --        .51
                                                 --------    --------    --------    --------   --------
                    Total from investment
                       operations                   (1.25)      (1.88)      (2.41)       0.97       1.66
                                                 --------    --------    --------    --------   --------

        Net asset value, end of period           $   5.47        6.72        8.60       11.01      10.04
                                                 ========    ========    ========    ========   ========

        Closing market price                     $   2.52        3.40        6.06        7.66       8.51
                                                 ========    ========    ========    ========   ========

                                                   2003        2002         2001         2000         1999
                                               -----------    -------      -------      -------      -------
Total return
        Net asset value basis                     (18.59)%    (21.89)      (21.81)        9.67        19.85
        Market price basis                        (25.88)%    (43.89)      (20.89)       (9.99)       48.26

Net asset value, end of period
    (in thousands)                             $  12,746      15,657       20,043       25,646       23,394

Ratio to average net assets:
    Investment (expense) income, net (1)          (15.60)%     (4.85)       (1.21)        0.21        (0.04)
    Operating and income tax expense (1) (2)      (33.60)%    (20.52)      (14.14)      (11.41)      (11.10)

(1) Per share data reflects a 30% stock split effected in the form of a stock dividend on March 31, 1999, a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(2) As discussed in note 5, MACC's investment advisor agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29, 2004. Due to the agreement, the investment advisor voluntarily waived $180,421 of management fees. Excluding the effect of the waiver, the operating and income tax expense ratio for the year ended September 30, 2003 was (35.10)%.

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

MANUFACTURING:

                                                                                                   PERCENT OF
                COMPANY                                                 SECURITY                   NET ASSETS     VALUE       COST
------------------------------------------------------------------------------------------------------------------------------------
Architectural Art Manufacturing, Inc.                 12% debt security, due June 15, 2005 (c)                 $  680,000    780,000
   Wichita, Kansas                                    Warrant to purchase 11,143 common shares (c)                      1          1
      Manufacturer of industrial and commercial                                                                ----------  ---------
      boilers and shower doors, frames and enclosures                                                             680,001    780,001
                                                                                                               ----------  ---------

Aviation Manufacturing Group, LLC (a)                 14% debt security, due October 1, 2007                      616,000    616,000
   Yankton, South Dakota                              154,000 units preferred                                     154,000    154,000
      Manufacturer of flight critical parts           Membership interest                                              39         39
      for aircraft                                                                                             ----------  ---------

                                                                                                                  770,039    770,039
                                                                                                               ----------  ---------

B & B Molders, LLC                                    11% debt security, due December 31, 2004                    850,031    850,031
   Mishawaka, Indiana                                                                                          ----------  ---------
      Manufacturer of custom plastic injection
      molded products for the RV and other industries

Central Fiber Corporation                             12% debt security, due December 31, 2005                    350,000    350,000
   Wellsville, Kansas                                 12% debt security, due December 31, 2005                     91,123     91,123
      Recycles and manufactures                       Warrant to purchase 490.67 common shares (c)                213,333         --
      cellulose fiber products                                                                                 ----------  ---------

                                                                                                                  654,456    441,123
                                                                                                               ----------  ---------

Deluxe Ice Cream Acquisition Corporation (a)          14,600 shares Series A preferred (c)                        146,000    146,000
   Salem, Oregon                                      Warrant to purchase common shares (c)                       380,024         24
      Ice cream and novelty dessert manufacturer      Warrant to purchase common shares (c)                            --         --
                                                      Warrant to purchase common shares (c)                            --         --
                                                                                                               ----------  ---------
                                                                                                                  526,024    146,024
                                                                                                               ----------  ---------

DTMP Acquisition Company (a)                          14% debt security, due June 30, 2006                      1,170,753  1,170,753
   Lebanon, Missouri                                  25,666.67 shares Series A preferred (c)                     252,389    252,389
      Metal stamping                                  45.26 shares common (c)                                       4,277      4,277
                                                      Warrant to purchase 8,555.55 common shares (c)                   17         17
                                                                                                               ----------  ---------

                                                                                                                1,427,436  1,427,436
                                                                                                               ----------  ---------

Gregg Manufacturing, Inc. (a)                         12% debt security, due July 1, 2004                         943,500    943,500
   Irvine, California                                 545,750 units of 8% preferred (c)                           520,700    166,500
      Manufacturer of Bible covers and Christian      136,438 units of common (c)                                  80,655     37,000
      themed apparel and gifts                        Warrant to purchase 74,000 units of common (c)               21,865         --
                                                                                                               ----------  ---------

                                                                                                                1,566,720  1,147,000
                                                                                                               ----------  ---------

Handy Industries, LLC (a)                             12.5% debt security, due January 8, 2007                    890,222    890,222
   Marshalltown, Iowa                                 167,171 units Class B preferred (c)                         167,171    167,171
      Manufacturer of lifts for motorcycles,          Membership interest                                           1,357      1,357
      trucks and industrial metal products                                                                     ----------  ---------

                                                                                                                1,058,750  1,058,750
                                                                                                               ----------  ---------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

MANUFACTURING CONTINUED:

                                                                                                 PERCENT OF
                COMPANY                                                SECURITY                  NET ASSETS     VALUE       COST
----------------------------------------------------------------------------------------------------------------------------------
Hicklin Engineering, L.C. (a)                        10% debt security, due December 31, 2003                $  740,000    740,000
   Des Moines, Iowa                                  Membership interest                                        254,386        127
      Manufacturer of auto and truck transmission                                                            ----------  ---------
      and brake dynamometers                                                                                    994,386    740,127
                                                                                                             ----------  ---------

Humane Manufacturing, LLC (b)                        12% debt security, due April 3, 2004                       784,300    784,300
   Baraboo, Wisconsin                                Membership interest (c)                                    101,200    101,200
      Manufacturer of rubber mats for anti-fatigue,                                                          ----------  ---------
      agricultural, exercise and roofing markets                                                                885,500    885,500
                                                                                                             ----------  ---------

KW Products, Inc. (a)                                11% debt security, due June 15, 2005 (c)                   267,254    267,254
   Marion, Iowa                                      11% debt security, due June 15, 2005 (c)                   281,795    281,795
      Manufacturer of automobile aftermarket         29,340 common shares (c)                                    92,910     92,910
      engine and brake repair machinery              Warrant to purchase 8,879 common shares (c)                     --         --
                                                                                                             ----------  ---------

                                                                                                                641,959    641,959
                                                                                                             ----------  ---------

Linton Truss Corporation                             542.8 common shares (c)                                         --         --
   Delray Beach, Florida                             400 shares Series 1 preferred (c)                          450,000     40,000
      Manufacturer of residential roof               Warrant to purchase common shares (c)                           15         15
      and floor truss systems                        Warrant to purchase common shares (c)                           --         --
                                                     Warrant to purchase common shares (c)                           --         --
                                                                                                             ----------  ---------

                                                                                                                450,015     40,015
                                                                                                             ----------  ---------

M.A. Gedney Company (a)                              Warrant to purchase 2,006 common shares (c)                     --         --
   Chaska, Minnesota                                 14% debt security, due July 22, 2007 (c)                    76,261    286,971
      Pickle processor                               10% debt security, due July 3, 2009 (c)                    258,198  1,050,868
                                                     Warrant to purchase 497,535 common shares (c)                   --         --
                                                     10% loan, due on demand                                    100,000    100,000
                                                     10% loan, due on demand                                     50,000     50,000
                                                                                                             ----------  ---------

                                                                                                                484,459  1,487,839
                                                                                                             ----------  ---------

Magnum Systems, Inc. (a)                             12% debt security, due July 31, 2006                       574,163    574,163
   Parsons, Kansas                                   48,038 common shares (c)                                    48,038     48,038
      Manufacturer of industrial bagging             292,800 shares preferred (c)                               304,512    304,512
      equipment                                      Warrant to purchase 56,529 common shares (c)               210,565        565
                                                                                                             ----------  ---------

                                                                                                              1,137,278    927,278
                                                                                                             ----------  ---------

Penn Wheeling Acquisition Company, LLC (a)           13% debt security, due March 10, 2007                      694,000    694,000
   Glen Dale, West Virginia                          62 units Class B membership interest (c)                   928,880     62,000
      Metal closure manufacturer                     24 units Class C membership interest (c)                   361,120     24,000
                                                     13% debt security, due March 10, 2007                      203,300    203,000
                                                     8 units Class C membership interest (c)                         --         --
                                                     13% debt security, due March 10, 2007                      136,500    136,500
                                                     3 units Class C membership interest (c)                         --         --
                                                                                                             ----------  ---------

                                                                                                              2,323,500  1,119,500
                                                                                                             ----------  ---------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

MANUFACTURING CONTINUED:

                                                                                                  PERCENT OF
                COMPANY                                                SECURITY                   NET ASSETS    VALUE        COST
------------------------------------------------------------------------------------------------------------------------------------
Pratt-Read Corporation (a)                           13,889 shares Series A Preferred                        $   750,000     750,000
   Bridgeport, Connecticut                           Warrants to purchase common shares (c)                           --          --
      Manufacturer of screwdriver shafts and         7,718 shares Series A preferred                             416,667     416,667
      handles and other hand tools                   Warrant to purchase common shares (c)                            --          --
                                                     13% debt security, due July 26, 2006                        277,800     277,800
                                                     Warrant to purchase common shares (c)                            --          --
                                                     Warrant to purchase common shares (c)                            --          --
                                                                                                             -----------  ----------

                                                                                                               1,444,467   1,444,467
                                                                                                             -----------  ----------

Simoniz USA, Inc.                                    12% debt security, due April 1, 2008                        809,592     809,592
   Bolton, Connecticut                                                                                       -----------  ----------
      Producer of cleaning and wax
      products under both the Simoniz
      brand and private label brand names

Spectrum Products, LLC (b)                           13% debt security, due October 9, 2006                    1,077,650   1,077,650
   Missoula, Montana                                 385,000 units Series A preferred                            385,000     385,000
      Manufacturer of equipment for the              Membership interest                                             351         351
      swimming pool industry                                                                                 -----------  ----------

                                                                                                               1,463,001   1,463,001
                                                                                                             -----------  ----------

         Total manufacturing                                                                        142.54%   18,167,614  16,179,682
                                                                                                    ======   -----------  ----------

SERVICE:

A-Plus Galvanizing, Inc.                             12% debt security, due February 11, 2005 (c)                297,000     847,000
   Salina, Kansas                                    Warrant to purchase 16,940 common shares (c)                      1           1
      Specialty metal galvanizing                                                                            -----------  ----------
                                                                                                                 297,001     847,001
                                                                                                             -----------  ----------

Big J Enterprises, LLC (b)                           Membership interest                                         750,750     263,250
   Albuquerque, New Mexico                                                                                   -----------  ----------
      Electrical-mechanical contractor with an
      in-plant construction and maintenance focus

Concentrix Corporation (a)                           3,758,750 shares Series A preferred (c)                   1,503,500   2,255,250
   Pittsford, New York                               130,539 shares Series C preferred (c)                        78,323     104,431
      Provides marketing outsourcing solutions       261,078 shares Series D preferred (c)                       208,862     208,862
      including telemarketing, fulfillment           67,407 shares Series D preferred (c)                         53,926      53,926
      and web communications                                                                                 -----------  ----------
                                                                                                               1,844,611   2,622,469
                                                                                                             -----------  ----------

Direct Mail Holding, LLC (a)                         537.634 units of preferred (c)                              537,634     537,634
   Mt. Pleasant, Iowa                                Membership interest                                       1,865,436     476,366
      Provider of turnkey services for non-profit                                                            -----------  ----------
      fund raising                                                                                             2,403,070   1,014,000
                                                                                                             -----------  ----------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

SERVICE CONTINUED:

                                                                                                 PERCENT OF
                COMPANY                                            SECURITY                      NET ASSETS    VALUE        COST
----------------------------------------------------------------------------------------------------------------------------------
FreightPro, Inc.                                 14.5% debt security, due February 21, 2007                  $  262,500    262,500
   Overland Park, Kansas                         Warrant to purchase 243,810 common shares (c)                        1          1
      Internet based outsource provider of       14.5% debt security, due February 15, 2007                      87,500     87,500
      freight logistics                          Warrant to purchase 81,270 common shares (c)                         1          1
                                                 Warrant to purchase 41,097.80 common shares (c)                     --         --
                                                                                                             ----------  ---------

                                                                                                                350,002    350,002
                                                                                                             ----------  ---------

Inergy, LP                                       Membership interest                                          3,568,570  1,596,000
   Kansas City, Missouri                                                                                     ----------  ---------
      Propane distributor

JHT Holdings, Inc.                               1,238 shares Class A common (c)                                780,020    975,026
   Joplin, Missouri                                                                                          ----------  ---------
      Provider of truck drive-away, internet
      based auction and related services to the
      commercial truck industry

Lee Mathews Equipment, Inc.                      12% debt security, due March 10, 2005                          500,000    500,000
   Kansas City, Missouri                         Warrant to purchase 153,654 common shares (c)                       30         30
      Distributor of industrial pump systems     12% debt security, due March 10, 2005                           60,606     60,606
                                                                                                             ----------  ---------

                                                                                                                560,636    560,636
                                                                                                             ----------  ---------

Monitronics International, Inc.                  73,214 common shares (c)                                       183,035     54,702
   Dallas, Texas                                                                                             ----------  ---------
      Provides home security systems
      monitoring services

Morgan Ohare, Inc. (b)                           0% debt security, due January 1, 2007 (c)                    1,068,750  1,125,000
   Addison, Illinois                             14% debt security, due January 1, 2007 (c)                     375,000    375,000
      Fastener plating and heat treating         57 common shares (c)                                                 1          1
                                                 14% debt security, due January 1, 2007 (c)                      75,000     75,000
                                                 14% debt security, due January 1, 2007 (c)                     225,000    225,000
                                                 14% debt security, due January 1, 2007 (c)                      56,250     56,250
                                                 14% debt security, due January 1, 2007 (c)                      22,500     22,500
                                                                                                             ----------  ---------

                                                                                                              1,822,501  1,878,751
                                                                                                             ----------  ---------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

SERVICE CONTINUED:

                                                                                                   PERCENT OF
                COMPANY                                             SECURITY                       NET ASSETS    VALUE       COST
------------------------------------------------------------------------------------------------------------------------------------
Organized Living, Inc.                              400,000 shares Series A preferred (c)                     $   250,000    400,000
   Lenexa, Kansas                                   145,204 shares Series A preferred (c)                         143,227    143,227
      Retail specialty stores for storage and       130,435 shares Series B preferred (c)                         150,000    150,000
      organizational products                       43,478 shares Series B preferred (c)                           50,001     50,001
                                                    41,680 shares Series B preferred (c)                           47,932     47,932
                                                    94,241 shares Series C preferred (c)                          120,029    120,029
                                                    71,428.5714 shares Series C preferred (c)                     100,000    100,000
                                                    9,295 shares Series C preferred 9 (c)                          13,012     13,012
                                                    104,167 shares Series D preferred (c)                         250,001    250,001
                                                    34,722 shares Series D preferred (c)                               --         --
                                                    Escrow agreement (c)                                          200,000    200,000
                                                                                                              ----------- ----------

                                                                                                                1,324,202  1,474,202
                                                                                                              ----------- ----------

SMWC Acquisition Co., Inc. (a)                      10% debt security, due on demand (c)                          102,605    102,605
   Kansas City, Missouri                            13% debt security due May 19, 2007 (c)                        110,000    110,000
      Steel warehouse distribution and processing   1,320 shares common (c)                                        42,900     42,900
                                                    Warrant to purchase 1,100 common shares (c)                        --         --
                                                    Warrant to purchase 1,100 common shares (c)                        --         --
                                                    176,550 shares Series A preferred (c)                         353,100    353,100
                                                                                                              ----------- ----------

                                                                                                                  608,605    608,605
                                                                                                              ----------- ----------

TransCore Holdings, Inc                             7% debt security, due February 6, 2009 (c)                          1    245,159
   Hummelstown, Pennsylvania                        13% debt security, due December 31, 2006 (c)                       --    263,602
      Legal, audit, logistical and internet         Warrant to purchase 1,296.48 common shares (c)                     --     24,000
      e-business services for the trucking industry Warrant to purchase 107.82 common shares (c)                       --         --
                                                                                                              ----------- ----------

                                                                                                                        1    532,761
                                                                                                              ----------- ----------

Warren Family Funeral Homes, Inc.                   12% debt security, due June 29, 2006                           96,250     96,250
   Topeka, Kansas                                   Warrant to purchase 231 common shares (c)                           8          8
      Provider of value priced funeral services     12% debt security, due June 29, 2006                          192,500    192,500
                                                    Warrant to purchase 115.5 common shares (c)                         4          4
                                                                                                              ----------- ----------

                                                                                                                  288,762    288,762
                                                                                                              ----------- ----------

                  Total services                                                                    115.97%    14,781,766 13,066,167
                                                                                                    ======    ----------- ----------

TECHNOLOGY AND COMMUNICATIONS:

Divine, Inc.                                        8,904 common shares (c)                                            89  1,832,160
   Chicago, Illinois                                                                                          ----------- ----------
      Database mining and analysis

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

TECHNOLOGY AND COMMUNICATIONS CONTINUED:

                                                                                                 PERCENT OF
                COMPANY                                       SECURITY                           NET ASSETS     VALUE      COST
----------------------------------------------------------------------------------------------------------------------------------
Feed Management Systems, Inc. (a)             540,551 common shares (c)                                      $  760,500  1,327,186
   Fairmont, Minnesota                        47,709 shares Series A Preferred (c)                               27,306     47,709
      Batch feed software and systems         66,600 shares Series A preferred (c)                               38,118     66,600
      and B2B internet services               400,000 shares Series A preferred (c)                             228,936    400,000
                                              160,000 shares Series A preferred (c)                             160,000    160,000
                                              12% debt security, due May 20, 2008 (c)                            74,000     74,000
                                              Warrant to purchase 92,500 Series A preferred (c)                      --         --
                                              12% debt security, due August 21, 2008 (c)                         74,000     74,000
                                              Warrant to purchase 74,000 Series A preferred (c)                      --         --
                                                                                                             ----------  ---------

                                                                                                              1,362,860  2,149,495
                                                                                                             ----------  ---------

Miles Media Group, Inc. (a)                   1,000 common shares (c)                                           440,000    440,000
   Sarasota, Florida                          100 common options (c)                                                 --         --
      Tourist magazine publisher              12% debt security, due September 24, 2007                         158,925    374,925
                                              150 shares Series A preferred (c)                                 375,000    375,000
                                              Warrant to purchase 831 common shares (c)                              75         75
                                              12% debt security, due September 24, 2007                         124,992    124,992
                                              50 shares Series A preferred (c)                                  125,000    125,000
                                              Warrant to purchase 92 common shares (c)                                8          8
                                              12% debt security, due June 30, 2008                              250,000    250,000
                                              Warrant to purchase 500 shares common (c)                             500        500
                                                                                                             ----------  ---------

                                                                                                              1,474,500  1,690,500
                                                                                                             ----------  ---------

NewPath Communications, LC (a)                10% debt security, due April 16, 2002 (c)                               1    847,000
   Des Moines, Iowa                           Membership interest (c)                                                --        385
      Rural cable TV network provider                                                                        ----------  ---------
                                                                                                                      1    847,385
                                                                                                             ----------  ---------

Phonex Broadband Corporation                  1,855,302 shares Series A preferred (c)                         1,155,000  1,155,000
   Midvale, Utah                                                                                             ----------  ---------
      Power line communications

Portrait Displays, Inc. (a)                   12% debt security, due April 1, 2005                              256,846    256,846
   Pleasanton, California                     8% debt security, due April 1, 2009 (c)                           100,001    100,001
      Designs and markets pivot enabling      8% debt security, due April 1, 2012 (c)                           449,999    750,001
      software for LCD computer monitors      Warrant to purchase 12,240 common shares (c)                           --         --
                                              Warrant to purchase 27,160 common shares (c)                           --         --
                                                                                                             ----------  ---------

                                                                                                                806,846  1,106,848
                                                                                                             ----------  ---------

RSI Holdings, Inc.                            Warrant to purchase 1,188 common shares (c)                             1         --
   Fargo, North Dakota                        Warrant to purchase 562 common shares (c)                              --         --
      Satellite simulcast communications and                                                                 ----------  ---------
      services to the gaming industry                                                                                 1         --
                                                                                                             ----------  ---------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2003

TECHNOLOGY AND COMMUNICATIONS CONTINUED:

                                                                                              PERCENT OF
                COMPANY                                       SECURITY                        NET ASSETS     VALUE        COST
----------------------------------------------------------------------------------------------------------------------------------
Snapnames.com, Inc.                           10% debt security, due March 15, 2007                           852,500      852,500
   Portland, Oregon                           Warrant to purchase 465,000 common shares (c)                        --           --
      Domain name management                                                                              -----------  -----------
                                                                                                              852,500      852,500
                                                                                                          -----------  -----------

         Total technology and communications                                                    44.34%      5,651,797    9,633,888
                                                                                                =====     -----------  -----------


                                                                                                          $38,601,177  $38,879,737
                                                                                                          ===========  ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2003

(a) Affiliated company. Represents ownership of greater than 5% to 25% of the outstanding voting securities of the issuer, and is or was an affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2003. Transactions during the period in which the issuers were affiliated companies are as follows:

                                           BEGINNING    PURCHASE       SALES       ENDING       DIVIDEND     INTEREST   NET REALIZED
             DESCRIPTION                     COST         COST          COST        COST         INCOME       INCOME    GAINS/LOSSES
----------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------  ------------
Aviation Manufacturing Group, LLC         $   770,039           --           --      770,039       10,302       86,240           --
Concentrix Corporation                      2,568,543       53,926           --    2,622,469           --        1,541           --
Deluxe Ice Cream Acquisition Corporation      733,517           --      587,493      146,024           --       83,391           --
Direct Mail Holding, LLC                      585,000      429,000           --    1,014,000      109,822           --           --
DTMP Acquisition Company                    1,275,013      152,423           --    1,427,436           --      152,423           --
Eagle West, L.L.C.                          1,243,306           --    1,243,306           --           --           --   (1,243,306)
Feed Management Systems, Inc.               2,001,495      148,000           --    2,149,495           --        4,169           --
Gregg Manufacturing, Inc.                   1,147,000           --           --    1,147,000           --      113,283           --
Handy Industries, LLC                       1,058,750           --           --    1,058,750       40,401      112,823           --
Hicklin Engineering, L.C.                     740,127           --           --      740,127       21,311       74,000           --
KW Products, Inc.                             650,061           --        8,102      641,959           --       14,396           --
MA Gedney Company                           1,325,270      162,569           --    1,487,839           --       13,767           --
Magnum Systems, Inc.                          927,278           --           --      927,278           --       68,900           --
Miles Media Group, Inc.                     1,440,000      250,500           --    1,690,500           --       67,657          500
NewPath Communications, LC                    847,385           --           --      847,385           --           --           --
Penn Wheeling Acquisition Company, LLC.     1,119,500           --           --    1,119,500           --      172,818           --
Portrait Displays, Inc.                     1,000,002      166,746       59,900    1,106,848           --       33,966      150,000
Pratt-Read Corporation                      1,361,127       83,340           --    1,444,467       93,333       25,176           --
SMWC Acquisition Co., Inc.                    506,000      102,605           --      608,605           --       15,720           --
Water Creations, Inc.                       2,042,270        1,232    2,043,502           --           --           --   (2,043,502)
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------

Total                                     $23,341,683    1,550,341    3,942,303   20,949,721      275,169    1,040,270   (3,136,308)
                                          ===========  ===========  ===========  ===========  ===========  ===========  ===========

(b) Controlled company. Represents ownership of greater than 25% of the outstanding voting securities of the issuer, and is or was a controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2003. Transactions during the period in which the issuers were controlled affiliates are as follows:

                                           BEGINNING      PURCHASE      SALES       ENDING       DIVIDEND    INTEREST   NET REALIZED
        DESCRIPTION                          COST           COST         COST        COST         INCOME      INCOME    GAINS/LOSSES
-------------------------                 -----------     --------    ---------   ----------     --------   ----------  ------------

Big J Enterprises, LLC                    $   825,750           --      562,500      263,250           --       13,246            --
Humane Manufacturing, LLC                     885,500           --           --      885,500           --       94,116            --
Morgan Ohare, Inc.                          1,878,751           --           --    1,878,751           --        6,740            --
Spectrum Products, LLC                      1,463,001           --           --    1,463,001       23,442      142,040            --
                                          -----------     --------    ---------   ----------     --------   ----------  ------------

Total                                     $ 5,053,002           --      562,500    4,490,502       23,442      256,142            --
                                          ===========     ========    =========   ==========     ========   ==========  ============

(c)      Presently nonincome producing.

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
SEPTEMBER 30, 2003

(A) For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

(B) At September 30, 2003, all securities, except for a portion of the securities held of Divine, Inc. (formerly Delano Technology Corporation), are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

(C) At September 30, 2003, the cost of securities for federal income tax purposes was $38,423,084, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

Unrealized appreciation           $ 8,989,502
Unrealized depreciation            (8,811,409)
                                  -----------
     Net unrealized depreciation  $   178,093
                                  ===========

(D) The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, thirty of these restricted securities include registration rights and ten of these restricted securities do not include registration rights. Within the thirty securities that include registration rights, the actual rights include the following general characteristics:

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SHAREHOLDER INFORMATION

-        Stock Transfer Agent

Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660 (telephone (800) 288-9541 and (800) 231-5469 (TDD), and
www.melloninvestor.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

-        Shareholders

MACC had approximately 2,209 record holders of its common stock at November 28, 2003.

-        Annual Meeting

The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 24, 2004, at 10:00 a.m. at the Little America Hotel, 500 South Main St., Salt Lake City, Utah 84101.

-        Dividends

MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 2003 MACC did not declare a dividend payment. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

-        Market Prices

The common stock of MACC is traded on the over-the-counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") SmallCap Market under the symbol "MACC." At the close of business on October 31, 2003, the bid price for shares of MACC's common stock was $3.01. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2003 and 2002 were taken from quotations provided to MACC by the National Association of Securities Dealers,
Inc:

                       High   Low
-----------------------------------

December 31, 2001     $ 8.75  5.55

March 31, 2002          6.40  4.56

June 30, 2002           4.58  3.76

September 30, 2002      4.00  3.25

December 31, 2002       4.04  2.75

March 31, 2003          3.18  2.05

June 30, 2003           3.40  2.20

September 30, 2003      3.13  2.43
-----------------------------------

Such over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions.

OFFICERS AND DIRECTORS

FUND MANAGER
InvestAmerica Investment Advisors, Inc.

OFFICERS
DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President and Treasurer

KEVIN F. MULLANE
Senior Vice President

MICHAEL H. REYNOLDSON
Vice President

BOARD OF DIRECTORS

PAUL M. BASS, JR. - DALLAS, TEXAS
Chairman of the Company, Vice Chairman of First
Southwest Company, a regional investment banking firm

ROBERT A. COMEY - CEDAR RAPIDS, IOWA
Executive Vice President of the Company, Executive Vice
President of InvestAmerica Investment Advisors, Inc.

MICHAEL W. DUNN - MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank

HENRY T. MADDEN - IOWA CITY, IOWA
Adjunct Professor, School of Management, Retired
University of Iowa and Management Consultant

KENT I. MADSEN - SALT LAKE CITY, UTAH
Manager, Atlas Management Partners, LLC and
Managing Director, Wasatch Venture Fund

GORDON J. ROTH - NEWPORT BEACH, CALIFORNIA
Chief Financial Officer, Chief Operating Officer,
Roth Capital Partners, LLC

DAVID R. SCHRODER - CEDAR RAPIDS, IOWA
President of the Company, President of
InvestAmerica Investment Advisors, Inc.

JOHN D. WOLFE - MOUNT VERNON, IOWA
Retired from career in retail banking and mortgage lending

GEOFFREY T. WOOLLEY - BOSTON, MASSACHUSETTS
Founding Manager, Dominion Ventures Inc.

OFFICE LOCATIONS

         -    HEADQUARTERS

              InvestAmerica Investment Advisors, Inc.
              101 Second Street SE, Suite 800
              Cedar Rapids, Iowa  52401
              (319) 363-8249

         -    REGIONAL OFFICES

              InvestAmerica Investment Advisors, Inc.
              911 Main Street, Suite 2424
              Kansas City, Missouri  64105
              (816) 842-0114

              InvestAmerica Investment Advisors, Inc.
              H.H. Hall Building
              10000 NE 7th Avenue, Suite 345
              Vancouver, Washington  98685
              (360) 573-5067

STOCK TRANSFER AGENT

            Mellon Investor Services LLC
            P.O. Box 3315 - South Hackensack - NJ 07606
            OR 85 Challenger Road - Ridgefield Park - NJ 07660
            (800) 288-9541 & (800) 231-5469 (TDD)
            Web site: www.melloninvestor.com

                    MACC PRIVATE EQUITIES INC. PRIVACY NOTICE

         As a result of Federal legislation, we are now required to notify each of our individual shareholders of record of our policies with regard to privacy of our shareholders' personal financial information. Accordingly, we wanted to take this opportunity to show our dedication to the privacy of the personal information of our shareholders and to provide a description of our privacy policies and the procedures we take in order to protect your personal financial information.

                TYPES OF NONPUBLIC PERSONAL INFORMATION COLLECTED

         The only types of nonpublic personal information that we collect with respect to our shareholders are the name of each shareholder, the address and telephone number of each shareholder, the social security number of each shareholder, and the total number of shares held by each of our shareholders. This information is gathered only for those shareholders whose shares are registered in the their own names (as opposed to being registered in your broker's or other "street" name).

                TYPES OF NONPUBLIC PERSONAL INFORMATION DISCLOSED

         As we place the privacy of our current and former shareholders' personal financial information at a premium, we do not disclose any nonpublic personal information about our current or former shareholders to anyone, except as may be permitted by law.

                 SECURITY OF YOUR NONPUBLIC PERSONAL INFORMATION

         In our efforts to protect your personal financial information, we restrict access to nonpublic personal information about you those parties within our company who need to know the information in order to provide products or services to you. We maintain physical and procedural safeguards that comply with federal regulations to guard your nonpublic personal information.