Form 10-K, Exhibit 13
period 2004-09-30
MACC PRIVATE EQUITIES INC
filed 2005-01-13
CIK 923808

INVESTING IN AMERICA'S FUTURE

MACC PRIVATE EQUITIES INC. - 2004 ANNUAL REPORT

TO OUR SHAREHOLDERS

The fiscal year 2004 has been a year of mixed results. Our results were negatively impacted by the settlement of an arbitration proceeding which was recently concluded, but which is reflected in our fiscal year 2004. Including costs related to litigation settlement of approximately $968,000, our investment expense, net for 2004 of approximately $3.0 million exceeded our investment expense net for 2003 of approximately $1.9 million. The MACC investment portfolio had realized gains of approximately $3.0 million, which compares favorably to a fiscal year 2003 realized loss of $3.6 million. In addition, even with the effect of the arbitration settlement, our net decrease in net assets from operations of approximately $2 million also compares favorably with a $2.9 million net decrease in fiscal year 2003 and even larger decreases in the two prior years.

Our results over the past five years reflect the difficult years for the US economy and our portfolio of investments in small private companies. But, as noted, our net decrease in assets from operations has grown smaller over each of the past four years. Without the high costs of the recent arbitration and with signs of further improvement in our investment portfolio, we expect continued progress in 2005.

Immediate issues for MACC in 2005 include a capital impairment condition for our subsidiary MorAmerica Capital Corporation under Small Business Administration regulations, and a determination by the SBA not to approve our current manager. We are working hard to resolve these issues and will update you as there are further developments.

MACC's long-term strategy continues to focus on growing assets by making primarily later-stage venture capital investments. MACC's management is confident in its ability to continue to find attractive investment opportunities that we believe will provide strong returns. In the past we have invested using gains generated by our portfolio investments and funds borrowed through the Small Business Investment Company Program. However, as experienced in recent years, achieving our investment goals through borrowed money includes risks that can lower returns and increase losses. Therefore we intend in the future to seek equity capital from financial markets rather than leverage through the Small Business Investment Company Program. However, because of legal restraints on the means by which business development companies can raise capital, pending issues with the Small Business Administration and general market conditions, our ability to tap the capital markets in the near term is uncertain.

We remain committed to our goal of increasing long-term shareholder value and appreciate your support.

Geoffrey T. Woolley, Chairman	Kent I. Madsen, President

CONTENTS

1	LETTER TO SHAREHOLDERS
2	FINANCIAL HIGHLIGHTS
5	SELECTED FINANCIAL DATA
6	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
15	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM
35	SHAREHOLDER INFORMATION
36	MANAGERS, OFFICERS AND DIRECTORS

CORPORATE PROFILE

MACC PRIVATE EQUITIES INC.

MACC Private Equities Inc. (Nasdaq SmallCap: MACC) ("MACC") is a Delaware corporation and the parent of MorAmerica Capital Corporation. MACC is a non-diversified, closed-end management investment company that has elected to be treated as a business development company ("BDC") under the Investment Company Act of 1940 (the "1940 Act"). MACC's wholly owned subsidiary, MorAmerica Capital Corporation, primarily conducts MACC's venture investing. MACC's primary goal is to create long-term appreciation of shareholder value based upon the successful management of later stage venture capital activities.

MORAMERICA CAPITAL CORPORATION

Founded in 1959, MorAmerica Capital is one of the nation's oldest and most well known small business investment companies (SBIC), federally licensed under the Small Business Investment Act of 1958. MorAmerica Capital generally invests from $1,000,000 up to $3,800,000 in growth and later stage manufacturing and service businesses with annual sales typically from $10,000,000 to $100,000,000. These growth and buyout investments are made in the form of subordinated debt or preferred stock with warrants or common stock. Since 1980, MorAmerica Capital has provided equity financing of over $90,000,000 to more than one hundred and twenty companies and plays a significant role in the syndication of equity fundings for later stage, middle market growth and buyout financings.

ATLAS MANAGEMENT PARTNERS, LLC

Atlas Management Partners, LLC, a Utah limited liability company organized in 2003 ("Altas") has been the manager of MACC and MorAmerica since March of 2004. The Atlas principals, who are also officers and directors of MACC and MorAmerica, have significant venture capital experience and have managed several funds. Atlas serves as MACC's investment advisor pursuant to that Investment Advisory Agreement between Atlas and MACC dated March 1, 2004, and serves as MorAmerica's investment advisory pursuant to that Investment Advisory Agreement between Atlas and MorAmerica dated March 1, 2004.

INVEST AMERICA INVESTMENT ADVISORS, INC.

Prior to March 1, 2004, MACC and MorAmerica were managed by InvestAmerica Investment Advisors, Inc. ("InvestAmerica"), an investment advisor affiliated with the InvestAmerica group of venture capital management companies, the first of which was organized in 1985. The InvestAmerica group manages more than $65,000,000 in assets and the three InvestAmerica principals combined have over seventy-five years of venture capital fund management experience.

FINANCIAL HIGHLIGHTS

[Dollars in Thousands Except Per Share Data]
BALANCES AT YEAR END SEPTEMBER 30	2004	2003

Total Assets	$ 38,944	41,233
Total Stockholder Equity	10,738	12,746

OPERATIONS FOR THE YEAR

Total Income	$ 2,609	2,545
Investment Expense, Net	(3,022)	(1,917)
Net Realized Gain (Loss) on Investments	3,021	(3,601)
Loss on Litigation Settlement	(1,277)	---
Net Change in Unrealized Depreciation/ Appreciation on Investments and Other Assets	(730)	2,607
Net Change in Net Assets from Operations	(2,008)	(2,911)

PER SHARE DATA

Net Assets Per Share	$ 4.61	5.47

FINANCIAL HISTORY

Total Assets decreased by $2,289,002, or 6%, in fiscal 2004.	Year end Net Asset Value Per Share declined by $0.86, or 16%, as of the end of fiscal 2004.	Year end Market Bid Price Per Share increased by $0.93, or 37%, as of the end of fiscal 2004.

Stock Price as a Percentage of Net Asset Value Per Share increased by 62% as of the end of fiscal 2004	Annual capital invested decreased by $619,044, or 48%, in fiscal 2004.	Investment Expense, Net increased $1,103,968 or 58%, in fiscal 2004.

*Restated to reflect stock splits effected in the form of stock dividends paid in March 2001, 2000, and 1999.
**Included in fiscal 2004 is a litigation settlement of $2,245,935 as discussed in note 6 to the consolidated financial statements.

FINANCIAL REPORT

CONTENTS

5	SELECTED FINANCIAL DATA
6	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
15	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM
35	SHAREHOLDER INFORMATION
36	MANAGERS, OFFICERS AND DIRECTORS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

	2004	2003	2002	2001	2000

Investment (expense) income net	$ (3,021,359)	(1,917,391)	(926,634)	(284,263)	50,810

Net realized gain (loss) on investments, net of tax	3,021,176	(3,600,749)	(4,592,480)	2,488,350	(2,266,652)

Loss on ligitation settlement	(1,277,263)	---	---	---	---

Net change in unrealized depreciation/appreciation on investments and other assets	(730,245)	2,607,548	1,132,647	(8,477,187)	4,478,415

Net change in net assets from operations	$ (2,007,691)	(2,910,592)	(4,386,467)	(6,273,100)	2,262,573

Net change in net assets from operations per common share	(0.861)	(1.251)	(1.881)	(2.69)[1]	0.97[2]

Total assets	$ 38,944,116	41,233,118	44,013,701	41,395,958	46,607,466

Total long term debt	$ 25,790,000	27,940,000	27,934,004	20,972,463	20,320,922

1Computed using 2,329,255 shares outstanding at September 30, 2004, September 30, 2003, September 30, 2002 and September 30, 2001.
2 Per share data have been restated to reflect a 20% stock split effected in the form of a stock dividend on March 31, 2001.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans," or similar language. In connection with these safe-harbor provisions, MACC has identified herein important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC's portfolio investments, the effects of general economic conditions on MACC's portfolio companies, the effects of recent or future losses on the ability of MorAmerica Capital to comply with applicable regulations of the Small Business Administration and MorAmerica Capital's ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, contractions in the markets for corporate acquisitions and initial public offerings, and an adverse outcome on the pending arbitration proceedings against MorAmerica Capital. MACC further cautions that such factors are not exhaustive or exclusive.MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

RESULTS OF OPERATIONS

MACC's total investment income includes income from interest, dividends and fees. Investment expense, net represents total investment income minus total operating expenses and income tax expense. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These gains and losses are not included in investment expense, net. However, another one of MACC's on-going goals is to achieve net investment income and increased earnings stability. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. MACC also earns interest on short-term investments of cash.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Total Investment Income

During the fiscal year ended September 30, 2004, total investment income was $2,609,941, an increase of 3% from fiscal year 2003 total investment income of $2,544,725. The increase during the current year was the net result of increases in interest income of $23,958, or 1%, and dividend income of $173,185, or 28%, and decreases in processing fees of $22,741, or 100%, and other income of $109,186, or 85%. MACC attributes the increase in interest income primarily to the interest earned on idle funds held in cash and money market accounts which had an average monthly balance of $6,104,485. Dividend income for fiscal years 2004 and 2003 represents dividends received on eight existing portfolio companies, five of which are distributions from limited liability companies. Dividend income increased in fiscal year 2004 due to one portfolio company which paid dividends on the preferred stock investment which had not previously made any di vidend payments. Processing fees decreased in fiscal year 2004 as a result of no fees received on the one new investment and the three follow-on investments made during fiscal year 2004. Other income includes advisory fees received from portfolio companies. The terms of each portfolio investment are individually negotiated at the time the investment is acquired, and not all portfolio investments made by MorAmerica Capital entitle it to receive advisory fees. The decrease in other income is primarily due to advisory fees received on only one portfolio company during fiscal year 2004, as compared to advisory fees received on two portfolio companies in fiscal year 2003. The timing and amount of dividend income, income from the collection of processing fees on new investments and other income are difficult to predict.

Net Operating Expenses

Net operating expenses of MACC increased by 27% in fiscal year 2004 to $5,631,300 from $4,447,116 in fiscal year 2003. The relative increase in net operating expenses is the net result of increases of $55,247, or 6%, in management fees (net of management fees waived), $514,837, or 100%, in incentive fees, $968,672, or 100%, in costs related to litigation settlement, and $68,407, or 24%, in other expenses, and decreases of $54,393, or 2%, in interest expense, and $368,586, or 34%, in professional fees. Management fees (net of management fees waived) increased mainly due to the termination of the agreement with InvestAmerica to a voluntary, temporary reduction in management fees to reduce the expenses of MACC. This voluntary, temporary reduction in management fees terminated at February 29, 2004. Incentive fees were earned on net capital gains on investments which were sold during fiscal year 2004. Arbitration proceedings related to the sale of a former portfolio company have concluded and a settlement has been reached resulting in additional expenses. Other expenses increased primarily due to the increase in directors and officers insurance and increases in other miscellaneous expenses. Interest expense decreased due to the repayment in the fourth quarter of fiscal year 2004 of $2,150,000 of borrowings from the Small Business Administration. Professional fees decreased primarily due to a decrease in legal expenses from the arbitration proceedings related to the sale of a former portfolio company. Legal fees associated with these arbitration proceedings represented approximately $255,407 of fiscal year 2004 professional fees. Because these arbitration proceedings have concluded, MACC expects legal expenses for fiscal year 2005 to be less than in fiscal year 2004.

Investment Expense, Net

MACC had investment expense, net in fiscal year 2004 of $3,021,359, an increase of 58% from investment expense, net of $1,917,391, in fiscal year 2003. The increase in investment expense, net is the net result of the increase in investment income and the increase in operating expenses described above.

Net Realized Gain (Loss) on Investments

MACC recorded a net realized gain on investments in fiscal 2004 of $3,021,176, as compared to a net realized loss of $3,600,749 in fiscal year 2003. The fiscal year 2004 net realized gain is the net result of $3,868,561 of realized gains from four portfolio companies, offset by a realized loss of $847,385 from the write off of one portfolio company, of which $847,384 was previously recorded as unrealized depreciation. Management does not attempt to maintain a comparable level of realized gains quarter to quarter but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments. MACC's investment advisor is entitled to be paid an incentive fee, which is calculated as a percentage of the excess of MACC's realized gains in a particular period, over the sum of net realized losses and unrealized depreciation during the same perio d. As a result, the timing of realized gains, realized losses and unrealized depreciation can have an effect on the amount of the incentive fee payable to the investment advisor.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Loss on Litigation Settlement

MorAmerica Capital and certain other individuals and institutional investors (collectively, "Sellers") were parties to arbitration proceedings instituted by TransCore Holdings, Inc. ("Buyer"). On January 4, 2005, the Sellers reached a settlement agreement with Buyer of approximately $20 million. MorAmerica Capital's share of the settlement is $2,245,935. Of this amount, MACC and MorAmerica Capital have determined that $1,277,263 of the settlement is related to the interim judgment award and should be recorded as a loss on the portfolio investment. See further discussion regarding the litigation settlement in note 6 to the consolidated financial statements.

Changes in Unrealized Appreciation/Depreciation of Investments and Other Assets

MACC had unrealized depreciation of $786,147 at September 30, 2004, a negative change of $507,587, or 182%, from the $278,560 of unrealized depreciation at September 30, 2003. This, along with the net realized gain of $3,021,176, resulted in a net gain on investments for fiscal year 2004 of $2,513,589, as compared to a net loss on investments of $704,458 for fiscal year 2003. The fiscal year 2004 change in unrealized depreciation/appreciation is the net effect of increases in fair value of eight portfolio companies totaling $2,608,175, decreases in fair value of five portfolio companies totaling $1,236,116, the reversal of appreciation of $3,259,790 in four portfolio investments from their sale resulting in realized gains, the reversal of $847,384 of depreciation resulting from the write-off of the investment in one portfolio investment, and the reclassification of $532,760 of depreciation due to one portfolio security reclassifie d as an other asset.

Net change in unrealized depreciation/appreciation on investments represents the change for the period in the unrealized appreciation net of unrealized depreciation on MACC's total investment portfolio. When MACC increases the fair value of a portfolio investment above its cost, the unrealized appreciation for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, unrealized depreciation for the portfolio as a whole increases. When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as a whole decreases as the gain is realized. Similarly, when MACC sells or writes off a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

Net change in unrealized loss on other assets had an additional loss provision of $222,658 at September 30, 2004 recorded with respect to other securities which had been classified as other assets in a prior period as compared to a net change in unrealized loss on others assets of $288,743 at September 30, 2003.

Net Change in Net Assets from Operations

As a result of the items described above, MACC experienced a decrease of $2,007,691, or 16%, in net assets during fiscal year 2004, and the resulting net asset value per share was $4.61 at September 30, 2004, as compared to $5.47 at September 30, 2003. Management attributes these disappointing results primarily to the negative effect that general economic conditions during fiscal year 2004 had on MACC's valuation of certain portfolio investments and the litigation settlement related to the sale of a former portfolio company. Nevertheless, the majority of MACC's thirty-three portfolio companies continue to perform well. MACC realized gains on four portfolio companies and eight portfolio investments increased in value during fiscal year 2004.

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

As an SBIC, MorAmerica Capital is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. After giving effect to the arbitration settlement discussed in note 6 to the consolidated financial statements, as of September 30, 2004, the capital of MorAmerica Capital was impaired by approximately 52.48%, which exceeded the 50% maximum impairment percentage permitted under the SBA Regulations. Accordingly, SBA currently has the discretion not to extend additional financing to MorAmerica Capital, as well as the right to declare a default on MorAmerica Capital's outstanding SBA-guaranteed debentures, to accelerate MorAmerica Capital's payment obligations thereunder and to seek appointment of SBA as receiver for MorAmerica Capital. The exercise by SBA of any of these rights could have a material adverse effec t on the financial position, results of operations, cash flow and liquidity of MACC and MorAmerica Capital. If the SBA were to exercise its right to accelerate MorAmerica Capital's payment obligations under the outstanding SBA-guaranteed debentures, MorAmerica Capital may be required to liquidate some or all of its portfolio investments. Because most of its portfolio investments are not publicly traded, MorAmerica Capital may receive less than the carrying value for its portfolio investments in connection with such a forced sale. MorAmerica Capital is also currently limited by the SBA Regulations in the amount of distributions it may make to MACC. Because MACC historically has relied in large part on distributions from MorAmerica Capital to fund its operating expenses and other cash requirements, MACC is currently evaluating a number of alternatives to seek to provide sufficient liquidity at the parent-company level. For additional information please also see notes 1(b) and 3 to the consolidated financi al statements.

As of September 30, 2004, MACC's cash and money market accounts totaled $4,774,771. MACC has commitments for an additional $3,500,000 and $6,500,000 in SBA guaranteed debentures, which expire on September 30, 2005 and September 30, 2007, respectively. Due to MorAmerica Capital's capital impairment described above as well as an agreement entered into by MorAmerica Capital and three other SBIC's in connection with an arbitrations settlement, MACC does not believe that MorAmerica Capital will have access to the SBIC capital program for the foreseeable future. Nevertheless, if SBA does not accelerate MorAmerica Capital's obligations under its outstanding SBA-guaranteed debentures and subject to the other risks and uncertainties described in this annual report, MACC believes that its existing cash and money market accounts and other anticipated cash flows will provide adequate funds for MACC's anticipated cash requirements during fisca l year 2005, including portfolio investment activities, interest payments on outstanding debentures payable, administrative expenses, and payment of the arbitration settlement amounts described in note 6 to the consolidated financial statements.

Debentures payable are composed of $25,790,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $1,000,000 in fiscal year 2007, $2,500,000 in fiscal year 2009, $9,000,000 in fiscal year 2010, $5,835,000 in fiscal year 2011, and $7,455,000 in fiscal year 2012. As noted above, due to MorAmerica Capital's capital impairment, SBA currently has the ability to accelerate MorAmerica Capital's obligations under the SBA-guaranteed debentures. MACC anticipates that MorAmerica Capital will not be able to refinance these debentures through the SBIC capital program when they mature. The following table shows our significant contractual obligations for the repayment of debt and other contractual obligations as of September 30, 2004:

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

MACC currently anticipates that it will rely primarily on its current cash and money market accounts and its cash flows from operations to fund its investment activities and other cash requirements during fiscal year 2005. Although management believes these sources will provide sufficient funds for MACC to meet its fiscal year 2005 investment level objective and other anticipated cash requirements, there can be no assurances that MACC's cash flows from operations will be as projected, or that MACC's cash requirements will be as projected. MACC's cash flow will be negatively affected in fiscal year 2005 by the payment of the arbitration settlement amount described in note 6 to the Consolidated Financial Statements.

PORTFOLIO ACTIVITY

MACC's primary business is investing in and lending to businesses through investments in subordinated debt (generally with detachable equity warrants), preferred stock and common stock. The total portfolio value of investments in publicly and non-publicly traded securities was $33,218,084 and $38,601,177 at September 30, 2004 and September 30, 2003, respectively. During fiscal year 2004, MACC invested $681,983 in four portfolio companies. Of this amount, $200,049 was invested in one new portfolio company and $481,934 was invested in follow-on investments in three existing portfolio companies. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing in only those portfolio companies which satisfy MACC's investment criteria.

MACC frequently co-invests with other funds managed by MACC's investment advisor. When it makes any co-investment with these related funds, MACC follows certain procedures consistent with orders of the Securities and Exchange Commission for related party co-investments to reduce or eliminate conflict of interest issues. Of the $681,983 invested during fiscal year 2004, $481,934 represented co-investments with funds managed by MACC's investment advisor.

1 During the second quarter of fiscal year 2004, MACC entered into a loan agreement with one of its directors, Geoffrey T. Woolley, providing for advances of up to $400,000 on a revolving credit basis through February 28, 2005. The outstanding principal amount of the loan as of March 1, 2005 will be due and payable in four equal installments on the first day of June, September, December, and March, commencing June 1, 2005 and concluding March 1, 2006. The payment obligations in the table set forth above are based on the amount outstanding under the loan agreement as of September 30, 2004. The entire unpaid amount of the loan is convertible into shares of MACC's common stock at the option of the lender.
2 As discussed in note 6 to the consolidated financial statements, MorAmerica Capital's portion of the arbitration settlement was $2,245,935, of which $532,761 represents MorAmerica Capital's interest in an escrow balance which was used to partially offset its payment obligation. The remaining $1,713,174 was paid on January 5, 2005.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

VALUATION CHANGES

The following table presents those portfolio investments held at September 30, 2004 with respect to which the valuation changed from September 30, 2003:

* September 30, 2003 valuations have been adjusted for additional amounts invested or partial disposition of the portfolio investment for purposes of comparison.

CRITICAL ACCOUNTING POLICY

Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final trading days of the valuation period which is not materially different from the bid price on the final day of the period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors. Among the factors considered in determining the fair value of investments are the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee market interest rates for similar debt securities; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, th ose estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

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

DETERMINIATION OF NET ASSET VALUE

The net asset value per share of MACC's outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus total liabilities by the total number of shares outstanding at the date as of which the determination is made.

In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the Small Business Administration ("SBA"). Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC's use of SBA valuation procedures did not result in a material variance as of September 30, 2004, from valuations using the Securities and Exchange Commission's guidelines.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

MACC is exposed to market risk from changes in market prices of publicly traded equity securities held in the MACC consolidated investment portfolio. At September 30, 2004, publicly traded equity securities in the MACC consolidated investment portfolio were recorded at a fair value of $89. In accordance with MACC's valuation policies and SBA regulations, the fair value of publicly traded equity securities is determined based upon the average of the closing prices (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days, which is not materially different from the bid price on the final day of the period. The publicly traded equity securities in the MACC consolidated investment portfolio thus have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical 10% adverse change in quoted market prices, and would amount to a decrease in the recorded value of such publicly traded equity securities of approximately $9. Actual results may differ.

MACC is also exposed to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 2004, was $28,386,000, with a cost of $25,790,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity. None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.

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

The portfolio securities of MACC consist primarily of securities issued by small, privately held companies. Generally, little or no public information is available concerning the companies in which MACC invests, and MACC must rely on the diligence of the Investment Advisors to obtain the information necessary for MACC's investment decisions. In order to maintain their status as business development companies, MACC and MorAmerica Capital both must invest at least 50% of their total assets in the types of portfolio investments described by Sections 55(a)(1) though 55(a)(3) of the Investment Company Act of 1940, as amended. These investments generally are securities purchased in private placement transactions from small privately held companies. Typically, the success or failure of such companies depends on the management talents and efforts of one person or a small group of persons, so that the death, disability or resignation of su ch person or persons could have a materially adverse impact on such companies. Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns. Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, MACC's investments. Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

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

OPERATIONS RISKS

MACC generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value in any period. MACC typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events. Accordingly, a general contraction in the markets for corporate acquisitions and/or initial public offerings could adversely affect MACC's ability to realize capital gains, if any, from the sale of its portfolio company securities. The SBIC guidelines under which MorAmerica Capital operates permit the MorAmerica Capital Board of Directors to determine increases in fair value of unliquidated portfolio investments based upon a number of factors, including subsequent financings provided to portfolio companies. Accord ingly, decreases in the supply of additional capital to MACC's portfolio companies could adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. MACC's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

INTEREST RATE RISKS

MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 2004, MACC had outstanding $25,790,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $1,000,000 in 2007, $2,500,000 in 2009, $9,000,000 in 2010, $5,835,000 in 2011, and

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

$7,455,000 in 2012. These debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:

We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary

(the Companies), including the consolidated schedule of investments, as of September 30, 2004, and the related consolidated statements of operations and cash flows for the year ended September 30, 2004 and the consolidated statements of changes in net assets for the years ended September 30, 2004 and 2003, and the financial highlights for each of the five years in the period then ended. These consolidated financial statements and financial highlights are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accouting Oversight Board (United States).

. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2004. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements and financial highlights present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary, including the schedule of investments, as of September 30, 2004,

and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended September 30, 2004 and 2003, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(b) to the consolidated financial statements, the Company's debentures payable to the Small

Business Administration (the SBA) are currently callable as a result of a capital impairment under SBA Regulations. This matter raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(Electronic Signature Here)

Des Moines, Iowa
November 5, 2004, except for Notes 1(b), 3, and 6
   which are as of January 11, 2005

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2004

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2004

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2004 AND 2003

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2004

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004

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

(b) Going Concern Matters

As an SBIC, MorAmerica Capital is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. As of September 30, 2004, the capital of MorAmerica Capital was impaired by approximately 52.48%, which exceeded the 50% maximum impairment percentage permitted under the SBA Regulations. Accordingly, SBA currently has the discretion not to extend additional financing to MorAmerica Capital, as well as the right to declare a default on MorAmerica Capital's outstanding SBA-guaranteed debentures, to accelerate MorAmerica Capital's payment obligations thereunder and to seek appointment of the SBA as receiver for MorAmerica Capital. If the SBA were to exercise its right to accelerate MorAmerica Capital's payment obligations under the outstanding SBA-guaranteed debentures, MorAmerica Capital may be required to liquidate some or all of its portfolio investments. Bec ause most of its portfolio investments are not publicly traded, MorAmerica Capital may receive less than the carrying value for its portfolio investments in connection with such a forced sale. Therefore, the exercise by SBA of any of these rights could have a material adverse effect on the financial position, results of operations, cash flow and liquidity of MACC and MorAmerica Capital and raises substantial doubt about the Company's ability to continue as a going concern.

(c) Use of Estimates

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

(d) Cash Equivalents

For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market accounts to be cash equivalents. At September 30, 2004, cash equivalents consisted of $4,662,443 of money market funds.

(e) Loans and Investments in Portfolio Securities

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

(f) Other Assets, Net

Other assets include notes and securities received from the sale of portfolio investments with a value of $220,277 at September 30, 2004, deferred fees on SBA debentures of $460,838, which are amortized over the life of the debenture, and receivables of $48,302.

(g) Revenue Recognition

Dividend income is recognized on the ex-dividend date and interest income is accrued on a daily basis.

Debt obligations may be placed on non-accrual status and related interest income may be reduced by ceasing current accruals and writing off interest receivables when the collection of all or a portion of interest has become doubtful based on consistently applied procedures. A debt obligation is removed from non-accrual status when the issuer resumes interest payments or when collectibility of interest is reasonably assured.

In conjunction with the investment process, the Company negotiates non-refundable processing fees with many companies it evaluates for investment. These fees are compensation for time and efforts of the investment advisory personnel and for reimbursement of expenses related to the due diligence, and are recognized as income when received.

In-kind interest income is recorded in connection with debt to equity conversions or in the case of certain debt security reorganizations.

(h) Income Taxes

Equities and MACC are members of a consolidated group for income tax purposes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating and capital loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

(i) Disclosures About Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that disclosures be made regarding the estimated fair value of financial instruments, which are generally described as cash, contractual obligations, or rights to pay or receive cash. The carrying amount approximates fair value for certain financial instruments because of the short-term maturity of these instruments, including cash and money market, deferred incentive fees payable, accrued interest, accounts payable and other liabilities.

Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $33,218,084 and $34,004,231, respectively, at September 30, 2004.

The estimated fair value of long-term debt is $28,386,000 with a cost of $25,790,000, at September 30, 2004. This fair value amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity.

(j) Reclassifications

Certain reclassifications have been made to the September 30, 2003 consolidated financial statements to conform to the September 30, 2004 presentation.

(2) LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with a concentration in the Midwest. The Company determined that the fair value of its portfolio securities was $33,218,084 at September 30, 2004. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; market interest rates for similar debt securities and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities, other than a portion of the securities held of Devine, Inc. (formerly Delano Technology Corporation, acquired on October 16, 2000), are considered to be restricted in their disposition and illiquid at September 30, 2004.

(3) DEBENTURES PAYABLE

Debentures of MACC guaranteed by the Small Business Administration (SBA) of $25,790,000 at September 30, 2004 are unsecured. Stated Maturities of the debentures are as follows:

The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholders other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 2004, MACC does not have accumulated undistributed net realized earnings (computed under SBA guidelines) available for distribution to Equities.

As an SBIC, MACC is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. After giving effect to the arbitration settlement discussed in note 6 to the consolidated financial statements, as of September 30, 2004, the capital of MACC was impaired by approximately 52.48%, which exceeded the 50% maximum impairment percentage permitted under the SBA Regulations. Accordingly, the SBA currently has the discretion not to extend additional financing to MACC, as well as the right to declare a default on MACC's outstanding SBA-guaranteed debentures, to accelerate MACC's payment obligations thereunder and to seek appointment of the SBA as receiver for MACC. The exercise by the SBA of any of these rights could have a material adverse effect on the financial position, results of operations, cash flow and liquidity of Equities and MACC.

MACC has a commitment letter for $10,000,000 with the SBA to issue debentures, which expire on September 30, 2005. At September 30, 2004, $3,500,000 of this commitment remained unused. On October 1, 2002, MACC received a commitment letter for $6,500,000 with the SBA to issue debentures, which expire on September 30, 2007. At September 30, 2004, $6,500,000 of this commitment remained unused.

(4) INCOME TAXES

Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax loss due to the following:

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2004 are as follows:

The net change in the total valuation allowance for the year ended September 30, 2004 was an increase of $909,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $25 million prior to the expiration of the loss carryforwards in 2008-2024. The Company had a taxable gain of approximately $496,000 for the year ended September 30, 2004. Based upon the level of historical taxable income of MACC and projections for future taxable income over the peri ods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at September 30, 2004.

At September 30, 2004, the Company has net operating and capital loss carryforwards for federal income tax purposes of approximately $19.2 million, which are available to offset future federal taxable income, if any, through 2023. Approximately $16.2million of the carryforwards are available for the year ending September 30, 2005, with approximately $1 million additionally available annually thereafter until 2008.

(5) MANAGEMENTS AGREEMENTS

(a) Equities

Equities had an investment advisory agreement (the Equities Agreement) with InvestAmerica Investment Advisors, Inc. (IAIA) that was terminated by the Company on February 29, 2004. Under the Equities Agreement, the management fee was equal to 2.5% of the assets under management, on an annual basis. The management fee was calculated excluding MACC. In addition to the management fee, Equities contracted to pay an incentive fee of 13.4% of the net capital gains (as defined in the Equities Agreement), before taxes, on the disposition of investments. Total management fees under the Equities Agreement amounted to $2,474 for the year ended September 30, 2004. There were no incentive fees accrued or paid under the Equities Agreement in 2004.

On March 1, 2004, the Company entered into an investment advisory agreement (the MACC Investment Advisory Agreement or MIAA) with Atlas Management Partners, LLC (Atlas). Under the MIAA, the management fee is equal to an annual rate of 2.5% of assets under management (as defined in the MIAA), payable in arrears. The management fee is calculated excluding MACC. In addition to the management fee, Equities contracted to pay an incentive fee of 20.0% of Equities net capital gains (as defined in the MIAA), before taxes. Either party may terminate the MACC Investment Advisory Agreement upon sixty days' written notice. Total management fees under the MIAA amounted to $418 for the year ended September 30, 2004. There were no incentive fees accrued or paid under the MIAA in 2004. The SBA has not approved the MACC Investment Advisory Agreement.

(b) MACC

MACC had a separate investment advisory agreement (the MACC Agreement) with IAIA that was terminated by the Company on February 29, 2004. Under the MACC Agreement, the management fee was equal to 2.5% of the Capital Under Management (as defined in the MACC Agreement) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management (as defined in the MACC Agreement) or 7.5% of Regulatory Capital (as defined in the MACC Agreement). During fiscal 2003, IAIA agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29, 2004. This temporary agreement changed the management fee to be $68,750 per month not to exceed the calculation specified in the current MACC Agreement. In addition to the management fee, MACC contracted to pay IAIA 13.4% of the net capital gains (as defined in the MACC Agreement), before taxes, on investments in the form of an incentive fee. Net capital gains, as defined in the agreement, were calculated as d gains, minus the sum of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year, and net investment losses, if any, as reported on page 4c, line 33 of the SBA Form 468.1. Capital losses and realized capital gains were not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. Total management fees (net of management fees waived of $87,092) under the MACC Agreement amounted to $343,750 for the year ended September 30, 2004. Incentive fees earned and paid under the MACC Agreement were $514,837 and $497,517, respectively, for the year ended September 30, 2004. Included in incentive fees earned of $514,837 are approximately $18,353 of incentive fees related to noncash gains which are being deferred as described above.

On March 1, 2004, the Company entered into an investment advisory agreement (the MorAmerica Capital Investment Advisory Agreement or MCIAA) with Atlas. Under the MCIAA, the management fee is equal to 2.5% of the Capital Under Management (as defined in the MCIAA) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management (as defined in the MCIAA) or 7.5% of Regulatory Capital (as defined in the MCIAA). In addition to the management fee, MACC contracted to pay Atlas 20.0% of the net capital gains (as defined in the MCIAA), before taxes, on investments in the form of an incentive fee. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. Either party may terminate the MCIAA upon sixty days written notice. Total management fees under the MCIAA amounted to $611,759 for the year ended September 30, 2004. No incentive fees paid under the MCIAA for the year ended September 30, 2004. The SBA has not approved the MorAmerica Capital Investment Advisory Agreement.

(c) Subadvisory Agreement

Equities, MACC and Atlas are also parties to an Investment Advisory Support Services Agreement (the "Subadvisory Agreement") with IAIA. As described above, prior to March 1, 2004, IAIA was the investment advisor to Equities and MACC. Pursuant to the Subadvisory Agreement, IAIA has been retained to monitor and manage portfolio company investments in existence as of the date of the Subadvisory Agreement, including exits, preparation of valuations, follow-on investment analysis and recommendations and other portfolio management matters. IAIA also currently provides certain accounting and financial services to Equities and MACC. Under the Subadvisory Agreement, Atlas pays IAIA certain fixed management fees and incentive fees based on a portion of the incentive fees paid to Atlas by Equities and MACC under the MIAA and the MCIAA, respectively. The Subadvisory Agreement does not result in any additional expense to either Equities or MACC. The Subadvisory Agreement has a term of two years a e in effect so long as Atlas and the Boards of Directors of Equities and MACC approve such continuance. Either party may terminate the Subadvisory Agreement upon sixty days written notice.

(d) Related party notes payable

During the second quarter of fiscal year 2004, Equities entered into a loan agreement with one of its directors providing for advances of up to $400,000 on a revolving credit basis through February 28, 2005. The outstanding principal amount of the loan as of March 1, 2005 will be due and payable in four equal installments on the first day of June, September, December, and March, commencing June 1, 2005 and concluding March 1, 2006. The outstanding balance was $270,000 and the interest rate on the agreement was 9% at September 30, 2004. The entire unpaid amount of the loan is convertible into shares of the Company's common stock at the option of the lender

(6) LITIGATION SETTLEMENT

At September 30, 2004, MorAmerica Capital was a party to arbitration proceedings instituted by TransCore Holdings, Inc., a company (Buyer) seeking indemnification under the Stock Purchase Agreement (the Stock Purchase Agreement) by which MorAmerica Capital and certain other individuals and institutional investors (collectively, the Sellers) sold their interest in a former portfolio company investment (Portfolio Company). Under the Stock Purchase Agreement, the Sellers agreed to indemnify Buyer for breaches of representations and warranties as to Portfolio Company made by the Sellers. Buyer claims that accounting irregularities by management at Portfolio Company resulted in a breach of the Sellers' representations and warranties.

Following the sale transaction, MorAmerica Capital owned debt securities (cost of $508,761) and warrants (cost of $24,000) of Buyer, issued as part of the sale transaction. During the arbitration, buyer refinanced certain of its obligations, including the debt securities held by MorAmerica Capital, and the principal amount of these debt securities and accrued interest, as well as an amount representing the agreed value of the warrants, has been deposited in an escrow account pending conclusion of the arbitration proceedings.

The arbitrator found all of the Sellers to be jointly and severally liable to Buyer. However, MorAmerica Capital is a party to a Contribution Agreement executed at the time of sale among the institutional investors and two individuals.

On January 4, 2005, the Sellers reached a settlement agreement with Buyer of approximately $20 million. MorAmerica Capital's share of the settlement is $2,245,935. Of this amount, the Company has determined that $1,277,263 of the settlement is related to the interim judgment award and should be recorded as a loss on the portfolio investment. Therefore, the Company has recorded this portion ($1,277,263) of the "Loss on litigation settlement" in the consolidated statement of operations under "Realized and unrealized gain (loss) on investments and other assets." The Company determined the remaining $968,672 of the settlement is related to pre-judgment interest and plaintiff's legal fees. Therefore, the Company has recorded this portion ($968,672) of the "Costs related to litigation settlement" in the consolidated statement of operations under "Operating expenses." The Company has recorded in the consolidated balance sheet at September 30, 2004 a "Litigation settlement payable" i n the amount of $1,713,174. This amount represents the Company's portion of the settlement

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2004

($2,245,935) less the amount in escrow ($532,761) the Company can use to offset its payment. The amount in escrow, as previously discussed, had been valued at $1. On January 5, 2005, the Company paid its portion of the settlement ($1,713,174) to satisfy its obligation.

(7) FINANCIAL HIGHLIGHTS

The Company has presented the following disclosures pertaining to common stockholders, as required by the AICPA Audit and Accounting Guide for Investment Companies, for the years ended September 30:

2004	2003	2002	2001	2000
Per Share Operating Performance					
(For a share of capital stock outstanding throughout the period (1)):					
Net asset value, beginning of period	$ 5.47	6.72	8.60	11.01	10.04
Income from investment operations:					
Investment expense, net	(1.30)	(0.82)	(0.40)	(0.12)	0.02
Net realized and unrealized (loss) gain on investment transactions	0.44	(0.43)	(1.48)	(2.57)	0.95
Allocation of income tax benefit to additional paid-in capital	—	—	—	0.28	—
Total from investment operations	(0.86)	(1.25)	(1.88)	(2.41)	0.97
Net asset value, end of period	$ 4.61	5.47	6.72	8.60	11.01
Closing market price	$ 3.45	2.52	3.40	6.06	7.66

	2004	2003	2002	2001	2000
Total return					
Net asset value basis (2) (3)	(15.75) %	(18.59)	(21.89)	(21.81)	9.67
Market price basis	36.90 %	(25.88)	(43.89)	(20.89)	(9.99)
Net asset value, end of period *(in thousands)*	$ 10,738	12,746	15,657	20,043	25,646
Ratio to average net assets:					
Investment (expense) income, net (1) (2) (3)	(23.36) %	(13.43)	(4.85)	(1.21)	0.21
Operating and income tax expense (1) (2) (3)	43.53 %	31.24	20.52	14.14	11.41

(1)	Per share data reflects a 20% stock split effected in the form of a stock dividend on March 31, 2000 and a 20% stock split effected in the form of a stock dividend on March 31, 2001.

(2)

As discussed in note 5, MACC's investment advisor agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29, 2004. Due to the agreement, the investment advisor voluntarily waived $87,092 and $180,421 of management fees as of September 30, 2004 and 2003, respectively. Excluding the effects of the waiver as of September 30, 2004 and 2003, total return on a net assets value basis would be (16.43)% and (19.74)%, respectively; the investment (expense) income, net ratio would be (24.11)% and (14.78)%, respectively; and the operating and income expense ratio would be 44.36% and 32.71%, respectively.

(3)

As discussed in note 6, MACC settled the litigation suit related to the sale of a former portfolio company. The expense associated with this settlement was $968,672. Excluding the effect of the settlement, the operating and income tax expense ratio for the year ended September 30, 2004 was (33.21)%.

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
SCHEDULE 1 - SEPTEMBER 30, 2004

Manufacturing

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2004

Manufacturing Continued

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2004

Service

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2004

Service Continued:

Technology and Communications:

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2004

Technology and Communications Continued:

Company	Security	Percent of Net assets	Value	Cost (d)
Miles Media Group, Inc. (a)	1,000 common shares (c)		$ 224,000	440,000
Sarasota, Florida	100 common options (c)		—	—
Tourist magazine publisher	12% debt security, due September 24, 2007 (c)		374,925	374,925
	150 shares Series A preferred (c)		375,000	375,000
	12% debt security, due September 24, 2007 (c)		124,992	124,992
	50 shares Series A preferred (c)		125,000	125,000
	12% debt security, due June 30, 2008 (c)		250,000	250,000
	Warrants to purchase 1,423 shares common (c)		583	583
			1,474,500	1,690,500
Phonex Broadband Corporation	1,855,302 shares Series A preferred (c)		577,500	1,155,000
Midvale, Utah				
Power line communications				
Portrait Displays, Inc.	12% debt security, due April 1, 2005		100,320	100,320
Pleasanton, California	8% debt security, due April 1, 2009 (c)		71,491	100,001
Designs and markets pivot enabling	8% debt security, due April 1, 2012 (c)		540,931	750,001
software for LCD computer monitors	Warrant to purchase 39,400 common shares (c)		—	—
			712,742	950,322
SnapNames.com, Inc.	10% debt security, due March 15, 2007		852,500	852,500
Portland, Oregon	Warrant to purchase 465,000 common shares (c)		—	—
Domain name management				
			852,500	852,500
Total technology and communications		49.56%	5,322,026	8,830,025
			$ 33,218,084	34,004,231

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2004

(a)

Affiliated company. Represents ownership of greater than 5% to 25% of the outstanding voting securities of the issuer, and is or was an affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2004. Transactions during the period in which the issuers were affiliated companies are as follows:

(b)

Controlled company. Represents ownership of greater than 25% of the outstanding voting securities of the issuer, and is or was a controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2004. Transactions during the period in which the issuers were controlled affiliates are as follows:

(c)	Presently nonincome producing.
(d)	For all debt securities presented, the cost is equal to the principal balance.

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
SEPTEMBER 30, 2004

(A)	For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

(B)

At September 30, 2004, all securities, except for a portion of the securities held of Divine, Inc. (formerly Delano Technology Corporation), are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.

(C)

At September 30, 2004, the cost of securities for federal income tax purposes was $33,547,002, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

Unrealized appreciation	$ 7,550,726
Unrealized depreciation	$ (7,879,644)
Net unrealized depreciation	$(328,918)

(D)

The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, twenty-four of these restricted securities include registration rights and nine of these restricted securities do not include registration rights. Within the twenty-four securities that include registration rights, the actual rights include the following general characteristics:

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

PORTFOLIO CHANGES DURING THE YEAR

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SHAREHOLDER INFORMATION

  Stock Transfer Agent

  Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660 (telephone (800) 288 9541 and (800) 231 5469 (TDD), and www.melloninvestor.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

  Shareholders

  MACC had approximately 2,095 record holders of its common stock at December 31, 2004.

  Annual Meeting

  The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 22, 2005, at 10:00 a.m. at the Hotel Monaco, 15 West 200 South Main St, Salt Lake City, Utah 84101.

  Dividends

  MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 2004 MACC did not declare a dividend payment. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

  Market Prices

  The common stock of MACC is traded on the over the counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") SmallCap Market under the symbol "MACC." At the close of business on October 31, 2004, the bid price for shares of MACC's common stock was $4.09. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2004 and 2003 were taken from quotations provided to MACC by the National Association of Securities Dealers, Inc:

Such over the counter market quotations reflect inter dealer prices without retail markup, markdown or commission and may not represent actual transactions.

MANAGERS, OFFICIERS AND DIRECTORS
..........................................................................

FUND MANAGERS

Atlas Management Partners, LLC
InvestAmerica Investment Advisors, Inc.

OFFICERS

KENT I. MADSEN
President and Secretary

DAVID R. SCHRODER
Chief Financial Officer and Treasurer

TIMOTHY BRIDGEWATER
Vice President and Assistant Secretary

ELEFTHERIOS N. EFSTRATIS
Vice President and Chief Compliance Officer

BOARD OF DIRECTORS

PAUL M. BASS, JR. - DALLAS, TEXAS
Vice Chairman of First Southwest Company,
a regional investment banking firm

MICHAEL W. DUNN - MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank and
Vice President, Security Savings Bank

BENJAMIN JIARAVANON - JAKARTA, INDONESIA
President, Strategic Planning Group of Charoen Pokphand Indonesia,
an agribusiness conglomerate

JASJA KOTTERMAN - NEW YORK, NEW YORK
Director, Business Development and Corporate Strategy
Business Development Avon Products

KENT I. MADSEN - SALT LAKE CITY, UTAH
Manager, Atlas Management Partners, LLC and
Managing Director, Wasatch Venture Fund

SHANE V. ROBISON - PALO ALTO, CALIFORNIA
Executive Vice President and Chief Strategy and Technology
Officer, Hewlett-Packard Company

GORDON J. ROTH - NEWPORT BEACH, CALIFORNIA
Chief Financial Office and Executive Vice President,
Roth Capital Partners, LLC

MARTIN WALTON - CHICAGO, ILLINOIS
President, TD Options LLC and
Global Head of Equity Derivatives, TD Securities

GEOFFREY T. WOOLLEY - BOSTON, MASSACHUSETTS
Executive Chairman, European Venture Partners and
Founding Manager, Dominion Ventures Inc.

OFFICE LOCATIONS
..........................................................................

  HEADQUARTERS
MACC Private Equities Inc. Atlas Management Partners, LLC 15 West South Temple Street, Suite 520 Salt Lake City, Utah 84101 (801) 524-8979 www.maccpe.com
  REGIONAL OFFICES

MACC Private Equities Inc.
InvestAmerica Investment Advisors, Inc.
101 Second Street SE, Suite 800
Cedar Rapids, Iowa 52401
(319) 363-8249

MACC Private Equities Inc.
InvestAmerica Investment Advisors, Inc.
911 Main Street, Suite 2424
Kansas City, Missouri 64105
(816) 842-0114

MACC Private Equities Inc.
InvestAmerica Investment Advisors, Inc.
H.H. Hall Building
10000 NE 7th Avenue, Suite 345
Vancouver, Washington 98685
(360) 573-5067

STOCK TRANSFER AGENT
..........................................................................

Mellon Investor Services LLC P.O. Box 3315 o South Hackensack o NJ 07606 OR 85 Challenger Road o Ridgefield Park o NJ 07660 (800) 288-9541 & (800) 231-5469 (TDD) Web site: www.melloninvestor.com

MACC PRIVATE EQUITIES INC. PRIVACY NOTICE

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