Form 10-K/A, Exhibit 13
period 2004-09-30
MACC PRIVATE EQUITIES INC
filed 2005-06-16
CIK 923808

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

We remain committed to our goal of increasing long-term shareholder value and appreciate your support.

Geoffrey T. Woolley, Chairman	Kent I. Madsen, President

CONTENTS

1	LETTER TO SHAREHOLDERS
2	FINANCIAL HIGHLIGHTS
5	SELECTED FINANCIAL DATA
6	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
15	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
35	SHAREHOLDER INFORMATION
36	MANAGERS, OFFICERS AND DIRECTORS

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

INVESTAMERICA INVESTMENT ADVISORS, INC.

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

FINANCIAL HIGHLIGHTS

[Dollars in Thousands Except Per Share Data]
BALANCES AT YEAR END SEPTEMBER 30	2004	2003

Total Assets	$ 38,944	41,233
Total Stockholder Equity	10,738	12,746

OPERATIONS FOR THE YEAR

Total Investment Income	$ 2,609	2,545
Investment Expense, Net	(3,022)	(1,917)
Net Realized Gain (Loss) on Investments	3,021	(3,601)
Loss on Litigation Settlement	(1,277)	---
Net Change in Unrealized Depreciation/ Appreciation on Investments and Other Assets	(730)	2,607
Net Change in Net Assets from Operations	(2,008)	(2,911)

PER SHARE DATA

Net Assets Per Share	$ 4.61	5.47

FINANCIAL HISTORY

Total Assets decreased by $2,289,002, or 6%, in fiscal 2004.	Year end Net Asset Value Per Share declined by $0.86, or 16%, as of the end of fiscal 2004.	Year end Market Bid Price Per Share increased by $0.93, or 37%, as of the end of fiscal 2004.

Stock Price as a Percentage of Net Asset Value Per Share increased by 62% as of the end of fiscal 2004	Annual capital invested decreased by $619,044, or 48%, in fiscal 2004.	Investment Expense, Net increased $1,103,968 or 58%, in fiscal 2004.

*Restated to reflect stock splits effected in the form of stock dividends paid in March 2001, 2000, and 1999.
**Included in fiscal 2004 is a litigation settlement of $2,245,935 as discussed in note 6 to the consolidated financial statements.

FINANCIAL REPORT

CONTENTS

5	SELECTED FINANCIAL DATA
6	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
15	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
35	SHAREHOLDER INFORMATION
36	MANAGERS, OFFICERS AND DIRECTORS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

	2004	2003	2002	2001	2000

Investment (expense) income net	$ (3,021,359)	(1,917,391)	(926,634)	(284,263)	50,810

Net realized gain (loss) on investments, net of tax	3,021,176	(3,600,749)	(4,592,480)	2,488,350	(2,266,652)

Loss on ligitation settlement	(1,277,263)	---	---	---	---

Net change in unrealized depreciation/appreciation on investments and other assets	(730,245)	2,607,548	1,132,647	(8,477,187)	4,478,415

Net change in net assets from operations	$ (2,007,691)	(2,910,592)	(4,386,467)	(6,273,100)	2,262,573

Net change in net assets from operations per common share	(0.861)	(1.251)	(1.881)	(2.69)[1]	0.97[2]

Total assets	$ 38,944,116	41,233,118	44,013,701	41,395,958	46,607,466

Total long term debt	$ 25,790,000	27,940,000	27,934,004	20,972,463	20,320,922

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Total Investment Income

During the fiscal year ended September 30, 2004, total investment income was $2,609,941, an increase of 3% from fiscal year 2003 total investment income of $2,544,725. The increase during the current year was the net result of increases in interest income of $23,958, or 1%, and dividend income of $173,185, or 28%, and decreases in processing fees of $22,741, or 100%, and other income of $109,186, or 85%. MACC attributes the increase in interest income primarily to the interest earned on idle funds held in cash and money market accounts which had an average monthly balance of $6,104,485. Dividend income for fiscal years 2004 and 2003 represents dividends received on eight existing portfolio companies, five of which are distributions from limited liability companies. Dividend income increased in fiscal year 2004 due to one portfolio company which paid dividends on the preferred stock investment which had not previously made any d ividend payments. Processing fees decreased in fiscal year 2004 as a result of no fees received on the one new investment and the three follow-on investments made during fiscal year 2004. Other income includes advisory fees received from portfolio companies. The terms of each portfolio investment are individually negotiated at the time the investment is acquired, and not all portfolio investments made by MorAmerica Capital entitle it to receive advisory fees. The decrease in other income is primarily due to advisory fees received on only one portfolio company during fiscal year 2004, as compared to advisory fees received on two portfolio companies in fiscal year 2003. The timing and amount of dividend income, income from the collection of processing fees on new investments and other income are difficult to predict.

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

Net Realized Gain (Loss) on Investments

MACC recorded a net realized gain on investments in fiscal 2004 of $3,021,176, as compared to a net realized loss of $3,600,749 in fiscal year 2003. The fiscal year 2004 net realized gain is the net result of $3,868,561 of realized gains from four portfolio companies, offset by a realized loss of $847,385 from the write off of one portfolio company, of which $847,384 was previously recorded as unrealized depreciation. Management does not attempt to maintain a comparable level of realized gains quarter to quarter but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities and investing in new portfolio investments. MACC's investment advisor is entitled to be paid an incentive fee, which is calculated as a percentage of the excess of MACC's realized gains in a particular period, over the sum of net realized losses and unrealized depreciation during the same per iod. As a result, the timing of realized gains, realized losses and unrealized depreciation can have an effect on the amount of the incentive fee payable to the investment advisor.

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

Changes in Unrealized Appreciation/Depreciation of Investments and Other Assets

MACC had unrealized depreciation of $786,147 at September 30, 2004, a negative change of $507,587, or 182%, from the $278,560 of unrealized depreciation at September 30, 2003. This, along with the net realized gain of $3,021,176, resulted in a net gain on investments for fiscal year 2004 of $2,513,589, as compared to a net loss on investments of $704,458 for fiscal year 2003. The fiscal year 2004 change in unrealized depreciation/appreciation is the net effect of increases in fair value of eight portfolio companies totaling $2,608,175, decreases in fair value of five portfolio companies totaling $1,236,116, the reversal of appreciation of $3,259,790 in four portfolio investments from their sale resulting in realized gains, the reversal of $847,384 of depreciation resulting from the write-off of the investment in one portfolio investment, and the reclassification of $532,760 of depreciation due to one portfolio security reclassifi ed as an other asset.

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

Net change in unrealized loss on other assets had an additional loss provision of $222,658 at September 30, 2004 recorded with respect to other securities which had been classified as other assets in a prior period as compared to a net change in unrealized loss on other assets of $288,743 at September 30, 2003.

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

As an SBIC, MorAmerica Capital is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. After giving effect to the arbitration settlement discussed in note 6 to the consolidated financial statements, as of September 30, 2004, the capital of MorAmerica Capital was impaired by approximately 52.48%, which exceeded the 50% maximum impairment percentage permitted under the SBA Regulations. Accordingly, SBA currently has the discretion not to extend additional financing to MorAmerica Capital, as well as the right to declare a default on MorAmerica Capital's outstanding SBA-guaranteed debentures, to accelerate MorAmerica Capital's payment obligations thereunder and to seek appointment of SBA as receiver for MorAmerica Capital. The exercise by SBA of any of these rights could have a material a dverse effect on the financial position, results of operations, cash flow and liquidity of MACC and MorAmerica Capital. If the SBA were to exercise its right to accelerate MorAmerica Capital's payment obligations under the outstanding SBA-guaranteed debentures, MorAmerica Capital may be required to liquidate some or all of its portfolio investments. Because most of its portfolio investments are not publicly traded, MorAmerica Capital may receive less than the carrying value for its portfolio investments in connection with such a forced sale. MorAmerica Capital is also currently limited by the SBA Regulations in the amount of distributions it may make to MACC. Because MACC historically has relied in large part on distributions from MorAmerica Capital to fund its operating expenses and other cash requirements, MACC is currently evaluating a number of alternatives to seek to provide sufficient liquidity at the parent-company level. For additional information please also see notes 1(b) and 3 to the consolid ated financial statements.

As of September 30, 2004, MACC's cash and money market accounts totaled $4,774,771. MACC has commitments for an additional $3,500,000 and $6,500,000 in SBA guaranteed debentures, which expire on September 30, 2005 and September 30, 2007, respectively. Due to MorAmerica Capital's capital impairment described above as well as an agreement entered into by MorAmerica Capital and three other SBIC's in connection with an arbitrations settlement, MACC does not believe that MorAmerica Capital will have access to the SBIC capital program for the foreseeable future. Nevertheless, if SBA does not accelerate MorAmerica Capital's obligations under its outstanding SBA-guaranteed debentures and subject to the other risks and uncertainties described in this annual report, MACC believes that its existing cash and money market accounts and other anticipated cash flows will provide adequate funds for MACC's anticipated cash requirements during fis cal year 2005, including portfolio investment activities, interest payments on outstanding debentures payable, administrative expenses, and payment of the arbitration settlement amounts described in note 6 to the consolidated financial statements.

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
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

VALUATION CHANGES

The following table presents those portfolio investments held at September 30, 2004 with respect to which the valuation changed from September 30, 2003:

CRITICAL ACCOUNTING POLICY

Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the average of the bid price on the three final trading days of the valuation period which is not materially different from the bid price on the final day of the period. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors. Among the factors considered in determining the fair value of investments are the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee market interest rates for similar debt securities; and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, t hose estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

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

OPERATIONS RISKS

MACC generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value in any period. MACC typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events. Accordingly, a general contraction in the markets for corporate acquisitions and/or initial public offerings could adversely affect MACC's ability to realize capital gains, if any, from the sale of its portfolio company securities. The SBIC guidelines under which MorAmerica Capital operates permit the MorAmerica Capital Board of Directors to determine increases in fair value of unliquidated portfolio investments based upon a number of factors, including subsequent financings provided to portfolio companies. Acco rdingly, decreases in the supply of additional capital to MACC's portfolio companies could adversely affect MorAmerica Capital's ability to achieve increases, if any, in fair value of its portfolio investments. MACC's failure to achieve its investment level objectives for any particular year or years could also adversely affect the rate of increase, if any, in net asset value.

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

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).

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

At September 30, 2004, the Company has net operating and capital loss carryforwards for federal income tax purposes of approximately $19.2 million, which are available to offset future federal taxable income, if any, through 2024. Approximately $16.2 million of the carryforwards are available for the year ending September 30, 2005, with approximately $1 million additionally available annually thereafter until 2008.

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

(b) MACC

MACC had a separate investment advisory agreement (the MACC Agreement) with IAIA that was terminated by the Company on February 29, 2004. Under the MACC Agreement, the management fee was equal to 2.5% of the Capital Under Management (as defined in the MACC Agreement) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management (as defined in the MACC Agreement) or 7.5% of Regulatory Capital (as defined in the MACC Agreement). During fiscal 2003, IAIA agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29, 2004. This temporary agreement changed the management fee to be $68,750 per month not to exceed the calculation specified in the current MACC Agreement. In addition to the management fee, MACC contracted to pay IAIA 13.4% of the net capital gains (as defined in the MACC Agreement), before taxes, on investments in the form of an incentive fee. Net capital gains, as defined in the agreement, were calculated as gross realized gains, minus the sum of capital losses, less any unrealized depreciation, including reversals of previously recorded unrealized depreciation, recorded during the year, and net investment losses, if any, as reported on page 4c, line 33 of the SBA Form 468.1. Capital losses and realized capital gains were not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. Total management fees (net of management fees waived of $87,092) under the MACC Agreement amounted to $343,750 for the year ended September 30, 2004. Incentive fees earned and paid under the MACC Agreement were $514,837 and $497,517, respectively, for the year ended September 30, 2004. Included in incentive fees earned of $514,837 are approximately $18,353 of incentive fees related to noncash gains which are being deferred as described above.

On March 1, 2004, the Company entered into an investment advisory agreement (the MorAmerica Capital Investment Advisory Agreement or MCIAA) with Atlas. Under the MCIAA, the management fee is equal to 2.5% of the Capital Under Management (as defined in the MCIAA) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management (as defined in the MCIAA) or 7.5% of Regulatory Capital (as defined in the MCIAA). In addition to the management fee, MACC contracted to pay Atlas 20.0% of the net capital gains (as defined in the MCIAA), before taxes, on investments in the form of an incentive fee. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. Either party may terminate the MCIAA upon sixty days written notice. Total management fees under the MCIAA amounted to $611,759 for the year ended September 30, 2004. No incentive fees were earned or paid under the MCIAA for the year ended September 30, 2004. The SBA has not approved the MorAmerica Capital Investment Advisory Agreement.

(c) Subadvisory Agreement

Equities, MACC and Atlas are also parties to an Investment Advisory Support Services Agreement (the "Subadvisory Agreement") with IAIA. As described above, prior to March 1, 2004, IAIA was the investment advisor to Equities and MACC. Pursuant to the Subadvisory Agreement, IAIA has been retained to monitor and manage portfolio company investments in existence as of the date of the Subadvisory Agreement, including exits, preparation of valuations, follow-on investment analysis and recommendations and other portfolio management matters. IAIA also currently provides certain accounting and financial services to Equities and MACC. Under the Subadvisory Agreement, Atlas pays IAIA certain fixed management fees and incentive fees based on a portion of the incentive fees paid to Atlas by Equities and MACC under the MIAA and the MCIAA, respectively. The Subadvisory Agreement does not result in any additional expense to either Equities or MACC. The Subadvisory Agreement has a term of two years and will continue in effect so long as Atlas and the Boards of Directors of Equities and MACC approve such continuance. Either party may terminate the Subadvisory Agreement upon sixty days written notice.

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
SEPTEMBER 30, 2004

($2,245,935) less the amount in escrow ($532,761) the Company can use to offset its payment. The amount in escrow had been valued at $1. On January 5, 2005, the Company paid its portion of the settlement ($1,713,174) to satisfy its obligation.

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

(2)

As discussed in note 5, MACC's investment advisor agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29, 2004. Due to the agreement, the investment advisor voluntarily waived $87,092 and $180,421 of management fees as of September 30, 2004 and 2003, respectively. Excluding the effects of the waiver as of September 30, 2004 and 2003, total return on a net assets value basis would be (16.43)% and (19.74)%, respectively; the investment (expense) income, net ratio would be (24.11)% and (14.78)%, respectively; and the operating and income tax expense ratio would be 44.36% and 32.71%, respectively.

(3)

As discussed in note 6, MACC settled the litigation suit related to the sale of a former portfolio company. The total cost of the settlement to MACC was $2,245,935 as of September 30, 2004, of which $968,672 was recorded as "net operating expenses" and $1,277,263 was recorded as part of "net gain on investments." Excluding the effect of the settlement, total return on a net asset basis would be 1.87%, the investment (expense) income, net ratio would be (15.29)%, and the operating and income tax expense ratio would be 34.74% as of September 30, 2004.

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

  Annual Meeting

  The Annual Meeting of Shareholders of MACC will be held on Tuesday, July 19, 2005, at 10:00 a.m. Mountain Standard Time at the Little America Hotel, 500 South Main St., Salt Lake City, Utah 84101.

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
Vancouver, Washington 98685
(360) 573-5067

STOCK TRANSFER AGENT
..........................................................................

Mellon Investor Services LLC P.O. Box 3315, South Hackensack, NJ 07606 OR 85 Challenger Road, Ridgefield Park, NJ 07660 (800) 288-9541 & (800) 231-5469 (TDD) Web site: www.melloninvestor.com

MACC PRIVATE EQUITIES INC. PRIVACY NOTICE

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