Form 10-K, Exhibit 13
period 2005-09-30
MACC PRIVATE EQUITIES INC
filed 2005-12-29
CIK 923808

Exhibit 13 2005 Annual Report M A C C Private Equities Inc. ANNUAL REPORT SEPTEMBER 30, 2005

TO OUR SHAREHOLDERS
We are pleased to report that fiscal 2005 was a strong year for MACC and its wholly owned subsidiary, MorAmerica Capital Corporation. For the year, net assets increased $2,588,338, or 24%. Our financial results are largely the result of management's successful execution of several opportunities to exit portfolio investments, coupled with a significant reduction in net operating expenses and outstanding Small Business Administration debt.
In fiscal year 2005, the companies recognized a net gain on investments of $4,362,382, which consisted of net realized gain on investments of $3,672,664, and a positive change of $771,576 in unrealized depreciation. The net realized gain on investments resulted in large part from the profitable sale of three portfolio investments. The cash generated from these sales allowed us to repay $9 million of our outstanding SBA debt, representing an overall reduction in our outstanding debt of approximately 35%. At year end, we held cash equivalents totaling nearly $2.4 million, which we expect will be sufficient to provide for our cash needs during fiscal year 2006. Due to these positive financial results for the year, MorAmerica Capital regained compliance with applicable SBA regulations and is no longer capital impaired. We are very pleased with this improvement in our capital position, and we commend management for their efforts.
In addition, a number of factors allowed us to reduce our operating expenses, which resulted in a $1,165,457, or 39%, improvement in our net operating expense for fiscal year 2005. Two of the largest components of our operating expenses each year are management fees and interest expense. When the time came this year to engage our current investment advisor, we and our advisor mutually agreed to a reduction in the management fee from 2.5% to 1.5% of capital under management. The mutual agreement with our advisor also reduced the incentive fee from 20% of net capital gains under the agreement with the preceding advisors to 13.4% of net capital gains. This reduction, coupled with a reduction in total assets during the year due to debt repayment, resulted in a decrease in management fees of $257,390, or 27%. Because most of our debt repayments occurred in the fourth quarter of fiscal year 2005, interest expense decreased $47,433, or 2%; a more significant expense reduction due to decreased interest will be reflected in our next fiscal year. Our settlement of arbitration proceedings at the end of fiscal year 2004 also resulted in significant reductions in our operating expenses during fiscal year 2005.
The companies intend to continue the course charted in 2004 of using proceeds of portfolio liquidity events to further reduce our outstanding SBA debt rather than making new investments. We anticipate that our investment activity in the coming year will be limited to follow-on investments in existing portfolio companies.
We are encouraged as we focus our attention on continuing these positive developments during fiscal year 2006. Based on current economic conditions, we are hopeful that additional liquidity opportunities will present themselves during the coming fiscal year. In addition, armed with a full year's benefit of the reduction in management fees and interest expense, we will strive to continue to improve our net operating results. As always, we will continue to explore ways to unlock the value of our company for the benefit of our stockholders.

Geoffrey T. Woolley,	David R Schroder,
Chairman of the Board	President
CONTENTS
1	LETTER TO SHAREHOLDERS
2	FINANCIAL HIGHLIGHTS
5	SELECTED FINANCIAL DATA
6	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
14	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
32	SHAREHOLDER INFORMATION
33	MANAGERS, OFFICERS AND DIRECTORS

CORPORATE PROFILE
MACC PRIVATE EQUITIES INC.
MACC Private Equities Inc. (Nasdaq Capital Market: MACC) is a Delaware corporation and the parent of MorAmerica Capital Corporation. Additionally, MACC is a business development company (BDC). MACC's wholly owned subsidiary, MorAmerica Capital Corporation, conducts all of its venture investing. MACC's primary goal is to create long-term appreciation of shareholder value based upon the successful management of later stage venture capital activities.
MORAMERICA CAPITAL CORPORATION
Founded in 1959, MorAmerica Capital is one of the nation's oldest and most well known small business investment companies (SBIC), federally licensed under the Small Business Investment Act of 1958. MorAmerica Capital generally has invested from $1,000,000 up to $3,800,000 in growth and later stage manufacturing and service businesses with annual sales typically from $10,000,000 to $100,000,000. These growth and buyout investments have been made in the form of subordinated debt or preferred stock with warrants or common stock. Since 1980, MorAmerica Capital has provided equity financing of over $90,000,000 to more than one hundred and twenty companies and has played a significant role in the syndication of equity funding for later stage, middle market growth and buyout financings.
INVESTAMERICA INVESTMENT ADVISORS, INC.
MACC and MorAmerica Capital are managed by InvestAmerica, an investment advisor affiliated with the InvestAmerica group of venture capital management companies, the first of which was organized in 1985. The InvestAmerica group manages more than $71,000,000 in assets and the three InvestAmerica principals combined have over eighty years of venture capital fund management experience.
FINANCIAL HIGHLIGHTS

FINANCIAL HISTORY 3

FINANCIAL REPORT CONTENTS
5	SELECTED FINANCIAL DATA
6	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
14	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM
32	SHAREHOLDER INFORMATION
33	MANAGERS, OFFICERS AND DIRECTORS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY SELECTED FINANCIAL DATA FOR THE FISCAL YEARS ENDING SEPTEMBER 30 5

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Act"). Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans," or similar language. In connection with these safe-harbor provisions, MACC has identified herein important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC's portfolio investments, the effects of general economic conditions on MACC's portfolio companies, the effects of recent or future losses on the ability of MorAmerica Capital to comply with applicable regulations of the Small Business Administration and MorAmerica Capital's ability to obtain future funding, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings. MACC further cautions that such factors are not exhaustive or exclusive. MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.
RESULTS OF OPERATIONS
MACC's total investment income includes income from interest, dividends and fees. Investment expense, net represents total investment income minus net operating expenses and income tax expense. The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio. These gains and losses are not included in investment expense, net. However, another one of MACC's on-going goals is to reduce net investment expense. MACC is currently seeking to achieve this goal by reducing its operating expenses. In this regard, a significant proportion of new portfolio investments are structured so as to provide a current yield through interest or dividends. MACC also earns interest on short-term investments of cash.
Fiscal 2005 Compared to Fiscal 2004

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...
Total Investment Income
During the fiscal year ended September 30, 2005, total investment income was $2,491,927, a decrease of 5% from fiscal year 2004 total investment income of $2,609,941. The decrease during the current year was the net result of increases in interest income of $10,534, or 1%, processing fees of $7,700, or 100%, and other income of $22,390, or 113%, and decreases in dividend income of $158,638, or 20%. MACC attributes the increase in interest income primarily to the interest earned on idle funds held in cash and money market accounts which had an average monthly balance of $4,795,424. Dividend income for fiscal year 2005 represents dividends received on eight existing portfolio companies, three of which are distributions from limited liability companies, as compared to dividends received on eight portfolio companies, five of which were distributions from limited liability companies during fiscal year 2004. Dividend income decreased in fiscal year 2005 be cause the distributions from the limited liability companies during fiscal 2004 were larger that the distributions in fiscal year 2005. Processing fees increased in fiscal year 2005 due to fees received on one follow-on investment made in which MACC received a processing fee at closing as compared to no processing fees received at closing on the investments made during fiscal year 2004. Other income increased due to a distribution received by MACC with respect to the insurance claim of a former MACC subsidiary against an insurance company in liquidation. The timing and amount of dividend income, income from the collection of processing fees on new investments and other income are difficult to predict.
Net Operating Expenses
Net operating expenses of MACC decreased by 24% in fiscal year 2005 to $4,277,829 from $5,631,300 in fiscal year 2004. The relative decrease in net operating expenses is the net result of decreases of $47,433, or 2%, in interest expense, $257,390, or 27%, in management fees (net of management fees waived), $3,294, or 1%, in incentive fees, $175,011, or 25%, in professional fees, $968,672, or 100%, in costs related to litigation settlement, and an increase of $98,329, or 28%, in other expenses. Interest expense decreased due to the repayment in the third quarter and the fourth quarter in fiscal year 2005 of $1,000,000 and $8,000,000, respectively, of borrowings from the Small Business Administration. Management fees (net of management fees waived) decreased due to management fees waived during March and April 2005, the management fee percentage under the new agreement, effective April 30, 2005, of 1.5% of Capital Under Management as compared to 2.5% under the previous agreement, and the reduction in assets under management. Professional fees decreased primarily due to a decrease in legal expenses from the arbitration proceedings related to the sale of a former portfolio company which was settled in fiscal year 2004. Costs related to litigation settlement decreased due to arbitration proceedings related to the sale of a former portfolio company have concluded with a settlement in fiscal 2004. Other expenses increased primarily due to the increase in directors and officers insurance, the settlement during the fourth quarter of fiscal year 2005 of a claim in litigation related to a former portfolio company, and increases in other miscellaneous expenses.
Investment Expense, Net
MACC had investment expense, net in fiscal year 2005 of $1,855,902, a decrease of 39% from investment expense, net of $3,021,359, in fiscal year 2004. The decrease in investment expense, net is the result of the decrease in operating expenses described above.
Net Realized Gain (Loss) on Investments
MACC recorded a net realized gain on investments in fiscal 2005 of $3,672,664, as compared to a net realized gain of $3,021,176 in fiscal year 2004. The fiscal year 2005 net realized gain is the net result of $7,614,276 of realized gains from the sale of three portfolio companies, partially offset by a realized loss of $635,251 from the sale of one portfolio company and a realized loss of $3,306,361 from the write off of two portfolio companies, of which $1,982,158 was previously recorded as unrealized depreciation. Management does not attempt to maintain a comparable level of realized gains quarter to quarter but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities. MACC's investment advisor is entitled to be paid an incentive fee, which is calculated as a percentage of the excess of MACC's realized gains in a particular period, over the sum of net realized losses and unrealized depreciation during the same period. As a result, the timing of realized gains, realized losses and unrealized depreciation can have an effect on the amount of the incentive fee payable to the investment advisor.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...
Changes in Unrealized Depreciation/Appreciation of Investments and Other Assets
MACC had unrealized depreciation of $96,429 at September 30, 2005, a positive change of $689,718, or 88%, from the $786,147 of unrealized depreciation at September 30, 2004. This, along with the net realized gain of $3,672,664, resulted in a net gain on investments for fiscal year 2005 of $4,362,382, as compared to a net gain on investments of $2,513,589 for fiscal year 2004. The fiscal year 2005 change in unrealized depreciation/appreciation is the net effect of increases in fair value of ten portfolio companies totaling $2,294,725, decreases in fair value of eight portfolio companies totaling $1,553,814, the reversal of appreciation of $2,633,264 in one portfolio investment from the sale resulting in a realized gain, the reversal of $2,582,071 of depreciation resulting from the sale of one portfolio investment and the write-off of two portfolio investments.
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
Net change in unrealized gain on other assets was $81,858 at September 30, 2005, a positive change recorded with respect to other securities which have been classified as other assets as compared to a net change in unrealized loss on others assets of $222,658 at September 30, 2004.
Net Change in Net Assets from Operations
As a result of the items described above, MACC experienced an increase of $2,588,338, or 24%, in net assets during fiscal year 2005, and the resulting net asset value per share was $5.54 at September 30, 2005, as compared to $4.61 at September 30, 2004. Management attributes these results to strong performance within the investment portfolio, three realized gains, and the general improvement in the economy in fiscal year 2005. The majority of MACC's twenty-eight portfolio companies continue to perform well. MACC realized gains on three portfolio companies and ten portfolio investments increased in value during fiscal year 2005.
Unlike the preceding few years, fiscal year 2005 was a strong year for MACC and for the venture capital industry generally. Growth in corporate earnings, low inflation and availability of capital all contributed to create opportunities for MACC to realize gains in liquidating several portfolio investments. These factors also resulted in improved operating results at a number of MACC's portfolio companies, resulting in an increase in the fair value of a number of MACC's portfolio investments. While the recent hurricanes, gas prices, world tensions, terrorism, and the continuing conflict in Iraq increase the uncertainty of future performance, the economy continues to grow and management believes MACC's investment portfolio may benefit from improved operating performance at a number of portfolio companies and from an anticipated robust market for corporate acquisitions and investments.
Financial Condition, Liquidity and Capital Resources
To date, MACC has relied upon several sources to fund its investment activities, including MACC's cash and money market accounts and the Small Business Investment Company ("SBIC") leverage program operated by the Small Business Administration (the "SBA").
As an SBIC, MorAmerica Capital is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. As of September 30, 2005, the capital of MorAmerica Capital was impaired less than the 55% maximum impairment percentage permitted under SBA

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...
Regulations. MorAmerica Capital's impairment percentage was 38% at September 30, 2005. MorAmerica Capital is also currently limited by the SBA Regulations in the amount of distributions it may make to MACC.
As of September 30, 2005, MACC's cash and money market accounts totaled $2,393,149. MACC has commitments for an additional $6,500,000 in SBA guaranteed debentures, which expire on September 30, 2007. MorAmerica Capital and three other SBICs have entered into an agreement with the SBA in connection with an arbitration settlement. As a result of the terms of this agreement, MACC does not believe that MorAmerica Capital will have access to the SBIC capital program in fiscal year 2006. Subject to the other risks and uncertainties described in this annual report, MACC believes that its existing cash and money market accounts and other anticipated cash flows will provide adequate funds for MACC's anticipated cash requirements during fiscal year 2006, including portfolio investment activities, interest payments on outstanding debentures payable, and administrative expenses. In light of the present agreement with SBA, at the present time MACC is not making new investments, is prudently selling portfolio companies and is using the resulting proceeds to reduce debt by paying SBA debentures.
Debentures payable are composed of $16,790,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $3,500,000 in fiscal year 2010, $5,835,000 in fiscal year 2011, and $7,455,000 in fiscal year 2012. MACC anticipates that MorAmerica Capital will not be able to refinance these debentures through the SBIC capital program when they mature. The following table shows our significant contractual obligations for the repayment of debt and other contractual obligations as of September 30, 2005:
MACC currently anticipates that it will rely primarily on its current cash and money market accounts and its cash flows from operations to fund its investment activities and other cash requirements during fiscal year 2006. Although management believes these sources will provide sufficient funds for MACC to meet its fiscal year 2006 investment level objective and other anticipated cash requirements, there can be no assurances that MACC's cash flows from operations will be as projected, or that MACC's cash requirements will be as projected.
PORTFOLIO ACTIVITY
MACC's primary business is investing in and lending to businesses through investments in subordinated debt (generally with detachable equity warrants), preferred stock and common stock. As noted above, however, MACC is not currently making new investments. The total portfolio value of investments in publicly and non-publicly traded securities was $25,845,548 and $33,218,084 at September 30, 2005 and September 30, 2004, respectively. During fiscal year 2005, MACC invested $781,611in follow-on investments in three existing portfolio companies. Management views investment objectives for any given year as secondary in importance to MACC's overriding concern of investing in only those portfolio companies which satisfy MACC's investment criteria.
MACC frequently co-invests with other funds managed by MACC's investment advisor. When it makes any co-investment with these related funds, MACC follows certain procedures consistent with orders of the Securities and Exchange Commission for related party co-investments to reduce or eliminate conflict of interest issues. All of the $781,611 invested during fiscal year 2005 represented co-investments with funds managed by MACC's investment advisor.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...
VALUATION CHANGES
The following table presents those portfolio investments held at September 30, 2005 with respect to which the valuation changed from September 30, 2004:
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
In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current valuation policies of the SBA. Under SBA regulations, publicly traded equity securities are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days. This policy differs from the Securities and Exchange Commission's guidelines which utilize only a one day price measurement. MACC did not have any publicly traded equity securities as of September 30, 2005.
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
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
MACC is subject to market risk from changes in market prices of publicly traded equity securities held from time to time in the MACC consolidated investment portfolio. At September 30, 2005, MACC had no publicly traded equity securities in the MACC consolidated investment portfolio.
MACC is also subject to market risk from changes in market interest rates that affect the fair value of MorAmerica Capital's debentures payable determined in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value of MorAmerica Capital's outstanding debentures payable at September 30, 2005, was $18,091,000, with a cost of $16,790,000. Fair value of MorAmerica Capital's outstanding debentures payable is calculated by discounting cash flows through estimated maturity using the borrowing rate currently available to MorAmerica Capital for debt of similar original maturity (5.8%). None of MorAmerica Capital's outstanding debentures payable are publicly traded. Market risk is estimated as the potential increase in fair value resulting from a hypothetical 0.5% decrease in interest rates. Actual results may differ.
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
INTEREST RATE RISKS
MACC faces several risks in relation to changes in prevailing market interest rates. First, at September 30, 2005, MACC had outstanding $16,790,000 in principal amount of SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $3,500,000 in 2010, $5,835,000 in 2011, and $7,455,000 in 2012. These debentures provide for a fixed rate of interest, and accordingly, changes in market interest rates will have no effect on the amount of interest paid by MACC with respect to the SBA-guaranteed debentures which are presently outstanding. However, if MorAmerica Capital were to re-finance any of the maturing SBA-guaranteed debentures at a time when market interest rates have increased relative to the rates paid on the maturing debentures, then MACC may incur higher interest expenses during subsequent periods, and MACC's ability during such periods to achieve a net operating profit, if any, could be adversely affected. MACC does not intend to refinance its debentures.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...
Second, MACC generally structures portfolio investments to provide a current yield in order to provide MACC with earnings stability. These investments typically provide for a fixed preferred dividend or interest rate. Although MACC does not currently anticipate making new investments for the foreseeable future, to the extent that MACC makes portfolio investment over the next several years, MACC's total investment income may be adversely affected if there is a decrease in market interest rates over the next several years.
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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:
We have audited the accompanying consolidated balance sheet of MACC Private Equities Inc. and subsidiary (the Companies), including the consolidated schedule of investments, as of September 30, 2005,

and the related consolidated statements of operations and cash flows for the year ended September 30, 2005 and the consolidated statements of changes in net assets for the years ended September 30, 2005 and 2004,

and the financial highlights for each of the five years ended September 30. These consolidated financial statements and financial highlights are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting

Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2005. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the aforementioned consolidated financial statements and financial highlights present fairly, in all material respects, the financial position of MACC Private Equities Inc. and subsidiary, including the schedule of investments, as of September 30, 2005, and the results of their operations and their cash flows for the year then ended and changes in net assets for the years ended

September 30, 2005 and 2004, and the financial highlights for each of the five years ended September 30,

in conformity with accounting principles generally accepted in the United States of America.
Des Moines, Iowa
November 11, 2005

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET SEPTEMBER 30, 2005 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 15

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED SEPTEMBER 30, 2005 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 16

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS YEARS ENDED SEPTEMBER 30, 2005 AND 2004 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 17

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF CASH FLOWS YEAR ENDED SEPTEMBER 30, 2005 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 18

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
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
(c) Cash Equivalents
For purposes of reporting cash flows, the Company considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market accounts to be cash equivalents. At September 30, 2005, cash equivalents consisted of $2,119,179 of money market funds.
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
(e) Other Assets, Net
Other assets include notes and securities received from the sale of portfolio investments with a value of $717,796 at September 30, 2005, deferred fees on SBA debentures of $268,728, which are amortized over the life of the debenture, sale proceeds receivable of $1,759,640, and other receivables of $179,083.
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
SEPTEMBER 30, 2005

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
Portfolio investments are recorded at fair value. The consolidated schedule of investments discloses the applicable fair value and cost for each security investment, which aggregated to $25,845,548 and $25,941,977, respectively, at September 30, 2005.
The estimated fair value of long-term debt is $18,091,000 with a cost of $16,790,000, at September 30, 2005. This fair value amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate currently available to the Company for debt of similar original maturity (5.8%).
(i) Regulations
As an SBIC, MorAmerica Capital is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. As of September 30, 2005, the capital of MorAmerica Capital was impaired less than the 55% maximum impairment percentage permitted under SBA Regulations. MorAmerica Capital's impairment percentage was 38% at September 30, 2005. MorAmerica Capital is also currently limited by the SBA Regulations in the amount of distributions is may make to MACC.
(j) Reclassifications
Certain reclassifications have been made to the September 30, 2004 consolidated financial statements to conform to the September 30, 2005 presentation.

(2)	LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES
Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with a concentration in the Midwest. The Company determined that the fair value of its portfolio securities was $25,845,548 at September 30, 2005. Among the factors considered by the Company in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the investee; the long-term potential of the business of the investee; market interest rates for similar debt securities and other factors generally pertinent to the valuation

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2005

of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.
The Company acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller. All portfolio securities are considered to be restricted in their disposition and illiquid at September 30, 2005.

(3)	DEBENTURES PAYABLE
Debentures of MACC guaranteed by the Small Business Administration (SBA) of $16,790,000 at September 30, 2005 are unsecured. Stated maturities of the debentures are as follows:

The debentures contain restrictions on the acquisition or repurchase of MACC's capital stock, distributions to MACC's shareholders other than out of undistributed net realized earnings, officers' salaries, and certain other matters. At September 30, 2005, MACC does not have accumulated undistributed net realized earnings (computed under SBA guidelines) available for distribution to Equities.
As an SBIC, MACC is required to comply with the regulations of the SBA (the "SBA Regulations"). These regulations include the capital impairment rules, as defined by Regulation 107.1830 of the SBA Regulations. As of September 30, 2005, the capital of MACC was impaired less than the 55% maximum impairment percentage permitted under the SBA Regulations.
MACC has a commitment letter for $6,500,000 with the SBA to issue debentures, which expires on September 30, 2007. At September 30, 2005, $6,500,000 of this commitment remained unused.

(4)	INCOME TAXES
Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax loss due to the following:

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2005

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2005 are as follows:

The net change in the total valuation allowance for the year ended September 30, 2005 was a decrease of $907,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, the Company will need to generate future taxable income of approximately $28 million prior to the expiration of the loss carryforwards in 2008-2025.
At September 30, 2005, the Company has net operating and capital loss carryforwards for federal income tax purposes of approximately $26 million, which are available to offset future federal taxable income, if any, through 2025. Approximately $24 million of the carryforwards are available for the year ending September 30, 2006, with approximately $1 million additionally available annually thereafter until 2008.

(5)	MANAGEMENT AGREEMENTS
(a) Equities
Equities had an investment advisory agreement (the MACC Investment Advisory Agreement or MIAA) with Atlas Management Partners, LLC (Atlas). Under the MIAA, the management fee was equal to an annual rate of 2.5% of assets under management (as defined in the MIAA), payable in arrears. The management fee was calculated excluding MACC. In addition to the management fee, Equities contracted to pay an incentive fee of 20.0% of Equities net capital gains (as defined in the MIAA), before taxes. The MACC Investment Advisory Agreement was terminated on April 29, 2005. Total management fees under the MIAA amounted to $395 for the year ended September 30, 2005. There were no incentive fees accrued or paid under the MIAA in 2005. The SBA did not approve the MACC Investment Advisory Agreement.
On April 30, 2005, Equities entered into an interim investment advisory agreement which was replaced by an investment advisory agreement dated July 21, 2005 having substantially the same terms (the Investment Advisory Agreement or IAA) with InvestAmerica Investment Advisors, Inc. (IAIA). Under the IAA, the management fee is equal to an annual rate of 1.5% of assets under management (as defined in the IAA), payable in arrears. The management fee is calculated excluding MACC. In addition to the management fee, Equities contracted to pay an incentive fee of 13.4% of Equities net capital gains (as defined in the IAA), before taxes. The Investment Advisory Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the IAA amounted to $241 for the year ended September 30, 2005. There were no incentive fees accrued or paid under the IAA in 2005.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2005

(b) MACC
MACC had a separate investment advisory agreement (the MorAmerica Capital Investment Advisory Agreement or MCIAA) with Atlas. Under the MCIAA, the management fee is equal to 2.5% of the Capital Under Management (as defined in the MCIAA) on an annual basis, but in no event more than 2.5% per annum of the Assets Under Management (as defined in the MCIAA) or 7.5% of Regulatory Capital (as defined in the MCIAA), payable in arrears. In addition to the management fee, MACC contracted to pay Atlas 20.0% of the net capital gains (as defined in the MCIAA), before taxes, on investments in the form of an incentive fee. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. The MCIAA was terminated on April 29, 2005. Total management fees (net of management fees waived of $103,867) under the MCIAA amounted to $458,858 for the year ended September 30, 2005. No incentive fees were earned or paid under the MCIAA for the year ended September 30, 2005. The SBA did not approve the MorAmerica Capital Investment Advisory Agreement.
On April 30, 2005, MACC entered into an interim investment advisory agreement which was replaced by an investment advisory agreement dated July 21, 2005 having substantially the same terms (the MorAmerica Capital Investment Advisory Agreement or MCIAIA) with InvestAmerica Investment Advisors, Inc. (IAIA). Under the MCIAIA, the management fee is equal to 1.5% of the Capital Under Management (as defined in the MCIAIA) on an annual basis, but in no event more than 1.5% per annum of the Assets Under Management (as defined in the MCIAIA) or 7.5% of Regulatory Capital (as defined in the MCIAIA), payable in arrears. In addition to the management fee, MACC contracted to pay IAIA 13.4% of the net capital gains (as defined in the MCIAIA), before taxes, on investments in the form of an incentive fee. Capital losses and realized capital gains are not cumulative under the incentive fee computation. Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. The MorAmerica Capital Investment Advisory Agreement may be terminated by either party upon sixty days' written notice. Total management fees under the MCIAIA amounted to $241,517 for the year ended September 30, 2005. Incentive fees earned and paid under the MCIAIA were $566,426 and $16,557, respectively, for the year ended September 30, 2005. Included in incentive fees earned of $566,426 are approximately $94,882 of incentive fees related to noncash gains which are being deferred as described above.
As a condition to the SBA's approval of the MCIAIA, the SBA has required that MACC enter into a subordination agreement among it, the SBA and IAIA (the "Subordination Agreement") providing that MACC's payment to IAIA, and IAIA's receipt of, incentive fees under the MCIAIA be subordinated to MACC's repayment of all obligations owing to the SBA. Those obligations include the repayment of all outstanding SBA debentures and MACC's agreement, along with other SBA licensees, to reimburse the SBA for any losses the SBA may incur in connection with the settlement of an arbitration proceeding which was concluded in late 2004 (collectively, the "Obligations"). MACC expects that the proposed Subordination Agreement will provide that: (i) MACC will not pay IAIA incentive fees under the MCIAIA unless and until MACC's Obligations to the SBA are satisfied, and (ii) to the extent (A) incentive fees have been escrowed under the MCIAIA because MACC's capital has been impaired as provided in Section 5.2(c)(ii) of the MCIAIA, and (B) MACC is delinquent in repaying the SBA any amounts respecting SBA debentures, the SBA may require MACC to pay any so escrowed funds to the SBA to satisfy any arrearage respecting SBA debentures. The Subordination Agreement will not, however, affect: (i) IAIA's ability to earn incentive fees under the MCIAIA, (ii) MACC's payment to IAIA of management fees under the MCIAIA, or (iii) any other terms of the MCIAIA. Upon receiving verbal assurance that the SBA has approved the terms of the proposed Subordination Agreement, MACC has executed the Subordination Agreement and has sent it to the SBA for final approval and execution.
(c) Subadvisory Agreement
Equities, MACC and Atlas were parties to an Investment Advisory Support Services Agreement (the "Subadvisory Agreement") with IAIA. Pursuant to the Subadvisory Agreement, IAIA was retained to monitor and manage portfolio company investments in existence as of the date of the Subadvisory Agreement, including exits, preparation of valuations, follow-on investment analysis and recommendations and other portfolio management matters. IAIA also provided certain accounting and financial services to Equities and MACC. Under the Subadvisory Agreement, Atlas paid IAIA certain fixed management fees and incentive fees based on a portion of the incentive fees paid to Atlas by Equities and MACC under the MIAA and the MCIAA, respectively. The Subadvisory Agreement did not result in any additional expense to either Equities or MACC. The Subadvisory Agreement was terminated on April 29, 2005.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2005

(d) Related party notes payable
During fiscal year 2004, Equities entered into a loan agreement with one of its directors providing for advances of up to $400,000 on a revolving credit basis through February 28, 2005. The outstanding principal amount and the accrued interest on the note payable as of July 24, 2005 was $305,000 and $33,416, respectively. On July 24, 2005, the note payable was converted into 135,366 shares of Equities' common stock at the option of the lender.

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2005

(2) As discussed in note 5, MACC's investment advisor agreed to a waive management fees during March and April 2005. Due to the agreement, the investment advisor voluntarily waived $103,867 as of September 30, 2005. Excluding the effects of the waiver as of September 30, 2005, total return on a net assets value basis would be 26.29%; the investment (expense) income, net ratio would be (16.80)%; and the operating and income expense ratio would be 38.96%.
(3) MACC's investment advisor agreed to a voluntary, temporary reduction in management fees from January 1, 2003 through February 29,
2004. Due to the agreement, the investment advisor voluntarily waived $87,092 of management fees as of September 30, 2004. Excluding the effects of the waiver as of September 30, 2004, total return on a net assets value basis would be (16.43)%; the investment (expense) income, net ratio would be (24.11)%; and the operating and income expense ratio would be 44.36%.
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

(7)	PORTFOLIO CHANGES DURING THE YEAR

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED SCHEDULE OF INVESTMENTS SCHEDULE 1 - SEPTEMBER 30, 2005 26

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED... SCHEDULE 1 - SEPTEMBER 30, 2005 27

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED... SCHEDULE 1 - SEPTEMBER 30, 2005 28

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED... SCHEDULE 1 - SEPTEMBER 30, 2005 SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 29

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2005

(a)	Affiliated company. Represents ownership of greater than 5% to 25% of the outstanding voting securities of the issuer, and is or was an affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2005. Transactions during the period in which the issuers were affiliated companies are as follows:

(b)	Controlled company. Represents ownership of greater than 25% of the outstanding voting securities of the issuer, and is or was a controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2005. Transactions during the period in which the issuers were controlled affiliates are as follows:

(c)	Presently nonincome producing.
(d)	For all debt securities presented, the cost is equal to the principal balance.
SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
SEPTEMBER 30, 2005

(A)	For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.
(B)	At September 30, 2005, all securities are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair market value.
(C)	At September 30, 2005, the cost of securities for federal income tax purposes was $26,697,458, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

(D)	The Company owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, twenty of these restricted securities include registration rights and eight of these restricted securities do not include registration rights. Within the twenty securities that include registration rights, the actual rights include the following general characteristics:
1.	The securities generally provide for demand rights as follows:
a. The demand rights may only be required from a low of 25% of the security holders to a high of a majority of the security holders.
b. The security holders may require from one to two demand registrations.
c. The small businesses are generally only required to use "best efforts" to comply with the demands.
2.	The securities generally allow the security holders to register securities if the small business registers its securities, i.e. "piggyback rights."
a. Piggyback rights generally may be accessed by individual security holders.
b. Under piggyback rights, the small business and its investment bankers are only required to use best efforts to comply with the right.
3.	The Company expects that, in general, the securities that they will acquire in the future will include demand and piggyback rights.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SHAREHOLDER INFORMATION
  Stock Transfer Agent
Mellon Investor Services LLC, 480 Washington Blvd, Jersey City, New Jersey 07310 (telephone (800) 288 9541 and (800) 231 5469 (TDD), www.melloninvestor.com, and shrrelations@mellon.com) serves as transfer agent and registrar for MACC's common stock. Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.
  Shareholders
MACC had approximately 2,000 record holders of its common stock at November 30, 2005.
  Annual Meeting
The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 28, 2006, at 10:00 a.m. Central Standard Time at the Grand Hyatt DFW, 2337 South International Parkway, DFW Airport, Texas 75261.
  Dividends
MACC has no history of paying cash dividends and does not anticipate declaring any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in MACC's business. During fiscal year 2005 MACC did not declare a dividend payment. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.
  Market Prices
The common stock of MACC is traded on the over the counter market through the National Association of Securities Dealers Automated Quotation ("NASDAQ") Capital Market under the symbol "MACC." At the close of business on October 31, 2005, the bid price for shares of MACC's common stock was $2.70. The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2005 and 2004 were taken from quotations provided to MACC by the National Association of Securities Dealers, Inc:
Such over the counter market quotations reflect inter dealer prices without retail markup, markdown or commission and may not represent actual transactions.

MANAGERS, OFFICERS AND DIRECTORS
...........................................................................
FUND MANAGER
InvestAmerica Investment Advisors, Inc.
OFFICERS

DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President, Chief Financial Officer, Treasurer, Chief Compliance Officer

KEVIN F. MULLANE
Senior Vice President

MICHAEL H. REYNOLDSON
Vice President

BOARD OF DIRECTORS

PAUL M. BASS, JR. - DALLAS, TEXAS
Vice Chairman of First Southwest Company,
a regional investment banking firm

MICHAEL W. DUNN - MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank and
Vice President, Security Savings Bank

BENJAMIN JIARAVANON - JAKARTA, INDONESIA
CEO, Charoen Pokphand Indonesia,
an agribusiness conglomerate

JASJA KOTTERMAN - NEW YORK, NEW YORK
Executive Director, Business Development and Corporate
Strategy Avon Products

GORDON J. ROTH - NEWPORT BEACH, CALIFORNIA
Chief Operating Officer and Chief Financial Officer,
Roth Capital Partners, LLC

MARTIN WALTON - CHICAGO, ILLINOIS
Vice Chair, Global Head of Equity Derivatives,
Head of Europe and Asia TD Securities

GEOFFREY T. WOOLLEY - BOSTON, MASSACHUSETTS
Chairman of the Company, Chairman, European Venture Partners
and Founding Manager, Dominion Ventures Inc.

OFFICE LOCATIONS ...........................................................................
  HEADQUARTERS
MACC Private Equities Inc. InvestAmerica Investment Advisors, Inc. 101 Second Street SE, Suite 800 Cedar Rapids, Iowa 52401 (319) 363-8249
  REGIONAL OFFICES

MACC Private Equities Inc.
InvestAmerica Investment Advisors, Inc.
911 Main Street, Suite 2424
Kansas City, Missouri 64105
(816) 842-0114

MACC Private Equities Inc.
InvestAmerica Investment Advisors, Inc.
H.H. Hall Building
10000 NE 7th Avenue, Suite 345
Vancouver, Washington 98685
(360) 573-5067

STOCK TRANSFER AGENT
...........................................................................

Mellon Investor Services LLC
P.O. Box 3315, South Hackensack, NJ 07606
OR 480 Washington Blvd., Jersey City, NJ 07310
(800) 288-9541
Hearing Impaired Shareholder Number: (800) 231-5469 or (201) 680-6610
Foreign Shareholder Number: (201) 680-6578
Web site: www.melloninvestor.com
Email Contact: shrrelations@mellon.com

MACC PRIVATE EQUITIES INC. PRIVACY NOTICE

As a result of Federal legislation, we are required to notify each of our individual shareholders of record of our policies with regard to privacy of our shareholders' personal financial information. Accordingly, we wanted to take this opportunity to show our dedication to the privacy of the personal information of our shareholders and to provide a description of our privacy policies and the procedures we take in order to protect your personal financial information.

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