Form 10-K, Exhibit 13
period 2006-09-30
MACC PRIVATE EQUITIES INC
filed 2006-12-28
CIK 923808

                                     M A C C
                              Private Equities Inc.

                                  ANNUAL REPORT

                               SEPTEMBER 30, 2006

TO OUR SHAREHOLDERS

Fiscal  year  2006 was a year of mixed  results  for MACC and its  wholly  owned subsidiary,  MorAmerica  Capital  Corporation.  While net  assets  decreased  by
$2,046,741, management completed the disposition of several portfolio assets for a total of $4,166,600,  received $1,590,815 in portfolio repayments and was able to repay  $6,000,000  in SBA long  term  debt.  For a second  consecutive  year, investment  expense was  substantially  reduced.  Long term debt  reduction  and reduction of investment  expense were two of our key operating  goals for fiscal
2006

In fiscal  2006,  MACC  continued  on course  in its  effort to look for  viable opportunities to sell portfolio assets and to further reduce our outstanding SBA debt rather than making new investments. MACC reduced SBA debt by $6,000,000, or
36%, and currently has an outstanding balance of $10,790,000. At fiscal year end we held cash of $2,132,350  which along with anticipated cash flows will provide adequate funds to meet our cash needs in fiscal 2007.

For a  second  consecutive  year,  we  reduced  net  investment  expense.  As we successfully  sell  portfolio  assets and pay down SBA debt, the net result of a reduction  of revenue and  expense is a decline in net  investment  expense.  In fiscal  2006,  management  fees and interest  expense  decreased by $273,251 and
$876,409, respectively.  Because the majority of our SBA debt repayment occurred in the fourth  quarter of 2006,  management  fees and  interest  expense will be further reduced in fiscal 2007.

In fiscal 2006,  management made no new  investments,  and continued the sale of portfolio  investments,  expense  reduction and the repayment of SBA debt. These actions are pursuant to our December,  2004 agreement with the SBA providing for repayment of our SBA debt and our agreement not to request new leverage from the
SBA.  Once SBA debt is  repaid,  MACC will  evaluate  alternatives  to  maximize shareholder  value which may include a resumption of new  investment  funding or seeking shareholder approval to make liquidating distributions.

For fiscal 2007,  MACC's cash position and market  conditions  appear supportive for the continued sale of portfolio assets,  continued repayment of SBA debt and the improvement in our net investment  expense. We are encouraged that our focus
will  bring  maximum  value  and  future   liquidity  for  the  benefit  of  our
shareholders.

Geoffrey T. Woolley, Chairman of the Board	David R. Schroder, President

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
These growth and buyout  investments  have been made in the form of subordinated debt or preferred  stock with warrants or common stock.  Since 1980,  MorAmerica
Capital has  provided  equity  financing  of over  $90,000,000  to more than one hundred twenty companies and has played a significant role in the syndication of equity funding for later stage, middle market growth and buyout financings.

INVESTAMERICA INVESTMENT ADVISORS, INC.

MACC and MorAmerica Capital are managed by InvestAmerica,  an investment advisor affiliated with the InvestAmerica group of venture capital management companies, the first of which was organized in 1985. The  InvestAmerica  group manages more
than  $80,000,000  in  assets,   including  committed  capital,  and  the  three
InvestAmerica principals combined have over eighty years of venture capital fund management experience.

FINANCIAL HIGHLIGHTS

                                                      [Dollars in Thousands Except Per Share Data]
BALANCES AT YEAR END SEPTEMBER 30                                       2006             2005
-----------------------------------------------------------------------------------------------------------
       Total Assets                                              $    22,830           31,336
       Total Long Term Debt                                           10,790           16,790
       Total Net Assets                                               11,618           13,665

OPERATIONS FOR THE YEAR
       Total Investment Income                                   $     1,190            2,492
       Investment Expense, Net                                       (1,171)          (1,856)
       Net Realized Gain on Investments                                    4            3,673
       Net Change in Unrealized Depreciation/                          (880)              772
           Appreciation on Investments and Other Assets
       Net Change in Net Assets from Operations                      (2,047)            2,588

PER SHARE DATA
       Net Assets Per Share                                      $      4.71             5.54

FINANCIAL HISTORY

                                                2006               2005              2004            2003              2002
                                          ------------       -----------     -------------    ------------    -------------
Total Assets                              $22,830,055        $31,336,214        38,944,116      41,233,118       44,013,701

   Total Assets decreased
   by $8,506,159, or 27%,
   in fiscal 2006, as MACC
   is paying down its
   outstanding
   SBA debentures.

Total Long Term Debt                      $10,790,000        16,790,000        25,790,000      27,940,000       27,934,004

   Total Long Term Debt
   decreased by $6,000,000,
   or 36%, in fiscal 2006.

Net Asset Value Per Share*                  $    4.71              5.54              4.61            5.47             6.72

   Year end Net Asset Value
   Per Share decreased by $0.83,
   or 15%, as of the end
   of fiscal 2006.

Market Bid Price Per Share*                 $    1.78              2.57              3.45            2.52             3.40

   Year end Market Bid Price
   Per Share decreased by
   $0.79, or 31%, as of the end
   of fiscal 2006.

Stock Price as a Percentage of Net              37.8%             46.4%             74.8%           46.1%            50.6%
Asset Value Per Share*

   Stock Price as a Percentage
   of Net Asset Value Per Share
   decreased by 19% as
   of the end of fiscal 2006.

Annual Capital Invested                  $    333,325           781,611           681,983       1,301,027        8,377,006

   Annual capital invested
   decreased by $448,286,
   or 57%, in fiscal 2006.
   MACC currently is doing
   only follow-on investing.

Investment Income                         ($1,171,152)       (1,855,902)      (3,021,359)      (1,917,391)        (926,634)
(Expense), Net

   Investment Expense,
   Net decreased $684,750,
   or 37%, in fiscal 2006

*Restated to reflect a stock split effected in the form of a stock dividend paid in March 2001.

FINANCIAL REPORT

CONTENTS

5             SELECTED FINANCIAL DATA

6             MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

14            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

32            SHAREHOLDER INFORMATION

33            MANAGERS, OFFICERS AND DIRECTORS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                            2006                 2005                  2004                 2003                   2002
----------------------------------------------------------------------------------------------------------------------------------------

Investment expense, net             $(1,171,152)          (1,855,902)           (3,021,359)          (1,917,391)              (926,634)

Net realized gain (loss) on                3,645            3,672,664             3,021,176          (3,600,749)            (4,592,480)
investments, net of tax

Loss on litigation settlement                ---                  ---           (1,277,263)                  ---                    ---

Net change in unrealized               (879,234)              771,576             (730,245)            2,607,548              1,132,647
depreciation/appreciation         ---------------       --------------      ----------------      ---------------        ---------------
on investments and other assets

Net change in net assets           $ (2,046,741)           2,588,338           (2,007,691)          (2,910,592)            (4,386,467)
from operations                   ===============     ===============      ================      ===============        ===============

Net change in net assets
from operations per                   (0.83(1))              1.05(1)             (0.86(2))            (1.25(2))              (1.88(2))
common share                      ===============      ==============     ================       ==============         ===============

Total assets                       $  22,830,055           31,336,214            38,944,116           41,233,118             44,013,701
                                   =============      ===============      ================      ===============        ===============

Total long term debt               $  10,790,000           16,790,000            25,790,000           27,940,000             27,934,004
                                   =============      ===============      ================      ===============        ===============

(1) Computed  using  2,464,621  shares  outstanding  at  September  30, 2006 and
September 30, 2005.

(2) Computed using 2,329,255 shares outstanding at September 30, 2004, September
30, 2003, and September 30, 2002.

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

RESULTS OF OPERATIONS

     Consistent with MACC's  agreement with the SBA, MACC's current  strategy is to make no new investments,  continue the sale of portfolio investments, expense reduction  and the  repayment  of SBA debt.  Once SBA debt is repaid,  MACC will evaluate  alternatives  to  maximize  shareholder  value  which  may  include  a resumption of funding new  investments or seeking  shareholder  approval to make liquidating distributions.

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

Fiscal 2006 Compared to Fiscal 2005

                                                                       For the year ended
                                                                          September 30,
                                                               -------------------------------------
                                                                      2006               2005                 Change
                                                               ---------------- --- ----------------       --------------
Total investment income                                       $      1,190,044            2,491,927          (1,301,883)
Net operating expense                                              (2,211,196)          (4,277,829)            2,066,633
Income tax expense                                                   (150,000)             (70,000)             (80,000)
                                                                  -------------     ----------------       --------------
Investment expense, net                                            (1,171,152)          (1,855,902)              684,750
                                                                  -------------     ----------------       --------------

Net realized gain on investments                                         3,645            3,672,664          (3,669,019)

Net change in unrealized depreciation/
     appreciation on investments and other assets                    (879,234)              771,576          (1,650,810)
                                                                  -------------     ----------------       --------------
Net (loss) gain on investments                                       (875,589)            4,444,240          (5,319,829)
                                                                  -------------     ----------------       --------------

Net change in net assets from operations                      $    (2,046,741)            2,588,338          (4,635,079)
                                                              =================     ================       ==============
Net asset value per share:

         Beginning of period                                  $           5.54                 4.61
         End of period                                        $           4.71                 5.54
                                                              ================      ===============

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Total Investment Income

     During the fiscal year ended September 30, 2006,  total  investment  income was $1,190,044,  a decrease of 52% from fiscal year 2005 total investment income of $2,491,927.  The decrease during the current year was primarily the result of decreases  in  interest  income of  $792,901,  or 44%,  and  dividend  income of
$459,127,  or 73%. MACC attributes the decrease in interest income  primarily to the repayments of principal on debt portfolio  securities.  Dividend  income for fiscal  year  2006  represents  dividends  received  on six  existing  portfolio companies,  two of which are distributions from limited liability companies,  as compared to dividends received on eight portfolio companies, three of which were distributions from limited liability companies during fiscal year 2005. Dividend income  decreased in fiscal year 2006 because the  dividends  from the portfolio companies during fiscal 2005 were larger that the dividends in fiscal year 2006.
The timing and amount of dividend income is difficult to predict.

Net Operating Expenses

     Net  operating  expenses  of MACC  decreased  by 48% in fiscal year 2006 to
$2,211,196  from  $4,277,829 in fiscal year 2005.  The relative  decrease in net operating  expenses is the result of decreases of $876,409,  or 42%, in interest expense,  $273,251,  or 39%, in management fees (net of management fees waived),
$498,026, or 97%, in incentive fees, $297,595, or 57%, in professional fees, and
$121,352,  or 27%, in other  expenses.  Interest  expense  decreased  due to the repayment  in the second  quarter and the fourth  quarter in fiscal year 2006 of
$2,000,000 and $4,000,000,  respectively,  of borrowings from the Small Business
Administration. Management fees (net of management fees waived) decreased due to the decrease in capital under management and a decrease in the management fee as a  percentage  of  capital  under  management  from 2.5% to 1.5%,  which  became effective April 30, 2005. Professional fees decreased primarily due to the legal expenses incurred in fiscal year 2005 from the arbitration  proceedings  related to the sale of a former portfolio company which has been settled, legal expenses from a lawsuit related to another  portfolio  company which has been settled and legal  expenses  incurred  in the  change of MACC's  investment  advisor.  Other expenses  decreased  due to the  decrease in directors  and officers  insurance, director's fees and board travel expense  resulting from a reduction in the size of MACC's Board of Directors,  the settlement  during the prior fiscal year of a claim in  litigation  related to a former  portfolio  company,  and decreases in other miscellaneous expenses.

Investment Expense, Net

     MACC had  investment  expense,  net in fiscal  year 2006 of  $1,171,152,  a decrease of 37% from investment expense, net of $1,855,902, in fiscal year 2005.
The  decrease  in  investment  expense,  net is the  result of the  decrease  in operating expenses described above.

Net Realized Gain (Loss) on Investments

     MACC  recorded a net realized  gain on  investments  in fiscal year 2006 of
$3,645,  as compared to a net realized  gain of  $3,672,664 in fiscal year 2005.
The  fiscal  year 2006 net  realized  gain is the net  result of  $1,987,604  of realized gains from the sale of one portfolio company, $667,803 from the sale of warrant shares in two other portfolio companies,  $33,933 on two previously sold portfolio  companies,  and a realized  loss of  $2,685,695  from the sale of two portfolio  companies,  of which $2,753,799 was previously recorded as unrealized depreciation.  Management  does not  attempt to maintain a  comparable  level of realized gains year to year but instead  attempts to maximize  total  investment portfolio appreciation through realizing gains in the disposition of securities.
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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Changes in Unrealized Depreciation/Appreciation of Investments and Other Assets

     MACC had  unrealized  depreciation  of $981,960 at  September  30,  2006, a change of $885,531 from the $96,429 of unrealized  depreciation at September 30,
2005. This,  along with the net realized gain of $3,645,  resulted in a net loss on  investments  for fiscal year 2006 of $881,886,  as compared to a net gain on investments  of $4,362,382  for fiscal year 2005. The fiscal year 2006 change in unrealized  depreciation/appreciation  is the net  effect of  increases  in fair value of seven portfolio companies totaling $1,725,965,  decreases in fair value of nine portfolio companies totaling $2,123,060, the reversal of appreciation of
$1,508,206 in one  portfolio  investment  from the sale  resulting in a realized gain, the reversal of appreciation of $532,879 in two portfolio investments from the sale of warrant  shares  resulting  in realized  gains,  and the reversal of
$1,552,649 of depreciation  resulting from the sale of two portfolio investments resulting in realized losses..

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

     Net change in  unrealized  gain on other assets was $6,297 at September 30,
2006, a positive  change  recorded with respect to other  securities  which have been  classified as other assets as compared to a net change in unrealized  gain on others assets of $81,858 at September 30, 2005.

Net Change in Net Assets from Operations

     As a result of the items described  above,  MACC  experienced a decrease of
$2,046,741,  in net assets during fiscal year 2006,  and the resulting net asset value per share was $4.71 at September  30, 2006,  as compared to an increase of
$2,588,388,  in net assets during fiscal year 2005,  and the resulting net asset value per share was $5.54 at September  30, 2005.  Management  attributes  these results  to the  operating  loss  and the  realized  and  unrealized  losses  on portfolio investments that were incurred in fiscal year 2006.

     While the net asset  value  decreased  in fiscal year 2006,  the  continued
strong  economy  and the overall  performance  of MACC's  portfolio  investments should  create  opportunities  for MACC to realize  gains on  several  portfolio investments  in fiscal year 2007.  The current world tensions and the continuing conflict in Iraq increase the uncertainty of future  performance;  however,  the economy continues to grow and management  believes MACC's  investment  portfolio may  benefit  from  improved  operating  performance  at a number  of  portfolio companies and from an anticipated  robust market for corporate  acquisitions and investments.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     To date,  MACC has  relied  upon  several  sources  to fund its  investment activities,  including  MACC's  cash and  money  market  accounts  and the Small
Business  Investment  Company  ("SBIC")  leverage  program operated by the Small
Business Administration (the "SBA").

     As an SBIC,  MorAmerica  Capital is required to comply with the regulations of the SBA (the  "SBA  Regulations").  These  regulations  include  the  capital impairment rules, as defined by Regulation  107.1830 of the SBA Regulations.  As of September 30, 2006, the capital of MorAmerica  Capital was impaired less than
the  55%  maximum  impairment   percentage   permitted  under  SBA  Regulations.
MorAmerica  Capital's  impairment  percentage  was 47% at  September  30,  2006.
MorAmerica  Capital  is also  currently  limited by the SBA  Regulations  in the amount of distributions it may make to MACC.

     As of September  30, 2006,  MACC's cash and money market  accounts  totaled
$2,132,350.  MACC has commitments for an additional $6,500,000 in SBA guaranteed debentures,  which expires on September 30, 2007.  MorAmerica  Capital and three other SBICs have entered into an agreement  with the SBA in  connection  with an arbitration settlement. As a result of the terms of this

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

agreement, MACC does not believe that MorAmerica Capital will have access to the
SBIC  capital  program  in fiscal  year  2007.  Subject  to the other  risks and uncertainties  described in this annual report,  MACC believes that its existing cash and money  market  accounts and other  anticipated  cash flows will provide adequate funds for MACC's anticipated cash requirements during fiscal year 2007,
including  follow-on  investment  activities,   if  any,  interest  payments  on
outstanding   debentures   payable,   prepayment  of  principal  on  outstanding
debentures  payable,  and  administrative  expenses.  In  light  of the  present agreement with SBA, at the present time MACC is not making new  investments,  is prudently  selling  portfolio  companies and is using the resulting  proceeds to reduce debt by paying SBA debentures.

     Debentures  payable are  composed of  $10,790,000  in  principal  amount of
SBA-guaranteed debentures issued by MACC's subsidiary, MorAmerica Capital, which mature as follows: $5,835,000 in fiscal year 2011, and $4,955,000 in fiscal year
2012. MACC  anticipates  that  MorAmerica  Capital will not be able to refinance these  debentures  through  the SBIC  capital  program  when  they  mature.  The following table shows our significant  contractual obligations for the repayment of debt and other contractual obligations as of September 30, 2006:

                                               Payments due by period
                                               ----------------------

Contractual Obligations
                                                                Less
                                                               than 1         1-3                        More than
                                                 Total          Year         Years       3-5 Years        5 Years
                                             --------------    --------     --------    ------------    ------------

SBA Debentures                            $     10,790,000         ---          ---       5,835,000       4,955,000

Incentive Fees Payable(1)                 $        108,399         ---          ---             ---         108,399

(1) Under the terms of the Incentive Fee  Subordination  Agreement  described in
Note 5 to the Consolidated Financial Statements,  accrued incentive fees payable to the investment  advisor are subordinated to all amounts payable by MorAmerica
Capital to the SBA, including  outstanding  SBA-guaranteed  debentures,  and any losses  the SBA may  incur in  connection  with the  settlement  of  arbitration proceedings occurring in late 2004.

     MACC currently  anticipates that it will rely primarily on its current cash and  money  market  accounts  and its cash  flows  from  operations  to fund its investment  activities  and other cash  requirements  during  fiscal  year 2007.
Although  management  believes these sources will provide  sufficient  funds for
MACC to  meet  its  fiscal  year  2007  investment  level  objective  and  other anticipated cash requirements, there can be no assurances that MACC's cash flows from operations or cash requirements will be as projected.

PORTFOLIO ACTIVITY

     MACC's primary  business is investing in and lending to businesses  through investments in subordinated  debt (generally with detachable  equity  warrants), preferred stock and common stock. As noted above, however, MACC is not currently making new investments. The total portfolio value of investments in publicly and non-publicly  traded securities was $18,939,501 and $25,845,548 at September 30,
2006 and  September  30,  2005,  respectively.  During  fiscal  year 2006,  MACC invested $333,325 in follow-on  investments in six existing portfolio companies.
Management  views  investment  objectives  for any given  year as  secondary  in importance  to MACC's  overriding  concern of investing in only those  portfolio companies which satisfy MACC's investment criteria.

     MACC frequently  co-invests  with other funds managed by MACC's  investment advisor.  When it makes any co-investment with these related funds, MACC follows certain  procedures  consistent  with  orders  of the  Securities  and  Exchange
Commission for related party  co-investments to reduce or eliminate  conflict of
interest  issues.   All  of  the  $333,325  invested  during  fiscal  year  2006 represented co-investments with funds managed by MACC's investment advisor.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

VALUATION CHANGES

         The following table presents those portfolio investments held at
September 30, 2006 with respect to which the valuation changed from September
30, 2005:

                                       F A I R V A L U E
       ----------------------------------------------------------------------------------------
       PORTFOLIO COMPANY                           SEPTEMBER 30, 2006       SEPTEMBER 30, 2005

       Feed Management Systems, Inc.             $          2,115,691             1,475,836  *
       FreightPro, Inc.                                       125,002               175,002
       Handy Industries, LLC                                  835,855             1,338,033
       Hicklin Engineering, L.C.                              740,127             1,267,127
       Kwik-Way Products, Inc.                                384,305               768,610
       Linton Truss Corporation                               840,015               450,015
       M.A. Gedney Company                                    292,000               492,342  *
       MainStream Data, Inc.                                  180,044               200,049
       Magnum Systems, Inc.                                 1,207,278             1,137,278
       Metal Tooling Holdings, Inc.                           476,741               126,741
       Portrait Displays, Inc.                                394,118               607,917  *
       Pratt-Read Corporation                               1,327,800             1,444,467
       SMWC Acquisition Co., Inc.                             906,000               850,240
       SnapNames.com, Inc.                                    125,000                 4,650  *
       Spectrum Products, LLC                               1,293,826             1,402,590  *
       Warren Family Funeral Homes, Inc.                      200,012               100,012  *

*    September 30, 2005  valuations  have been adjusted for  additional  amounts invested or partial disposition of the portfolio investment for purposes of comparison.

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

     In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current  valuation  policies of the SBA. Under SBA regulations,  publicly traded equity securities are valued by taking the average of the close (or bid price in the case of  over-the-counter  equity securities) for the valuation date and the preceding  two days.  This  policy  differs  from the  Securities  and  Exchange
Commission's guidelines which utilize only a one day price measurement. MACC did not have any publicly traded equity  securities in its  consolidated  investment portfolio as of September 30, 2006.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     MACC is subject to market  risk from  changes in market  prices of publicly traded  equity  securities  held  from  time to time  in the  MACC  consolidated investment portfolio.  At September 30, 2006, MACC had no publicly traded equity securities in the MACC consolidated investment portfolio.

     MACC is also subject to market risk from changes in market  interest  rates that affect the fair value of MorAmerica Capital's debentures payable determined in  accordance  with  Statement  of  Financial  Accounting  Standards  No.  107,
Disclosures About Fair Value of Financial Instruments.  The estimated fair value of MorAmerica  Capital's  outstanding  debentures payable at September 30, 2006, was $10,992,000,  with a cost of $10,790,000. Fair value of MorAmerica Capital's outstanding  debentures  payable is calculated by discounting cash flows through estimated  maturity using the borrowing  rate currently  available to MorAmerica
Capital  for  debt of  similar  original  maturity  (6.4%).  None of  MorAmerica
Capital's  outstanding  debentures  payable are publicly traded.  Market risk is estimated as the potential  increase in fair value resulting from a hypothetical
0.5% decrease in interest rates. Actual results may differ.

-----------------------------------------------------------------------------------------
                                   September 30, 2006
-----------------------------------------------------------------------------------------

Fair Value of Debentures Payable                                    $         10,992,000

Amount Above Cost                                                   $            202,000

Additional Market Risk                                              $            207,000

-----------------------------------------------------------------------------------------

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

     The portfolio  securities of MACC consist primarily of securities issued by small, privately held companies.  Generally,  little or no public information is available  concerning the companies in which MACC invests, and MACC must rely on the diligence of its investment advisor to obtain the information  necessary for
MACC's  investment  decisions.  In order to  maintain  their  status as business development companies, MACC and MorAmerica Capital both must invest at least 50%
of their  total  assets  in the  types of  portfolio  investments  described  by
Sections  55(a)(1)  though  55(a)(3) of the  Investment  Company Act of 1940, as amended.  These  investments  generally  are  securities  purchased  in  private placement  transactions  from small  privately held  companies.  Typically,  the success or failure of such  companies  depends  on the  management  talents  and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially  adverse impact on such companies.  Moreover,  smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic  downturns.  Because  these  companies  will  generally  have highly leveraged  capital  structures,  reduced cash flows  resulting  from an economic downturn  may  adversely  affect  the  return  on, or the  recovery  of,  MACC's investments.  Investment in these companies  therefore involves a high degree of business and financial risk,  which can result in substantial  losses and should be considered speculative.

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

INTEREST RATE RISKS

     MACC faces  several  risks in  relation  to changes  in  prevailing  market interest rates.  First, at September 30, 2006, MACC had outstanding  $10,790,000 in principal amount of SBA-guaranteed  debentures  issued by MACC's  subsidiary,
MorAmerica Capital, which mature as follows:  $5,835,000 in 2011, and $4,955,000 in 2012. These debentures provide for a fixed rate of interest, and accordingly, changes in market  interest  rates will have no effect on the amount of interest paid by MACC with respect to the  SBA-guaranteed  debentures which are presently outstanding.  However,  if  MorAmerica  Capital  were to  re-finance  any of the maturing  SBA-guaranteed  debentures at a time when market  interest  rates have increased relative to the rates paid on the maturing  debentures,  then MACC may incur higher interest  expenses during  subsequent  periods,  and MACC's ability during  such  periods  to  achieve  a net  operating  profit,  if any,  could be adversely affected.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

     Second,  MACC  generally  structures  portfolio  investments  to  provide a
current  yield  in  order  to  provide  MACC  with  earnings  stability.   These
investments  typically provide for a fixed preferred  dividend or interest rate.
Although MACC is not currently making new  investments,  to the extent that MACC makes portfolio investments over the next several years, MACC's total investment income may be adversely affected if there is a decrease in market interest rates over the next several years.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:

     We have audited the accompanying consolidated balance sheet of MACC Private
Equities Inc. and subsidiary (the Company),  including the consolidated schedule of investments, as of September 30, 2006, and the related consolidated statement of  operations  and  cash  flows  for the  year  then  ended,  the  consolidated statements of changes in net assets for each of the years in the two-year period then ended, and the financial  highlights for each of the years in the five-year period  then  ended.  These  consolidated  financial  statements  and  financial
highlights   are  the   responsibility   of  the   Company's   management.   Our
responsibility  is to  express  an opinion  on these  financial  statements  and financial highlights based on our audits.

     We  conducted  our audits in  accordance  with the  standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain  reasonable  assurance about whether the financial statements and financial highlights are free of material misstatement.
An audit includes  examining,  on a test basis,  evidence supporting the amounts
and   disclosures  in  the  financial   statements.   Our  procedures   included
confirmation  or  examination  of  securities  owned as of September 30, 2006 or other  procedures where  confirmation or examination was not possible.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

     In  our  opinion,  the  consolidated  financial  statements  and  financial highlights  referred to above  present  fairly,  in all material  respects,  the financial  position of MACC Private Equities Inc. and subsidiary as of September
30, 2006, the results of their operations and their cash flows for the year then ended,  the  changes in their net  assets for each of the years in the  two-year period then ended,  and the  financial  highlights  for each of the years in the five-year  period  then  ended,  in  conformity  with U. S.  generally  accepted accounting principles.

Des Moines, Iowa
December 20, 2006

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2006

Assets

Loans and investments in portfolio securities, at market or fair value (note 2):
   Unaffiliated companies (cost of $2,920,073)                                            $       2,909,703
   Affiliated companies (cost of $13,841,969)                                                    13,143,159
   Controlled companies (cost of $3,159,419)                                                      2,886,639
Cash and money market accounts                                                                    2,132,350
Interest receivable                                                                                 358,717
Other assets (note 1)                                                                             1,399,487
                                                                                          ------------------

         Total assets                                                                     $      22,830,055
                                                                                          ==================

Liabilities and net assets

Liabilities:
     Debentures payable (note 3)                                                          $      10,790,000
     Incentive fees payable (note 5)                                                                108,399
     Accrued interest                                                                                61,173
     Accounts payable and other liabilities                                                         252,249
                                                                                          ------------------
         Total liabilities                                                                       11,211,821
                                                                                          ------------------

Net assets (note 3):
     Common stock, $.01 par value per share; authorized 10,000,000 shares;
           issued and outstanding 2,464,621 shares                                                   24,646
     Additional paid-in-capital                                                                  12,575,548
     Unrealized depreciation on investments (note 2)                                              (981,960)
                                                                                          ------------------
         Total net assets                                                                        11,618,234
                                                                                          ------------------
Commitments and contingency (note 5)

         Total liabilities and net assets                                                 $      22,830,055
                                                                                          ==================
Net assets per share                                                                      $            4.71
                                                                                          ==================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2006

Investment income:
     Interest
         Unaffiliated companies                                                                     180,434                                                 $
         Affiliated companies                                                                       582,042
         Controlled companies                                                                        73,850
         Other                                                                                      184,621
     Dividends
         Unaffiliated companies                                                                       2,187
         Affiliated companies                                                                       166,910
                                                                                           ----------------

             Total investment income                                                              1,190,044
                                                                                           ----------------

Operating expenses:
     Interest expenses (note 3)                                                                   1,217,651
     Management fees (note 5)                                                                       427,760
     Incentive fees (note 5)                                                                         13,517
     Professional fees                                                                              227,319
     Other                                                                                          324,949
                                                                                           ----------------

               Total operating expenses                                                           2,211,196

                                                                                           ----------------

               Investment expense, net before tax expense                                       (1,021,152)

Income tax expense (note 4)                                                                         150,000
                                                                                           ----------------

             Investment expense, net                                                            (1,171,152)
                                                                                           ----------------

Realized and unrealized loss on investments and other assets (note 2): Net realized gain (loss) on investments:
         Unaffiliated companies                                                                    (34,490)
         Affiliated companies                                                                         7,135
         Controlled companies                                                                        31,000
        Net change in unrealized depreciation/appreciation investments                            (885,531)
        Net change in unrealized gain on other assets                                                 6,297
                                                                                           ----------------

              Net loss on investments and other assets
                                                                                                  (875,589)
                                                                                           ----------------
                    Net change in net assets from operations
                                                                                           $    (2,046,741)
                                                                                           ================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                                                  2006                      2005
---------------------------------------------------------------------------------------------------------------------------------

Operations:
       Investment expense, net                                                         $   (1,171,152)               (1,855,902)
       Net realized gain on investments                                                          3,645                 3,672,664
       Net change in unrealized depreciation/appreciation
           on investments and other assets                                                   (879,234)                   771,576
                                                                                          -------------           ---------------

                           Net change in net assets from operations                        (2,046,741)                 2,588,338

Conversion of note payable and accrued interest to
     shares of common stock                                                                        ---                   338,416
                                                                                          -------------           ---------------

                           Net change in net assets                                        (2,046,741)                 2,926,754

Net assets:
       Beginning of period                                                                  13,664,975                10,738,221
                                                                                          -------------           ---------------

       End of period                                                                  $     11,618,234                13,664,975
                                                                                          =============           ===============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2006

            Cash flows from operating activities:
                  Decrease in net assets from operations                                 $      (2,046,741)
                                                                                         -----------------

                  Adjustments to reconcile decrease in net assets from
                     operations to net cash provided by operating activities:
                       Net realized and unrealized loss on investments                             881,886
                       Net realized and unrealized gain on other assets                            (6,297)
                       Proceeds from disposition of and payments on
                            loans and investments in portfolio securities                        6,357,486
                       Purchases of loans and investments in portfolio securities                (333,325)
                       Change in interest receivable                                             (186,447)
                       Change in other assets                                                    1,532,057
                       Change in accrued interest, deferred incentive fees payable,
                            accounts payable and other liabilities                               (459,418)
                                                                                         -----------------
                            Total adjustments                                                    7,785,942
                                                                                         -----------------

                                Net cash provided by operating activities                        5,739,201
                                                                                         -----------------
            Cash flows from financing activities:
                  Debt repayment                                                               (6,000,000)
                                                                                         -----------------

                                Net cash used in financing activities                          (6,000,000)
                                                                                         -----------------

                                Net decrease in cash and cash equivalents                        (260,799)
            Cash and cash equivalents at beginning of period                                     2,393,149

            Cash and cash equivalents at end of period                                   $       2,132,350
                                                                                         =================

            Supplemental disclosure of cash flow information -
                 Cash paid during the period for interest                                $       1,136,047
                                                                                         =================

            Supplemental disclosure of noncash investing and financing information -
                 Assets received in exchange of securities                               $         511,184
                                                                                         =================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2006

     (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICES AND RELATED MATTERS

          (a) Basis of Presentation

          The  consolidated  financial  statements  include the accounts of MACC
          Private  Equities  Inc.  (MACC)  and  its  wholly  owned   subsidiary,
          MorAmerica  Capital  Corporation   (MorAmerica   Capital).   MACC  and
          MorAmerica Capital (the Company) are qualified as business development companies  under the  Investment  Company  Act of 1940.  All  material intercompany  accounts  and  transactions  have been  eliminated.  The consolidated  financial  statements  have been  prepared in accordance with U. S.  generally  accepted  accounting  principles for investment companies.

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

          (b) Use of Estimates

          The  preparation of  consolidated  financial  statements in conformity
          with  U.  S.  generally  accepted   accounting   principles   requires
          management to make estimates and assumptions  that affect the reported amounts of assets and liabilities and disclosure of contingent  assets and liabilities at the date of the consolidated  financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          (c) Cash Equivalents

          For  purposes  of  reporting   cash  flows,   the  Company   considers
          certificates  of deposit and U. S. treasury  bills with  maturities of three  months  or less  from the date of  purchase  and  money  market
          accounts  to  be  cash  equivalents.   At  September  30,  2006,  cash
          equivalents consisted of $2,014,104 of money market funds.

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

          (e) Other Assets, Net

          Other assets  include notes and  securities  received from the sale of portfolio  investments  with a value of  $1,062,365  at September  30,
          2006, deferred fees on SBA debentures of $147,919, which are amortized over the life of the  debenture,  sale proceeds  receivable of $9,874, and other receivables of $179,329.

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
SEPTEMBER 30, 2006

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

          (g) Income Taxes

          MACC and MorAmerica  Capital are members of a  consolidated  group for income tax purposes.

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

          Portfolio  investments  are recorded at fair value.  The  consolidated schedule of investments  discloses the applicable  fair value and cost for each  security  investment,  which  aggregated  to  $18,939,501and
          $19,921,461, respectively, at September 30, 2006.

          The estimated fair value of long-term debt is $10,992,000  with a cost of  $10,790,000,  at September  30,  2006.  This fair value amount was calculated by discounting future cash flows through estimated maturity using the borrowing rate  currently  available to the Company for debt of similar original maturity (6.4%).

         (i)      Regulations

          As an  SBIC,  MorAmerica  Capital  is  required  to  comply  with  the regulations  of the SBA (the  "SBA  Regulations").  These  regulations include  the  capital  impairment  rules,  as  defined  by  Regulation
          107.1830 of the SBA Regulations. As of September 30, 2006, the capital
          of  MorAmerica   Capital  was  impaired  less  than  the  55%  maximum
          impairment  percentage  permitted  under SBA  Regulations.  MorAmerica
          Capital's  impairment  percentage  was  47%  at  September  30,  2006.
          MorAmerica Capital is also currently limited by the SBA Regulations in the amount of distributions is may make to MACC.

          (j) Recent Accounting Pronouncements

          In July 2006, the FASB issued FASB  Interpretation  No. 48 ("FIN 48"),
          "Accounting for Uncertainty in Income Taxes-an  Interpretation of FASB
          Statement  No.  109." This  interpretation  prescribes  a  recognition threshold  and  measurement  process for  recording  in the  financial statements  uncertain tax positions taken or expected to be taken in a tax return. Additionally, this interpretation provides guidance on the derecognition,  classification,  accounting  in interim  periods,  and disclosure requirements for uncertain tax positions. The provisions of
          FIN 48 will be  effective  at the  beginning  of the first fiscal year that begins after December 15, 2006. We are evaluating the effect,  if any, the adoption of FIN 48 will have on our financial statements.

          In  September  2006,  the  FASB  issued  SFAS  No.  157,  "Fair  Value
          Measurements."  This  statement  defines  fair  value,  establishes  a framework for measuring  fair value in generally  accepted  accounting
          principles   (GAAP),   and  expands   disclosures   about  fair  value
          measurements.  The  provisions of SFAS No. 157 are effective as of the beginning  of the first  fiscal year that begins  after  November  15,
          2007. We are evaluating  the effect,  if any, the adoption of SFAS No.
          157 will have on our financial statements.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2006

          In September  2006, the Securities and Exchange  Commission  published
          Staff Accounting Bulletin ("SAB") No. 108 (Topic 1N), "Considering the
          Effects of Prior Year Misstatements when Quantifying  Misstatements in
          Current Year Financial  Statements." SAB No. 108 requires  registrants
          to   quantify   misstatements   using  both  the   balance-sheet   and
          income-statement approaches, with adjustment required if either method results  in a  material  error.  The  provisions  of SAB  No.  108 are effective as of the beginning of the first fiscal year that ends after
          November 15, 2006. We are evaluating the effect,  if any, the adoption of SAB No. 108 will have on our financial statements.

     (2)  LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

          Loans and investments in portfolio  securities include debt and equity
          securities  in  small  business   concerns   located   throughout  the
          continental  United States,  with a concentration in the Midwest.  The
          Company determined that the fair value of its portfolio securities was
          $18,939,501 at September 30, 2006. Among the factors considered by the
          Company in determining the fair value of investments  were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment;  the financial  condition and operating  results of the  investee;  the  long-term  potential of the business of the  investee;  market  interest  rates for  similar  debt securities and other factors  generally  pertinent to the valuation of
          investments.   However,   because  of  the  inherent   uncertainty  of
          valuation,  those estimated values may differ  significantly  from the values that would have been used had a ready market for the securities existed, and the differences could be material.

          The Company acquired its portfolio  securities by direct purchase from the issuers under investment  representation and values the securities on the premise that, in most  instances,  they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between the Company and the seller.  All portfolio  securities are considered to be restricted in their disposition and illiquid at September 30, 2006.

     (3)  DEBENTURES PAYABLE

          Debentures of  MorAmerica  Capital  guaranteed  by the Small  Business
          Administration   (SBA)  of  $10,790,000  at  September  30,  2006  are
          unsecured. Stated maturities of the debentures are as follows:

                                                                               Fixed
         Year ending September 30:                 Debentures              Interest Rate
                                               -------------------      --------------------
              2011                         $            5,835,000                    6.89%
              2012                                      4,955,000                    6.91
                                               -------------------          ==============
                                           $           10,790,000
                                               ===================

          The debentures  contain  restrictions on the acquisition or repurchase of MorAmerica  Capital's  capital stock,  distributions  to MorAmerica
          Capital's  shareholders  other than out of undistributed  net realized earnings,  officers' salaries, and certain other matters. At September
          30, 2006,  MorAmerica Capital does not have accumulated  undistributed net realized  earnings  (computed under SBA guidelines)  available for distribution to MACC.

          As an  SBIC,  MorAmerica  Capital  is  required  to  comply  with  the regulations  of the SBA (the  "SBA  Regulations").  These  regulations include  the  capital  impairment  rules,  as  defined  by  Regulation
          107.1830 of the SBA Regulations. As of September 30, 2006, the capital of  MorAmerica  Capital was impaired  47%,  which is less than the 55%
          maximum impairment percentage permitted under the SBA Regulations.

          MorAmerica Capital has a commitment letter for $6,500,000 with the SBA to issue debentures, which expires on September 30, 2007. At September
          30, 2006,  $6,500,000 of this  commitment  remained  unused.  However, under MorAmerica  Capital's current agreement with the SBA, MorAmerica
          Capital cannot draw new leverage.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2006

     (4)  INCOME TAXES

          Income tax expense  differed from the amounts computed by applying the
          United States federal income tax rate of 34% to pretax loss due to the following:

         Computed "expected" tax expense                                             $        (645,000)
         Increase (reduction) in income taxes resulting from:
               Nontaxable dividend income                                                      (12,000)
               Change in the beginning of the period valuation allowance for
                    deferred tax assets                                                         642,000
               State tax                                                                        150,000
               Other                                                                             15,000
                                                                                        ----------------
                          Income tax expense                                         $          150,000
                                                                                        ================

          The tax effects of temporary differences that give rise to significant portions  of the  deferred  tax assets at  September  30,  2006 are as follows:

         Deferred tax assets:
               Net operating and capital loss carryforwards                          $        7,932,000
               Unrealized depreciation on investments                                           805,000
               Other                                                                            399,000
                                                                                        ----------------

                         Total gross deferred tax assets                                      9,136,000

         Less valuation allowance                                                           (8,808,000)
                                                                                        ----------------

                         Net deferred tax assets                                                328,000

         Deferred tax liabilities:
               Equity investments                                                              (21,000)
               Other assets received in lieu of cash                                          (307,000)
                                                                                        ----------------
                         Net deferred tax assets                                     $              ---
                                                                                        ================

          The net  change in the total  valuation  allowance  for the year ended
          September  30, 2006 was an  increase of  $833,000.  In  assessing  the realizability of deferred tax assets,  management considers whether it is more likely than not that some  portion or all of the  deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is  dependent  upon the  generation  of future  taxable  income during  the  periods  in  which  those  temporary  differences  become deductible.  Management  considers projected future taxable income and tax planning  strategies in making this assessment.  In order to fully realize  the gross  deferred  tax  assets,  the  Company  will need to generate future taxable income of  approximately  $28 million prior to the expiration of the loss carryforwards in 2008-2025.

          At September 30, 2006,  the Company has net operating and capital loss carryforwards  for federal  income tax purposes of  approximately  $20 million,  which are available to offset future federal taxable income, if any, through 2025. Approximately $17.5 million of the carryforwards
          are   available  for  the  year  ending   September  30,  2007,   with
          approximately $1 million  additionally  available annually  thereafter until 2008.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2006

     (5)  MANAGEMENT AGREEMENTS

          (a) MACC

          MACC  has  an  investment  advisory  agreement  (the  Agreement)  with
          InvestAmerica  Investment  Advisors,  Inc.  (IAIA).  Three  of  MACC's
          officers are officers and  stockholders of IAIA. The management fee is equal to an annual rate of 1.5% of assets under management (as defined
          in  the  Agreement),   payable  in  arrears.  The  management  fee  is
          calculated   excluding  assets  managed  for  MorAmerica  Capital.  In
          addition to the  management  fee, MACC  contracted to pay an incentive fee of 13.4% of MACC net capital gains (as defined in the  Agreement), before  taxes.  The  Agreement  may be terminated by either party upon sixty days' written notice.  Total management fees under the Agreement amounted to $726 for the year ended September 30, 2006.  There were no incentive fees accrued or paid under the Agreement in 2006.

          (b) MorAmerica Capital

          MorAmerica Capital has a separate  investment  advisory agreement (the
          MorAmerica  Capital  Agreement)  with  IAIA.  The  MorAmerica  Capital
          Agreement  may be  terminated  by either party upon sixty days written notice. Under the MorAmerica Capital Agreement,  the management fee is equal to 1.5% of the  Capital  Under  Management  (as  defined  in the
          MorAmerica Capital Agreement) on an annual basis, but in no event more than 1.5% per annum of the Assets Under  Management (as defined in the
          MorAmerica Capital Agreement),  payable in arrears. In addition to the management fee, MorAmerica Capital contracted to pay IAIA 13.4% of the net capital gains (as defined in the  MorAmerica  Capital  Agreement), before taxes, on investments in the form of an incentive fee.  Capital losses  and  realized  capital  gains  are not  cumulative  under  the incentive fee computation.  Payments for incentive fees resulting from noncash gains are deferred until the assets are sold. Total management fees under the MorAmerica  Capital Agreement  amounted to $427,034 for the year ended  September  30,  2006.  Incentive  fees earned and paid
          under  the  MorAmerica   Capital   Agreement  were  $108,399  and  $0,
          respectively,  for the year ended  September  30,  2006.  Included  in incentive  fees  earned  of  $108,399  are  approximately  $99,429  of incentive  fees related to noncash  gains which are being  deferred as described above.

          As a condition  to the approval by the SBA of the  MorAmerica  Capital
          Agreement,  the SBA required, and MorAmerica Capital has entered into,
          a   subordination   agreement   among  it,   the  SBA  and  IAIA  (the
          "Subordination  Agreement")  effective  July 21, 2005  providing  that
          MorAmerica Capital's payment to IAIA, and IAIA's receipt of, incentive
          fees  be  subordinated  to  MorAmerica   Capital's  repayment  of  all
          obligations owing to the SBA. Those obligations  include the repayment of all outstanding SBA debentures and MorAmerica  Capital's agreement, along with certain other SBA  licensees,  to reimburse the SBA for any losses  the SBA may  incur in  connection  with the  settlement  of an arbitration proceeding which was concluded in late 2004 (collectively, the  "Obligations").  The Subordination  Agreement  provides that: (i)
          MorAmerica  Capital may not pay IAIA  incentive  fees unless and until
          MorAmerica Capital's Obligations to the SBA are satisfied, and (ii) to the  extent  (A) the  incentive  fees  have  been  escrowed  under the
          MorAmerica Capital Agreement because MorAmerica  Capital's capital has been  impaired  as provided in Section  5.2(c)(ii)  of the  MorAmerica
          Capital  Agreement,  and  (B)  MorAmerica  Capital  is  delinquent  in repaying the SBA any amounts  respecting SBA  debentures,  the SBA may require  MorAmerica Capital to pay any so escrowed funds to the SBA to satisfy any arrearage  respecting SBA  debentures.  The  Subordination
          Agreement does not,  however,  affect:  (i) IAIA's ability to earn the
          incentive  fees,  (ii)  MorAmerica   Capital's   payment  to  IAIA  of
          management fees under the MorAmerica Capital  Agreement,  or (iii) any other terms of the MorAmerica Capital Agreement.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2006

          (6)  FINANCIAL HIGHLIGHTS

          The Company has  presented  the  following  disclosures  pertaining to common  stockholders,  as required  by the AICPA Audit and  Accounting
          Guide for Investment Companies, for the years ended September 30:

                                                                     2006            2005          2004          2003          2002
                                                                ------------    ------------    ----------    ----------    -----------

     Per Share Operating Performance
       (For a share of capital stock outstanding
          throughout the period):
          Net asset value, beginning of period               $         5.54            4.61          5.47          6.72           8.60
                                                                ------------    ------------    ----------    ----------    -----------

       Income from investment operations:
           Investment expense, net                                   (0.48)          (0.75)        (1.30)        (0.82)         (0.40)
           Net realized and unrealized (loss)
               gain on investment transactions                       (0.35)            1.80          0.44        (0.43)         (1.48)
           Conversion of note payable and accrued
               interest to shares of common stock                       ---          (0.12)           ---           ---            ---
                                                                ------------    ------------    ----------    ----------    -----------
                     Total from investment operations                (0.83)            0.93        (0.86)        (1.25)         (1.88)
                                                                ------------    ------------    ----------    ----------    -----------

          Net asset value, end of period                     $         4.71            5.54          4.61          5.47           6.72
                                                                ============    ============    ==========    ==========    ===========
          Closing market price                               $         1.78            2.57          3.45          2.52           3.40
                                                                ============    ============    ==========    ==========    ===========

                                                                       2006            2005          2004          2003           2002
                                                                ------------    ------------    ----------    ----------    -----------

          Total return
            Net asset value basis (1) (2)                           (14.98)  %        27.26        (15.75)       (18.59)        (21.89)
            Market price basis                                      (30.74)  %      (25.51)          36.90       (25.88)        (43.89)

          Net asset value, end of period
             (in thousands)                                  $       11,618        13,665          10,738        12,746         15,657

         Ratio to average net assets:
            Investment expense, net (1) (2)                           (8.53)  %     (15.81)        (23.36)       (13.43)         (4.85)
            Operating and income tax expense (1) (2)                   18.46%       37.86          43.53         31.24          20.52

     (1)  As  discussed  in  note  5 of  the  September  30,  2005  consolidated financial  statements,  MACC's  investment  advisor  agreed  to  waive management fees during March and April 2005. Due to the agreement, the investment  advisor  voluntarily  waived  $103,867 as of September 30,
          2005.  Excluding  the effects of the waiver as of September  30, 2005, total  return  on a net  assets  value  basis  would  be  26.29%;  the investment expense, net ratio would be (16.80)%; and the operating and income expense ratio would be 38.96%.
     (2)  MACC's investment advisor agreed to a voluntary,  temporary  reduction in management fees from January 1, 2003 through February 29, 2004. Due to the agreement, the investment advisor voluntarily waived $87,092 of management fees as of September 30, 2004. Excluding the effects of the waiver as of September  30,  2004,  total return on a net assets value basis would be (16.43)%;  the investment  expense,  net ratio would be
          (24.11)%; and the operating and income expense ratio would be 44.36%.

          The ratios of  investment  expense,  net to  average  net  assets,  of operating  and income  tax  expenses  to average  net assets and total return  are  calculated  for  common  stockholders  as a class.  Total return, which reflects the annual change in net assets, was calculated using the change in net assets  between the  beginning  and end of the year. An individual  common  stockholders'  return may vary from these returns.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2006

    (7) PORTFOLIO CHANGES DURING THE YEAR

NEW INVESTMENTS AND ADDITIONS
TO PREVIOUS INVESTMENTS                                                         DISPOSITIONS
--------------------------------------------------------------------------------------------------------------------------------------
                                                      Amount                                                                    Amount
                                                     Invested                                                  Cost            Received
                                                   --------------                                          -------------      ------------
AAMI, Inc.                                     $          39,000     Central Fiber Corporation        $               1    $      213,333
Aviation Manufacturing Group, LLC                         89,320     Concentrix Corporation                   2,699,469           509,930
Concentrix Corporation                                    77,000     JHT Holdings, Inc.                         975,024           246,394
M.A. Gedney Company                                       76,000     Lee Mathews Equipment                           30           454,500
SnapNames.com, Inc.                                        4,650     Penn Wheeling Acquisition                1,119,500         2,742,443
Spectrum Products, LLC                                    47,355
                                                -----------------                                     ------------------      ------------
                                               $         333,325                                      $       4,794,024    $    4,166,600
                                                =================                                     ==================      ============
                                                                     REPAYMENTS RECEIVED                                   $    1,590,815
                                                                                                                              ============
                                       25

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2006

Manufacturing:
                                                                                            Percent
                                                                                             of Net
Company                                    Security                                          assets         Value          Cost (d)
----------------------------------------------------------------------------------------------------------------------------------------
AAMI, Inc. (a)                             6% debt security, due April 1, 2010 (c)                    $         504,577         780,000
   Wichita, Kansas                         Warrant to purchase 11,143 common shares (c)                               1               1
     Manufacturer of industrial and        6% debt security, due April 1, 2010 (c)                              221,000         221,000
     commercial boilers and shower doors,  121,457 common shares (c)                                                ---         121,457
     frames and enclosures                 6% debt security, due April 1, 2010 (c)                              191,880         191,880
                                           312,000 common shares (c)                                                ---           3,120
                                                                                                          -------------    -------------

                                                                                                                917,458       1,317,458
                                                                                                          -------------    -------------
Aviation Manufacturing Group, LLC (a)      14% debt security, due October 1, 2008 (c)                           616,000         616,000
  Yankton, South Dakota                    154,000 units preferred                                              154,000         154,000
     Manufacturer of flight critical       Membership interest                                                       39              39
     parts for aircraft                    14% note, due October 1, 2008                                         89,320          89,320
                                                                                                          -------------    -------------
                                                                                                                859,359         859,359
                                                                                                          -------------    -------------

Central Fiber Corporation                  12% debt security, due March 31, 2009                                236,924         236,924
  Wellsville, Kansas                       12% debt security, due March 31, 2009                                 61,292          61,292
     Recycles and manufactures cellulose                                                                  -------------    -------------
     fiber products                                                                                             298,216         298,216
                                                                                                          -------------    -------------

Detroit Tool Metal Products Co. (a)        14% debt security, due February 29, 2008                           1,128,793       1,128,793
  Lebanon, Missouri                        19,853.94 shares Series A preferred (c)                              195,231         195,231
     Metal stamping                                                                                       -------------    -------------
                                                                                                              1,324,024       1,324,024
                                                                                                          -------------    -------------

Handy Industries, LLC (a)                  12.5% debt security, due January 8, 2007                             667,327         667,327
  Marshalltown, Iowa                       167,171 units Class B preferred (c)                                  167,171         167,171
     Manufacturer of lifts for             Membership interest                                                    1,357           1,357
     motorcycles, trucks and                                                                              -------------    -------------
     industrial metal products                                                                                  835,855         835,855
                                                                                                          -------------    -------------

Hicklin Engineering, L.C. (a)              10% debt security, due June 30, 2007                                 740,000         740,000
  Des Moines, Iowa                         Membership interest                                                      127             127
     Manufacturer of auto and truck                                                                       -------------    -------------
     transmission and brake dynamometers                                                                        740,127         740,127
                                                                                                          -------------    -------------

Industrial Tooling & Fabrication, LLC (a)  10% debt security, due November 18, 2009                             157,715         157,715
  Fort Madison, Iowa                       12% debt security, due November 18, 2009                             343,267         343,267
     Metal stamping                        12% debt security, due November 18, 2009                             208,728         208,728
                                                                                                          -------------    -------------
                                                                                                                709,710         709,710
                                                                                                          -------------    -------------

Kwik-Way Products, Inc. (a)                2% debt security, due January 31, 2008 (c)                           186,529         267,254
  Marion, Iowa                             2% debt security, due January 31, 2008 (c)                           197,776         281,795
     Manufacturer of automobile            38,008 common shares (c)                                                ----         126,651
     machinery                             29,340 common shares (c)                                                ----          92,910
                                                                                                          -------------    -------------

                                                                                                                384,305         768,610
                                                                                                          -------------    -------------

Linton Truss Corporation                   542.8 common shares (c)                                                 ----            ----
  Delray Beach, Florida                    400 shares Series 1 preferred (c)                                    840,000          40,000
     Manufacturer of residential roof and  Warrants to purchase common shares (c)                                    15              15
     floor truss systems                                                                                  -------------    -------------
                                                                                                                840,015          40,015
                                                                                                          -------------    -------------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2006

Manufacturing Continued:                                                                    Percent
                                                                                            of Net
Company                                    Security                                          assets         Value           Cost (d)

----------------------------------------------------------------------------------------------------------------------------------------

M.A. Gedney Company (a)                    648,783 shares preferred (c)                               $          140,000      1,450,601
  Chaska, Minnesota                        12% debt security, due June 30, 2009                                  152,000         76,000
     Pickle Processor                      Warrant to purchase 83,573 preferred shares (c)                          ----           ----
                                                                                                          --------------    ------------
                                                                                                                 292,000      1,526,601
                                                                                                          --------------    ------------

Magnum Systems, Inc. (a)                   12% debt security, due November 1, 2008                               574,163        574,163
  Parsons, Kansas                          48,038 common shares (c)                                               48,038         48,038
     Manufacturer of industrial bagging    292,800 shares preferred (c)                                          304,512        304,512
     equipment                             Warrant to purchase 56,529 common shares (c)                          280,565            565
                                                                                                          --------------    ------------
                                                                                                               1,207,278        927,278
                                                                                                          --------------    ------------
Metal Tooling Holdings, Inc. (a)           7,887.17 common shares (c)                                            476,741        126,741
    Lebanon, Missouri                                                                                     --------------    ------------
     Metal stamping

Pratt-Read Corporation (a)                 13,889 shares Series A Preferred (c)                                  750,000        750,000
  Bridgeport, Connecticut                  7,718 shares Services A preferred (c)                                 300,000        416,667
     Manufacturer of screwdriver shafts    13% debt security, due July 26, 2007 (c)                              277,800        277,800
     and handles and other hand tools      Warrants to purchase common shares (c)                                  ----           ----
                                                                                                          --------------    ------------                                                                                                          --------------    ------------
                                                                                                               1,327,800      1,444,467
                                                                                                          --------------    ------------
Simoniz USA, Inc.                          12% debt security, due April 1, 2008                                  199,306        199,306
  Bolton, Connecticut                                                                                     --------------    ------------
    Producer of cleaning and wax products
    under both the Simoniz brand and
    private label brand names

Spectrum Products, LLC (b)                 13% debt security, due January 1, 2008 (c)                          1,077,649      1,077,649
  Missoula, Montana                        385,000 units Series A preferred (c)                                  192,500        385,000
     Manufacturer of equipment for the     Membership interest (c)                                                  ----            351
     swimming pool industry                17,536.75 units Class B preferred (c)                                  23,677         47,355
                                                                                                          --------------    ------------
                                                                                                               1,293,826      1,510,355
                                                                                                          --------------    ------------
         Total manufacturing                                                                100.76%           11,706,020     12,628,122
                                                                                            =========     --------------    ------------

Service:

FreightPro, Inc                            18% debt security, due February 21, 2007 (c)                          93,750         262,500
  Overland Park, Kansas                    18% debt security, due February 15, 2007 (c)                          31,250          87,500
     Internet based outsource provider     Warrant to purchase 366,177.80 common shares                               2               2
     of freight logistics                  (c)
                                                                                                          --------------    ------------
                                                                                                                125,002         350,002
                                                                                                          --------------    ------------
Monitronics International, Inc.            73,214 common shares (c)                                             439,284          54,703
  Dallas, Texas                                                                                           --------------    ------------
     Provides home security systems
     monitoring services

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2006

Service Continued:
                                                                                              Percent
                                                                                               of Net                          Cost
Company                                   Security                                             assets        Value             (d)
----------------------------------------------------------------------------------------------------------------------------------------

Morgan Ohare, Inc. (b)                    0% debt security, due January 1, 2007 (c)                         $ 1,068,750       1,125,000
  Addison, Illinois                       10% debt security, due January 1, 2007                                375,000         375,000
      Fastener plating and heat treating  57 common shares (c)                                                        1               1
                                          10% debt security, due January 1, 2007                                 31,250          31,250
                                          10% debt security, due January 1, 2007                                 93,750          93,750
                                          10% debt security, due January 1, 2007                                 23,437          23,437
                                          10% debt security, due January 1, 2007                                    625             625
                                                                                                           -------------     -----------
                                                                                                              1,592,813       1,649,063
                                                                                                           -------------     -----------

SMWC Acquisition Co., Inc. (a)            13% debt security due May 19, 2007                                    110,000         110,000
  Kansas City, Missouri                   1,320 shares common (c)                                               442,900          42,900
     Steel warehouse distribution and     Warrant to purchase 2,200 common shares (c)                              ----            ----
     processing                           176,550 shares Series A preferred                                     353,100         353,100
                                                                                                           -------------     -----------
                                                                                                                906,000         506,000
                                                                                                           -------------     -----------
Warren Family Funeral Homes, Inc.         Warrant to purchase 346.5 common shares (c)                           200,012              12
  Topeka, Kansas                                                                                           -------------     -----------
     Provider of value priced funeral
     services

         Total Service                                                                         28.09%         3,263,111       2,559,780
                                                                                            ============   -------------     -----------

Technology and Communications:

Feed Management Systems, Inc. (a)         540,551 common shares (c)                                           1,327,186       1,327,186
  Brooklyn Center, Minnesota              674,309 shares Series A preferred (c)                                 674,309         674,309
     Batch feed software and systems      12% debt security, due May 20, 2008                                    58,363          58,363
     and B2B internet services            12% debt security, due August 21, 2008                                 55,833          55,833
                                          Warrants to purchase 166,500 Series A
                                          preferred (c)                                                             ---             ---
                                                                                                           -------------     -----------
                                                                                                              2,115,691       2,115,691
                                                                                                           -------------     -----------
MainStream Data, Inc. (a)                 322,763 shares Series A preferred (c)                                 180,044         200,049
  Salt Lake City, Utah                                                                                     -------------     -----------
     Content delivery solutions
     provider

Miles Media Group, Inc. (a)               1,000 common shares (c)                                               866,767         440,000
  Sarasota, Florida                       100 common options (c)                                                    ---             ---
  Tourist magazine publisher                                                                               -------------     -----------
                                                                                                                866,767         440,000
                                                                                                           -------------     -----------
Phonex Broadband Corporation              1,855,302 shares Series A preferred (c)                               288,750       1,155,000
  Midvale, Utah                                                                                            -------------     -----------
     Power line communications

Portrait Displays, Inc.                   8% debt security, due April 1, 2009                                    68,168          68,168
  Pleasanton, California                  8% debt security, due April 1, 2012 (c)                               325,950         750,001
    Designs and markets pivot enabling    Warrant to purchase 39,400 common shares (c)                              ---             ---
    software for LCD computer monitors                                                                     -------------     -----------
                                                                                                                394,118         818,169
                                                                                                           -------------     -----------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2006

Service Continued:
                                                                                              Percent
                                                                                               of Net
Company                                   Security                                             assets         Value             Cost(d)
----------------------------------------------------------------------------------------------------------------------------------------

SnapNames.com, Inc.                       511,500 common shares (c)                                         $   125,000           4,650
  Portland, Oregon                                                                                          -------------    ------------
     Domain name management

Total technology and communications                                                            34.17%         3,970,370       4,733,559
                                                                                            ============   -------------    ------------

                                                                                                            $ 18,939,501     19,921,461
                                                                                                           =============    ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2006

(a) Affiliated  company.  Represents  ownership of greater than 5% to 25% of the outstanding  voting securities of the issuer, and is or was an affiliate of MACC
Private  Equities  Inc. as defined in the  Investment  Company Act of 1940 at or during the period ended  September 30, 2006.  Transactions  during the period in which the issuers were affiliated companies are as follows:

                                           Beginning     Purchase   Sales      Ending      Dividend  Interest   Net Realized
Description                                Cost          Cost       Cost       Cost        Income    Income     Gains/Losses
-----------------------------------------------------------------------------------------------------------------------------

AAMI, Inc.                               $    1,278,458     39,000        ---   1,317,458       ---        ---            ---
Aviation Manufacturing Group, LLC               770,039     89,320        ---     859,359     9,240    (3,081)            ---
Concentrix Corporation                        2,622,469     77,000  2,699,469         ---       ---        479    (1,980,469)
Detroit Tool Metal Products Co.               1,324,024        ---        ---   1,324,024       ---    160,226            ---
Feed Management Systems, Inc.                 2,142,229        ---     26,539   2,115,690       ---     15,322            ---
Handy Industries, LLC                           835,855        ---        ---     835,855     3,533     84,574            ---
Hicklin Engineering, L.C.                       740,127        ---        ---     740,127       ---     74,000            ---
Industrial Tooling & Fabrication, LLC           709,710        ---        ---     709,710       ---     82,663            ---
Kwik-Way Products, Inc.                         768,610        ---        ---     768,610       ---      2,768            ---
M.A. Gedney Company                           1,450,601     76,000        ---   1,526,601       ---      3,091            ---
Magnum Systems, Inc.                            927,278        ---        ---     927,278       ---     68,900            ---
MainStream Data, Inc.                           200,049        ---        ---     200,049       ---        ---            ---
Metal Tooling Holdings, Inc.                    126,741        ---        ---     126,741       ---        ---            ---
Miles Media Group, Inc.                         440,000        ---        ---     440,000       ---        ---            ---
Penn Wheeling Acquisition Company, LLC        1,119,500        ---  1,119,500         ---   113,149     66,431      1,987,604
Pratt-Read Corporation                        1,444,467        ---        ---   1,444,467    23,333     12,170            ---
SMWC Acquisition Co., Inc                       506,000        ---        ---     506,000    17,655     14,499            ---
                                           ------------- ---------- ---------- ----------- --------- ---------- --------------
Total                                    $   17,406,157    281,320  3,845,508  13,841,969   166,910    582,042          7,135
                                           ============= ========== ========== =========== ========= ========== ==============

(b)  Controlled  company.  Represents  ownership  of  greater  than  25%  of the outstanding  voting  securities  of  the  issuer,  and  is or  was a  controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended  September 30, 2006.  Transactions  during the period in which the issuers were controlled affiliates are as follows:

                                           Beginning     Purchase   Sales     Ending       Dividend   Interest  Net Realized
Description                                Cost          Cost       Cost      Cost         Income     Income    Gains/Losses
--------------------------------------------------------------------------------------------------------------------------
Morgan Ohare, Inc.                       $    1,784,064        ---   135,001    1,649,063        ---    59,235            ---
Spectrum Products, LLC                        1,463,001     47,355       ---    1,510,356        ---    12,064            ---
                                           ------------- ---------- --------- ------------ ---------- --------- --------------
Total                                    $    3,247,065     47,355   135,001    3,159,419        ---    71,299            ---
                                           ============= ========== ========= ============ ========== ========= ==============

(c) Presently nonincome producing.
(d) For all debt securities presented, the cost is equal to the principal balance.

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS
SEPTEMBER 30, 2006

(A) For investments held at the February 15, 1995  fresh-start  date, the stated
cost represents the fair value at the fresh-start date.

(B) At September 30, 2006,  all  securities  are  considered to be restricted in their disposition and are stated at what the Board of Directors  considers to be fair market value.

(C) At  September  30,  2006,  the cost of  securities  for  federal  income tax purposes was $21,154,619, and the aggregate unrealized appreciation/depreciation
(including other basis differences) based on that cost was:

     Unrealized appreciation                                          $   3,601,269
     Unrealized depreciation                                            (5,816,385)
                                                                     ---------------
                    Net unrealized depreciation                       $ (2,215,116)
                                                                     ===============

(D) The Company  owns a  portfolio  which  includes  investments  in  restricted securities  of small  businesses.  Within  this  portfolio,  seventeen  of these restricted  securities include registration rights and seven of these restricted securities do not include registration  rights.  Within the seventeen securities that  include  registration  rights,  the actual  rights  include the  following general characteristics:

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

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SHAREHOLDER INFORMATION (UNAUDITED)

     * Stock Transfer Agent

Mellon Investor Services LLC, 480 Washington Blvd, 27th Floor,  Jersey City, New
Jersey   07310   (telephone   (800)   288-9541   and   (800)   231-5469   (TDD),
www.melloninvestor.com,  and  shrrelations@mellon.com)  serves as transfer agent and registrar for MACC's common stock.  Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

     * Shareholders

MACC had approximately  1,910 record holders of its common stock at November 30,
2006.

     * Annual Meeting

The Annual Meeting of Shareholders of MACC will be held on Tuesday, February 27,
2007,  at  10:00  a.m.  Mountain  Standard  Time at the HMS Host  Meeting  Room,
Terminal 3, Phoenix Sky Harbor International  Airport, 3400 E. Sky Harbor Blvd.,
Phoenix, Arizona 85034.

     * Dividends

MACC has no history of paying cash  dividends  and during  fiscal year 2006 MACC did not declare a dividend  payment.  The payment of  dividends,  if any, in the future is within the  discretion  of the Board of Directors and will depend upon
MACC's earnings,  capital  requirements,  financial condition and other relevant factors.  MACC does not presently have any type of dividend  reinvestment  plan.
Additionally,  MorAmerica  Capital's  ability to make  distributions  to MACC is limited by the SBA in two ways. First, MorAmerica Capital's SBA debentures limit such  distributions to undistributed net realized  earnings  (computed under SBA guidelines).  At September 30, 2006, MorAmerica Capital did not have accumulated undistributed net realized earnings  available for distribution to MACC. Second, under the agreement MorAmerica entered into with the SBA respecting the December
2004  arbitration  settlement,  MorAmerica  may only make tax and certain  other distributions  to MACC; at this time,  MorAmerica  Capital is unable to make any such distributions to MACC under the terms of that agreement.

     * Market Prices

The common stock of MACC is traded on the  over-the-counter  market  through the
National  Association  of  Securities  Dealers  Automated  Quotation  ("NASDAQ")
Capital  Market under the symbol "MACC." At the close of business on October 31,
2006,  the bid price for shares of MACC's common stock was $1.68.  The following high and low bid quotations for the shares during each quarterly period ended on the date  shown  below of MACC's  fiscal  years  2006 and 2005 were  taken  from quotations provided to MACC by the NASDAQ:

     --------------------------------------------------------------
                                        High             Low
     --------------------------------------------------------------
     December 31, 2004              $   4.10             1.55
     March 31, 2005                     3.13             2.26
     June 30, 2005                      2.72             2.06
     September 30, 2005                 2.85             2.18
     December 31, 2005                  2.76             2.52
     March 31, 2006                     3.99             2.52
     June 30, 2006                      3.04             2.06
     September 30, 2006                 2.21             1.75
     --------------------------------------------------------------

Such  over-the-counter  market quotations  reflect  inter-dealer  prices without retail markup, markdown or commission and may not represent actual transactions.

MANAGERS, OFFICERS AND DIRECTORS
........................................................
FUND MANAGER

InvestAmerica Investment Advisors, Inc.

OFFICERS

DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President, Chief Financial Officer, Treasurer,
Chief Compliance Officer

KEVIN F. MULLANE
Senior Vice President

MICHAEL H. REYNOLDSON
Vice President

BOARD OF DIRECTORS

MICHAEL W. DUNN - CEDAR RAPIDS, IOWA
President, Farmers and Merchants Savings Bank and
Vice President, Security Savings Bank

BENJAMIN JIARAVANON - JAKARTA, INDONESIA
Chairman-CEO, Central Proteinaprima
Aguaculture Business

JASJA KOTTERMAN - HONG KONG, CHINA
Executive Director, Business Development and Corporate
Strategy Avon Products

GORDON J. ROTH - NEWPORT BEACH, CALIFORNIA
Chief Operating Officer and Chief Financial Officer,
Roth Capital Partners, LLC

GEOFFREY T. WOOLLEY - BOSTON, MASSACHUSETTS
Chairman of the Company, Chairman, European Venture Partners
and Founding Partner, Dominion Ventures Inc.

OFFICE LOCATIONS
............................................

     * HEADQUARTERS

         MACC Private Equities Inc.
         InvestAmerica Investment Advisors, Inc.
         101 Second Street SE, Suite 800
         Cedar Rapids, Iowa  52401
         (319) 363-8249

     * REGIONAL OFFICES

         MACC Private Equities Inc.
         InvestAmerica Investment Advisors, Inc.
         911 Main Street, Suite 2424
         Kansas City, Missouri  64105
         (816) 842-0114

         MACC Private Equities Inc.
         InvestAmerica Investment Advisors, Inc.
         H.H. Hall Building
         10000 NE 7th Avenue, Suite 345
         Vancouver, Washington  98685
         (360) 573-5067

STOCK TRANSFER AGENT
..............................................

         Mellon Investor Services LLC
         P.O. Box 3315  o  South Hackensack o NJ  07606
         OR  480 Washington Blvd, 27th Floor o Jersey City o NJ  07310
         Phone:  (800) 288-9541
         Hearing Impaired Shareholder Number: (800) 231-5469 or (201) 680-6610
         Foreign Shareholder Number:  (201) 680-6578
         Website:  www.melloninvestor.com
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
This  information  is  gathered  only for those  shareholders  whose  shares are registered  in their own names (as opposed to being  registered in your broker's or other "street" name).

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

