Form 10-K, Exhibit 13
period 2007-09-20
MACC PRIVATE EQUITIES INC
filed 2007-12-28
CIK 923808

Exhibit 13

                               2007 Annual Report

                                     M A C C
                              Private Equities Inc.

                                  ANNUAL REPORT

                               SEPTEMBER 30, 2007

TO OUR SHAREHOLDERS

Reduction of long term debt and investment expense were two of our key operating goals for our fiscal year ended  September 30, 2007.  MACC made progress on both fronts.

Three  portfolio  companies  were sold or partially  liquidated  in fiscal 2007, generating  approximately $2,007,535 in cash proceeds to help us meet our goals.
Operating  expenses were reduced by 16% helping to preserve  cash. For the third consecutive year, net investment expense was reduced, from $1,171,152 at the end of fiscal 2006 to $786,487 at the end of fiscal 2007. Key  contributors  to this decrease were a reduction in interest as a result of debt repayments and reduced management  expenses based on lower assets under  management.  Portfolio company sales  generated a $1,347,811  increase in net realized  gains on investments in fiscal 2007.  The increase in net gain on  investments  was  $1,564,652  for the year.

Cash generated from  portfolio  sales and expense  reductions was used to reduce long term debt by  $4,681,627.  Market bid price per share at year end increased by $0.67 or 38%,  adding  significant  shareholder  value.  The higher bid price resulted in a 39% fiscal year end increase in stock price as a percentage of net asset  value per share,  as compared  to the prior  fiscal year end.  MACC's net asset value per share declined slightly, from $4.71 at the end of fiscal 2006 to
$4.67 at the end of fiscal 2007.

Execution of our goals in fiscal 2007  included the  achievement  of  structural changes as well.  Management  was able to use organic  cash and a bank credit to fully repay all $10,790,000 of MACC's  outstanding debt under the Small Business
Administration (SBA) debenture program. With the payment in full of SBA debt and
subsequent   voluntary   surrender  of  our  SBIC  license,   MACC's  regulatory
constraints are reduced as certain SBA regulations were applicable only to SBICs with outstanding SBA debt.

Our new bank credit facility,  with $6,108,373  outstanding at the end of fiscal
2007,  provides  us with  greater  flexibility  in that  debt can be  repaid  as portfolio  investments  mature.  Under the SBA  program,  we could only pay debt semi-annually and in certain large amounts.  While the variable interest rate on the  facility  is somewhat  higher  than our prior SBA program  fixed rate debt, given the  additional  flexibility,  we should be able to continue to reduce our interest  expense.  Interest rates are also  decreasing and the current rate may also decrease.  Also,  the new bank facility  includes a $500,000 line of credit for operations, which may allow us to devote more cash to debt reduction.

For fiscal 2008, our current plan is to make no new investments, and to continue the sale of portfolio  investments,  expense  reduction and the repayment of our outstanding  debt.  Should we choose to incur debt in the future, we may look to bank credit  facilities for debt financing.  Following the SBA's approval of our application  to turn in our  license to operate as a small  business  investment company,  MACC will continue to evaluate  alternatives  to maximize  shareholder value,  which may  include  seeking  additional  capital  to resume  making  new portfolio  investments  or  seeking  shareholder  approval  to make  liquidating distributions.

                      /s/ Geoffrey T. Woolley          /s/ David R. Schroder
                      Geoffrey T. Woolley,             David R. Schroder,
                      Chairman of the Board            President

CONTENTS

1          LETTER TO SHAREHOLDERS

2          FINANCIAL HIGHLIGHTS

5          SELECTED FINANCIAL DATA

6          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

13         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

30         SHAREHOLDER INFORMATION

32         MANAGERS, OFFICERS AND DIRECTORS

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

MORAMERICA CAPITAL CORPORATION

Founded in 1959,  MorAmerica Capital was one of the nation's first and most well known small business investment  companies (SBIC),  federally licensed under the
Small  Business  Investment  Act of 1958  from  September  30,  1959  until  the voluntary  surrender of its SBIC license in December,  2007.  MorAmerica Capital generally  has invested  from  $1,000,000  up to  $3,800,000 in growth and later stage  manufacturing  and service  businesses  with annual sales  typically from
$10,000,000 to $100,000,000.  These growth and buyout investments have been made in the form of  subordinated  debt or  preferred  stock with  warrants or common stock.  Since 1980,  MorAmerica  Capital has provided  equity  financing of over
$90,000,000  to more than one  hundred  and  twenty  companies  and has played a significant  role in the  syndication of equity funding for later stage,  middle market growth and buyout financings.

INVESTAMERICA INVESTMENT ADVISORS, INC.

MACC and MorAmerica Capital are managed by InvestAmerica,  an investment advisor affiliated with the InvestAmerica group of venture capital management companies, the first of which was organized in 1985. The  InvestAmerica  group manages more
than  $70,000,000  in  assets,   including  committed  capital,  and  the  three
InvestAmerica principals combined have over eighty years of venture capital fund management experience.

FINANCIAL HIGHLIGHTS

                                                     [Dollars in Thousands Except Per Share Data]
BALANCES AT YEAR END SEPTEMBER 30                               2007             2006
----------------------------------------------------------------------------------------------------
   Total Assets                                           $    18,009           22,830
   Total Long Term Debt                                         6,108           10,790
   Total Net Assets                                            11,521           11,618

OPERATIONS FOR THE YEAR
   Total Investment Income                                $       997            1,190
   Investment Expense, Net                                      (786)          (1,171)
   Net Realized Gain on Investments                             1,351                4
   Net Change in Unrealized Depreciation/                       (662)            (880)
       Appreciation on Investments and Other Assets
   Net Change in Net Assets from Operations                      (97)          (2,047)

PER SHARE DATA
   Net Assets Per Share                                   $      4.67             4.71

FINANCIAL HISTORY

                                                    2007           2006              2005            2004             2003
                                          ---------------    -----------     -------------    ------------    -------------

Total Assets                              $    18,008,787     22,830,055        31,336,214      38,944,116       41,233,118

   Total Assets decreased
   by $4,821,268, or 21%,
   in fiscal 2007, as MACC
   has paid down its outstanding
   SBA debentures.

Total Long Term Debt                      $     6,108,373     10,790,000        16,790,000      25,790,000       27,940,000

   Total Long Term Debt
   decreased by $4,681,627, or
   43%, in fiscal 2007.

Net Asset Value Per Share                 $          4.67           4.71              5.54            4.61             5.47

   Year end Net Asset Value
   Per Share decreased by
   $0.04, or 1%, as of the
   end of fiscal 2007.

Market Bid Price Per Share                $          2.45           1.78              2.57            3.45             2.52

   Year end Market Bid Price
   Per Share increased by
   $0.67, or 38%, as of the
   end of fiscal 2007.

Stock Price as a Percentage of                      52.5%          37.8%             46.4%           74.8%            46.1%
Net Asset Value Per Share

   Stock Price as a Percentage of
   Net Asset Value Per Share
   increased by 39% as of the
   end of fiscal 2007.

Annual Capital Invested                   $        65,000        333,325           781,611         681,983        1,301,027

   Annual capital invested
   decreased by $268,325
   or 80%, in fiscal 2007.
   MACC currently is doing
   only follow-on investing.

Investment Income                              ($786,487)     (1,171,152)      (1,855,902)     (3,021,359)      (1,917,391)
(Expense), Net

   Investment Expense,
   Net decreased $384,665,
   or 33%, in fiscal 2007

FINANCIAL REPORT

CONTENTS

5            SELECTED FINANCIAL DATA

6             MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

13            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

30            SHAREHOLDER INFORMATION

32            MANAGERS, OFFICERS AND DIRECTORS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                          2007              2006              2005              2004              2003
-----------------------------------------------------------------------------------------------------------------------

Investment expense, net         $    (786,487)       (1,171,152)       (1,855,902)       (3,021,359)       (1,917,391)

Net realized gain (loss) on          1,351,456             3,645         3,672,664         3,021,176       (3,600,749)
investments, net of tax

Loss on litigation settlement              ---               ---               ---       (1,277,263)               ---

Net change in unrealized             (662,393)         (879,234)           771,576         (730,245)         2,607,548
depreciation/appreciation       --------------       -----------       -----------       -----------       -----------
on investments and other assets

Net change in net assets        $    (97,424))       (2,046,741)         2,588,338       (2,007,691)        (2,910,592)
from operations                 ==============       ===========       ===========       ===========       ============

Net change in net assets             (0.04(1))         (0.83(1))           1.05(1)         (0.86(2))          (1.25(2))
from operations per             ==============       ===========       ===========       ===========       ============
common share

Total assets                    $   18,008,787        22,830,055        31,336,214        38,944,116         41,233,118
                                ==============       ===========       ===========       ===========       ============

Total long term debt            $    6,108,373        10,790,000        16,790,000        25,790,000         27,940,000
                                ==============       ===========       ===========       ===========       ============

1 Computed using 2,464,621 shares  outstanding at September 30, 2007,  September
30, 2006 and September 30, 2005.

2  Computed  using  2,329,255  shares  outstanding  at  September  30,  2004 and
September 30, 2003.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Annual Report contains certain  forward-looking  statements within the meaning  of the  Private  Securities  Litigation  Reform  Act of 1995 (the "1995
Act").  Such  statements  are  made  in  good  faith  by  MACC  pursuant  to the safe-harbor  provisions of the 1995 Act, and are  identified as including  terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor  provisions,  MACC has identified  herein  important  factors that could cause actual results to differ materially from those contained in any  forward-looking  statement made by or on behalf of MACC,  including,  without limitation,  the high risk nature of MACC's portfolio  investments,  the effects of general  economic  conditions  on MACC's portfolio  companies and MorAmerica  Capital's ability to obtain future funding, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any  forward-looking  statement  which  may be made  from  time to time by or on behalf of MACC.

RESULTS OF OPERATIONS

     Consistent  with MACC's  agreement  with the SBA and with Board  direction,
MACC's  current  strategy is to make no new  investments,  continue  the sale of portfolio investments and expense reduction.  MACC is evaluating alternatives to maximize  shareholder  value  which may  include a  resumption  of  funding  new investments or seeking shareholder approval to make liquidating distributions.

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

Fiscal 2007 Compared to Fiscal 2006

                                                             For the year ended
                                                                September 30,
                                                    --------------------------------------

                                                            2007               2006                 Change
                                                        ----------------------------------       --------------

Total investment income                             $        996,627            1,190,044            (193,417)
Net operating expense                                    (1,853,607)          (2,211,196)              357,589
Income tax benefit (expense)                                  70,493            (150,000)              220,493
                                                        -------------     ----------------       --------------

Investment expense, net                                    (786,487)          (1,171,152)              384,665
                                                        -------------     ----------------       --------------

Net realized gain on investments                           1,351,456                3,645            1,347,811

Net change in unrealized depreciation/
     appreciation on investments and other assets          (662,393)            (879,234)              216,841
                                                        -------------     ----------------       --------------

Net gain (loss) on investments                               689,063            (875,589)            1,564,652
                                                        -------------     ----------------       --------------

Net change in net assets from operations            $       (97,424)          (2,046,741)            1,949,317
                                                    =================     ================       ==============

Net asset value:

         Beginning of period                        $           4.71                 5.54
                                                    ================      ===============

         End of period                              $           4.67                 4.71
                                                    ================      ===============

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Total Investment Income

     During the fiscal year ended September 30, 2007,  total  investment  income was $996,627, a decrease of 16% from fiscal year 2006 total investment income of
$1,190,044.  The decrease during the current year was the result of decreases in interest  income of $153,374,  or 15%, and dividend  income of $40,043,  or 24%.
MACC attributes the decrease in interest  income  primarily to the repayments of principal on debt  portfolio  securities.  Dividend  income for fiscal year 2007 represents  dividends  received on three existing  portfolio  companies,  two of which are  distributions  from  limited  liability  companies,  as  compared  to dividends received on six portfolio  companies,  two of which were distributions from  limited  liability  companies  during  fiscal year 2006.  Dividend  income decreased in fiscal year 2007 because the  distributions  from limited liability companies  during fiscal 2006 were larger than the  distributions in fiscal year
2007. The timing and amount of dividend income is difficult to predict.

Net Operating Expenses

     Net  operating  expenses  of MACC  decreased  by 16% in fiscal year 2007 to
$1,853,607  from  $2,211,196 in fiscal year 2006.  The relative  decrease in net operating  expenses  is the net result of  decreases  of  $418,610,  or 34%,  in interest expense,  $96,135, or 22%, in management fees, $17,390, or 5%, in other expenses and increases of $130,215 in incentive  fees,  and $44,331,  or 20%, in professional fees. Interest expense decreased due to the repayment in the second quarter and the fourth quarter in fiscal year 2007 of $2,000,000 and $8,790,000, respectively,  of borrowings from the Small Business Administration.  Management fees decreased due to the decrease in capital under  management.  Other expenses decreased due to the decrease in premiums for director's and officer's insurance and  director's  fees  resulting from a reduction in the size of MACC's Board of
Directors.  Professional  fees  increased  primarily  due to the legal  expenses incurred in fiscal year 2007 from an SEC  examination and refinancing of the SBA debentures.

Investment Expense, Net

     MACC had  investment  expense,  net in  fiscal  year  2007 of  $786,487,  a decrease of 33% from investment expense,  net of $1,171,152 in fiscal year 2006.
The  decrease  in  investment  expense,  net is the  result of the  decrease  in operating expenses described above.

Net Realized Gain (Loss) on Investments

     MACC  recorded  a net  realized  gain  on  investments  in  fiscal  2007 of
$1,351,456,  as compared to a net  realized  gain of $3,645 in fiscal year 2006.
The  fiscal  year 2007 net  realized  gain is the net  result of  $1,481,885  of realized  gains  from the sale of two  portfolio  companies,  $287,100  from the refinance of one other  portfolio  company,  $28,453 of escrowed  funds on three previously sold portfolio companies,  a realized loss of $350,002 from the write off of one  portfolio  company,  of which  $350,000 was  previously  recorded as unrealized depreciation, and a realized loss of $95,980 from a partial write off of an escrow recorded on one previously sold portfolio company.  Management does not attempt to maintain a comparable  level of realized gains quarter to quarter but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities.  MACC's investment  advisor is entitled to be paid an incentive fee, which is calculated as a percentage of the excess of MACC's  realized  gains in a  particular  period,  over the sum of net realized losses,  unrealized depreciation,  and operating losses during the same period.  As a  result,  the  timing  of  realized  gains,  realized  losses  and unrealized  depreciation  can have an effect on the amount of the  incentive fee payable to the investment advisor.

Changes in Unrealized Depreciation/Appreciation of Investments and Other Assets

     MACC had  unrealized  depreciation  of  $1,644,353 at September 30, 2007, a change of $662,393 from the $981,960 of unrealized depreciation at September 30,
2006.  This,  along with the net realized gain of $1,351,456,  resulted in a net gain on investments for fiscal year 2007 of $689,063,  as compared to a net loss on  investments of $881,886 for fiscal year 2006. The fiscal year 2007 change in unrealized  depreciation/appreciation  is the net  effect of  increases  in fair value of six portfolio  companies totaling $869,029,  decreases in fair value of four portfolio  companies  totaling  $809,305,  the reversal of  appreciation of
$547,117 in two  portfolio  investments  from their sale  resulting  in realized gains, the reversal of appreciation of $400,000 in one portfolio investment from the refinance of the company  resulting in a realized  gain, and the reversal of
$225,000  of  depreciation  resulting  from  the  write  off  of  one  portfolio investment  resulting  in a  realized  loss.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

     Net  change  in   unrealized   depreciation/appreciation   on   investments
represents  the  change  for the period in the  unrealized  appreciation  net of
unrealized  depreciation  on  MACC's  total  investment  portfolio.   When  MACC
increases  the  fair  value  of a  portfolio  investment  above  its  cost,  the unrealized  appreciation for the portfolio as a whole  increases,  and when MACC decreases the fair value of a portfolio  investment  below its cost,  unrealized depreciation for the portfolio as a whole increases.  See accounting  policy for determining fair value on investments below in Determination of Net Asset Value.
When MACC  sells an  appreciated  portfolio  investment  for a gain,  unrealized appreciation  for the  portfolio  as a whole  decreases as the gain is realized.
Similarly,  when MACC sells or writes off a depreciated portfolio investment for a loss,  unrealized  depreciation  for the portfolio as a whole decreases as the loss is realized.

     MACC had no change in  unrealized  gain on other  assets at  September  30,
2007, as compared to a net change in unrealized  gain on others assets of $6,297 at September 30, 2006.

Net Change in Net Assets from Operations

     As a result of the items described  above,  MACC  experienced a decrease of
$97,424 in net assets during fiscal year 2007, and the resulting net asset value per share was $4.67 at September 30, 2007, as compared to $4.71 at September 30,
2006.  Management  attributes  these results to the  operating  loss incurred in fiscal  2007.  The majority of MACC's  twenty  portfolio  companies  continue to perform well. MACC realized gains on three portfolio companies and six portfolio investments increased in value during fiscal year 2007.

     While net asset value decreased in fiscal 2007, an adequate economy and the overall performance of MACC's portfolio  investments should create opportunities for MACC to realize gains on several  portfolio  investments in fiscal 2008. The current  world  tensions  and  the  continuing  conflict  in Iraq  increase  the uncertainty of future performance,  however, the economy remains uncertain. Many factors  such  as the sub  prime  lending  practices,  interest  rate  declines, economic  downturns and  recessionary  pressures,  inflation and high  commodity prices, all could have major impacts on the portfolio operating  performance and the ability to exit portfolio investments.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     MACC relies  upon  several  sources to fund its  operating  and  investment activities,  including  MACC's cash and money  market  accounts  and a revolving loan, as further described below.

     As an SBIC during  fiscal 2007,  MorAmerica  Capital was required to comply with the  regulations of the SBA ("SBA  Regulations").  As of December 19, 2007,
MorAmerica Capital is no longer subject to SBA Regulations,  having paid in full all outstanding SBA debt and voluntarily  surrendering its license to operate as an SBIC.

     As of September  30, 2007,  MACC's cash and money market  accounts  totaled
$822,295. On August 30, 2007, MorAmerica Capital entered into a term loan in the amount of  $6,250,000  and a revolving  loan  permitting  MorAmerica  Capital to borrow up to $500,000,  with Cedar Rapids Bank & Trust Company.  On September 4,
2007 the term loan was funded and MorAmerica  Capital  utilized amounts borrowed under  the  term  loan,  in  addition  to  cash on  hand,  to  repay  all of its outstanding  U.S. Small  Business  Administration  guaranteed  debentures in the principal  amount of  $8,790,000.  In  addition,  MorAmerica  Capital may borrow amounts under the revolving loan for working capital purposes,  including making follow-on investments in its portfolio companies. Subject to the other risks and uncertainties  described in this annual report,  MACC believes that its existing cash and money market accounts,  the revolving loan, and other  anticipated cash flows will  provide  adequate  funds for MACC's  anticipated  cash  requirements during fiscal year 2008,  including portfolio  investment  activities,  interest payments on the outstanding note payable,  and administrative  expenses.  At the present time MACC is not making new investments,  is prudently selling portfolio companies and is using the resulting proceeds to pay down the note.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

     The following table shows MACC's significant  contractual obligations as of
September 30, 2007:

                                       Payments due by period
                                       ----------------------
Contractual Obligations
                                                  Less than                                          More than 5
                                    Total           1 Year          1-3 Years         3-5 Years         Years
                                --------------    -----------    ----------------    ------------    -------------
Note Payable                    $    6,108,373            ---           6,108,373             ---              ---
Incentive Fees Payable          $      252,130        252,130                 ---             ---              ---

     MACC currently  anticipates that it will rely primarily on its current cash and  money  market  accounts  and its cash  flows  from  operations  to fund its investment  activities  and other cash  requirements  during  fiscal  year 2008.
Although  management  believes these sources will provide  sufficient  funds for
MACC to  meet  its  fiscal  year  2008  investment  level  objective  and  other anticipated cash requirements, there can be no assurances that MACC's cash flows from operations or cash requirements will be as projected.

PORTFOLIO ACTIVITY

     MACC's primary  business is investing in and lending to businesses  through investments in subordinated  debt (generally with detachable  equity  warrants), preferred stock and common stock. As noted above, however, MACC is not currently making new investments. The total portfolio value of investments in publicly and non-publicly  traded securities was $16,704,954 and $18,939,501 at September 30,
2007 and  September  30,  2006,  respectively.  During  fiscal  year 2007,  MACC invested $65,000 in one follow-on  investment in an existing  portfolio company.
Management  views  investment  objectives  for any given  year as  secondary  in importance  to MACC's  overriding  concern of investing in only those  portfolio companies which satisfy MACC's investment criteria.

     MACC frequently  co-invests  with other funds managed by MACC's  investment advisor.  When it makes any co-investment with these related funds, MACC follows certain  procedures  consistent  with  orders  of the  Securities  and  Exchange
Commission for related party  co-investments to reduce or eliminate  conflict of interest  issues.  The $65,000  invested  during fiscal year 2007  represented a co-investment with another fund managed by MACC's investment advisor.

VALUATION CHANGES

     The following table presents those portfolio  investments held at September
30, 2007 with respect to which the valuation changed from September 30, 2006:

                                F A I R V A L U E
  ----------------------------------------------------------------------------------
  PORTFOLIO COMPANY                       SEPTEMBER 30, 2007      SEPTEMBER 30, 2006

  Aviation Manufacturing Group, LLC                  961,541              859,359
  Detroit Tool Metal Products Co.                  1,918,480            2,043,480  *
  Kwik-Way Products, Inc.                            200,000              384,305
  Linton Truss Corporation                           540,015              840,015
  MainStream Data, Inc.                              200,049              180,044
  Magnum Systems, Inc.                             1,307,278            1,207,278
  Morgan Ohare, Inc.                               1,503,751            1,473,438  *
  Pratt-Read Corporation                           1,127,800            1,327,800
  SMWC Acquisition Co., Inc.                         628,100            1,028,100  *
  Spectrum Products, LLC                           1,510,355            1,293,826
  Superior Holding, Inc.                           1,382,458              982,458  *

*    September 30, 2006  valuations  have been adjusted for  additional  amounts invested or partial disposition of the portfolio investment for purposes of comparison.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

CRITICAL ACCOUNTING POLICY

     Investments in securities that are traded in the over-the-counter market or on a stock  exchange are valued by taking the average of the close (or bid price in the case of  over-the-counter  equity  securities) for the valuation date and the preceding two days. Restricted and other securities for which quotations are not readily  available  are valued at fair value as  determined  by the Board of
Directors.  Among  the  factors  considered  in  determining  the fair  value of investments  are the  cost of the  investment;  developments,  including  recent financing transactions,  since the acquisition of the investment;  the financial condition and operating results of the investee;  the long-term potential of the business of the investee;  market  interest  rates for similar debt  securities;
overall market conditions and other factors generally pertinent to the valuation of investments. However, because of the inherent uncertainty of valuation, those estimated values may differ  significantly  from the values that would have been used had a ready market for the securities existed, and the differences could be material.

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

     In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current  valuation  policies of the SBA. Under SBA Regulations,  publicly traded equity securities are valued by taking the average of the close (or bid price in the case of  over-the-counter  equity securities) for the valuation date and the preceding  two days.  This  policy  differs  from the  Securities  and  Exchange
Commission's guidelines which utilize only a one day price measurement. MACC did not have any publicly traded equity securities as of September 30, 2007.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     MACC is subject to market  risk from  changes in market  prices of publicly traded  equity  securities  held  from  time to time  in the  MACC  consolidated investment portfolio.  At September 30, 2007, MACC had no publicly traded equity securities in the MACC consolidated investment portfolio.

     MACC is also  subject to  financial  market  risks  from  changes in market interest rates.  MACC currently has an outstanding  note payable with a variable interest rate that is based on an independent  index.  Although this independent index is subject to changes,  the maximum  increase or decrease in the  interest rate at any one time will not exceed 1.000 percentage  points.  General interest rate  fluctuations  may therefore  have a material  adverse effect on MACC's net investment income.

     In addition,  in the future,  MACC may from time to time opt to draw on its revolving line of credit to fund cash requirements. These future borrowings will have a variable  interest rate based on an independent  index that is subject to changes;  however,  the maximum increase or decrease in the interest rate at any one time will not exceed 1.000 percentage points.

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

     The  investments of MACC are generally  long-term in nature.  Some existing investments do not bear a current yield and a return on such investments will be earned only after the investment  matures or is sold.  Although most investments are  structured so as to return a current yield  throughout  most of their term, these  investments will typically  produce gains only when sold in five to seven years. There can be no assurance,  however,  that any of MACC's investments will produce current yields or gains.

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

INTEREST RATE RISKS

     MACC faces  several  risks in  relation  to changes  in  prevailing  market interest rates. First, at September 30, 2007, MACC had outstanding $6,108,373 in principal  amount of a note  payable  issued by  MACC's  subsidiary,  MorAmerica
Capital,  which  matures  in August of 2009.  This note has a  variable  rate of interest, and accordingly,  changes in market interest rates will have an effect on the amount of interest paid by MACC with respect to the note.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
MACC PRIVATE EQUITIES INC.:

     We have audited the accompanying consolidated balance sheet of MACC Private

Equities Inc. and subsidiary (the Company),  including the consolidated schedule of investments, as of September 30, 2007, and the related consolidated statement of operations for the year then ended, the consolidated statements of changes in net assets for each of the years in the  two-year  period  then  ended,  and the consolidated  statement of cash flows for the year then ended, and the financial highlights  for each of the years in the  five-year  period  then  ended.  These

consolidated   financial   statements   and   financial   highlights   are   the

responsibility of the Company's management.  Our responsibility is to express an opinion on these  financial  statements  and financial  highlights  based on our audits.

     We  conducted  our audits in  accordance  with the  standards of the Public

Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain  reasonable  assurance about whether the financial statements and financial highlights are free of material misstatement.

An audit includes  examining,  on a test basis,  evidence supporting the amounts

and   disclosures  in  the  financial   statements.   Our  procedures   included

confirmation  or  examination  of  securities  owned as of September 30, 2007 or other  procedures where  confirmation or examination was not possible.  An audit also includes assessing the accounting principles used and significant estimates made by  management,  as well as  evaluating  the  overall  financial  statement presentation.  We believe  that our audits  provide a  reasonable  basis for our opinion.

     In  our  opinion,  the  consolidated  financial  statements  and  financial highlights  referred to above  present  fairly,  in all material  respects,  the financial  position of MACC Private Equities Inc. and subsidiary as of September

30, 2007, the results of their  operations for the year then ended,  the changes in their net assets for each of the years in the two-year period then ended, the results  of  their  cash  flows  for the  year  then  ended,  and the  financial highlights  for  each of the  years  in the  five-year  period  then  ended,  in conformity with U. S. generally accepted accounting principles.

/s/ KPMG LLP

Des Moines, Iowa
December 21, 2007

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007

Assets

Loans and investments in portfolio securities,
at market or fair value (note 2):
   Unaffiliated companies (cost of $2,301,385)         $       2,095,665
   Affiliated companies (cost of $13,007,879)                 11,595,183
   Controlled companies (cost of $3,040,043)                   3,014,106
Cash and money market accounts                                   822,295
Interest receivable                                              268,598
Other assets (note 1)                                            212,940
                                                       -----------------

         Total assets                                  $      18,008,787
                                                       =================

Liabilities and net assets

Liabilities:
     Note payable (note 3)                             $       6,108,373
     Incentive fees payable (note 5)
                                                                 252,130
     Accounts payable and other liabilities                      127,474
                                                       -----------------

         Total liabilities                                     6,487,977
                                                       -----------------

Net assets (note 3):
     Common stock, $.01 par value per share;
           authorized 10,000,000 shares;
           issued and outstanding 2,464,621 shares                24,646
     Additional paid-in-capital                               13,140,517
     Unrealized depreciation on investments (note 2)         (1,644,353)
                                                       -----------------

         Total net assets                                     11,520,810
                                                       -----------------

Commitments and contingency (note 5)

         Total liabilities and net assets              $      18,008,787
                                                       =================

Net assets per share                                   $            4.67
                                                       =================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2007

Investment income:
     Interest
         Unaffiliated companies                                 $         52,362
         Affiliated companies                                            587,390
         Controlled companies                                            129,591
         Other                                                            98,230
     Dividends
         Affiliated companies                                            129,054
                                                                ----------------

             Total investment income                                     996,627
                                                                ----------------

Operating expenses:
     Interest expenses (note 3)                                          799,041
     Management fees (note 5)                                            331,625
     Incentive fees (note 5)                                             143,732
     Professional fees                                                   271,650
     Other                                                               307,559
                                                                ----------------

               Total operating expenses                                1,853,607
                                                                ----------------

               Investment expense, net before tax expense              (856,980)

Income tax benefit (note 4)                                               70,493
                                                                ----------------

             Investment expense, net                                   (786,487)
                                                                ----------------

Realized and unrealized loss on investments and other
assets (note 2):
    Net realized gain (loss) on investments:
         Unaffiliated companies                                        (134,044)
         Affiliated companies                                          1,485,500
    Net change in unrealized depreciation/appreciation investments     (662,393)
                                                                 ---------------

              Net gain on investments                                    689,063
                                                                 ---------------

              Net change in net assets from operations           $      (97,424)
                                                                 ===============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

                                                                                2007                      2006
--------------------------------------------------------------------------------------------------------------

Operations:
       Investment expense, net                                       $     (786,487)               (1,171,152)
       Net realized gain on investments                                    1,351,456                     3,645
       Net change in unrealized depreciation/appreciation
           on investments and other assets                                 (662,393)                 (879,234)
                                                                        -------------           ---------------

                Net change in net assets from operations                    (97,424)                 2,046,741

Net assets:
       Beginning of period                                                11,618,234                13,664,975
                                                                        -------------           ---------------

       End of period                                                 $    11,520,810                11,618,234
                                                                        =============           ===============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2007

Cash flows from operating activities:
      Decrease in net assets from operations                                             $         (97,424)
                                                                                         ------------------

      Adjustments to reconcile decrease in net assets from
         operations to net cash provided by operating activities:
           Net realized and unrealized loss on investments, net of incentive fees                 (612,858)
           Net realized and unrealized gain on other assets                                          67,527
           Proceeds from disposition of and payments on
                loans and investments in portfolio securities                                     3,062,958
           Purchases of loans and investments in portfolio securities                              (65,000)
           Change in interest receivable                                                             90,119
           Change in other assets                                                                   968,467
           Change in accrued interest, deferred incentive fees payable,
                accounts payable and other liabilities                                             (42,217)
                                                                                         ------------------
                Total adjustments                                                                 3,468,996
                                                                                         ------------------
                    Net cash provided by operating activities                                     3,371,572
                                                                                         ------------------
       Cash flows from financing activities:
                  Proceeds from note payable                                                      6,250,000
                  Note repayment                                                                  (141,627)
                  Debt repayment                                                               (10,790,000)
                                                                                         ------------------
                                Net cash used in financing activities                           (4,681,627)
                                                                                         ------------------
                                Net decrease in cash and cash equivalents                       (1,310,055)

            Cash and cash equivalents at beginning of period                                      2,132,350

            Cash and cash equivalents at end of period                                   $          822,295
                                                                                         ==================

            Supplemental disclosure of cash flow information -
                 Cash paid during the period for interest                                $          710,939
                                                                                         ==================

            Supplemental disclosure of noncash investing and financing information -
                 Assets received in exchange of securities                               $          206,100
                                                                                         ==================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICES AND RELATED MATTERS

         (a)      Basis of Presentation

         The  consolidated  financial  statements  include the  accounts of MACC
         Private  Equities  Inc.  ("MACC")  and  its  wholly  owned  subsidiary,
         MorAmerica  Capital  Corporation   (`MorAmerica  Capital").   MACC  and
         MorAmerica Capital (together,  the "Company") are qualified as business development  companies  under the  Investment  Company Act of 1940. All material  intercompany  accounts and transactions have been eliminated.
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

         (c)      Cash Equivalents

         For  purposes  of   reporting   cash  flows,   the  Company   considers
         certificates  of deposit and U. S.  treasury  bills with  maturities of three  months  or less  from  the date of  purchase  and  money  market
         accounts  to  be  cash   equivalents.   At  September  30,  2007,  cash
         equivalents consisted of $519,929 of money market funds.

         (d)      Loans and Investments in Portfolio Securities

         Investments  in  securities  that are  traded  in the  over-the-counter market or on a stock  exchange  are valued by taking the average of the close (or bid price in the case of over-the-counter  equity securities)
         for the valuation date and the preceding two days. Restricted and other securities for which quotations are not readily available are valued at fair value as determined  by the Board of Directors.  Among the factors considered by the Company in determining  the fair value of investments were  the  cost  of  the  investment;  developments,  including  recent financing  transactions,  since the acquisition of the investment;  the
         financial  condition  and  operating  results  of  the  investee;   the
         long-term  potential of the business of the investee;  market  interest rates for similar debt securities and other factors generally pertinent to the  valuation  of  investments.  However,  because of the  inherent
         uncertainty   of   valuation,   those   estimated   values  may  differ
         significantly  from the  values  that  would have been used had a ready market  for the  securities  existed,  and  the  differences  could  be material.

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

         (e)      Other Assets, Net

         Other assets  include  notes and  securities  received from the sale of portfolio  investments  with a value of $99,671 at September  30, 2007, deferred fees on the note payable of $31,180,  which are amortized over the life of the loan,  prepaid taxes and insurance of $79,779 and other receivables of $2,310.

         (f)     Revenue Recognition

         Dividend  income is  recognized on the  ex-dividend  date and  interest income is accrued on a daily basis.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2007

         Debt  obligations  may be  placed on  non-accrual  status  and  related interest income may be reduced by ceasing current  accruals and writing off interest  receivables  when the  collection  of all or a portion of interest has become doubtful based on consistently  applied procedures.
         A debt  obligation is removed from  non-accrual  status when the issuer resumes  interest  payments  or  when  collectability  of  interest  is reasonably assured.

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

         Portfolio  investments  are  recorded at fair value.  The  consolidated schedule of investments  discloses the  applicable  fair value and cost for each  security  investment,  which  aggregated to  $16,704,954  and
         $18,349,307, respectively, at September 30, 2007.

         (i)      Regulations

         As an SBIC during  fiscal  2007,  MorAmerica  Capital  was  required to comply  with the  regulations  of the SBA  ("SBA  Regulations").  As of
         December  19,  2007,  MorAmerica  Capital  is no longer  subject to SBA
         Regulations,   having  paid  in  full  all  outstanding  SBA  debt  and
         voluntarily surrendering its license to operate as an SBIC.

         (j)      Recent Accounting Pronouncements

         In  September  2006,   the  FASB  issued  SFAS  No.  157,  "Fair  Value
         Measurements."  This  statement  defines  fair  value,   establishes  a
         framework  for  measuring  fair  value  in  U.S.   generally  accepted
         accounting principles (GAAP), and  expands disclosures about fair value measurements.  The  provisions of SFAS No. 157 are effective as of the beginning  of the first  fiscal year that  begins  after  November  15,
         2007. We are evaluating  the effect,  if  any, the adoption of SFAS No.
         157 will have on our consolidated financial statements.

         In February  2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial  Liabilities  including an amendment of FASB Statement No. 115." This statement  permits  entities to choose to measure many financial  instruments  and certain other items at fair value. The provisions of SFAS No. 159 are effective as of the beginning of the first  fiscal year that begins after  November 15, 2007.  We are evaluating  the effect,  if any, the adoption of SFAS No. 159 will have on our consolidated financial statements.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2007

         In  June  2007,   the  AICPA  issued   Statement   of  Position   07-1,
         "Clarification  of  the  Scope  of  the  Audit  and  Accounting  Guide"
         Investment  Companies and  "Accounting  by Parent  Companies and Equity
         Method  Investors for  Investments in Investment  Companies."  SOP 07-1
         provides guidance for determining whether an entity is within the scope of the  AICPA  Audit  and  Accounting  Guide,  "Investment  Companies."
         Statement of Position 07-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2007.

 (2)     LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

         Loans and investments in portfolio  securities  include debt and equity
         securities  in  small   business   concerns   located   throughout  the
         continental  United States,  with a concentration  in the Midwest.  The
         Company determined that the fair value of its portfolio  securities was
         $16,704,954 at September 30, 2007.

         The Company  acquired its portfolio  securities by direct purchase from the issuers under investment  representation  and values the securities on the premise  that, in most  instances,  they may not be sold without registration  under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation  between the Company and the seller. All portfolio securities are considered to be restricted in their disposition and illiquid at September 30, 2007.

(3)      NOTES PAYABLE

         MorAmerica  Capital  repaid its SBA  guaranteed  debentures by entering into a term loan in the amount of  $6,250,000  with Cedar Rapids Bank &
         Trust Company during fiscal 2007. This note is a variable interest rate note secured by a Security Agreement, Commercial Pledge Agreement and a
         Master  Business  Loan  Agreement.  The note has a stated  maturity  of
         August 28, 2009.

         MorAmerica  Capital  has also  obtained a  revolving  line of credit of
         $500,000  from Cedar  Rapids  Bank & Trust  Company  for the purpose of providing  working capital.  As of September 30, 2007, $0 were drawn on this line of credit.  Availability  of these  funds will  terminate  on
         August 29, 2009. Principal will be payable in one payment on August 28,
         2009.

(4)      INCOME TAXES

         Income tax expense  differed from the amounts  computed by applying the
         United States  federal income tax rate of 34% to pretax loss due to the following [rounded to thousands]:

         Computed "expected" tax expense                                  $       (57,000)
         Increase (reduction) in income taxes resulting from:
           Nontaxable dividend income                                             (24,000)
           Decrease in excess tax accrual                                         (70,000)
           Change in the beginning of the period valuation allowance for
                deferred tax assets                                                 81,000
                                                                           ---------------

                          Income tax expense/(benefit)                    $       (70,000)
                                                                           ===============

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2007

         The tax effects of temporary  differences that give rise to significant portions  of the  deferred  tax  assets at  September  30,  2007 are as follows [rounded to thousands]:

         Deferred tax assets:
               Net operating and capital loss carryforwards   $               7,289,000
               Unrealized depreciation on investments                         1,070,000
               Other                                                            644,000
                                                                 -----------------------

                         Total gross deferred tax assets                      9,003,000

         Less valuation allowance                                           (8,904,000)
                                                                 -----------------------

                         Net deferred tax assets                                 99,000

         Deferred tax liabilities:
               Equity investments                                                22,000
               Other assets received in lieu of cash                          (121,000)
                                                                 -----------------------
                         Net deferred tax assets              $                     ---
                                                                 =======================

         The net  change in the total  valuation  allowance  for the year  ended
         September  30,  2007 was an  increase  of  $96,000.  In  assessing  the realizability of deferred tax assets,  management  considers whether it is more likely than not that some  portion or all of the  deferred  tax assets will not be realized.  The ultimate  realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those  temporary  differences  become  deductible.
         Management  considers  projected future taxable income and tax planning strategies  in making this  assessment.  In order to fully  realize the gross  deferred tax assets,  the Company  will need to generate  future taxable income of approximately  $20 million prior to the expiration of the loss carryforwards in 2008-2025.

         At September  30, 2007,  the Company has net operating and capital loss carryforwards  for federal  income tax  purposes of  approximately  $18 million,  which are available to offset future federal  taxable income, if any, through 2025.  Approximately $16.5 million of the carryforwards are available for the year ending September 30, 2008.

(5)      MANAGEMENT AGREEMENTS

         (a)      MACC

         MACC  has an  investment  advisory  agreement  (the  "Agreement")  with
         InvestAmerica  Investment  Advisors,  Inc.  ("IAIA").  Three  of  MACC'
         officers are officers and  stockholders  of IAIA. The management fee is equal to an annual rate of 1.5% of Assets Under  Management (as defined in the Agreement), payable in arrears. The management fee is calculated excluding  assets  managed for MorAmerica  Capital.  In addition to the management  fee,  MACC  contracted  to pay an incentive fee of 13.4% of
         MACC Net Capital Gains (as defined in the Agreement), before taxes. The
         Agreement  may be  terminated  by either party upon sixty days' written notice.  Total management fees under the Agreement amounted to $735 for the year ended September 30, 2007. There were no incentive fees accrued or paid under the Agreement in 2007.

         (b)     MorAmerica Capital

         MorAmerica  Capital has a separate  investment  advisory agreement (the
         MorAmerica   Capital  Agreement)  with  IAIA.  The  MorAmerica  Capital
         Agreement  may be  terminated  by either  party upon sixty days written notice.  Under the MorAmerica Capital Agreement,  the management fee is equal  to 1.5% of the  Capital  Under  Management  (as  defined  in the
         MorAmerica  Capital Agreement) on an annual basis, but in no event more than 1.5% per annum of the Assets Under  Management  (as defined in the
         MorAmerica Capital  Agreement),  payable in arrears. In addition to the management fee,  MorAmerica Capital contracted to pay IAIA 13.4% of the net Capital  Gains (as defined in the  MorAmerica  Capital  Agreement), before taxes,  on investments in the form of an incentive fee.  Capital losses  and  realized  capital  gains  are  not  cumulative  under  the incentive

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2007

         fee  computation.  Payments for incentive  fees  resulting from noncash gains are deferred  until the assets are sold.  Total  management  fees under the  MorAmerica  Capital  Agreement  amounted to $330,890 for the year ended September 30, 2007. Incentive fees earned and paid under the
         MorAmerica  Capital Agreement were $143,732 and $0,  respectively,  for the year ended September 30, 2007. Included in incentive fees earned of
         $143,732 are approximately $27,617 of incentive fees related to noncash gains which are being deferred as described above.

         As a condition  to the  approval by the SBA of the  MorAmerica  Capital
         Agreement,  the SBA required,  and MorAmerica  Capital  entered into, a subordination  agreement among it, the SBA and IAIA (the "Subordination
         Agreement") effective July 21, 2005 providing that MorAmerica Capital's payment to IAIA, and IAIA's receipt of,  incentive fees be subordinated to MorAmerica  Capital's repayment of all obligations owing to the SBA.
         Those  obligations  included  the  repayment  of  all  outstanding  SBA debentures and MorAmerica Capital's agreement, along with certain other
         SBA licensees, to reimburse the SBA for any losses the SBA may incur in connection with the settlement of an arbitration  proceeding  which was
         concluded  in  late  2004  (collectively,   the   "Obligations").   The
         Subordination  Agreement  provided that: (i) MorAmerica Capital may not
         pay  IAIA  incentive  fees  unless  and  until   MorAmerica   Capital's
         Obligations  to the SBA are  satisfied,  and (ii) to the extent (A) the
         incentive  fees  have  been  escrowed  under  the  MorAmerica   Capital
         Agreement  because  MorAmerica  Capital's  capital has been impaired as provided in Section 5.2(c)(ii) of the MorAmerica Capital Agreement, and
         (B)  MorAmerica  Capital is  delinquent in repaying the SBA any amounts respecting SBA debentures,  the SBA may require  MorAmerica  Capital to pay  any  so  escrowed  funds  to  the  SBA to  satisfy  any  arrearage
         respecting  SBA  debentures.   The  Subordination  Agreement  did  not,
         however,  affect:  (i) IAIA's ability to earn the incentive  fees, (ii)
         MorAmerica  Capital's  payment  to IAIA of  management  fees  under the
         MorAmerica  Capital  Agreement,   or  (iii)  any  other  terms  of  the
         MorAmerica Capital Agreement. At September 30, 2007, MorAmerica Capital
         had repaid its outstanding SBA debentures.  As of November 7, 2007, all of the Obligations have been paid in full, the Subordination  Agreement has been  terminated and on November 30, 2007 all MorAmerica  Incentive
         Fees that previously had been escrowed were disbursed to IAIA.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2007

(6)      FINANCIAL HIGHLIGHTS

         The Company has  presented  the  following  disclosures  pertaining  to common  stockholders,  as required  by the AICPA  Audit and  Accounting
         Guide for Investment Companies, for the years ended September 30:

                                                               2007            2006           2005          2004           2003
                                                           ------------    ------------    ----------    ----------    -----------

     Per Share Operating Performance
       (For a share of capital stock outstanding
          throughout the period):
          Net asset value, beginning of period          $         4.71            5.54          4.61          5.47           6.72
                                                           ------------    ------------    ----------    ----------    -----------

       Income from investment operations:
           Investment expense, net                              (0.32)          (0.48)        (0.75)        (1.30)         (0.82)
           Net realized and unrealized (loss)
               gain on investment transactions                    0.28          (0.35)          1.80          0.44         (0.43)
           Conversion of note payable and accrued
               interest to shares of common stock                  ---             ---        (0.12)           ---            ---
                                                           ------------    ------------    ----------    ----------    -----------
                     Total from investment operations           (0.04)          (0.83)          0.93        (0.86)         (1.25)
                                                           ------------    ------------    ----------    ----------    -----------

          Net asset value, end of period                $         4.67            4.71          5.54          4.61           5.47
                                                           ============    ============    ==========    ==========    ===========
          Closing market price                          $         2.45            1.78          2.57          3.45           2.52
                                                           ============    ============    ==========    ==========    ===========

                                                                  2007            2006          2005          2004           2003
                                                           ------------    ------------    ----------    ----------    -----------

          Total return
            Net asset value basis (1) (2)                       (0.84)  %      (14.98)        27.26        (15.75)        (18.59)
            Market price basis                                   37.64%      (30.74)       (25.51)         36.90        (25.88)

          Net asset value, end of period
             (in thousands)                             $       11,521          11,618        13,665        10,738         12,746

         Ratio to average net assets:
            Investment (expense) income, net (1) (2)            (6.71)  %       (8.53)       (15.81)       (23.36)        (13.43)
            Operating and income tax expense (1) (2)             15.22%        18.46         37.86         43.53          31.24

(1)  As discussed in note 5, MorAmerica Capital's investment advisor agreed to a waive  management  fees during March and April 2005.  Due to the agreement, the  investment  advisor  voluntarily  waived  $103,867 as of September 30,
     2005.  Excluding the effects of the waiver as of September 30, 2005,  total return  on a net  assets  value  basis  would  be  26.29%;  the  investment
     (expense) income, net ratio would be (16.80)%; and the operating and income expense ratio would be 38.96%.

(2)  MorAmerica  Capital's  investment advisor agreed to a voluntary,  temporary reduction in  management  fees from  January 1, 2003  through  February 29,
     2004.  Due to the  agreement,  the investment  advisor  voluntarily  waived
     $87,092 of management fees as of September 30, 2004.  Excluding the effects of the waiver as of September 30, 2004,  total return on a net assets value basis would be (16.43)%;  the investment  (expense) income, net ratio would be (24.11)%; and the operating and income expense ratio would be 44.36%.

The ratios of  investment  (expense)  income,  net to  average  net  assets,  of operating  and income tax  expenses to average  net assets and total  return are calculated for common stockholders as a class. Total return,  which reflects the annual  change in net  assets,  was  calculated  using the  change in net assets between the beginning and end of the year.  An individual  common  stockholder's return may vary from these returns.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2007

(7)      PORTFOLIO CHANGES DURING THE YEAR

ADDITIONS TO PREVIOUS INVESTMENTS                                               DISPOSITIONS
-----------------------------------------------------------------------------------------------------------------------------------------
                                   Amount                                                               Amount
                                  Invested                                             Cost            Received
                                --------------                                     --------------     ------------
Superior Holding, Inc.      $         65,000      FreightPro, Inc.              $      350,002     $         ---
                                                  Miles Media Group, Inc.              440,000         1,638,400
                                                  SMWC Acquisition Co., Inc.               ---           287,100
                                                  SnapNames.com, Inc.                    4,650           288,135
                                --------------                                     --------------     ------------
                            $         65,000                                    $      794,652     $   2,213,635
                                ==============                                     ==============     ============
                                                  REPAYMENTS RECEIVED                              $     964,602
                                                                                                      ============

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2007

Manufacturing:
                                                                                         Percent
                                                                                         of Net
Company                                    Security                                      assets          Value          Cost (d)
------------------------------------------------------------------------------------------------------------------------------------

Aviation Manufacturing Group, LLC (a)      14% debt security, due October 1, 2008 (c)              $         616,000        616,000
  Yankton, South Dakota                    154,000 units preferred                                           154,000        154,000
     Manufacturer of flight critical       Membership interest                                               102,221             39
     parts for aircraft                    14% note, due October 1, 2008                                      89,320         89,320
                                                                                                       -------------    ------------
                                                                                                             961,541        859,359
                                                                                                       -------------    ------------

Central Fiber Corporation                  12% debt security, due March 31, 2009                             205,143        205,143
  Wellsville, Kansas                       12% debt security, due March 31, 2009                              53,079         53,079
      Recycles and manufactures cellulose  Warrant to purchase 273.28 common shares                              ---            ---
      fiber products                                                                                   -------------    ------------
                                                                                                             258,222        258,222
                                                                                                       -------------    ------------

Detroit Tool Metal Products Co. (a)        12% debt security, due November 18, 2009                        1,371,507      1,371,507
  Lebanon, Missouri                        19,853.94 shares Series A preferred (c)                           195,231        195,231
      Metal stamping                       7,887.17 shares common (c)                                        351,742        126,742
                                                                                                       -------------    ------------
                                                                                                           1,918,480      1,693,480
                                                                                                       -------------    ------------

Handy Industries, LLC (a)                  12.5% debt security, due October 2, 2007                          667,327        667,327
  Marshalltown, Iowa                       167,171 units Class B preferred (c)                               167,171        167,171
     Manufacturer of lifts for             Membership interest                                                 1,357          1,357
     motorcycles, trucks and                                                                           -------------    ------------
     industrial metal products                                                                               835,855        835,855
                                                                                                       -------------    ------------

Hicklin Engineering, L.C. (a)              10% debt security, due June 30, 2008                              740,000        740,000
  Des Moines, Iowa                         Membership interest                                                   127            127
     Manufacturer of auto and truck                                                                    -------------    ------------
     transmission and brake dynamometers                                                                     740,127        740,127
                                                                                                       -------------    ------------

Kwik-Way Products, Inc. (a)                2% debt security, due January 31, 2008 (c)                         97,337        267,254
  Marion, Iowa                             2% debt security, due January 31, 2008 (c)                        102,663        281,795
     Manufacturer of automobile            38,008 common shares (c)                                             ----        126,651
     machinery                             29,340 common shares (c)                                             ----         92,910
                                                                                                       -------------    ------------
                                                                                                             200,000        768,610
                                                                                                       -------------    ------------

Linton Truss Corporation                   542.8 common shares (c)                                              ----           ----
  Delray Beach, Florida                    400 shares Series 1 preferred (c)                                 540,000         40,000
     Manufacturer of residential roof and  Warrants to purchase common shares (c)                                 15             15
     floor truss systems                                                                               -------------    ------------
                                                                                                             540,015         40,015
                                                                                                       -------------    ------------

M.A. Gedney Company (a)                    648,783 shares preferred (c)                                      140,000      1,450,601
  Chaska, Minnesota                        12% debt security, due June 30, 2009                              152,000         76,000
     Pickle Processor                      Warrant to purchase 83,573 preferred shares (c)                      ----           ----
                                                                                                       -------------    ------------
                                                                                                             292,000      1,526,601
                                                                                                       -------------    ------------

Magnum Systems, Inc. (a)                   12% debt security, due November 1, 2008                           574,163        574,163
  Parsons, Kansas                          48,038 common shares (c)                                           48,038         48,038
     Manufacturer of industrial bagging    292,800 shares preferred (c)                                      304,512        304,512
     equipment                             Warrant to purchase 56,529 common shares (c)                      380,565            565
                                                                                                       -------------    ------------
                                                                                                           1,307,278        927,278
                                                                                                       -------------    ------------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2007

Manufacturing Continued:
                                                                                            Percent
                                                                                            of Net
Company                                    Security                                          assets         Value           Cost (d)
------------------------------------------------------------------------------------------------------------------------------------

Pratt-Read Corporation (a)                 13,889 shares Series A Preferred (c)                              750,000        750,000
  Bridgeport, Connecticut                  7,718 shares Services A preferred (c)                             100,000        416,667
     Manufacturer of screwdriver shafts    13% debt security, due July 26, 2007 (c)                          277,800        277,800
     and handles and other hand tools      Warrants to purchase common shares (c)                               ----           ----
                                                                                                      --------------    ------------
                                                                                                           1,127,800      1,444,467
                                                                                                      --------------    ------------

Spectrum Products, LLC (b)                 13% debt security, due January 1, 2008 (c)                      1,077,649      1,077,649
  Missoula, Montana                        385,000 units Series A preferred (c)                              385,000        385,000
     Manufacturer of equipment for the     Membership interest (c)                                               351            351
     swimming pool industry                17,536.75 units Class B preferred (c)                              47,355         47,355
                                                                                                      --------------    ------------
                                                                                                           1,510,355      1,510,355
                                                                                                      --------------    ------------

 Superior Holding, Inc.                    6% debt security, due April 1, 2010 (c)                           780,000        780,000
    Wichita, Kansas                        Warrant to purchase 11,143 common shares (c)                            1              1
        Manufacturer of industrial and     6% debt security, due April 1, 2010 (c)                           221,000        221,000
        commercial boilers and shower      121,457 common shares (c)                                         121,457        121,457
        doors, frames and enclosures       6% debt security, due April 1, 2010 (c)                           256,880        256,880
                                           312,000 common shares (c)                                           3,120          3,120
                                                                                                      --------------    ------------
                                                                                                           1,382,458      1,382,458
                                                                                                      --------------    ------------

         Total manufacturing                                                                96. 12%       11,074,131     11,986,827
                                                                                            =======   --------------    ------------

Service:

Monitronics International, Inc.            73,214 common shares (c)                                         439,284          54,703
  Dallas, Texas                                                                                       --------------    ------------
     Provides home security systems
     monitoring services

Morgan Ohare, Inc. (b)                     0% debt security, due January 1, 2008 (c)                      1,099,063       1,125,000
  Addison, Illinois                        10% debt security, due January 1, 2008                           375,000         375,000
     Fastener plating and heat treating    57 common shares (c)                                                   1               1
                                           10% debt security, due January 1, 2008                             6,250           6,250
                                           10% debt security, due January 1, 2008                            18,750          18,750
                                           10% debt security, due January 1, 2008                             4,687           4,687
                                                                                                      --------------    ------------
                                                                                                          1,503,751       1,529,688
                                                                                                      --------------    ------------

SMWC Acquisition Co., Inc. (a)             13% debt security due September 30, 2011                         110,000         110,000
  Kansas City, Missouri                    12% debt security due September 30, 2011                         518,100         518,100
      Steel warehouse distribution and     Warrant to purchase 2,200 common shares (c)                          ---             ---
      processing                                                                                      --------------    ------------
                                                                                                             628,100         628,100
                                                                                                      --------------    ------------

Warren Family Funeral Homes, Inc.          Warrant to purchase 346.5 common shares (c)                       200,012              12
  Topeka, Kansas
     Provider of value priced funeral
     services

         Total Service                                                                      24.05%         2,771,147       2,212,503
                                                                                            ======    --------------    ------------

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2007

Service Continued:
                                                                                              Percent
                                                                                               of Net                        Cost
Company                                   Security                                             assets        Value           (d)
------------------------------------------------------------------------------------------------------------------------------------

Technology and Communications:

Feed Management Systems, Inc. (a)         540,551 common shares (c)                                       1,327,186       1,327,186
  Brooklyn Center, Minnesota              674,309 shares Series A preferred (c)                             674,309         674,309
     Batch feed software and systems      Warrants to purchase 166,500 Series A
     and B2B internet services            preferred (c)                                                         ---             ---
                                                                                                       -------------     -----------
                                                                                                          2,001,495       2,001,495
                                                                                                       -------------     -----------

MainStream Data, Inc. (a)                 322,763 shares Series A preferred (c)                             200,049         200,049
  Salt Lake City, Utah                                                                                 -------------     -----------
     Content delivery solutions
     provider

Phonex Broadband Corporation              1,855,302 shares Series A preferred (c)                           288,750       1,155,000
  Midvale, Utah                                                                                        -------------     -----------
     Power line communications

Portrait Displays, Inc.                   8% debt security, due April 1, 2009                                43,432          43,432
  Pleasanton, California                  8% debt security, due April 1, 2012 (c)                           325,950         750,001
    Designs and markets pivot enabling    Warrant to purchase 39,400 common shares (c)                          ---             ---
                                                                                                       -------------     -----------
    software for LCD computer monitors                                                                      369,382         793,433
                                                                                                       -------------     -----------

Total technology and communications                                                         24.82%        2,859,676       4,149,977
                                                                                            ======     -------------     -----------

                                                                                                      $  16,704,954      18,349,307
                                                                                                       =============    ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED SCHEDULE OF INVESTMENTS.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
CONSOLIDATED SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2007

(a) Affiliated  company.  Represents  ownership of greater than 5% to 25% of the outstanding  voting securities of the issuer, and is or was an affiliate of MACC
Private  Equities  Inc. as defined in the  Investment  Company Act of 1940 at or during the period ended  September 30, 2007.  Transactions  during the period in which the issuers were affiliated companies are as follows:

                                              Beginning    Purchase   Sales     Ending       Dividend  Interest   Net Realized
Description                                   Cost         Cost       Cost      Cost         Income    Income     Gains/Losses
------------------------------------------------------------------------------------------------------------------------------

Aviation Manufacturing Group, LLC        $      859,359        ---        ---     859,359    55,789     98,745            ---
Detroit Tool Metal Products Co.               1,324,024    836,451    466,995   1,693,480       ---    183,420            ---
Feed Management Systems, Inc.                 2,115,690        ---    114,195   2,001,495       ---     10,025            ---
Handy Industries, LLC                           835,855        ---        ---     835,855       ---     84,574            ---
Hicklin Engineering, L.C.                       740,127        ---        ---     740,127     2,645     74,000            ---
Industrial Tooling & Fabrication, LLC           709,710        ---    709,710         ---       ---     10,901            ---
Kwik-Way Products, Inc.                         768,610        ---        ---     768,610       ---        ---            ---
M.A. Gedney Company                           1,526,601        ---        ---   1,526,601       ---      9,247            ---
Magnum Systems, Inc.                            927,278        ---        ---     927,278       ---     68,900            ---
MainStream Data, Inc.                           200,049        ---        ---     200,049       ---        ---            ---
Metal Tooling Holdings, Inc.                    126,741        ---    126,741         ---       ---        ---            ---
Miles Media Group, Inc.                         440,000        ---    440,000         ---       ---        ---      1,198,400
Pratt-Read Corporation                        1,444,467        ---        ---   1,444,467       ---        ---            ---
SMWC Acquisition Co., Inc                       506,000    122,100        ---     628,100    70,620     15,017        287,100
Superior Holding, Inc.                        1,317,458     65,000        ---   1,382,458       ---     32,561            ---
                                           ------------- ---------- ---------- ----------- --------- ---------- --------------
Total                                    $   13,841,969  1,023,551  1,857,641  13,007,879   129,054    587,390      1,485,500
                                           ============= ========== ========== =========== ========= ========== ==============

(b)  Controlled  company.  Represents  ownership  of  greater  than  25%  of the outstanding  voting  securities  of  the  issuer,  and  is or  was a  controlled affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended  September 30, 2007.  Transactions  during the period in which the issuers were controlled affiliates are as follows:

                                           Beginning     Purchase   Sales     Ending       Dividend   Interest  Net Realized
Description                                Cost          Cost       Cost      Cost         Income     Income    Gains/Losses
------------------------------------------------------------------------------------------------------------------------------
Morgan Ohare, Inc.                       $    1,649,063        ---   119,375    1,529,688        ---    46,507            ---
Spectrum Products, LLC                        1,510,355        ---       ---    1,510,355        ---    83,084            ---
                                           ------------- ---------- --------- ------------ ---------- --------- --------------
Total                                    $    3,159,418        ---   119,375    3,040,043        ---   129,591            ---
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
SEPTEMBER 30, 2007

(A) For investments held at the February 15, 1995  fresh-start  date, the stated
cost represents the fair value at the fresh-start date.

(B) At September 30, 2007,  all  securities  are  considered to be restricted in their disposition and are stated at what the Board of Directors  considers to be fair market value.

(C) At  September  30,  2007,  the cost of  securities  for  federal  income tax purposes was $20,265,248, and the aggregate unrealized appreciation/depreciation
(including other basis differences) based on that cost was:

     Unrealized appreciation                              $    2,133,881
     Unrealized depreciation                                 (5,654,556)
                                                          ---------------
                    Net unrealized depreciation           $  (3,520,675)
                                                          ===============

(D) The Company  owns a  portfolio  which  includes  investments  in  restricted securities  of  small  businesses.  Within  this  portfolio,  fourteen  of these restricted  securities include  registration  rights and six of these restricted securities do not include  registration  rights.  Within the fourteen securities that  include  registration  rights,  the actual  rights  include the  following general characteristics:

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

     •    Stock Transfer Agent

Mellon Investor Services LLC, 480 Washington Blvd, Jersey City, New Jersey 07310
(telephone (800) 288-9541 and (800) 231-5469 (TDD), www.melloninvestor.com,  and
shrrelations@mellon.com)  serves as  transfer  agent and  registrar  for  MACC's common stock.  Certificates  to be transferred  should be mailed directly to the transfer agent, preferably by registered mail.

     •    Shareholders

MACC had approximately  1,846 record holders of its common stock at November 30,
2007.

     •    Dividends

MACC has no history of paying cash  dividends  and during  fiscal year 2007 MACC did not declare a dividend  payment.  The payment of  dividends,  if any, in the future is within the  discretion  of the Board of Directors and will depend upon
MACC's earnings,  capital  requirements,  financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

     •    Market Prices

The common stock of MACC is traded on the  over-the-counter  market  through the
National  Association  of  Securities  Dealers  Automated  Quotation  ("NASDAQ")
Capital  Market under the symbol "MACC." At the close of business on October 31,
2007,  the bid price for shares of MACC's common stock was $2.50.  The following high and low bid quotations for the shares during each quarterly period ended on the date  shown  below of MACC's  fiscal  years  2007 and 2006 were  taken  from quotations provided to MACC by the NASDAQ:

        ------------------------------------------------------------------------
                                                     High             Low
        ------------------------------------------------------------------------

        December 31, 2005                        $   2.76             2.52
        March 31, 2006                               3.99             2.52
        June 30, 2006                                3.04             2.06
        September 30, 2006                           2.21             1.75
        December 31, 2006                            6.69             1.23
        March 31, 2007                               2.73             1.85
        June 30, 2007                                2.67             2.00
        September 30, 2007                           2.50             1.86
        ------------------------------------------------------------------------

Such  over-the-counter  market quotations  reflect  inter-dealer  prices without retail markup, markdown or commission and may not represent actual transactions.

MACC PRIVATE EQUITIES INC. AND SUBSIDIARY
SHAREHOLDER INFORMATION (UNAUDITED) CONTINUED...

     •    Performance Graph

     The  following  graph  compares  the  semi-annual   percentage   change  in
cumulative  stockholder  return on the Common Stock of MACC since  September 30,
2002,  with the  cumulative  total return over the same period of (i) the NASDAQ
Stock Market Total  Return  Index (U.S.  Companies),  and (ii) MACC's peer group selected  in good faith by MACC and which it composed  of the  following  eleven business  development  companies  or other funds  known by MACC to have  similar investment  objectives  to the  Corporation:  Ares Capital  Corporation  (ARCC),
Brantley Capital Corporation (BBDC),  Capital Southwest Corp (CSWC), Equus Total
Return Inc. (EQS),  Gladstone  Investment  Corporation  (GAIN),  Harris & Harris
Group,  Inc. (TINY),  MVC Capital (MVC), NGP Capital  Resources  Company (NGPC),
Rand Capital Corp (RAND), and Winfield Capital Corp (WCAP) (the "Peer Group").

     In the graph, the comparison  assumes $100 was invested on October 1, 2002, in shares of MACC's Common Stock and in each of the indices.  The  comparison is based upon the closing  market bid price for shares of MACC's Common Stock,  and assumes the  reinvestment  of all dividends,  if any. The returns of each of the companies in the Peer Group are weighted  according to the respective  company's stock market  capitalization  at the beginning of each period for which a return is indicated.

MANAGERS, OFFICERS AND DIRECTORS
........................................................
FUND MANAGER

InvestAmerica Investment Advisors, Inc.

OFFICERS

DAVID R. SCHRODER
President and Secretary

ROBERT A. COMEY
Executive Vice President,  Chief Financial  Officer,  Chief Compliance  Officer,
Treasurer, Assistant Secretary

KEVIN F. MULLANE
Senior Vice President

MICHAEL H. REYNOLDSON
Vice President

BOARD OF DIRECTORS

MICHAEL W. DUNN - MANCHESTER, IOWA
President, Farmers and Merchants Savings Bank and
Vice President, Security Savings Bank

BENJAMIN JIARAVANON - JAKARTA, INDONESIA
Chairman-CEO, Central Proteinaprima
Aquaculture Business

JASJA KOTTERMAN - NEW YORK, NEW YORK
Executive Director, Business Development and Corporate
Strategy Avon Products

GORDON J. ROTH - NEWPORT BEACH, CALIFORNIA
Chief Operating Officer and Chief Financial Officer,
Roth Capital Partners, LLC

GEOFFREY T. WOOLLEY - BOSTON, MASSACHUSETTS
Chairman of the Company, Chairman,Kreos Capital Limited
and Founding Partner, Dominion Ventures Inc.

OFFICE LOCATIONS
...........................................

•        HEADQUARTERS

         MACC Private Equities Inc.
         InvestAmerica Investment Advisors, Inc.
         101 Second Street SE, Suite 800
         Cedar Rapids, Iowa  52401
         (319) 363-8249

•        REGIONAL OFFICES

         MACC Private Equities Inc.
         InvestAmerica Investment Advisors, Inc.
         911 Main Street, Suite 2424
         Kansas City, Missouri  64105
         (816) 842-0114

         MACC Private Equities Inc.
         InvestAmerica Investment Advisors, Inc.
         H.H. Hall Building
         10000 NE 7th Avenue, Suite 345
         Vancouver, Washington  98685
         (360) 573-5067

STOCK TRANSFER AGENT
..............................................

         Mellon Investor Services LLC
         P.O. Box 3315  o  South Hackensack o NJ  07606
         OR  480 Washington Blvd o Jersey City o NJ  07310
         Phone:  (800) 288-9541
         Hearing Impaired Shareholder Number: (800) 231-5469 or (201) 680-6610
         Foreign Shareholder Number:  (201) 680-6578
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

