Form 10-K, Exhibit 13
period 2008-09-30
MACC PRIVATE EQUITIES INC
filed 2008-12-19
CIK 923808

                                  ANNUAL REPORT

                               SEPTEMBER 30, 2008

TO OUR SHAREHOLDERS

MACC's  stated plan for fiscal year 2008 was to make no new  investments  in the legacy investment  strategy,  continue to harvest legacy portfolio  investments, reduce  expenses,  repay  outstanding  debt and seek  alternatives  to  maximize long-term shareholder value.

During fiscal year 2008, we progressed on many fronts and took significant steps addressing our 2008 goals.  MACC sold two legacy  portfolio assets and collected on various  installment sales for a realized net gain of $687,269.  In addition, we reduced our  outstanding  debt from  $6,108,373 to $4,750,405 as of September
30, 2007 and September 30, 2008, respectively.

MACC also made the  strategic  decision to change  investment  advisers in 2008.
Effective April 29, 2008 Eudaimonia Asset Management,  LLC ("EAM") was appointed to serve as the investment  adviser to MACC.  Concurrent with the hiring of EAM,
InvestAmerica  Investments  Advisors,  Inc.  was  kept  on as a  sub-adviser  to continue the process of harvesting  the legacy  portfolio  while  maximizing its value.

EAM was  appointed  the  investment  adviser  based on the  experience  of their investment  professionals  in the small and micro cap  investment  universe  and because we believe their  strategy will offer a strong  opportunity  for capital appreciation  while increasing the liquidity profile of MACC's portfolio.  EAM's investment strategy for MACC seeks capital  appreciation by making direct equity investments in public  companies that are benefiting  from positive  fundamental change.  These  investments  will be made in the form of private  placements and registered-direct  equity  offerings.  Further,  the strategy takes advantage of recent regulatory changes that significantly expand the types of assets eligible for BDC investment to include domestic operating companies which are listed on a national  securities  exchange having a market  capitalization of less than $250 million.

We  believe  the  timing  of  MACC's  shift in  investment  strategy  is  right.
Disruptions  in credit and equity  markets  worldwide  have  created  attractive valuations  for  long-term  investors,  as well as increased the need for equity capital for small and micro cap companies to grow, as normal  avenues of capital formation  have become less  available  or  non-existent.  We are unaware of any other BDC employing a similar  strategy and believe the new investment  strategy provides an investment  opportunity  previously  unavailable to most  investors.
Further,  we expect that the increased liquidity profile and transparency of the new strategy portfolio assets will lead to a closer relationship  between MACC's stock price and its underlying net asset value.

For fiscal 2009,  our plan is to continue to harvest  legacy  portfolio  assets, continue the repayment of our  outstanding  debt,  raise  additional  equity and begin making new portfolio  investments  under the direction of EAM's investment team.

We feel that it will be  important  for MACC to raise new equity  capital in the coming year in order to execute on the new portfolio strategy. We have begun the process by commencing the  registration  of a rights offering which was approved by shareholder vote on April 28, 2008. We would not, however, expect to commence the rights offering until MACC's stock price  increases  sufficiently to yield a raise of  approximately  $1 million  of new capital.  We do however  believe that future capital raises will be necessary and we are exploring  those options.  We expect that the attractiveness of the new investment strategy, combined with the value  proposition of MACC's current  portfolio,  will make  additional  capital raises possible in the coming year. In light of challenging  market  conditions, however,  the Board will  continue  to review  alternatives,  including  seeking shareholder  approval to liquidate,  should additional capital raising prospects prove unlikely or inadequate to effectively execute on the new strategy.

                                 Geoffrey T. Woolley,      Travis Prentice
                                 Chairman of the Board     President and CEO

CONTENTS
1          LETTER TO SHAREHOLDERS; CORPORATE PROFILE
3          FINANCIAL HIGHLIGHTS
5          SELECTED FINANCIAL DATA
6          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS
13         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
29         SHAREHOLDER INFORMATION
31         CORPORATE INFORMATION

CORPORATE PROFILE

MACC PRIVATE EQUITIES INC.

MACC  Private   Equities  Inc.   (Nasdaq  Capital  Market:   MACC),  a  Delaware
corporation, has elected to be treated as a business development company ("BDC")
under the Investment  Company Act of 1940 ("1940 Act").  MACC's primary goal has been to create  long-term  appreciation  of  shareholder  value  based  upon the successful management of later stage venture capital activities.

MACC generally has invested from $1,000,000 up to $3,800,000 in growth and later stage  manufacturing  and service  businesses  with annual sales  typically from
$10,000,000 to $100,000,000.  These growth and buyout investments have been made in the form of  subordinated  debt or  preferred  stock with  warrants or common stock.  Since 1980,  MACC has provided equity  financing of over  $90,000,000 to more than 120 companies and has played a significant  role in the syndication of equity funding for later stage, middle market growth and buyout financings.

Consistent with  shareholder  approval of its new investment  adviser,  in April
2008,  MACC determined to change its investment  focus to capital  appreciation.
MACC intends to implement  this strategy once new capital is raised.  Presently, it intends to  conduct a rights  offering  and may  conduct an  offering  of its common stock if the Board of Directors  determines  market conditions favor such an  offering.  Concurrently  with  shareholder  approval  of its new  investment adviser  in April  2008,  MACC's  wholly-owned  subsidiary,  MorAmerica  Capital
Corporation ("MorAm"), was merged into MACC.

EUDAIMONIA ASSET MANAGEMENT, LLC

Eudaimonia Asset Management,  LLC, a California limited liability company ("EAM"
or the "Investment  Adviser"),  with its executive offices at 580 Second Street,
Suite 102, Encinitas,  California 92024, is the investment adviser to MACC under
an  Investment   Advisory   Agreement   dated  April  29,  2008  (the  "Advisory
Agreement").  EAM is registered as an investment  adviser with the Department of
Corporations of the State of California.  EAM currently  manages no other funds, though it does manage $2 million of other  assets  under  strategies  similar to that to be employed for all new investments made by MACC after the effectiveness of the Advisory  Agreement (the "New  Portfolio").  EAM's sole focus is managing small- and micro-cap growth  investments using a  behaviorally-based  investment philosophy and  disciplined  process.  EAM's three  investment  principals  have combined over 30 years of investment management experience.

INVESTAMERICA INVESTMENT ADVISORS, INC.

InvestAmerica Investment Advisors, Inc. an Iowa Corporation  ("InvestAmerica" or
the "Subadviser"), has been retained by MACC and EAM to serve as a subadviser to
MACC under a  Subadvisory  Agreement  dated April 29,  2008 among MACC,  EAM and
InvestAmerica  (the  "Subadvisory  Agreement")  to manage  MACC's  portfolio  of investments in existence  prior to the effective date of the Advisory  Agreement
(the "Existing Portfolio"). The Subadviser is affiliated with a group of venture capital management companies (the "Investamerica Group"), the first of which was organized in 1985.  The  InvestAmerica  Group manages more than  $60,000,000  in
assets,   including  committed  capital,   and  the  three  InvestAmerica  Group
principals combined have over 80 years of venture capital fund experience. Prior to the effectiveness of the Advisory and Subadvisory  Agreements,  InvestAmerica
served as the investment adviser for both MACC and MorAm.

FINANCIAL HIGHLIGHTS

                                                                           [Dollars in Thousands Except Per Share Data]
BALANCES AT YEAR END SEPTEMBER 30                                                            2008             2007
------------------------------------------------------------------------------------------------------------------------------------

       Total Assets                                                                   $    15,314           18,009
       Total Long Term Debt                                                                 4,750            6,108
       Total Net Assets                                                                    10,435           11,521
OPERATIONS FOR THE YEAR
       Total Investment Income                                                        $       956              997
       Investment Expense, Net                                                              (448)            (786)
       Net Realized Gain on Investments                                                       687            1,351
       Net Change in Unrealized Depreciation/                                             (1,295)            (662)
           Appreciation on Investments
       Realized loss on other assets                                                         (30)               --
       Net Change in Net Assets from Operations                                           (1,086)             (97)
PER SHARE DATA
       Net Assets Per Share                                                           $      4.23             4.67

FINANCIAL HISTORY

                                                  2008           2007              2006            2005           2004
                                          ---------------    -----------     -------------    ------------    -------------

Total Assets                                $ 15,313,877     18,008,787        22,830,055      31,336,214       38,944,116
   Total Assets decreased
   by $2,694,910, or 15%,
   in fiscal 2008
Total Long Term Debt                         $ 4,750,405      6,108,373        10,790,000      16,790,000       25,790,000
   Total Long Term Debt decreased
   by $1,357,968, or 22%, in fiscal 2008.
Net Asset Value Per Share                         $ 4.23           4.67              4.71            5.54             4.61
   Year end Net Asset Value Per Share
   decreased by $0.44,  or 9%, as of the end
   of fiscal 2008.
Market Bid Price Per Share                        $ 1.36           2.45              1.78            2.57             3.45
   Year end Market Bid Price Per Share decreased
   by $1.09, or 44%, as of the end
   of fiscal 2008.
Stock Price as a Percentage of Net                 32.2%          52.5%             37.8%           46.4%            74.8%
Asset Value Per Share Stock Price as a
   Percentage  of Net Asset Value Per Share
   decreased by 39% as of the end of fiscal 2008.
Annual Capital Invested                         $ 52,000         65,000           333,325         781,611          681,983
   Annual  capital  invested  decreased
   by $13,000 or 20%, in fiscal 2008.  MACC
   currently is doing only follow-on
   investing.
Investment Income                             ($447,791)      (786,487)       (1,171,152)     (1,855,902)      (3,021,359)
(Expense), Net
   Investment Expense,
   Net decreased $338,696,
   or 43%, in fiscal 2008

FINANCIAL REPORT

CONTENTS
5                                  SELECTED FINANCIAL DATA
6                                  MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
13                                 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
29                                 SHAREHOLDER INFORMATION
31                                 CORPORATE INFORMATION

SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

                                                   2008               2007               2006             2005              2004
------------------------------------- --- -------------- ---- ------------- --- -------------- -- ------------- --- -------------

Investment expense, net               $        (447,791)          (786,487)        (1,171,152)      (1,855,902)       (3,021,359)

Net realized gain on investments                687,269          1,351,456              3,645        3,672,664         3,021,176

Net change in unrealized
depreciation/ appreciation
on investments                               (1,294,629)          (662,393)          (879,234)          771,576         (730,245)

Realized loss on other assets                  (30,678)                 --                 --                --               --

Loss on litigation settlement                       ---                ---                ---              ---       (1,277,263)
                                          --------------      -------------     --------------    -------------     -------------

Net change in net assets from
operations                            $      (1,085,829))         (97,424)        (2,046,741)        2,588,338       (2,007,691)
                                          ==============      =============     ==============    =============     =============
Net change in net assets from
operations per common share                   (0.44(1))          (0.04(1))            (0.831)          1.05(1)         (0.86(2))
                                          ==============      =============     ==============    =============     =============

Total assets                          $      15,313,877         18,008,787         22,830,055       31,336,214        38,944,116
                                          ==============      =============     ==============    =============     =============

Total long term debt                  $       4,750,405          6,108,373         10,790,000       16,790,000        25,790,000
                                          ==============      =============     ==============    =============     =============

1    Computed  using  2,464,621  shares   outstanding  at  September  30,  2008,
     September 30, 2007, September 30, 2006 and September 30, 2005.
2    Computed using 2,329,255 shares outstanding at September 30, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This  Annual  Report  contains  certain  forward-looking  statements  within the meaning  of the  Private  Securities  Litigation  Reform  Act of 1995 (the "1995
Act").  Such  statements  are  made  in  good  faith  by  MACC  pursuant  to the safe-harbor  provisions of the 1995 Act, and are  identified as including  terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor  provisions,  MACC has identified  herein  important  factors that could cause actual results to differ materially from those contained in any  forward-looking  statement made by or on behalf of MACC,  including,  without limitation,  the high risk nature of MACC's portfolio  investments,  the effects of general  economic  conditions  on MACC's portfolio  companies  and MACC's  ability to obtain future  funding,  changes in prevailing  market interest rates, and contractions in the markets for corporate acquisitions  and initial  public  offerings.  MACC further  cautions  that such factors are not  exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of
MACC.

Overview and Looking Ahead

MACC's  stated plan for fiscal year 2008 was to make no new  investments  in its current  investment  strategy  while  continuing  to  harvest  the  value of the
investments  within  the  Existing   Portfolio,   reduce  expenses,   repay  its
outstanding debt and seek alternatives to maximize long-term shareholder value.

During the fiscal year 2008,  MACC sold portfolio  investments  and collected on installment sales with a net realized gain of $687,269.  MACC made one follow-on investment of an Existing  Portfolio  company of $52,000 in order to protect its interests in that position.  MACC also made principal  payments of $1,357,968 on its  outstanding  debt,  reducing  the amount  outstanding  from  $6,108,373  at
September 30, 2007 to $4,750,405 at September 30, 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

MACC also made strategic  decision in 2008 upon the  recommendation of the Board of Directors and subsequent  shareholder approval to contract with EAM to become the new  investment  adviser of MACC  effective  April 29, 2008.  EAM was chosen based on their investment strategy which seeks to make direct equity investments in very small and micro-cap public  companies  eligible for investment by a BDC.
EAM was  appointed  as the  investment  advisor in part  because its strategy is believed to offer a strong  opportunity for capital  appreciation and because of the increased  liquidity profile of its investments.  Concurrent with the hiring of EAM, MACC and EAM contracted  with  InvestAmerica  to become a sub-advisor to
EAM and MACC.  InvestAmerica's  goal as a sub-adviser is to continue the process of harvesting the Existing Portfolio while maximizing its value.

EAM's investment strategy  represents a significant  departure from the strategy that MACC previously employed.  Once new capital is raised,  MACC's new strategy under EAM will seek capital appreciation as an investment goal. EAM will look to invest in  small-  and  micro-cap  growth  companies  that are  benefiting  from positive fundamental change and which may not have the same access to capital as other larger  firms to realize  their full  potential.  These  investments  will likely be made in the form of private  placements and  registered-direct  equity offerings.

EAM and MACC believe that recent  regulatory  changes that have expanded the the types of investments  BDCs may make may provide  significant  opportunities  for
MACC and its  shareholders  under  its new  investment  strategy.  In 2006,  the
Securities Exchange Commission (the "SEC") adopted rule 2a-46 under the 1940 Act to revise the categories of companies that are eligible for BDC investment. Rule
2a-46  defined  the term  "eligible  portfolio  company"  to include all private domestic operating companies and those public domestic operating companies whose securities are not listed on a national  securities  exchange  ("Exchange").  In
2008,  the SEC  amended  Rule  2a-46 by  further  expanding  the  exchange-based definition of "eligible  portfolio  company" to include a market  capitalization based definition.  Eligible  portfolio  companies now include domestic operating companies  that  have a class of  securities  listed on an  Exchange  and with a market  capitalization of less than $250 million. EAM and MACC believe that this action by the SEC not only  unlocks  capital to an  under-served  segment of the
U.S. economy,  but provides  significant  opportunities for long-term  investors within the BDC structure.

EAM and MACC further believe that the timing of its shift in investment strategy may be  particularly  fortuitous  for its  investors  and for  very  small-  and micro-cap companies  generally.  EAM believes that current disruptions in credit and equity markets  worldwide have created  attractive  valuations for long-term investors,  as well as  increased  the need for  equity  capital  for small- and micro-cap  companies to grow as normal avenues of capital  formation have become less available or non-existent.

EAM  and  MACC  also  believe  that  the new  investment  strategy  provides  an investment opportunity previously unavailable to most investors.  We are unaware of any BDC  employing a similar  strategy.  Because of its unique  nature,  MACC believes that its new  investment  strategy will offer a better  opportunity  to increase its capital  base.  EAM and MACC also believe  that by  increasing  its capital  base,  MACC may become a more  attractive  investment  vehicle,  as its larger  capital  base  should  increase  the  liquidity  profile of its  shares.
Furthermore,  the  structure of a BDC within this  investment  framework  offers greater transparency than other investment vehicles available to investors.

It will be important for MACC to raise new equity capital in the coming year for a number of reasons.  First,  MACC's current  annual  carrying costs as a public company are burdensome  relative to its available  capital.  Secondly,  proceeds from the sale of Existing  Portfolio  assets will not be  significant  enough to adequately initiate the new strategy in a reasonable time period. Currently, 80%
of the proceeds  from the sale of Existing  Portfolio  assets are required to be applied against the outstanding note payable of $4,750,405.  Further,  given the nature of the current  market  environment  and the Existing  Portfolio  assets, liquidating  these  assets  at  reasonable  prices  may not be  possible  in the near-term.  Lastly, EAM believes that current investable assets are not adequate to create a diversified portfolio of small- and micro-cap companies.

MACC and EAM have initiated the process of raising  additional capital by filing a  registration  statement  to effect a rights  offering,  which was approved by shareholder vote on April 28, 2008, but which we would not anticipate  effecting until  MACC's  stock price  increases  sufficiently  enough to yield at least $1 million in new capital.  EAM and MACC further believe that future capital raises will be  necessary  and that they should be done at prices that are not dilutive to current  shareholders.  EAM and MACC feel that the  attractiveness of its new investment strategy combined with the value proposition of its current portfolio could make this possible in the coming year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

RESULTS OF OPERATIONS

MACC's  primary  activities in 2008 were  consistent  with the legacy  portfolio strategy. MACC made no new investments and focused on selling Existing Portfolio assets and expense  reduction.  Total  investment  income  includes  income from
interest,   dividends,  and  fees.  Investment  expense,  net  represents  total investment income minus net operating expenses and income tax expense.  The main objective of portfolio  company  investments is to achieve capital  appreciation and realized gains in the portfolio.  These gains and losses are not included in investment expense, net.

Fiscal 2008 Compared to Fiscal 2007

                                                                       For the year ended
                                                                          September 30,
    -                                                         --------------------------------------

                                                                      2008               2007                 Change
                                                                  ------------- --- ----------------       --------------
Total investment income                                       $        955,563              996,627             (41,064)
Total operating expenses                                           (1,403,354)          (1,853,607)              450,253
Income tax benefit                                                         ---               70,493             (70,493)
                                                                  -------------     ----------------       --------------
Investment expense, net                                              (447,791)          (786,487)                338,696
                                                                  -------------     ----------------       --------------
Net realized gain (loss) on investments                                687,269            1,351,456            (664,187)
Net change in unrealized depreciation/
     appreciation on investments                                   (1,294,629)            (662,393)            (632,236)
Realized loss on other assets                                         (30,678)                   --             (30,678)
                                                                  -------------     ----------------       --------------
Net (loss) gain on investments and other assets                      (638,038)              689,063          (1,327,101)
                                                                  -------------     ----------------       --------------
Net change in net assets from operations                      $    (1,085,829)             (97,424)            (988,405)
                                                              =================     ================       ==============
Net asset value:
         Beginning of period                                  $          4.67                  4.71
                                                              ================      ===============
         End of period                                        $          4.23                  4.67
                                                              ================      ===============

Total Investment Income

During the fiscal year ended  September 30, 2008,  total  investment  income was
$955,563,  a decrease  of 4% from fiscal  year 2007 total  investment  income of
$996,627.  The decrease during the current year was the net result of a decrease in interest  income of $267,021,  or 31%, and an increase in dividend  income of
$225,951,  or 175%. MACC attributes the decrease in interest income primarily to the repayments of principal on debt portfolio  securities.  Dividend  income for fiscal  year 2008  represents  dividends  received on three  existing  portfolio companies  and  one  previously  held  portfolio  company,  two  of  which  were distributions  from  limited  liability  companies,  as  compared  to  dividends received on three  portfolio  companies,  two of which were  distributions  from limited liability companies,  during fiscal year 2007. Dividend income increased in fiscal year 2008 because the distributions  from limited liability  companies during  fiscal 2008 were larger than the  distributions  in fiscal year 2007 and the receipt of dividends in two other  portfolio  companies  were larger than in fiscal  year 2007.  The timing and amount of  dividend  income is  difficult  to predict.

Net Operating Expenses

Net  operating  expenses  of  MACC  decreased  by 24% in  fiscal  year  2008  to
$1,403,354  from  $1,853,607 in fiscal year 2007.  The relative  decrease in net operating  expenses  is the net result of  decreases  of  $390,866,  or 49%,  in interest expense,  $49,168,  or 15%, in management fees,  $143,732,  or 100%, in incentive fees, and increases of $9,923,  or 3%, in other expenses and $123,590, or 45%, in professional  fees.  Interest expense  decreased due to a decrease in long term debt and a lower rate of  interest  on the debt in fiscal year 2008 as compared to fiscal year 2007.  Management  fees  decreased  due to a decrease in capital  under  management,  which was  partially  offset by the increase in the management  fee  percentage  from  1.5% to 2.0%  under the  Advisory  Agreement.
Professional  fees increased  primarily due to the legal expenses  incurred from the change in MACC's investment advisor in fiscal year 2008.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

Investment Expense, Net

MACC had investment expense,  net in fiscal year 2008 of $447,791, a decrease of
43% from investment  expense,  net of $786,487 in fiscal year 2007. The decrease in investment  expense,  net is the result of the decrease in operating expenses described above.

Net Realized Gain (Loss) on Investments

MACC recorded a net realized gain on investments in fiscal 2008 of $687,269,  as compared to a net realized gain of  $1,351,456  in fiscal year 2007.  The fiscal year 2008 net  realized  gain is the net result of $571,028  of a realized  gain from the sale of one  portfolio  company,  $104,120 from the sale of warrants in one portfolio company,  $6,628 from final distributions on one portfolio company sold in fiscal year 2007,  and the receipt of $5,493 of escrowed  funds from two previously sold portfolio  companies.  Management does not attempt to maintain a comparable  level of realized  gains quarter to quarter but instead  attempts to maximize total investment portfolio  appreciation through realizing gains in the disposition of securities.  Under the Advisory Agreement, the Investment Adviser
is entitled to be paid an incentive  fee, which is calculated as a percentage of the excess of MACC's realized gains in a particular period,  over the sum of net realized losses,  unrealized depreciation,  and operating losses during the same period.  As a  result,  the  timing  of  realized  gains,  realized  losses  and unrealized  depreciation  can have an effect on the amount of the  incentive fee payable to the Investment Adviser under the Advisory Agreement.

Changes in Unrealized Depreciation/Appreciation of Investments

MACC had unrealized  depreciation  of $2,938,982 at September 30, 2008, a change of $1,294,629  from the $1,644,353 of unrealized  depreciation  at September 30,
2007. This, along with the net realized gain of $687,269, resulted in a net loss on  investments  for fiscal year 2008 of $607,360,  as compared to a net gain on investments  of $689,063  for fiscal  year 2007.  The fiscal year 2008 change in unrealized  depreciation/appreciation  is the net  effect of  increases  in fair value of four  portfolio  companies  totaling  $1,018,289  and decreases in fair value of nine portfolio companies totaling $2,312,918.

Net change in unrealized depreciation/appreciation on investments represents the change  for  the  period  in the  unrealized  appreciation,  net  of  unrealized depreciation on MACC's total investment portfolio.  When MACC increases the fair value of a portfolio investment above its cost, the unrealized  appreciation for the portfolio as a whole increases,  and when MACC decreases the fair value of a portfolio investment below its cost,  unrealized  depreciation for the portfolio as a whole  increases.  See  accounting  policy  for  determining  fair value on investments  below under  "Determination of Net Asset Value." When MACC sells an appreciated  portfolio  investment for a gain,  unrealized  appreciation for the portfolio as a whole  decreases as the gain is  realized.  Similarly,  when MACC sells or writes off a depreciated  portfolio  investment for a loss,  unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

Net Change in Net Assets from Operations

As a result of the  items  described  above,  MACC  experienced  a  decrease  of
$1,085,829 in net assets  during  fiscal year 2008,  and the resulting net asset value per share  was  $4.23 at  September  30,  2008,  as  compared  to $4.67 at
September 30, 2007.  Management  attributes  these results to the  write-down of portfolio  assets and the operating loss incurred in fiscal 2008.  Although MACC realized  gains on two portfolio  companies and had four  portfolio  investments increase in value during fiscal year 2008, nine portfolio  companies  required a write-down in valuation.

The current  economic  challenges and  restrictive  credit  environment may pose significant  challenges to the Existing Portfolio operating  performance and the ability  to  exit  Existing  Portfolio  positions.  Many  factors  such  as  the
availability  of  credit,  continued  economic  struggles,   volatile  commodity
markets, all could have major impacts on the Existing Portfolio performance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

MACC  relies  upon  several   sources  to  fund  its  operating  and  investment
activities,  including  MACC's cash and money  market  accounts  and a revolving loan, as further described below.

As of  September  30,  2008,  MACC's  cash and  money  market  accounts  totaled
$145,790.  MACC has a term loan in the amount of $4,750,405 and a revolving loan permitting  MACC to  borrow  up to  $500,000,  with  Cedar  Rapids  Bank & Trust
Company.  MACC may borrow amounts under the revolving  loan for working  capital purposes,  including  making follow-on  investments in its portfolio  companies.
Subject to the other risks and  uncertainties  described in this annual  report,
MACC believes that its existing  cash and money market  accounts,  the revolving loan, and other  anticipated  cash flows will provide  adequate funds for MACC's anticipated  cash  requirements  during  fiscal year 2009,  including  portfolio investment  activities,  interest payments on the outstanding note payable,  and administrative expenses.

 The following  table shows MACC's  significant  contractual  obligations  as of
September 30, 2008:

                                                    Payments due by period
Contractual Obligations
                                                               Less than                                          More than 5
                                                 Total           1 Year          1-3 Years         3-5 Years         Years
                                             --------------    -----------    ----------------    ------------    -------------
Note Payable                              $      4,750,405            ---           4,750,405             ---              ---
Incentive Fees Payable                    $         16,361         16,361                 ---             ---              ---

MACC currently  anticipates  that it will rely primarily on its current cash and money market  accounts and its cash flows from operations to fund its investment activities  and other  cash  requirements  during  fiscal  year  2009.  Although management believes these sources will provide sufficient funds for MACC to meet its fiscal year 2009  investment  level  objective  and other  anticipated  cash requirements,  there can be no assurances that MACC's cash flows from operations or cash requirements will be as projected.

PORTFOLIO ACTIVITY

MACC's primary business had been investing in and lending to businesses  through investments in subordinated  debt (generally with detachable  equity  warrants), preferred  stock and common  stock.  As noted  above,  MACC did not make any new investments  in fiscal  year 2008.  The total  portfolio  value of the  Existing
Portfolio was  $14,501,851  and  $16,704,954 at September 30, 2008 and September
30, 2007,  respectively.  During fiscal year 2008, MACC invested  $52,000 in one follow-on  investment in an Existing Portfolio  company.  The $52,000 investment was a co-investment  with another fund managed by  InvestAmerica.  When it makes any  co-investment  with these related funds,  MACC follows  certain  procedures consistent with orders of the SEC for related party  co-investments to reduce or eliminate conflict of interest issues.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

VALUATION CHANGES

The following table presents those portfolio  investments  held at September 30,
2008 with respect to which the valuation changed from September 30, 2007:

                                F A I R V A L U E
       -------------------------------------------------------------------------------------------------------------------------
       PORTFOLIO COMPANY                                             SEPTEMBER 30, 2008                   SEPTEMBER 30, 2007(1)
       Aviation Manufacturing Group, LLC                                      1,642,559                              949,221
       Detroit Tool Metal Products Co.                                        1,693,480                            1,918,480
       Handy Industries, LLC                                                    417,927                              835,855
       Kwik-Way Products, Inc.                                                        1                              200,000
       Linton Truss Corporation                                                 190,015                              540,015
       M.A. Gedney Company                                                      146,000                              292,000
       Magnum Systems, Inc.                                                   1,507,278                            1,307,278
       MainStream Data, Inc.                                                    225,000                              200,049
       Morgan Ohare, Inc.                                                     1,365,626                            1,395,939
       Phonex Broadband Corporation                                                   1                              288,750
       Portrait Displays, Inc.                                                  442,592                              342,592
       Pratt-Read Corporation                                                   905,577                            1,127,800
       Spectrum Products, LLC                                                 1,077,649                            1,510,355

(1)  September 30, 2007  valuations  have been adjusted for  additional  amounts invested or partial disposition of the portfolio investment for purposes of comparison.

CRITICAL ACCOUNTING POLICY

Investments in securities that are traded in the over-the-counter market or on a stock  exchange  are valued by taking the  average of the close (or bid price in the case of  over-the-counter  equity securities) for the valuation date and the preceding two days. Restricted and other securities for which quotations are not readily  available  are  valued  at fair  value as  determined  by the  Board of
Directors.  Among  the  factors  considered  in  determining  the fair  value of investments  are the  cost of the  investment;  developments,  including  recent financing transactions,  since the acquisition of the investment;  the financial condition  and  operating  results  of  the  portfolio  company;  the  long-term potential of the business of the portfolio  company;  market  interest rates for similar debt securities;  overall market  conditions and other factors generally pertinent to the  valuation  of  investments.  However,  because of the inherent uncertainty of valuation,  those estimated values may differ  significantly from the  values  that would  have been used had a ready  market  for the  securities existed, and the differences could be material.

In the valuation  process,  MACC uses financial  information  received  monthly, quarterly, and annually from its portfolio companies which includes both audited and  unaudited  financial  statements.  This  information  is used to  determine financial condition, performance, and valuation of the portfolio investments.

Realization   of  the  carrying  value  of  investments  is  subject  to  future developments.  Investment  transactions  are  recorded  on the  trade  date  and identified  cost is used to  determine  realized  gains  and  losses.  Under the provisions  of SOP 90-7,  the fair value of loans and  investments  in portfolio securities on February 15, 1995, MACC's fresh-start date, is considered the cost basis for financial statement purposes.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of MACC's  outstanding  common stock is determined quarterly,  as  soon as  practicable  after  and as of the end of each  calendar quarter,  by dividing the value of total assets minus total  liabilities  by the total number of shares  outstanding at the date as of which the determination is made.

In  calculating  the value of total  assets,  securities  that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current  guidelines of the SEC. Under SEC  Regulations,  publicly-traded  equity securities are valued by taking the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

close (or bid price in the case of  over-the-counter  equity securities) for the valuation date. MACC did not have any  publicly-traded  equity  securities as of
September 30, 2008.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

MACC is subject to market risk from changes in market prices of  publicly-traded equity  securities held from time to time in the MACC investment  portfolio.  At
September 30, 2008, MACC had no  publicly-traded  equity  securities in the MACC investment portfolio.

MACC is also subject to financial  market risks from changes in market  interest rates.  MACC currently has an outstanding note payable with a variable  interest rate that is based on an independent  index.  Although this independent index is subject to changes, the maximum increase or decrease in the interest rate at any one time will not exceed 1%. General  interest rate  fluctuations  may therefore have a material adverse effect on MACC's net investment income.

In  addition,  in the  future,  MACC  may  from  time to time opt to draw on its revolving line of credit to fund cash requirements. These future borrowings will have a variable  interest rate based on an independent  index that is subject to changes;  however,  the maximum increase or decrease in the interest rate at any one time will not exceed 1%.

PORTFOLIO RISKS

Pursuant to Section  64(b)(1) of the 1940 Act, a BDC is required to describe the risk factors  involved in an investment in the securities of such company due to the nature of MACC's investment portfolio. Accordingly, MACC states that:

Existing Portfolio:

The Existing Portfolio securities of MACC consist primarily of securities issued by small, privately held companies.  Generally,  little or no public information is available  concerning  the companies in which MACC is currently  invested in, and MACC must rely on the  diligence  of the  Investment  Adviser  to obtain the information  necessary  for MACC's  investment  decisions.  In order to maintain their status as a BDC,  MACC must invest at least 70% of its total assets in the types of portfolio  investments  described by Section  55(a) of the 1940 Act, as amended.  These  investments  generally  are  securities  purchased  in  private placement  transactions  from small  privately held  companies.  Typically,  the success or failure of such  companies  depends  on the  management  talents  and efforts of one person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially  adverse impact on such companies.  Moreover,  smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic  downturns.  Because  these  companies  will  generally  have highly leveraged  capital  structures,  reduced cash flows  resulting  from an economic downturn  may  adversely  affect  the  return  on, or the  recovery  of,  MACC's investments.  Investment in these companies  therefore involves a high degree of business and financial risk,  which can result in substantial  losses and should be considered speculative.

MACC's Existing Portfolio  investments  primarily consist of securities acquired from  the  issuers  in  private  transactions,  which  are  usually  subject  to restrictions on resale and are generally illiquid. No established trading market generally exists with regard to such securities, and most of such securities are not available for sale to the public without  registration  under the Securities
Act of 1933, as amended, which involves significant delay and expense.

The Existing  Portfolio  investments of MACC are generally  long-term in nature.
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED...

New Portfolio:

MACC's New Portfolio  will  primarily  consist of equity  investments in smaller company growth stocks.  Investments in growth stocks involves  certain risks, in part, because the value of the securities is based upon future expectations that may or may not be met. We will therefore be particularly  sensitive to the risks associated  with small  companies.  The  general  risks  associated  with equity securities are particularly  pronounced for securities  issued by companies with small market capitalizations. Micro-cap and other small capitalization companies may offer greater  opportunities for capital appreciation than larger companies, but may also involve  certain  special  risks.  They are more likely than larger companies to have limited product lines, markets or financial  resources,  or to depend  on a  small,  inexperienced  management  group.  Securities  of  smaller companies may trade less  frequently  and in lesser volume than more widely held securities  and their values may fluctuate  more sharply than other  securities.
They may also trade in the over-the-counter market or on a regional exchange, or may otherwise  have limited  liquidity.  These  securities may therefore be more vulnerable to adverse  developments than securities of larger companies,  and we may have  difficulty  establishing  or closing out our  securities  positions in smaller  companies  at  prevailing  market  prices.  Also,  there  may  be  less publicly-available  information  about smaller companies or less market interest in their securities as compared to larger companies,  and it may take longer for the prices of the securities to reflect the full value of the issuers'  earnings potential or assets.

The  majority  of our New  Portfolio  investments  will  primarily  consist  of, securities acquired from the issuers in private transactions,  which are usually subject  to  restrictions  on  resale  and are  generally  illiquid.  Often,  no established  trading market exists with regard to such  securities,  and most of such  securities are not available for sale to the public  without  registration under the Securities Act 1933, which involves  significant delay and expense. In addition,  unregistered shares sold in a private transaction will typically sell at a discount to the price of publicly available registered shares.

OPERATIONS RISKS

MACC generally relies on portfolio investment divestitures and liquidity events, as well as  increases  in fair value of  portfolio  investments,  to provide for increases in net asset value in any period. MACC typically relies on the sale of portfolio  companies  in  negotiated  transactions  and  on the  initial  public offering of portfolio  company  securities to provide for  portfolio  investment divestitures and liquidity  events.  Accordingly,  a general  contraction in the markets  for  corporate  acquisitions  and/or  initial  public  offerings  could adversely  affect MACC's ability to realize capital gains, if any, from the sale of its Existing  Portfolio  company  securities.  The SEC guidelines under which
MACC operates permit the MACC Board of Directors to determine  increases in fair value of  unliquidated  Existing  Portfolio  investments  based upon a number of
factors,   including  subsequent   financings  provided  to  Existing  Portfolio
companies. Accordingly,  decreases in the supply of additional capital to MACC's
Existing  Portfolio  companies could adversely  affect MACC's ability to achieve increases, if any, in fair value of its Existing Portfolio investments.

INTEREST RATE RISKS

MACC faces risks in relation to changes in  prevailing  market  interest  rates.
First,  at September  30, 2008,  MACC had  outstanding  $4,750,405  in principal amount of a note  payable,  which  matures  in  August of 2009.  This note has a variable rate of interest,  and  accordingly,  changes in market  interest rates will have an effect on the amount of interest  paid by MACC with  respect to the note. At September 30, 2008, the interest rate on the note was 6.0%.

Second,  MACC's  Existing  Portfolio  companies have or may issue debt senior to
MACC's  investment.  The  payment  of  principal  and  interest  due  on  MACC's investment, therefore, will generally be subordinate to payments due on any such senior debt. Moreover,  senior debt typically bears interest at a floating rate, whereas  MACC's  investments  generally do not. Any increase in market  interest rates  may  put  significant  economic  pressure  on  those  Existing  Portfolio companies  that have issued senior debt which bears interest at a floating rate.
Accordingly,  MACC's  ability to achieve net  operating  income and generally to realize gains from its Existing Portfolio  investments may be adversely affected by an increase in market interest rates.

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
MACC Private Equities Inc.:

We have audited the  accompanying  balance  sheet of MACC Private  Equities Inc.
(the Company), including the schedule of investments, as of September 30,  2008, and the related statements of operations and cash flows for the year then ended, the  statements  of changes in net assets for each of the years in the  two-year period then ended,  and the  financial  highlights  for each of the years in the five-year period then ended. These financial statements and financial highlights are the  responsibility of the Company's  management.  Our  responsibility is to express an opinion on these financial  statements and financial highlights based on our audits.

We conducted our audits in accordance  with the standards of the Public  Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  An audit includes  examining,  on a test  basis,  evidence  supporting  the  amounts  and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2008. An audit also includes assessing the  accounting  principles  used and  significant  estimates  made by management,  as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements and financial  highlights referred to above present fairly, in all material  respects,  the financial position of MACC
Private  Equities Inc. as of  September 30,  2008, the results of its operations and cash flows for the year then ended, the changes in their net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year  period then ended,  in conformity  with U.S.
generally accepted accounting principles.

                                               /s/ KPMG LLP

Des Moines, Iowa
December 18, 2008

MACC PRIVATE EQUITIES INC.
BALANCE SHEET
SEPTEMBER 30, 2008

Assets

Loans and investments in portfolio securities, at market or fair value (note 2):
   Unaffiliated companies (cost of $2,274,595)                                            $       1,530,127
   Affiliated companies (cost of $12,234,007)                                                    10,528,449
   Controlled companies (cost of $2,932,231)                                                      2,443,275
Cash and money market accounts                                                                      145,790
Interest receivable                                                                                 313,561
Other assets (note 1)                                                                               352,675
                                                                                          ------------------

         Total assets                                                                     $      15,313,877
                                                                                          ==================

Liabilities and net assets

Liabilities:
     Note payable (note 3)                                                                $       4,750,405
     Incentive fees payable (note 5)
                                                                                                     16,361
     Accounts payable and other liabilities                                                         112,130
                                                                                          ------------------

         Total liabilities                                                                        4,878,896
                                                                                          ------------------

Net assets (note 3):
     Common stock, $.01 par value per share; authorized 10,000,000 shares;
           issued and outstanding 2,464,621 shares                                                   24,646
     Additional paid-in-capital                                                                  13,349,317
     Unrealized depreciation on investments (note 2)                                            (2,938,982)
                                                                                          ------------------

         Total net assets                                                                        10,434,981
                                                                                          ------------------

Commitments and contingency (note 5)

         Total liabilities and net assets                                                 $      15,313,877
                                                                                          ==================

Net assets per share                                                                      $            4.23
                                                                                          ==================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
STATEMENT OF OPERATIONS
YEAR ENDED SEPTEMBER 30, 2008

      Investment income:
           Interest
               Unaffiliated companies                                                             $        33,315
               Affiliated companies                                                                       516,387
               Controlled companies                                                                        47,933
               Other                                                                                        2,917
           Dividends
               Affiliated companies                                                                       355,005
           Other                                                                                                6
                                                                                                 ----------------

                   Total investment income                                                                955,563
                                                                                                 ----------------

      Operating expenses:
           Interest expenses (note 3)                                                                     408,175
           Management fees (note 5)                                                                       282,457
           Professional fees                                                                              395,240
           Other                                                                                          317,482
                                                                                                 ----------------

                     Total operating expenses                                                           1,403,354

                                                                                                 ----------------

                     Investment expense, net before tax expense                                         (447,791)

      Income tax benefit (note 4)                                                                             ---
                                                                                                 ----------------

                   Investment expense, net                                                              (447,791)
                                                                                                 ----------------

      Realized and unrealized loss on investments and other assets (note 2): Net realized gain (loss) on investments:
               Unaffiliated companies                                                                     106,664
               Affiliated companies                                                                       580,605
              Net change in unrealized depreciation/appreciation investments                          (1,294,629)
              Realized loss on other assets                                                              (30,678)
                                                                                                 ----------------

                    Net loss on investments and other assets                                            (638,038)
                                                                                                 ----------------

                    Net change in net assets from operations                                     $   (1,085,829)
                                                                                                 ================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2008 AND 2007

                                                                                                2008                      2007
--------------------------------------------------------------------------------- --------------------- -------------------------

Operations:
       Investment expense, net                                                         $     (447,791)                 (786,487)
       Net realized gain on investments                                                       687,269                 1,351,456
       Net change in unrealized depreciation/appreciation
           on investments and other assets                                                 (1,294,629)                 (662,393)
       Realized loss on other assets                                                          (30,678)                       --
                                                                                                                  ---------------
                                                                                          -------------

                           Net change in net assets from operations                        (1,085,829)                  (97,424)

Net assets:
       Beginning of period                                                                 11,520,810                 11,618,234
                                                                                          -------------           ---------------
                                                                                          -------------

       End of period                                                              $        10,434,981                 11,520,810
                                                                                          =============           ===============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
STATEMENT OF CASH FLOWS
YEAR ENDED SEPTEMBER 30, 2008

            Cash flows from operating activities:
                  Decrease in net assets from operations                                 $      (1,085,829)
                                                                                         -----------------

                  Adjustments   to   reconcile   decrease  in  net  assets  from
                     operations to net cash provided by operating activities:
                       Net realized and unrealized loss on investments, net of                      607,360
                       incentive fees
                       Net realized and unrealized gain on other assets                              30,678
                       Proceeds from disposition of and payments on
                            loans and investments in portfolio securities                         1,647,743
                       Purchases of loans and investments in portfolio securities                  (52,000)
                       Change in interest receivable                                               (44,963)
                       Change in other assets                                                     (170,413)
                       Change in accrued interest, deferred incentive fees payable,
                            accounts payable and other liabilities                                (251,113)
                                                                                         -----------------

                            Total adjustments                                                     1,767,292
                                                                                         -----------------

                                Net cash provided by operating activities                           681,463
                                                                                         -----------------

            Cash flows from financing activities:
                  Note repayment                                                                (1,357,968)
                                                                                         -----------------

                                Net cash used in financing activities                           (1,357,968)
                                                                                         -----------------

                                Net decrease in cash and cash equivalents                         (676,505)

            Cash and cash equivalents at beginning of period                                        822,295

            Cash and cash equivalents at end of period                                   $
                                                                                                  145,790
                                                                                         =================

            Supplemental disclosure of cash flow information -
                 Cash paid during the period for interest                                $        391,907
                                                                                         =================

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICES AND RELATED MATTERS

         (a)      Basis of Presentation

         The financial  statements include the accounts of MACC Private Equities
         Inc. ("MACC"). MACC has elected to be treated as a business development company  under  the  Investment  Company  Act of  1940.  The  financial statements have been prepared in accordance with accounting  principles generally  accepted  in the  United  States  of  America  ("GAAP")  for investment companies.

         On February 15, 1995,  MACC  consummated  a plan of  reorganization  as confirmed  by the  United  States  Bankruptcy  Court  for the  Northern
         District of Iowa on December  28, 1993.  As of February 15, 1995,  MACC
         adopted fresh-start  reporting in accordance with American Institute of
         Certified Public Accountants  (AICPA) Statement of Position (SOP) 90-7,
         Financial Reporting by Entities in Reorganization  Under the Bankruptcy
         Code, resulting in MACC's assets and liabilities being adjusted to fair values.

         Effective April 30, 3008,  MACC's wholly owned  subsidiary,  MorAmerica
Capital Corporation ("MorAm"), was merged into MACC.

         (b)      Use of Estimates

         The  preparation  of the financial  statements in conformity  with GAAP requires  management to make estimates and assumptions  that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting  period.
         Actual results could differ from those estimates.

         (c)      Cash Equivalents

         For purposes of reporting cash flows,  MACC considers  certificates  of deposit and U. S.  treasury  bills with  maturities  of three months or less from the date of  purchase  and money  market  accounts to be cash equivalents.  At September  30,  2008,  cash  equivalents  consisted of
         $111,793 of money market funds.

         (d)      Loans and Investments in Portfolio Securities

         Investments  in  securities  that are  traded  in the  over-the-counter market or on a stock  exchange  are  valued by taking the close (or bid price  in the  case  of  over-the-counter  equity  securities)  for the valuation date.  Restricted and other  securities for which  quotations are not readily available are valued at fair value as determined by the
         Board of Directors. Among the factors considered by MACC in determining the  fair  value  of  investments  were  the  cost  of the  investment;
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

         (e)      Other Assets, Net

         Other  assets  include  deferred  fees on the note  payable of $14,912, which  are  amortized  over the life of the  loan,  prepaid  taxes  and insurance  of  $79,260,  fees  associated  with the Rights  Offering of
         $41,609, $131,000 held in escrow and other receivables of $85,894.

         (f)      Revenue Recognition

          Dividend  income is  recognized on the  ex-dividend  date and interest income is accrued on a daily basis.

NOTES TO FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2008

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

         In  conjunction   with  the   investment   process,   MACC   negotiates
         non-refundable  processing  fees with many  companies it evaluates  for investment.  These fees are  compensation  for time and  efforts of the investment advisory personnel and for reimbursement of expenses related to the due diligence, and are recognized as income when received.

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

          Effective October 1, 2007, MACC adopted Financial Accounting Standards
          Board ("FASB")  Interpretation  No. 48, "Accounting for Uncertainty in
          Income Taxes, an interpretation of FASB Statement 109" ("FIN 48"). FIN
          48 clarifies the accounting and disclosure for uncertain tax positions by  requiring  that  a tax  position  meet a  "more  likely  than  not threshold" for the benefit of the tax position to be recognized in the financial  statements.  A tax  position  that  fails  to meet the more likely  than  not  recognition  threshold  will  result  in  either  a reduction  of a current or deferred  tax asset or  receivable,  or the recording of a current or deferred tax liability. FIN 48 also provides guidance on measurement,  recognition of tax benefits, classification, interim period accounting disclosure,  and transition  requirements in accounting for uncertain tax positions.  The adoption of FIN 48 had no impact on the balance sheet or statement of operations.

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

         Portfolio  investments  are  recorded at fair value.  The  consolidated schedule of investments  discloses the  applicable  fair value and cost for each  security  investment,  which  aggregated to  $14,501,851  and
         $17,440,833 respectively, at September 30, 2008.

         (i)      Recent Accounting Pronouncements

         In  September   2006,  the  FASB  issued  SFAS  No.  157,  "Fair  Value
         Measurements."  This  statement  defines  fair  value,   establishes  a
         framework for  measuring  fair value in GAAP,  and expands  disclosures about  fair  value  measurements.  The  provisions  of SFAS No. 157 are effective  as of the  beginning  of the first  fiscal  year that begins after  November  15,  2007.  We do not  expect  SFAS No.  157 to have a material impact on our financial statements.

          In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial  Liabilities including an amendment of FASB Statement No. 115." This statement  permits entities to choose to measure many financial  instruments and certain other items at fair value.  The  provisions  of  SFAS  No.  159  are  effective  as of the beginning of the

NOTES TO FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2008

          first  fiscal year that begins  after  November  15,  2007.  We do not expect  SFAS  No.  159 to  have a  material  impact  on our  financial statements.

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

(2)      LOANS AND INVESTMENTS IN PORTFOLIO SECURITIES

         Loans and investments in portfolio  securities  include debt and equity
         securities  in  small   business   concerns   located   throughout  the
         continental  United States,  with a concentration in the Midwest.  MACC determined  that  the  fair  value  of  its  portfolio  securities  was
         $14,501,851 at September 30, 2008.

         MACC  acquired its  portfolio  securities  by direct  purchase from the issuers under  investment  representation  and values the securities on the  premise  that,  in most  instances,  they may not be sold  without registration  under the Securities Act of 1933. The price of securities purchased  was  determined by direct  negotiation  between MACC and the seller.  All portfolio  securities  are  considered to be restricted in their disposition and illiquid at September 30, 2008.

(3)      NOTES PAYABLE

         MACC has a term loan in the amount of $4,750,405 with Cedar Rapids Bank
         & Trust  Company  as of  September  30,  2008.  This note is a variable interest rate note secured by a Security  Agreement,  Commercial Pledge
         Agreement and a Master  Business Loan  Agreement.  The interest rate on the note at September 30, 2008 was 6.0%. The note has a stated maturity of August 28, 2009.

         MACC has also  obtained a  revolving  line of credit of  $500,000  from
         Cedar Rapids Bank & Trust Company for the purpose of providing  working capital.  As of  September  30,  2008,  $0 were  drawn on this  line of credit.  Availability of these funds will terminate on August 29, 2009.
         Principal will be payable in one payment on August 28, 2009.

(4)      INCOME TAXES

         Income tax expense  differed from the amounts  computed by applying the
         United States  federal income tax rate of 34% to pretax loss due to the following (rounded to thousands):

         Computed "expected" tax expense                                             $        (369,000)
         Increase (reduction) in income taxes resulting from:
               Nontaxable dividend income                                                      (59,000)
               Expiration of Federal Net Operating Losses Unused                              1,824,000
               Change in the beginning of the period valuation allowance for
                    deferred tax assets                                                     (1,396,000)
                                                                                        ----------------

                          Income tax expense/(benefit)                               $              -0-
                                                                                        ================
         The tax effects of temporary  differences that give rise to significant portions  of the  deferred  tax  assets at  September  30,  2008 are as follows (rounded to thousands):

         Deferred tax assets:
               Net operating and capital loss carryforwards                      $            6,618,000
               Unrealized depreciation on investments                                         1,588,000
               Other                                                                            659,000
                                                                                   ---------------------

                         Total gross deferred tax assets                                      8,865,000

         Less valuation allowance                                                           (8,382,000)
                                                                                   ---------------------

                         Net deferred tax assets                                                483,000

NOTES TO FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2008

         Deferred tax liabilities:
               Equity investments                                                             (362,000)
               Other assets received in lieu of cash                                          (121,000)
                                                                                   ---------------------
                         Net deferred tax assets                                 $                  ---
                                                                                   =====================

         The net  change in the total  valuation  allowance  for the year  ended
         September  30,  2008 was a  decrease  of  $522,000.  In  assessing  the realizability of deferred tax assets,  management  considers whether it is more likely than not that some  portion or all of the  deferred  tax assets will not be realized.  The ultimate  realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those  temporary  differences  become  deductible.
         Management  considers  projected future taxable income and tax planning strategies  in making this  assessment.  In order to fully  realize the gross  deferred tax assets,  MACC will need to generate  future taxable income of approximately $20 million prior to the expiration of the loss carryforwards in 2008-2025.

               At September  30, 2008,  MACC has net  operating and capital loss carryforwards  for federal income tax purposes of approximately  $16.5 million,  which are available to offset future federal taxable income, if any, through 2025. Approximately $22.4 million of the carryforwards are  available  for the  year  ending  September  30,  2008,  of which approximately $5.4 million are projected to expire unused at September
          30, 2008.

         The Company files income tax returns in the U.S. federal  jurisdiction, and approximately ten state  jurisdictions.  Tax years ending September
         30 of 2008,  2007,  2006 and 2005 are currently open for examination by federal and state tax authorities.

         The Company has no unrecognized tax benefits at the time of adoption of
         FIN 48 on October 1, 2007,  or as of September  30,  2008.  The Company
         does not believe  that the amount of  unrecognized  tax  benefits  will significantly increase within the next 12 months.

(5)      MANAGEMENT AGREEMENTS

         (a)      Eudaimonia

         MACC entered into an investment  advisory  agreement (the  "Agreement")
         with Eudaimonia  Asset  Management,  LLC ("EAM") on April 29, 2008. The
         management  fee is  equal to an  annual  rate of 2.0% of  Assets  Under
         Management  (as  defined  in the  Agreement),  payable in  arrears.  In addition to the management fee, MACC contracted to pay an incentive fee of 13.4% of Net  Capital  Gains on  Existing  Portfolio  Companies  (as
         defined in the  Agreement) and an incentive fee of 20.0% of Net Capital
         Gains on New Portfolio Companies (as defined in the Agreement),  before taxes. The Agreement may be terminated by either party upon sixty days'
         written notice.  Total management fees under the Agreement  amounted to
         $32,921 for the year ended September 30, 2008.  There were $0 incentive fees paid under the Agreement in 2008.

         (b)      InvestAmerica

         MACC and EAM entered into an  investment  sub-advisory  agreement  (the
         "Subadvisory  Agreement")  with  InvestAmerica  on April 29, 2008.  The management  fee  during  the  Transitional  Period  (as  defined in the
         SubadvisoryAgreement)  is equal to 75% of the  management  fee actually paid by MACC  to EAM  attributable  to  Existing  Portfolio  Companies, payable in arrears.  For the  remainder of the term of the  Subadvisory
         Agreement  the  management  fee is equal to 50% of the  management  fee actually  paid  by  MACC  to EAM  attributable  to  Existing  Portfolio
         Companies,  payable  in  arrears.  The  Subadvisory  Agreement  may  be terminated  by  any  party  upon  sixty  days'  written  notice.  Total management fees paid to InvestAmerica  amounted to $98,763 for the year ended  September 30, 2008.  There were $0 incentive fees paid under the
         Subadvisory Agreement in 2008.

NOTES TO FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2008

         (c)      Pre-Merger

         Prior to the  merger of MorAm  into MACC on April  29,  2008,  MACC and
         MorAm were each parties to investment  advisory  agreements  (the "IAIA
         Agreements")  with  InvestAmerica  Investment  Advisors,  Inc. ("IAIA")
         which  both  terminated  on April  29,  2008.  Three of  MACC's  former officers are officers and  stockholders  of IAIA.  The  management  fee under the IAIA Agreements was equal to an annual rate of 1.5% of Assets
         Under  Management  (as  defined  in the IAIA  Agreements),  payable  in arrears.  In  addition  to the  management  fee,  MACC and  MorAm  each contracted  to pay an incentive  fee of 13.4% of their  respective  Net
         Capital  Gains  (as  defined  in the IAIA  Agreements),  before  taxes.
         Capital losses and realized capital gains were not cumulative under the incentive fee  computation.  Payments for incentive fees resulting from noncash gains were deferred until the assets are sold. Total management fees under the IAIA Agreements  amounted to $150,773 for the year ended
         September  30,  2008.  Incentive  fees  earned  and paid under the IAIA
         Agreements  were $0 and  $232,499,  respectively,  for the  year  ended
         September 30, 2008.

(6)      FINANCIAL HIGHLIGHTS

         The Company has  presented  the  following  disclosures  pertaining  to common  stockholders,  as required  by the AICPA  Audit and  Accounting
         Guide for Investment Companies, for the years ended September 30:

                                                                   2008            2007           2006          2005              2004
                                                                ------------    ------------    ----------    ----------    -----------

     Per Share Operating Performance
       (For a share of capital stock outstanding
          throughout the period):
          Net asset value, beginning of period               $         4.67            4.71          5.54          4.61           5.47
                                                                ------------    ------------    ----------    ----------    -----------

       Income from investment operations:
           Investment expense, net                                   (0.18)          (0.32)        (0.48)        (0.75)         (1.30)
           Net realized and unrealized (loss)
               gain on investment transactions                       (0.26)            0.28        (0.35)          1.80           0.44
           Conversion of note payable and accrued
               interest to shares of common stock                       ---             ---           ---        (0.12)            ---
                                                                ------------    ------------    ----------    ----------    -----------
                     Total from investment operations                (0.44)          (0.04)        (0.83)          0.93         (0.86)
                                                                ------------    ------------    ----------    ----------    -----------

          Net asset value, end of period                     $         4.23            4.67          4.71          5.54           4.61
                                                                ============    ============    ==========    ==========    ===========
          Closing market price                               $         1.36            2.45          1.78          2.57           3.45
                                                                ============    ============    ==========    ==========    ===========

                                                                       2008            2007          2006          2005           2004
                                                                ------------    ------------    ----------    ----------    -----------

          Total return
            Net asset value basis (1) (2)                            (9.42)  %       (0.84)       (14.98)         27.26        (15.75)
            Market price basis                                      (44.49)  %        37.64       (30.74)       (25.51)          36.90

          Net asset value, end of period
             (in thousands)                                  $       10,435          11,521        11,618        13,665         10,738

         Ratio to average net assets:
            Investment (expense) income, net (1) (2)                 (4.12)  %       (6.71)        (8.53)       (15.81)        (23.36)
            Operating and income tax expense (1) (2)                  12.92%        15.22         18.46         37.86          43.53

(1) MorAm's  investment  advisor agreed to a waive  management fees during March and April 2005. Due to the agreement,  the investment advisor voluntarily waived
$103,867 as of  September  30, 2005.  Excluding  the effects of the waiver as of
September  30,  2005,  total return on a net assets value basis would be 26.29%;
the investment (expense) income, net ratio would be (16.80)%;  and the operating and income expense ratio would be 38.96%.

NOTES TO FINANCIAL STATEMENTS CONTINUED...
SEPTEMBER 30, 2008

        (2)  MorAm's  investment  advisor  agreed  to  a  voluntary,   temporary
        reduction in management  fees from January 1, 2003 through  February 29,
        2004. Due to the agreement,  the investment  advisor  voluntarily waived
        $87,092 of  management  fees as of  September  30, 2004.  Excluding  the
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

(7)      PORTFOLIO CHANGES DURING THE YEAR

ADDITIONS TO PREVIOUS INVESTMENTS                                               DISPOSITIONS
------------------------------------------------------------------------------- ---------------------------------------------------------
                                                     Amount                                                                     Amount
                                                    Invested                                                  Cost             Received
                                                   ------------                                          ----------------     ------------
Superior Holding, Inc.                         $        52,000      Feed Management Systems, Inc.     $              ---   $    104,120
                                                                    Hicklin Engineering, L.C.                    740,127        1,310,870

                                                   ------------                                          ----------------     ------------
                                               $        52,000                                        $          740,127  $    1,414,990
                                                   ============                                          ================     ============
                                                                    REPAYMENTS RECEIVED                                    $      208,027
                                                                                                                              ============

SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2008

Manufacturing:
                                                                                             Percent
                                                                                             of Net
Company                                    Security                                          assets          Value          Cost (d)
------------------------------------------ ---------------------------------------------------------------------------------------------
Aviation Manufacturing Group, LLC (a)      14% debt security, due October 1, 2010 (c)                  $         616,000        616,000
  Yankton, South Dakota                    154,000 units preferred                                               154,000        154,000
     Manufacturer of flight critical       Membership interest                                                   795,559             39
     parts for aircraft                    14% note, due October 1, 2010                                          77,000         77,000
                                                                                                           -------------    ------------
                                                                                                               1,642,559        847,039
                                                                                                           -------------    ------------

Central Fiber Corporation                  12% debt security, due March 31, 2009                                 205,143        205,143
  Wellsville, Kansas                       12% debt security, due March 31, 2009                                  53,079         53,079
      Recycles and manufactures cellulose  Warrant to purchase 273.28 common shares                                 ----           ----
      fiber products                                                                                       -------------    ------------
                                                                                                                 258,222        258,222
                                                                                                           -------------    ------------

Detroit Tool Metal Products Co. (a)        12% debt security, due November 18, 2009                            1,371,507      1,371,507
  Lebanon, Missouri                        19,853.94 shares Series A preferred (c)                               195,231        195,231
      Metal stamping                       7,887.17 shares common (c)
                                                                                                                 126,742        126,742
                                                                                                           -------------    ------------
                                                                                                               1,693,480      1,693,480
                                                                                                           -------------    ------------

Handy Industries, LLC (a)                  12.5% debt security, due January 8, 2008                              417,927        667,327
  Marshalltown, Iowa                       167,171 units Class B preferred (c)                                      ----        167,171
     Manufacturer of lifts for             Membership interest
     motorcycles, trucks and                                                                                        ----          1,357
     industrial metal products                                                                            -------------    ------------
                                                                                                                 417,927        835,855
                                                                                                           -------------    ------------

Kwik-Way Products, Inc. (a)                2% debt security, due January 31, 2008 (c)                                  1        267,254
  Marion, Iowa                             2% debt security, due January 31, 2008 (c)                               ----        281,795
     Manufacturer of automobile            38,008 common shares (c)                                                 ----        126,651
     machinery                             29,340 common shares (c)                                                 ----         92,910
                                                                                                           -------------    ------------

                                                                                                                       1        768,610
                                                                                                           -------------    ------------

Linton Truss Corporation                   542.8 common shares (c)                                                  ----           ----
  Delray Beach, Florida                    400 shares Series 1 preferred (c)                                     190,000         40,000
     Manufacturer of residential roof and  Warrants to purchase common shares (c)
     floor truss systems
                                                                                                                      15             15
                                                                                                           -------------    ------------
                                                                                                                 190,015         40,015
                                                                                                           -------------    ------------

M.A. Gedney Company (a)                    648,783 shares preferred (c)                                           70,000      1,450,601
  Chaska, Minnesota                        12% debt security, due June 30, 2009                                   76,000         76,000
     Pickle Processor                      Warrant to purchase 83,573 preferred shares (c)
                                                                                                                    ----           ----
                                                                                                           -------------    ------------
                                                                                                                 146,000      1,526,601
                                                                                                           -------------    ------------

Magnum Systems, Inc. (a)                   12% debt security, due November 1, 2008                               574,163        574,163
  Parsons, Kansas                          48,038 common shares (c)                                               48,038         48,038
     Manufacturer of industrial bagging    292,800 shares preferred (c)                                          304,512        304,512
                                                                                                                 580,565            565
                                                                                                           -------------    ------------
                                                                                                               1,507,278        927,278
                                                                                                           -------------    ------------

SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2008

Manufacturing Continued:
                                                                                            Percent
                                                                                            of Net
Company                                    Security                                          assets         Value           Cost (d)
----------------------------------------------------------------------------------------------------------------------------------------

Pratt-Read Corporation (a)                 13,889 shares Series A Preferred (c)                                  421,460        750,000
  Bridgeport, Connecticut                  7,718 shares Services A preferred (c)                                 234,097        416,667
     Manufacturer of screwdriver shafts    13% debt security, due July 26, 2007 (c)                              250,020        277,800
     and handles and other hand tools      Warrants to purchase common shares (c)                                                                                                                    ----           ----
                                                                                                          --------------    ------------
                                                                                                                 905,577      1,444,467
                                                                                                          --------------    ------------

Spectrum Products, LLC (b)                 13% debt security, due January 1, 2009 (c)                          1,077,649      1,077,649
  Missoula, Montana                        385,000 units Series A preferred (c)                                     ----        385,000
     Manufacturer of equipment for the     Membership interest (c)                                                  ----            351
     swimming pool industry                17,536.75 units Class B preferred (c)                                    ----         47,355
                                                                                                          --------------    ------------
                                                                                                               1,077,649      1,510,355
                                                                                                          --------------    ------------

 Superior Holding, Inc.                    6% debt security, due April 1, 2010 (c)                               780,000        780,000
    Wichita, Kansas                        Warrant to purchase 11,143 common shares (c)                                1              1
        Manufacturer of industrial and     6% debt security, due April 1, 2010 (c)                               221,000        221,000
        commercial boilers and shower      121,457 common shares (c)                                             121,457        121,457
        doors, frames and enclosures       6% debt security, due April 1, 2010 (c)                               308,880        308,880
                                           312,000 common shares (c)                                               3,120          3,120
                                                                                                          --------------    ------------
                                                                                                               1,434,458      1,434,458
                                                                                                          --------------    ------------

         Total manufacturing                                                                88.87%             9,273,166     11,286,380
                                                                                            ======        --------------    ------------

Service:

Monitronics International, Inc.            73,214 common shares (c)                                             439,284          54,703
                                                                                                          --------------    ------------
  Dallas, Texas
     Provides home security systems
     monitoring services

Morgan Ohare, Inc. (b)                     0% debt security, due January 1, 2009 (c)                          1,068,750       1,125,000
  Addison, Illinois                        10% debt security, due January 1, 2009                               296,875         296,875
     Fastener plating and heat treating    57 common shares (c)                                                       1               1
                                                                                                          --------------    ------------
                                                                                                              1,365,626       1,421,876
                                                                                                          --------------    ------------

SMWC Acquisition Co., Inc. (a)             13% debt security due September 30, 2011                              89,375          89,375
  Kansas City, Missouri
      Steel warehouse distribution and
      processing
                                           12% debt security due September 30, 2011                             465,300         465,300
                                                                                                          --------------    ------------
                                                                                                                554,675         554,675
                                                                                                          --------------    ------------

Warren Family Funeral Homes, Inc.          Warrant to purchase 346.5 common shares (c)                          200,012              12
  Topeka, Kansas                                                                                          --------------    ------------
     Provider of value priced funeral
     services

         Total Service                                                                      24.53%            2,559,597       2,031,266
                                                                                            =========     --------------    ------------

SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2008

Service Continued:
                                                                                              Percent
                                                                                               of Net                        Cost
Company                                   Security                                             assets        Value             (d)
----------------------------------------------------------------------------------------------------------------------------------------

Technology and Communications:

Feed Management Systems, Inc. (a)         540,551 common shares (c)                                          1,327,186       1,327,186
  Brooklyn Center, Minnesota              674,309 shares Series A preferred (c)                                674,309         674,309
  and B2B internet services                                                                              -------------     -----------
                                                                                                             2,001,495       2,001,495
                                                                                                         -------------      ----------
MainStream Data, Inc. (a)                 322,763 shares Series A preferred (c)                                225,000         200,049
  Salt Lake City, Utah                                                                                   --------------     ----------
  Content delivery solutions
  provider

Phonex Broadband Corporation              1,855,302 shares Series A preferred (c)                                    1       1,155,000
  Midvale, Uta                                                                                            -------------    -----------
    Power line communications

Portrait Displays, Inc.                   8% debt security, due April 1, 2009                                   16,642          16,642
  Pleasanton, California                  8% debt security, due April 1, 2012 (c)                              425,950         750,001
    Designs and markets pivot enabling    Warrant to purchase 39,400 common shares (c)                              --              --
    software for LCD computer monitors                                                                     -------------     ----------
                                                                                                               442,592          766,643
                                                                                                           -------------     ----------

Total technology and communications                                                            25.58%        2,669,088       4,123,187
                                                                                            ============   ===========      ===========

SEE ACCOMPANYING NOTES TO SCHEDULE OF INVESTMENTS.

SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2008

(a) Affiliated  company.  Represents  ownership of greater than 5% to 25% of the outstanding  voting securities of the issuer, and is or was an affiliate of MACC
Private  Equities  Inc. as defined in the  Investment  Company Act of 1940 at or during the period ended  September 30, 2008.  Transactions  during the period in which the issuers were affiliated companies are as follows:

                                            Beginning    Purchase    Sales      Ending     Dividend   Interest   Net Realized
 Description                                Cost                                Cost       Income     Income     Gains/Losses
 ------------------------------------------------------------------------------------------------------------------------------

 Aviation Manufacturing Group, LLC       $      859,359         ---     12,320    847,039     73,882     77,185            ---
 Detroit Tool Metal Products Co.              1,693,480         ---        ---  1,693,480        ---    110,191            ---
 Feed Management Systems, Inc.                2,001,495         ---        ---  2,001,495    127,850        ---         90,168
 Handy Industries, LLC                          835,855         ---        ---    835,855        ---     84,806            ---
 Hicklin Engineering, L.C.                      740,127         ---    740,127        ---        ---     55,135        490,437
 Kwik-Way Products, Inc.                        768,610         ---        ---    768,610        ---        ---            ---
 M.A. Gedney Company                          1,526,601         ---        ---  1,526,601        ---      9,272            ---
 Magnum Systems, Inc.                           927,278         ---        ---    927,278     85,263     68,899            ---
 MainStream Data, Inc.                          200,049         ---        ---    200,049        ---        ---            ---
 Miles Media Group, Inc.                            ---         ---        ---        ---     68,010        ---            ---
 Pratt-Read Corporation                       1,444,467         ---        ---  1,444,467        ---        ---            ---
 SMWC Acquisition Co., Inc                      628,100         ---     73,425    554,675        ---     73,163            ---
 Superior Holding, Inc.                       1,382,458      52,000        ---  1,434,458        ---     37,736            ---

                                            -----------------------------------------------------------------------------------
 Total                                   $   13,007,879      52,000    825,872  12,234,007   355,005    516,387        580,605
                                            ===================================================================================

(b)  Controlled  company.  Represents  ownership  of  greater  than  25%  of the outstanding  voting  securities  of  the  issuer,  and  is or  was a  controlled affiliate of MACC as defined in the Investment  Company Act of 1940 at or during the period ended September 30, 2008. Transactions during the period in which the issuers were controlled affiliates are as follows:

                                           Beginning     Purchase   Sales     Ending       Dividend   Interest  Net Realized
Description                                Cost          Cost       Cost      Cost         Income     Income    Gains/Losses
------------------------------------------------------------------------------------------------------------------------------
Morgan Ohare, Inc.                       $    1,529,688        ---   107,812    1,421,876        ---    36,258            ---
Spectrum Products, LLC                        1,510,355        ---       ---    1,510,355        ---    11,675            ---
                                           ------------- ---------- --------- ------------ ---------- --------- --------------
Total                                    $    3,040,043        ---   107,812    2,932,231        ---    47,933            ---
                                           ============= ========== ========= ============ ========== ========= ==============

(c) Presently nonincome producing.

(d) For all debt  securities  presented,  the  cost is  equal  to the  principal balance.

Notes to SCHEDULE OF INVESTMENTS

(A) For investments held at the February 15, 1995  fresh-start  date, the stated
cost represents the fair value at the fresh-start date.

(B) At September 30, 2008,  all  securities  are  considered to be restricted in their disposition and are stated at what the Board of Directors  considers to be fair value.

(C) At  September  30,  2008,  the cost of  securities  for  federal  income tax purposes was $17,265,065, and the aggregate unrealized appreciation/depreciation
(including other basis differences) based on that cost was:

     Unrealized appreciation                                          $   2,024,571
     Unrealized depreciation                                            (4,868,785)
                                                                     ---------------
                    Net unrealized depreciation                       $ (2,844,214)
                                                                     ===============

Notes to SCHEDULE OF INVESTMENTS CONTINUED...
SCHEDULE 1 - SEPTEMBER 30, 2008

 (D) MACC owns a portfolio which includes  investments in restricted  securities of small  businesses.  Within  this  portfolio,  thirteen  of  these  restricted securities include registration rights and six of these restricted securities do not include  registration  rights.  Within the thirteen  securities that include
registration   rights,   the  actual  rights   include  the  following   general
characteristics:

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

   •   Shareholders

MACC had approximately  1,760 record holders of its common stock at November 30,
2008.

   •    Annual Meeting

The Annual Meeting of MACC  shareholders  will be held on Tuesday,  February 24,
2008, at 10:00 a.m. Pacific Standard Time, at 24 Corporate Plaza Drive,  Newport
Beach, California 92660.

   •    Dividends

MACC has no history of paying cash  dividends  and during  fiscal year 2008 MACC did not declare a dividend  payment.  The payment of  dividends,  if any, in the future is within the  discretion  of the Board of Directors and will depend upon
MACC's earnings,  capital  requirements,  financial condition and other relevant factors. MACC does not presently have any type of dividend reinvestment plan.

   •  Market Prices

The common stock of MACC is traded on the  over-the-counter  market  through the
National  Association  of  Securities  Dealers  Automated  Quotation  ("NASDAQ")
Capital  Market under the symbol "MACC." At the close of business on October 31,
2008, the bid price for shares of MACC's common stock was $2. The following high and low bid quotations for the shares during each quarterly  period ended on the date shown below of MACC's fiscal years 2008 and 2007 were taken from quotations provided to MACC by the NASDAQ:

     -----------------------------------------------------------------------

                                                High             Low
     -----------------------------------------------------------------------
     December 31, 2006                      $   6.69             1.23
     March 31, 2007                             2.73             1.85
     June 30, 2007                              2.67             2.00
     September 30, 2007                         2.50             1.86
     December 31, 2007                          4.20             2.05
     March 31, 2008                             2.77             1.42
     June 30, 2008                              2.40             1.70
     September 30, 2008                         2.16             1.20
     ------------------------------------------------------------------------

Such  over-the-counter  market quotations  reflect  inter-dealer  prices without retail markup, markdown or commission and may not represent actual transactions.

SHAREHOLDER INFORMATION (UNAUDITED) CONTINUED...

•   Performance Graph

The following  graph compares the  semi-annual  percentage  change in cumulative stockholder  return on the Common Stock of MACC since  September 30, 2003,  with the cumulative  total return over the same period of (i) the NASDAQ Stock Market
Total Return Index (U.S. Companies), and (ii) MACC's peer group selected in good faith by MACC and which it composed of the  following  ten business  development companies or other funds known by MACC to have similar investment  objectives to the Corporation:  Ares Capital Corporation (ARCC),  Brantley Capital Corporation
(BBDC),  Capital Southwest Corp (CSWC), Equus Total Return Inc. (EQS), Gladstone
Investment  Corporation (GAIN),  Harris & Harris Group, Inc. (TINY), MVC Capital
(MVC),  NGP Capital  Resources  Company  (NGPC),  Rand Capital Corp (RAND),  and
Winfield Capital Corp (WCAP) (the "Peer Group").

In the graph,  the  comparison  assumes $100 was invested on October 1, 2003, in shares of MACC's  Common Stock and in each of the  indices.  The  comparison  is based upon the closing  market bid price for shares of MACC's Common Stock,  and assumes the  reinvestment  of all dividends,  if any. The returns of each of the companies in the Peer Group are weighted  according to the respective  company's stock market  capitalization  at the beginning of each period for which a return is indicated.

                             CORPORATE INFORMATION
---------------------------------------------------------------------------------

          FUND MANAGER                               SUBADVISER
          ------------                               ----------
  EUDAIMONIA ASSET MANAGEMENT, LLC      INVESTAMERICA INVESTMENT ADVISORS, INC.

                                    OFFICERS
                                    --------

 TRAVIS PRENTICE           MONTIE WEISENBERGER              DEREK GAERTNER
President and CEO   Senior Vice President, Treasurer,     Vice President, CFO, CCO
                                 Secretary

                               BOARD OF DIRECTORS
                               ------------------

              MICHAEL W. DUNN -                          JAMES W. EILER -
              MANCHESTER, IOWA                        WEST DES MOINES, IOWA
President, Farmers and Merchants Savings       Principal, Eiler Capital Advisors, LLC
Bank, Vice President, Security Savings Bank

            SENG HOO ONG -                                        GORDON J. ROTH -
          JAKARTA, INDONESIA                                 NEWPORT BEACH, CALIFORNIA
   Vice President, Strategic Planning Group,    Chief Operating Officer and Chief Financial Officer,
          Charoen Pokphand Group, Indonesia                  Roth Capital Partners, LLC

                                   GEOFFREY T. WOOLLEY -
                                  BOSTON, MASSACHUSETTS
                                Chairman of the Company,
                             Chairman, Kreos Capital Limited
                        and Founding Partner, Dominion Ventures Inc.

                                  OFFICE LOCATIONS
                                  ----------------

     • HEADQUARTERS                               • REGIONAL OFFICE

   MACC Private Equities Inc.                        MACC Private Equities Inc.
Eudaimonia Asset Management, LLC               InvestAmerica Investment Advisors, Inc.
   580 2nd Street, Suite 102                       101 Second Street SE, Suite 800
  Encinitas, California 92024                         Cedar Rapids, Iowa 52401
         (760) 479-5072                                   (319) 363-8249

                            STOCK TRANSFER AGENT
                            --------------------
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
                    -----------------------------------------

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

Types of nonpublic personal information collected:

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

Types of nonpublic personal information disclosed:

As we place  the  privacy  of our  current  and  former  shareholders'  personal financial  information at a premium,  we do not disclose any nonpublic  personal information about our current or former shareholders to anyone, except as may be permitted by law.

Security of our nonpublic personal information:

In our  efforts to protect  your  personal  financial  information,  we restrict access to nonpublic  personal  information  about you those  parties  within our company  who  need to know the  information  in order  to  provide  products  or services to you. We maintain physical and procedural safeguards that comply with federal regulations to guard your nonpublic personal information.