Form 10-K, Exhibit 13
period 2009-09-30
MACC PRIVATE EQUITIES INC
filed 2009-12-28
CIK 923808

Exhibit 13

2009 Annual Report

Annual Report September 30, 2009

TO OUR SHAREHOLDERS

Fiscal year 2009 was a difficult year for MACC.   The general economic conditions and disruptions in the capital markets in particular decreased liquidity, pressured global asset prices, made credit difficult to obtain, and suppressed economic activity.  The adverse environment we believe affected MACC’s ability to liquidate portfolio assets at reasonable valuations.  Further, many of the companies in which MACC has investments were also susceptible to the adverse environment causing their performance to suffer.  In this difficult environment, the company has wrestled with the question of how to best maximize shareholder value and have been actively reviewing the current course of the company and the various options before it.

Part of the stated plan going into fiscal year 2009 was to make no new investments in the legacy investment strategy, continue to harvest legacy portfolio investments, reduce expenses, and repay outstanding debt.  During the year, three legacy portfolio assets were sold and MACC collected on various installment sales for a realized net gain of $146,807.  The company reduced operating expenses by 17%, and reduced outstanding debt from $4,750,405 to $4,618,659 as of September 30, 2008 and September 30, 2009, respectively.  This relatively good news however was tempered by overall net realized and unrealized losses on portfolio assets of $2,048,783.  The write-downs were the result of negative economic and credit conditions affecting the performance of MACC’s underlying portfolio companies as well as the compression of multiples and lack of credit availability.

In 2008, MACC made the strategic decision to change investment advisers and pursue a new investment strategy.  Effective April 29, 2008 Eudaimonia Asset Management, LLC (“EAM”) was appointed to serve as the investment adviser to MACC.  Concurrent with the hiring of EAM, InvestAmerica Investments Advisors, Inc. was kept on as a sub-adviser to continue the process of harvesting the legacy portfolio while maximizing its value.

EAM was appointed the investment adviser based on the experience of their investment professionals in the small and micro cap investment universe and because we believe their strategy will offer a strong opportunity for capital appreciation while increasing the liquidity profile of MACC’s portfolio.  EAM’s investment strategy for MACC was to seek capital appreciation by making direct equity investments in public companies that are benefiting from positive fundamental change.  These investments were to be made in the form of private placements and registered-direct equity offerings.  Further, the strategy would take advantage of recent regulatory changes that significantly expand the types of assets eligible for BDC investment to include domestic operating companies which are listed on a national securities exchange having a market capitalization of less than $250 million.

With the difficulties of raising new money in the fiscal year 2009, the new strategy under EAM was put on hold.  There simply was no money available to execute.  As we look forward into 2010, we believe the EAM strategy provides us the best opportunity to maximize shareholder value. Disruptions in credit and equity markets worldwide have created attractive valuations for long-term investors, as well as increased the need for equity capital for small and micro cap companies to grow, as normal avenues of capital formation have become less available or non-existent.  We are unaware of any other BDC employing a similar strategy and believe the new investment strategy provides an investment opportunity previously unavailable to most investors.  We also expect that the increased liquidity profile and transparency of the new strategy portfolio assets will lead to a closer relationship between MACC’s stock price and its underlying net asset value.  Currently, MACC is continuing to trade at a significant discount to its book value.

[Missing Graphic Reference]
For fiscal 2010, our plan is to continue to harvest legacy portfolio assets and to continue the repayment of our outstanding debt.  We also feel that it will be important for MACC to raise new equity capital in the coming year in order to execute on the new portfolio strategy.  The process was begun by commencing the registration of a rights offering which was approved by shareholder vote on April 28, 2008.  Looking into 2010 we expect to commence the rights offering to raise funds to begin the new strategy.  Further, we believe that future capital raises will be necessary and we are exploring those options.  We expect that the attractiveness of the new investment strategy, combined with the value proposition of MACC’s current portfolio, will make additional capital raises possible in the coming year.  In light of challenging market conditions, however, the Board will continue to review alternatives, including seeking shareholder approval to liquidate, should additional capital raising prospects prove unlikely or inadequate to effectively execute on the new strategy.

Michael W. Dunn, Chairman of the Board	Travis Prentice President and CEO

Contents
1	LETTER TO SHAREHOLDERS; CORPORATE PROFILE
4	FINANCIAL HIGHLIGHTS
6	SELECTED FINANCIAL DATA
6	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
17	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
37	SHAREHOLDER INFORMATION
39	CORPORATE INFORMATION

CORPORATE PROFILE

MACC PRIVATE EQUITIES INC.

MACC Private Equities Inc. (Nasdaq Capital Market: MACC), a Delaware corporation, has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”).  MACC’s primary goal has been to create long-term appreciation of shareholder value based upon the successful management of later stage venture capital activities.

MACC generally has invested from $1,000,000 up to $3,800,000 in growth and later stage manufacturing and service businesses with annual sales typically from $10,000,000 to $100,000,000.  These growth and buyout investments have been made in the form of subordinated debt or preferred stock with warrants or common stock.  Since 1980, MACC has provided equity financing of over $90,000,000 to more than 120 companies and has played a significant role in the syndication of equity funding for later stage, middle market growth and buyout financings.  MACC, however, has not made any such investments for over 5 years and has been actively seeking to liquidate its legacy portfolio.

Consistent with shareholder approval of its new investment adviser, in April 2008, MACC determined to change its investment focus to capital appreciation.  MACC intends to implement this strategy once new capital is raised.  Presently, it is reviewing the prudence of conducting the rights offering approved by shareholders in April 2008 as well as conducting future offerings of its common stock if the Board of Directors determines market conditions favor such an offering.

EUDAIMONIA ASSET MANAGEMENT, LLC

Eudaimonia Asset Management, LLC, a California limited liability company (“EAM” or the “Investment Adviser”), with its executive offices at 580 Second Street, Suite 102, Encinitas, California 92024, is the investment adviser to MACC under an Investment Advisory Agreement dated April 29, 2008 (the “Advisory Agreement”).   EAM is registered as an investment adviser with the Department of Corporations of the State of California.  EAM currently manages approximately $57 million of other assets under strategies similar to that to be employed for all new investments made by MACC after the effectiveness of the Advisory Agreement (the “New Portfolio”).  EAM’s sole focus is managing small- and micro-cap growth investments using a behaviorally-based investment philosophy and disciplined process.   EAM’s three investment principals have combined over 30 years of investment management experience.

INVESTAMERICA INVESTMENT ADVISORS, INC.

InvestAmerica Investment Advisors, Inc. an Iowa Corporation (“InvestAmerica” or the “Subadviser”), has been retained by MACC and EAM to serve as a subadviser to MACC under a Subadvisory Agreement dated April 29, 2008 among MACC, EAM and InvestAmerica (the “Subadvisory Agreement”) to manage MACC’s portfolio of investments in existence prior to the effective date of the Advisory Agreement (the “Existing Portfolio”).  The Subadviser is affiliated with a group of venture capital management companies (the “Investamerica Group”), the first of which was organized in 1985.   The InvestAmerica Group manages more than $60 million in assets, including committed capital, and the three InvestAmerica Group principals combined have over 80 years of venture capital fund experience.  Prior to the effectiveness of the Advisory and Subadvisory Agreements, InvestAmerica served as the investment adviser for both MACC and MorAm.

FINANCIAL HIGHLIGHTS	[Dollars in Thousands Except Per Share Data]
BALANCES AT YEAR END SEPTEMBER 30	2009	2008
Total Assets	$12,517	15,314
Total Long Term Debt	4,619	4,750
Total Net Assets	7,809	10,435
OPERATIONS FOR THE YEAR
Total Investment Income	$587	956
Investment Expense, Net	(577)	(448)
Net Realized (Loss) Gain on Investments	(2,444)	687
Net Change in Unrealized Depreciation/ Appreciation on Investments	395	(1,295)
Realized loss on other assets	---	(30)
Net Change in Net Assets from Operations	(2,626)	(1,086)
PER SHARE DATA
Net Assets Per Share	$3.17	4.23

FINANCIAL HISTORY

	2009	2008	2007	2006	2005

Total Assets	$ 12,516,519	15,313,877	18,008,787	22,830,055	31,336,214
Total Assets decreased by $2,797,358, or 18%, in fiscal 2009.
Total Long Term Debt	$ 4,618,659	4,750,405	6,108,373	10,790,000	16,790,000
Total Long Term Debt decreased by $131,746, or 3%, in fiscal 2009.
Net Asset Value Per Share	$ 3.17	4.23	4.67	4.71	5.54
Year end Net Asset Value Per Share decreased by $1.06, or 25%, as of the end of fiscal 2009.
Market Bid Price Per Share	$ 0.80	1.36	2.45	1.78	2.57
Year end Market Bid Price Per Share decreased by $0.56, or 41%, as of the end of fiscal 2009.
Stock Price as a Percentage of Net Asset Value Per Share	25.2%	32.2%	52.5%	37.8%	46.4%
Stock Price as a Percentage of Net Asset Value Per Share decreased by 22% as of the end of fiscal 2009.
Annual Capital Invested	$ 139,586	52,000	65,000	333,325	781,611
Annual capital invested increased by $87,586 or 168%, in fiscal 2009. MACC currently is doing only follow-on investing.
Investment Income (Expense), Net	($576,810)	(447,791)	(786,487)	(1,171,152)	(1,855,902)
Investment Expense, Net increased by $129,019, or 29%, in fiscal 2009

FINANCIAL REPORT

CONTENTS
6	SELECTED FINANCIAL DATA
6	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
17	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
37	SHAREHOLDER INFORMATION
39	Corporate Information

SELECTED FINANCIAL DATA
FOR THE FISCAL YEARS ENDING SEPTEMBER 30

	2009	2008	2007	2006	2005

Investment expense, net	$(576,810)	(447,791)	(786,487)	(1,171,152)	(1,855,902)

Net realized (loss)gain on investments	(2,444,130)	687,269	1,351,456	3,645	3,672,664

Net change in unrealized depreciation/ appreciation on investments	395,347	(1,294,629)	(662,393)	(879,234)	771,576

Realized loss on other assets	---	(30,678)	---	---	---

Net change in net assets from operations	$(2,625,593))	(1,085,829)	(97,424)	(2,046,741)	2,588,338

Net change in net assets from operations per common share	(1.061)	(0.441)	(0.041)	(0.831)	1.051

Total assets	$12,516,519	15,313,877	18,008,787	22,830,055	31,336,214

Total long term debt	$4,618,659	4,750,405	6,108,373	10,790,000	16,790,000

1 Computed using 2,464,621 shares outstanding at September 30, 2009, September 30, 2008, September 30, 2007, September 30, 2006 and September 30, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Annual Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  The forward-looking statements contained in this Annual Report are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC has identified herein important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and MACC’s ability to obtain future funding, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.

Overview and Looking Ahead

Fiscal year 2009 was a difficult year for the capital markets and for MACC.   MACC’s stated plan for fiscal year 2009 was to make no new investments in its legacy investment strategy, continue to harvest the value of the investments within the Existing Portfolio, repay its outstanding debt, execute a rights offering and begin making investments in the new portfolio strategy under EAM.  Severe disruptions in the capital markets, however, during the 2008 and the first half of the year made the execution of MACC’s stated plan difficult.  Falling global assets prices and deteriorating economic and credit conditions made the prospect of raising new capital to begin executing the new portfolio strategy distant.  Although three portfolio investments were sold during the year, net proceeds were not adequate to provide sufficient capital to begin EAM’s investment strategy.  In addition portfolio assets were written down to reflect the impact the economic conditions were having on portfolio companies.

MACC also experienced pressure on its operating cashflow in 2009 as income from existing portfolio assets were insufficient to cover operating expenses.  Proceeds from portfolio sales were applied to outstanding debt and toward operating cashflow needs.  In April and May of 2009, MACC’s investment advisor, EAM, voluntarily reduced its management fee from 2% to 1% in recognition of the fact that the new portfolio strategy had been put on hold and to help alleviate MACC’s cashflow difficulties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

Operating expenses have been funded primarily from the sale of portfolio companies, dividends, interest and other distributions from MACC’s portfolio companies and from MACC’s bank financing.  MACC continues to have an ongoing need to raise cash from portfolio sales to fund operations and pay down outstanding debt.  MACC’s note payable with Cedar Rapids Bank & Trust Company in the amount of $4,618,659 is due and payable March, 2010.  MACC will need to either extend the due date on the current note payable or consider additional sources of financing and additional sales of investments in order to meet current payment and operating requirements.  No assurance can be given that MACC will be successful in its efforts to extend its current financing arrangement or raise additional funding in the near term and accordingly these facts raise substantial doubt about MACC’s ability to continue as a going concern.

MACC continues to seek additional cash through future sales of portfolio equity and debt securities and from other financing arrangements.  Absent financing amendments to the current note payable or additional sources of financing, current working capital and cash will not be adequate for operations at their current levels.  If such efforts are not successful, MACC may need to liquidate its current investment portfolio, to the extent possible, which could result in significant realized losses due to the current economic conditions.

MACC made the strategic decision in 2008 upon the recommendation of the Board of Directors and subsequent shareholder approval to contract with EAM to become the new investment adviser of MACC.  EAM’s investment strategy seeks to make direct equity investments in very small and micro-cap public companies eligible for investment by a BDC.  EAM was appointed as the investment advisor in part because its strategy is believed to offer a strong opportunity for capital appreciation and because of the increased liquidity profile of its investments.

EAM and MACC believe that recent regulatory changes that have expanded the types of investments available to BDCs may provide significant opportunities for MACC and its shareholders under its new investment strategy.  In 2006, the Securities Exchange Commission (the “SEC”) adopted rule 2a-46 under the 1940 Act to revise the categories of companies that are eligible for BDC investment.  Rule 2a-46 defined the term “eligible portfolio company” to include all private domestic operating companies and those public domestic operating companies whose securities are not listed on a national securities exchange (“Exchange”).  In 2008, the SEC amended Rule 2a-46 by further expanding the exchange-based definition of “eligible portfolio company” to include a market capitalization based definition.  Eligible portfolio companies now include domestic operating companies that have a class of securities listed on an Exchange and with a market capitalization of less than $250 million.  EAM and MACC believe that this action by the SEC not only unlocks capital to an under-served segment of the U.S. economy, but provides significant opportunities for long-term investors within the BDC structure.

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

EAM and MACC also believe that the new investment strategy provides an investment opportunity previously unavailable to most investors.  We are unaware of any BDC employing a similar strategy.  Because of its unique nature, MACC believes that its new investment strategy will offer a better opportunity to increase its capital base by more closely aligning MACC’s stock price with its net asset value.  EAM and MACC also believe that by increasing its capital base, MACC may become a more attractive investment vehicle, as its larger capital base should increase the liquidity profile of its shares.  Furthermore, the structure of a BDC within this investment framework offers greater transparency than other investment vehicles available to investors.

During the year the Board continued to discuss various options to maximize shareholder value.  Looking forward to 2010 MACC will look to execute on its stated goals of 2009.   Although economic, market and credit conditions continue to be difficult, they have improved somewhat, and MACC believes that its best opportunity to maximize shareholder value is to move forward with harvesting legacy investments when and at appropriate prices, pay down outstanding debt, execute the rights offering and seek shareholder approval for future capital raises, and finally to begin executing on the new portfolio strategy under EAM.

It will be important for MACC to raise new equity capital in the coming year for a number of reasons.  First, MACC’s current annual carrying costs as a public company are burdensome relative to its available capital and operating income from Existing Portfolio assets is inadequate to fund the company’s operating expenses.  Secondly, proceeds from the sale of Existing Portfolio assets will not be significant enough to adequately initiate the new strategy in a reasonable time period.  Currently, in accordance with the debt agreements 80% of the proceeds from the sale of Existing Portfolio assets are required to be applied against the outstanding note payable of $4,618,659.  Further, given the nature of the current market environment and the Existing Portfolio assets, liquidating these assets to derive maximum value may not be possible in the near-term.  Lastly, the new portfolio strategy will be most effective when MACC has adequate assets available to build a well-diversified portfolio of small- and micro-cap companies.  EAM and MACC feel that the attractiveness of its new investment strategy combined with the value proposition of its current portfolio could make it  possible in the coming year to make investments in the New Portfolio.

MACC and EAM have initiated the process of raising additional capital by filing a registration statement to effect a rights offering, which was approved by shareholder vote on April 28, 2008.  EAM and MACC further believe that future capital raises will be necessary.  EAM and MACC feel that the attractiveness of its new investment strategy combined with the value of its current portfolio could make this possible in the coming year.  As discussed below, as capital constraints improve, we intend to continue our strategy of making conservative investments in businesses that we believe will weather the economy and that are likely to produce attractive long-term returns for our stockholders.

The impact of the recession on our portfolio investments may also continue to decrease the value of collateral securing our note payable, which could impact our ability to borrow under our existing credit facility and to obtain future funding.  Additionally, our credit facility contains covenants regarding the maintenance of certain minimum net worth requirements, which are affected by the decrease in the value of our portfolio.  Failure to meet these requirements would result in a default which, if we are unable to obtain a waiver from our lenders, would result in the acceleration of our repayment obligations under our credit facility.  As of September 30, 2009, we are in compliance with all of the facility covenants.

In addition, our note payable in the amount of $4,618,659 as of September 30, 2009 is due and payable in March, 2010.  MACC will need to either extend the due date on the current note payable or consider additional sources of financing and additional sales of investments in order to meet current payment and operating requirements.  Accordingly, the combination of these facts raises substantial doubt as to MACC’s ability to continue as a going concern.  No assurance can be given that MACC will be successful in its efforts to extend its current financing arrangement or raise additional funding in the near term and accordingly these facts also raise substantial doubt about MACC’s ability to continue as a going concern.  The financial statements included elsewhere in this report have been prepared assuming that MACC will successfully refinance its credit terms and continue as a going concern.

RESULTS OF OPERATIONS

MACC’s primary activities in 2009 were consistent with the legacy portfolio strategy.  MACC made no new investments and focused on selling Existing Portfolio assets while closely monitoring and reducing where possible current expenses.  Total investment income includes income from interest and dividends.  Investment expense, net represents total investment income minus net operating expenses and income tax expense.  The main objective of portfolio company investments is to achieve capital appreciation and realized gains in the portfolio.  These gains and losses are not included in investment expense, net and are reported as separate line items.

Fiscal  2009, Fiscal 2008 and Fiscal 2007

	For the year ended September 30,

	2009	2008	2007
Total investment income	$586,989	955,563	996,627
Total operating expenses	(1,163,799)	(1,403,354)	(1,853,607)
Income tax benefit	---	---	70,493
Investment expense, net	(576,810)	(447,791)	(786,487)
Net realized (loss) gain on investments	(2,444,130)	687,269	1,351,456
Net change in unrealized depreciation/ appreciation on investments	395,347	(1,294,629)	(662,393)
Realized loss on other assets	---	(30,678)	---
Net (loss) gain on investments and other assets	(2,048,783)	(638,038)	689,063
Net change in net assets from operations	$(2,625,593)	(1,085,829)	(97,424)
Net asset value:
Beginning of period	$4.23	4.67	4.71
End of period	$3.17	4.23	4.67

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

Total Investment Income

During the fiscal year ended September 30, 2009, total investment income was $586,989, a decrease of 39% from fiscal year 2008 total investment income of $955,563.  The decrease during the current year was the net result of a decrease in interest income of $209,156, or 35%, and a decrease in dividend income of $167,065, or 47%.  MACC attributes the decrease in interest income primarily to the repayments of principal on debt portfolio securities and on two debt portfolio securities which have been placed on non-accrual of interest status during fiscal year 2009.  Dividend income for fiscal year 2009 represents dividends received on three existing portfolio companies, two of which were distributions from limited liability companies, as compared to dividends received on four portfolio companies, two of which were distributions from limited liability companies, during fiscal year 2008.  The timing and amount of dividend income is difficult to predict.

During the fiscal year ended September 30, 2008, total investment income was $955,563, a decrease of 4% from fiscal year 2007 total investment income of $996,627.  The decrease during the fiscal year ended September 30, 2008 was the net result of a decrease in interest income of $267,021, or 31%, and an increase in dividend income of $225,951, or 175%.  MACC attributes the decrease in interest income primarily to the repayments of principal on debt portfolio securities.  Dividend income for fiscal year 2008 represented dividends received on three existing portfolio companies and one previously held portfolio company, two of which were distributions from limited liability companies, as compared to dividends received on three portfolio companies, two of which were distributions from limited liability companies, during fiscal year 2007.  Dividend income increased in fiscal year 2008 because the distributions from limited liability companies during fiscal 2008 were larger than the distributions in fiscal year 2007 and the receipt of dividends in two other portfolio companies were larger than in fiscal year 2007.

Net Operating Expenses

Net operating expenses of MACC decreased by 17% in fiscal year 2009 to $1,163,799 from $1,403,354 in fiscal year 2008.  The relative decrease in net operating expenses is the net result of decreases of $104,381, or 26%, in interest expense, $58,653, or 21%, in management fees, $69,401, or 18%, in professional fees, and $7,120, or 2%, in other operating expenses.   Interest expense decreased due to a combination of the decrease in the interest rate and the principal balance of the Note Payable with Cedar Rapids Bank & Trust Company in fiscal year 2009 as compared to fiscal year 2008.  Management fees decreased due to the investment adviser, Eudaimonia Asset Management, LLC (“EAM”), having voluntarily waived its management fee of 1% of net assets, effective in May, for an indefinite period.  The remaining 1% of the management fee continues to be paid to our subadviser, InvestAmerica Investment Advisors, Inc. (“InvestAmerica”).  Professional fees decreased primarily due to the absence of legal costs  in 2009 compared to 2008 where the costs were related to changes in the investment advisory structure, the merger and exploration of capital raising options.

Net operating expenses of MACC decreased by 24% in fiscal year 2008 to $1,403,354 from $1,853,607 in fiscal year 2007.  The relative decrease in net operating expenses was the net result of decreases of $390,866, or 49%, in interest expense, $49,168, or 15%, in management fees, $143,732, or 100%, in incentive fees, and increases of $9,923, or 3%, in other expenses and $123,590, or 45%, in professional fees.   Interest expense decreased due to a decrease in long term debt and a lower rate of interest on the debt in fiscal year 2008 as compared to fiscal year 2007.  Management fees decreased due to a decrease in capital under management, which was partially offset by the increase in the management fee percentage from 1.5% to 2.0% under the Advisory Agreement.  Professional fees increased in 2008 compared to 2007 primarily due to the legal expenses incurred from the change in MACC’s investment advisor, the merger, and the exploration of capital raising options.

Investment Expense, Net

MACC had investment expense, net in fiscal year 2009 of $576,810, an increase of 29% from investment expense, net of $447,791 in fiscal year 2008.  The increase in investment expense, net is the result of the decrease in investment income and net operating expenses described above and the decrease of interest expense to $303,794 in fiscal year 2009 from $408,175 in fiscal year 2008.

MACC had investment expense, net in fiscal year 2008 of $447,791, a decrease of 43% from investment expense, net of $786,487 in fiscal year 2007.  The decrease in investment expense, net was primarily the result of the decrease in operating expenses in 2007 as a result of decreased interest expense, management fees, and incentive fees.  The net decrease in operating expenses is more fully described above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

Net Realized Gain (Loss) on Investments

MACC recorded a net realized loss on investments in fiscal 2009 of $2,444,130 as compared to a net realized gain of $687,269 in fiscal year 2008.  The fiscal year 2009 net realized loss is the net result of $245,179 of realized gains from the sale of two portfolio companies, a realized gain of $1,620 from final distributions on two portfolio companies sold in a previous fiscal year, a realized loss of $99,992 from the sale of one portfolio company, a realized loss of $1,923,610 on the write-off of two portfolio investments which had been previously written down to $1 through unrealized losses, and a realized loss of $667,327 on the partial write-off of one portfolio company.  Management does not attempt to maintain a comparable level of realized gains quarter to quarter but instead attempts to maximize total investment portfolio appreciation through realizing gains in the disposition of securities.  Under the Advisory Agreement, the Investment Adviser is entitled to be paid an incentive fee, which is calculated as a percentage of the excess of MACC’s realized gains in a particular period, over the sum of net realized losses, unrealized depreciation, and operating losses during the same period.  As a result, the timing of realized gains, realized losses and unrealized depreciation can have an effect on the amount of the incentive fee payable to the Investment Adviser under the Advisory Agreement.

MACC recorded a net realized gain on investments in fiscal 2008 of $687,269, as compared to a net realized gain of $1,351,456 in fiscal year 2007.  The fiscal year 2008 net realized gain was a net result of $571,028 of a realized gain from the sale of one portfolio company, $104,120 from the sale of warrants in one portfolio company, $6,628 from final distributions on one portfolio company sold in fiscal year 2007, and the receipt of $5,493 of escrowed funds from two previously sold portfolio companies.  Under the Advisory Agreement, the Investment Adviser is entitled to be paid an incentive fee, which is calculated as a percentage of the excess of MACC’s realized gains in a particular period, over the sum of net realized losses, unrealized depreciation, and operating losses during the same period.  As a result, the timing of realized gains, realized losses and unrealized depreciation can have an effect on the amount of the incentive fee payable to the Investment Adviser under the Advisory Agreement.

Changes in Unrealized Depreciation/Appreciation of Investments

MACC had unrealized depreciation of $2,543,635 at September 30, 2009, a change of $395,347 from the $2,938,982 of unrealized depreciation at September 30, 2008.  This, along with the net realized loss of $2,444,130, resulted in a net loss on investments for fiscal year 2009 of $2,048,783, as compared to a net loss on investments of $607,360 for fiscal year 2008.  The fiscal year 2009 change in unrealized depreciation/appreciation is the net effect of increases in fair value of three portfolio companies totaling $796,398, decreases in fair value of nine portfolio companies totaling $2,517,636, the reversal of appreciation of $200,000 in one portfolio investment from its sale resulting in a realized gain, the reversal of appreciation of $24,951 in one portfolio investment from its sale resulting in a realized loss, the reversal of $1,923,608 of depreciation from the write off of two portfolio investments resulting in a realized loss, and the reversal of $417,928 depreciation resulting from the partial write off of one portfolio investment resulting in a realized loss.

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

Net change in unrealized depreciation/appreciation on investments represents the change for the period in the unrealized appreciation, net of unrealized depreciation on MACC’s total investment portfolio.  When MACC increases the fair value of a portfolio investment above its cost, the unrealized appreciation for the portfolio as a whole increases, and when MACC decreases the fair value of a portfolio investment below its cost, unrealized depreciation for the portfolio as a whole increases.  See accounting policy for determining fair value on investments below under “Determination of Net Asset Value.”  When MACC sells an appreciated portfolio investment for a gain, unrealized appreciation for the portfolio as a whole decreases as the gain is realized.  Similarly, when MACC sells or writes off a depreciated portfolio investment for a loss, unrealized depreciation for the portfolio as a whole decreases as the loss is realized.

Net Change in Net Assets from Operations

As a result of the items described above, MACC experienced a decrease of $2,625,593 in net assets during fiscal year 2009, and the resulting net asset value per share was $3.17 at September 30, 2009, as compared to $4.23 at September 30, 2008 and $4.67 at September 30, 2007.  Management attributes these results to the write-down of portfolio assets and the operating loss incurred in

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

fiscal 2009.  Although MACC realized gains on two portfolio companies and had three portfolio investments increase in value during fiscal year 2009, nine portfolio companies required a write-down in valuation.

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

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

MACC relies upon several sources to fund its operating and investment activities, including MACC’s cash and money market accounts, and proceeds from the sale of portfolio assets, as further described below.

As of September 30, 2009, MACC’s cash and money market accounts totaled $173,521.  MACC has a term loan in the amount of $4,618,659 with Cedar Rapids Bank & Trust Company.   The term loan is due and payable March 31, 2010.

Currently MACC does not have sufficient cash flows from operations to pay current operating expenses and to repay the term loan when it is due.  MACC therefore continue to have an ongoing need to raise cash from portfolio sales and will need to either extend the due date on the current term loan or seek additional sources of financing in order to meet current payment and operating requirements.  To date an extension on the term loan and additional financing has not been secured, accordingly these facts raise substantial doubt about MACC’s ability to continue as a going concern.

MACC continues to seek additional cash through future sales of portfolio equity and debt securities and from other financing arrangements.  Absent financing amendments to the current note payable or additional sources of financing, current working capital and cash will not be adequate for operations at their current levels.  If such efforts are not successful, MACC may need to liquidate its current investment portfolio, to the extent possible, which could result in significant realized losses due to the current economic conditions.

The following table shows MACC’s significant contractual obligations as of September 30, 2009:

Payments due by period
Contractual Obligations
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Note Payable	$4,618,659	4,618,659	---	---	---
Incentive Fees Payable	$16,361	16,361	---	---	---

Although we believe we will be able to refinance the term loan, failure to do so or find alternative financing could pose significant financial risks to MACC given the relative illiquid nature of the Existing Portfolio.  In addition, we anticipate that our current cash and money market accounts will not be adequate enough to fund our cash flow short-fall from operation during fiscal year 2010.  We will need to liquidate portfolio assets to fund the operating cash short-fall.  Although management believes we will be able to liquidate portfolio assets sufficient to provide funds for MACC to meet its fiscal year 2010 anticipated cash requirements, there can be no assurances that MACC’s cash flows from portfolio sales, operations or cash requirements will be as projected.

PORTFOLIO ACTIVITY

MACC’s primary business had been investing in and lending to businesses through investments in subordinated debt (generally with detachable equity warrants), preferred stock and common stock.  As noted above, MACC did not make any new investments in fiscal year 2009.  The total portfolio value of the Existing Portfolio was $11,775,272 and $14,501,851 at September 30, 2009 and September 30, 2008, respectively.  During fiscal year 2009, MACC invested $139,586 in two follow-on investments in an Existing Portfolio companies.  The $139,586 of investments were co-investments with another fund managed by InvestAmerica.  When it makes any co-investment with these related funds, MACC follows certain procedures consistent with orders of the SEC for related party co-investments to mitigate conflict of interest issues.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

VALUATION CHANGES

The following table presents those portfolio investments held at September 30, 2009 with respect to which the valuation changed from September 30, 2008:

F A I R V A L U E
PORTFOLIO COMPANY	SEPTEMBER 30, 2009	SEPTEMBER 30, 2008(1)
Aviation Manufacturing Group, LLC	1,618,039	1,642,559
Detroit Tool Metal Products Co.	1,371,507	1,693,480
Feed Management Systems, Inc.	2,041,136	2,001,495
Handy Industries, LLC	67,042	269,093
Linton Truss Corporation	75,036	190,036
M.A. Gedney Company	1	146,000
Magnum Systems, Inc.	1,257,278	1,507,278
Morgan Ohare, Inc.	1,091,667	1,308,334
Portrait Displays, Inc.	685,068	361,017
Pratt-Read Corporation	1	905,577
Spectrum Products, LLC	1,510,355	1,077,649
Superior Holding, Inc.	1,137,608	1,473,458

(1)	September 30, 2008 valuations have been adjusted for additional amounts invested or partial disposition of the portfolio investment for purposes of comparison.

CRITICAL ACCOUNTING POLICY

Investments in securities that are traded in the over-the-counter market or on a stock exchange are valued by taking the average of the close (or bid price in the case of over-the-counter equity securities) for the valuation date and the preceding two days.  The Board of Directors generally use market quotations to assess the value of our investments for which market quotations are readily available.  We obtain these market values from an independent pricing service or at the bid prices, if available, obtained from at least two broker/dealers or by a principal market maker or a primary market dealer.  Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors.  Such determination of fair values involved subjective judgments and estimates.  Among the factors considered in determining the fair value of investments are the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the portfolio company; discounted cash flow models, comparisons of multiples of peer companies that are public, the long-term potential of the business of the portfolio company; market interest rates for similar debt securities; overall market conditions and other factors generally pertinent to the valuation of investments.  When an external event such as a purchase transaction, public offering or subsequent equity sale occurs in connection with one of our portfolio companies, our board of directors uses the pricing indicated by the external event to corroborate and/or assist us in our valuation of our investment in such portfolio company.  However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In the valuation process, MACC uses financial information received monthly, quarterly, and annually from its portfolio companies which includes both audited and unaudited financial statements.  This information is used to determine financial condition, performance, and valuation of the portfolio investments.

Realization of the carrying value of investments is subject to future developments.  Investment transactions are recorded on the trade date and identified cost is used to determine realized gains and losses.  Under the provisions of authoritative guidance, the fair value of loans and investments in portfolio securities on February 15, 1995, MACC’s fresh-start date, is considered the cost basis for financial statement purposes.

The preparation of financial statements in conformity with GAAP requires management to estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

DETERMINATION OF NET ASSET VALUE

The net asset value per share of MACC’s outstanding common stock is determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus total liabilities by the total number of shares outstanding at the date as of which the determination is made.

In calculating the value of total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued in accordance with the current guidelines of the SEC.  Under SEC Regulations, publicly-traded equity securities are valued by taking the close (or bid price in the case of over-the-counter equity securities) for the valuation date.  MACC did not have any publicly-traded equity securities as of September 30, 2009.

All other investments are valued at fair value as determined in good faith by the Board of Directors.  The Board of Directors has determined that all other investments will be valued initially at cost, but such valuation will be subject to quarterly adjustments and on such other interim periods as are justified by material portfolio company events if the Board of Directors determines in good faith that cost no longer represents fair value

We currently have a portfolio of debt and equity securities for which no regular trading market exists.  The fair value of these investments may not be readily determinable.  We value these investments quarterly at fair value as determined in good faith under the direction of our board of directors pursuant to a valuation policy and consistently applied valuation process utilizing the input of our investment advisers and audit committee.  The types of factors that may be considered in fair value pricing of these investments include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparison to more liquid securities, indices and other market related inputs, discounted cash flow and other relevant factors.  Because such valuations and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a readily available market for these investments existed and may differ materially from the amounts we realize on any disposition of such investments. Our net asset value could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon the disposal of such investments.  In addition, decreases in the market values or fair values of our investments are recorded as unrealized depreciation.  Continued declines in prices and liquidity in the debt markets could result in substantial unrealized/realized losses, which could have a material adverse impact on our business, financial condition and results of operations.

We are required to record our assets at fair value, as determined in good faith by our board of directors in accordance with our valuation policy.  As a result, volatility in the capital markets may adversely affect our valuations and our net asset value, even if we intend to hold respective investments to maturity.  Volatility or dislocation in the capital markets may depress our stock price below our net asset value per share and create a challenging environment in which to raise debt and equity capital.  As a business development company, we are generally not able to issue additional shares of our common stock at a price less than net asset value without first obtaining approval for such issuance from our stockholders and our independent directors.  Additionally, our ability to incur indebtedness is limited by applicable regulations such that our assets coverage under the 1940 Act must equal to at least 200% of total indebtedness immediately after each time we incur indebtedness.  Shrinking portfolio values negatively impact our ability to borrow our ability to borrow additional funds under our credit facility because our net asset value is reduced for purposes of the 200% asset leverage test.  If the fair value of our assets declines substantially, we may fail to maintain the asset coverage ratios stipulate by the 1940 Act, which could, in turn, cause us to lose our status as a business development company and materially impair our business operations.  A protracted disruption in the credit markets could also materially decrease demand for our investments.

The significant disruption in the capital markets has had and may continue to have a negative effect on the valuations of our investments and on the potential for liquidity events involving our investments.  The debt capital that will be available to use, if at all, may be at a higher cost and on less favorable terms and conditions in the future.  A prolonged inability to raise capital will further delay any opportunity to execute the New Portfolio strategy, and/or could have a material adverse impact on our business, financial conditions or results of operations.

The current economic conditions generally and the disruptions in the capital markets in particular have decreased liquidity, where available. The longer these conditions persist, the greater the probability that these factors could  reduce our ability to effectively liquidate portfolio positions, increase our cost and significantly limit our access to debt and equity capital, and thus have an adverse

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

effect on our operations and financial results. Many of our portfolio companies may also be susceptible to the economic downturn, which could affect the ability of one or more of our portfolio companies to repay our loans or engage in a liquidity event, such as a sale or recapitalization.

A continued economic downturn could also disproportionately impact some of the industries in which we invest, causing us to be more vulnerable to further losses in our portfolio. Therefore, the number of our non-performing assets could increase and the fair market value of our portfolio decrease during these periods.  The economic downturn has affected the availability of credit generally and may prevent us from replacing or renewing our credit facility on reasonable terms, if at all.  If market instability persists or intensifies, we may continue to experience difficulty in raising capital.

Recent market conditions have also affected the trading price of our common stock and thus our ability to finance new investments through the issuance of equity.  The economic downturn may also continue to decrease the value of collateral securing the Note Payable, as well as the value of our equity investments.

For the year ended September 30, 2009, we recorded net unrealized appreciation on our portfolio of investments of $395,347, of which the increase was primarily due to the reversal of unrealized depreciation from the write off of two portfolio investments resulting in a realized loss.  Overall, the investments held in the portfolio as of the reporting date generally reflect a decrease in fair value and we may continue to see further decreases in the value of our portfolio in the event that the economic downturn continues and the general illiquidity of capital markets continues.

We are also subject to financial market risks from changes in market interest rates.  The Note Payable is subject to a variable interest rate that is based on an independent index.  Therefore, general interest rate fluctuations may have a materially adverse effect on our investment expense.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

MACC is subject to market risk from changes in market prices of publicly-traded equity securities held from time to time in the MACC investment portfolio.  At September 30, 2009, MACC had no publicly-traded equity securities in the MACC investment portfolio.

MACC is also subject to financial market risks from changes in market interest rates.  MACC currently has an outstanding note payable with a variable interest rate that is based on an independent index.  Therefore, general interest rate fluctuations may have a materially adverse effect on our investment expense.

We are also subject to financial market risk from the short term nature of our credit facilities in combination with current market conditions and the relatively illiquid nature of our Existing Portfolio.  Our Note Payable is due March 31, 2010.  Given the currently challenging market environment as discussed elsewhere, we may have difficultly refinancing our Note Payable, or finding alternative sources of financing.  Failure to refinance the Note Payable could result in significant financial difficulties for us including the seizure and sale of Existing Portfolio assets at prices which would likely be at prices significantly less than fair value.  Further, the cost of financing could be significantly more costly than our current financing which could have a material impact on our financial condition

PORTFOLIO RISKS

Pursuant to Section 64(b)(1) of the 1940 Act, a BDC is required to describe the risk factors involved in an investment in the securities of such company due to the nature of MACC’s investment portfolio.   Accordingly, MACC states that:

Existing Portfolio:

The Existing Portfolio securities of MACC consist primarily of securities issued by small, privately held companies.  Generally, little or no public information is available concerning the companies in which MACC is currently invested in, and MACC must rely on the diligence of the Investment Adviser to obtain the information necessary for MACC’s investment decisions.  In order to maintain their status as a BDC, MACC must invest at least 70% of its total assets in the types of portfolio investments described by Section 55(a) of the 1940 Act, as amended.  These investments generally are securities purchased in private placement transactions from small privately held companies.  Typically, the success or failure of such companies depends on the management talents and efforts of one

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

person or a small group of persons, so that the death, disability or resignation of such person or persons could have a materially adverse impact on such companies.  Moreover, smaller companies frequently have smaller product lines and smaller market shares than larger companies and may be more vulnerable to economic downturns.  Because these companies will generally have highly leveraged capital structures, reduced cash flows resulting from an economic downturn may adversely affect the return on, or the recovery of, MACC’s investments.  Investment in these companies therefore involves a high degree of business and financial risk, which can result in substantial losses and should be considered speculative.

MACC’s Existing Portfolio investments primarily consist of securities acquired from the issuers in private transactions, which are usually subject to restrictions on resale and are generally illiquid.  No established trading market generally exists with regard to such securities, and most of such securities are not available for sale to the public without registration under the Securities Act of 1933, as amended, which involves significant delay and expense.

The Existing Portfolio investments of MACC are generally long-term in nature.  Some existing investments do not bear a current yield and a return on such investments will be earned only after the investment matures or is sold.  Although most investments are structured so as to return a current yield throughout most of their term, these investments will typically produce gains only when sold in five to seven years.  There can be no assurance, however, that any of MACC’s investments will produce current yields or gains.

New Portfolio:

MACC’s New Portfolio will primarily consist of equity investments in smaller company growth stocks.  Investments in growth stocks involves certain risks, in part, because the value of the securities is based upon future expectations that may or may not be met.  We will therefore be particularly sensitive to the risks associated with small companies. The general risks associated with equity securities are particularly pronounced for securities issued by companies with small market capitalizations. Micro-cap and other small capitalization companies may offer greater opportunities for capital appreciation than larger companies, but may also involve certain special risks. They are more likely than larger companies to have limited product lines, markets or financial resources, or to depend on a small, inexperienced management group. Securities of smaller companies may trade less frequently and in lesser volume than more widely held securities and their values may fluctuate more sharply than other securities. They may also trade in the over-the-counter market or on a regional exchange, or may otherwise have limited liquidity. These securities may therefore be more vulnerable to adverse developments than securities of larger companies, and we may have difficulty establishing or closing out our securities positions in smaller companies at prevailing market prices. Also, there may be less publicly-available information about smaller companies or less market interest in their securities as compared to larger companies, and it may take longer for the prices of the securities to reflect the full value of the issuers’ earnings potential or assets.

The majority of our New Portfolio investments will primarily consist of, securities acquired from the issuers in private transactions, which are usually subject to restrictions on resale and are generally illiquid.  Often, no established trading market exists with regard to such securities, and most of such securities are not available for sale to the public without registration under the Securities Act 1933, which involves significant delay and expense. In addition, unregistered shares sold in a private transaction will typically sell at a discount to the price of publicly available registered shares.  As of September 30, 2009, we do not have any securities in the New Portfolio.

OPERATIONS RISKS

MACC generally relies on portfolio investment divestitures and liquidity events, as well as increases in fair value of portfolio investments, to provide for increases in net asset value in any period.  MACC typically relies on the sale of portfolio companies in negotiated transactions and on the initial public offering of portfolio company securities to provide for portfolio investment divestitures and liquidity events.  Accordingly, a general contraction in the markets for corporate acquisitions and/or initial public offerings could adversely affect MACC’s ability to realize capital gains, if any, from the sale of its Existing Portfolio company securities.  The SEC guidelines under which MACC operates permit the MACC Board of Directors to determine increases in fair value of unliquidated Existing Portfolio investments based upon a number of factors, including subsequent financings provided to Existing Portfolio companies.  Accordingly, decreases in the supply of additional capital to MACC’s Existing Portfolio companies could adversely affect MACC’s ability to achieve increases, if any, in fair value of its Existing Portfolio investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTINUED…

INTEREST RATE RISKS

MACC faces risks in relation to changes in prevailing market interest rates.  First, at September 30, 2009, MACC had outstanding $4,618,659 in principal amount of a note payable, which matures in March of 2010.  This note has a variable rate of interest, and accordingly, changes in market interest rates will have an effect on the amount of interest paid by MACC with respect to the note.  At September 30, 2009, the interest rate on the note was 6.0%.

Second, MACC’s Existing Portfolio companies have or may issue debt senior to MACC’s investment.  The payment of principal and interest due on MACC’s investment, therefore, will generally be subordinate to payments due on any such senior debt.  Moreover, senior debt typically bears interest at a floating rate, whereas MACC’s investments generally do not.  Any increase in market interest rates may put significant economic pressure on those Existing Portfolio companies that have issued senior debt which bears interest at a floating rate.  Accordingly, MACC’s ability to achieve net operating income and generally to realize gains from its Existing Portfolio investments may be adversely affected by an increase in market interest rates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

MACC Private Equities Inc.:

We have audited the accompanying balance sheets of MACC Private Equities Inc. (the Company), including the schedule of investments, as of September 30, 2009 and 2008, and the related statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended September 30, 2009, and the financial highlights for each of the years in the five-year period ended September 30, 2009. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation or examination of securities owned as of September 30, 2009. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of MACC Private Equities Inc. as of September 30, 2009 and 2008, the results of its operations, the changes in its net assets, and its cash flows for each of the years in the three-year period ended September 30, 2009, and the financial highlights for each of the years in the five-year period ended September 30, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company does not have sufficient cash on hand to meet current obligations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG

San Diego, California
December 28, 2009

MACC PRIVATE EQUITIES INC.
BALANCE SHEETS
SEPTEMBER 30, 2009 AND 2008

Assets	2009	2008

Loans and investments in portfolio securities, at market or fair value (note 2):
Unaffiliated companies (cost of $779,807 for 2009; $2,274,595 for 2008)	$1,199,388	1,530,127
Affiliated companies (cost of $10,664,161 for 2009; $12,234,007 for 2008)	7,973,862	10,528,449
Controlled companies (cost of $2,874,939 for 2009; $2,932,231 for 2008)	2,602,022	2,443,275
Cash and money market accounts	173,521	145,790
Interest receivable	303,656	313,561
Other assets (note 1)	264,070	352,675

Total assets	$12,516,519	15,313,877

Liabilities and net assets

Liabilities:
Note payable (note 3)	$4,618,659	4,750,405
Incentive fees payable (note 5)	16,361	16,361
Accounts payable and other liabilities	72,111	112,130

Total liabilities	4,707,131	4,878,896

Net assets:
Common stock, $.01 par value per share; authorized 10,000,000 shares; issued and outstanding 2,464,621 shares for each 2009 and 2008	24,646	24,646
Additional paid-in-capital	10,328,377	13,349,317
Unrealized depreciation on investments (note 2)	(2,543,635)	(2,938,982)

Total net assets	7,809,388	10,434,981

Commitments and contingency (note 6)

Total liabilities and net assets	$12,516,519	15,313,877

Net assets per share	$3.17	4.23

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2009, 2008 AND 2007

	2009	2008	2007
Investment income:
Interest
Unaffiliated companies	$129,334	33,315	52,362
Affiliated companies	236,787	516,387	587,390
Controlled companies	24,957	47,933	129,591
Other	318	2,917	98,230
Dividends
Affiliated companies	161,174	355,005	129,054
Unaffiliated companies	26,766	---	---
Other	7,653	6	---

Total investment income	586,989	955,563	996,627

Operating expenses:
Interest expenses (note 3)	303,794	408,175	799,041
Management fees (note 5)	223,804	282,457	331,625
Incentive fees	---	---	143,732
Professional fees	325,839	395,240	271,650
Other	310,362	317,482	307,559

Total operating expenses	1,163,799	1,403,354	1,853,607

Investment expense, net before tax expense	(576,810)	(447,791)	(856,980)

Income tax benefit (note 4)	---	---	70,493

Investment expense, net	(576,810)	(447,791)	(786,487)

Realized and unrealized loss on investments (note 2):
Net realized (loss) gain on investments:
Unaffiliated companies	(908,201)	106,664	(134,044)
Affiliated companies	(1,535,929)	580,605	1,485,500
Net change in unrealized depreciation/appreciation investments	395,347	(1,294,629)	(662,393)
Realized loss on other assets	---	(30,678)	---
Net (loss) income on investments	(2,048,783)	(638,038)	689,063

Net change in net assets from operations	$(2,625,593)	(1,085,829)	(97,424)

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
STATEMENTS OF CHANGES IN NET ASSETS
YEARS ENDED SEPTEMBER 30, 2009, 2008 AND 2007

2009	2008	2007

Operations:
Investment expense, net	$(576,810)	(447,791)	(786,487)
Net realized (loss) gain on investments	(2,444,130)	687,269	1,351,456
Net change in unrealized depreciation/appreciation on investments and other assets	395,347	(1,294,629)	(662,393)
Realized loss on other assets	---	(30,678)	---

Net change in net assets from operations	(2,625,593)	(1,085,829)	(97,424)

Net assets:
Beginning of period	10,434,981	11,520,810	11,618,234

End of period	$7,809,388	10,434,981	11,520,810

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 2009, 2008 AND 2007

	2009	2008	2007
Cash flows from operating activities:
Decrease in net assets from operations	$(2,625,593)	(1,085,829)	(97,424)

Adjustments to reconcile decrease in net assets from operations to net cash provided by operating activities:
Net realized and unrealized loss (gain) on investments, net of incentive fees	2,048,783	607,360	(612,858)
Net realized and unrealized gain on other assets	---	30,678	67,527
Proceeds from disposition of and payments on
loans and investments in portfolio securities	817,382	1,647,743	3,062,958
Purchases of loans and investments in portfolio securities	(139,586)	(52,000)	(65,000)
Change in interest receivable	9,905	(44,963)	90,119
Change in other assets	88,605	(170,413)	968,467
Change in accrued interest, deferred incentive fees payable,
accounts payable and other liabilities	(40,019)	(251,113)	(42,217)

Total adjustments	2,785,070	1,767,292	3,468,996

Net cash provided by operating activities	159,477	681,463	3,371,572

Cash flows from financing activities:
Proceeds from note payable	---	---	6,250,000
Debt repayment	---	---	(10,790,000)
Line of credit draws	522,160	---	---
Note repayment	(653,906)	(1,357,968)	(141,627)

Net cash used in financing activities	(131,746)	(1,357,968)	(4,681,627)

Net increase (decrease) in cash and cash equivalents	27,731	(676,505)	(1,310,055)

Cash and cash equivalents at beginning of period	145,790	822,295	2,132,350

Cash and cash equivalents at end of period	$173,521	145,790	822,295

Supplemental disclosure of cash flow information - Cash paid during the period for interest	$288,632	391,907	710,939

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

MACC PRIVATE EQUITIES INC.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2009 AND 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES AND RELATED MATTERS

(a)	Basis of Presentation

The financial statements include the accounts of MACC Private Equities Inc. (“MACC”). MACC has elected to be treated as a business development company under the Investment Company Act of 1940. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

On February 15, 1995, MACC consummated a plan of reorganization as confirmed by the United States Bankruptcy Court for the Northern District of Iowa on December 28, 1993. As of February 15, 1995, MACC adopted fresh-start reporting resulting in MACC’s assets and liabilities being adjusted to fair values.

Effective April 30, 3008, MACC’s wholly owned subsidiary, MorAmerica Capital Corporation (“MorAm”), was merged into MACC.

(b)	Going Concern Uncertainty and Liquidity

MACC has a negative net change in net assets from operations of $2,625,593 for the year ended September 30, 2009.  Operating expenses have been funded primarily from the sale of portfolio companies, dividends, interest and other distributions from MACC’s portfolio companies and from MACC’s bank financing.

MACC continues to have an ongoing need to raise cash from portfolio sales to fund operations and pay down outstanding debt.  MACC’s effort to sell certain investments has taken longer than initially anticipated while performance of the underlying portfolio companies in certain cases has deteriorated.  MACC’s ability to liquidate positions has been adversely affected by current credit conditions and the downturn in the financial markets and the global economy throughout the current fiscal year.  In addition, MACC’s note payable with Cedar Rapids Bank & Trust Company in the amount of $4,618,659 is due and payable March, 2010.  MACC will need to either extend the due date on the current note payable or consider additional sources of financing and additional sales of investments in order to meet current payment and operating requirements.  No assurance can be given that MACC will be successful in its efforts to extend its current financing arrangement or raise additional funding in the near term and accordingly these facts raise substantial doubt about MACC’s ability to continue as a going concern.  The accompanying financial statements have been prepared assuming that MACC will continue as a going concern.

MACC continues to seek additional cash through future sales of portfolio equity and debt securities and from other financing arrangements.  Absent financing amendments to the current note payable or additional sources of financing, current working capital and cash will not be adequate for operations at their current levels.  If such efforts are not successful, MACC may need to liquidate its current investment portfolio, to the extent possible, which could result in significant realized losses due to the current economic conditions.  MACC continues to review its current investment portfolio and evaluate potential exit opportunities at the maximum return on initial investment.

(c)	Use of Estimates

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

The financial statements are prepared in accordance with GAAP and pursuant to the requirements for reporting on Form 10-K and Article 6 or 10 of the Regulation S-X, as appropriate.  In accordance with Article 6-09 of Regulation S-X under the Exchange Act, we are providing a Statement of Changes in Net Assets in lieu of a Statement of Changes in Stockholders’ Equity.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

(d)	Cash Equivalents

For purposes of reporting cash flows, MACC considers certificates of deposit and U. S. treasury bills with maturities of three months or less from the date of purchase and money market accounts to be cash equivalents. At September 30, 2009, and 2008, cash equivalents consisted of $171,831 of money market funds and $111,793, respectively.

(e)	Loans and Investments in Portfolio Securities

Investments in securities that are traded in the over-the-counter market or on a stock exchange are valued by taking the close (or bid price in the case of over-the-counter equity securities) for the valuation date. Restricted and other securities for which quotations are not readily available are valued at fair value as determined by the Board of Directors. Among the factors considered by MACC in determining the fair value of investments were the cost of the investment; developments, including recent financing transactions, since the acquisition of the investment; the financial condition and operating results of the portfolio company; discounted cash flow models, comparisons of multiples of peer companies that are public, the long-term potential of the business of the portfolio company; market interest rates for similar debt securities; overall market conditions and other factors generally pertinent to the valuation of investments.  When an external event such as a purchase transaction, public offering or subsequent equity sale occurs in connection with one of our portfolio companies, our board of directors uses the pricing indicated by the external event to corroborate and/or assist us in our valuation of our investment in such portfolio company.  However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In the valuation process, MACC uses financial information received quarterly and annually from the portfolio companies which includes both audited and unaudited financial statements.  This information is used to assist in assessing financial condition, performance, and valuation of the portfolio investments.

Realization of the carrying value of investments is subject to future developments (see note 2). Investment transactions are recorded on the trade date. Identified cost is used to determine realized gains and losses. Under fresh start reporting, the fair value of loans and investments in portfolio securities on February 15, 1995, is considered the cost basis for financial statement purposes.

(f)	Other Assets, Net

For the year ended September 30, 2009, other assets include deferred fees on the note payable of $1,250, which are amortized over the life of the loan, prepaid taxes and insurance of $40,605, fees associated with the Rights Offering of $41,609, $131,000 held in escrow and other receivables of $49,606.

For the year ended September 30, 2008, other assets included deferred fees on the note payable of $14,912, which are amortized over the life of the loan, prepaid taxes and insurance of $79,260, fees associated with the Rights Offering of $41,609, $131,000 held in escrow and other receivables of $85,894.

(g)	Revenue Recognition

Dividend income is recognized on the ex-dividend date and interest income is accrued on a daily basis.

Debt obligations may be placed on non-accrual status and related interest income may be reduced by ceasing current accruals and writing off interest receivables when the collection of all or a portion of interest has become doubtful based on consistently applied procedures.  A debt obligation is removed from non-accrual status when the issuer resumes interest payments and when collectability of interest is reasonably assured.

In conjunction with the investment process, MACC negotiates non-refundable processing fees with many companies it evaluates for investment.  These fees are compensation for time and efforts of the investment advisory personnel and for reimbursement of expenses related to the due diligence, and are recognized as income when received.

In-kind interest income is recorded in connection with debt to equity conversions or in the case of certain debt security reorganizations.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

(h)	Income Taxes

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

Effective October 1, 2007, MACC adopted a reporting standard that clarifies the accounting and disclosure for uncertain tax positions by requiring that a tax position meet a “more likely than not threshold” for the benefit of the tax position to be recognized in the financial statements. A tax position that fails to meet the more likely than not recognition threshold will result in either a reduction of a current or deferred tax asset or receivable, or the recording of a current or deferred tax liability. The standard also provides guidance on measurement, recognition of tax benefits, classification, interim period accounting disclosure, and transition requirements in accounting for uncertain tax positions.  The adoption of the standard had no impact on the balance sheet or statement of operations.

(i)	Disclosures About Fair Value of Financial Instruments

Disclosures are required to be made regarding the estimated fair value of financial instruments, which are generally described as cash, contractual obligations, or rights to pay or receive cash. The carrying amount approximates fair value for certain financial instruments because of the short-term maturity of these instruments, including cash and money market, deferred incentive fees payable, accrued interest, accounts payable and other liabilities.

Portfolio investments are recorded at fair value. The consolidated schedule of investments (schedule 1) discloses the applicable fair value and cost for each security investment, which aggregated to $11,775,272 and $14,501,851 at September 30, 2009 and September 30, 2008, respectively.

(j)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for fair value measurements and disclosures which defines fair value, establishes a framework for measuring fair value and expands disclosures related to assets and liabilities measured at fair value. In February 2008, the FASB issued additional authoritative guidance for fair value measurements which delayed the effective date of the authoritative guidance for fair value measurements to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted the provisions of the authoritative guidance for fair value measurements on January 1, 2008 with the exception of the application of the guidance to non-recurring nonfinancial assets and nonfinancial liabilities which we will adopt on October 1, 2009. Our disclosures on the use of fair value measurements for our nonfinancial assets and liabilities are included in Note 2, “Fair Value Measurements”.

In February 2007, standards were adopted that permit entities to choose to measure many financial instruments and certain other items at fair value.  The provisions of this standard was effective as of the beginning of our 2009 fiscal year.  This pronouncement had no impact on MACC’s financial statements.

In October 2008, the FASB issued authoritative guidance which clarifies the application of determining fair value of financial assets when the market for that asset is not active.  More specifically, the pronouncement states that significant judgment should be applied to determine if observable data in a disclosed market represents forced liquidations or distressed sales and are not representative of fair value in an orderly transaction.  The pronouncement also provides further guidance that the use of a reporting entity’s own assumptions about the future cash flows and appropriately risk-adjusted discount rates is acceptable when relevant observable inputs are not available.  In addition, the pronouncement provides guidance on the level of reliance of broker quotes or pricing services when measuring fair value in a non-active market stating that less reliance should be placed on a quote that does not reflect actual market transactions and a quote that is not a binding offer.  The guidance was effective upon issuance for all financial statements that had not been issued and any changes in valuation techniques as a result of applying this pronouncement was accounted for as a change in accounting estimate.  MACC adopted this pronouncement during the quarter ended December 31, 2008.  The adoption of this pronouncement had no impact on the financial statements.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

In April 2009, the FASB issued authoritative guidance for investments which provided recognition guidance for other than temporary impairments for debt securities classified as available-for-sale and held-to-maturity securities, and presentation and disclosure guidance for both debt and equity securities. This guidance requires significant additional disclosures for both annual and interim periods, including the amortized cost basis of available-for-sale and held-to-maturity debt, the methodology and key inputs used to measure the credit portion of other-than –temporary impairment, and a rollforward of amounts recognized in earnings for securities by major security type.  The pronouncement requires that entities identify major security classes consistent with how the securities are managed based on the nature and risks of the security, and also expands, for disclosure purposes, the list of major security types identified in the pronouncement.  This pronouncement was effective for interim and annual reporting periods ended after June 15, 2009.  MACC’s adoption of this pronouncement did not have a material impact on the financial statements.

In April 2009, the FASB issued authoritative guidance for fair value measurements and disclosures. This guidance provides companies with guidelines on how to determine fair value measurements when the volume and level of activity for an asset or liability have significantly decreased and how to identify transactions that are not orderly. This guidance is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted this guidance for the quarter ended June 30, 2009, which did not have any impact on our financial statements.

In May 2009, the FASB issued authoritative guidance for subsequent events which provides rules on recognition and disclosure for events and transactions occurring after the balance sheet date but before the financial statements are issued or available to be issued. In addition, the guidance requires a reporting entity to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements are issued or the date the financial statements are available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We adopted this guidance for the quarter ended June 30, 2009 and have included the required additional disclosures in Note 7, “Subsequent Events.”

In June 2009, the FASB issued authoritative guidance on the Accounting Standards Codification (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles (“U.S. GAAP”), which establishes the Codification as the single source for nongovernmental financial statements prepared in accordance with U.S. GAAP, except for SEC rules and interpretive releases, which is also authoritative guidance for SEC registrants. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009 and will supersede all then existing non-SEC accounting and reporting standards. The guidance is not intended to change or alter existing U.S. GAAP and will only impact references to accounting guidance. Accordingly, we have removed references to legacy U.S. GAAP in our publicly issued consolidated financial statements, starting with the accompanying financial statements and disclosures for the period ended September 30, 2009.

(2)	Investments

MACC adopted guidance for fair value measurements on October 1, 2008.  In part, this guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value.  The guidance establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level 1 include listed equities and listed derivatives.

Level II – Pricing inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instruments. Level 2 inputs are in those markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

Investments which are generally included in this category include corporate debt and less liquid and restricted equity securities.

Level III – Pricing inputs are unobservable for the investments and includes situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation and are based on the Board of Director’s own assumptions about the assumptions that a market participant would use, including inputs derived from extrapolation and interpolation that are not corroborated by observable market data.  Investments that are included in this category generally include corporate private equity.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. MACC’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

All of MACC’s investments at September 30, 2009 were classified and disclosed under the Level III category.  Investments are stated at fair value as determined by the Board of Directors according to the procedures of MACC’s Valuation Policy.  Securities are valued individually and in the aggregate as of the end of each quarter of each fiscal year and as of the end of each fiscal year.  Interest-bearing securities are valued in an amount not greater than cost, with adjustments to their carrying value made to reflect changes in interest rates.  Loan valuation determinations take into account portfolio companies’ financial condition, outlook, payment histories and other factors.  Equity security valuations take into account the following factors, among others: the portfolio company’s performance, the prospects of a portfolio company’s future equity financing and the character of participants in such financing, and the utilization of various financial measures, including cash flow multiples, as appropriate.  If a portfolio company appears likely to discontinue operations, a liquidation valuation technique may be employed.   The Board of Directors also considers credit market conditions, and the risks and uncertainties associated with those conditions in determining the values of its portfolio securities. Valuations established by the Board of Directors are not necessarily indicative of amounts which may ultimately be realized as a result of future sales or other dispositions of portfolio assets, and these favorable or unfavorable differences could be material.

Loans and investments in portfolio securities include debt and equity securities in small business concerns located throughout the continental United States, with a concentration in the Midwest. MACC determined that the fair value of its portfolio securities was $11,775,272 at September 30, 2009.

The following table presents the investments at fair value as of September 30, 2009 by type of investment:

Fair Value Based on	Corporate Private Debt	Corporate Private Equity	Total

Investment Level III	$ 7,111,912	$ 4,663,360(1)	100%
(1) represents $3,074,045 in preferred shares; $817,925 in common shares; and $771,390 in membership interests.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

The following table provides a rollforward in the changes in fair value during year ending September 30, 2009 for all investments which MACC has determined using unobservable (Level III) factors.

For the year ended September 30, 2009		Total

Balance, October 1, 2008		$14,501,851
Purchases (Debt Repayment)
Central Fiber Corporation	($258,222)
Handy Industries, LLC	100,565
Linton Truss Corporation	21
MainStream Data, Inc.	(100,057)
Morgan Ohare, Inc.	(57,292)
Portrait Displays, Inc.	(81,575)
SMWC Acquisition Co., Inc	(73,425)
Superior Holding, Inc.	39,000
Warren Family Funeral Homes, Inc.	(12)
Total Purchases (Debt Repayment)		(430,997)
UnRealized Gain (Loss)
Handy Industries, LLC	(667,327)
Kwik-Way Products, Inc.	(768,610)
MainStream Data, Inc.	(99,992)
Phonex Broadband Corporation	(1,155,000)
TotaTotal Realized Gain (Loss)		(2,690,929)
Un rUnrealized Gain (Loss)
Aviation Manufacturing Group, LLC	(24,520)
Detroit Tool Metal Products Co.	(321,973)
Feed Management Systems, Inc.	39,641
Handy Industries, LLC	215,877
Kwik-Way Products, Inc.	768,610
Linton Truss Corporation	(115,000)
M.A. Gedney Company	(145,999)
Magnum Systems, Inc.	(250,000)
MainStream Data, Inc.	(24,951)
Morgan Ohare, Inc.	(216,667)
Phonex Broadband Corporation	1,154,999
Portrait Displays, Inc.	324,050
Pratt-Read Corporation	(905,576)
Spectrum Products, LLC	432,706
Superior Holding, Inc.	(335,850)
Warren Family Funeral Homes, Inc.	(200,000)
Total Unrealized Gain (Loss)		395,347
Balance, September 30, 2009		$11,775,272
The The amount of total gains (losses) for the period included on the statement of operations attributable to changes in unrealized gains/losses relating to investments still held at the reporting date.		$395,347

Total unrealized gains and losses recorded for Level III investments are reported in Net Change in Unrealized Loss in the Statements of Operations.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

INVESTMENT CONCENTRATIONS

At September 30, 2009, the Company has aggregate investments in 14 Portfolio Companies and approximately 60% of the aggregate fair value of such investments was senior subordinated debt and 40% was in equity instruments.  The following table outlines the Company’s investment by type at September 30, 2009 and 2008.

	September 30, 2009		September 30, 2008
	Cost	Fair Value	Cost	Fair Value
Senior Subordinated Debt	7,949,900	7,111,912	9,597,790	8,391,261
Preferred Equity Securities	4,686,768	3,074,045	5,939,895	2,468,610
Common Equity Securities	1,681,849	817,925	1,901,401	2,846,421
Membership Interests	390	771,390	1,747	795,559

MACC acquired its portfolio securities by direct purchase from the issuers under investment representation and values the securities on the premise that, in most instances, they may not be sold without registration under the Securities Act of 1933. The price of securities purchased was determined by direct negotiation between MACC and the seller. All portfolio securities are considered to be restricted in their disposition and illiquid at September 30, 2009 and 2008.

(3)	NOTES PAYABLE

MACC has a term loan in the amount of $4,618,659 with Cedar Rapids Bank & Trust Company as of September 30, 2009.  This note is a variable interest rate note secured by a Security Agreement, Commercial Pledge Agreement and a Master Business Loan Agreement.  The interest rate fluctuates daily and is the greater of the Wall Street Journal prime rate plus 0.5% or 6.0%.  The interest rate on the note at September 30, 2009 was 6.0%.  The note has a stated maturity of March 31, 2010.

During the year ended September 30, 2008, MACC had a term loan in the amount of $4,750,405 with Cedar Rapids Bank & Trust Company.  The note was a variable interest rate note secured by a Security Agreement, Commercial Pledge Agreement and a Master Business Loan Agreement.  The interest rate on the note at September 30, 2008 was 6.0%.  The note has a stated maturity of August 28, 2009.

(4)	INCOME TAXES

Income tax expense differed from the amounts computed by applying the United States federal income tax rate of 34% to pretax loss due to the following (rounded to thousands):

	2009		2008	2007
Computed “expected” tax expense		$(914,000)	(369,000)	(57,000)
Increase (reduction) in income taxes resulting from:
Nontaxable dividend income		(26,000)	(59,000)	(24,000)
Expiration of Federal Net Operating Losses Unused		---	1,824,000	---
Decrease in excess tax accrual		---	---	(70,000)
Change in the beginning of the period valuation allowance for deferred tax assets		940,000	(1,396,000)	81,000

Income tax expense / (benefit)	$	---	---	(70,000)

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 30, 2009 and 2008 are as follows (rounded to thousands):

	2009	2008
Deferred tax assets:
Net operating and capital loss carryforwards	$7,953,000	6,618,000
Unrealized depreciation on investments	1,460,000	1,588,000
Other	586,000	659,000

Total gross deferred tax assets	9,999,000	8,865,000

Less valuation allowance	(9,451,000)	(8,382,000)
Net deferred tax assets	548,000	483,000

Deferred tax liabilities:
Equity investments		(427,000)	(362,000)
Other assets received in lieu of cash		(121,000)	(121,000)
Net deferred tax assets	$	---	---

The net change in the total valuation allowance for the year ended September 30, 2009 was an increase of $1,069,000 as compared with $522,000 at the year ended September 30, 2008. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the gross deferred tax assets, MACC will need to generate future taxable income of approximately $20 million prior to the expiration of the loss carryforwards in 2008-2025.

At September 30, 2009, MACC has net operating and capital loss carryforwards for federal income tax purposes of approximately $20 million, which are available to offset future federal taxable income, if any, through 2025.  At September 30, 3008 MACC had approximately $16.5 million in net operating and capital loss carryforwards.  Approximately $7.6 million of the carryforwards are available for the year ending September 30, 2010, of which approximately $0.4 million are projected to expire unused at September 30, 2010.

The Company files income tax returns in the U.S. federal jurisdiction, and approximately three state jurisdictions.  Tax years ending September 30 of 2008, 2007, and 2006 are currently open for examination by federal and state tax authorities.

The Company has no unrecognized tax benefits as of September 30, 2009.  The Company does not believe that the amount of unrecognized tax benefits will significantly increase within the next 12 months.

(5)	MANAGEMENT AGREEMENTS

(a)	Eudaimonia

MACC entered into an investment advisory agreement (the “Agreement”) with Eudaimonia Asset Management, LLC (“EAM”) on April 29, 2008.  The management fee is equal to an annual rate of 2.0% of Assets Under Management (as defined in the Agreement), payable in arrears.  In April, 2009, EAM elected to reduce their fee to 1.5% and additionally in May, 2009, to reduce their fee to 1.0% until further notice.   In addition to the management fee, MACC contracted to pay an incentive fee of 13.4% of Net Capital Gains on Existing Portfolio Companies (as defined in the Agreement) and an incentive fee of 20.0% of Net Capital Gains on New Portfolio Companies (as defined in the Agreement), before taxes.  The Agreement may be terminated by either party upon sixty days’ written notice. Total management fees under the Agreement amounted to $81,525 for the year ended September 30, 2009 and $32,921 for the year ended September 30, 2008. There were $0 incentive fees paid under the Agreement in 2009 and 2008.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

(b)	InvestAmerica

MACC and EAM entered into an investment sub-advisory agreement (the “Subadvisory Agreement”) with InvestAmerica on April 29, 2008.  The management fee (as defined in the SubadvisoryAgreement) is equal to 50% of the management fee actually paid by MACC to EAM attributable to Existing Portfolio Companies, payable in arrears. EAM elected to reduce their fees, however InvestAmerica continues to receive a management fee equal to 50% of the original agreement or an annual rate of 1% of Assets under Management attributable to Existing Portfolio Companies. The Subadvisory Agreement may be terminated by any party upon sixty days’ written notice. Total management fees paid to InvestAmerica amounted to $142,279 for the year ended September 30, 2009 and $98,763 for the year ended September 30, 2008. There were $0 incentive fees paid under the Subadvisory Agreement for the year ended September 30, 2009 and $232,499 for the year ended September 30, 2008.

(6)	Commitments and Contingencies

As of September 30, 2009, the Company was not party to any signed and non-binding term sheets for potential investments.

(7)	Subsequent events

The Company evaluated all events that have occurred subsequent to September 30, 2009 through the date of the filing of this Annual Report on December 28, 2009.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

 (8)           FINANCIAL HIGHLIGHTS

The Company has presented the following disclosures pertaining to common stockholders, as required by the AICPA Audit and Accounting Guide for Investment Companies, for the years ended September 30:

	2009		2008	2007	2006	2005

Per Share Operating Performance (For a share of capital stock outstanding throughout the period): Net asset value, beginning of period	$4.23		4.67	4.71	5.54	4.61

Income from investment operations:
Investment expense, net	(0.23)		(0.18)	(0.32)	(0.48)	(0.75)
Net realized and unrealized (loss)
gain on investment transactions	(0.83)		(0.26)	0.28	(0.35)	1.80
Conversion of note payable and accrued interest to shares of common stock	---		---	---	---	(0.12)
Total from investment operations	(1.06)		(0.44)	(0.04)	(0.83)	0.93

Net asset value, end of period	$3.17		4.23	4.67	4.71	5.54
Closing market price	$0.80		1.36	2.45	1.78	2.57

	2009		2008	2007	2006	2005

Total return
Net asset value basis (1)(2)	(25.16	) %	(9.42)	(0.84)	(14.98)	27.26
Market price basis	(41.18	) %	(44.49)	37.64	(30.74)	(25.51)

Net asset value, end of period (in thousands)	$7,809		10,435	11,521	11,618	13,665

Ratio to average net assets:
Investment (expense) income, net (1)(2)	(6.09	) %	(4.12)	(6.71)	(8.53)	(15.81)
Operating and income tax expense (1)(2)	12.29%		12.92	15.22	18.46	37.86

(1)  MACC’s  investment advisor, EAM elected to voluntarily waive its management fees during April through September, 2009.  Due to the election, the investment advisor voluntarily waived $60,753 as of September 30, 2009.  The effects of the waiver as of September 30, 2009 would be, total return on net assets value basis would be 25.74%; the investment (expense) income, net ratio would be (6.75%); and the operating and income expense ratio would be 12.97%.

(2) MorAm’s investment advisor agreed to a waive management fees during March and April 2005.  Due to the agreement, the investment advisor voluntarily waived $103,867 as of September 30, 2005.  Excluding the effects of the waiver as of September 30, 2005, total return on a net assets value basis would be 26.29%; the investment (expense) income, net ratio would be (16.80)%;  and the operating and income expense ratio would be 38.96%.  EAM has voluntarily waived its management fees during the year ended September 30, 2009.

The ratios of investment (expense) income, net to average net assets, of operating and income tax expenses to average net assets and total return are calculated for common stockholders as a class.  Total return, which reflects the annual change in net assets, was calculated using the change in net assets between the beginning and end of the year.  An individual common stockholder’s return may vary from these returns.

NOTES TO FINANCIAL STATEMENTS CONTINUED…
SEPTEMBER 30, 2009 AND 2008

(9)           SELECTED QUARTERLY DATA (unaudited)

	2009
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Total Investment Income	$141,403	$152,445	$81,763	$211,379
Interest Expense	74,647	85,745	70,895	72,507
Management and Professional Fees	127,877	95,909	184,686	132,171
Other Expenses	95,008	70,903	64,731	88,721
Tax Expense (benefit)	(156,129)	(100,112)	(238,549)	(82,020)
Net gain (loss) on investments	(91,979)	(1,075,523)	(1,150,381)	269,100
Net Change in Net Assets from Operations	(248,108)	(1,175,635)	(1,175,635)	187,080
Net Change in Net Assets from Operations per Share	$(0.10)	$(0.48)	$(0.56)	$0.08
Net Asset Value per Share	$3.17	$3.27	$3.75	$4.31

	2008
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Total Investment Income	$219,400	$281,861	$194,298	$260,004
Interest Expense	77,871	93,377	108,812	128,115
Management and Professional Fees	118,538	174,370	262,105	122,684
Other Expenses	71,579	94,274	94,865	56,764
Tax Expense (benefit)	(48,588)	(80,160)	(271,484)	(47,559)
Net gain (loss) on investments	(339,926)	611,097	(187,855)	(721,354)
Net Change in Net Assets from Operations	(388,514)	530,937	(459,339)	(768,913)
Net Change in Net Assets from Operations per Share	$(0.16)	$0.21	$(0.18)	$(0.31)
Net Asset Value per Share	$4.23	$4.39	$4.18	$4.36

(10)            PORTFOLIO CHANGES DURING THE YEAR

ADDITIONS TO PREVIOUS INVESTMENTS		DISPOSITIONS
	Amount Invested		Cost	Amount Received
Handy Industries, LLC	$100,565	Central Fiber Corporation	$258,222	$272,412
Linton Truss Corporation	21	Mainstream Data, Inc.	200,049	100,057
Superior Holding, Inc.	39,000	Warren Family Funeral Homes, Inc.	12	231,001

	$139,586		$458,283	$603,470

		REPAYMENTS RECEIVED		$213,912

SCHEDULE OF INVESTMENTS
SCHEDULE 1 - SEPTEMBER 30, 2009

Manufacturing:
Company	Security	Percent of Net assets	Value	Cost (d)

Aviation Manufacturing Group, LLC (a)	14% debt security, due October 1, 2010 (c)		$616,000	616,000
Yankton, South Dakota	154,000 units preferred		154,000	154,000
Manufacturer of flight critical parts	Membership interest		771,039	39
for aircraft	14% note, due October 1, 2010		77,000	77,000
			1,618,039	847,039

Detroit Tool Metal Products Co. (a)	12% debt security, due November 18, 2009		1,371,507	1,371,507
Lebanon, Missouri	19,853.94 shares Series A preferred (c)		----	195,231
Metal stamping	7,887.17 shares common (c)		----	126,742
			1,371,507	1,693,480

Handy Industries, LLC (a)	1,015.79 units Class A1 preferred (c)		67,042	269,093
Marshalltown, Iowa
Manufacturer of lifts for
motorcycles, trucks and
industrial metal products

Linton Truss Corporation	542.8 common shares (c)		----	----
Delray Beach, Florida	400 shares Series 1 preferred (c)		75,000	40,000
Manufacturer of residential roof and floor truss systems	Warrants to purchase common shares (c)		36	36
			75,036	40,036

M.A. Gedney Company (a)	648,783 shares preferred (c)		----	1,450,601
Chaska, Minnesota	12% debt security, due June 30, 2012		1	76,000
Pickle Processor	Warrant to purchase 83,573 preferred shares (c)		----	----
			1	1,526,601

Magnum Systems, Inc. (a)	12% debt security, due November 1, 2011		574,163	574,163
Parsons, Kansas	48,038 common shares (c)		48,038	48,038
Manufacturer of industrial bagging	292,800 shares preferred (c)		304,512	304,512
equipment	Warrant to purchase 56,529 common shares (c)		330,565	565
			1,257,278	927,278

Pratt-Read Corporation (a)	13,889 shares Series A Preferred (c)		----	750,000
Bridgeport, Connecticut	7,718 shares Services A preferred (c)		----	416,667
Manufacturer of screwdriver shafts	13% debt security, due January 7, 2009 (c)		1	277,800
and handles and other hand tools	Warrants to purchase common shares (c)		----	----
			1	1,444,467

Spectrum Products, LLC (b)	13% debt security, due January 1, 2011 (c)		1,077,649	1,077,649
Missoula, Montana	385,000 units Series A preferred (c)		385,000	385,000
Manufacturer of equipment for the	Membership interest (c)		351	351
swimming pool industry	35,073.50 units Class B preferred (c)		47,355	47,355
			1,510,355	1,510,355

SCHEDULE OF INVESTMENTS CONTINUED…
SCHEDULE 1 - SEPTEMBER 30, 2009

Manufacturing Continued:
Company	Security	Percent of Net assets	Value	Cost (d)

Superior Holding, Inc.	6% debt security, due April 1, 2010 (c)		568,727	780,000
Wichita, Kansas	Warrant to purchase 11,143 common shares (c)		1	1
Manufacturer of industrial and	6% debt security, due April 1, 2010 (c)		221,000	221,000
commercial boilers and shower	121,457 common shares (c)		----	121,457
doors, frames and enclosures	6% debt security, due April 1, 2010 (c)		308,880	308,880
	312,000 common shares (c)		----	3,120
	19% debt security, January 31, 2010 (c)		39,000	39,000
			1,137,608	1,473,458

Total manufacturing		60%	7,036,867	9,731,807

Service:

Monitronics International, Inc.	73,214 common shares (c)		439,284	54,703
Dallas, Texas
Provides home security systems monitoring services

Morgan Ohare, Inc. (b)	0% debt security, due January 1, 2010 (c)		900,000	1,125,000
Addison, Illinois	10% debt security, due January 1, 2010		191,666	239,583
Fastener plating and heat treating	57 common shares (c)		1	1
			1,091,667	1,364,584

SMWC Acquisition Co., Inc. (a) Kansas City, Missouri Steel warehouse distribution and processing	13% debt security due September 30, 2011		68,750	68,750
	12% debt security due September 30, 2011		412,500	412,500
			481,250	481,250

Total Service		17%	2,012,201	1,900,537

Technology and Communications:

Feed Management Systems, Inc. (a)	540,551 common shares (c)		----	1,327,186
Brooklyn Center, Minnesota	674,309 shares Series A preferred (c)		2,041,136	674,309
and B2B internet services			2,041,136	2,001,495

Portrait Displays, Inc.	10% debt security, due April 1, 2012		685,068	685,068
Pleasanton, California	Warrant to purchase 39,400 common shares (c)		----	----
Designs and markets pivot enabling			685,068	685,068
software for LCD computer monitors

Total technology and communications		23%	2,726,204	2,686,563

			$11,775,272	14,318,907

SEE ACCOMPANYING NOTES TO SCHEDULE OF INVESTMENTS.

SCHEDULE OF INVESTMENTS CONTINUED…
SCHEDULE 1 - SEPTEMBER 30, 2009

(a)  Affiliated company.  Represents ownership of greater than 5% to 25% of the outstanding voting securities of the issuer, and is or was an affiliate of MACC Private Equities Inc. as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2009.  Transactions during the period in which the issuers were affiliated companies are as follows:

Description	Beginning Cost	Purchases	Sales	Ending Cost	Dividend Income	Interest Income	Net Realized Gains/Losses

Aviation Manufacturing Group, LLC	$847,039	---	---	847,039	51,550	97,020	---
Detroit Tool Metal Products Co.	1,693,480	---	---	1,693,480	---	26,529	---
Feed Management Systems, Inc.	2,001,495	---	---	2,001,495	---	---	---
Handy Industries, LLC	835,855	100,565	667,327	269,093	---	---	(667,327)
Kwik-Way Products, Inc.	768,610	---	768,610	---	---	---	(768,610)
M.A. Gedney Company	1,526,601	---	---	1,526,601	---	(21,609)	---
Magnum Systems, Inc.	927,278	---	---	927,278	109,624	68,899	---
MainStream Data, Inc.	200,049	---	200,049	---	---	---	(99,992)
Pratt-Read Corporation	1,444,467	---	---	1,444,467	---	---	---
SMWC Acquisition Co., Inc	554,675	---	73,425	481,250	---	61,537	---
Superior Holding, Inc.	1,434,458	39,000	---	1,473,458	---	4,411	---

Total	$12,234,007	139,565	1,709,411	10,664,161	161,174	236,787	(1,535,929)

(b) Controlled company.  Represents ownership of greater than 25% of the outstanding voting securities of the issuer, and is or was a controlled affiliate of MACC as defined in the Investment Company Act of 1940 at or during the period ended September 30, 2009.  Transactions during the period in which the issuers were controlled affiliates are as follows:

Description	Beginning Cost	Purchase Cost	Sales Cost	Ending Cost	Dividend Income	Interest Income	Net Realized Gains/Losses
Morgan Ohare, Inc.	$1,421,876	---	57,292	1,364,584	---	24,957	---
Spectrum Products, LLC	1,510,355	---	---	1,510,355	26,766	---	---
Total	$2,932,231	---	57,292	2,874,939	26,766	24,957	---

(c) Presently nonincome producing.

(d)  For all debt securities presented, the cost is equal to the principal balance.

Notes to SCHEDULE OF INVESTMENTS

(A)  For investments held at the February 15, 1995 fresh-start date, the stated cost represents the fair value at the fresh-start date.

(B)  At September 30, 2009, all securities are considered to be restricted in their disposition and are stated at what the Board of Directors considers to be fair value.

(C) At September 30, 2009, the cost of securities for federal income tax purposes was $13,897,452, and the aggregate unrealized appreciation/depreciation (including other basis differences) based on that cost was:

Unrealized appreciation	$1,634,049
Unrealized depreciation	(3,831,092)
Net unrealized depreciation	$(2,197,043)

Notes to SCHEDULE OF INVESTMENTS CONTINUED…
SCHEDULE 1 - SEPTEMBER 30, 2009

 (D) MACC owns a portfolio which includes investments in restricted securities of small businesses. Within this portfolio, eight of these restricted securities include registration rights and six of these restricted securities do not include registration rights. Within the eight securities that include registration rights, the actual rights include the following general characteristics:

1.  The securities generally provide for demand rights as follows:

a.  The demand rights may only be required from a low of 25% of the security holders to a high of a majority of the security holders.

        b. The security holders may require from one to two demand registrations.

            c. The small businesses are generally only required to use “best efforts” to comply with the demands.

2.  The securities generally allow the security holders to register securities if the small business registers its securities, i.e. “piggyback rights.”

           a. Piggyback rights generally may be accessed by individual security holders.

           b. Under piggyback rights, the small business and its investment bankers are only required to use best efforts to comply with the right.

3.  The Company expects that, in general, the securities that they will acquire in the future will include demand and piggyback rights.

SHAREHOLDER INFORMATION (UNAUDITED)

▪	Stock Transfer Agent

Mellon Investor Services LLC, 480 Washington Blvd, Jersey City, New Jersey 07310 (telephone (800) 288-9541 and (800) 231-5469 (TDD), www.melloninvestor.com, and shrrelations@mellon.com) serves as transfer agent and registrar for MACC's common stock.  Certificates to be transferred should be mailed directly to the transfer agent, preferably by registered mail.

▪	Shareholders

MACC had approximately 1,723 record holders of its common stock at November 30, 2009.

▪	Dividends

MACC has no history of paying cash dividends and during fiscal year 2009 MACC did not declare a dividend payment.  The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon MACC's earnings, capital requirements, financial condition and other relevant factors.  MACC does not presently have any type of dividend reinvestment plan.

▪	Market Prices

The common stock of MACC is traded on the over-the-counter market through the National Association of Securities Dealers Automated Quotation (“NASDAQ”) Capital Market under the symbol “MACC.”  At the close of business on October 31, 2009, the bid price for shares of MACC's common stock was $0.82.  The following high and low bid quotations for the shares during each quarterly period ended on the date shown below of MACC's fiscal years 2009 and 2008 were taken from quotations provided to MACC by the NASDAQ:

	High	Low
September 30, 2007	$2.50	1.86
December 31, 2007	4.20	2.05
March 31, 2008	2.77	1.42
June 30, 2008	2.40	1.70
September 30, 2008	2.16	1.20
December 31, 2008	1.46	0.50
March 31, 2009	0.84	0.52
June 30, 2009	1.74	0.40
September 30, 2009	1.15	0.65

Such over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not represent actual transactions.

SHAREHOLDER INFORMATION (UNAUDITED) CONTINUED…

▪	Performance Graph

The following graph compares the semi-annual percentage change in cumulative stockholder return on the Common Stock of MACC since September 30, 2004, with the cumulative total return over the same period of (i) the NASDAQ Stock Market Total Return Index (U.S. Companies), and (ii) MACC’s peer group selected in good faith by MACC and which it composed of the following ten business development companies or other funds known by MACC to have similar investment objectives to the Corporation: Ares Capital Corporation (ARCC), Brantley Capital Corporation (BBDC), Capital Southwest Corp (CSWC), Equus Total Return Inc. (EQS), Gladstone Investment Corporation (GAIN), Harris & Harris Group, Inc. (TINY), MVC Capital (MVC), NGP Capital Resources Company (NGPC), Rand Capital Corp (RAND), and Winfield Capital Corp (WCAP) (the “Peer Group”).

In the graph, the comparison assumes $100 was invested on October 1, 2005, in shares of MACC’s Common Stock and in each of the indices.  The comparison is based upon the closing market bid price for shares of MACC’s Common Stock, and assumes the reinvestment of all dividends, if any.  The returns of each of the companies in the Peer Group are weighted according to the respective company’s stock market capitalization at the beginning of each period for which a return is indicated.

Corporate Information
___________________________________________________________________

Fund Manager	Subadviser
Eudaimonia Asset Management, LLC	InvestAmerica Investment Advisors, Inc.

Officers

TRAVIS PRENTICE President and CEO	MONTIE WEISENBERGER Senior Vice President, Treasurer, Secretary	DEREK GAERTNER Vice President, CFO, CCO

Board of Directors

MICHAEL W. DUNN – MANCHESTER, IOWA President, Farmers and Merchants Savings Bank, Vice President, Security Savings Bank	JAMES W. EILER – WEST DES MOINES, IOWA Principal, Eiler Capital Advisors, LLC	GORDON J. ROTH – NEWPORT BEACH, CALIFORNIA Chief Operating Officer and Chief Financial Officer, Roth Capital Partners, LLC

Office Locations

▪ Headquarters MACC Private Equities Inc. Eudaimonia Asset Management, LLC 580 2nd Street, Suite 102 Encinitas, California 92024 (760) 479-5072	▪ Regional Office MACC Private Equities Inc. InvestAmerica Investment Advisors, Inc. 101 Second Street SE, Suite 800 Cedar Rapids, Iowa 52401 (319) 363-8249

Stock Transfer Agent

Mellon Investor Services LLC
P.O. Box 3315  •  South Hackensack • NJ  07606
OR  480 Washington Blvd • Jersey City • NJ  07310
Phone:  (800) 288-9541
Hearing Impaired Shareholder Number: (800) 231-5469 or (201) 680-6610
Foreign Shareholder Number:  (201) 680-6578
Website: www.melloninvestor.com
Email Contact: shrrelations@mellon.com

MACC PRIVATE EQUITIES INC. PRIVACY NOTICE

As a result of Federal legislation, we are required to notify each of our individual shareholders of record of our policies with regard to privacy of our shareholders’ personal financial information.  Accordingly, we wanted to take this opportunity to show our dedication to the privacy of the personal information of our shareholders and to provide a description of our privacy policies and the procedures we take in order to protect your personal financial information.

Types of nonpublic personal information collected:

The only types of nonpublic personal information that we collect with respect to our shareholders are the name of each shareholder, the address and telephone number of each shareholder, the social security number of each shareholder, and the total number of shares held by each of our shareholders.  This information is gathered only for those shareholders whose shares are registered in their own names (as opposed to being registered in your broker’s or other “street” name).

Types of nonpublic personal information disclosed:

As we place the privacy of our current and former shareholders’ personal financial information at a premium, we do not disclose any nonpublic personal information about our current or former shareholders to anyone, except as may be permitted by law.

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